As filed with the Securities and Exchange Commission on June 13, 2025.

Registration Statement No. 333-284406

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

Amendment No. 2 to
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

OmnigenicsAI Corp

(Exact name of Registrant as Specified in its articles of association)*

_____________________________________

N/A
(Translation of registrant name into English)

_____________________________________

Cayman Islands	8000	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

89 Nexus Way
Camana Bay
Grand Cayman, KY1-9009
Cayman Islands

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 212 947 7200

(Address, including zip code, and telephone number, including area code, of agent of service)

_____________________________________

With copies to:

Antonio Peña Arnaldo Rego Jr. Thomas Martin Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Miami, FL 33131 Tel: (305) 579-0576	Matthew Poulter Emilio Minvielle Linklaters LLP 1290 Avenue of the Americas New York, NY 10104 Tel: (212) 903-9306

_____________________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and upon completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
APx Acquisition Corp. I(1)(2)	Cayman Islands	6770	Not Applicable

____________

(1)      APx Acquisition Corp. I has the following principal executive office:

714 Westview Avenue
Nashville, TN 37205
Tel: (202) 465-5882

(4)      The agent service for APx Acquisition Corp. I is:

Kyle Bransfield, Chief Executive Officer
714 Westview Avenue
Nashville, TN 37205
Tel: (202) 465-5882

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF APx ACQUISITION CORP. I AND PROSPECTUS FOR ORDINARY SHARES AND WARRANTS OF OMNIGENICSAI CORP

SUBJECT TO COMPLETION, DATED June 13, 2025

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS OF APX ACQUISITION CORP. I

PROSPECTUS FOR 6,332,556 ORDINARY SHARES,
17,574,991 WARRANTS TO PURCHASE ORDINARY SHARES, AND
17,574,991 ORDINARY SHARES UNDERLYING WARRANTS
OF OMNIGENICSAI CORP

This proxy statement/prospectus relates to the transactions contemplated by the Business Combination Agreement, dated as of March 25, 2024 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”), by and among APx Acquisition Corp. I (“APx”), OmnigenicsAI Corp, a Cayman Islands exempted company (the “Company”), Heritas Merger Sub Limited, a Cayman Islands exempted company and a direct wholly-owned subsidiary of the Company (“Merger Sub”) and MultiplAI Health Ltd, a private limited company formed under the laws of England and Wales (“MultiplAI”), pursuant to which, among other things, Merger Sub will merge with and into APx (with APx being the surviving company and a direct wholly-owned subsidiary of the Company) in exchange for shareholders and warrant holders of APx receiving merger consideration consisting of ordinary shares, par value $0.0001 per share, of the Company (“Company Shares”) and warrants to purchase Ordinary Shares (“Company Warrants”), respectively. On August 27, 2024, Heritas Ltd., MultiplAI and the MultiplAI Shareholders (with APx’s consent) terminated the amended and restated share purchase agreement dated March 13, 2024 among Heritas Ltd., the MultiplAI Shareholders signatories thereto and MultiplAI. As a result of such termination, OmnigenicsAI will not acquire MultiplAI, their business will not be combined pursuant to the Business Combination Agreement, and all rights and obligations of MultiplAI under the Business Combination Agreement ceased and terminated, subject to certain exceptions. Prior to the Heritas Contribution (as defined herein), the Company has substantially conducted its business operations through Heritas SAU (“Heritas Argentina”). For more information, please refer to “OmnigenicsAI Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination” and the closing of the Business Combination as the “Closing.”

If the Business Combination is consummated, shareholders and warrant holders of APx (including through units previously issued by APx) will become shareholders and warrant holders of the Company, other than those holders of the Public Shares (as defined below) who elect to redeem their Public Shares. The other shareholders of the Company will include investors in the Company as of immediately prior to the Closing. This proxy statement/prospectus describes these matters and other important matters. This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company serves as:

•        A notice of meeting and proxy statement of APx under Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), for the extraordinary general meeting (the “Special Meeting”) of shareholders of APx to be held on            , 2025, where APx shareholders will consider and vote on proposals (the “Proposals”) relating to the Business Combination and also the possible adjournment of the Special Meeting; and

•        A prospectus of the Company under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) relating to the securities of the Company to be issued in the Business Combination.

The Proposals may be briefly summarized as follows:

(1)    Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution the Business Combination Agreement, dated as of March 25, 2024 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”), by and among APx, the Company, and Merger Sub, pursuant to which, among other things, Merger Sub will merge with and into APx (with APx being the surviving company and a direct wholly-owned subsidiary of the Company) in exchange for shareholders and warrant holders of APx receiving merger consideration consisting of Company Shares and Company Warrants, respectively (we refer to this proposal as the “Business Combination Proposal”).

(2)    Proposal No. 2 — The Cayman Merger Proposal — To consider and vote upon a proposal to approve and authorize by special resolution the merger of Merger Sub with and into APx with APx being the surviving company, the plan of merger substantially in the form appended to the accompanying proxy statement/prospectus as Annex B (the “Plan of Merger”), the entry by APx into the Plan of Merger and approve the amendment and restatement of the Amended and Restated Memorandum and Articles of Association (the “Existing Governing Documents”) of APx (as the surviving company of the merger) in connection with the foregoing (we refer to this proposal as the “Cayman Merger Proposal”).

(3)    Proposal No. 3 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Business Combination Proposal or the Cayman Merger Proposal (collectively, the “Condition Precedent Proposals”) would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).

On September 8, 2023, APx issued an unsecured promissory note (the “Working Capital Promissory Note” or “Templar Note”) in the principal amount of $500,000 to Templar Sponsor. The Templar Note does not bear interest and the principal balance will be payable on the date on which the Company consummates its initial business combination (the “Maturity Date”). In the event APx consummates its initial business combination, the Templar Sponsor has the option on the Maturity Date to convert up to $1,500,000 of the principal outstanding under the Templar Note into that number of warrants (“Working Capital Warrants”) equal to the portion of the principal amount of the Templar Note being converted divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the private placement warrants issued by APx at the time of its initial public offering. On February 9, 2024, the Company and Templar Sponsor amended and restated the Working Capital Promissory Note (the “Amended and Restated Note”), to increase the maximum principal amount from $500,000 to $2,000,000. As of March 31, 2025, the fair value of these Working Capital Warrants is not significant, according to APx’s estimates. Therefore, any shares issuable under these Warrants were not considered for the purposes of the pro forma information presented herein.

This proxy statement/prospectus describes certain redemption rights that may be exercised by APx’s Public Shareholders (as defined below) of their Public Shares.

Pursuant to the IPO Letter Agreements (as defined in this proxy statement/prospectus) and as further discussed in the section entitled “Certain Agreements Related to the Business Combination — Voting and Support Agreement,” the Initial Shareholders and certain APx’s officers and directors have agreed to vote shares representing approximately 89.2% of the aggregate voting power of the ordinary shares in favor of the proposals above. Accordingly, the agreement by the Initial Shareholders and APx’s officers and directors to vote in favor of these proposals will increase the likelihood that APx will receive the requisite shareholder approval for the above proposals, including the Business Combination Proposal. If all Founders Shares are voted in favor of the above proposals, none of the 520,056 Public Shares outstanding need to be voted in favor of the above proposals (assuming all outstanding shares are voted) in order to have such proposals approved.

APx is providing this proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements thereof. Whether or not you plan to attend the Special Meeting, APx urges you to read this proxy statement/prospectus carefully.

Please pay particular attention to the section entitled “Risk Factors,” beginning on page 25.

SPAC Units (as defined below), Public Shares and Public Warrants are currently listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “APXIU,” “APXI” and “APXIW,” respectively. Although the Company is not currently a public company, following the Closing, the Company will become subject to the reporting requirements of the Exchange Act. The Company will apply for listing, to be effective at the Closing, of Company Shares and Company Warrants on Nasdaq under the symbols “OMNI” and “OMNIW.” The Company Shares and Company Warrants will trade separately and not as units. It is a condition to Closing that reasonable best efforts are used by APx and the Company to effect the approval for listing of the Company Shares and Company Warrants on Nasdaq, but there is no assurance such condition will be satisfied or waived.

The following table summarizes the pro forma ownership of the Company and the estimated amount remaining in the Trust Account immediately following the Business Combination under the five redemption scenarios below. Neither the Company nor SPAC expect to enter into a PIPE transaction prior to Closing.

	No Redemptions(1)%		25% Redemption(2)%		50% Redemption(3)%		75% Redemption(4)%		Maximum Redemption(5)%
Sponsor(6)	3,342,188	9.5	3,342,188	9.5	3,342,188	9.4	3,342,188	9.4	3,342,188	9.4
Initial Sponsor(7)	970,312	2.8	970,312	2.8	970,312	2.8	970,312	2.8	970,312	2.8
Public Shareholders	520,056	1.4	390,042	1.1	260,028	0.7	130,014	0.4	—	—
Bioceres Group PLC Affiliate Shareholders(8)	1,500,000	4.3	1,500,000	4.2	1,500,000	4.3	1,500,000	4.3	1,500,000	4.3
Parent(8)	28,500,000	80.9	28,500,000	80.9	28,500,000	80.8	28,500,000	80.8	28,500,000	80.7
Theo(9)	373,117	1.1	529,838	1.5	686,558	2.0	843,279	2.3	1,000,000	2.8
Total	35,205,673	100.0%	35,232,380	100.0%	35,259,086	100.0%	35,285,793	100.0%	35,312,500	100.0%
Potential sources of dilution(10):
Public Warrants	8,625,000		8,625,000		8,625,000		8,625,000		8,625,000
Private Warrants	8,950,000		8,950,000		8,950,000		8,950,000		8,950,000
Working Capital Warrants(11)	1,500,000		1,500,000		1,500,000		1,500,000		1,500,000
Company Shares that may be issued to EarlyBird(12)	—		—		—		—		—
Total Sources of Dilution	19,075,000	100.0%	19,075,000	100.0%	19,075,000	100.0%	19,075,000	100.0%	20,075,000	100.0%
Amount Left in Trust(13)	$6,268,825		$4,701,619		$3,134,413		$1,567,206		—

____________

Notes:-

(1)      Assumes that no Public Shares are redeemed.

(2)      Assumes that 130,014 Public Shares are redeemed.

(3)      Assumes that 260,028 Public Shares are redeemed.

(4)      Assumes that 390,042 Public Shares are redeemed.

(5)      Assumes that all 520,056 Public Shares are redeemed.

(6)      Corresponds to 3,342,188 Company Shares to be issued to Sponsor.

(7)      Corresponds to 970,312 Company Shares to be issued to the Initial Sponsor.

(8)      Prior to Closing, the Parent expects to redeem 62,500 Parent shares held by Theo, and Theo expects to subsequently distribute a total of 1,500,000 Company Shares to between 300 and 424 shareholders of Bioceres S.A. and Bioceres Group, which is consistent with Bioceres Group PLC’s policy to distribute shares of its investees to its limited partners, so that they hold shares directly, and not through any investment vehicle.

(9)      Company Shares issued to Theo pursuant to the Backstop Agreement assuming that it satisfies its obligations thereunder pursuant to the subscription of 1,000,000 Company Shares at a subscription price of $10.00 per Company Share. Any Company Shares issued to Theo pursuant to the Backup Agreement will have a dilutive effect on other shareholders. See “Certain Agreements Related to the Business Combination — Backstop Agreement.”

(10)   Does not consider Company Shares that may be issued to Earlybird pursuant to the EarlyBird Engagement Letter. Pursuant to the EarlyBird Engagement Letter, the EarlyBird Fees are due on the six-month anniversary of the Closing and the Company may elect to pay up to $500,000 of the EarlyBird Fees in Company Shares. The total amount of Company Shares issuable will be determined on the six-month anniversary of the Closing by dividing $500,000 (or such lesser amount, as the Company may elect) by the volume-weighted average price (VWAP) of the Company shares for the ten trading days immediately preceding this anniversary. Currently, the Company does not know if it will elect to exercise this option to pay a portion of the EarlyBird Fees in Company Shares, and it cannot reasonably estimate the VWAP that will be used to calculate the number of Company Shares to be issued if it elects to exercise such option. Accordingly, the Company has not included potential dilution that may result from the exercise of the Company’s option to pay for a portion of the EarlyBird Fee in Company Shares. See “Certain Agreements Relating to the Business Combination — EarlyBird Engagement Letter.”

(11)    Represents up to $1,500,000 in Working Capital Loans from the Sponsor to APx that may be repaid upon completion of the Business Combination, without interest, or at the Sponsor’s discretion, converted upon completion of the Business Combination into up to 1,500,000 warrants of the post-business combination entity at a price of $1.00 per warrant.

(12)    Pursuant to the EarlyBird Engagement Letter, the EarlyBird Fees are due on the six-month anniversary of the Closing and the Company may elect to pay up to $500,000 of the EarlyBird Fees in Company Shares. The total amount of Company Shares issuable will be determined on the six-month anniversary of the Closing by dividing $500,000 (or such lesser amount, as the Company may elect) by the volume-weighted average price (VWAP) of the Company shares for the ten trading days immediately preceding this anniversary. Currently, the Company does not know if it will elect to exercise this option to pay a portion of the EarlyBird Fees in Company Shares, and it cannot reasonably estimate the VWAP that will be used to calculate the number of Company Shares to be issued if it elects to exercise such option. Accordingly, the Company has not included potential dilution that may result from the exercise of the Company’s option to pay for a portion of the EarlyBird Fee in Company Shares. See “Certain Agreements Relating to the Business Combination — EarlyBird Engagement Letter.”

(13)    The amount left in trust was calculated as cash held in Trust Account as of December 31, 2024, plus accrued interest receivable adjusted for reductions in the Trust Account reflecting the various redemption scenarios (based on the estimated per-share redemption price of approximately $12.05 per share as of December 31, 2024). See “Preliminary Proxy Statement — Compensation Received by the Sponsors — Conflicts of Interest” and “Business of APx and Certain Information About APx — Overview.”

APx is, and the Company will be, an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and are therefore eligible to take advantage of certain reduced reporting requirements applicable to other public companies.

The Company will also be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, the Company’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, the Company will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. The Company will prepare its financial statements in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board.

In addition, upon the consummation of the Business Combination, the Parent will control, directly or indirectly, a majority of the voting power of our outstanding ordinary shares. As a result, we will be a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual or another company is a “controlled company” and is permitted to elect to not comply with certain Nasdaq corporate governance requirements, including the requirement (i) that a majority of the board of directors consist of independent directors, as defined under the Nasdaq rules and (ii) to have a compensation committee and a nominating and governance committee, although we expect to establish a compensation committee and a nominating and governance committee, the majority of which may consist of independent directors. We have decided to be treated as a “controlled company” and, even though three members of our board of directors and a majority of the members of our compensation committee and our nominating and governance committee (that we chose to establish) are expected to consist of independent directors, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements. See “Risk Factors — Additional Risks Related to the Business Combination — Following the closing of the Business Combination, we will be a “controlled company” as defined in the Nasdaq rules and, as a result, qualify for exemptions from certain corporate governance requirements.”

Compensation Received by the Sponsors

	Interest in Securities	Other Compensation
Sponsor

At Closing, Sponsor shall deliver for cancellation 3,342,188 Founder Shares; and upon the completion of the Business Combination, Sponsor shall hold a total of 3,342,188 Company Shares. The Sponsor paid $50,001 (comprised of $1 in cash to the Initial Sponsor, and a commitment of $50,000 to fund APx’s Exchange Act reporting obligations), approximately $0.015 per share, to purchase 3,342,188 Founder Shares. Based on the closing price of the Public Shares of $         on the Record Date, the Sponsor could earn a return of $         per share, or $         in the aggregate, upon the sale of its Founder Shares, corresponding to a rate of return of         %. If the Closing occurs, such shares shall be converted into Company Shares and retained by the Sponsor. If APx does not complete an initial business combination, such shares will expire worthless. See “Questions and Answers about the Business Combination and the Special Meeting — What equity stake will our current shareholders and shareholders of the Target hold in OmnigenicsAI immediately after consummation of the Business Combination?”, “Unaudited Pro Forma Combined Financial Information — Basis of Presentation,” and “Comparative Per Share Data.”

Pursuant to the terms of the Business Combination Agreement, the reasonable and documented out-of-pocket fees and expenses payable by APx as a result of, in relation to or in connection with APx’s negotiation, documentation and consummation of the Business Combination are expected to be settled by the Company at the Closing, subject to a cap of $5,880,759.

Initial Sponsor

At Closing, Initial Sponsor shall deliver for cancellation 970,312 Founder Shares; and upon the completion of the Business Combination, the Initial Sponsor shall hold a total of 970,312 Company Shares. In connection with APx’s initial public offering, the Initial Sponsor paid $25,000 for 4,312,500 Founder Shares, approximately $0.006 per share, 3,342,188 of which were subsequently transferred to the Sponsor in connection with the Sponsor Alliance. Based on the closing price of the Public Shares of $         on the Record Date, the Initial Sponsor could earn a return of $         per share, or $         in the aggregate, upon the sale of its Founder Shares, corresponding to a rate of return of %. If the Closing occurs, such shares shall be converted into Company Shares and retained by APX Capital. If APx does not complete an initial business combination, such shares will expire worthless. See “Questions and Answers about the Business Combination and the Special Meeting — What equity stake will our current shareholders and shareholders of the Target hold in OmnigenicsAI immediately after consummation of the Business Combination?”, “Unaudited Pro Forma Combined Financial Information — Basis of Presentation,” and “Comparative Per Share Data.”

The retention of Company Shares and Company Warrants by the Sponsor and the Initial Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming Public Shareholders, other than in connection with the exercise of such Company Warrants. See “Summary of the Proxy Statement/Prospectus — The Business Combination — Equity Ownership and Dilution following the Business Combination.”

Conflicts of Interest

In considering the recommendation of the APx Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors and officers and the Company’s current shareholders have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the Initial Shareholders will lose their entire investment in APx if APx does not complete an initial business combination by the Extended Date;

•        the beneficial ownership of the Initial Shareholders of an aggregate of 4,312,500 SPAC Class A Ordinary Shares, comprised of 3,342,188 SPAC Class A Ordinary Shares held by the Sponsor (which shares were purchased in connection with the Sponsor Alliance) and 970,312 SPAC Class A Ordinary Shares held by the Initial Sponsor (which were purchased in connection with APx’s initial public offering and which were retained in connection with the Sponsor Alliance). Such shares have an aggregate market value of approximately $            million based on the closing price of the Public Shares of $            , 2024, the record date for the Special Meeting (the “Record Date”);

•        in connection with APx’s initial public offering, the Initial Sponsor paid $25,000 for 4,312,500 Founder Shares, approximately $0.006 per share, 3,342,188 of which were subsequently transferred to the Sponsor in connection with the Sponsor Alliance. The market value of the 970,312 shares retained by the Initial Sponsor as of the Record Date was approximately $            based on the closing price of the Public Shares of $            on the Record Date, and the value of such shares is expected to be greater than $25,000 at the time of the Business Combination. Based on the closing price of the Public Shares of $            on the Record Date, the Initial Sponsor could earn a return of $            per share, or $            in the aggregate, upon the sale of its Founder Shares, corresponding to a rate of return of            %. If the Closing occurs, such shares shall be converted into Company Shares and retained by APX Capital. If APx does not complete an initial business combination, such shares will expire worthless;

•        in connection with the Sponsor Alliance, the Sponsor paid $50,001 (comprised of $1 in cash to APx Capital, and a commitment of $50,000 to fund APx’s Exchange Act reporting obligations), approximately $0.015 per share, to purchase 3,342,188 Founder Shares. The market value of the 3,342,188 shares held by the Sponsor as of the Record Date was approximately $            based on the closing price of the Public Shares of $            on the Record Date, and the value of such shares is expected to be greater than $50,001 at the time of the Business Combination. Based on the closing price of the Public Shares of $            on the Record Date, the Sponsor could earn a return of $            per share, or $            in the aggregate, upon the sale of its Founder Shares, corresponding to a rate of return of            %. If the Closing occurs, such shares shall be converted into Company Shares and retained by the Sponsor. If APx does not complete an initial business combination, such shares will expire worthless;

•        pursuant to the terms of the Business Combination Agreement, the reasonable and documented out-of-pocket fees and expenses payable by APx as a result of, in relation to or in connection with APX’s negotiation, documentation and consummation of the Business Combination are expected to be settled by the Company at the Closing, subject to a cap of $5,880,759. If the Closing does not occur, APx will be unable to use the proceeds of the Business Combination to settle such expenses;

•        pursuant to the terms of the Business Combination Agreement, the reasonable and documented out-of-pocket fees and expenses payable by the Company as a result of, in relation to or in connection with the Company’s negotiation, documentation and consummation of the Business Combination are expected to be settled by the Company at the Closing. If the Closing does not occur, the Company will be unable to use the proceeds of the Business Combination to settle such expenses;

•        pursuant to the IPO Letter Agreement, our Initial Shareholders agreed to waive their Redemption Rights with respect to any APx ordinary shares held by them in connection with the completion of the Business Combination. The Sponsor additionally agreed to waive its Redemption Rights pursuant to the Support Agreement. The Initial Shareholders did not receive any consideration in exchange for such waiver of Redemption Rights. Due to such waiver, the value of the Initial Shareholders’ investments in APx is dependent on the consummation of an initial business combination. In the event that APx does not complete an initial business combination by the Extended Date, the 3,342,188 SPAC Class A Ordinary Shares held by the Sponsor (which shares were purchased in connection with the Sponsor Alliance), which have an approximate aggregate market value of $            as of the Record Date, and the 970,312 SPAC Class A Ordinary Shares held by the Initial Sponsor (which were purchased in connection with APx’s initial public offering and which were retained in connection with the Sponsor Alliance), which have an approximate aggregate market value of $            as of the Record Date, will expire worthless. As a result, the Initial Shareholders have an aggregate of up to $            at risk as of the Record Date that depends on the completion of an initial business combination on or prior to the Extended Date. In contrast, Public Shareholders would receive approximately $            per share if the Trust Account is liquidated, calculated as of the Record Date;

•        the Sponsor has made Working Capital Loans to APx that may be repaid upon completion of the Business Combination, without interest, or at the lender’s discretion, converted upon completion of the Business Combination into up to 1,500,000 warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. On September 8, 2023, APx issued the Working Capital Promissory Note. On February 9, 2024, APx issued the Amended and Restated Note, amending and restating the Working Capital Promissory Note to increase the maximum principal amount from $500,000 to $2,000,000 and to provide that, in addition to funding working capital needs, amounts under the Amended and Restated Note may be used for the purposes of making one or more payments to Continental Stock Transfer & Trust Company, a New York limited liability trust company, as Extension Payments (as defined in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 29, 2023, as amended). As of March 31, 2025, $1,743,499 has been drawn under the Amended and Restated Promissory Note. If APx does not complete an initial business combination, it is unlikely that Sponsor will recover funds drawn by APx under the Amended and Restated Note;

•        on August 17, 2023, Mr. Bransfield, as borrower, entered into the Sponsor Loan Agreement. Mr. Bransfield, as borrower, also entered into a pledge and security agreement, with Bioceres Group PLC, as the lender, and UG Holdings LLC, as the pledgor, pursuant to which, in order to secure his obligations under the Sponsor Loan Agreement, he pledged 100,000 ordinary shares of Moolec Science SA as security. The Sponsor Loan Agreement was amended on September 6, 2023 to increase the credit line from $250,000 to $275,000; on October 12, 2023 to increase the credit line to $400,000; on November 9, 2023 to increase the credit line to $1,000,000; and on March 25, 2024 to increase the credit line to $2,000,000. On March 25, 2024, the parties entered into a fourth amendment to the Sponsor Loan Agreement, pursuant to which certain commercial conditions were amended, including the placement of a legend on 700,000 SPAC Ordinary Shares owned by the Sponsor and changes to the maturity date. The Sponsor Loan Agreement accrues interest at 11% per annum and matures either on the first, second or third anniversary of the closing of the Business Combination, according to certain thresholds related to the volume weighted average price of Company Shares on such dates. On November 9, 2023, the rights and obligations of Mr. Bransfield under the Sponsor Loan Agreement were transferred to the Sponsor and the Sponsor assumed such rights and obligations. The Sponsor Loan accrues interest at 11% per annum and matures on February 17, 2025. As of March 31, 2025, $2,000,000 has been drawn under the Sponsor Loan Agreement, of which $1,743,499 has been lent onward from the Sponsor to APx under the Amended and Restated Note. If APx does not complete an initial business combination, it is unlikely that Sponsor will recover funds drawn by APx under the Amended and Restated Note and, as a result, such funds will not be available to repay amounts drawn under the Sponsor Loan Agreement;

•        on August 26, 2024, APx issued an unsecured promissory note in the principal amount of $446,000 to Bioceres LLC (“Bioceres”), an indirect shareholder of the Company, and on November 7, 2024, APx issued an unsecured promissory note in the principal amount of $700,000 to Bioceres, which was amended and restated as of March 21, 2025, to include a principal amount of up to $712,038. The BC Promissory Notes accrue interest at 20% per annum. APx shall repay all interested accrued and the principal balance on the date on which it consummates its initial business combination. As of March 31, 2025, $1,158,037 has been drawn under the BC Promissory Notes. If APx does not complete an initial business combination, it is unlikely that Bioceres LLC will recover funds drawn by APx under the BC Promissory Notes. Conversely, if the Business Combination closes, APx will repay the BC Promissory Notes to Bioceres;

•        on November 7, 2024, Termina la Quincena S.A de C.V. SOFOM (“SOFOM”), Bioceres, UG Holdings, LLC (“UGH”) and Theo entered into an amended and restated loan agreement (the “SOFOM Loan”), pursuant to which SOFOM agreed to lend to Bioceres up to $1,500,000, which loan was secured by equity interests of Moolec Science SA and Bioceres Crop Solutions Corp. held by Bioceres, UGH and

Theo. Amounts lent thereunder will be used by Bioceres to fund amounts lent to APx under the Bioceres Notes. As of March 31, 2025, $1,500,000 has been drawn under the SOFOM Loan. Amounts outstanding under the SOFOM Loan will mature upon the earlier to occur of February 26, 2026 or the date that is 30 days after the termination of the Lock-Up Period (as defined in the Registration Rights and Lock-Up Agreement). If APx does not complete an initial business combination, it is unlikely that Bioceres will recover funds drawn by APx under the BC Promissory Notes, which may be used to repay the SOFOM Loan. Conversely, if the Business Combination closes, APx will repay the BC Promissory Notes to Bioceres, which funds may be used repay the SOFOM Loan;

•        pursuant to the EarlyBird Engagement Letter, if the Business Combination closes, EarlyBird is entitled to the EarlyBird Fees, which consist of $2,000,000, up to $500,000 of which may be paid in Company Shares on the six-month anniversary of the Closing; however, if the Closing does not occur, EarlyBird will not be entitled to the EarlyBird Fees;

•        the Sponsor is expected to hold an aggregate of approximately 9.5%, and the Initial Sponsor is expected to hold an aggregate of approximately 2.8%, of the outstanding Company Shares upon the consummation of the Business Combination, assuming no redemptions by Public Shareholders;

•        although there are no unreimbursed out-of-pocket expenses as of March 31, 2025, unless a business combination is consummated, members of the APx Board will not receive reimbursement for any out-of-pocket expenses incurred by them on APx’s behalf incident to identifying, investigating, negotiating and completing a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account;

•        the continuation of Kyle Bransfield, the chairman of the APx Board, as a director of the Company, and his appointment as chief financial officer of the Company, following the Closing;

•        the continued indemnification of APx’s current and former officers and directors and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        APx’s Existing Governing Documents provide that APx renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of APx and such opportunity is one APx is legally and contractually permitted to undertake and would otherwise be reasonable for APx to pursue, and to the extent the director or officer is permitted to refer that opportunity to APx without violating another legal obligation. Notwithstanding such provision, APx believes that such provision did not impact APx’s search for a business combination target;

•        the Initial Shareholders can earn a positive rate of return on their investment in APx, even if other shareholder of APx experience a negative rate of return in their investment in the Company; and

•        at the Closing, the Company, Parent, APx, the Initial Shareholders, certain equity and other interest-holders of Parent prior to the Closing will enter into the Registration Rights Agreement, under which the Company will agree to register for resale certain Company Shares, Company Warrants and other equity securities of Company that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights.

As a result of the foregoing interests, the Initial Shareholders will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to APx’s other securityholders.

The Company currently qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As such, the Company expects to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, the Company’s shareholders may not have access to certain information they deem important. The Company cannot predict if investors will find Company Shares less attractive because it expects to rely on these exemptions. If some investors find Company Shares less attractive as a result, there may be a less active trading market and the price for Company Shares may be more volatile. The Company may not qualify as an emerging growth company in the future and may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act or other matters as a result.

The Company will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing, (b) in which it has total annual gross revenue of at least $1.235 billion, or (c) in which it is deemed to be a large accelerated filer, which means the aggregate worldwide market value of Company Shares that are held by non-affiliates equals or exceeds $700 million as of the prior June 30th, and (2) the date on which it has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

APx is not required to and did not obtain a fairness opinion in connection with the Business Combination. APx Shareholders are therefore relying on the judgment of the APx Board, and you will not have assurance from an independent source that the consideration APx is paying for the Company is fair to APx from a financial point of view.

While the Closing is not conditioned upon the consummation of additional financing, the Company is currently undertaking discussions with third parties regarding additional equity or equity-linked financing to support the Company’s operations following the Closing. While the Initial Shareholders do not intend to participate in such third-party financing, additional financing may not be available in amounts or on terms satisfactory to the Company or at all.

On February 27, 2023, APx held an extraordinary general meeting (the “February 2023 EGM”) and its shareholders approved an amendment to its amended and restated memorandum and articles of association (as amended, the “Articles of Association”) and to the investment management trust agreement dated as of September 7, 2021 (as amended, the “Trust Agreement”) to change the payment required to extend the combination period by two three-month periods. In connection with such vote, the holders of 10,693,417 public shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for an aggregate redemption amount of $111,346,281. Following such redemptions, approximately $68,271,081 remained in the trust account and 6,556,583 public shares remained issued and outstanding. Such remaining amount in the trust account will be distributed either to (i) all holders of public shares upon our liquidation or (ii) holders of public shares who elect to have their shares redeemed in connection with the consummation of our initial business combination. Accordingly, on March 1, 2023, APx deposited $750,000 into the Trust Account in order to effect the extension of the termination date, from March 9, 2023, to June 9, 2023. On June 22, 2023, APx deposited an additional $750,000 into the Trust Account for a subsequent extension of the termination date, from June 9, 2023, to September 9, 2023 (the “Second Extension”).

On September 7, 2023, APx held an extraordinary general meeting (the “September 2023 EGM”) and its shareholders approved an amendment to its Articles and to the Trust Agreement to extend the time to complete a business combination (the “Termination Date”) up to three (3) times for an additional one (1) month each time (each, an “Extension”) from September 9, 2023 to December 9, 2023, by depositing the lesser of $0.025 per public share or $125,000 (each such payment, an “Extension Payment”) for each one-month extension into APx’s trust account (the “Trust Account”). In connection with the September 2023 EGM, the holders of 757,463 public shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for an aggregate redemption amount of approximately $8,273,281. Following such redemptions, approximately $63,340,058 remained in the trust account and 5,799,120 public shares remained issued and outstanding.

On September 15, 2023, October 19, 2023, and November 13, 2023, APx deposited $125,000 into the Trust Account in order to effect three one-month extensions of the termination date, from September 9, 2023, to December 9, 2023.

On December 8, 2023, APx held an extraordinary general meeting (the “December 2023 EGM”) and its shareholders approved an amendment to its Articles and to the Trust Agreement to extend the Termination Date up to twelve (12) times for an additional one (1) month each time from December 9, 2023 to December 9, 2024, by depositing the lesser of $0.025 per public share or $125,000 for each one-month extension into APx’s trust Account. In connection with the December 2023 EGM, the holders of 201,496 public shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for an aggregate redemption amount of $2,246,585. Following such redemptions, $62,410,856 remained in the trust account and 5,597,624 public shares remained issued and outstanding.

On December 20, 2023, January 24, 2024, February 12, 2024, March 12, 2024, April 8, 2024, and May 28, 2024, APx deposited $125,000 each month into the Trust Account as Extension Payments in order to effect six one-month extensions of the termination date to June 9, 2024.

After failing to make timely extension payments for each of the months of June, July and August 2024, on September 27, 2024, APx deposited a lumpsum of $379,740 for back payments to the Trust representing $125,000 for each of the months of June, July and August 2024 as Extension Payments to extend the termination date to September 9, 2024, with amounts including accrued interest. After failing to make timely extension payments for each of the months of September and October 2024, on November 8, 2024, APx deposited a lumpsum of $375,000 for back payments to the Trust representing $125,000 for each of the months of September 2024 and November 2024 as Extension Payments to extend the termination date to December 9, 2024. Pursuant to APx’s Existing Governing Documents effective as of such time, upon the first failure to make an Extension Payment on the date such payment was due, APx was required to: (i) cease all operations for the purpose of winding up; (ii) redeem all of the Public Shares and distribute the funds in the Trust Account to the Public Shareholders; (iii) following such redemption and subject to the approval of the remaining shareholders, liquidate and dissolve the company (collectively, the “Wind Up Requirement”). While APx did not comply with the Wind Up Requirement, all of its Public Shareholders were subsequently given the right to redeem their Public Shares in connection with the December 2024 EGM (as defined and described below). Those who elected to redeem their Public Shares for any reason were permitted to do so pursuant to the terms of the Existing Governing Documents, and those who elected not to redeem continued to hold their Public Shares. The APx Board believes that, given the executed Business Combination Agreement and the advanced stage of the Business Combination, permitting those shareholders who elected not to redeem to remain invested in APx was in the best interest of APx. Under Cayman Islands law, a registered shareholder may bring a shareholder derivative action for and on behalf a Cayman company against its board of directors for a breach of duty resulting from a failure to comply with such company’s governing documents. As the Public Shares are registered in the name of a custodian, the Public Shareholders themselves would not have standing to commence a derivative action for and on its behalf against the directors for such breach of duty.

On December 4, 2024, APx held an extraordinary general meeting (the “December 2024 EGM”) and its shareholders approved an amendment to its Articles and to the Trust Agreement to extend the Termination Date to December 9, 2025. In connection with the December 2024 EGM, the holders of 5,077,568 Public Shares properly exercised their right to redeem their Public Shares (and did not withdraw their redemption) for an aggregate redemption amount of $60,856,059.42. Following such redemptions, $6,233,015.29 remained in the Trust Account and 520,056 Public Shares remained issued and outstanding. Such remaining amount in the Trust Account will be distributed either to (i) all holders of Public Shares upon our liquidation or (ii) holders of Public Shares who elect to have their Public Shares redeemed in connection with the consummation of our initial business combination.

As of the date hereof, approximately $1,875,000 (plus accrued interest paid on untimely deposits into the Trust Account) of indebtedness under the Amended and Restated Note and the BC Promissory Notes (each as defined below) incurred in connection with Extension Payments remains outstanding.

On December 10, 2024, APx received a letter from the Listing Qualifications Department of Nasdaq stating that, pursuant to Nasdaq Listing Rule IM-5101-2, Nasdaq’s staff had determined that (i) APx’s securities will be delisted from Nasdaq, (ii) trading of SPAC Class A Ordinary Shares, Public Warrants, and SPAC Units would be suspended at the opening of business on December 17, 2024 and (iii) a Form 25-NSE will be filed with the SEC, which will remove APx’s securities from listing and registration on Nasdaq. Under Rule IM-5101-2, a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement. Since APx failed to complete our initial business combination by December 6, 2024, Nasdaq’s staff concluded that APx did not comply with Rule IM-5101-2 and that APx’s securities are now subject to delisting.

As a result, trading in APx’s securities on Nasdaq was effectively suspended with the open of the market on December 17, 2024, and APx’s securities are currently eligible to trade only on the over-the-counter markets system.

On March 21, 2025, Nasdaq filed a Form 25-NSE in respect of APx’s Class A ordinary shares with the SEC, and the delisting of APx’s Class A ordinary shares became effective on March 31, 2025. On May 8, 2025, Nasdaq filed a Form 25-NSE in respect of APx’s units and warrants with the SEC, and the delisting of APx’s units and warrants will become effective on May 18, 2025. Following the delisting on Nasdaq, APx’s Class A ordinary shares are quoted on the Pink Open Market of the OTC under the symbol “APXIF”. We will remain a reporting entity under the Securities Exchange Act of 1934, as amended, with respect to continued disclosure of financial and operational information.

For more information on the consequences of the delisting of our securities, or the failure to establish and maintain a listing for the Company Shares and Company Warrants, see “Risk Factors — Additional Risks Related to the Business Combination — A market for our securities may not continue, which would adversely affect the liquidity and price of our securities,” “Risk Factors — Risks Related to APx — Our securities have been delisted from Nasdaq. The delisting of our securities may delay, or ultimately prevent, the consummation of the Business Combination,” and “Risk Factors — Risks Related to APx — Following the delisting of our securities from Nasdaq, we could become subject to the “penny stock” rules, the ability of our investors to sell our securities will likely be adversely impacted, and we may be unable to consummate the Business Combination in a timely manner, or at all, and would therefore be forced to liquidate. If we are forced to liquidate, our investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of our securities following such a transaction, and any Public Warrants held by our investors would expire worthless.”

This proxy statement/prospectus provides shareholders of APx with detailed information about the Business Combination and other matters to be considered at the Special Meeting. APx encourages you to read this entire document, including the annexes and other documents referred to herein, carefully and in their entirety. It also contains or references information about APx, the Company and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, when you consider the recommendation regarding these Proposals by the board of directors of APx, you should keep in mind that APx’s Initial Shareholders (as defined below) and current officers, directors and advisors, and the Company’s current shareholders have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a shareholder. For instance, Initial Shareholders and current officers, directors and advisors, and the Company’s current shareholders will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition on terms less favorable to shareholders rather than liquidating APx. See the section of this proxy statement/prospectus entitled “Questions and Answers About the Business Combination and the Special Meeting — What interests do our Initial Shareholders, current officers, directors and advisors, and the Company’s current shareholders have in the Business Combination?” for a further discussion of these considerations. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 25 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated            , 2025 and is first being mailed to the shareholders of APx on or about that date.

APX ACQUISITION CORP. I
714 Westview Avenue Nashville, TN 37205

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON            , 2025

TO THE SHAREHOLDERS OF APX ACQUISITION CORP. I:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (including any postponement or adjournment thereof, the “Special Meeting”) of APx Acquisition Corp. I, a Cayman Islands exempted company (“SPAC,” “APx,” “we,” “us” or “our”), will be held at 10:00 a.m., Eastern Time, on            , 2025, at            . For the purposes of APx’s Existing Governing Documents, the physical place of the meeting will be the offices of Greenberg Traurig, P.A. located at 333 SE 2nd Avenue, Suite 4400, Miami, FL 33131, United States. APX encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting            . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing            .

At the Special Meeting, you will be asked to consider and vote on the following proposals:

(1)    Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution the Business Combination Agreement, dated as of March 25 2024 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”), by and among APx, OmnigenicsAI Corp, a Cayman Islands exempted company (“OmnigenicsAI”), and Heritas Merger Sub Limited, a Cayman Islands exempted company and a direct wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into APx (with APx being the surviving company and a direct wholly-owned subsidiary of OmnigenicsAI) in exchange for shareholders and warrant holders of APx receiving merger consideration consisting of ordinary shares of par value $0.0001 per share of OmnigenicsAI (“Company Shares”) and warrants to purchase Ordinary Shares (“Company Warrants”), respectively (we refer to this proposal as the “Business Combination Proposal”).

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that SPAC’s entry into the Business Combination Agreement, dated as of March 25, 2024 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”), by and among SPAC, OmnigenicsAI Corp, a Cayman Islands exempted company (“OmnigenicsAI”), and Heritas Merger Sub Limited, a Cayman Islands exempted company and a direct wholly-owned subsidiary of OmnigenicsAI (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into SPAC (with SPAC being the surviving company and a direct wholly-owned subsidiary of OmnigenicsAI) in exchange for shareholders and warrant holders of SPAC receiving merger consideration consisting of ordinary shares of par value US$0.0001 per share of OmnigenicsAI (“Company Shares”) and warrants to purchase Company Shares, respectively.”

(2)    Proposal No. 2 — The Cayman Merger Proposal — To consider and vote upon a proposal to approve and authorize by special resolution the merger of Merger Sub with and into APx with APx being the surviving company, the plan of merger substantially in the form appended to the accompanying proxy statement/prospectus as Annex B (the “Plan of Merger”), the entry by APx into the Plan of Merger and approve the amendment and restatement of the Existing Governing Documents of APx (as the surviving company of the merger) in connection with the foregoing (we refer to this proposal as the “Cayman Merger Proposal”).

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that SPAC be authorized to merge with Merger Sub so that SPAC be the surviving company and all the undertaking, property and liabilities of Merger Sub vest in SPAC by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands, that the plan of merger substantially in the form appended to the proxy statement/prospectus as Annex B (the “Plan of Merger”) be authorized, approved and confirmed, that SPAC be authorized to enter into the Plan of Merger, and that SPAC amend and restate its memorandum and articles of association in the form attached to the Plan of Merger with effect from the effective time of such merger.”

(3)    Proposal No. 3 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Business Combination Proposal or the Cayman Merger Proposal (collectively, the “Condition Precedent Proposals”) would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the general meeting, if necessary, to permit further solicitation and vote of proxies be confirmed, ratified and approved in all respects.”

The resolutions to be voted upon in person or by proxy at the Special Meeting relating to the above proposals are set forth in the proxy/statement prospectus sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Cayman Merger Proposal” and “Proposal No. 3 — The Adjournment Proposal”, respectively.

The above matters are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement.

We urge you to carefully read the accompanying proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements.

After careful consideration, the APx Board has determined that each of the Business Combination Proposal, the Cayman Merger Proposal and the Adjournment Proposal are in the best interests of APx and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of APx’s directors may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of APx and its shareholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that shareholders vote for the proposals. See the sections entitled “Summary of the Proxy Statement/Prospectus — Interests of Certain Persons in the Business Combination” and “Security Ownership of Certain Beneficial Owners and Management” in the accompanying proxy statement/prospectus for a further discussion.

The Record Date for the Special Meeting is            , 2025. Only holders of record of SPAC Class A Ordinary Shares and SPAC Class B ordinary shares at the close of business on the Record Date are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of APx’s shareholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at APx’s principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the Special Meeting and electronically during the Special Meeting at            .

The SPAC Class A Ordinary Shares and warrants are listed on Nasdaq under the symbols “APXI” and “APXIW”, respectively. Certain of our SPAC Class A Ordinary Shares and warrants currently trade as units consisting of one Class A ordinary share and one-half of one redeemable warrant, and are listed on Nasdaq under the symbol “APXIU.” The units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security.

Pursuant to APx’s Existing Governing Documents, a holder of SPAC Class A Ordinary Shares eligible for redemption (a “Public Share” and, such holder, a “Public Shareholder”) may request that APx redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     (i) hold Public Shares or (ii) hold Public Shares through units and you elect to separate your units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on            , 2025 (two business days prior to the vote at the Special Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, APx’s Transfer Agent (the “Transfer Agent”), that APx redeem your Public Shares for cash and (ii) deliver your Public Shares to the Transfer Agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and Public Warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so.

Public Shareholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal

If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its shares to the Transfer Agent, we will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account established in connection with SPAC’s initial public offering of its units, each consisting of one SPAC Class A Ordinary Share and one-half of one redeemable warrant, pursuant to its registration statements on Form S-1 declared effective by the SEC on December 6, 2021 (SEC File No. 333-261247) (the “IPO”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable) and not previously released to APx to pay its taxes, divided by the number of then-outstanding Public Shares (the “Redemption Price”). As of            , 2025, this would have amounted to approximately $            per Public Share. If a Public Shareholder exercises its Redemption Rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may only be with our consent. Furthermore, if a holder of a Public Share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that we instruct our Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Shareholders” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limitation would not be redeemed for cash, without our prior consent.

The approval of each of the Business Combination Proposal and the Cayman Merger Proposal is a condition to the consummation of the Business Combination. The adoption of each of these proposal is conditioned on the approval of all of the Business Combination Proposal and the Cayman Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. If our shareholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. We urge you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your APx ordinary shares, please contact             , our proxy solicitor, by calling             , or banks and brokers can call collect at              or by emailing             . This notice of Special Meeting and the proxy statement are available at            .

By Order of the Board of Directors,

, 2025	Kyle Bransfield
Chief Executive Officer

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About This Proxy Statement/Prospectus

This document, which forms part of a registration statement on Form F-4 filed with the SEC by OmnigenicsAI, constitutes a prospectus of OmnigenicsAI under Section 5 of the Securities Act, with respect to the Company Shares to be issued to the SPAC Shareholders and Company Warrants to be issued to the holders of Public Warrants if the Business Combination described herein is consummated. With respect to APx and the holders of SPAC Ordinary Shares, this proxy statement/prospectus serves as and constitutes:

•        a notice of meeting and a proxy statement under Section 14(a) of Exchange Act with respect to the Special Meeting of APx shareholders being held on             , 2025, where APx shareholders will vote on, among other things, the proposed Business Combination and related transactions and each of the below proposals; and

•        a prospectus of OmnigenicsAI under Section 5 of the Securities Act, with respect to the Company Shares and Company Warrants to be issued to the holders of SPAC Ordinary Shares and Public Warrants and the Company Shareholders if the Business Combination described herein is consummated.

This document does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction or to any person to whom it would be unlawful to make such offer.

ROUNDING OF FIGURES

Certain financial information presented in tables in this prospectus has been rounded to the nearest whole number or the nearest decimal place. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this proxy statement/prospectus reflect calculations based upon the underlying information prior to rounding, and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers. Certain percentage shareholdings have also been rounded and therefore totals of such percentage shareholdings may vary slightly from their actual arithmetic totals.

Market and Industry Data

Where information has been sourced from a third party, the source of such information has been identified. Unless otherwise indicated, the information contained in this proxy statement/prospectus on the market environment, market developments, growth rates, market trends and competition in the markets in which APx and the Company operate is taken from publicly available sources, including third-party sources, or reflects APx’s or the Company’s estimates that are principally based on information from publicly available sources.

Trademarks, TradeNames and Service Marks

This proxy statement/prospectus contains trademarks, trade names and service marks that are the property of the Company, as well as, for informational purposes, trademarks, trade names, and service marks that are the property of other organizations. Solely for convenience, certain trademarks, trade names, and service marks referred to in this report appear without the ®, ™ and SM symbols, but those references are not intended to indicate that we or the applicable owner, as the case may be, will not assert, to the fullest extent under applicable law, our or their rights to such trademarks, trade names, and service marks.

Frequently Used Terms

“Adjournment Proposal” means the proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise, provided, however, that for purposes of the Business Combination Agreement, (i) Sponsor and SPAC shall be deemed not to be Affiliates of the Company, or its Subsidiaries; and (ii) Affiliates of SPAC and Affiliates of Sponsor shall be deemed to only refer to Sponsor, SPAC and, if applicable, their respective directors and officers. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Company or any of its Subsidiaries operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

“APx” or “SPAC” means APx Acquisition Corp. I, a Cayman Islands exempted company limited by shares.

“APx Board” means the board of directors of APx.

“APx Warrants” means, collectively, the Public Warrants and the Private Placement Warrants.

“Backstop Agreement” means the Backstop Agreement dated March 25, 2024 by and between Templar, Theo, SPAC and the Company.

“BofA” means BofA Securities, Inc.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of March 25, 2024, originally entered by and among SPAC, the Company, Merger Sub and MultiplAI.

“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States, in London, England, in Buenos Aires, Argentina or George Town, in the Cayman Islands.

“Cayman Companies Act” means Companies Act (As Revised) of the Cayman Islands.

“Cayman Merger Proposal” means the proposal to approve the merger of Merger Sub with APx and APx being the surviving company.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“CIBIC” means Centro de Diagnóstico Médico de Alta Complejidad S.A., a sociedad anónima formed under the laws of Argentina.

“CFC” means a controlled foreign corporation.

“CLIA” means the Clinical Laboratory Improvement Amendments of 1988.

“Closing” means the consummation of the Business Combination, including the Merger and other Transactions.

“Closing Date” means the date upon which the Closing is to occur.

“Combined Company” means the Company and its consolidated subsidiaries after giving effect to the Transactions.

“Company” or “OmnigenicsAI” or “we” or “us” means OmnigenicsAI Corp, a Cayman Islands exempted company limited by shares.

“Company Board” means the board of directors of the Company.

“Company Disclosure Letter” means the disclosure letter delivered to SPAC by the Company on the date of the Business Combination Agreement.

“Company Group” means the Company and its direct and indirect subsidiaries.

“Company M&A” means the amended and restated memorandum and articles of association of the Company, to be effective upon the completion of the Business Combination.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially adversely affect the ability of the Company to consummate the Transactions; provided that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in applicable Laws or IFRS or any interpretation thereof following the date of the Business Combination Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action or failure to take any action as required to be taken under the Business Combination Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of the Business Combination Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure in and of itself of the Company to meet any projections or forecasts (provided that the exception in this item (f) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except where such Event is otherwise excluded under any of items (a) through (e) or items (g) through (h) of this definition), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (h) any action taken by, or at the written request of, SPAC; or (i) the announcement of the Business Combination Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded); provided, further, that in the case of each of items (a), (b), (d), (e) and (g), any such Event to the extent such Event disproportionately and adversely affects the business, assets, liabilities, results of operations or condition of the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which such Persons operate shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants.

“Company Shares” means the ordinary shares, par value $0.0001 per share, of the Company.

“Company Transaction Expenses” means any and all the reasonable and documented out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries or Affiliates, or Merger Sub (whether or not billed or accrued for) as a result of, or relating to or in connection with the negotiation, documentation and consummation of the Transactions, including all the reasonable and documented out-of-pocket fees, costs, expenses, commissions, and disbursements payable by the Company or any of its Subsidiaries or Affiliates, or Merger Sub in connection with (i) the Transactions to financial advisors, investment banks, data room administrators, attorneys, accountants, auditors and other advisors and service providers, including consultants and public relations firms, (ii) preparing and obtaining all financial statements and pro-forma financial information in respect of the Company, its Subsidiaries, and Affiliates

(including the standards of the PCAOB), (iii) obtaining the consent or approval of any person or Governmental Authority in connection with the Transactions, (iv) the continuation of Heritas Corp., incorporated under the laws of the State of Delaware, as Heritas Ltd., a Cayman Islands exempted company, (v) the formation of the Company, Merger Sub and any other Subsidiaries of the Company, and the structuring, negotiation and documentation of the Merger, (vi) the negotiation, preparation or consummation of any PIPE Investment, and (vii) the Restructuring, (viii) the fully paid “tail” directors’ and officers’ liability insurance policy covering the D&O Indemnified Parties, (ix) one half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and the fees payable for any filings made with the SEC in connection with the Transactions, and (x) filing fees payable to any Governmental Authorities in connection with the Transactions other than those set forth expressly in the definition of SPAC Transaction Expenses.

“Company Warrant” means a warrant to purchase one Company Share.

“Confidentiality Agreement” means the confidentiality agreement, dated July 10, 2023, between the Sponsor, the Parent and Theo.

“Continental” or “Trustee” means the Continental Stock Transfer & Trust Company.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, direction or guidelines promulgated by any Governmental Authority or the World Health Organization, in each case, in connection with or in response to COVID-19 for similarly situated companies.

“Disclosure Letter” means, as applicable, each the Company Disclosure Letter and SPAC Disclosure Letter.

“EarlyBird” means EarlyBirdCapital, Inc.

“EarlyBird Engagement Letter” means the engagement letter dated October 17, 2022 (as amended on August 22, 2023) between APx and EarlyBird.

“EarlyBird Fees” means all fees payable to EarlyBird pursuant to the EarlyBird Engagement Letter.

“Equity Securities” means, with respect to any Person, any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such Person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Governing Documents” means the amended and restated memorandum and articles of association of SPAC currently in effect on the date hereof.

“Extended Date” means the date provided by the Existing Governing Documents for SPAC to complete the Business Combination.

“Extension Payment” means each payment required to extend the termination date for the Business Combination by one month, following approval at an extraordinary general meeting held by APx. For each extension, the payment would be the lesser of $0.025 per public share or $125,000, to be deposited into APx’s Trust Account.

“FDA” means the United States Food and Drug Administration.

“Founder Shares” means the 4,312,500 Class B Ordinary Shares issued to the Initial Sponsor.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, any arbitrator or arbitral body, governmental authority, taxing, regulatory or administrative agency, any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

v

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Heritas Argentina” means Heritas SAU, a sociedad anónima unipersonal formed under the laws of Argentina.

“Heritas Key Personnel” means the persons and entities listed on Exhibit C to the Registration Rights and Lock-up Agreement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“IFRS” means the IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under IFRS, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business) and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all indebtedness of another Person referred to in clauses (a) through (g) above guaranteed by such Person or for which such Person or any of its Subsidiaries has given assurance, comfort, keep-well or any similar undertaking, directly or indirectly, jointly or severally.

“INDEC” means the Argentine National Institute of Statistics and Census (Instituto Nacional de Estadística y Censos).

“Initial Shareholders” means the SPAC Shareholders which collectively own 4,312,500 Founder Shares, or 89.2% of the outstanding SPAC Ordinary Shares.

“Initial Sponsor” means APx Cap Sponsor Group I, LLC.

“Intellectual Property” means any rights in or to intellectual property of any type or nature, created, arising, or protected under applicable Law, throughout the world, including all: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisional patent applications, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, registrations, pending registration applications therefor, and internet domain names and social media handles, together with the goodwill symbolized by or associated with any of the foregoing and any common law rights with respect thereto; (iii) registered and unregistered copyrights, and registrations and applications for registration of copyright, including such corresponding rights in databases, compilations, software and other works of authorship; (iv) moral rights, rights of attribution and integrity, and (v) inventions (whether or not patentable), trade secrets, know-how, and other confidential information or proprietary rights (including proprietary rights with respect to ideas, formulas, compositions, processes, diagnostic tests, techniques, methods, algorithms, research and development information, specifications, designs, genomic, genetic or other scientific or technical data, financial and marketing plans and proposals, pricing and cost information and customer and supplier lists and information); (vi) rights of publicity, privacy or other name and likeness rights; (vii) all other intellectual property and proprietary rights; (viii) all actions and rights to sue at law or in equity for any past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom; and (ix) all copies and tangible embodiments or descriptions of any of the foregoing in any form or medium.

“IPO” means APx’s initial public offering of units, consummated on December 6, 2021.

“IPO Letter Agreement” means the initial public offering letter agreement, dated December 6, 2021, amended on September 8, 2023 and March 21, 2024, between SPAC, Initial Sponsor, Sponsor and Templar Subco.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority having jurisdiction over a given matter, or any provisions or interpretations of the foregoing by the competent Governmental Authorities, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company, or its Subsidiaries, as applicable.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, rights of preemption, leases, subleases, licenses, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding transfer restrictions under applicable securities Laws).

“Merger” means the merging of Merger Sub with and into APx, with APx surviving such merger and becoming a direct wholly-owned subsidiary of the Company.

“Merger Consideration” means the Company Shares and Company Warrants receivable by SPAC Shareholders pursuant to the Business Combination Agreement.

“Merger Effective Time” means such time at which the Plan of Merger is registered by the Cayman Registrar in accordance with the Cayman Companies Act or at such later date and/or time permitted by the Cayman Companies Act as may be agreed by Merger Sub and SPAC in writing with the prior written consent of the Company and specified in the Plan of Merger, provided that such later time shall not be a date later than the ninetieth (90th) day after the date when the Plan of Merger is filed and registered with the Cayman Registrar.

“Merger Sub” means Heritas Merger Sub Limited, a Cayman Islands exempted company and a direct wholly-owned subsidiary of the Company.

“MultiplAI” means MultiplAI Health Ltd, a private limited company formed under the laws of England and Wales.

“MultiplAI Acquisition” means the sale and purchase of all the ordinary shares of MultiplAI Health Ltd (and, if required under the MultiplAI Share Purchase Agreement, all of the MultiplAI Shareholders’ rights and interest in the options granted to any of the MultiplAI Shareholders under all existing share option or similar option schemes of MultiplAI, and all of MultiplAI Shareholders’ rights and interest in certain equity related agreements and convertible securities, as well as any related ancillary documents or agreements).

“MultiplAI Shareholder” means any holder of any MultiplAI Shares.

“MultiplAI Shares” means the ordinary shares, par value £0.0001, of MultiplAI and any other equity commitments or Equity Securities of MultiplAI, including any securities or commitments convertible into, exchangeable or exercisable for, or representing the right to subscribe for, any ordinary shares, par value £0.0001, of MultiplAI.

“MultiplAI Share Purchase Agreement” means the amended and restated share purchase agreement dated March 13, 2024, among the Parent, MultiplAI and the MultiplAI Shareholders, which amends and restates that certain share purchase agreement entered into on January 23, 2024, by and among the Parent, Santiago Gabriel Miriuka, Carlos Daniel Luzzani, Mark Paul Ramondt, among.

“MultiplAI SPA Termination Agreement” means the termination agreement dated August 27, 2024 among the Parent, MultiplAI and the MultiplAI Shareholders.

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Parent” means Heritas Ltd., a Cayman Islands exempted company, formerly Heritas Corp., a Delaware corporation, and any predecessor thereof.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (i) mechanic’s, workmen’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with IFRS (with respect to the Company or any of its Subsidiaries) or GAAP (with respect to SPAC), (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of any property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the use of such property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any automatic statutory landlord Lien thereon, (B) any Lien permitted under a Real Property Lease as set forth on Schedule 1 attached to the Business Combination Agreement, and (C) any Liens not created by the Company or any of its Subsidiaries encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, and (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice.

“Person” means any individual, firm, corporation, exempted company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investments” means the PIPE Subscription Agreements with PIPE Investments providing for investments in Company Shares at $10.00 per Company Share, in connection with the Transactions under the Business Combination Agreement, entered into by the Company and SPAC.

“PIPE Investor” means those certain investors participating with the Company’s and SPAC’s written approval in the PIPE Investment pursuant to the PIPE Subscription Agreements.

“PIPE Subscription Agreement” means any subscription agreement executed by SPAC, the Company, and a PIPE Investor after the date hereof pursuant to which, such PIPE Investor shall agree to purchase for cash Company Shares from the Company on the Closing Date.

“Plan of Merger” means the plan of merger substantially in the form attached to the Business Combination Agreement as Exhibit A and any amendment or variation thereto made in accordance with the provisions of the Cayman Companies Act and the terms thereof.

“Private Placement Warrants” means the 8,950,000 warrants of SPAC privately sold concurrently with the closing of the IPO.

“Public Share” means a SPAC Ordinary Share issued as part of a SPAC Unit in the IPO.

“Public Shareholders” means the holders of Public Shares that were offered as part of the IPO.

“Public Warrants” means the warrants to purchase one SPAC Class A Ordinary Share at an exercise price of $11.50 issued as part of a SPAC Unit in the IPO.

“Real Property Leases” means the true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company or any of its Subsidiaries, as applicable, including all amendments, terminations and modifications thereof.

“Record Date” means the record date for the Special Meeting.

“Redeeming SPAC Shares” means SPAC Ordinary Shares in respect of which the eligible (as determined in accordance with the Existing Governing Documents) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right.

“Redemption Reversals” means the irrevocable reversal by the SPAC Shareholders of their SPAC Shareholder Redemption Rights.

“Registration Rights and Lock-Up Agreement” means that certain Registration Rights and Lock-Up Agreement to be entered into in connection with the Closing by and among the Company, Parent, SPAC, Sponsor, SPAC Shareholders, CIBIC, Bioceres S.A, Theo and Heritas Key Personnel substantially in the form attached to the Business Combination Agreement as Exhibit F.

“Restructuring” means the restructuring and transactions set forth in Schedule 8.12 of the Business Combination Agreement providing for the (i) the contribution and cancellation of the Restructuring Indebtedness or (ii) the extension of the maturity of such loans. See “Certain Relationships and Related Party Transactions.”

“Restructuring Indebtedness” means any Indebtedness owed by the Company and Heritas Argentina to the Parent and its affiliates.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SPAC Class A Ordinary Shares” means class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Disclosure Letter” means disclosure letter delivered by SPAC to the Company on the date of the Business Combination Agreement.

“SPAC Fundamental Representations” means the representations and warranties made pursuant to Section 5.1 (SPAC Organization) (other than the second sentence of Section 5.1), Section 5.2 (Due Authorization), Section 5.4 (No Conflict), Section 5.8 (Governmental Authorities; Consents), Section 5.13 (Capitalization of SPAC) and Section 5.14 (Brokers’ Fees) of the Business Combination Agreement.

“SPAC Material Adverse Effect” means any Event that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of SPAC, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially adversely affect the ability of SPAC to consummate the Transactions; provided that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a SPAC Material Adverse Effect: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action or failure to take any action as required to be taken under the Business Combination Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of the Business Combination Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any matter set forth in the SPAC Disclosure Letter, (g) any action taken by, or at the request of, the Company; (h) the announcement of the Business Combination Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on SPAC’s relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded) or (i) any change in the trading price or volume of the SPAC Units, SPAC Ordinary Shares or Public Warrants (provided that the underlying causes of such changes referred to in this definition (i) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such cause is otherwise excluded under any of items (a) through (h) of this definition); provided, further, that in the case of each of items (a), (b), (d) and (e), any such Event to the extent such Event disproportionately and adversely affects SPAC relative to other similarly situated special purpose acquisition companies shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect, but only to the extent of the incremental disproportionate effect on SPAC relative to such similarly situated special purpose acquisition companies. Notwithstanding the foregoing, with respect to SPAC, the number of shareholders of SPAC who exercise their SPAC Shareholder Redemption Right, the number of Dissenting SPAC Shares or the failure to obtain SPAC Shareholders’ Approval shall be deemed not to be a SPAC Material Adverse Effect.

“SPAC Ordinary Shares” means SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with SPAC’s Governing Documents) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with SPAC’s Governing Documents) in connection with the Transaction Proposals.

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares.

“SPAC Shareholder Redemption Right” or “Redemption Rights” means the right of an eligible (as determined in accordance with SPAC’s Governing Documents) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with SPAC’s Governing Documents) in connection with the Transaction Proposals.

“SPAC Shareholders” means a holder of SPAC Ordinary Shares as of immediately prior to the Merger Effective Time.

“SPAC Shareholders’ Approval” means the approval of (a) the Transactions other than the Merger by Ordinary Resolution (as defined in the SPAC Charter), (b) the Plan of Merger and the Merger by special resolution (as defined in the Cayman Companies Act) of the SPAC’s Shareholders (which requires an affirmative vote of at least two-thirds of the holders of the issued and outstanding SPAC Ordinary Shares) who, being entitled to do so, vote in person or, where proxies are allowed, by proxy (as determined in accordance with SPAC’s Governing Documents) at a SPAC Shareholders’ Meeting duly called by the APx Board held for such purpose and (c) any other proposals that the SEC (or staff member thereof) indicates (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) are required to be approved by the shareholders of SPAC in order for the Transactions to be consummated.

“SPAC Shareholders’ Meeting” means an extraordinary general meeting of the holders of SPAC Ordinary Shares to be held for the purpose of approving the Transaction Proposals.

“SPAC Transaction Expenses” means any and all reasonable and documented out-of-pocket fees and expenses payable by SPAC (whether or not billed or accrued for) as a result of, in relation to or in connection with SPAC’s negotiation, documentation and consummation of the Transactions, including all the reasonable and documented out-of-pocket fees, costs, expenses, commissions, and disbursements payable by SPAC in connection with (i) the Transactions to financial advisors, investment banks (including the EarlyBird Fees), data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms; provided that SPAC Transaction Expenses shall not include any fees or commissions of the underwriters of the IPO that are deferred and not yet due or payable on the date hereof, (ii) one half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and the fees payable for any filings made with the SEC in connection with the Transactions, and (iii) fees and other payments required to be made with Nasdaq in connection with the Transactions; provided further that SPAC Transaction Expenses shall not include any such fees and expenses paid or payable by SPAC, Sponsor or its Affiliates as a result of, in relation to or in connection with any Business Combination other than the Transactions.

“SPAC Transaction Expenses Cap” means $5,880,759, which shall be allocated in accordance with Schedule 1.1 of the Business Combination Agreement.

“SPAC Unit” means the units issued by SPAC in the IPO (including pursuant to the exercise of the underwriters’ overallotment option), each consisting of one SPAC Class A Ordinary Share and one-half of a SPAC Warrant.

“SPAC Warrant Agreement” means the Warrant Agreement, dated December 6, 2021, between SPAC and Continental.

x

“SPAC Warrant Assignment, Assumption and Amendment Agreement” means the Assignment, Assumption and Amendment Agreement, entered into by the Company, SPAC and the warrant agent, substantially in the form attached to the Business Combination Agreement as Exhibit G.

“Sponsor” means Templar LLC, a Tennessee limited liability company.

“Sponsor Alliance” means the transfer of 3,342,188 SPAC Class B Ordinary Shares and 6,936,250 private placement warrants by the Initial Sponsor to the Sponsor and all agreements executed in connection with the transfer.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Securities or equity interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member or has the power to direct the policies, management and affairs of such entity, and a Subsidiary is a “wholly-owned Subsidiary” of such Person when substantially all of the voting power of its Equity Securities or equity interests is owned or controlled by such Person.

“Support Agreement” means the Voting and Support Agreement, dated as of March 13, 2024, by and among SPAC, Sponsor, the Company and Parent, substantially in the form attached to the Business Combination Agreement as Exhibit D.

“Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, Equity Securities, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Templar Subco” means Templar Subco LLC, a Cayman Islands limited liability company.

“Theo” means Theo I SCSp, a special limited partnership (société en commandite spéciale) governed by the laws of the Grand Duchy of Luxembourg.

“Transaction Documents” means, collectively, the Business Combination Agreement, the Confidentiality Agreement, the Plan of Merger, the Company M&A, the Support Agreement, the Registration Rights and Lock-up Agreement, the Assignment, Assumption and Amendment Agreement, the Backstop Agreement, each PIPE Subscription Agreement (if any) and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transaction Proposals” means the following proposals (i) the authorization of the Merger and the authorization and approval of the Plan of Merger, authorization for SPAC to enter into the Plan of Merger, (ii) the Business Combination Agreement, the other Transaction Documents and the Business Combination, (iii) the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or any proposal in (iv), and (iv) any other proposals as the SEC (or staff member thereof) indicates are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and any other proposals as reasonably agreed in writing by SPAC and the Company to be necessary or appropriate in connection with the Transactions.

“Transactions” means, collectively, the Merger and the Restructuring, and each of the other transactions contemplated by the Business Combination Agreement or any of the other Transaction Documents.

“Trust Account” means the trust account containing the proceeds of the IPO and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 6, 2021, by and between SPAC and Continental.

“U.S. dollars,” “US$” and “$” means United States dollars, the legal currency of the United States.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of shareholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to SPAC Shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q:     What is the Business Combination?

A:     APx, OmnigenicsAI and Merger Sub have entered into the Business Combination Agreement, dated as of March 25, 2024, pursuant to which, among other things, Merger Sub will merge with and into APx (with APx being the surviving company and a direct wholly-owned subsidiary of OmnigenicsAI) in exchange for shareholders of APx receiving merger consideration consisting of Company Shares and warrants to purchase Company Shares:

APx will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Business Combination Agreement and you are receiving this proxy statement/prospectus in connection with such meeting. See “The Business Combination Agreement” beginning on page 138. In addition, a copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Q:     Why am I receiving this proxy statement?

A:     APx is sending this proxy prospectus to its shareholders to help them decide how to vote their shares of APx ordinary shares with respect to the matters to be considered at the Special Meeting.

The Business Combination cannot be completed unless APx’s shareholders approve the Business Combination Proposal and the Cayman Merger Proposal set forth in this proxy statement/prospectus for their approval. Information about the Special Meeting, the Business Combination and the other business to be considered by shareholders at the Special Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement of APx and a prospectus of OmnigenicsAI. It is a proxy statement because the APx Board is soliciting proxies using this proxy statement/prospectus from its shareholders. It is a prospectus because OmnigenicsAI, in connection with the Business Combination, is offering Company Shares and Warrants in exchange for APx’s outstanding SPAC Class A Ordinary Shares and warrants. See “The Business Combination Agreement — Consideration to be Received in the Business Combination.”

YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:     Why is APx proposing the Business Combination?

A:     APx was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase or reorganization or engaging in any other similar business combination with one or more businesses or entities. See “Summary of the Proxy Statement/Prospectus — Interests of Certain Persons in the Business Combination.”

Q:     What equity stake will our current shareholders and shareholders of the Target hold in OmnigenicsAI immediately after consummation of the Business Combination?

A:     The table below illustrates varying beneficial ownership levels in OmnigenicsAI and the estimated amount remaining in the Trust Account, as well as possible sources and extents of dilution for non-redeeming Public Shareholders, assuming no redemptions by Public Shareholders, 25%, 50% and 75% redemption by Public Shareholders and the maximum redemptions by Public Shareholders. Neither the Company nor SPAC expect to enter into a PIPE transaction prior to the Closing.

	No Redemptions(1)%		25% Redemption(2)%		50% Redemption(3)%		75% Redemption(4)%		Maximum Redemption(5)%
Sponsor(6)	3,342,188	9.5	3,342,188	9.5	3,342,188	9.4	3,342,188	9.4	3,342,188	9.4
Initial Sponsor(7)	970,312	2.8	970,312	2.8	970,312	2.8	970,312	2.8	970,312	2.8
Public Shareholders	520,056	1.4	390,042	1.1	260,028	0.7	130,014	0.4	—	—
Bioceres Group PLC Affiliate Shareholders(8)	1,500,000	4.3	1,500,000	4.2	1,500,000	4.3	1,500,000	4.3	1,500,000	4.3
Parent(8)	28,500,000	80.9	28,500,000	80.9	28,500,000	80.8	28,500,000	80.8	28,500,000	80.7
Theo(9)	373,117	1.1	529,838	1.5	686,558	2.0	843,279	2.3	1,000,000	2.8
Total	35,205,673	100.0%	35,232,380	100.0%	35,259,086	100.0%	35,285,793	100.0%	35,312,500	100.0%
Potential sources of dilution(10):
Public Warrants	8,625,000		8,625,000		8,625,000		8,625,000		8,625,000
Private Warrants	8,950,000		8,950,000		8,950,000		8,950,000		8,950,000
Working Capital Warrants(11)	1,500,000		1,500,000		1,500,000		1,500,000		1,500,000
Company Shares that may be issued to EarlyBird(12)	—		—		—		—		—
Total Sources of Dilution	19,075,000	100.0%	19,075,000	100.0%	19,075,000	100.0%	19,075,000	100.0%	20,075,000	100.0%
Amount Left in Trust(13)	$6,268,825		$4,701,619		$3,134,413		$1,567,206		—

____________

Notes:-

(1)      Assumes that no Public Shares are redeemed.

(2)      Assumes that 130,014 Public Shares are redeemed.

(3)      Assumes that 260,028 Public Shares are redeemed.

(4)      Assumes that 390,042 Public Shares are redeemed.

(5)      Assumes that all 520,056 Public Shares are redeemed.

(6)      Corresponds to 3,342,188 Company Shares to be issued to Sponsor.

(7)      Corresponds to 970,312 Company Shares to be issued to the Initial Sponsor.

(8)      Prior to Closing, the Parent expects to redeem 62,500 Parent shares held by Theo, and Theo expects to subsequently distribute a total of 1,500,000 Company Shares to between 300 and 424 shareholders of Bioceres S.A. and Bioceres Group, which is consistent with Bioceres Group PLC’s policy to distribute shares of its investees to its limited partners, so that they hold shares directly, and not through any investment vehicle.

(9)      Company Shares issued to Theo pursuant to the Backstop Agreement assuming that it satisfies its obligations thereunder pursuant to the subscription of 1,000,000 Company Shares at a subscription price of $10.00 per Company Share. Any Company Shares issued to Theo pursuant to the Backup Agreement will have a dilutive effect on other shareholders. See “Certain Agreements Related to the Business Combination — Backstop Agreement.”

(10)    Does not consider Company Shares that may be issued to Earlybird pursuant to the EarlyBird Engagement Letter. Pursuant to the EarlyBird Engagement Letter, the EarlyBird Fees are due on the six-month anniversary of the Closing and the Company may elect to pay up to $500,000 of the EarlyBird Fees in Company Shares. The total amount of Company Shares issuable will be determined on the six-month anniversary of the Closing by dividing $500,000 (or such lesser amount, as the Company may elect) by the volume-weighted average price (VWAP) of the Company shares for the ten trading days immediately preceding this anniversary. Currently, the Company does not know if it will elect to exercise this option to pay a portion of the EarlyBird Fees in Company Shares, and it cannot reasonably estimate the VWAP that will be used to calculate the number of Company Shares to be issued if it elects to exercise such option. Accordingly, the Company has not included potential dilution that may result from the exercise of the Company’s option to pay for a portion of the EarlyBird Fee in Company Shares. See “Certain Agreements Relating to the Business Combination — EarlyBird Engagement Letter.”

(11)    Represents up to $1,500,000 in Working Capital Loans from the Sponsor to APx that may be repaid upon completion of the Business Combination, without interest, or at the Sponsor’s discretion, converted upon completion of the Business Combination into up to 1,500,000 warrants of the post-business combination entity at a price of $1.00 per warrant.

(12)   Pursuant to the EarlyBird Engagement Letter, the EarlyBird Fees are due on the six-month anniversary of the Closing and the Company may elect to pay up to $500,000 of the EarlyBird Fees in Company Shares. The total amount of Company Shares issuable will be determined on the six-month anniversary of the Closing by dividing $500,000 (or such lesser amount, as the Company may elect) by the volume-weighted average price (VWAP) of the Company shares for the ten trading days immediately preceding this anniversary. Currently, the Company does not know if it will elect to exercise this option to pay a portion of the EarlyBird Fees in Company Shares, and it cannot reasonably estimate the VWAP that will be used to calculate the number of Company Shares to be issued if it elects to exercise such option. Accordingly, the Company has not included potential dilution that may result from the exercise of the Company’s option to pay for a portion of the EarlyBird Fee in Company Shares. See “Certain Agreements Relating to the Business Combination — EarlyBird Engagement Letter.”

(13)    The amount left in trust was calculated as cash held in Trust Account as of December 31, 2024, plus accrued interest receivable adjusted for reductions in the Trust Account reflecting the various redemption scenarios (based on the estimated per-share redemption price of approximately $12.05 per share as of December 31, 2024). See “Preliminary Proxy Statement — Compensation Received by the Sponsors — Conflicts of Interest” and “Business of APx and Certain Information About APx — Overview.”

Q:     When will the Business Combination be completed?

A:     It is currently anticipated that the Business Combination will be consummated as soon as practicable following the Special Meeting, which is set for            , 2025; however, (i) such meeting could be adjourned if the Adjournment Proposal is approved by our shareholders at the Special Meeting and we elect to adjourn the Special Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, the Business Combination Proposal and the Cayman Merger Proposal have not been approved, and (ii) the Closing will not occur until all conditions set forth in the Business Combination Agreement are satisfied or waived. For a description of the conditions to the completion of the Business Combination, see “The Business Combination Agreement — Conditions to Closing.”

Q:     What happens if the Business Combination is not completed?

A:     If APx does not complete the Business Combination for any reason, APx would search for another target business with which to complete a business combination. If APx does not complete the Business Combination or a business combination with another target business by the Extended Date (as defined below), APx must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the APx (less taxes payable, if any, and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares. The Initial Shareholders hold no Redemption Rights and, in the event a business combination is not effected in the required time period, their Founder Shares (as defined below) will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to APx’s outstanding warrants. Accordingly, such warrants will expire worthless.

Q:     What interests do our Initial Shareholders, current officers, directors and advisors, and the Company’s current shareholders have in the Business Combination?

A:     In considering the recommendation of our Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Initial Shareholders and our directors and officers and the Company’s current shareholders have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the Initial Shareholders will lose their entire investment in APx if APx does not complete an initial business combination by the Extended Date;

•        the beneficial ownership of the Initial Shareholders of an aggregate of 4,312,500 SPAC Class A Ordinary Shares, comprised of 3,342,188 SPAC Class A Ordinary Shares held by the Sponsor (which shares were purchased in connection with the Sponsor Alliance) and 970,312 SPAC Class A Ordinary Shares held by the Initial Sponsor (which were purchased in connection with the IPO and which were retained in connection with the Sponsor Alliance). Such shares have an aggregate market value of approximately $            million based on the closing price of the Public Shares of $            on the Record Date;

•        in connection with the IPO, the Initial Sponsor paid $25,000 for 4,312,500 Founder Shares, approximately $0.006 per share, 3,342,188 of which were subsequently transferred to the Sponsor in connection with the Sponsor Alliance. The market value of the 970,312 shares retained by the Initial Sponsor as of the Record Date was approximately $            based on the closing price of the Public Shares of $            on

the Record Date, and the value of such shares is expected to be greater than $25,000 at the time of the Business Combination. Based on the closing price of the Public Shares of $            on the Record Date, the Initial Sponsor could earn a return of $            per share, or $            in the aggregate, upon the sale of its Founder Shares, corresponding to a rate of return of            %. If the Closing occurs, such shares shall be converted into Company Shares and retained by APX Capital. If APx does not complete an initial business combination, such shares will expire worthless;

•        in connection with the Sponsor Alliance, the Sponsor paid $50,001 (comprised of $1 in cash to APx Capital, and a commitment of $50,000 to fund APx’s Exchange Act reporting obligations), approximately $0.015 per share, to purchase 3,342,188 Founder Shares. The market value of the 3,342,188 shares held by the Sponsor as of the Record Date was approximately $            based on the closing price of the Public Shares of $            on the Record Date, and the value of such shares is expected to be greater than $50,001 at the time of the Business Combination. Based on the closing price of the Public Shares of $            on the Record Date, the Sponsor could earn a return of $            per share, or $            in the aggregate, upon the sale of its Founder Shares, corresponding to a rate of return of            the Sponsor. If APx does not complete an initial business combination, such shares will expire worthless;

•        pursuant to the terms of the Business Combination Agreement, the reasonable and documented out-of-pocket fees and expenses payable by APx as a result of, in relation to or in connection with APX’s negotiation, documentation and consummation of the Business Combination are expected to be settled by the Company at the Closing, subject to a cap of $5,880,759 If the Closing does not occur, APx will be unable to use the proceeds of the Business Combination to settle such expenses;

•        pursuant to the terms of the Business Combination Agreement, the reasonable and documented out-of-pocket fees and expenses payable by the Company as a result of, in relation to or in connection with the Company’s negotiation, documentation and consummation of the Business Combination are expected to be settled by the Company at the Closing. If the Closing does not occur, the Company will be unable to use the proceeds of the Business Combination to settle such expenses;

•        pursuant to the IPO Letter Agreement, our Initial Shareholders agreed to waive their Redemption Rights with respect to any APx ordinary shares held by them in connection with the completion of the Business Combination. The Sponsor additionally agreed to waive its Redemption Rights pursuant to the Support Agreement. The Initial Shareholders did not receive any consideration in exchange for such waiver of Redemption Rights. Due to such waiver, the value of the Initial Shareholders’ investments in APx is dependent on the consummation of an initial business combination. In the event that APx does not complete an initial business combination by the Extended Date, the 3,342,188 SPAC Class A Ordinary Shares held by the Sponsor (which shares were purchased in connection with the Sponsor Alliance), which have an approximate aggregate market value of $            as of the Record Date, and the 970,312 SPAC Class A Ordinary Shares held by the Initial Sponsor (which were purchased in connection with the IPO and which were retained in connection with the Sponsor Alliance), which have an approximate aggregate market value of $            as of the Record Date, will expire worthless. As a result, the Initial Shareholders have an aggregate of up to $            at risk as of the Record Date that depends on the completion of an initial business combination on or prior to the Extended Date. In contrast, Public Shareholders would receive approximately $            per share if the Trust Account is liquidated, calculated as of the Record Date;

•        the Sponsor has made Working Capital Loans to APx that may be repaid upon completion of the Business Combination, without interest, or at the lender’s discretion, converted upon completion of the Business Combination into up to 1,500,000 warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. On September 8, 2023, APx issued an unsecured promissory note to the Sponsor, pursuant to which APx could borrow up to $500,000, related to the ongoing expenses reasonably related to the business of the Company and the consummation of the Business Combination (the “Working Capital Promissory Note”). On February 9, 2024, APx issued an amended and restated promissory note (the “Amended and Restated Note”), amending and restating the Working Capital Promissory Note to increase the maximum principal amount from $500,000 to $2,000,000 and to provide that, in addition to funding working capital needs, amounts under the Amended and Restated Note may be used for the purposes of making one or more payments to Continental Stock Transfer & Trust Company, a New York limited liability trust company, as

Extension Payments (as defined in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 29, 2023, as amended). As of March 31, 2025, $1,743,499 has been drawn under the Amended and Restated Promissory Note. If APx does not complete an initial business combination, it is unlikely that Sponsor will recover funds drawn by APx under the Amended and Restated Note. Conversely, if the Business Combination closes, APx will repay the Working Capital Loans to the Sponsor;

•        on August 17, 2023, Mr. Bransfield, as borrower, entered into a secured credit line loan agreement, with Bioceres Group PLC, an indirect shareholder of Parent, as the lender, and UG Holdings LLC, an affiliate of Mr. Bransfield, as the pledgor (such agreement as amended, the “Sponsor Loan Agreement”). Mr. Bransfield, as borrower, also entered into a pledge and security agreement, with Bioceres Group PLC, as the lender, and UG Holdings LLC, as the pledgor, pursuant to which, in order to secure his obligations under the Sponsor Loan Agreement, he pledged 100,000 ordinary shares of Moolec Science SA as security. The Sponsor Loan Agreement was amended on September 6, 2023 to increase the credit line from $250,000 to $275,000; on October 12, 2023 to increase the credit line to $400,000; on November 9, 2023 to increase the credit line to $1,000,000; and on March 25, 2024 to increase the credit line to $2,000,000. On November 9, 2023, the rights and obligations of Mr. Bransfield under the Sponsor Loan Agreement were transferred to the Sponsor and the Sponsor assumed such rights and obligations. On March 25, 2024, the parties entered into a fourth amendment to the Sponsor Loan Agreement, pursuant to which certain commercial conditions were amended, including the placement of a legend on 700,000 SPAC Ordinary Shares owned by the Sponsor and changes to the maturity date. The Sponsor Loan Agreement accrues interest at 11% per annum and matures either on the first, second or third anniversary of the closing of the Business Combination, according to certain thresholds related to the volume weighted average price of Company Shares on such dates. As of March 31, 2025, $2,000,000 has been drawn under the Sponsor Loan Agreement, of which $1,743,499 has been lent onward from the Sponsor to APx under the Amended and Restated Note. If APx does not complete an initial business combination, it is unlikely that Sponsor will recover funds drawn by APx under the Amended and Restated Note and, as a result, such funds will not be available to repay amounts drawn under the Sponsor Loan Agreement;

•        on August 26, 2024, APx issued an unsecured promissory note in the principal amount of $446,000 to Bioceres, an indirect shareholder of the Company, and on November 7, 2024, APx issued an unsecured promissory note in the principal amount of $700,000 to Bioceres, which was amended and restated as of March 21, 2025, to include a principal amount of up to $712,038. The BC Promissory Notes accrue interest at 20% per annum. APx shall repay all interested accrued and the principal balance on the date on which it consummates its initial business combination. As of March 31, 2025, $1,158,037 has been drawn under the BC Promissory Notes. If APx does not complete an initial business combination, it is unlikely that Bioceres LLC will recover funds drawn by APx under the BC Promissory Notes. Conversely, if the Business Combination closes, APx will repay the BC Promissory Notes to Bioceres;

•        on November 7, 2024, SOFOM, Bioceres, UGH and Theo entered into the SOFOM Loan, pursuant to which SOFOM agreed to lend to Bioceres up to $1,500,000, which loan was secured by equity interests of Moolec Science SA and Bioceres Crop Solutions Corp. held by Bioceres, UGH and Theo. Amounts lent thereunder will be used by Bioceres to fund amounts lent to APx under the Bioceres Notes. As of March 31, 2025, $1,500,000 has been drawn under the SOFOM Loan. Amounts outstanding under the SOFOM Loan will mature upon the earlier to occur of February 26, 2026 or the date that is 30 days after the termination of the Lock-Up Period (as defined in the Registration Rights and Lock-Up Agreement). If APx does not complete an initial business combination, it is unlikely that Bioceres will recover funds drawn by APx under the BC Promissory Notes, which may be used to repay the SOFOM Loan. Conversely, if the Business Combination closes, APx will repay the BC Promissory Notes to Bioceres, which funds may be used repay the SOFOM Loan;

•        pursuant to the EarlyBird Engagement Letter, if the Business Combination closes, EarlyBird is entitled to the EarlyBird Fees, which consist of $2,000,000, up to $500,000 of which may be paid in Company Shares on the six-month anniversary of the Closing. If the Closing does not occur, EarlyBird will not be entitled to the EarlyBird Fees;

•        the Sponsor is expected to hold an aggregate of approximately 9.5%, and the Initial Sponsor is expected to hold an aggregate of approximately 2.8%, of the outstanding Company Shares upon the consummation of the Business Combination, assuming no redemptions by Public Shareholders;

•        although there are no such unreimbursed out-of-pocket expenses as of March 31, 2025, unless a business combination is consummated, members of the APx Board will not receive reimbursement for any out-of-pocket expenses incurred by them on APx’s behalf incident to identifying, investigating, negotiating and completing a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account;

•        the continuation of Kyle Bransfield, the chairman of the APx Board, as a director of the Company, and his appointment as chief financial officer of the Company, following the Closing;

•        the continued indemnification of APx’s current and former officers and directors and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        APx’s Existing Governing Documents provide that APx renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of APx and such opportunity is one APx is legally and contractually permitted to undertake and would otherwise be reasonable for APx to pursue, and to the extent the director or officer is permitted to refer that opportunity to APx without violating another legal obligation. Notwithstanding such provision, APx believes that such provision did not impact APx’s search for a business combination target;

•        the Initial Shareholders can earn a positive rate of return on their investment in APx, even if other shareholder of APx experience a negative rate of return in their investment in the Company; and

•        at the Closing, the Company, Parent, APx, the Initial Shareholders, certain equity and other interest-holders of Parent, prior to the Closing will enter into the Registration Rights Agreement, under which the Company will agree to register for resale certain Company Shares, Company Warrants and other equity securities of Company that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights.

As a result of the foregoing interests, the Initial Shareholders will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to APx’s other securityholders.

The APx Board was aware of and considered these interests, among other matters, in approving the Business Combination Agreement and the Business Combination, and in determining to recommend that the shareholders of APx vote in favor of the Business Combination Agreement and the Business Combination.

Please also see the sections “Certain Relationships and Related Party Transactions” and “Security Ownership of Certain Beneficial Owners and Management” for more information on the interests and relationships of our Initial Shareholders, current officers and directors, and the Company’s current shareholders.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     Upon the completion of the IPO, a total of $175,950,000 was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. As of March 31, 2025, there were investments and cash held in the Trust Account of $6,311,873. These funds will not be released until the earlier of the completion of our initial business combination, the redemption of our Public Shares in connection with certain amendments to our Existing Governing Documents and the redemption of our Public Shares if we are unable to complete an initial business combination by the Extended Date, although we may withdraw the interest earned on the funds held in the Trust Account to pay taxes.

Q:     What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination proposal and exercise their Redemption Rights?

A:      APx’s Public Shareholders may vote in favor of the Business Combination and exercise their Redemption Rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

However, the consummation of the Business Combination is conditioned upon, among other things, approval by APx’s shareholders of the Business Combination Agreement and the Business Combination. In addition, with fewer Public Shares and Public Shareholders, the trading market for Company Shares may be less liquid than the market for Public Shares was prior to consummation of the Business Combination and the Company may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into the Company’s business will be reduced.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     Even if the Business Combination Agreement is approved by the shareholders of APx, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q:     What proposals are shareholders being asked to vote upon?

A:     APx shareholders are being asked to vote on the following Shareholder Proposals:

(1)    the Business Combination Proposal;

(2)    the Cayman Merger Proposal; and

(3)    the Adjournment Proposal.

The approval of each of the Conditions Precedent Proposals (i.e., the Business Combination Proposal, and the Cayman Merger Proposal) is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all of the Condition Precedent Proposals.

APx will hold the Special Meeting of its shareholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Special Meeting. Shareholders of APx should read it carefully.

After careful consideration, the APx Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the Business Combination Proposal, the Cayman Merger Proposal and the Adjournment Proposal is in the best interests of APx and its shareholders and unanimously recommends that you vote “FOR” or give instruction to vote “FOR” each of these proposals.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “Summary of the Proxy Statement/Prospectus — Interests of Certain Persons in the Business Combination” and “Security Ownership of Certain Beneficial Owners and Management” in the accompanying proxy statement for a further discussion.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:     Do I have Redemption Rights?

A:     If you are a holder of Public Shares, you have the right to request that APx redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of such Public Shareholder’s Public Shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the Public Shares into a pro rata portion of the cash held in the Trust Account as “Redemption Rights.” If you wish to exercise your Redemption Rights, please see the answer to the next question, “How do I exercise my Redemption Rights?”

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

Our Initial Shareholders have entered into a letter agreement pursuant to which they have agreed to waive, for no additional consideration, their Redemption Rights with respect to their Founder Shares and Public Shares in connection with the completion of a business combination.

The consummation of the Business Combination is conditioned upon, among other things, approval by APx’s shareholders of the Business Combination Agreement and the Business Combination. If any of these conditions are not satisfied, the Business Combination may not be consummated.

Q:     How do I exercise my Redemption Rights?

A:     If you are a holder of Public Shares and wish to exercise your right to redeem your Public Shares, you must:

(a)     hold Public Shares or hold Public Shares through units and elect to separate your units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on            , 2025 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the Transfer Agent that APx redeem your Public Shares for cash and (b) deliver your Public Shares to the Transfer Agent, physically or electronically through DTC.

The address of the Transfer Agent is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and Public Warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so.

Any holder of Public Shares will be entitled to request that their Public Shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then-outstanding Public Shares. As March 31, 2025, this would have amounted to $12.18 per Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our Public Shareholders, regardless of whether such Public Shareholders vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. We anticipate that the funds to be distributed to Public Shareholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Business Combination.

If you are a holder of Public Shares, you may exercise your Redemption Rights by submitting your request in writing to the Transfer Agent at the address listed at the end of this section.

Any request for redemption, once made by a holder of Public Shares, may only be withdrawn with our consent. If you deliver your shares for redemption to the Transfer Agent and later decide prior to Closing not to elect redemption, you may request that APx instruct our Transfer Agent to return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent prior to the deadline for exercising redemption requests and, thereafter, with our consent, prior to Closing. No request for redemption will be honored unless the holder’s shares has been delivered (either physically or electronically) to the Transfer Agent by 5:00 p.m., Eastern Time, on            , 2025.

If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered as described above, then, if the Business Combination is consummated, the Company will redeem Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. If you are a holder of Public Shares and you exercise your Redemption Rights, it will not result in the loss of any APx warrants that you may hold.

Q:     Will how I vote on the Business Combination proposal affect my ability to exercise Redemption Rights?

A:     No. You may exercise your Redemption Rights irrespective of whether you vote your ordinary shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their Public Shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q:     If I am a holder of units, can I exercise Redemption Rights with respect to my units?

A:     No. Holders of outstanding units must elect to separate the units into the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying Public Shares and Public Warrants, or if you hold units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. If you fail to cause your Public Shares to be separated and delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on            , 2025, you will not be able to exercise your Redemption Rights with respect to your Public Shares.

Q:     What are United States federal income tax considerations relating to the exercise of my Redemption Rights?

A:     We expect that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders” below) that exercises its Redemption Rights to receive cash from the Trust Account in exchange for its Public Shares will generally be treated as selling such Public Shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Public Shares that a U.S. Holder owns or is deemed to own (including through the ownership of warrants to purchase Public Shares). For a more complete discussion of the U.S. federal income tax considerations of an exercise of Redemption Rights, see “Material U.S. Federal Income Tax Considerations — Tax Consequences of Exercising Redemption Rights.”

Q:     Do I have appraisal or dissenters’ rights in connection with the proposed Business Combination?

A:     No appraisal or dissenters’ rights are available to APx’s shareholders in connection with the ordinary resolution to approve the Business Combination. However, in respect of the special resolution to approve the Cayman Merger Proposal, under section 238 of the Cayman Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Cayman Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, APx’s shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the APx Board has determined that the redemption proceeds payable to APx’s shareholders who exercise such redemption rights represents the fair value of those shares.

Q:     Did the APx Board obtain a fairness opinion in determining whether or not to proceed with the Business Combination?

A:     No. The APx Board did not obtain a fairness opinion in connection with its determination to approve the Business Combination. However, APx’s management, the members of the APx Board and the other representatives of APx have substantial experience in evaluating the operating and financial merits of companies similar to the Company and reviewed certain financial information of the Company and other relevant financial information selected based on the experience and the professional judgment of APx’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the APx Board in valuing the Company’s business and assume the risk that the APx Board may not have properly valued such business.

Q:     How do I vote?

A:     The Special Meeting will be held at 10:00 a.m., Eastern Time, on            , 2025, at            . For the purposes of APx’s Existing Governing Documents, the physical place of the meeting will be the offices of Greenberg Traurig, P.A. located at 333 SE 2nd Avenue, Suite 4400, Miami, FL 33131, United States. APx encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting             . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing             .

If you are a holder of record of APx ordinary shares on the Record Date, you may vote at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote, obtain a proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent.

As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum. Moreover, broker non-votes will have no effect on any of the proposals in this proxy statement.

For the proposals in this proxy statement/prospectus, your broker will not have the discretionary authority to vote your shares. Accordingly, your bank, broker, or other nominee can vote your shares at the Special Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Q:     When and where will the Special Meeting be held?

A:     The Special Meeting will be held at 10:00 a.m., Eastern Time, on            , 2025, at            . For the purposes of APx’s Existing Governing Documents, the physical place of the meeting will be the offices of Greenberg Traurig, P.A. located at 333 SE 2nd Avenue, Suite 4400, Miami, FL 33131, United States. APx encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting             . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing             .

Q:     Who is entitled to vote at the Special Meeting?

A:     APx has fixed            , 2025 as the Record Date. If you were a shareholder of APx at the close of business on the Record Date, you are entitled to vote on matters that come before the Special Meeting. However, a shareholder may only vote his or her shares if he or she is present in person (which would include presence online at the Special Meeting) or is represented by proxy at the Special Meeting.

Q:     How many votes do I have?

A:     Our shareholders are entitled to one vote at the Special Meeting for each ordinary share held of record as of the Record Date. As of the close of business on the Record Date, there were outstanding 4,832,556 ordinary shares of APx, of which 520,056 were outstanding Public Shares.

Q:     What constitutes a quorum?

A:     A quorum of our shareholders is necessary to hold a valid meeting. The presence, in person (which would include presence online at the Special Meeting) or by proxy (or for corporations or other non-natural persons, by duly authorized representative or proxy), of shareholders holding at least one-third of the ordinary shares constitutes a quorum at the Special Meeting. In the absence of a quorum, the Special Meeting shall automatically be adjourned in accordance with APx’s Existing Governing Documents. As of the Record Date for the Special Meeting, 1,610,852 ordinary shares would be required to achieve a quorum.

Q:     What vote is required to approve each proposal at the Special Meeting?

A:     The following votes are required for each proposal at the Special Meeting:

•        Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution under APx’s Existing Governing Documents, being the affirmative vote of the holders of a simple majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. APx’s shareholders must approve the Business Combination Proposal in order for the Business Combination to occur. If APx’s shareholders fail to approve the Business Combination Proposal, the Business Combination will not occur. Pursuant to the IPO Letter Agreements and as further discussed in the section entitled “Certain Agreements Related to the Business Combination — Voting and Support Agreement,” the Initial Shareholders and certain APx’s officers and directors have agreed to vote shares representing approximately 89.2% of the aggregate voting power of the ordinary shares in favor of the Business Combination Proposal. Accordingly, the agreement by our Initial Shareholders and our officers and directors to vote in favor of the Business Combination Proposal will increase the likelihood that we will receive the requisite shareholder approval for the Business Combination Proposal. If all Founders Shares are voted in favor of the Business Combination Proposal, none of the 520,056 Public Shares outstanding need to be voted in favor of the Business Combination Proposal (assuming all outstanding shares are voted) in order to have the Business Combination Proposal approved.

•        Charter Amendment Proposal:    The approval of the Charter Amendment Proposal requires a special resolution under APx’s Existing Governing Documents, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. APx’s shareholders must approve the Charter Amendment Proposal in order for the Business Combination to occur. If APx’s shareholders fail to approve the Charter Amendment Proposal, the Business Combination will not occur. Pursuant to the IPO Letter Agreements and as further discussed in the section entitled “Certain Agreements Related to the Business Combination — Voting and Sponsor Support Agreement,” the Initial Shareholders and APx’s officers and directors have agreed to vote shares representing approximately 89.2% of the aggregate voting power of the ordinary shares in favor of the Charter Amendment Proposal. Accordingly, the agreement by our Initial Shareholders and our officers and directors to vote in favor of the Charter Amendment Proposal will increase the likelihood that we will receive the requisite shareholder approval for the Charter Amendment Proposal. If all Founders Shares are voted in favor of the Charter Amendment Proposal, none of the 520,056 Public Shares outstanding need to be voted in favor of the Charter Amendment Proposal (assuming all outstanding shares are voted) in order to have the Charter Amendment Proposal approved.

•        Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution under APx’s Existing Governing Documents, being the affirmative vote of the holders of a simple majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. The Adjournment Proposal is not conditioned upon any other Shareholder Proposal.

Q:     What are the recommendations of the APx Board?

A:     The APx Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of APx’s shareholders and unanimously recommends that our shareholders vote “FOR” the Business Combination Proposal, “FOR” the Cayman Merger Proposal, and “FOR” the Adjournment Proposal, if presented to the Special Meeting.

The existence of financial and personal interests of APx’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of APx and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by the Extended Date, we may be forced to liquidate, and the 4,312,500 Founder Shares and 8,950,000 Private placement Warrants owned by our Initial Shareholders, would be worthless. See the sections entitled “Summary of the Proxy Statement/Prospectus — Interests of Certain Persons in the Business Combination” and “Security Ownership of Certain Beneficial Owners and Management” for more information.

Q:     May our Sponsor and the other initial shareholders purchase Public Shares or warrants prior to the Special Meeting?

A:     At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding APx or our securities, Templar LLC (the “Sponsor”) and APx Cap Sponsor Group I, LLC (the “Initial Sponsor” and, collectively with the Sponsor, the “Initial Shareholders”), the Company and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares or vote their shares in favor of the Business Combination Proposal and the other proposals to be presented at the Special Meeting. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to shareholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. APx will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:     Who is the Sponsor?

A:     The Sponsor is a Tennessee limited liability company that holds Founder Shares and the Private Warrants. The Sponsor has no business operations or activities other than holding Founder Shares and the Private Warrants. However, the Sponsor has made, and may make in the future, loans to APx to provide APx with the funds necessary for the payment of working capital expenses. The Sponsor is controlled by Mr. Kyle Bransfield, who holds 99.21% of the membership interests therein. Mr. Bransfield has extensive experience with SPACs, and served as director and Chief Executive Officer of Union Acquisition Corp., and Union Acquisition Corp. II, leading the companies through successful mergers with Bioceres Crop Solutions (NASDAQ: BIOX) and Procaps Group (NASDAQ: PROC) in March 2019 and September 2021, respectively. Mr. Bransfield previously served on the board of Procaps Group and sat on the audit committee and the mergers and acquisitions committee. Following Lightjump Acquisition Corp’s successful business combination with Moolec Science Ltd. (NASDAQ: MLEC) in December 2022, Mr. Bransfield now serves as a board member on the compensation and audit committees.

APx’s initial Sponsor was APx Cap Sponsor Group I, LLC (the “Initial Sponsor”), a Cayman Islands limited liability company. The Initial Sponsor is controlled and owned by partners in APx Capital, a leading alternative investment fund headquartered in Mexico City. APx is the first SPAC organized by the Initial Sponsor. On September 8, 2023, APx entered into a purchase agreement with the Initial Sponsor and the Sponsor, whereby the Initial Sponsor agreed to transfer to the Sponsor 3,342,188 Founder Shares and 6,936,250 Private Placement Warrants purchased at the time of APx’s IPO pursuant to a Private Placement Warrants Purchase Agreement, dated December 6, 2021. The Initial Sponsor retained 970,312 Founder Shares and 2,013,750 Private Placement Warrants. The transfer and all agreements executed in connection with the transfer (including the transactions contemplated therein) are referred to as the “Sponsor Alliance.” Following the closing of the transactions contemplated by the Sponsor Alliance, the Initial Sponsor no longer holds a majority of the Founder Shares, and no individual direct or indirect investor in the Initial Sponsor holds an interest in a material portion of the Founder Shares.

Q:     What happens if I sell my ordinary shares before the Special Meeting?

A:     The Record Date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your SPAC Ordinary Shares after the Record Date, but before the Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Special Meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:     How has the announcement of the Business Combination affected the trading price of APx’s Public Shares, Public Warrants and units?

A:     On March 25, 2024, the last trading date before the public announcement of the Business Combination, APx’s Public Shares, Public Warrants and units closed at $11.39, $0.065 and $11.19, respectively. On            , 2025, the trading date immediately prior to the date of this proxy statement/prospectus, APx’s Public Shares, Public Warrants and units closed at $            , $            and $            , respectively.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Shareholders may send a later-dated, signed proxy card to APx’s Chief Executive Officer at the address set forth below so that it is received by APx’s Chief Executive Officer prior to the vote at the Special Meeting (which is scheduled to take place on            , 2025) or attend the Special Meeting in person (which would include presence online at the Special Meeting) and vote. Shareholders also may revoke their proxy by sending a notice of revocation to APx’s Chief Executive Officer, which must be received by APx’s Chief Executive Officer prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What happens if I fail to take any action with respect to the Special Meeting?

A:     If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrant holder of OmnigenicsAI. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of APx. However, if you fail to take any action with respect to the Special Meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, provided you follow the instructions in this proxy statement/prospectus for redeeming your shares.

Q:     What should I do with my share certificates, warrant certificates and/or unit certificates?

A:     Shareholders who exercise their Redemption Rights must deliver their share certificates to the Transfer Agent (either physically or electronically) prior to 5:00 p.m., Eastern Time, on            , 2025 (two business days prior to the vote at the Special Meeting).

APx’s warrant holders should not submit the certificates relating to their warrants. Public Shareholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.

Following the effectiveness of the Business Combination, holders of SPAC Ordinary Shares and warrants will receive Company Shares and Company Warrants without needing to take any action and accordingly such holders should not submit the certificates relating to their ordinary shares and warrants. In addition, before the Closing, each outstanding unit of APx (each of which consists of one SPAC Class A Ordinary Share and one-half of one warrant to purchase one SPAC Class A Ordinary Share) will be separated into its component SPAC Class A Ordinary Share and half-warrant.

Q:     What should I do if I receive more than one set of voting materials?

A:     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact             , the proxy solicitation agent for APx, at the following address and telephone number:            .

You also may obtain additional information about APx from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your Public Shares (either physically or electronically) to the Transfer Agent at the address below prior to 5:00 p.m., Eastern Time, on             , 2025 (two business days prior to the vote at the Special Meeting). If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Summary of the Proxy Statement/Prospectus

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination, you should read this entire document carefully, including the Business Combination Agreement, attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

Parties to the Business Combination

APx Acquisition Corp. I
714 Westview Avenue
Nashville, TN 37205

APx Acquisition Corp. I is a blank check company incorporated as a Cayman Islands exempted company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

OmnigenicsAI Corp
89 Nexus Way
Camana Bay
Grand Cayman, KYI-9009
Cayman Islands

OmnigenicsAI Corp is a newly incorporated Cayman Islands exempted company and was incorporated for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its subsidiaries. OmnigenicsAI is an artificial intelligence-driven genomics company which aims to provide reliable biological data with a focus on early disease detection and health management. In addition, it aims to use diverse genomic technologies to provide personalized healthcare and tests which support a broad range of health conditions.

Heritas Merger Sub Limited
89 Nexus Way
Camana Bay
Grand Cayman, KYI-9009
Cayman Islands

Heritas Merger Sub Limited is a newly incorporated Cayman Islands exempted company and a direct wholly owned subsidiary of OmnigenicsAI. Merger Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and no liabilities or continent liabilities, nor any outstanding commitments other than in connection with the Business Combination.

The Business Combination

Pursuant to the Business Combination Agreement, APx, OmnigenicsAI, and Merger Sub will enter into the Business Combination, pursuant to which, among other things, (i) Merger Sub shall merge with and into SPAC, with SPAC being the surviving company and remaining as a wholly-owned subsidiary of the Company, and (ii) all SPAC Ordinary Shares and Public Warrants will be converted or exchanged into the right to receive the Merger Consideration.

In connection with the closing of the transactions contemplated by the Transaction Documents, including the Transactions, each of APx, Theo and OmnigenicsAI has entered into the Backstop Agreement, agreeing, severally but not jointly, to provide the funding of certain amounts as set forth therein.

For more information, see the section entitled “The Business Combination Agreement.”

Equity Ownership and Dilution following the Business Combinations

The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself and including the effects of the contribution of cash by Theo and issuance of Company Shares in consideration thereof pursuant to the Backstop Agreement). Values in the table below are based on APx’s balance sheet as of December 31, 2024 and are adjusted to reflect the effects of the Backstop Agreement:

	No Additional Redemption(1)	25% Redemption(2)	50% Redemption(3)	75% Redemption(4)	Maximum Redemption(5)
Initial offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Net Tangible Book Value at December 31, 2024(6)	$3,828,580.00	$3,828,583.75	$3,828,577.50	$3,828,581.25	$3,828,585.00
Total number of basis shares	5,205,673	5,232,380	5,259,086	5,285,793	5,312,500
Net tangible book value per share	$0.74	$0.73	$0.73	$0.72	$0.72
Dilution to SPAC Public Shareholders	$9.26	$9.27	$9.27	$9.28	$9.28
Net Tangible Book Value at December 31, 2024, excluding exercise of Public Warrants(7)	$3,828,580.00	$3,828,583.75	$3,828,577.50	$3,828,581.25	$3,828,585.00
Total number of basis shares, including exercise of Public Warrants(7)	13,830,673	13,857,380	13,884,086	13,910,793	13,937,500
Net Tangible Book Value per share, including exercise of Public Warrants	$7.45	$7.43	$7.42	$7.41	$7.39
Dilution (Accretion) to Public Shareholders, including future sources of dilution	$2.55	$2.57	$2.58	$2.59	$2.61

____________

Notes:-

(1)      Assumes that no Public Shareholders exercise Redemption Rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account (corresponding to $6,268,825, which includes interest account receivables) and that, under the Backstop Agreement, a $3,731,170 contribution is made by Theo in consideration of the issuance of 373,117 Company Shares. Includes 3,342,188 Company Shares held by the Sponsor, 970,312 Company Shares held by the Initial Sponsor.

(2)      Assumes that 25% of Public Shareholders, holding 130,014 Public Shares, will exercise their Redemption Rights for an aggregate payment of approximately $1.6 million (based on the estimated per-share redemption price of approximately $12.05 per share as of December 31, 2024) resulting in $4,701,619, including interest account receivables, held in the Trust Account and that, under the Backstop Agreement, a $5,298,380 contribution is made by Theo in consideration of the issuance of 529,838 Company Shares. Includes 3,342,188 Company Shares held by the Sponsor, 970,312 Company Shares held by the Initial Sponsor.

(3)      Assumes that 50% of Public Shareholders, holding 260,028 Public Shares, will exercise their Redemption Rights for an aggregate payment of approximately $3.1 million (based on the estimated per-share redemption price of approximately $12.05 per share as of December 31, 2024) resulting in $3,134,413, including interest account receivables, held in the Trust Account and that, under the Backstop Agreement, a $6,865,580 contribution is made by Theo in consideration of the issuance of 686,558 Company Shares. Includes 3,342,188 Company Shares held by the Sponsor, 970,312 Company Shares held by the Initial Sponsor and Company Shares issued to Theo pursuant to the Backstop Agreement.

(4)      Assumes that 75% of Public Shareholders, holding 390,042 Public Shares, will exercise their Redemption Rights for an aggregate payment of approximately $4.7 million (based on the estimated per-share redemption price of approximately $12.05 per share as of December 31, 2024) resulting in $1,567,206, including interest account receivables, held in the Trust Account and that, under the Backstop Agreement, a $8,432,790 contribution is made by Theo in consideration of the issuance of 843,279 Company Shares. Includes 3,342,188 Company Shares held by the Sponsor, 970,312 Company Shares held by the Initial Sponsor.

(5)     Assumes that all Public Shareholders, holding 520,056 Public Shares, will exercise their Redemption Rights for an aggregate payment of approximately $6.3 million (based on the estimated per-share redemption price of approximately $12.05 per share as of December 31, 2024) from the Trust Account resulting in no cash being held in the Trust Account and that, under the Backstop Agreement, a $10,000,000 contribution if made by Theo in consideration of the issuance of 1,000,000 Company

Shares. Includes 3,342,188 Company Shares held by the Sponsor, 970,312 Company Shares held by the Initial Sponsor and 1,000,000 Company Shares issued to Theo pursuant to the Backstop Agreement. The Net Tangible Book Value assumes a redemption cap of $6.2 million, which represents the maximum amount available in the Trust Account for redemptions and includes accrued interest receivable of $60,458 that is available for redemptions.

(6)      The net tangible book value as of December 31, 2024 was calculated as total assets minus intangible asset minus total liabilities of the SPAC, adjusted for reductions in the Trust Account reflecting the various redemption scenarios (based on the estimated per-share redemption price of approximately $12.05 per share as of December 31, 2024) and including different scenarios of contribution under Backstop Agreement as described in the notes above.

(7)      Does not include 8,625,000 shares underlying the Public Warrants and cash to the Company of $99,187,500 assuming all Public Warrants are exercised. Each Public Share previously issued included one-half of one redeemable Public Warrant. Each whole Public Warrant entitles the holder thereof to purchase one Public Share at a price of $11.50 per share, subject to adjustment. The Public Warrants will become exercisable on the later of 30 days after the completion of the Business Combination and 12 months from the closing of the IPO, subject to further conditions described elsewhere in this registration statement, and will expire five years after the completion of the Business Combination or earlier upon redemption or APX’s liquidation, as described herein.

Shareholders may also experience dilution as the result of the issuance of Company Shares pursuant to the Earlybird pursuant to the EarlyBird Engagement Letter. See “Certain Agreements Relating to the Business Combination — EarlyBird Engagement Letter.”

Proposals to be Submitted at the Special Meeting

The Business Combination Proposal

The approval of the Business Combination Proposal requires an ordinary resolution under APx’s Existing Governing Documents, being the affirmative vote of the holders of a simple majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. APx’s shareholders must approve the Business Combination Proposal in order for the Business Combination to occur. If APx’s shareholders fail to approve the Business Combination Proposal, the Business Combination will not occur. The Business Combination Proposal is conditioned on the approval of the Cayman Merger Proposal. Therefore, if the Cayman Merger Proposal is not approved, the Business Combination Proposal will have no effect, even if approved by APx’s shareholders. For additional information, see “Proposal No. 1 — The Business Combination Proposal” section of this proxy statement/prospectus.

The Cayman Merger Proposal

The approval of the Cayman Merger Proposal requires a special resolution under APx’s Existing Governing Documents, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. If APx’s shareholders fail to approve the Cayman Merger Proposal, the Business Combination will not occur. The Cayman Merger Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Cayman Merger Proposal will have no effect, even if approved by APx’s shareholders. For additional information, see “Proposal No. 2 — The Cayman Merger Proposal” section of this proxy statement/prospectus.

The Adjournment Proposal

The approval of the Adjournment Proposal requires an ordinary resolution under APx’s Existing Governing Documents, being the affirmative vote of the holders of a simple majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. The Adjournment Proposal is not conditioned upon any other Shareholder Proposal. For additional information, see “Proposal No. 3 — The Adjournment Proposal” section of this proxy statement/prospectus.

Date, Time and Place of Special Meeting of APx’s Shareholders

The Special Meeting will be held at 10:00 a.m., Eastern Time, on            , 2025, to consider and vote upon the proposals to be submitted to the Special Meeting, including if necessary, the Adjournment Proposal. For the purposes of APx’s Existing Governing Documents, the physical place of the meeting will be            the offices of Greenberg Traurig, P.A. located at 333 SE 2nd Avenue, Suite 4400, Miami, FL 33131, United States. APx encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote

your shares electronically during the Special Meeting via live webcast by visiting            . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing            .

Registering for the Special Meeting

Pre-registration at is recommended but is not required in order to attend.

Any shareholder wishing to attend the Special Meeting should register for the meeting by            , 2025. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our ordinary shares:

•        if your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the Special Meeting online, go to enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the Special Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the Special Meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned ordinary shares at the close of business on            , 2025, which is the Record Date for the Special Meeting.

Shareholders will have one vote for each ordinary share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. On the Record Date, there were 4,832,556 ordinary shares of APx outstanding, of which 520,056 were Public Shares, with the rest being held by our Initial Shareholders.

Quorum and Vote of Shareholders

A quorum of our shareholders is necessary to hold a valid meeting. The presence, in person (which would include presence online at the Special Meeting) or by proxy (or for corporations or other non-natural persons, by duly authorized representative or proxy), of shareholders holding at least one-third of the issued and outstanding ordinary shares of APx constitutes a quorum at the Special Meeting. In the absence of a quorum, the Special Meeting shall be automatically adjourned in accordance with APx’s Existing Governing Documents. As of the Record Date for the Special Meeting, 1,610,852 ordinary shares would be required to achieve a quorum.

Our Initial Shareholders and our officers and directors at the time of the IPO entered into letter agreements to vote their Founder Shares as well as any Public Shares purchased during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, our Initial Shareholders own approximately 89.2% of our total outstanding ordinary shares.

The following votes are required for each proposal at the Special Meeting:

•        Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution under APx’s Existing Governing Documents, being the affirmative vote of the holders of a simple majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

•        Cayman Merger Proposal:    The approval of the Cayman Merger Proposal requires a special resolution under APx’s Existing Governing Documents, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

•        Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution under APx’s Existing Governing Documents, being the affirmative vote of the holders of a simple majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting.

For the purposes of approval, an abstention will have no effect on the Business Combination Proposal, the Cayman Merger Proposal or the Adjournment Proposal.

Redemption Rights

Pursuant to APx’s Existing Governing Documents, a Public Shareholder may request that APx redeem all or a portion of such Public Shareholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares or (b) hold Public Shares through units and you elect to separate your units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares; and

(ii)    prior to 5:00 p.m., Eastern Time, on            , 2025 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the Transfer Agent that the Company redeem your Public Shares for cash and (b) deliver your Public Shares to the Transfer Agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. Public Shareholders may elect to redeem all or a portion of such Public Shareholder’s Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its Public Shares to the Transfer Agent, APx will redeem the requested number of Public Shares for a per share price, payable In cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable) and not previously released to APx to pay its taxes, divided by the number of then-outstanding Public Shares. If a Public Shareholder exercises its Redemption Rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may only be withdrawn with our consent. Furthermore, if a holder of a Public Shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that APx instruct our Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Shareholders” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of

15% of the Public Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

In order for Public Shareholders to exercise their Redemption Rights in respect of the Business Combination Proposal, Public Shareholders must properly exercise their right to redeem the Public Shares they hold no later than the close of the vote on the Business Combination Proposal and deliver their Public Shares (either physically or electronically) to the Transfer Agent prior to 5:00 p.m., Eastern Time, on            , 2025 (two business days prior to the vote at the Special Meeting). Immediately following the consummation of the Business Combination, the Company will satisfy the exercise of Redemption Rights by redeeming the Public Shares issued to the Public Shareholders that validly exercised their Redemption Rights.

Holders of our warrants will not have Redemption Rights with respect to the warrants.

If the Business Combination is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, APx will promptly return any shares previously delivered by Public Shareholders.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to APx’s shareholders in connection with the ordinary resolution to approve the Business Combination. However, in respect of the special resolution to approve the Cayman Merger Proposal, under section 238 of the Cayman Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Cayman Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, APx’s shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the APx Board has determined that the redemption proceeds payable to APx’s shareholders who exercise such redemption rights represents the fair value of those shares.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. APx has engaged [•] to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person (which would include presence online at the Special Meeting) if it revokes its proxy before the Special Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of the Shareholders — Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of the APx Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Initial Shareholders and our directors, officers and advisors and the Company’s current shareholders have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the Initial Shareholders will lose their entire investment in APx if APx does not complete an initial business combination by the Extended Date;

•        the beneficial ownership of the Initial Shareholders of an aggregate of 4,312,500 SPAC Class A Ordinary Shares comprised of 3,342,188 SPAC Class A Ordinary Shares held by the Sponsor (which shares were purchased in connection with the Sponsor Alliance) and 970,312 SPAC Class A Ordinary Shares held by the Initial Sponsor (which were purchased in connection with the IPO and which were retained in connection with the Sponsor Alliance). Such shares have an aggregate market value of approximately $            million based on the closing price of the Public Shares of $            on the Record Date;

•        in connection with the IPO offering, the Initial Sponsor paid $25,000 for 4,312,500 Founder Shares, approximately $0.006 per share, 3,342,188 of which were subsequently transferred to the Sponsor in connection with the Sponsor Alliance. The market value of the 970,312 shares retained by the Initial Sponsor as of the Record Date was approximately $            based on the closing price of the Public Shares of $            on the Record Date, and the value of such shares is expected to be greater than $25,000 at the time of the Business Combination. Based on the closing price of the Public Shares of $            on the Record Date, the Initial Sponsor could earn a return of $            per share, or $            in the aggregate, upon the sale of its Founder Shares, corresponding to a rate of return of            %. If the Closing occurs, such shares shall be converted into Company Shares and retained by APX Capital. If APx does not complete an initial business combination, such shares will expire worthless;

•        in connection with the Sponsor Alliance, the Sponsor paid $50,001 (comprised of $1 in cash to APx Capital, and a commitment of $50,000 to fund APx’s Exchange Act reporting obligations), approximately $0.015 per share, to purchase 3,342,188 Founder Shares. The market value of the 3,342,188 shares held by the Sponsor as of the Record Date was approximately $            based on the closing price of the Public Shares of $            on the Record Date, and the value of such shares is expected to be greater than $50,001 at the time of the Business Combination. Based on the closing price of the Public Shares of $            on the Record Date, the Sponsor could earn a return of $            per share, or $            in the aggregate, upon the sale of its Founder Shares, corresponding to a rate of return of            %. If the Closing occurs, such shares shall be converted into Company Shares and retained by the Sponsor. If APx does not complete an initial business combination, such shares will expire worthless;

•        pursuant to the terms of the Business Combination Agreement, the reasonable and documented out-of-pocket fees and expenses payable by APx as a result of, in relation to or in connection with APX’s negotiation, documentation and consummation of the Business Combination are expected to be settled by the Company at the Closing, subject to a cap of $5,880,759. If the Closing does not occur, APx will be unable to use the proceeds of the Business Combination to settle such expenses;

•        pursuant to the terms of the Business Combination Agreement, the reasonable and documented out-of-pocket fees and expenses payable by the Company as a result of, in relation to or in connection with the Company’s negotiation, documentation and consummation of the Business Combination are expected to be settled by the Company at the Closing. If the Closing does not occur, the Company will be unable to use the proceeds of the Business Combination to settle such expenses;

•        pursuant to the IPO Letter Agreement, our Initial Shareholders agreed to waive their Redemption Rights with respect to any APx ordinary shares held by them in connection with the completion of the Business Combination. The Sponsor additionally agreed to waive its Redemption Rights pursuant to the Support Agreement. The Initial Shareholders did not receive any consideration in exchange for such waiver of Redemption Rights. Due to such waiver, the value of the Initial Shareholders’ investments in APx is dependent on the consummation of an initial business combination. In the event that APx does not complete an initial business combination by the Extended Date, the 3,342,188 SPAC Class A Ordinary Shares held by the Sponsor (which shares were purchased in connection with the Sponsor Alliance), which have an approximate aggregate market value of $            as of the Record Date, and the 970,312 SPAC Class A Ordinary Shares held by the Initial Sponsor (which were purchased in connection with the IPO and which were retained in connection with the Sponsor Alliance), which have an approximate aggregate market value of $            as of the Record Date, will expire worthless. As a result, the Initial Shareholders have an aggregate of up to $            at risk as of the Record Date that depends on the completion of an initial business combination on or prior to the Extended Date. In contrast, Public Shareholders would receive approximately $            per share if the Trust Account is liquidated, calculated as of the Record Date;

•        the Sponsor has made Working Capital Loans to APx that may be repaid upon completion of the Business Combination, without interest, or at the lender’s discretion, converted upon completion of the Business Combination into up to 1,500,000 warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. On September 8, 2023, APx issued the Working Capital Promissory Note. On February 9, 2024, APx issued the Amended and Restated Note, amending and restating the Working Capital Promissory Note to increase the maximum principal amount from $500,000 to $2,000,000 and to provide that, in addition to funding working capital needs, amounts under the Amended and Restated Note may be used for the purposes of making one or more payments to Continental Stock Transfer & Trust Company, a New York limited liability trust company, as Extension Payments (as defined in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 29, 2023, as amended). As of March 31, 2025, $1,743,499 has been drawn under the Amended and Restated Promissory Note. If APx does not complete an initial business combination, it is unlikely that Sponsor will recover funds drawn by APx under the Amended and Restated Note. Conversely, if the Business Combination closes, APx will repay the Working Capital Loans to the Sponsor;

•        on August 17, 2023, Mr. Bransfield, as borrower, entered into the Sponsor Loan Agreement. Mr. Bransfield, as borrower, also entered into a pledge and security agreement, with Bioceres Group PLC, as the lender, and UG Holdings LLC, as the pledgor, pursuant to which, in order to secure his obligations under the Sponsor Loan Agreement, he pledged 100,000 ordinary shares of Moolec Science S.A. as security.

•        The Sponsor Loan Agreement was amended on September 6, 2023 to increase the credit line from $250,000 to $275,000; on October 12, 2023 to increase the credit line to $400,000; on November 9, 2023 to increase the credit line to $1,000,000; and on March 25, 2024 to increase the credit line to $2,000,000. On November 9, 2023, the rights and obligations of Mr. Bransfield under the Sponsor Loan Agreement were transferred to the Sponsor and the Sponsor assumed such rights and obligations. On March 25, 2024, the parties entered into a fourth amendment to the Sponsor Loan Agreement, pursuant to which certain commercial conditions were amended, including the placement of a legend on 700,000 SPAC Ordinary Shares owned by the Sponsor and changes to the maturity date. The Sponsor Loan Agreement accrues interest at 11% per annum and matures either on the first, second or third anniversary of the closing of the Business Combination, according to certain thresholds related to the volume weighted average price of Company Shares on such dates. As of March 31, 2025, $2,000,000 has been drawn under the Sponsor Loan Agreement, which amounts have been lent onward from the Sponsor to APx under the Amended and Restated Note. If APx does not complete an initial business combination, it is unlikely that Sponsor will recover funds drawn by APx under the Amended and Restated Note and, as a result, such funds will not be available to repay amounts drawn under the Sponsor Loan Agreement;

•        on August 26, 2024, APx issued an unsecured promissory note in the principal amount of $446,000 to Bioceres, an indirect shareholder of the Company, and on November 7, 2024, APx issued an unsecured promissory note in the principal amount of $700,000 to Bioceres, which was amended and restated as of March 21, 2025, to include a principal amount of up to $712,038. The BC Promissory Notes accrue interest at 20% per annum. APx shall repay all interested accrued and the principal balance on the date on which it consummates its initial business combination. As of March 31, 2025, $1,158,037 has been drawn under the BC Promissory Notes. If APx does not complete an initial business combination, it is unlikely that Bioceres LLC will recover funds drawn by APx under the BC Promissory Notes. Conversely, if the Business Combination closes, APx will repay the BC Promissory Notes to Bioceres;

•        on November 7, 2024, SOFOM, Bioceres, UGH and Theo entered into the SOFOM Loan, pursuant to which SOFOM agreed to lend to Bioceres up to $1,500,000, which loan was secured by equity interests of Moolec Science SA and Bioceres Crop Solutions Corp. held by Bioceres, UGH and Theo. Amounts lent thereunder will be used by Bioceres to fund amounts lent to APx under the Bioceres Notes. As of March 31, 2025, $1,500,000 has been drawn under the SOFOM Loan. Amounts outstanding under the SOFOM Loan will mature upon the earlier to occur of February 26, 2026 or the date that is 30 days after the termination of the Lock-Up Period (as defined in the Registration Rights and Lock-Up Agreement). If APx does not complete an initial business combination, it is unlikely that Bioceres will recover funds drawn by APx under the BC Promissory Notes, which may be used to repay the SOFOM Loan. Conversely, if the Business Combination closes, APx will repay the BC Promissory Notes to Bioceres, which funds may be used repay the SOFOM Loan;

•        pursuant to the EarlyBird Engagement Letter, if the Business Combination closes, EarlyBird is entitled to the EarlyBird Fees, which consist of $2,000,000, up to $500,000 of which may be paid in Company Shares on the six-month anniversary of the Closing. If the Closing does not occur, EarlyBird will not be entitled to the EarlyBird Fees;

•        the Sponsor is expected to hold an aggregate of approximately 9.5%, and the Initial Sponsor is expected to hold an aggregate of approximately 2.8%, of the outstanding Company Shares upon the consummation of the Business Combination, assuming no redemptions by Public Shareholders;

•        although there are no such unreimbursed out-of-pocket expenses as of June 30, 2024, unless a business combination is consummated, members of the APx Board will not receive reimbursement for any out-of-pocket expenses incurred by them on APx’s behalf incident to identifying, investigating, negotiating and completing a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account;

•        the continuation of Kyle Bransfield, the chairman of the APx Board, as a director of the Company, and his appointment as chief financial officer of the Company, following the Closing;

•        the continued indemnification of APx’s current and former officers and directors and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        APx’s Existing Governing Documents provide that APx renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of APx and such opportunity is one APx is legally and contractually permitted to undertake and would otherwise be reasonable for APx to pursue, and to the extent the director or officer is permitted to refer that opportunity to APx without violating another legal obligation. Notwithstanding such provision, APx believes that such provision did not impact APx’s search for a business combination target;

•        the Initial Shareholders can earn a positive rate of return on their investment in APx, even if other shareholder of APx experience a negative rate of return in their investment in the Company; and

•        at the Closing, the Company, Parent, APx, the Initial Shareholders, and certain equity and other interest-holders of Parent, prior to the Closing will enter into the Registration Rights Agreement, under which the Company will agree to register for resale certain Company Shares, Company Warrants and other equity securities of Company that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights.

In addition, at any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding APx or our securities, our initial shareholders, the Company and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire APx’s ordinary shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to shareholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on APx’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. APx will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of APx and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “Risk Factors” and “Security Ownership of Certain Beneficial Owners and Management” for more information and other risks.

Satisfaction of 80% Test

It is a requirement under APx’s Existing Governing Documents that the business or assets acquired in its initial business combination have a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into such business combination. In addition, the rules of Nasdaq require that APx’s initial business combination be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). As of March 25, 2024, the date of the execution of the Business Combination Agreement, the balance of the Trust Account was approximately $63,598,462 (excluding taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $50,878,769. In reaching its conclusion that the proposed Business Combination meets the 80% asset test, our Board used as a fair market value the enterprise value of approximately $300,000,000, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Business Combination Agreement, which consists of an implied enterprise value for OmnigenicsAI (prior to the proposed Business Combination) of approximately $300,000,000. In determining whether the enterprise value described above represents the fair market value of the Company, the APx Board considered all of the factors described in the section of the proxy statement/prospectus entitled “APx Board’s Reasons for the Approval of the Business Combination” and the fact that the purchase price for these businesses was the result of an arm’s length negotiation. As a result, the APx Board concluded that the fair market value of the Company was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent APx’s good faith estimate of such amounts.

	Assuming no redemptions		Assuming 25% redemptions		Assuming 50% redemptions		Assuming 75% redemptions		Assuming maximum redemptions
	(in U.S. dollars)
Sources
Cash from Trust Account and Accrued Interest Receivable(1)	$6,268,825	(4)	$4,701,619	(5)	$3,134,413	(6)	$1,567,206	(7)	$—	(8)
OmnigenicsAI cash and cash equivalents(2)	$4,638		$4,638		$4,638		$4,638		$4,638
Backstop Agreement(3)	$3,731,170		$5,298,380		$6,865,580		$8,432,790		$10,000,000
Total Sources	$10,004,633		$10,004,637		$10,004,631		$10,004,634		$10,004,638
Uses
Transaction fees and expenses(9)	$10,004,633		$10,004,637		$10,004,631		$10,004,634		$10,004,638
Total Uses	$10,004,633		$10,004,637		$10,004,631		$10,004,634		$10,004,638

____________

Notes:-

(1)      The amount left in trust was calculated as cash held in Trust Account as of December 31, 2024, plus accrued interest receivable adjusted for reductions in the Trust Account reflecting the various redemption scenarios (based on the estimated per-share redemption price of approximately $12.05 per share as of December 31, 2024).

(2)      Cash and cash equivalents held by OmnigenicsAI as of December 31, 2024.

(3)      Assumes that Theo will satisfy its obligations under the Backstop Agreement pursuant to the subscription of up to 1,000,000 Company Shares at a subscription price of $10.00 per Company Share. See “Certain Agreements Related to the Business Combination — Backstop Agreement.”

(4)      All the funds held in trust (including accrued interest thereon) would revert to the Company.

(5)      A total of US$1,567,206.18 (comprising US$1,552,091.75 paid to Public Shareholders for redeeming their Public Shares and US$15,114.50 for the accrued interest thereon) would be drawn from the Trust Account. Consequently, US$4,701,618.82 would be available to the Company.

(6)      A total of US$3,134,412.36 (comprising US$3,104,183.50 paid to Public Shareholders for redeeming their Public Shares and US$30,229.00 for the accrued interest thereon) would be drawn from the Trust Account. Consequently, US$3,134,412.64 would be available to the Company.

(7)      A total of US$4,701,618.53 (comprising US$4,656,275.25 paid to Public Shareholders for redeeming their Public Shares and US$45,343.50 for the accrued interest thereon) would be drawn from the Trust Account. Consequently, US$1,567,206.47 would be available to the Company.

(8)      A total of US$6,268,825.00 (comprising US$6,208,367.00 paid to Public Shareholders for redeeming their Public Shares and US$60,458.00 for the accrued interest thereon) would be drawn from the Trust Account. Consequently, no funds held on trust would be available to the Company.

(9)      The transaction costs and expenses include $5,880,759 corresponding to APx (which has a liability recorded of $2,118,948 in its statement of financial position as December 31, 2024 for this concept) and $4,490,000 corresponding to the Company (which has a liability recorded of $989,500 in its statement of financial position as of that date). Consequently, the transaction costs and expenses total $10,370,759, of which, there are liabilities recorded for $3,108,448 as of December 31, 2024 in the historical statements of financial position as of that date and $7,262,311 will be recognized in the business combination. The Company expects to apply cash and cash equivalents derived from the Business Combinations to partially settle estimated transaction costs and cancel the remaining balance through other sources of financing considering the available credit lines (according to the table above, the excess of estimated transaction costs over cash sources amounts to $366,126).

Certain United States Federal Income Tax Considerations

For a discussion summarizing the material United States federal income tax considerations of an exercise of Redemption Rights, please see “Material U.S. Federal Income Tax Considerations” below.

Accounting Treatment of the Business Combination

OmnigenicsAI will account for the Business Combination as a capital reorganization in accordance with IFRS as issued by the IASB. Under this method of accounting, APx will be treated as the “acquired” company for financial reporting purposes and OmngenicsAI will be the accounting “acquirer.” This determination was primarily based on the assumptions that OmngenicsAI’s shareholders will hold a majority of the voting power of the Combined Company, the Combined Company’s operations will substantially comprise the ongoing operations of OmngenicsAI, OmngenicsAI’s designees are expected to comprise a majority of the governing body of the Combined Company, and OmngenicsAI’s senior management will comprise the senior management of the Combined Company. APx does not meet the definition of a “business” pursuant to IFRS 3, Business Combinations, and thus, for accounting purposes, OmnigenicsAI will account for the Business Combination as a capital reorganization. The net assets of APx will be stated at historical cost, with no goodwill or other intangible assets recorded.

The Business Combination will be accounted for within the scope of IFRS 2 — Share-based Payments (“IFRS 2”). As a result, any excess of fair value of the Company Shares issued over the fair value of APx’s identifiable net assets acquired, represent compensation for the service in respect of a stock exchange listing for the Company Shares and is expensed upon consummation.

For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “Anticipated Accounting Treatment of the Business Combination.”

APx Board of Directors’ Reasons for the Approval of the Business Combination

The APx Board unanimously approved the Business Combination after consulting with APx’s management and advisors and conducting a comprehensive review of due diligence findings. The APx Board evaluated various factors, including the Company’s competitive position in the healthcare space, combining advanced genomics, microbiome analysis, and artificial intelligence capabilities, as well as its hybrid business-to-business (B2B) and business-to-business-to-consumer (B2B2C) distribution strategies. The Company’s intellectual property portfolio and valuation, considered attractive relative to global public and private comparable companies in the genomics, diagnostics, and healthcare technology sectors, further supported the APx Board’s determination.

The APx Board reviewed financial metrics, including revenue and EBITDA comparisons, but due to the emerging nature of the industries in which the Company operates, placed greater emphasis on qualitative factors like the total addressable market, scalability, and operational efficiencies. The APx Board also relied on results from due diligence that assessed the Company’s material contracts, corporate governance, regulatory compliance, financial history, and market opportunities, including potential expansion within Latin America.

While acknowledging risks such as the lack of a third-party fairness opinion and challenges in transitioning to a public company, the Board determined, based on its collective experience and judgment, that the potential strategic and financial benefits to APx and its shareholders outweighed these risks, leading to its unanimous approval of the Business Combination Agreement. See the section entitled “APx Board of Directors’ Reasons for the Approval of the Business Combination” for more information.

Risk Factors

In evaluating the proposals to be presented at the Special Meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Further, the Company has historically incurred significant losses: $1,322,306, $4,516,095 and $1,291,932 for the six months ended December 31, 2024, and for the fiscal years ended June 30, 2024 and 2023, respectively. The Company has also recorded accumulated deficits of $8,263,789, $6,941,483 and $3,588,427 as of December 31, 2024, June 30, 2024 and 2023, respectively. Additionally, the Company’s recurring cash outflows from operations amounted to $1,022,381, $1,885,895 and $1,306,705 for the six months ended December 31, 2024 and for the years ended June 30, 2024 and 2023.

The Company expects to continue to incur significant expenses and operating losses for the foreseeable future as we continue to expand research and development efforts, enhance our existing consumer products, services and business model, broaden its customer base, work with regulatory agencies, and hire additional employees to support our growth. Any future losses may have an adverse effect on our shareholders’ equity and working capital, which could negatively impact its operations and investments capacity. A failure to sustain or grow its revenue levels or obtain sufficient profitability levels may negatively affect its business, financial condition, results of operations and cash flows. In this context, the Company may need to raise additional capital in the future through share issuances, which could cause the market price of its shares to decline. These factors indicate that a material uncertainty exists that may cast significant doubt (or raise substantial doubt as contemplated by PCAOB standards) about the Company’s ability to continue as a going concern. The accompanying audited combined financial statements of the Company do not include any adjustments that might result from the outcome of this uncertainty. The Company believes that its performance and future success depends on several factors that present significant opportunities for growth but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to our Business and Strategy.”

Recommendation of the APx Board

APx believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of APx’s shareholders and unanimously recommends that our shareholders vote “FOR” the Business Combination Proposal, “FOR” the Cayman Merger Proposal, and “FOR” the Adjournment Proposal, if presented to the Special Meeting.

Selected Historical Financial Data of APx

The following tables present a summary of APx’s selected historical financial and operating data at the dates and for each of the periods indicated. The selected historical statements of operations for the three-month periods ended March 31, 2025 and 2024, and the years ended December 31, 2024, and 2023 and the selected historical statements of financial position as of March 31, 2025, December 31, 2024 and 2023 have been derived from APx’s audited and unaudited financial statements, which are included elsewhere in this proxy statement/prospectus. APx’s financial statements have been prepared in accordance with GAAP as issued by the Financial Accounting Standards Board (“FASB”). You should read the following selected financial information in conjunction with APx’s financial statements and related notes and the section entitled “APx Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and APx’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

Statement of Operations

	For the Three Months Period Ended March 31,		For the Year Ended December 31,
	2025	2024	2024	2023
	(in U.S. dollars)
Formation costs and operating expenses	$351,503	$1,305,094	$2,612,483	$1,744,855
Loss from operations	(351,503)	(1,305,094)	(2,612,483)	(1,744,855)
Other income (expense):
Income earned on investments in Trust Account	65,522	813,333	3,056,533	4,024,613
One-time advisory fee	—	—	—	1,625,000
Gain on settlement of debt	—	—	—	117,373
Interest expense	(51,667)	—	(35,857)	(82,345)
Gain on settlement of trade payables	—	—	—	878,886
Change in fair value of warrant liabilities	(3,339,250)	(1,757,500)	(527,250)	(562,277)
Total other income, net	(3,325,395)	(944,167)	2,493,426	6,001,250
Net (loss) income	$(3,676,898)	(2,249,261)	(119,057)	4,256,395
Weighted average shares outstanding of Class A redeemable ordinary shares, redeemable	520,056	5,597,624	5,222,899	8,018,829
Basic and diluted net income per share, SPAC Class A Ordinary Shares, redeemable	$(0.76)	(0.23)	(0.01)	0.35
Weighted average shares outstanding, SPAC Class A Ordinary Shares, non-redeemable	4,312,500	4,312,500	4,312,500	4,312,500
Basic and diluted net income per share, SPAC Class A Ordinary Shares, non-redeemable	$(0.76)	(0.23)	(0.01)	0.35

Balance Sheet

	As of March 31, 2025	As of December 31,
		2024	2023
	(in U.S. dollars)
Assets
Current assets
Cash	$72	$120	$8,167
Accrued interest receivable	22,474	60,458	281,963
Total current assets	22,546	60,578	290,130
Non-current Investment held in Trust Account	6,311,873	6,208,367	62,406,649
Total assets	$6,334,419	$6,268,945	$62,696,779
Liabilities, SPAC Class A Ordinary Share subject to possible redemption and shareholders’ deficit
Current liabilities
Accrued expenses and accounts payable	2,266,609	2,118,948	224,903
Note payable	1,401,536	1,146,075	—
Convertible note payable	1,500,000	1,500,000	520,600
Due to Related Party	512	512	—
Total current liabilities	5,168,657	4,765,535	745,503
Warrant liabilities	4,745,250	1,406,000	878,750
Total liabilities	$9,913,907	$6,171,535	$1,624,253
Commitments and contingencies
SPAC Class A Ordinary Shares – 520,056, 520,056, and 5,597,624 shares subject to possible redemption at $12.18, $12.05 and $11.20 per share redemption value at March 31, 2025 and December 31, 2024 and 2023, respectively	6,334,347	6,268,825	62,688,612
Shareholders’ equity (deficit)
Preferred stock – $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at March 31, 2025 and December 31, 2024 and 2023, respectively	—	—	—
SPAC Class A Ordinary Shares – $0.0001 par value; 200,000,000 shares authorized; 520,056, 520,056, and 5,597,624 issued and outstanding (excluding 520,056, 520,056 and 5,597,624 shares subject to possible redemption) at March 31, 2025, and December 31, 2024 and 2023, respectively	431	431	431
SPAC Class B Ordinary Shares – $0.0001 par value; 20,000,000 shares authorized, none issued and outstanding at March 31, 2025 and December 31, 2024 and 2023, respectively	—	—	—
Accumulated deficit	(9,914,266)	(6,171,846)	(1,616,517)
Total shareholders’ deficit	(9,913,835)	(6,171,415)	(1,616,086)
Total liabilities, SPAC Class A Ordinary Shares subject to possible redemption and shareholders’ deficit	$6,334,419	$6,268,945	$62,696,779

Selected Historical Financial Data of OmnigenicsAI

The following tables present a summary of OmnigenicsAI’s selected historical financial data at the dates and for each of the years indicated. The selected historical statement of operations for the six months ended December 31, 2024 and 2023, and the selected historical combined statement of financial position as of December 31, 2024, have been derived from OmnigenicsAI’s unaudited combined financial statements. The selected historical statement of operations for the years ended June 30, 2024 and 2023, and the selected historical combined statements of financial position as of June 30, 2024 and 2023, have been derived from OmnigenicsAI’s audited combined financial statements. OmnigenicsAI’s audited combined financial statements have been prepared in accordance with IFRS. OmnigenicsAI’s unaudited combined financial statements have been prepared in accordance with the International Accounting Standard (“IAS”) IAS 34 Interim Financial Reporting, as issued by International Accounting Standard Board (“IASB”). The information below is only a summary and should be read in conjunction with the section entitled “OmnigenicsAI’s Discussion and Analysis of Financial Condition and Results of Operations” and OmnigenicsAI’s audited combined financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

Statements of Operations

	For the six months ended December 31,		For the year ended June 30,
	2024	2023	2024	2023
	(in U.S. dollars)
Revenues	834,782	703,392	1,819,370	1,879,939
Costs of revenues	(1,060,964)	(759,520)	(1,874,738)	(1,920,443)
Gross (loss)/profit	(226,182)	(56,128)	(55,368)	(40,504)
Selling expenses	(152,409)	(135,697)	(402,981)	(451,207)
General and administrative expenses	(621,783)	(183,085)	(2,864,316)	(551,955)
Research and development	(319,693)	(224,298)	(695,609)	(400,268)
Other operating income	1,305	23,249	38,539	17,684
Operating Loss	(1,318,762)	(575,959)	(3,979,735)	(1,426,250)
Finance income	3,676	13,265	32,195	23,169
Finance costs	(304,683)	(102,482)	(345,811)	(161,201)
Other financial results, net	(501,113)	(1,447,763)	(1,970,797)	(236,224)
Inflation adjustment	798,576	678,255	1,748,053	508,574
Financial results, net	(3,544)	(858,725)	(536,360)	134,318
Net loss for the period	(1,322,306)	(1,434,684)	(4,516,095)	(1,291,932)
Basic and diluted loss per share	(0.04)	(0.05)	(0.15)	(0.04)
Other comprehensive loss
Net loss for the period	(1,322,306)	(1,434,684)	(4,516,095)	(1,291,932)
Items that may be reclassified to profit or loss
Currency translation adjustment	(200,548)	(11,780)	1,569	42,308
Total other comprehensive income/(loss)	(200,548)	(11,780)	1,569	42,308
Total comprehensive loss	(1,522,854)	(1,446,464)	(4,514,526)	(1,249,624)

Statements of Financial Position

	As of December 31, 2024	As of June 30,
		2024	2023
	(in U.S. dollars)
Assets
Non-current assets
Property, plant and equipment, net	72,705	84,637	71,252
Intangible assets, net	851,605	840,583	889,614
Right-of-use assets	176,266	194,604	75,344
Trade and other receivables with third parties, net	25,191	62,977	56,352
Total non-current assets	1,125,767	1,182,801	1,092,562
Current assets
Inventories	243,007	464,230	251,696
Trade and other receivables with third parties, net	12,297	18,687	17,039
Trade receivables with related parties, net	251,729	25,908	301,489
Short term investments	—	—	53,274
Cash and cash equivalents	4,638	41,727	48,836
Total current assets	511,671	550,552	672,334
Total assets	1,637,438	1,733,353	1,764,896
Shareholders’ equity
Share capital	3,000	3,000	52,885
Share premium	3,239,232	2,828,281	3,533,699
Share-based incentives	1,401,787	1,226,867	—
Cumulative translation adjustment	(162,866)	37,682	36,113
Accumulated deficit	(8,263,789)	(6,941,483)	(3,588,427)
Total shareholders’ equity (deficit)	(3,782,636)	(2,845,653)	34,270
Liabilities
Non-Current liabilities
Financial liabilities with related parties	3,102,486	2,661,008	—
Lease liabilities	77,257	112,077	—
Total Non-Current liabilities	3,179,743	2,773,085	—
Current liabilities
Financial liabilities with related parties	48,950	—	1,129,957
Financial liabilities with third parties	245,853	45,664	—
Trade and other payables	1,639,187	1,561,852	463,436
Contract liability	118,038	94,982	4,346
Payroll and social security liabilities	138,010	68,521	58,231
Lease liabilities	50,293	34,902	74,656
Total current liabilities	2,240,331	1,805,921	1,730,626
Total liabilities	5,420,074	4,579,006	1,730,626
Total shareholders’ equity and liabilities	1,637,438	1,733,353	1,764,896

Selected Unaudited Pro Forma Combined Financial Information

OmnigenicsAI is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Transactions.

The following unaudited pro forma combined statements of financial position as of December 31, 2024, combines the historical audited balance sheet of APx as of December 31, 2024 and the historical unaudited combined statement of financial position of the Company as of December 31, 2024, giving pro forma effect to the Business Combination, as of December 31, 2024.

The following unaudited pro forma combined statements of operations for the six-month period ended December 31, 2024, combine:

•        the historical unaudited combined statement of operations of OmnigenicsAI for the six-month period ended December 31, 2024; and

•        the historical statement of operations of APx for the six-month period ended December 31, 2024, using its audited statement of operations for the fiscal year ended December 31, 2024, deducting its unaudited statement of operations for the six-month period ended June 30, 2024.

The following unaudited pro forma condensed combined statements of operations for the year ended June 30, 2024, combine:

•        the historical audited combined statement of operations of OmnigenicsAI for the year ended June 30, 2024; and

•        the historical statement of operations of APx for the twelve-month period ended June 30, 2024, using its unaudited consolidated statements of operations for the six-month period ended June 30, 2024, added with its audited consolidated statements of operations for the fiscal year ended December 31, 2023, deducting its unaudited consolidated statements of operations for the six-month period ended June 30, 2023.

The unaudited pro forma combined statement of operations was prepared giving pro forma effect to the Business Combination as if it had occurred on July 1, 2023, the beginning of the earliest period presented. For more information about the Business Combination see the section titled “The Business Combination.”

The unaudited pro forma condensed combined financial information has been prepared assuming:

•        Scenario 1 — Assuming no redemptions for cash:    This presentation assumes that no SPAC Shareholders exercise redemption rights with respect to their SPAC Ordinary Shares upon consummation of the Business Combination; and considers that the obligations under the Backstop Agreement will be satisfied by making a cash contribution in an amount of up to $10,000,000 to OmnigenicsAI. See “Certain Agreements Related to the Business Combination — Backstop Agreement;”

•        Scenario 2 — Assuming redemptions of 50% of the outstanding Public Shares for cash:    This presentation assumes that holders of Public Shares exercise their redemption rights with respect to 50% of Public Shares upon consummation of the Business Combination at a redemption price of approximately $12.05 per share as of December 31, 2024 (fair value as of said date). Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the redemptions of 50% of the Public Shares; and assumes that the obligations under the Backstop Agreement will be satisfied by making a cash contribution in an amount of up to $10,000,000 to OmnigenicsAI. See “Certain Agreements Related to the Business Combination — Backstop Agreement;” and

•        Scenario 3 — Assuming redemptions of 100% of outstanding Public Shares for cash:    This presentation assumes that holders of Public Shares exercise their redemption rights with respect to a maximum of 100% of Public Shares upon consummation of the Business Combination at a redemption price of approximately $12.05 per share as of December 31, 2024 (fair value as of said date). Scenario 3 includes all adjustments contained in Scenario 1, presents additional adjustments to reflect the effect of the maximum redemptions and assumes that the obligations under the Backstop Agreement will be satisfied by making a cash contribution in an amount of $10,000,000 to OmnigenicsAI, considering that there will be no remaining balance in the Trust Account remaining after payment in full of the SPAC Shareholder Redemption Amount. See “Certain Agreements Related to the Business Combination — Backstop Agreement.”

The combined financial statements of OmnigenicsAI have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of U.S. dollars. Financial information of its subsidiary, Heritas Argentina, was as translated from their respective functional currencies of Argentine Peso in the case of OmnigenicsAI, based on the translation requirements provided for in IAS 21 “Foreign currencies.” Finally, the historical financial statements of APx have been prepared in accordance with GAAP in its functional and presentation currency of U.S. dollars. See “— Notes to Unaudited Pro Forma Combined Financial Information — GAAP to IFRS conversion of APx’s financial information as of December 31, 2024, for the twelve-month period ended June 30, 2024 and for the six-month period ended December 31, 2024.”

The adjustments presented in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an understanding of the Combined Company after giving effect to the Business Combination. SPAC and OmnigenicsAI, and its subsidiary, did not have any intercompany transactions prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. See to “Certain APx Relationships and Related Person Transactions.”

This information should be read together with OmnigenicsAI’s and SPAC’s financial statements and related notes, “APx Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “OmnigenicsAI Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Combined Financial Information”. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience.

The unaudited pro forma combined financial statements do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on said date. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial information and are subject to change as additional information becomes available and analyses are performed. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. Such differences might include but are not limited to the estimated fair value of OmnigenicsAI equity consideration, the estimated fair value of Founder Shares“, the estimated fair value of the APx public and private warrant liabilities, and the exercise of redemption rights in respect of Public Shares.

Rounding

Certain figures (including percentage amounts) included in this pro forma combined financial information have been rounded for presentation purposes. Percentage figures and totals included in said pro forma information have, in some cases, been calculated based on such figures prior to rounding. For this reason, certain percentage and total amounts may vary from those obtained by performing the same calculations using the figures in the historical financial statements and figures shown as total in certain tables may not be an exact arithmetic aggregate of the other figures in such table.

The tables below should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information.

Combined Statements of Operations for the six-month period ended December 31, 2024 (In thousands of United States Dollars, except for per share data)

	For the six-month period ended December 31, 2024		Scenario 1 – Assuming no redemptions			Scenario 2 – Assuming 50% of redemptions			Scenario 3 – Assuming 100% of redemptions
	OmnigenicsAI (Historical)	APx (Historical)(i)(ii)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenues	835	—	—		835	—		835	—		835
Cost of revenues	(1,061)	—	—		(1,061)	—		(1,061)	—		(1,061)
Gross loss	(226)	—	—		(226)	—		(226)	—		(226)
Formation and operating costs	—	(1,123)	—		(1,123)	—		(1,123)	—		(1,123)
Selling expenses	(152)	—	—		(152)	—		(152)	—		(152)
General and administrative expenses	(622)	—	—		(622)	—		(622)	—		(622)
Research and development expenses	(320)	—	—		(320)	—		(320)	—		(320)
Other operating income	1	—	—		1	—		1	—		1
Operating loss	(1,319)	(1,123)	—		(2,442)	—		(2,442)	—		(2,442)
Finance income(iii)	4	1,416	(1,416	)(3)	4	(1,416	)(3)	4	(1,416	)(3)	4
Finance costs(iv)	(305)	(36)	22	(4)	(325)	22	(4)	(325)	22	(4)	(325)
	—	—	(6	)(5)	—	(6	)(5)	—	(6	)(5)	—
Other financial results, net(v)	(501)	(675)	2,171	(3)	995	2,171	(3)	995	2,171	(3)	995
Inflation adjustment	799	—	—		799	—		799	—		799
Financial results, net	(4)	705	771		1,472	771		1,472	771		1,472
Result before taxes	(1,322)	(418)	771		(970)	771		(970)	771		(970)
Income tax
Net (loss) for the period	(1,322)	(418)	771		(970)	771		(970)	771		(970)
Weighted average of outstanding shares – basic and diluted(vii)(viii)	30,000,000	7,371,340			35,205,673			35,259,086			35,312,500
Basic and diluted profit/(loss) per share(vi)	(0.04)	(0.06)	—		(0.03)	—		(0.03)	—		(0.03)

____________

Notes:-

(i)      The six-month period ended December 31, 2024 for APx was calculated using its audited statement of operations for the year ended December 31, 2024, deducting its unaudited statement of operations for the six-month period ended June 30, 2024.

(ii)     The historical financial information of APx has been adjusted to give effect to the differences between GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma combined financial information. See “Notes to Unaudited Pro Forma Combined Financial Information — GAAP to IFRS conversion of APx’s financial information as of December 31, 2024, for the twelve-month period ended June 30, 2024 and for the six-month period ended December 31, 2024.”

(iii)    Includes the results disclosed by APx under “Income earned on investments in Trust Account.”

(iv)    Includes the results disclosed by APx under “Interest expenses.”

(v)     Includes the results disclosed by APx under “Change in fair value of warrant liability” and “Change in fair value of Common stock subject to possible redemption.”

(vi)    Profit/(loss) per share was computed by dividing net loss for the six-month period ended December 31, 2024, by the weighted average number of common shares outstanding for the six-month period ended December 31, 2024. See “Comparative Per Share Data.”

(vii)   APx weighted average of outstanding shares was calculated as the average of outstanding shares as of December 31, 2024 (520,056 Class A ordinary shares subject to possible redemption and 4,312,500 Class A ordinary shares held by the Sponsor and the Initial Sponsor) and outstanding shares as of June 30, 2024 (5,597,624 Class A ordinary shares subject to possible redemption and 4,312,500 Class A ordinary shares held by the Sponsor and the Initial Sponsor).

(viii)  The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination was closed as of July 1, 2023. The pro forma loss per share is calculated based on pro forma net loss divided by the weighted average pro forma basic and diluted number of shares.

Combined Statements of Operations for the year ended June 30, 2024
(In thousands of United States Dollars, except for per share data)

	For the year ended June 30, 2024		Scenario 1 – Assuming no redemptions			Scenario 2 – Assuming 50% of redemptions			Scenario 3 – Assuming 100% of redemptions
	OmnigenicsAI (Historical)	APx (Historical) (i) (ii)	Transaction Accounting Adjustments(iii)		Pro Forma Combined	Transaction Accounting Adjustments(iii)		Pro Forma Combined	Transaction Accounting Adjustments(iii)		Pro Forma Combined
Revenues	1,819	—	—		1,819	—		1,819	—		1,819
Cost of revenues	(1,875)	—	—		(1,875)	—		(1,875)	—		(1,875)
Gross loss	(55)	—	—		(55)	—		(55)	—		(55)
Formation and operating costs	—	(1,872)	—		(1,872)	—		(1,872)	—		(1,872)
Selling expenses	(403)	—	—		(403)	—		(403)	—		(403)
General and administrative expenses	(2,864)	—	(3,020	)(1)	(5,884)	(3,047	)(1)	(5,911)	(3,073	)(1)	(5,937)
Research and development expenses	(696)	—	—		(696)	—		(696)	—		(696)
Other operating income(iii)	39	2,504	(61,917	)(2)	(59,374)	(61,917	)(2)	(59,374)	(61,917	)(2)	(59,374)
Operating loss	(3,980)	632	(64,937)		(68,284)	(64,963)		(68,311)	(64,990)		(68,337)
Finance income(iv)	32	3,390	(3,390	)(3)	32	(3,390	)(3)	32	(3,390	)(3)	32
Finance costs(v)	(346)	(24)	38	(4)	(344)	38	(4)	(344)	38	(4)	(344)
	—	—	(12	)(5)	—	(12	)(5)	—	(12	)(5)	—
Other financial results, net(vi)	(1,971)	(5,778)	4,224	(3)	(3,525)	4,224	(3)	(3,525)	4,224	(3)	(3,525)
Inflation adjustment	1,748	—	—		1,748	—		1,748	—		1,748
Financial results, net	(536)	(2,412)	860		(2,088)	860		(2,088)	860		(2,088)
Result before taxes	(4,516)	(1,780)	(64,077)		(70,373)	(64,103)		(70,399)	(64,130)		(70,426)
Income tax	—	—	—		—	—		—	—		—
Net (loss) for the period	(4,516)	(1,780)	(64,077)		(70,373)	(64,103)		(70,399)	(64,130)		(70,426)
Weighted average of outstanding shares – basic and diluted(viii)(ix)	30,000,000	10,389,604			35,205,673			35,259,086			35,312,500
Basic and diluted profit/(loss) per share(vii)	(0.15)	(0.17)	—		(2.00)	—		(2.00)	—		(1.99)

____________

Notes:-

(i)      The twelve-month period ended June 30, 2024 for APx was calculated using its statements of operations for the six-month period ended June 30, 2024, added with its statements of operations for the fiscal year ended December 31, 2023 and deducting its statements of operations for the six-month period ended June 30, 2023.

(ii)     The historical financial information of APx has been adjusted to give effect to the differences between GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma combined financial information. See “Notes to Unaudited Pro Forma Combined Financial Information — GAAP to IFRS conversion of APx’s financial information as of December 31, 2024, for the twelve-month period ended June 30, 2024 and for the six-month period ended December 31, 2024.”

(iii)    Includes the results disclosed by APx under “One-time advisory fee” and “Gain on settlement of trade payables.”

(iv)    Includes the results disclosed by APx under “Income earned on investments in Trust Account.”

(v)      Includes the results disclosed by APx under “Interest expenses.”

(vi)    Includes the results disclosed by APx under “Gain on settlement of debt,” “Change in fair value of warrant liability” and “Change in fair value of Common stock subject to possible redemption.”

(vii)   Profit/(loss) per share was computed by dividing net loss for the year ended June 30, 2024, by the weighted average number of common shares outstanding for the year ended June 30, 2024. See “Comparative Per Share Data.”

(viii)  APx weighted average of outstanding shares was calculated as the average of outstanding shares as of June 30, 2024 (5,597,624 Class A ordinary shares subject to possible redemption and 4,312,500 Class A ordinary shares held by the Sponsor and the Initial Sponsor) and outstanding shares as of June 30, 2023 (6,556,583 Class A ordinary shares subject to possible redemption and 4,312,500 Class A ordinary shares held by the Sponsor and the Initial Sponsor).

(ix)    The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination was closed as of July 1, 2023. The pro forma loss per share is calculated based on pro forma net loss divided by the weighted average pro forma basic and diluted number of shares.

Combined Statements of Financial Position as of December 31, 2024
(In thousands of United States Dollars)

	As of December 31, 2024		Scenario 1 – Assuming no redemptions			Scenario 2 – Assuming 50% of redemptions			Scenario 3 – Assuming 100% of redemptions
	OmnigenicsAI (Historical)	APx (Historical) (i)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Non-current assets
Property, plant and equipment, net	73	—	—		73	—		73	—		73
Intangible assets, net	852	—	—		852	—		852	—		852
Right-of-use assets	176	—	—		176	—		176	—		176
Trade and other receivables with third parties, net	25	—	—		25	—		25	—		25
Investment held in Trust Account	—	6,208	(6,208	)(1)	—	(6,208	)(1)	—	(6,208	)(1)	—
Total non-current assets	1,126	6,208	(6,208)		1,126	(6,208)		1,126	(6,208)		1,126
Current assets
Inventories	243	—	—		243	—		243	—		243
Trade and other receivables with third parties, net	12	—	—		12	—		12	—		12
Trade receivables with related parties, net	252	—	—		252	—		252	—		252
Accrued interest receivable	—	60	(60	)(1)	—	(60	)(1)	—	(60	)(1)	—
Cash and cash equivalents	5	—	10,000	(1)	10,183	10,000	(1)	10,183	10,000	(1)	10,183
			178	(5)		178	(5)		178	(5)
Total current assets	512	61	10,118		10,690	10,118		10,690	10,118		10,690
Total assets	1,637	6,269	3,909		11,816	3,909		11,816	3,909		11,816
Liabilities and equity
Equity
Share capital	3	—	0	(1)	4	0	(1)	4	0	(1)	4
	—	—	0	(2)	—	0	(2)	—	0	(2)	—
Share premium	3,239	—	10,000	(1)	77,085	10,000	(1)	77,112	10,000	(1)	77,139
	—	—	6,172	(2)	—	6,172	(2)		6,172	(2)	—
	—	—	(481	)(3)	—	(454	)(3)		(427	)(3)	—
	—	—	58,155	(4)	—	58,155	(4)		58,155	(4)	—
Share-based incentives	1,402	—	—		1,402	—		1,402	—		1,402
Cumulative translation adjustment	(163)	—	—		(163)	—		(163)	—		(163)
Accumulated deficit	(8,264)	(6,172)	(6,172	)(2)	(84,790)	(6,172	)(2)	(84,817)	(6,172	)(2)	(84,843)
	—	—	(3,020	)(3)	—	(3,047	)(3)	—	(3,073	)(3)	—
	—	—	(61,917	)(4)	—	(61,917	)(4)	—	(61,917	)(4)	—
	—	—	755	(6)	—	755	(6)	—	755	(6)	—
Total equity	(3,783)	(6,171)	3,493		(6,461)	3,493		(6,461)	3,493		(6,461)

Combined Statements of Financial Position as of December 31, 2024
(In thousands of United States Dollars) — (Continued)

	As of December 31, 2024		Scenario 1 – Assuming no redemptions			Scenario 2 – Assuming 50% of redemptions			Scenario 3 – Assuming 100% of redemptions
	OmnigenicsAI (Historical)	APx (Historical) (i)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Liabilities
Non-current liabilities
Financial liabilities with related parties	3,102	—	178	(5)	2,575	178	(5)	2,575	178	(5)	2,575
	—	—	(706	)(6)	—	(706	)(6)	—	(706	)(6)	—
Lease liabilities	77	—	—		77	—		77	—		77
Common stock subject to possible redemption	—	6,269	(6,269	)(1)	—	(6,269	)(1)	—	(6,269	)(1)	—
Warrant liabilities(iii)	—	1,406	—		1,406	—		1,406	—		1,406
Total Non-current liabilities	3,180	7,675	(6,797)		4,058	(6,797)		4,058	(6,797)		4,058
Current liabilities
Financial liabilities with related parties	49	—	(49	)(6)	—	(49	)(6)	—	(49	)(6)	—
Financial liabilities with third parties(iii)	246	2,646	—		2,892	—		2,892	—		2,892
Trade and other payables(ii)	1,639	2,119	3,501	(3)	11,021	3,501	(3)	11,021	3,501	(3)	11,021
			3,762	(4)		3,762	(4)		3,762	(4)
Contract liability	118	—	—		118	—		118	—		118
Payroll and social security liabilities	138	—	—		138	—		138	—		138
Lease liabilities	50	—	—		50	—		50	—		50
Total current liabilities	2,240	4,766	7,213		14,219	7,213		14,219	7,213		14,219
Total liabilities	5,420	12,440	417		18,277	417		18,277	417		18,277
Total liabilities and equity	1,637	6,269	3,909		11,816	3,909		11,816	3,909		11,816

____________

Notes:-

(i)      The historical financial information of APx has been adjusted to give effect to the differences between GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma combined financial information. See “Notes to Unaudited Pro Forma Combined Financial Information — GAAP to IFRS conversion of APx’s financial information as of December 31, 2024, for the twelve-month period ended June 30, 2024 and for the six-month period ended December 31, 2024.”

(ii)     Includes the liabilities disclosed by APx under “Accrued expenses and accounts payable.”

(iii)    Includes the liabilities disclosed by APx under “Convertible note payable.” and “Note payable”.

See accompanying notes to the unaudited pro forma combined financial information.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        our ability to consummate the Business Combination;

•        the benefits of the Business Combination;

•        the Combined Company’s financial performance following the Business Combination;

•        the ability to obtain or maintain the listing of the Company Shares or Company Warrants on Nasdaq, following the Business Combination;

•        changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        the Company’s ability to develop and launch new products and services;

•        the Company’s ability to successfully and efficiently integrate future expansion plans and opportunities;

•        the Company’s ability to obtain regulatory approvals for tests;

•        the rate and degree of market acceptance of the Company’s tests and genetic testing generally;

•        the Company’s expectations regarding the Company’s platform and future offerings;

•        the timing and results of studies with respect to the Company’s tests;

•        the Company’s ability to grow its business in a cost-effective manner;

•        the degree to which individuals will share genetic information with the Company;

•        the Company’s use of technology and ability to prevent security breaches;

•        the Company’s ability to remain competitive, particularly if the testing markets continue to expand, and competition becomes more acute;

•        the Company’s ability to obtain and maintain protection of its trade secrets, licensed intellectual property, patents, and other intellectual property rights and to not infringe the rights of others;

•        the risks that uncertainty and instability resulting from ongoing conflicts, including the conflict between Russia and Ukraine, could adversely affect the Company’s business, financial condition and operations, in addition to global macroeconomic indications;

•        security, political and economic instability in the Middle East that could harm the Company’s business, including due to the conflict between Israel and Gaza, and any possible escalation of such conflict or contagion to neighboring countries or regions;

•        developments related to pandemics, epidemics or public health threats;

•        the loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;

•        changes in applicable laws or regulations;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Risk Factors

In addition to the other information contained in (or incorporated by reference into) this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the Company business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of the Company Shares could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this proxy statement/prospectus to the Company business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and future prospects of the Company.

Risks Related to Our Business and Strategy

Our growth and success depend on our ability to develop current and new products to grow our presence in the personal genetics market.

Our success in the personal genetics market depends on our ability to grow our market position, develop new services, provide customers with high-quality test reports quickly and at a lower price than our competitors, and achieve sufficient test and related services volume to realize economies of scale. To do this, we must significantly scale our infrastructure, including our testing capacity and information systems, expand our commercial operations, customer service, billing and systems processes, and enhance our internal quality assurance program. We must also innovate and adequately invest in artificial intelligence development as well as new technologies to keep pace with the rapid rate of change in our markets and meet customer needs. Our continued growth also depends on our ability to successfully develop and introduce new products and services on a timely basis, as well as our ability to establish and maintain adequate commercial, distribution, sales and laboratory testing capabilities. We need to be able to differentiate our products from well-established, large competitors in the market and start to prepare products for international markets in multiple aspects. If we are unable to do so, our operations may be adversely affected.

For at least the next twelve months, our ability to generate revenues will depend substantially on the commercial success of our tests and services. There can be no assurance that we will develop or commercialize any other products or services that will generate significant revenue, or that we will be able to do so on a timely basis. The commercial success of our tests and our ability to generate revenues will depend on a variety of factors, including acceptance in the medical community, patient acceptance and demand, patient compliance with orders for our tests by healthcare providers, and patient adherence to recommendations regarding periodic re-testing, successful sales, marketing, and educational programs, including successful direct-to-consumer marketing such as television advertising and social media, the number of patients screened, the number of women diagnosed, the amount and nature of competition from other products and procedures, maintaining regulatory approvals to legally market, the ease of use of our ordering process for healthcare providers, maintaining and defending patent protection for the intellectual property relevant to our products and services, and our ability to establish and maintain adequate commercial, distribution, sales and laboratory testing capabilities.

If we are unable to continue to grow sales of our tests in Argentina and abroad, are unable to build a business beyond Argentina or are delayed or limited in doing so, our business prospects, financial condition and results of operations would be adversely affected. Additionally, we are devoting significant resources to the development of our new products. The successful commercialization of these tests will also be subject to the factors listed above, among others. If we are unable to successfully commercialize these new products, our business, results of operations, financial condition and growth prospects may be adversely affected.

We depend on CIBIC, one of our indirect shareholders, for a substantial part of our revenues, and if the Commercialization Agreement is terminated, our business and results of operations would be materially adversely affected.

On January 3, 2017, Heritas Argentina entered into a commercialization agreement, as amended on October 1, 2018 by addendum No. 1, and on February 1, 2025 by addendum No. 2 (the “Commercialization Agreement”) with CIBIC, a shareholder of the Parent, pursuant to which we appointed CIBIC as exclusive agent for the commercialization of Heritas Diagnostics tests in Argentina. Pursuant to the Commercialization Agreement, CIBIC supplies, according to the specifications and requirements of Heritas Argentina, the requisite reagents and equipment. Furthermore,

CIBIC is responsible for covering the maintenance expenses of the equipment necessary for the implementation of the Commercialization Agreement. In consideration thereof, we, through Heritas Argentina delivers the final report to execute the activities and services contemplated by the Commercialization Agreement. We are exposed to significant customer concentration risk as our relationship with CIBIC accounted for 97.9%, 93.5% and 96.6% of our revenues for the six months ended December 31, 2024 and for the years ended June 30, 2024 and 2023, respectively. The Commercialization Agreement is valid for 30 years from the signing date and will be automatically renewed for ten-year periods unless terminated with proper notice. The Commercialization Agreement may be terminated (i) when its 30-year term is completed, (ii) if one of the parties becomes insolvent, petitions for bankruptcy or begins liquidation, or (iii) by Heritas Argentina in the event of a change of control of CIBIC. In the event that the Commercialization Agreement is terminated, it may be difficult for Heritas Argentina to find a new agent for the commercialization of Heritas Diagnostics tests in Argentina and to agree on pricing on commercially acceptable terms. In this scenario, Heritas Argentina may be unable to timely develop its sales capabilities and to organize a marketing strategy, which could adversely affect its business and results of operations. The termination of the Commercialization Agreement could negatively impact our revenues.

We are exposed to risks relating to our relationship with related parties.

We currently have related party transactions with Bioceres S.A., CIBIC and Theo, which are indirect shareholders in our Company. In all related party transactions, there is a risk that even if our personnel negotiating on our behalf with the related party are striving to ensure that the terms of the transactions are arms-length, the related party’s influence may be such that the transaction terms could be viewed as favorable to that related party (leading to, among other things, potential negative consequences related to transfer pricing). In addition, the related party transaction could be perceived as a potential conflict of interest since the transaction may benefit the related party. Such conflicts could cause an individual in our management to seek to advance his or her economic interests or the economic interests of certain related parties above ours. Further, the appearance of conflicts of interest created by related party transactions could impair the confidence of our investors.

Doing business internationally, especially in emerging markets, creates operational risk for our business.

Conducting and launching operations on an international scale requires close coordination of activities across multiple jurisdictions and consumes significant management resources.

We are subject to the following risks and challenges associated with conducting business globally, particularly in emerging international markets, where we expect a growing proportion of our business to be located:

•        challenges in staffing and managing foreign operations;

•        tariffs and other trade barriers;

•        lack of consistency, and unexpected changes, in legislative or regulatory requirements of foreign countries into which we sell our products;

•        increased risk of governmental and regulatory scrutiny and investigations;

•        inability to launch products due to competitive intellectual property and/or regulatory barriers;

•        lack of adoption by local consumers;

•        the burden of complying with a wide variety of foreign laws, regulations, and legal standards;

•        operating in locations with a higher incidence of corruption and fraudulent business practices;

•        import and export requirements, tariffs, taxes, and other trade barriers;

•        weak or no protection of intellectual property rights;

•        potential negative impact of a global health crisis, such as the outbreak of a serious infectious disease, to our commercial or manufacturing operations, including the loss of productivity from our own workforce and consequences of any restrictions on the movement of people or materials;

•        significant taxes; and

•        general geopolitical risks beyond our control, including political, social and economic instability, changes in diplomatic and trade relations, and security concerns in general.

As we continue to expand our business into multiple international markets, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Any of these risks could harm our international operations and negatively impact our sales, adversely affecting our business, results of operations, financial condition and growth prospects.

If we do not successfully leverage the talent available in Argentina and successfully self-fund all research and development initiatives we have in the country, we may incur additional overall costs.

We currently rely heavily on our wet-lab laboratory in Argentina (“Argentine Wet-Lab”), where we currently maintain our headquarters as well as perform our main research and development operations. Our operations are based in Argentina and substantially all our sales are made in Argentina. We intend to centralize our research and development activities in Argentina, as part of a phased strategy aligned with the establishment of our processing hub in Mexico. This hub is anticipated to be operational within one year following the Closing. Subsequently, we will centralize our R&D activities in Argentina to enhance regional operational efficiency. Given our centralized research and development structure, it is strategically important that our Argentine Wet-Lab activities, particularly those related to research and development, achieve self-sufficiency by being funded through revenues generated in Argentina. Our goal is for the Argentine Wet-Lab to become self-sustaining by the end of 2025, supported by anticipated growth in revenue from Argentina, where we are working closely with our shareholder and commercial partner in Argentina, CIBIC, to expand in line with the growing demand for local genomics services.

However, until we achieve the necessary revenue levels in Argentina, our operations will continue to require external funding sources, and there is no guarantee that revenues in Argentina will meet our self-funding objectives within our projected timelines. Additionally, if we are unsuccessful in leveraging the scientific and genetics talent available in Argentina or in aligning our operations to the growth of the local genomics industry, we may face additional costs or funding needs. This reliance on future revenues to support our research and development could affect our business, results of operations, financial condition, and growth prospects.

If new regulations emerge regarding telemedicine services, biological sample logistics, or data transfer, we may incur additional compliance costs or face operational disruptions.

One of our key differentiators will be the ability to provide telemedicine services and manage biological sample logistics for the Latin American market. While we aim to integrate AI Agents into our telemedicine offerings to enhance scalability, we plan to complement this approach with medical geneticists and other specialists when human interaction is required. We will prioritize establishing robust systems for our telemedicine services and biological sample logistics with the general health regulations of each country where we operate, with no specific regulatory framework governing these areas. Our immediate priority for biological sample logistics is to establish seamless operations coinciding with the launch of our processing hub in Mexico. This hub will streamline sample handling and logistics across the region. Following this, we will introduce telemedicine services as part of our broader commercialization strategy. These services will comply with regulatory requirements and address the healthcare needs specific to each market. However, if new regulatory frameworks emerge that apply to telemedicine services, whether for human professionals or AI Agents, the handling of biological samples, or the cross-border transfer of biological data, we may need to adjust our operations to adapt to these regulations. Any new regulations could be more stringent than those in place in the countries where our tests are developed and used, potentially affecting the scope or method of service delivery.

Further, new regulations may mandate additional oversight regarding the professionals authorized to conduct tests, analyze results, or sign reports. Such requirements could conflict with our existing agreements with distribution partners, laboratories, and healthcare professionals. In that case, we may be forced to renegotiate existing agreements, potentially incurring additional costs and delays. If we are unable to adapt to these regulatory changes effectively, or if we face challenges in securing the necessary authorizations under new frameworks, it could materially impact our business operations, financial condition and growth prospects.

We are subject to risks associated with transactions denominated in foreign currency and with currency exchange rate fluctuations, which could adversely affect our operating results.

As a result of our international operations, we receive a portion of our revenues and pay a portion of our expenses in currencies other than the U.S. dollar, such as the Mexican and Argentinian pesos, in particular as substantially all of our sales are made in Argentina. In addition, many of our distribution agreements contain clauses requiring regular

U.S. dollar price re-adjustments to account for fluctuations in the exchange rate between the U.S. dollar and the local currency. As a result, we are at risk from exchange rate fluctuations between such foreign currencies and the U.S. dollar, which could adversely affect our results of operations. See “— Adverse economic or market conditions, including inflation and the global macroeconomic environment, could negatively impact our business, financial condition and results of operations.”

Additionally, the volume of our international orders may be negatively impacted by the U.S. dollar. Foreign policies and actions regarding currency valuation could result in actions by the United States and other countries to offset the effects of such fluctuations. If the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions will result in decreased revenues and operating expenses. We may not be able to offset adverse foreign currency impact with increased revenues. Even with this strategy in place to mitigate balance sheet foreign currency risk, we will not eliminate our exposure to foreign exchange rate fluctuations on our financial results.

We are subject to risks related to taxation in multiple jurisdictions.

We are subject to income taxes in both the United States and numerous foreign jurisdictions. Significant judgments based on interpretations of existing tax laws or regulations are required in determining the provision for income taxes. Our effective income tax rate could be adversely affected by various factors, including, but not limited to, changes in the mix of earnings in tax jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in existing tax policies, laws, regulations, or rates, changes in the level of non-deductible expenses (including share-based compensation), location of operations, changes in our future levels of research and development spending, mergers and acquisitions, or the result of examinations by various tax authorities. Although we believe our tax estimates are reasonable, if the IRS or other taxing authority disagrees with the positions taken on our tax returns, we could have additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our business, results of operations, financial condition and growth prospects.

Our inability to manage growth could harm our business.

In connection with the commercialization of our tests, we have added, and expect to continue to add personnel to certain areas of our business areas including research and development, laboratory operations, quality assurance, compliance, investor relations, reporting, marketing, other financial and legal functions and sales, among others. Further, as we build our commercialization efforts and expand research and development activities for new products and services, and effect potential acquisitions, the scope and complexity of our operations is increasing significantly. As a result of our growth, our operating expenses, our research and development, which includes our Argentine Wet-Lab and our product development, and capital requirements will also increase, and we expect that they will continue to increase significantly. We may introduce a hybrid approach to our laboratory operations, with our Argentine Wet-Lab and a main laboratory in Mexico; and may send samples to our laboratories or send products for processing to a third party in other countries. As such, our ability to manage our growth effectively requires us to expend funds to improve our operational, financial and management controls, reporting systems and procedures, as well as to achieve scale to allow us to build our own infrastructure. As we move forward in commercializing our tests, we will also need to effectively manage our growing laboratory operations, and sales and marketing needs. We are continuing to expand our current facilities and exploring the need to add new facilities to support anticipated demand for our current and future tests and services. We face various risks in managing these expansion efforts, including financing, development delays, budget management, quality control, design efficiency, and transition execution. If we are unable to execute these growth strategies, including our additional laboratory in Mexico, or manage our anticipated growth effectively, our business could be harmed.

Our success depends on the continued emergence and growth of markets for analysis of genetic variation and the ability to generate substantial demand for our tests.

The usefulness of our technologies is dependent on the availability of genetic data and its applications in clinical, research, and consumer settings. We are focusing on markets for analysis of genomic variations and omics profiling, using technologies such as sequencing, genotyping, gene expression profiling, deep phenotyping and artificial intelligence. However, these markets are relatively new and emerging, and may not develop as quickly as anticipated. In addition, changes in the regulatory environment and budgetary pressures could reduce research and development budgets and government funding, adversely affecting our business. We depend on sequencing technology, and the introduction of next-generation sequencing technologies has reduced the cost of sequencing and accordingly the accessibility of this service and has therefore increased demand for sequencing-related products and services. However, in the event that the cost of sequencing increases or does not decrease at a fast enough rate, our business, results of operations, financial condition and growth prospects will be adversely affected.

As with all new market categories, a major challenge is to make consumers and clinicians aware of the benefits of our tests and services, including the price, the breadth of our testing options, and the benefits of having additional genetic data available from which to make preventive and treatment decisions. A lack of or delay in clinical acceptance of broad-based panels such as our tests would negatively impact sales and market acceptance of our tests and limit our revenue growth and potential profitability. If we are not able to generate demand for our tests at sufficient volume, or if it takes significantly more time to generate this demand than we anticipate, our business, prospects, financial condition and results of operations could be materially harmed.

In addition, our success depends on demand for our products. Our customers may experience volatility in their genetic testing demand in the ordinary course of their operations. Since our tests are often purchased on a test-by-test basis rather than pursuant to long-term purchasing arrangements, our consumer base may fluctuate or decrease. In addition, the long-term distribution agreements that we do have may be terminated, which could affect demand as well. The loss of any of our customers, or a reduction in orders or difficulties collecting payments for tests, could significantly reduce our revenue and adversely affect our business, results of operations, financial condition and growth prospects. We may be forced to make significant changes to our anticipated pricing, sales and revenue model as well to compete with our competitors, and there is no guarantee that such changes, if implemented, will be successful.

Our industry is subject to rapidly changing technology, including the introduction of artificial intelligence, and new scientific data, and our failure to keep pace with such changes could render us obsolete and harm our operating results and business.

Our industry is characterized by rapid technological change, including the increasing presence of artificial intelligence, increasingly larger amounts of data, frequent new testing services, and evolving industry standards. Our success depends on our ability to keep pace with these technologies and the evolving needs of our customers on a timely and cost-effective basis and to pursue new market opportunities that develop as a result of technological and scientific advances. We must continually update our offerings to reflect new scientific knowledge about genes and genetic variations and their role in diseases and treatment therapies, or else our tests could become obsolete or not cost-effective and our business adversely affected. In addition, our entry into the pharmacogenetic testing markets expose us to increased liability. Errors or mistakes in interpreting test results could have a significant adverse impact on our business, results of operations, financial condition and growth prospects, as we may be subject to liability for errors, misunderstandings, or inappropriate reliance on information we provide to clinicians, geneticists or patients. We maintain liability insurance, but this may not fully protect us from financial impact, injury to our reputation, or suspension of sales of our tests.

The sizes of the markets and forecasts of market growth for the demand of our products and services, including our research services and other key potential success factors are based on a number of complex assumptions and estimates, and may ultimately be inaccurate.

We estimate annual total addressable markets and forecasts of market growth for our services. We have also developed a standard set of key performance indicators in order to enable us to assess the performance of our business in and across multiple markets, and to forecast future revenue. These estimates, forecasts and key performance indicators are based on a number of complex assumptions, internal and third-party estimates and other business data, including assumptions and estimates relating to our ability to generate revenue from the development of new workflows. While we believe our assumptions and the data underlying our estimates and key performance indicators are reasonable, there are inherent challenges in measuring or forecasting such information. As a result, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors and indicators. Consequently, our estimates of the annual total addressable market and our forecasts of market growth and future revenue from our products and services, including our research services may prove to be incorrect, and our key business metrics may not reflect our actual performance. For example, if the annual total addressable market or the potential market growth for our products and services is smaller than we have estimated or if the key business metrics we utilize to forecast revenue are inaccurate, it may impair our sales growth and have an adverse impact on our business, financial condition, results of operations and growth prospects.

We have a history of losses, and we may not be able to achieve or sustain profitability.

The Company has historically incurred significant losses: $1,322,306, $4,516,095 and $1,291,932 for the six months ended December 31, 2024, and for the fiscal years ended June 30, 2024 and 2023, respectively. The Company has also recorded accumulated deficits of $8,263,789, $6,941,483 and $3,588,427 as of December 31, 2024, June 30, 2024 and 2023, respectively. Additionally, the Company’s recurring cash outflows from operations amounted to $1,022,381, $1,885,895 and $1,306,705 for the six months ended December 31, 2024 and for the years ended June 30, 2024 and 2023. Historically, we have devoted most of our financial resources to the research and development of our clinical genetics products and services, as well as to develop Rewell, our preventative health business. The discovery and development of safe and effective healthcare is a complex and uncertain process, which takes many years and involves significant costs. We expect to continue to incur significant expenses and operating losses for the foreseeable future as we continue to expand research and development efforts, enhance our existing consumer products, services and business model, broaden our customer base, work with regulatory agencies, and hire additional employees to support our growth. Any future losses may have an adverse effect on our shareholders’ equity and working capital, which could negatively impact our operations and your investment in us. A failure to sustain or grow our revenue levels and to maintain profitability may negatively affect our business, financial condition, results of operations and cash flows, and could cause the market price of our common share to decline.

Our prospects must be considered in light of the risks and difficulties frequently encountered by companies in a similar stage of development, particularly companies in new and rapidly evolving markets such as ours. These risks include an evolving and unpredictable business model and the management of growth. To address these risks we must (i) increase our customer base; (ii) continue to implement and successfully execute our business and marketing strategy; (iii) successfully enter into other strategic collaborations or relationships; (iv) obtain access to capital on acceptable terms and effectively utilize that capital; identify, attract, hire, retain, motivate and successfully integrate employees; (v) continue to expand, automate and upgrade our laboratory, technology and data systems; (vi) obtain, maintain and expand coverage and reimbursement by healthcare payers; (vii) obtain and maintain sufficient payment by partners, institutions and individuals; (viii) provide rapid test turnaround times with accurate results at low prices; (ix) provide superior customer service; and (x) respond to competitive developments, among other things. We cannot assure you that we will be successful in addressing these risks, and the failure to do so could have an adverse impact on our business, financial condition, results of operations and growth prospects.

We face intense competition and may not be able to compete successfully with existing or new competitors in our industry.

With the development of next generation sequencing, the clinical genetics market is becoming increasingly competitive and we expect this competition to intensify significantly in the next five to ten years. We face competition from a variety of sources, including:

•        companies such as Synlab; Centogene N.V.; Invitae Corporation; Mendelics Análise Genômica S.A., Diagnósticos da América S.A.; Igenomix S.L.; Nimgenetics Genómica Y Medicina, S.L.; Color Health, Inc.; Bitgenia Brasil Ltda.; Biomakers S.A.; Argenetics Semillas S.A.; Argenomics S.A.; Genda S.A.; Genos S.A.; Biocodices S.A.; Diagnóstico Maipú por Imágenes S.A.; Viome Life Sciences, Inc; Zoe Limited; 23andMe, Inc.; Ambry Genetics Corporation, a subsidiary of Realm IDx, Inc.; Athena Diagnostics, Inc. and Blueprint Genetics, subsidiaries of Quest Diagnostics Incorporated; Baylor-Miraca Genetics Laboratories LLC; Centogene AG; Connective Tissue Gene Test LLC, a subsidiary of Health Network Laboratories, L.P.; Cooper Surgical, Inc.; Emory Genetics Laboratory, a subsidiary of Eurofins Scientific; Exact Sciences Corporation; Foundation Medicine, Inc., a subsidiary of Roche Holding AG; Freenome Holding, Inc.; Fulgent Genetics, Inc.; GeneDx Holdings Corp; Guardant Health, Inc.; Integrated Genetics, Sequenom Inc., Correlagen Diagnostics, Inc., and MNG Laboratories, subsidiaries of Laboratory Corporation of America Holdings; Myriad Genetics, Inc.; Natera, Inc.; Tempus Labs, Inc., as well as other commercial and academic laboratories;

•        a large number of clinical laboratories in an academic or healthcare provider setting that perform clinical genetic testing on behalf of their affiliated institutions and often sell and market more broadly; and

•        a large number of new entrants into the market for genetic information ranging from informatics and analysis pipeline developers to focused, integrated providers of genetic tools and services for health and wellness including Illumina, which is also one of our suppliers.

Hospitals, academic medical centers and eventually physician practice groups and individual clinicians may also seek to perform at their own facilities the type of genetic testing we would otherwise perform for them. In this regard, continued development of equipment, reagents, and other materials as well as databases and interpretation services may enable broader direct participation in genetic testing and analysis.

Participants in closely related markets such as clinical trial or companion diagnostic testing could converge on offerings that are competitive with the type of tests we perform. Instances where potential competitors are aligned with key suppliers or are themselves suppliers could provide such potential competitors with significant advantages.

In addition, the biotechnology and genetic testing fields are intensely competitive both in terms of service and price, and continue to undergo significant consolidation, permitting larger clinical laboratory service providers to increase cost efficiencies and service levels, resulting in more intense competition.

We believe the principal competitive factors in our market are:

•        Geographic Focus on Latin America: our 9+ years of experience and strong network of Latin American partner laboratories, including four OmnigenicsAI investors, enable efficient market entry with localized, end-to-end solutions that require no additional investment from partners;

•        Comprehensive Insights, Precision, and Actionable Results: with over 114 terabytes of genomic data specific to Latin America, our tests combine genetic, microbiome, epigenetic, and lifestyle data to provide region-specific, actionable health insights;

•        Localized, Efficient, and Accessible Solutions: our low-cost, high-quality services are supported by local wet labs and logistics, ensuring fast turnaround times and culturally adapted results and client services in Spanish;

•        Data-Driven Approach and AI Integration: our proprietary data lake integrates diverse health data to fuel AI-driven health management tools, positioning us to deliver precision-based, cost-effective solutions as AI and sequencing costs decrease; and

•        Telemedicine and Localized Support: we will provide telemedicine services that combine the support of AI Agents with access to nutrigeneticists and medical geneticists when human expertise is required. These services will deliver culturally relevant, personalized health guidance for proactive health management in Latin America.

Many of our competitors and potential competitors have longer operating histories, larger customer bases, greater brand recognition and market penetration, higher margins on their tests, substantially greater financial, technological and research and development resources, selling and marketing capabilities, lobbying efforts, and more experience dealing with third-party payers. As a result, they may be able to respond more quickly to changes in customer requirements, devote greater resources to the development, promotion and sale of their tests than we do, sell their tests at prices designed to win significant levels of market share, or obtain reimbursement from more third-party payers and at higher prices than we do. We may not be able to compete effectively against these organizations. Increased competition and cost-saving initiatives on the part of governmental entities and other third-party payers are likely to result in pricing pressures, which could harm our sales, profitability or ability to gain market share. We also have limited intellectual property rights, which limits our ability to defend our market position or even enter certain markets. In addition, competitors may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of next generation sequencing for clinical diagnosis and preventative care increases. Certain of our competitors may be able to secure key inputs from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to website and systems development than we can. In the past, our competitors have been successful in recruiting our employees and may continue to recruit qualified employees from us. In addition, companies or governments that control access to genetic testing through umbrella contracts or regional preferences could promote our competitors or prevent us from performing certain services. Some of our competitors have obtained approval or clearance for certain of their tests from the relevant regulatory entities in the markets in which we expect to operate or the FDA. For example, if we decide to expand to the US market, and payers decide to reimburse only for tests that are FDA-approved or FDA-cleared, or if they are more likely to reimburse for such tests, we may not be able to compete effectively unless we obtain similar approval or clearance for our tests. If we are unable to compete successfully against current and future competitors, we may be unable to increase market acceptance and sales of our tests, which could prevent us from increasing our revenue or achieving profitability and could cause our share price to decline, all of which could have an adverse impact on our business, financial condition, results of operations and growth prospects.

We may enter new business areas, such as additional services for the general population, primary care, and/or secondary care, which may include behavior modification and/or the adoption of new technologies, where we do not have any experience. If we were to enter new business areas, we would likely face competition from entities more familiar with those businesses, and our efforts may not succeed.

In the future, we may expand our operations into new business areas, either by developing new products or services or acquiring new business. We may not have any experience to operate in these areas. These areas would be new to our product development and marketing personnel, and we cannot be assured that the markets for these products and services will develop or that we will be able to compete effectively or will generate significant revenues in these new areas making our success in this area difficult to predict. Many companies of all sizes, including major pharmaceutical companies, specialized biotechnology companies and traditional healthcare providers, are engaged in redesigning approaches to medical care and diagnostic medicine. Competitors operating in these potential new business areas may have substantially greater financial and other resources, larger research and development staff, and more experience in these business areas. There can be no assurances that if we undertake new business areas, that the market will accept our offerings, or that such offerings will generate significant revenues for us, which would have an adverse impact on our business, financial condition, results of operations and growth prospects.

If we are unable to deploy and maintain effective sales, marketing and medical affairs capabilities, we will have difficulty achieving market awareness and selling our products and services.

To achieve commercial success for our current and future products and services, we must continue to develop and maintain our sales, marketing and medical affairs organizations to effectively explain to healthcare providers the reliability, effectiveness and benefits of our current and future products and services as compared to alternatives. Our sales efforts have grown in size and complexity, and we may not be able to successfully manage our dispersed or inside sales forces or our sales force may not be effective, taking into consideration the marketing of our products and services in new markets. Because of the competition for our services, we may be unable to hire, partner with or retain additional qualified sales representatives or marketing or medical affairs personnel, either as our employees or independent contractors or through independent sales or other third-party organizations. Market competition for commercial, marketing and medical affairs talent is significant, and we may not be able to hire or retain such talent on commercially reasonable terms, if at all.

Establishing and maintaining sales, marketing, and medical affairs capabilities will be expensive and time-consuming. Our expenses associated with maintaining our sales force may be disproportional compared to the revenues we may be able to generate on sales of current and future products or services, which would have an adverse impact on our business, financial condition, results of operations and growth prospects.

We depend on our information technology and data systems. Any disruption or failure of such systems, whether due to malfunctions, delays in operation or material failures to implement new systems, could disrupt our business and affect our reputation.

We depend on information technology and telecommunications systems, including innovative artificial intelligence, for significant elements of our operations, such as our laboratory information management system, our bioinformatics analytical software systems, our database of information relating to genetic variations and their role in preventative health and disease, personal information storage, maintenance, and transmission, our customer-facing web-based portal and customer service functions, our report production systems, our billing and reimbursement procedures, our scientific and medical data analysis and other research and development activities and programs, and our general and administrative activities, including disclosure controls, internal control over financial reporting and other public reporting functions. In addition, our third-party service providers depend on technology and telecommunications systems in order to provide contracted services for us. We expect we will need to continue to expand and strengthen a number of enterprise software systems that affect a broad range of business processes and functions, particularly if and as our operations grow, including, for example, systems handling human resources, financial and other disclosure controls and reporting, customer relationship management, regulatory compliance, security controls, and other infrastructure functions.

Our information technology and telecommunications systems are vulnerable to disruption and damage from a variety of sources, including power outages and other telecommunications or network failures, natural disasters, and the outbreak of war or acts of terrorism. Breaches resulting in the compromise, disruption, degradation, manipulation, loss, theft, destruction, or unauthorized disclosure of sensitive information can occur in a variety of ways, including but not limited to, negligent or wrongful conduct by employees or former employees or others with permitted access to our information technology systems and information, or wrongful conduct by hackers, competitors, or certain governments. Our third-party vendors and business partners face similar risks. Any such disruption or loss of information technology or telecommunications systems on which critical aspects of our operations depend could have a material adverse effect on our business and our reputation.

Moreover, despite network security and back-up measures, our servers and other electronic systems are vulnerable to cybersecurity breaches, such as physical or electronic break-ins, computer viruses, ransomware attacks, phishing schemes, and similar disruptive events. High-profile security breaches at other companies and in government agencies have increased in recent years, and security industry experts and government officials have warned about the risks of hackers and cyber-attacks targeting businesses such as ours. Cyberattacks are becoming more sophisticated and frequent, and in some cases have caused significant harm. Computer hackers and others routinely attempt to breach the security of technology products, services and systems, and to fraudulently induce employees, customers, or others to disclose information or unwittingly provide access to systems or data. Despite the precautionary measures we have taken to detect and prevent or solve problems that could affect our information technology and telecommunications systems, failures or significant downtime of our systems or those used by our third-party service providers could prevent us from conducting tests, preparing and providing reports to clinicians, billing payers, processing reimbursement appeals, handling physician or patient inquiries, conducting research and development activities, and managing the administrative and financial aspects of our business.

Additionally, if and as our business grows, we will need to continually improve and expand the scope of our technology systems in order to maintain their adequacy for the scale of our operations. Any failure to make such improvements or any significant delay in the planned implementation of new or enhanced systems could render our systems obsolete or inadequate, in which case our service to our customers and our other business activities could suffer, and we could be more vulnerable to electronic breaches from outside sources.

If our computer systems are compromised, we could be subject to significant fines, damages, reputational harm, litigation and enforcement actions, and we could lose trade secrets, the occurrence of which could have an adverse impact on our business, financial condition, results of operations and growth prospects, in addition to possibly requiring substantial and material expenditures of resources to remedy.

Security breaches, privacy issues, loss of data and other incidents or disruptions could compromise our information, products and services, disrupt our or our customers’ operations, and expose us to liability, which could adversely affect our business and our reputation.

In the ordinary course of our business, we collect and store sensitive data from individuals, including protected health information, personally identifiable information, genetic information, credit card information, intellectual property and proprietary business information owned or controlled by ourselves or our customers, payers and other parties. Non-compliance with global data security standards could lead to security breaches or privacy issues, potentially resulting in loss of data and disruptions to our operations or those of our customers. Moreover, failing to safeguard customer data could expose us to legal liability, negatively impacting our business and reputation.

We manage and maintain our applications and data utilizing a combination of on-site systems, managed data center systems and cloud-based systems. We also communicate sensitive patient data when we deliver reports summarizing test results to our customers, which we deliver via our online encrypted web portal, encrypted email, or fax, or overnight courier. In addition to storing and transmitting sensitive data that is subject to multiple legal protections, these applications and data encompass a wide variety of business-critical information including research and development information, commercial information, and business and financial information. The secure processing, storage, maintenance and transmission of this information is vital to our operations and business strategy, and we devote significant resources to protecting the confidentiality and integrity of this information.

Despite our security measures, our information technology infrastructure and our products may in the future be impacted by cyber-attacks, employee error, malfeasance, or other disruptions due to the inherent features of Internet and technical limitations. Any such breach or interruption could compromise our networks, and the information stored therein could be accessed by unauthorized parties, altered, publicly disclosed, lost or stolen. Unauthorized access, loss or dissemination could also disrupt our operations, including our ability to conduct our analyses, provide test results, bill payers or patients, process claims and appeals, provide customer assistance, conduct research and development activities, collect, process and prepare company financial information, provide information about our tests and other patient and physician education and outreach efforts through our website, and manage the administrative aspects of our business. Any such access, disruption, disclosure, or other loss of information could result in an adverse impact on our or our customers’ business, legal claims or proceedings, liability under laws that protect the privacy of personal information, and damage to our reputation, all of which would have an adverse impact on our business, financial condition, results of operations and growth prospects.

In addition to data security risks, we face privacy risks. Should we actually violate, or be perceived to have violated, any privacy commitments we make to patients or consumers, we could be subject to a complaint from an affected individual or interested privacy regulator, such as the Federal Trade Commission, a state Attorney General, an EU Member State Data Protection Authority, or a data protection authority in another international jurisdiction. This risk is heightened given the sensitivity of the data we collect. A violation, or perceived violation, of such privacy commitments would have an adverse impact on our business, financial condition, results of operations and growth prospects.

We depend on third-party manufacturers and suppliers and rely on commercial courier delivery services. If any of these suppliers or services are delayed or interrupted, our business could be materially harmed.

The complex nature of our products requires customized, precision-manufactured sub-assemblies, components, and materials that currently are available from a limited number of sources, and, in the case of some sub-assemblies, components, and materials, from only a single source. If deliveries from Illumina and/or CIBIC, our suppliers on which we depend exclusively for certain sub-assemblies, components and materials, are delayed or interrupted for any reason, or if we are otherwise unable to secure a sufficient supply, we may not be able to obtain these sub-assemblies, components, or materials on a timely basis or in sufficient quantities or at satisfactory qualities. We may need to enter into contractual relationships with manufacturers for commercial-scale production of some of our products, in whole or in part, or develop these capabilities internally, and there can be no assurance that we will be able to do this on a timely basis, in sufficient quantities, or on commercially reasonable terms. In addition, the lead time needed to establish a relationship with a new supplier can be lengthy, and we may experience delays and increased costs in meeting demand in the event we must switch to a new supplier. The time and effort required to qualify a new supplier could result in additional results. Accordingly, we may not be able to establish or maintain reliable, high-volume manufacturing at commercially reasonable costs. In addition, the manufacture or shipment of our products may be delayed or interrupted if the quality of the products, sub-assemblies, components, or materials supplied by our vendors does not meet our requirements. Current or future social and environmental regulations or critical issues could restrict the supply of components and materials used in production or increase our costs. Any delay or interruption to our manufacturing process or in shipping our products could result in lost revenue, which would adversely affect our business, financial condition, or results of operations.

In addition, our business depends on our ability to quickly and reliably deliver genetic test results to our customers. We typically receive samples from customers within days of shipment, or in some cases overnight, for genetic sequencing and data analysis at our laboratory facilities. Disruptions in delivery service, whether due to labor disruptions, bad weather or natural disasters (including severe weather, fires or other natural events which may be exacerbated by climate change), pandemics or epidemics, terrorist acts or threats or for other reasons, could adversely affect specimen integrity and our ability to process specimens in a timely manner and otherwise service our customers, and ultimately materially and adversely affect our reputation and our business.

In addition, our products incorporate complex computer software which may contain or result in errors or failures, especially when first introduced. In the course of conducting our business, we must adequately address quality issues associated with our products and services, including defects in our engineering and design processes, as well as defects in third-party components included in our products. In addition, new products or enhancements may contain undetected errors or performance problems that, despite testing, are discovered only after commercial shipment. Defects or errors in our test results may discourage customers from purchasing our products. The costs incurred in correcting any defects or errors may affect our reputation substantially and could adversely affect our operating margins. Identifying the root cause of quality issues, particularly those sourced from third parties, may be difficult, which increases the time needed to address quality issues as they arise, and increases the risk that similar problems could recur. As our products are designed to be used to perform complex genomic analysis, we expect that our customers will have an increased sensitivity to such defects. If we do not meet applicable regulatory or quality standards, our services may be subject to refunds, and, under certain circumstances, we may be required to notify applicable regulatory authorities about such refunds. If our products are subject to refunds or delivery holds, our reputation, business, financial condition, or results of operations could be adversely affected.

We rely on a limited number of suppliers or, in some cases, sole suppliers for raw materials, key components or laboratory instruments, and an interruption in our ability to obtain such materials and services could adversely affect our business.

We do not have manufacturing capabilities and do not plan to develop such capacity in the foreseeable future. Accordingly, we rely on a limited number of suppliers, or, in some cases, sole suppliers, including Illumina, Amoy Diagnostics Co., Ltd., Sophia Genetics SA and CIBIC, for reagents, as well as sequencers and other equipment and materials which we use in our laboratory operations, and GNX Data Systems Ltd platform for genomic variant analysis. Pursuant to the Commercialization Agreement, we have established arrangements with CIBIC for the supply of reagents and equipment required for our operations. Further, as CIBIC sources reagents from Illumina, we also have the option to purchase the reagents directly from Illumina, if required. Additionally, we plan to develop strategic partnerships with other laboratories and players in the healthcare sector that share similar supply chain risks. These partnerships could amplify the effects of any supply chain issues.

Currently, we do not have short- or long-term supply agreements for our Argentine Wet Lab, and these suppliers could cease supplying these materials and equipment at any time or fail to provide us with sufficient quantities of materials or materials that meet our specifications. Our laboratory operations in Argentina, as well as those of our partner laboratories, could be interrupted if we encounter delays or difficulties in securing these reagents, sequencers or other equipment or materials, and if we cannot obtain an acceptable substitute. Any such interruption could significantly affect our business, financial condition, results of operations and reputation.

As an alternative to CIBIC, we may rely on Illumina for the supply of next generation sequencers, associated reagents and maintenance and repair services for these sequencers. Any disruption in Illumina’s operations could affect our supply chain and laboratory operations in the short term, as Illumina is also a supplier to CIBIC. Additionally, transitioning to alternative providers could require a substantial amount of time to integrate replacement equipment and reagents into our laboratory operations potentially affecting our ability to provide our services during the transition period.

We believe that there are only a few other manufacturers that are currently capable of supplying and servicing the equipment necessary for our laboratory and our partner laboratories’ operations, including sequencers and various associated reagents. The use of equipment or materials provided by these replacement suppliers would require us to alter these laboratory operations which may have an impact in the accuracy of our genetic test results. We will have to depend on these other parties to perform effectively on a timely basis and to comply with regulatory requirements. Transitioning to a new supplier would be time consuming and expensive, may result in interruptions in our and our partners’ laboratory operations, could affect the performance specifications of these laboratory operations or could require that we revalidate our tests. We cannot assure you that we will be able to secure alternative equipment, reagents and other materials, and bring such equipment, reagents and materials online and revalidate them without experiencing interruptions in our workflow. In the case of an alternative supplier for Illumina, we cannot assure you that replacement sequencers and associated reagents will be available or will meet our quality control and performance requirements for our and our partners’ laboratory operations. If we encounter delays or difficulties in securing, reconfiguring or revalidating the equipment and reagents we require for our tests, our business, financial condition, results of operations and reputation could be adversely affected.

Our research and development efforts will be hindered if we are not able to obtain samples, enter into contracts with third parties for access to samples, or complete timely enrollment in future clinical studies, or if defects are discovered in our products.

Access to human sample types, such as blood, tissue, saliva and stool is necessary for our research and product development. One of our current sources of human samples for research and product development is through clinical validation protocols, where samples are collected specifically for research purposes under appropriate ethical approvals. These protocols are reviewed and approved by an Ethics Committee in Argentina, in accordance with country-specific laws and regulations. Additionally, during routine clinical testing, patients have the option to provide informed consent at the time of sample collection. This consent permits the use of their anonymized genomic data for future research purposes, ensuring compliance with privacy and ethical standards. For our consumer wellness and preventive health solutions, customers consent to terms and conditions at the time of purchase that specify anonymized data may be used for research purposes. This approach allows us to leverage data responsibly for research while maintaining user privacy.

Acquiring samples from individuals with certain profiles, clinical diagnoses or associated clinical outcomes may require additional partnerships, purchases, or specific clinical studies. Lack of available samples can delay development timelines and increase costs of development. Generally, the agreements under which we gain access to human samples are non-exclusive. Other companies may compete with us for access. Additionally, the process of negotiating access to samples can be lengthy and it may involve numerous parties and approval levels to resolve complex issues such as usage rights, institutional review board approval, privacy rights, publication rights, intellectual property ownership, and research parameters. If we are not able to negotiate access to clinical samples with research institutions, hospitals, clinical partners, pharmaceutical companies, or companies developing therapeutics on a timely basis, or at all, or if other laboratories or our competitors secure access to these samples before us, our ability to research, develop and commercialize future products will be limited or delayed. We aimed for high standards in clinical research, which involves following current ethical recommendations and conducting clinical studies under Good Clinical Practices (“GCP”). Any failure in these standards may lead to delays in product developments, lack of confidence in the results of the test, or inability to get approval by local regulatory agencies. Finally, we may not be able to conduct or complete clinical studies on a timely basis if we are not able to enroll sufficient numbers of patients in such studies, and our failure to do so could have an adverse effect on our research and development and product commercialization efforts, which would have an adverse impact on our business, financial condition, results of operations and growth prospects.

If any of our laboratories or other facilities become inoperable or if we otherwise experience a significant disruption in our operations for any reason, we will be unable to perform our tests and our business would be harmed.

We currently perform our main research and development operations in our Argentine Wet-Lab in Rosario, Argentina. Our current headquarters are located in Rosario, Argentina. If our present, or any future facilities, were to be damaged, destroyed or otherwise unable to operate, whether due to fire, floods, storms, tornadoes, earthquakes, other inclement weather events or natural disasters, employee malfeasance, terrorist acts, power outages, or otherwise, it may render it difficult or impossible for us to perform our tests for some period of time and our business could be severely disrupted. Our facilities and the equipment we use to perform our tests would be costly to replace and could require substantial lead time to repair or replace. The inability to perform our tests or the backlog of tests that could develop if any of our facilities become inoperable for even a short period of time may result in the loss of customers or harm our reputation, and we may be unable to regain those customers in the future. Although we possess insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.

Our operations currently do not use third party laboratories to process samples for our tests and services. If we were to rely on a third party to process some of our tests in certain markets, we would use only facilities with certain established accreditations. For example, in the US we would seek state licensure and CLIA accreditation, and for tests provided internationally, ISO 15189 accreditation. We cannot assure you that we would be able to find CLIA or ISO 15189-certified facility willing to comply with the required procedures, that this laboratory would be willing to perform the tests for us on commercially reasonable terms, or that it would be able to meet our quality or regulatory standards. In order to set up a new wet-lab outside of our existing facilities, we would have to spend considerable time and money securing adequate space, constructing the facility, recruiting and training employees, and establishing the additional operational and administrative infrastructure necessary to support additional facilities. We may not be able, or it may take considerable time, to replicate our testing processes or results in a new facility. Additionally, any new clinical reference laboratory facility opened by us would be subject to certification under the European Molecular Genetics Quality Network (“EMQN”) and/or the College of American Pathologists (“CAP”), which could take a significant amount of time and result in delays in our ability to resume operations. These challenges could be amplified if we or our joint ventures or other commercial partners seek to procure and maintain laboratory space in the United States and Latin American region as we pursue international expansion. In addition, Mexico is a seismic region. The inability to open the planned facility in Mexico, delays in opening such facility due to logistical complications or natural disasters, or failure to obtain required permits, licenses, or certifications, could result in increased costs and prevent us from realizing the intended benefits of the new facility.

We are unable to predict the extent to which potential pandemics or outbreaks of communicable diseases will adversely impact our business operations and financial results.

Our operations, business and financial condition could be materially and adversely affected by epidemics and other outbreaks of communicable diseases, including the COVID-19 pandemic, and by the economic and operational disruptions caused by the attempts of governmental entities to contain or flatten the spread of the disease. Global health concerns relating to COVID-19 have negatively affected the macroeconomic environment, and the pandemic has significantly increased economic volatility and uncertainty. The COVID-19 pandemic created significant, widespread and unprecedented volatility, uncertainty, and economic instability, disrupting broad aspects of the global economy, capital markets, our operations, our workforce and our supply chain. Many of these effects continue to varying degrees and further mutated variants and outbreaks globally or regionally continue to harm recovering consumer confidence and have led to renewed implementation of harsh preventative measures by local and regional governments and businesses. The level and nature of the disruption caused by a pandemic is unpredictable, may be cyclical and long-lasting and may vary from location to location. A pandemic could materially impact our business for an unknown period of time, including in the following ways:

•        reduced access for our sales team to potential customers;

•        a need to shut down or operate our Argentine Wet-Lab at a minimum due to quarantine, disrupting our operations and product deliveries;

•        delays and/or cancellations of Rewell test kits and/or Heritas Diagnostics sample logistics, nutrigenetic coaching and/or medical geneticist appointments, and other operational procedures which may negatively affect orders for our products or services;

•        illness, quarantines, financial hardships, restrictions on travel and commerce, and supply chain disruptions, which may hinder our, and our suppliers’ and customers’, businesses and workforces;

•        periods of reduced demand from our diagnostic laboratory partners, which may cause us to suspend certain operations and/or services; and

•        abrupt changes to operating plans, which may seek to manage volatile conditions but may hinder our commercial and development activities.

Any of the above occurrences could have an adverse impact on our business, financial condition, results of operations and growth prospects.

Our operating results may fluctuate significantly and can be difficult to predict.

Our operating results may be subject to significant fluctuations due to a variety of factors, including currency fluctuations, inflation, seasonal variations or non-seasonal events, pricing of our tests, collection of payments from third-party and other payers, success in marketing and selling our tests, research and development activities, negative publicity, customer and patient preferences, competitive conditions, and changes in overall spending levels in the life sciences industry. Our revenue is also subject to fluctuations due to the timing of sales of high-value products and services, the effects of new product launches and related promotions, and the timing and availability of our customers’ funding. Fluctuations in our operating results could cause our performance in any particular period to fall below the expectations of securities analysts or investors, which could negatively affect the price of our ordinary shares. Furthermore, any reduction in the market price of our securities could make it more difficult for us to raise additional funds through future offerings of our shares or other securities. While we anticipate future growth, there is some uncertainty as to the timing of revenue on a quarterly basis.

If we fail to maintain and successfully manage our strategic collaborations and third-party arrangements, such as the ones with CIBIC and Meyer, our future results may be adversely impacted.

We currently have limited operational resources. In order to grow our business as planned, we must continue to enhance our sales, marketing and customer support capabilities, which will involve developing and administering our commercial infrastructure and/or collaborative commercial arrangements and partnerships. If we are unable to develop commercial infrastructure and enter into commercial agreements, then our business would be adversely affected. We currently have such arrangements with CIBIC as our exclusive agent in Argentina for the commercialization of our analyses, delegating operational phases while retaining intellectual property. Further, pursuant to the Commercialization

Agreement, CIBIC provides sample processing services to support our analyses, in accordance with our specifications and quality standards. Additionally, we currently have arrangements with Meyer in Paraguay to provide our clinical genetic diagnostic tests and results. The agreement with CIBIC is valid for 30 years from the signing date and will be automatically renewed for ten-year periods unless terminated with proper notice. We must also maintain satisfactory arrangements for the manufacture and distribution of our tests and operate certified lab facilities to process our tests and provide patient results. Failure to augment our operational resources organically or through collaborations with third parties may have an adverse impact on our business, financial condition, results of operations and growth prospects.

Potential changes in our leadership could adversely affect our business.

Our success depends in large part on the skill, experience, and performance of our executive management team and others in key leadership positions. The continued efforts of these persons will be critical to us as we continue to develop our technologies and focus on growing our business. If we lose one or more of these key executives, we could experience difficulties maintaining our operations, including our ability to compete effectively, advance our technologies, develop new tests and implement our business strategies. Such changes in our executive management, and any future changes, as well as the effects of our business realignment, could also disrupt our business, and could impact our ability to preserve our culture, which could negatively affect our ability to recruit and retain personnel. Further, these changes may also increase our dependency on other members of our executive team. If we lose the services of any member of the executive management team or any key personnel, we may not be able to secure a suitable or qualified replacement, which could disrupt our business and could be particularly disruptive considering our strategic realignment in connection with the Business Combination.

We rely on highly skilled personnel in a broad array of disciplines and, if we are unable to attract and retain additional qualified personnel, we may not be able to maintain the quality of our tests and services or grow effectively.

Our business, including our research and development programs and laboratory operations, largely depend on our continued ability to identify, hire, train, motivate and retain highly skilled personnel for all areas of our organization, including software developers, geneticists, biostatisticians, certified laboratory directors, and other scientific and technical personnel to process and interpret our genetic tests. In addition, we may need to continue to expand our sales force with qualified and experienced personnel. All of our employees outside of Argentina are at will, which means that either we or the employee may terminate their employment at any time. Most of our employees are located in Argentina, and the dismissal of these employees would require severance payments in accordance with Argentine employment law. Competition in our industry for qualified employees is intense, and we may not be able to attract or retain the qualified personnel we need to execute our business plans due to high levels of competition for such qualified personnel among life science and technology businesses, universities and public and private research institutions. Many of the companies with which we compete for a relatively limited pool of experienced personnel have greater resources than we have. In addition, our compensation arrangements may not always be successful in attracting new employees and retaining and motivating our existing employees, and volatility in the price of our shares may adversely affect our ability to attract or retain key personnel as the fluctuating value of equity-based awards may limit their effectiveness as an incentive. Certain other areas of our operations require employing highly specialized individuals, which makes our recruiting efforts more challenging. Recruiting, training and retention difficulties can limit our ability to support our research and development and commercialization efforts. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that could adversely affect our ability to operate our business as currently conducted, as well as to scale our business and support our research and development efforts, which could negatively affect our business, financial condition, results of operations and growth prospects.

Our Rewell business significantly depends upon the strength of our brand, and if we are not able to maintain and enhance our brand, our ability to expand our customer base may be impaired and our business and operating results may be harmed.

Our “Rewell” brand is unknown today, and we believe that enhancing the “Rewell” brand will be a significant factor in expanding our customer base and current and future business opportunities. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the “Rewell” brand, if we are unable to market under the “Rewell” brand in key jurisdictions, or if we incur excessive expenses in this effort, our business, operating results and financial condition may be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive.

We may acquire businesses or assets in the future. If any of those acquisitions are unsuccessful, or if we are unable to achieve the anticipated benefits of such acquisitions, our business may be harmed.

OmnigenicsAI was formed to be the holding company of Heritas Argentina and in connection with the transactions contemplated by the Business Combination Agreement. As part of our business strategy, we may pursue acquisitions of complementary businesses or assets, investments in other companies, technology licensing arrangements, joint ventures, or other strategic relationships. We integrate acquired businesses with our existing operations; our overall internal control over financial reporting processes; and our financial, operations, and information systems. There can be no assurances that any future acquisition announcements will be consummated or that we will realize any of the expected benefits of such acquisitions.

As an organization, we have relatively limited experience with respect to acquisitions, investments, or the formation of such strategic relationships or joint ventures. Our ability to integrate any organizations or technology that we may acquire is subject to a number of risks, including the following:

•        failure to integrate successfully the personnel, information systems, technology, and operations of the acquired business;

•        failure to maximize the potential financial and strategic benefits of the acquisition;

•        failure to realize the expected synergies of the acquired business;

•        failure to complete such strategic relationships in a timely manner or on a cost-effective basis;

•        possible impairment of relationships with employees and clients as a result of any integration of new businesses and management personnel;

•        increased demand on human resources and operating systems, procedures and controls;

•        increased cash needs to integrate both businesses and operate the Combined Company;

•        failure of and/or depreciation in value of the acquired company due to lack of funding; and

•        reductions in future operating results as a result of the amortization of intangible assets.

Acquisitions themselves involve numerous risks, including the following:

•        the possibility that we will pay more than the value we derive from the acquisition which could result in future non-cash impairment charges, and incremental operating losses;

•        the assumption of certain known and unknown liabilities of the acquired companies;

•        difficulties in retaining key relationships with employees, customers, collaborators, vendors and suppliers of the acquired company;

•        in the case of acquisitions outside of the jurisdictions we currently operate in, the need to address the particular economic, currency, political, and regulatory risks associated with specific countries, particularly those related to our collection of sensitive data, regulatory approvals, and tax management, which may result in significant additional costs or management overhead for our business; and

•        any of these factors could have a negative impact on our business, results of operations or financial position.

Acquisitions are also accompanied by the risk that obligations and liabilities of an acquired business may not be adequately reflected in the historical financial statements of that business and the risk that historical financial statements may be based on assumptions, which are incorrect or inconsistent with our assumptions or approach to accounting policies. The acquisition and integration of businesses may not be funded or managed effectively and any failure to manage the integration process could lead to disruptions in the overall activities of the Company, a loss of clients and revenue and increased expenses. In addition, in order to finance any acquisitions, investments, joint ventures or other relationships, we may need to raise additional funds through securities offerings, credit facilities, asset sales or collaborations or licensing agreements. To the extent these financing transactions call for the issuance of shares of our capital shares, our existing shareholders would experience dilution in their relative ownership of our capital shares. Additional funds from capital-raising transactions may not be available when needed, on acceptable terms or at all. Any inability to fund any acquisitions, investments, or strategic relationships we pursue could cause us to forfeit opportunities we believe are promising or valuable, which could harm our prospects. Further, integration of an acquired business or technology could involve significant difficulties and could require management and capital resources that otherwise would be available for ongoing development of our existing business or pursuit of other opportunities. We may also acquire contingent liabilities in connection with the acquisitions of a business, which may be material, and any estimates we might make regarding any acquired contingent liabilities and the likelihood that these liabilities will materialize could differ materially from the liabilities actually incurred. These circumstances could materially harm our business, financial condition, results of operations and growth prospects.

Ethical, legal and social concerns related to the use of genetic information could reduce demand for our genetic tests.

Our products may be used to provide genetic information about humans and other organisms. The information obtained from our products could be used in a variety of applications, which may have underlying ethical, legal and social concerns regarding privacy and the appropriate uses of the resulting information, including preimplantation genetic screening of embryos, prenatal genetic testing or genetic engineering, or testing genetic predisposition for certain medical conditions, particularly those that have no known cure. Our customers’ implementation of our products to provide their own products and services may raise such concerns and affect our own reputation. U.S. and international governmental authorities could, for social or other purposes, call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Similarly, such concerns may lead individuals or clinicians to refuse to use or order genetics tests, even if permissible. These and other ethical, legal and social concerns about genetic testing may limit market acceptance of our technology for certain applications or reduce the potential market for our technology, either of which could have an adverse effect on our business, financial condition, results of operations or growth prospects.

If we do not appropriately manage corporate social responsibility and sustainability matters, our business could be negatively impacted.

There has been an increased focus from investors, customers, employees and other stakeholders concerning corporate social responsibility and sustainability matters, including addressing climate change, which may result in increases in our costs to operate our business, make us ineligible to participate in public tenders, or restrict certain aspects of our activities. The standards by which corporate social responsibility and sustainability efforts and related matters are measured are developing and evolving, and certain areas are subject to assumptions that could change over time and the extent and severity of climate change impacts are unknown. In addition, we could be criticized for the scope of such initiatives or goals or perceived as not acting responsibly in connection with these matters. Any such matters could have a material adverse impact on our business, financial condition, results of operations and growth prospects.

Negative publicity or use of social media may adversely affect our business and reputation, including decreased demand for our products and services and the imposition of fines or other penalties.

Reputational risk, including as a result of negative publicity, is inherent in our business. Negative publicity can result from actual or alleged conduct in a number of areas, including legal and regulatory compliance, corporate governance, litigation, inadequate protection of health information, illegal or unauthorized acts taken by third parties that supply products or services to us, and the conduct of our employees or agents. In addition to promoting our products and services through healthcare providers, we plan to establish a lean sales and marketing team shortly after Closing, which will collaborate with the laboratory consortium. This team will engage with influencers and affiliates primarily from the health, nutrition, sports, and wellness sectors to market and sell our services, particularly Rewell. Additionally, the team will partner with our associates to enhance awareness of our Heritas Diagnostics products. Negative publicity or consumer perception can damage our reputation and business even if these statements about us are untrue. Damage to our reputation could adversely impact our ability to attract new and to maintain existing customers, employees, and business relationships.

In addition, media reports have in the past reported on consumer data privacy and security concerns and the use of genetic information accessed from other genetic databases by law enforcement and government agencies. Such unfavorable publicity or consumer perception of our product and service offerings could adversely affect our reputation, resulting in a negative impact on the size of our customer base, the loyalty of our customers, the percentage of our customers that consent to participate in our research program, and our ability to attract new customers. Such damage to our reputation may have a material adverse effect on our financial condition, prospects and results of operations.

We also use social media and email as part of our approach to marketing. As laws and regulations rapidly evolve to govern the use of these channels, the failure by us, our employees or third parties acting on our behalf or at our direction to abide by applicable laws and regulations in the use of these channels could adversely affect our reputation or subject us to fines, other penalties, or lawsuits. Although we continue to update our practices as these laws change over time, we may be subject to lawsuits or investigations alleging our failure to comply with such laws. In addition, our employees or third parties acting on our behalf or at our direction may knowingly or inadvertently use social media, including through advertisements, in ways that could lead to the loss or infringement of intellectual property, as well as the public disclosure of proprietary, confidential, or sensitive personal information of our business, employees, customers, patients, members, or others. Any such inappropriate use of social media and emails could also cause reputational damage. Our customers may engage with us online through social media platforms, including Facebook, Instagram, LinkedIn and X, among others, by providing feedback and public commentary about all aspects of our business. Information concerning us, whether accurate or not, may be posted on social media platforms at any time and may have a disproportionately adverse impact on our brand, reputation, or business. The harm may be immediate without affording us an opportunity for redress or correction and could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We are exposed to additional business, regulatory, political, operational, financial and economic risks related to our international operations and our limited operating experience outside Argentina.

Although the majority of our existing customer base is from Argentina with substantially all of our sales being made in Argentina, it also includes international customers from a variety of geographic markets in Latin America and elsewhere. As part of our strategy, we aim to increase our volume of direct sales to international customers in a variety of markets by conducting targeted marketing outreach activities and, if opportunities arise, engaging distributors or establishing other types of arrangements, such as additional joint ventures or other relationships. However, we may never be successful in achieving these objectives, and even if we are successful, these strategies may not result in meaningful or any increases in our customer base, test volumes or revenue.

Doing business internationally involves a number of risks, including, among others:

•        compliance with the laws and regulations of multiple jurisdictions, which may be conflicting or subject to increasing stringency or other changes, including privacy and data protection regulations, tax laws, employment laws, healthcare regulatory requirements, and other related approvals, including permitting and licensing requirements;

•        logistics associated with the shipment of blood, saliva, stool or tissue samples, including infrastructure conditions, transportation delays, and the impact of local laws and regulations, such as export and import restrictions, tariffs, or other charges and other trade barriers, all of which involve increased risk related to the trade policies of a jurisdiction’s current administration, which may threaten existing and proposed trade agreements and impose more restrictive export-import regulations that impact our business;

•        limits on our ability to penetrate international markets, including legal and regulatory requirements that would force us to conduct our tests locally by building additional laboratories or engaging in joint ventures or other relationships in order to offer our tests in certain countries, which relationships could involve significant time and resources to establish, deny us control over certain aspects of the foreign operations, or reduce the economic value to us of these operations;

•        failure by us, any joint venturers, or other arrangements we have or may establish, or by any distributors or other commercial partners we have engaged or may engage to obtain any regulatory approvals required to market, sell, and use our tests in various countries;

•        challenges predicting the market for our tests and services generally and tailoring our services to meet varying customer expectations in different countries and jurisdictions;

•        difficulties gaining market share in jurisdictions in which we do not have a strong physical presence or brand awareness;

•        complexities and difficulties obtaining protection for and enforcing our intellectual property rights;

•        difficulties in staffing and managing foreign operations and the increased travel, infrastructure and legal compliance costs associated with multiple international locations and subsidiaries;

•        complexities associated with managing multiple payor coverage and reimbursement regimes, government payors, or patient self-pay systems;

•        financial risks, such as longer payment cycles, difficulty collecting trade accounts receivable and the impact of local and regional financial conditions on demand and payment for our tests;

•        exposure to foreign currency exchange rate fluctuations, conversions of currencies, and the risk of repatriation of certain foreign currencies;

•        natural disasters, political and economic instability, including wars (e.g., the war in Ukraine), terrorism and political unrest, outbreak of disease, boycotts, and other business restrictions; and

•        regulatory and compliance risks related to applicable anti-bribery laws, including requirements to maintain accurate information and control over activities that may fall within the purview of these laws.

Any of these factors could significantly harm our existing relationships with international customers or derail our international expansion plans, which would cause our revenue and results of operations to suffer.

In addition, we are exposed to a number of additional risks and challenges related to our current operations in Argentina and our potential future operations in Mexico. These risks include, among others, difficulties predicting the market for genetic testing for a specific market; competitive factors in this market, including challenges securing market share; local differences in customer demands and preferences and regulatory requirements; and many of the other risks of doing business internationally that are discussed above. Although we believe our regional operations could result in expanded long-term opportunities to address the genetic testing market in Latin America, and eventually, the U.S., this belief could turn out to be wrong, and we may never realize these or any other benefits we anticipate from our international expansion. Moreover, any future market expansion we may seek to establish may never produce sufficient revenue for us to recover our capital and other investments, and we could become subject to liabilities based on our involvement in any future operations. The materialization of any of these risks could materially harm our performance and prospects.

We may be subject to legal proceedings and litigation, including product or service liability claims, which are costly to defend and could materially affect our business and results of operations.

We may be party to lawsuits and legal proceedings in the normal course of business. These matters are often expensive and disruptive to normal business operations. We may face allegations, lawsuits, and regulatory inquiries, audits, and investigations regarding data privacy, security, labor and employment, consumer protection, practice of medicine, and intellectual property infringement, including claims related to privacy, patents, publicity, trademarks, copyrights, open-source software, and other rights. A portion of the technologies we use incorporates open-source software, and we may face claims claiming ownership of open source software or patents related to that software, rights to our intellectual property or breach of open source license terms, including a demand to release material portions of our source code or otherwise seeking to enforce the terms of the applicable open source license. We may also face allegations or litigation related to our acquisitions, securities issuances or business practices, including public disclosures about our business.

We are also at risk of lawsuits on the basis of product or professional liability, in particular arising out of Rewell. Our business depends on our ability to provide reliable and accurate test results, including tests that incorporate rapidly evolving information about the role of genes and gene variants in disease and clinically relevant outcomes associated with these variants. Hundreds of genes can be implicated in some disorders. Overlapping networks of genes and symptoms can be implicated in multiple conditions. As a result, and particularly with respect to pathology tests, substantial judgment is required in order to interpret the results of each test we perform and produce a report summarizing these results. Errors, such as failures to detect genomic variants with high accuracy, or mistakes, such as failures to completely and correctly identify the significance of gene variants or to detect disease via our diagnostics tests, could subject us to product liability or professional liability claims. Any such claim against us could result in substantial damages and be costly and time-consuming to defend, especially in jurisdictions such as Argentina that have robust consumer protection legislation in place. Although we annually review our terms and conditions and practices to ensure alignment with current legislation and maintain liability insurance, including for errors and omissions, we may still face, and our insurance may not fully protect us from the financial impact of defending against, these types of claims or any judgments, fines, or settlement costs arising out of any such claims. Additionally, any liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing adequate insurance coverage in the future. Moreover, any liability lawsuit could damage our reputation or force us to suspend sales of our tests. The occurrence of any of these events could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Litigation and regulatory proceedings, and particularly the healthcare regulatory and class action matters we could face, may be protracted and expensive, and the results are difficult to predict. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our activities or solution or require us to stop offering certain features, all of which could negatively impact our acquisition of customers and revenue growth. Litigation or other proceedings can also have an adverse impact on our therapeutic development program. We may also become subject to periodic audits, which could likely increase our regulatory compliance costs and may require us to change our business practices, which could negatively impact our revenue growth. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts management’s attention from our business.

We will need additional capital, and any inability to obtain such additional capital and on acceptable terms may limit our ability to execute our business plan and our ability to develop and expand our operations. If we issue additional shares or equity-linked instruments, our then existing shareholders may experience dilution, which may be substantial.

Our audited combined financial statements for the year ended June 30, 2024 state that substantial doubt exists about our ability to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and our investors may receive less than the value at which those assets are carried on our financial statements, and may suffer the loss of all or a part of their investment.

In addition, we will require additional capital to fully fund our current strategic plan, which includes continuing to scale our genetic tests in Latin America, and developing a pipeline of future products and services and artificial intelligence technology. Additional financing may not be available in amounts or on terms satisfactory to us or at all. Our success in raising additional capital may be significantly affected by general market conditions, the market price of our ordinary shares, our financial condition, uncertainty about the future commercial success of our current products and services, the development and commercial success of future products or services, regulatory developments, the status and scope of our intellectual property, any ongoing litigation, our compliance with applicable laws and regulations and other factors. If we raise additional funds through the sale of equity, convertible debt or other equity-linked securities, our shareholders’ ownership will be diluted, and the market price of our ordinary shares could be depressed. We may issue securities that have rights, preferences and privileges senior to our ordinary shares. If we raise additional funds through collaborations, licensing arrangements or other structured financing transactions, we may relinquish rights to our technologies or products or services, grant security interests in our assets or grant licenses to third parties on terms that are unfavorable to us.

The incurrence of additional indebtedness or the issuance of certain equity securities could result in increased fixed payment obligations and could also result in restrictive covenants, such as limitations on our ability to incur additional debt or issue additional equity, limitations on our ability to acquire companies or acquire or license intellectual property rights, and other operating restrictions that could adversely affect our ability to conduct our business. In addition, the issuance of additional equity securities by us, or the possibility of such issuance, may cause the market price of our ordinary shares to decline. In the event we enter into collaborations or licensing arrangements to raise capital, we may be required to accept unfavorable terms. These agreements may require that we relinquish or license to a third party on unfavorable terms our rights to tests we otherwise would seek to develop or commercialize ourselves or reserve certain opportunities for future potential arrangements when we might be able to achieve more favorable terms. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of or eliminate one or more research and development programs, selling and marketing initiatives, or potential acquisitions. In addition, we may have to work with a partner on one or more aspects of our tests or market development programs, which could lower the economic value of those tests or programs to our company. Any of the above occurrences could have a significant adverse effect on our business, financial condition, results of operations and growth prospects.

Our future indebtedness could adversely affect our business, financial condition, and results of operations and our ability to meet our payment obligations under such indebtedness and limit our ability to raise additional capital to fund our operations.

There is substantial doubt about our ability to continue as a going concern, which may adversely affect our business and our investors. Accordingly, we expect to continue to incur debt in the future. Such level of debt, which could be significant, could have considerable consequences on our future operations, including:

•        increasing our vulnerability to adverse economic and industry conditions;

•        making it more difficult for us to meet our payment and other obligations;

•        making it more difficult to obtain any necessary future financing for working capital, capital expenditures, debt service requirements, or other purposes;

•        requiring the dedication of a substantial portion of any cash flow from operations to service our indebtedness, thereby reducing the amount of cash flow available for other purposes, including capital expenditures;

•        placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital than we have; and

•        limiting our flexibility in planning for, or reacting to, changes in our business and the markets in which we compete.

Any of the above-listed factors could have an adverse effect on our business, financial condition, and results of operations and our ability to meet our payment obligations under our indebtedness.

Our ability to meet our payment and other obligations under our indebtedness depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us, in an amount sufficient to enable us to meet our payment obligations under our indebtedness and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, share-settling the convertible notes or seek to raise additional capital and of which such events could have an adverse effect on our business, financial condition, results of operations and growth prospects, or be highly dilutive to our shareholders.

Adverse economic or market conditions, including inflation and the global macroeconomic environment, could negatively impact our business, financial condition and results of operations.

Recently, inflation has increased throughout the U.S. and global economy. Inflation can adversely affect us by materially increasing the costs of clinical trials and research, the development of our tests and product candidates, administration and other costs of doing business. We may experience material increases in the prices of labor and other costs of doing business. In an inflationary environment, cost increases may materially outpace our expectations, causing us to use our cash and other liquid assets faster than forecasted. If this happens, we may need to raise additional capital to fund our operations, which may not be available in sufficient amounts or on reasonable terms, if at all, sooner than expected.

Region-specific economic conditions may also negatively impact our business, as our main research and development laboratory is located in Argentina. Following the election of Javier Milei as President on November 19, 2023, his administration took office officially on December 10, 2023. Argentina’s economy has continued to face significant challenges. Implementing necessary measures to address these challenges may provoke dissent and unrest within the political and social spheres. Consequently, predicting the overall impact of these measures on the Argentine economy, financial standing and operational results is challenging.

In recent years, Argentina has confronted inflationary pressures, including the depreciation of the Argentine Peso, evidenced by significantly higher fuel, energy, and food prices, among other factors. Further, in response to the highest rate of inflation in 32 years, the previous Argentine government had increased its direct intervention in the economy, including through the implementation of regulation of market conditions, expropriations or nationalizations and price controls. The new administration seeks to implement significant policy changes, which may affect Argentine businesses in a significant and negative way in the short to medium term. Therefore, the inflation rate in Argentina and the government’s intervention in the economy may adversely affect our business. Further, according to data published by INDEC, the Consumer Price Index for the year 2023 reached 211.4% and that of January 2024 reached a monthly variation of 20.6%. If inflation remains high or continues to rise towards a hyperinflation, Argentina’s economy will continue to be negatively impacted, and our results of operations could be materially adversely affected. For more information on risks related to our operations in Argentina, see “— Risks Related to Operating in Argentina.”

In addition, broader adverse macroeconomic developments, including global inflation, slowing growth, rising interest rates, or recession, may adversely affect our business and financial condition. These developments have caused, and could in the future cause, disruptions and volatility in global financial markets and increased rates of default and bankruptcy, and negatively affect business and consumer spending. Adverse economic conditions have and may continue to increase the costs of operating our business, including vendor, supplier and workforce expenses, and may limit our access to capital or may significantly increase our cost of capital. Management continues to evaluate the impact of macroeconomic events, including inflation, on our business and our future plans and intends to take appropriate measures to help alleviate their impact, but there can be no assurance that these efforts will be successful.

A weak or declining economy also could strain our suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our services. A severe or prolonged economic downturn, such as the global financial crisis, could also reduce our ability to raise additional capital when needed on acceptable terms, if at all. Likewise, the capital and credit markets have been and may continue to be adversely affected by the Russian invasion of Ukraine, attacks in the Red Sea and the armed conflict in Palestine and Israel, the possibility of a wider regional or global conflict, and global sanctions imposed in response to the invasion. We cannot predict the future trajectory of these risks, including how the macroeconomic environment will evolve or how it will continue to impact us.

Specifically, difficult macroeconomic conditions, such as cost inflation, decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of COVID-19 or otherwise, as well as limited or significantly reduced points of access of our tests, could have a material adverse effect on the demand for our tests. Under difficult economic conditions, consumers may seek to reduce discretionary spending by forgoing our tests. Also, competitors may respond to challenging market conditions by lowering prices and attempting to lure away our customers and patients. Decreased demand for our tests, particularly in the United States, has negatively affected and could continue to negatively affect our overall financial performance.

Our business and future operating results may be adversely affected by catastrophic or other events outside of our control.

We currently conduct our research and development in our facilities located in Argentina. We may also conduct research in other countries where we may want to develop our facilities, such as Mexico. Any damage to our facilities or the servers we rely on for our database would be costly and could require substantial lead-time to repair or replace. In addition, many of our employees work remotely and would be significantly impacted by any disruption to our servers. Our business and operating results may be harmed due to interruption of our research and development by events outside of our control, including earthquakes and fires. Other possible disruptions may include power loss and telecommunications failures. In the event of a prolonged disruption, we may lose customers and we may be unable to regain those customers thereafter. Our insurance may not be sufficient to cover all our potential losses and may not continue to be available to us on acceptable terms, or at all.

Our business and operations are subject to risks related to climate change.

The effects of global climate change present risks to our business. Natural disasters, extreme weather and other conditions caused by or related to climate change could adversely impact our supply chain, the courier delivery services we use, the availability and cost of raw materials and components, energy supply, water, transportation, or other inputs necessary for the operation of our business. Climate change and natural disasters could also result in physical damage to our facilities as well as those of our suppliers, health care providers and other business partners, which could cause disruption in our business and operations. Our facilities and our laboratory equipment would be costly to replace and could require substantial lead time to repair or replace. Although we believe we possess adequate insurance for the disruption of our business from causalities, such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We will be subject to the periodic reporting and other requirements of the Exchange Act. We have implemented disclosure controls and procedures designed to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management and recorded, processed, summarized and reported within the time periods specified in, and in compliance with, the rules and forms of the SEC. However, any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. As a result, because of these inherent limitations in our control system, misstatements or omissions due to error or fraud may occur and may not be detected, which could result in failures to file required reports in a timely manner and filing reports containing incorrect information. Any of these outcomes could result in SEC enforcement actions, monetary fines or other penalties, damage to our reputation and harm to our financial condition and share price. See “We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and the price of our ordinary shares.”

We are subject to changing law and regulations regarding regulatory matters, corporate governance, and public disclosure that have increased our costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations, and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalties (monetary or otherwise) and our business may be harmed.

Our ability to achieve or sustain profitability depends on our collection of payment for the tests and services we provide, which we may not be able to do successfully or in a timely manner.

We have historically focused primarily on providing our Heritas Diagnostics services to diagnostic laboratories, which provide our tests to hospitals, medical institutions and other laboratories. Since Rewell was launched, we also provide genetic and microbiome tests as direct-to-customer to the general population. Healthcare policy changes that influence the way healthcare is financed or other changes in the market that impact payment rates by institutional or non-institutional customers could also affect our collection rates. If we are unable to convince our distributors and overall consumers of the value and benefit provided by our services, these customers may slow, or stop altogether, their purchases of our tests. We currently do not offer reimbursement to patients in connection with our tests. As such, if in the future third-party payors do not provide coverage and adequate reimbursement for our tests and testing services, our potential for growth and our ability to collect revenue for these tests and testing services would be limited.

Even if payers eventually agree to cover our tests, our billing and collections process may be complicated by the following and other factors, which may be beyond our control:

•        disputes among payers as to which payer is responsible for payment;

•        disparity in coverage among various payers or among various healthcare plans offered by a single payer;

•        payer medical management requirements, including prior authorization requirements;

•        differing information and billing requirements among payers;

•        failure by patients or healthcare providers to provide complete and correct billing information; and

•        limitations and requirement for patient billing, including those related to deductibles, co-payments, and co-insurance originating from contracts with commercial payers.

Moreover, our ability to collect payment for our tests and testing services in a timely manner or at all from our customers may decline to the extent we expand our business into new customer groups, including individual physicians, nutritionists and other practitioners, from which collection rates are often significantly lower than distributors in the health industry and which involve substantial additional risks that are discussed in these risk factors below. Our collection risks also include the potential for default or bankruptcy by the party responsible for payment and other risks associated with payment collection generally. Any inability to maintain our past payment collection levels could cause our revenue and ability to achieve profitability to decline and adversely affect our business, prospects and financial condition.

The uncertainty of receiving payment for our tests and complex laboratory billing processes could negatively affect our business, financial condition, results of operations and growth prospects.

We may incur significant losses from fraud.

We may in the future incur losses from various types of fraud, including stolen credit card numbers, claims that a customer did not authorize a purchase and customers who have closed bank accounts or have insufficient bank accounts to satisfy payments. We provide our Rewell genetic tests as direct-to-customer to the general population, currently constituting 5% of our total revenue. In Argentina, we accept payment via bank transfer, credit card payments, and cryptocurrency. Although we have measures in place to detect and reduce the occurrence of fraudulent activity on our platforms, those measures may not always be effective. In addition to the direct costs of such losses, if the fraud is related to credit card transactions and becomes excessive, it could potentially result in us paying higher fees or losing the right to accept credit cards for payment. In addition, under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder’s signature for online purchases on our platform. Our failure to adequately prevent fraudulent transactions could damage our reputation, result in litigation or regulatory action and additional expenses which all could negatively affect our business, financial condition, results of operations and growth prospects.

Our pricing strategies may not meet customers’ price expectations or may adversely affect our revenues.

Our pricing strategies have had and may continue to have a significant impact on our revenue. Periodically, we offer discounted prices and promotions for our Rewell offering to attract customers, including strategic partners. However, such offers and discounts may reduce our revenue and margins. Additionally, if our competitors engage in aggressive pricing strategies or other competitive activities, or if our own pricing strategies, which may evolve over time, fail to meet the price expectations of our customers and strategic partners or fail to increase margins, it could materially and adversely affect our business, financial condition, results of operations, and growth prospects.

If we are unable to attract and retain high quality healthcare providers for our patients, our business, financial condition, and results of operations may be materially and adversely affected.

Our success is dependent upon our continued ability to maintain a network of qualified telehealth providers. If we are unable to recruit and retain scientists, board-certified physicians, and other healthcare professionals, it would adversely affect our business, financial condition, and results of operations and ability to grow. In any particular market, providers could demand higher payments or take other actions that could result in higher medical costs, less attractive service for our patients, or difficulty meeting regulatory or accreditation requirements. The failure to maintain or to secure new cost-effective provider contracts may result in a loss of or inability to grow our membership base, higher costs, less attractive service for our patients, and/or difficulty in meeting regulatory or accreditation requirements, any of which could have a material adverse effect on our business, financial condition, results of operations or growth prospects.

Our results of operations can be adversely affected by labor shortages, turnover, and labor cost increases.

Labor is a significant component of operating our business. A number of factors may adversely affect the labor force available to us or increase labor costs, including high employment levels, federal unemployment subsidies, increased wages offered by other employers, vaccine mandates and other government regulations and our responses thereto. As more employers offer remote work, we may have more difficulty recruiting for jobs that require on-site attendance, such as certain clinical laboratory and sales roles. Although we have not experienced any material labor shortage to date, we have observed an overall tightening and increasingly competitive labor market. A sustained labor shortage or increased turnover rates within our employee base could lead to increased costs, such as increased overtime or financial incentives to meet demand and increased wage rates to attract and retain employees, and could negatively affect our ability to efficiently operate our clinical laboratories and overall business. If we are unable to hire and retain employees capable of performing at a high level, or if mitigation measures we may take to respond to a decrease in labor availability have unintended negative effects (such as higher wages or other benefits), our business, financial condition, results of operations and growth prospects could be adversely affected.

Additionally, the operations of our vendors and partners could also suffer from labor shortages, turnover, and labor cost increases which could result in supply chain disruptions and increases in the costs of the products and services we purchase, each of which could adversely affect our operations.

Our business and reputation will suffer if we are unable to establish and comply with stringent quality standards to assure that the highest level of quality is observed in the performance of our tests.

Inherent risks are involved in providing tests and related services for prevention, oncology, reproductive genetics and rare and complex disease diagnostics. Consumers, patients and healthcare providers rely on us to provide accurate clinical and diagnostic information that may be used to make critical healthcare and lifestyle decisions. As such, users of our tests may have a greater sensitivity to errors than users of some other types of products and services.

We must maintain top service standards and other quality controls. Past or future performance or accuracy defects, incomplete or improper process controls, excessively slow turnaround times, unanticipated uses of our tests or mishandling of samples or test results (whether by us, patients, healthcare providers, courier delivery services, or others) can lead to adverse outcomes for our customers and interruptions to our services. These events could lead to voluntary or legally mandated safety alerts relating to our tests or our laboratory facilities and could result in the removal of our products and services from the market or the suspension of our laboratories’ operations. Insufficient quality controls and any resulting negative outcomes could result in significant costs and litigation, as well as negative publicity that could reduce demand for our tests and payers’ willingness to cover our tests. Even if we maintain adequate controls and procedures, damaging and costly errors may occur. The occurrence of any of these events could have an adverse impact on our business, financial condition, results of operations and growth prospects.

Our future AI Agents business will significantly depend upon third-party infrastructures, including language models and other AI technologies, which are subject to developing regulatory frameworks.

We are currently in the research and development phase of AI Agents designed to support and scale our health management services. While we expect that the first commercial use of our AI Agents may begin as early as 2026, this timeline is subject to several risks and uncertainties. These include the continued progress in foundational large language models (LLMs), the pace and outcome of regulatory developments, and the success of internal testing and validation. There is no guarantee that foundational LLMs will advance at the necessary pace, that regulatory approvals will be secured, or that our internal testing will yield the results required for commercialization. Failure to address any of these risks could delay or prevent the launch of AI Agents and negatively impact our business strategy and operations.

Our future AI Agents, which will be designed to provide personalized health guidance based on genomic, microbiome, clinical, and lifestyle data, present inherent risks. As these AI Agents will interact directly with customers, there is a potential for errors or inaccuracies in recommendations due to software limitations, algorithmic biases, or integration issues. Such inaccuracies could lead to adverse health outcomes, customer dissatisfaction, or legal claims, affecting our reputation and operations. While we will implement rigorous validation processes, the dynamic nature of AI technologies means unforeseen issues could arise, leading to potential liabilities.

Our development and deployment of AI Agents would rely on third-party infrastructures, including LLMs and other AI technologies which are continuously evolving. While these technologies provide significant potential to increase the scalability and efficiency of personalized healthcare, and enhance our ability to provide personalized health management services, they introduce risks related to the accuracy, reliability, and security of AI-generated recommendations, including bias, errors in medical interpretation, and the risk of overreliance by us and the end consumers of our products on automated outputs. AI Agents may produce incorrect, incomplete, or inappropriate responses, potentially affecting customer health outcomes. These risks are inherent to current AI technologies and may persist or evolve as technology advances. Additionally, regulatory frameworks for AI in healthcare are still emerging, and future legal requirements could impact our operations, requiring modifications to our AI systems.

To mitigate these risks, we plan to implement screening and due diligence processes when selecting third-party infrastructure providers, ensuring alignment with industry best practices and relevant healthcare regulations. We aim to regularly monitor and assess third-party technologies for performance, security, and compliance, as well as the AI industry landscape. Where necessary, adjustments or replacements to these infrastructures may occur to ensure the safety, accuracy, and reliability of our AI Agents. Furthermore, maintaining human oversight where appropriate is a priority, integrating medical professionals into the process when a human touch is required, to ensure our AI solutions continue to meet high standards of care and regulatory compliance. All outputs generated by AI Agents will remain subject to human oversight, especially where medical recommendations are involved. Licensed professionals will review and approve AI-driven guidance as appropriate, specifically relating to medical diagnosis, and users will have access to human support if needed. However, there inherent risks to human oversight, which may be flawed or insufficient, potentially leading to errors in medical interpretation.

Finally, the regulatory environment for AI in healthcare is evolving, with growing scrutiny around data privacy, transparency, and accountability. As our AI Agents process sensitive health data, we face risks related to compliance with diverse and emerging regulations. Failure to meet these standards, or any data breach resulting from either our own systems or third-party infrastructure, could lead to regulatory penalties, reputational damage, and financial losses.

Additional Risks Related to the Business Combination

SPAC has no operating or financial history and its results of operations and those of the Combined Company may differ significantly from the unaudited pro forma financial data included in this proxy statement.

SPAC has no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined statements of financial position and unaudited pro forma combined statements of operations for the year ended June 30, 2024 for OmnigenicsAI and SPAC. The unaudited pro forma combined statements of financial position as of June 30, 2024 combine the audited combined statements of financial position of OmnigenicsAI as of June 30, 2024, and the unaudited balance sheet of SPAC as of June 30, 2024 on a pro forma basis as if the Business Combination had been consummated on June 30, 2024.

The unaudited pro forma combined statement of operations for the year ended June 30, 2024, combine the historical audited combined statement of operations of OmnigenicsAI for year ended June 30, 2024, and the historical statement of operations of SPAC for the twelve-month period ended June 30, 2024 using its unaudited statement of operations for the six-month period ended June 30, 2024 together with its audited statement of operations for the fiscal year ended December 31, 2023, deducting its unaudited statement of operations for the six-month period ended June 30, 2023. The unaudited pro forma combined statement of operations were prepared on a pro forma basis as if the Business Combination had been consummated on July 1, 2023.

The unaudited pro forma combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of OmnigenicsAI following the closing of the transactions contemplated by the Business Combination Agreement. Accordingly, the Combined Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma combined financial statements included in this document. See “Unaudited Pro Forma Combined Financial Information.”

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of financial reports. Additionally, if, following the Business Combination, our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if they were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If our securities are not listed on a national securities exchange, our investors would likely face significant and material adverse consequences with respect to their investment in us, including, but not limited:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        as discussed above, a determination that our ordinary shares are “penny stock”, which will require brokers trading in such ordinary shares to adhere to more stringent rules and which likely would serve as an additional factor that may reduce the trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage with respect to our securities; and

•        a decreased ability to issue additional securities or obtain additional financing in the future, which may adversely impact our efforts to consummate a Business Combination and otherwise continue its operations.

As a result, an investor would likely find it more difficult to trade, or to obtain accurate price quotations for, our securities if they are not listed on a national securities exchange. Delisting would likely also reduce the visibility, liquidity and value of our securities, including as a result of reduced institutional investor interest in us, and may increase the volatility of our securities. Delisting could also cause a loss of confidence of potential business combination partners, which could further harm our ability to consummate a business combination. Additionally, if our securities are not listed on a national securities exchange, because we will no longer be required to comply with such exchange’s continued listing standards, our investors will not enjoy the protections afforded to investors by listed companies’ compliance with such standards.

An additional potential negative consequence of our securities not being listed on a national securities exchange is that they could lose their status as “covered securities.” The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” While we currently satisfy the net tangible asset test exempting our securities as “covered securities”, there can be no assurance that we will satisfy such requirement in the future. Additionally, while we expect the Company Shares and Company Warrants to be listed on Nasdaq, and therefore considered covered securities under such statute, there can be no assurance that the Company’s application to list the Company Shares and Company Warrants will be accepted, or that the Company will be able to maintain the listing of the Company Shares or Company Warrants. Although states are preempted from regulating the sale of our securities, this federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their respective states. If the Company Shares and Company Warrants are no longer listed on a national securities exchange, such securities would not be covered securities and the Company therefore may become subject to such additional regulation in each state resulting from the loss of “covered securities” status, including in connection with a business combination.

A further negative consequence of our delisting from Nasdaq will result from the fact that the closing of the Business Combination is conditioned on the listing of the post-combination company on Nasdaq. Although we believe that, after our securities are delisted from Nasdaq, we may still potentially be able to meet Nasdaq’s initial listing requirements via the consummation of the Business Combination, there can be no guarantee that Nasdaq will approve such initial listing application, which may delay, or ultimately prevent the consummation of the proposed Business Combination.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, then the price and trading volume of our securities could decline.

The trading market for our Company Shares will be influenced by the research and reports that industry or securities analysts may publish about the us, our business, our market, or our competitors. If no securities or industry analysts commence to cover us, the trading price and volume of our securities would likely be negatively impacted. If any of the analysts who may cover us adversely change their recommendation regarding our securities, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover SPAC were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of trading volume of our securities to decline.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and the price of our ordinary shares.

We have identified material weaknesses in our internal control over financial reporting in respect of OmnigenicsAI. Further, the management of APx has identified and reported material weaknesses (see “— Risks Related to APx — APx has identified material weaknesses in its internal control over financial reporting. If APx is unable to remediate these material weaknesses or otherwise fail to maintain an effective system of internal controls, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect its business and the price of its ordinary shares”). A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. A company’s internal control over financial reporting is a process designed by, or under the supervision of, a company’s principal executive and principal financial officers, or persons performing similar functions, and effected by a company’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS.

In connection with the preparation of our combined financial statements and audit process for the years ended June 30, 2024 and June 30, 2023, we and our independent registered public accounting firm have identified material weaknesses in our internal controls related to financial reporting. For each of the fiscal years ended June 30, 2024 and 2023, we have determined that we did not:

•        design or maintain an effective control environment commensurate with our financial reporting requirements due to lack of sufficient accounting professionals with the appropriate level of skill, experience and training. Specifically, we lack sufficient financial reporting and accounting personnel with appropriate knowledge of IFRS to address complex technical accounting issues and to prepare combined financial statements and related disclosures;

•        design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, year-end reporting and disclosures, including controls over the preparation and review of account reconciliations, journal entries and period end financial reporting; and

•        design and maintain effective controls over certain information technology general controls for IT systems that are relevant to the preparation of our combined financial statements. Specifically, we did not design and maintain: (a) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate personnel, (b) program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately, and (c) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements

These material weaknesses resulted in adjustments to our combined financial statements during the audit process. We have taken and continue to take steps to remediate the aforementioned material weaknesses and to enhance our overall control environment, including hiring a Chief Financial Officer and retaining an accounting consulting firm to provide additional support to our technical accounting and financial reporting capabilities and support our finance department in the design and implementation of an improved internal controls system. We have also begun the process of reviewing and documenting our accounting and financial processes and internal controls, improving and formalizing accounting and reporting policies, and building out the appropriate technical, financial management and reporting systems infrastructure to automate and standardize such policies.

In addition, as an emerging growth company, we currently are not required to comply with Section 404 of the Sarbanes-Oxley Act. As a result, neither our management nor an independent registered public accounting firm has performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act.

We cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to these material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses.

Additionally, when evaluating internal controls over financial reporting in the future, we may identify additional material weaknesses that we may not be able to remediate in advance to the applicable reporting deadlines imposed upon us once the Company is required to comply with the management assessment reporting requirements of Section 404 of the Sarbanes-Oxley Act. If we identify any additional material weaknesses in our internal control over financial reporting or we are unable to remediate the material weakness described above or comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, or we are unable to conclude in our quarterly and annual reports that our disclosure controls and procedures are effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of the Company Shares could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources. If we fail to remediate any material weakness, our financial statements could be inaccurate, and we could face restricted access to capital markets.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, our shareholders may not have access to certain information they deem important. We expect to remain an emerging growth company for the foreseeable future.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing, (b) in which it has total annual gross revenue of at least $1.235 billion, or (c) in which it is deemed to be a large accelerated filer, which means the aggregate worldwide market value of Company Shares that are held by non-affiliates equals or exceeds $700 million as of the prior June 30th, and (2) the date on which it has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We cannot predict if investors will find our securities less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market and share price for our securities may be more volatile. When we no longer qualify as an emerging growth company we may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act as amended (the “Sarbanes-Oxley Act”).

We may not be able to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated.

The Company is not currently subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination and the transactions related thereto, we will be required to provide management’s attestation on internal controls in connection with our second annual report on Form 20-F following consummation of the Business Combination. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of the Company as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. We note that we have identified material weaknesses in the past. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of the Company Shares. See “We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and the price of our ordinary shares.”

Following the closing of the Business Combination, we will be a “controlled company” as defined in the Nasdaq rules and, as a result, qualify for exemptions from certain corporate governance requirements.

Following the closing of the Business Combination, the Parent will control, directly or indirectly, a majority of the voting power of our outstanding ordinary shares. Under Nasdaq rules, a listed company of which more than 50.0% of the voting power for the appointment of directors is held by any person or group of persons acting together is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirement (i) that a majority of the board of directors consist of independent directors, as defined under the Nasdaq rules and (ii) to have a compensation committee and a nominating and governance committee, although we expect to establish a compensation committee and a nominating and governance committee, the majority of which may consist of independent directors. We have decided to be treated as a “controlled company” and, even though three members of our board of directors and a majority of the members of our compensation committee and our nominating and governance committee (that we chose to establish) are expected to consist of independent directors, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

The Parent owns a significant percentage of our capital shares and are able to exert significant control over matters subject to shareholder approval.

Following the closing of the transactions contemplated by the Business Combination Agreement, the Parent is expected to beneficially own approximately 75.2% of our ordinary shares, assuming no redemptions and 85.0% of our ordinary shares, assuming maximum redemptions. As a result, the Parent will have the ability to control matters submitted to our shareholders for approval, including elections of directors, amendments to our organizational documents or approval of any merger, sale of assets or other major corporate transaction. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers to acquire our ordinary shares that some of our shareholders feel are in their best interests, as the interests of these shareholders may not coincide with the interests of our other shareholders and they may act in a manner that advances their best interests and not necessarily those of all of our shareholders. Further, this concentration of ownership could adversely affect the prevailing market price for our securities.

Impairment in the value of our intangible assets would negatively affect our results of operations and financial condition.

We record intangible assets at fair value upon the acquisition of a business. Indefinite-lived intangible assets are evaluated for impairment annually, or more frequently if conditions warrant, by comparing the carrying value of a reporting unit to its estimated fair value. Intangible assets with definite lives are reviewed for impairment when events or circumstances indicate that their carrying value may not be recoverable. Declines in operating results, divestitures, sustained market declines and other factors that impact the fair value of our reporting unit may in the future result in an impairment of intangible assets and, in turn, a charge to net income. Any future charges related to intangible assets may have a material adverse effect on our results of operations or financial condition.

In addition, if we complete acquisitions in the future, this may result in additional goodwill and/or an increase in other intangible assets on our balance sheet. Goodwill represents the excess of amounts paid for acquiring businesses over the fair value of the net assets acquired. We are required annually, or as facts and circumstances exist, to assess other intangible assets to determine if impairment has occurred. If the testing performed indicates that impairment has occurred, we are required to record a non-cash impairment charge for the difference between the carrying value of other intangible assets and the implied fair value of other intangible assets in the period the determination is made. We cannot accurately predict the amount and timing of any potential future impairment of assets. Should additional goodwill be recorded and the value other intangible assets become impaired, there could be a material adverse effect on our financial condition and results of operations.

There can be no assurance that the Company’s securities that will be issued in connection with the Business Combination will be approved for listing on the Nasdaq or, if approved, will continue to be so listed following the closing of the Business Combination, or that the Company will be able to comply with the continued listing standards of Nasdaq.

We intend to apply for the listing of the Company Shares and Company Warrants on Nasdaq. If Nasdaq denies our application for failure to meet the listing standards or if we subsequently do not satisfy any additional listing standards, we and our shareholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that the Company Shares are a “penny stock” which will require brokers trading in the Company Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the Company Shares are listed on Nasdaq, they will be covered securities; however, if the Company Shares cease to be listed, our securities will not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Certain recent public offerings of companies with public floats comparable to the Company public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. The Company may experience similar volatility, which may make it difficult for prospective investors to assess the value of the Company Shares.

The Company Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our public float may amplify the impact of the actions taken by a few shareholders on the price of Company Shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should the Company Shares experience run-ups and declines that are seemingly unrelated to the Company’s actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of Company Shares. In addition, investors in Company Shares may experience losses, which may be material, if the price of Company Shares declines after the Closing or if such investors purchase ordinary shares prior to any price decline.

A provision of the SPAC Warrant Agreement could cause the downward adjustment of the exercise price for the Company Warrants in connection with the Transaction, which could lead to further dilution for holders of Company Shares.

If (i) we issue additional Company Shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at a newly issued price of less than $9.20 per Company Share, (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (iii) the market value of Company Shares is below $9.20 per share, then the exercise price of the Company Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, and the $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price.

Prior to the consummation of the Business Combination, we will likely need to raise additional capital. While no definitive documentation has been signed with respect to such additional financing arrangements, such additional financing arrangements may trigger an adjustment of the exercise price of the Company Warrants pursuant to the circumstances described in the preceding paragraph. If the exercise price of the Company Warrants is adjusted downward, it may be more likely that the Company Warrants will be exercised. Any exercise of the Company Warrants would lead to further dilution to holders of Company Shares.

The Company may lose its foreign private issuer status, which would then require the Company to comply with the Exchange Act’s domestic reporting regime and cause the Company to incur significant legal, accounting and other expenses.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In order to maintain its current status as a foreign private issuer, either (a) more than 50% the outstanding shares of the Company must be either directly or indirectly owned of record by non-residents of the United States or (b)(1) a majority of the Company’s executive officers or directors must not be U.S. citizens or residents; (2) more than 50% of the Company’s assets must be located outside of the United States; and (3) the Company’s business must be administered principally outside the United States. If the Company loses this status, the Company would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. The Company may also be required to make changes in its corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to the Company under U.S. securities law if it is required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs the Company will incur as a foreign private issuer.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. Our management team may not successfully or efficiently manage our operations as a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities law and the continuous scrutiny of securities analysts and investors. These obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, results of operations and prospects.

Moreover, our finance team has limited experience in operating the finances of a publicly traded company. If we are unable to develop our finance organization capability, it could adversely affect our business, financial condition, results of operations and prospects.

The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that the Company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

If our operating and financial performance in any given period does not meet or exceed the guidance that we provide to the public, the market price of the Company Shares may decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. If we elect to issue such guidance, it will be composed of forward-looking statements subject to the risks and uncertainties described in this proxy statement/prospectus. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of the Company Shares may decline.

The listing of the Company’s securities on Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering.

Upon the Closing, the Company intends to list the Company Shares and the Company Warrants on Nasdaq under the symbols “OMNI” and “OMNIW,” respectively. Unlike the underwritten initial public offering of APx’s securities, the initial listing of the Company’s securities as a result of the Business Combination will not benefit from the following:

•        the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities;

•        underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing; or

•        underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel (consistent with applicable SEC rules and regulations currently in effect on the date hereof).

The lack of such a process in connection with the listing of the Company’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for the Company’s securities during the period immediately following the listing than in connection with an underwritten initial public offering.

Risks Related to Our Intellectual Property

We primarily rely and expect to rely in the future on trade secrets, copyrights, trademarks, know-how, patents and other forms of intellectual property protections, and if such protections are not adequate our business may be adversely affected.

The proprietary positions of companies developing tools for the life sciences, genomics, forensics and pharmaceutical industries generally are uncertain and involve complex legal and factual questions. We rely and expect to rely in the future upon trade secrets, copyrights, trademarks, know-how, patents and other forms of intellectual property protections, to protect our confidential and proprietary information. In addition, we rely and expect to rely in the future upon trade secret protection to protect unpatented know-how and continuing technological innovation, in particular since OmnigenicsAI has not filed any patent applications in any jurisdiction. We have or may acquire in the future know-how rights pertaining to sample type, sample preparation and processing, sample preservation, bioinformatic processing, biomarkers, gene expression and sequencing technology, data analysis through algorithms, and related methods and formulations. Our success will depend upon our ability to develop proprietary methods and databases and to defend any advantages afforded to us by such methods and databases relative to our competitors. If we do not protect our intellectual property adequately, competitors may be able to use our methods and databases and thereby erode any competitive advantages we may have.

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. In this regard, in the future, we may apply for patents covering such aspects of our technologies as we deem appropriate. However, we expect that potential patent coverage we may obtain will not be sufficient to prevent substantial competition. In this regard, we believe it is probable that others will independently develop similar or alternative technologies or design around those technologies for which we may obtain patent protection. In addition, any patent applications we file may be challenged and may not result in issued patents or may be invalidated or narrowed in scope after they are issued. Questions as to inventorship or ownership may also arise. Any finding that our patents or applications are unenforceable could harm our ability to prevent others from practicing the related technology, and a finding that others have inventorship or ownership rights to our patents and applications could require us to obtain certain rights to practice related technologies, which may not be available on favorable terms, if at all. If we initiate lawsuits to protect or enforce our patents, or litigate against third-party claims, which would be expensive, and, if we lose, we may lose some of our intellectual property rights. Furthermore, these lawsuits may divert the attention of our management and technical personnel.

We expect to rely primarily upon trade secrets and proprietary know-how protection for our confidential and proprietary information, and we may take security measures to protect this information. These measures, however, may not provide adequate protection for our trade secrets, know-how or other confidential information. Among other things, we seek to protect our trade secrets and confidential information by entering into confidentiality agreements with employees and consultants. There can be no assurance that any confidentiality agreements that we have with our employees and consultants will provide meaningful protection for our trade secrets and confidential information or will provide adequate remedies in the event of unauthorized use or disclosure of such information. Accordingly, there also can be no assurance that our trade secrets will not otherwise become known or be independently developed by competitors. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our future confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our competitive position could be harmed.

We also depend on trademarks to establish a market identity for our company and our products and services. To maintain the value of our trademarks, we may have to file lawsuits against third parties to prevent them from using trademarks confusingly similar to or dilutive of our registered or unregistered trademarks. We also may not obtain registrations for our pending or future trademark applications, and might have to defend our registered trademarks and pending applications from challenges by third parties. Enforcing or defending our registered and unregistered trademarks might result in significant litigation costs and, if we are unsuccessful, might result in damages, including the inability to continue using certain trademarks.

Litigation or other proceedings or third-party claims of intellectual property infringement or misappropriation relating to our commercial activities or use of technologies could result in unanticipated expenses and, if resolved unfavorably, could harm our business.

Companies in the genetics, pharmaceutical, medical device, Internet and technology industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. Our commercial success will depend in part on our avoiding infringement of patents and proprietary rights of third parties, including for example the intellectual property rights of competitors. As we continue to commercialize our tests in their current or an updated form, launch new tests or expanded versions of existing tests, and enter new markets, competitors might claim that our tests infringe or misappropriate their intellectual property rights as part of business strategies designed to impede our successful commercialization and entry into new markets. Our activities may be subject to claims that we infringe or otherwise violate patents or other intellectual property rights owned or controlled by third parties. We cannot assure you that our operations do not, or will not in the future, infringe existing or future patents. We may be unaware of patents that a third party, including, for example, a competitor in the genetic testing market, might assert are infringed by our business. There may also be patent applications that, if issued as patents, could be asserted against us. Third parties making claims against us for infringement or misappropriation of their intellectual property rights may seek and obtain injunctive or other equitable relief, which could effectively block our ability to perform our tests. Further, if a patent infringement or misappropriation of intellectual property lawsuit were brought against us, we could be forced to stop or delay our development or sales of any tests or other activities that are the subject of such suit. Defense of these claims, regardless of merit, could cause us to incur substantial expenses and be a substantial diversion of our employee resources. Any adverse ruling or perception of an adverse ruling in defending ourselves could have a material adverse impact on our business and share price. In the event of a successful claim of infringement against us by a third party, we may have to (i) pay substantial damages, possibly including treble damages and attorneys’ fees if we are found to have willfully infringed patents; (ii) obtain one or more licenses, which may not be available on commercially reasonable terms (if at all); (iii) pay royalties; and/or (iv) redesign any infringing tests or other activities, which may be impossible or require substantial time and monetary expenditure, all of which could have a material adverse impact on our cash position and business, financial condition, results of operations or growth prospects.

If licenses to third-party intellectual property rights are or become required for us to engage in our business, we may be unable to obtain them at a reasonable cost, if at all. Even if such licenses are available, we could incur substantial costs related to royalty payments for licenses obtained from third parties, which could negatively affect our gross margins. Moreover, we could encounter delays in the introduction of tests while we attempt to develop alternatives. Defense of any lawsuit or failure to obtain any of these licenses on favorable terms could prevent us from commercializing tests, which could materially affect our ability to grow and thus adversely affect our business and financial condition.

We may be subject to claims challenging the inventorship or ownership of our intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our owned or in-licensed patents, trade secrets or other intellectual property as an inventor or co-inventor. Although we have agreements with employees and contractors whose intellectual property rights we own that assign such rights to us, we may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing our existing or future products and services.

Litigation may be necessary to defend against these and other claims by a third party challenging inventorship of our or our licensors’ ownership of our owned or in-licensed patents, trade secrets or other intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our products or services. Alternatively, we may need to obtain one or more additional licenses from the third party which will be time-consuming and expensive and could result in substantial costs and diversion of resources and could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations or growth prospects.

We may not be able to protect or enforce our intellectual property rights throughout the world.

We have not yet registered certain of our trademarks in all of our potential markets. Future patents may not be registered in all potential markets at the same time. Filing, prosecuting and defending patents on our products and services in all countries would be expensive and difficult due to varying laws protecting intellectual property rights. Consequently, we may encounter difficulties in protecting and defending such rights in foreign jurisdictions, and our competitors may use technologies in countries where we have not obtained patent protection. Additionally, trademark registration is required to enforce trademark rights in certain countries, and proceedings to enforce patent rights in foreign jurisdictions could be costly and time-consuming. Changes in the law and legal decisions by courts in foreign countries may also affect the ability to obtain adequate protection for technology and the enforcement of intellectual property. Companies must ultimately seek patent protection on a country-by-country basis, which is an expensive and uncertain process. In some countries, patents may provide limited or no benefit, and the legal systems of many other countries do not favor the enforcement of patents and other intellectual property protection. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

We may be unable to obtain sufficiently broad protection, or we may lose patent protection.

As patent prosecution of biotechnology and pharmaceutical companies is highly uncertain, involves complex legal and factual questions, and has been the subject of litigation in recent years, the issuance, scope, validity, enforceability and commercial value of any future patent rights are highly uncertain. Our future patent applications may not result in granted patents that protect our drugs or technologies which would render us unable to prevent others from commercializing competitive drugs or technologies. The coverage of patent claims may be significantly reduced during patent prosecution before the patent is granted and the scope can also be reinterpreted after grant, which may not provide us meaningful protection, may not allow us to exclude competitors or may not provide us with any competitive advantage.

We may not be able to protect and enforce our trademarks.

Currently, we have a broad and diversified portfolio of trademarks, which represents a valuable asset for our company. Certain of our trademarks are registered in Mexico, Paraguay, Panama, Costa Rica, Argentina, Peru, Chile, Colombia, Panama and the Dominican Republic. However, this registry diversity may also pose challenges, particularly in terms of potential litigation, such as oppositions to applications for trademarks similar to ours. In addition, we have not yet registered certain of our trademarks in all of our potential markets. As we apply to register our unregistered trademarks in the U.S. and other countries, our applications may not be allowed for registration in a timely fashion or at all, and our registered trademarks may not be maintained or enforced. For example, our application to register the “Rewell” trademark in Colombia was rejected in 2022, was denied by the relevant governmental authority because it was deemed confusingly similar to RECELL, a trademark previously registered by AVITA MEDICAL LTD in related, though not identical, products and services. On August 31, 2022, an appeal was filed to contest this decision, but it was also rejected, which prohibits us from using the trademark in that jurisdiction and may continue to do so in the future as we continue the planned expansion of the “Rewell” trademark. In addition, opposition or cancellation proceedings may be filed against our trademark applications and registrations, and our trademarks may not survive such proceedings. In certain countries outside of the U.S., trademark registration is required to enforce trademark rights. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would.

Any future patents covering our products and services could be found invalid or unenforceable if challenged.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability and some of our future patents or patent applications, including licensed patents, may be challenged, in courts or patent offices in the U.S. and abroad. We or our collaborators may be subject to a third-party pre-issuance submission of prior art to the United States Patent and Trademark Office (“USPTO”) or be involved in opposition, derivation, revocation, reexamination, inter partes review, post-grant review or interference or other similar proceedings challenging our or our collaborators’ patent rights. An adverse decision in any such submission, proceeding, or litigation could reduce the scope of, or invalidate or render unenforceable, such patent rights, allow third parties to commercialize our drugs or other technologies and compete directly with us, without payment to us or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Additionally, if we and our licensing partners initiate or become involved in legal proceedings against a third party to enforce a patent covering one of our products or technologies, the defendant could counterclaim that the patent covering our product is invalid or unenforceable. In patent litigation in the U.S., counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including patent eligible subject matter, lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. In addition, the U.S. now awards patent priority to the first party to file a patent application, and others may submit patent claims covering our inventions prior to us. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. A successful third-party challenge to our patents could result in the unenforceability or invalidity of such patents, which could have a material adverse impact on our business. Furthermore, if the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future products and services.

We may not be aware of all third-party intellectual property rights potentially relating to our drug pipeline, products and services. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until approximately 18 months after filing or, in some cases, not until such patent applications issue as patents. We might not have been the first to make the inventions covered by each of our pending patent applications and we might not have been the first to file patent applications for these inventions. To determine the priority of these inventions, we may have to participate in interference proceedings, derivation proceedings or other post-grant proceedings declared by the USPTO. The outcome of such proceedings is uncertain, and other patent applications may have priority over our patent applications. Such proceedings could also result in substantial costs to us and divert our management’s attention and resources.

Developments in patent law and regulations could have a negative impact on our business.

We do not currently have any patents or patent applications directed to the sequences of specific genes or variants of such genes, nor do we rely on any such in-licensed patent rights of any third party. However, we expect that in the future we could file for such patents. Although we view current U.S. Supreme Court precedent to be aligned with our belief that naturally occurring DNA sequences and detection of natural correlations between observed facts (such as patient genetic data) and an understanding of that fact’s implications (such as a patient’s risk of disease associated with certain genetic variations) should not be patentable, it is possible that subsequent determinations by the U.S. Supreme Court or other federal courts could limit, alter or potentially overrule current law.

Moreover, from time to time the U.S. Supreme Court, other federal courts, the U.S. Congress or the U.S. Patent and Trademark Office, or USPTO, may change the standards of patentability, and any such changes could run contrary to, or otherwise be inconsistent with, our belief that naturally occurring DNA sequences and detection of natural correlations between observed facts and an understanding of that fact’s implications should not be patentable, which could result in third parties newly claiming that our business practices infringe patents drawn from categories of patents which we currently view to be invalid as directed to unpatentable subject matter. For example, on August 2, 2022, Senator Thom Tillis (R-NC) introduced a bill entitled The Patent Eligibility Restoration Act of 2022 that would overrule current U.S. Supreme Court precedent concerning the scope of patentable subject matter. If the proposed bill were to be enacted into law, there could be an increase in third-party claims to patent rights over correlations between patient genetic data and its interpretation and such third parties may assert that our business practices infringe some of those resulting patent rights. There have also been several cases involving “gene patents” and diagnostic claims that have been considered by the U.S. Supreme Court that have affected the legal concept of subject matter eligibility by seemingly narrowing the scope of the statute defining patentable inventions. Depending on decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. Such changes in existing law and practice could negatively impact our business, financial condition, results of operations and growth prospects.

Third parties may assert that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information or misappropriated trade secrets.

We employ, and expect to employ in the future, individuals who were previously employed at universities or biometric solution, genetic testing, diagnostic or other healthcare companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees or consultants have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Further, we may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing our intellectual property. Litigation may be necessary to defend against such claims. If we fail in defending against any such claims, we could be subject to monetary damages and the loss of valuable intellectual property rights or personnel. Even if we are successful in defending against any such claim, litigation could result in substantial costs, distract management and other employees and damage our reputation.

Risks Related to Operating in Argentina

The Business Combination is subject to antitrust regulation in Argentina.

The Business Combination is subject to review under Argentine antitrust and competition laws, including Law No. 27,442 (Ley de Defensa de la Competencia). We will be required, within seven days of the Closing, to file notice of the Closing with applicable antitrust authorities in Argentina (however, regulatory changes may take place in the near future that may require notification prior to the Closing), and to provide upon request any additional information required by such authorities. There can be no guarantee that the Business Combination will be approved by the applicable antitrust authorities in Argentina, and, if successful, final approval of the Business Combination may take an extended period of time to secure. If the Business Combination is not approved, we may be required to unwind the transactions comprising the Business Combination. Even if the Business Combination is approved, the applicable antitrust authorities in Argentina may, as a condition to their approval of the Business Combination, impose requirements or limitations or require divestitures or place restrictions on the conduct of our business after the closing. These requirements, limitations, divestitures or restrictions could reduce the anticipated benefits of the Business Combination. Any of the foregoing consequences could have a material adverse effect on our business, financial condition, results of operations or growth prospects.

Argentina has experienced, and may continue to experience, adverse economic or political conditions, including considerable economic uncertainty that may impact our business, financial condition and results of operations.

A major portion of our operations and/or development activities are based in Argentina. Accordingly, our financial condition and results of operations are substantially dependent on economic conditions in Argentina.

Latin American countries have historically experienced uneven periods of economic growth, recessions, periods of high inflation and economic instability. Recently, the economic growth rates of the economies of many Latin American countries have slowed and some have entered recessions. Additionally, economic and political developments in Latin America, including future economic changes or crises (such as inflation, currency devaluation or recession), government deadlock, political instability, civil strife, changes in laws and regulations, restrictions on the repatriation of dividends or profits, expropriation or nationalization of property, restrictions on currency convertibility, volatility of the foreign exchange market and exchange controls could impact our operations and/or the market value of the ordinary shares and have a material adverse effect on our business, financial condition and results of operations.

In Argentina, the fluctuation in currency exchange rates, the gap between the official and alternative exchange rates, and high inflation, along with the measures attempting to control inflation adopted by the Argentine government, caused a deepening recession, increasing unemployment and the failure of medium and small companies. A high inflation economy could undermine Argentina’s cost competitiveness abroad if not offset by a devaluation of the Argentine peso, which could also negatively affect economic activity and employment levels. Uncertainty about future inflation may contribute to a downturn or contraction in economic growth. Argentine inflation rate volatility makes it impossible to estimate with reasonable certainty the extent to which activity levels and results of our operations could be affected by inflation and exchange rate volatility in the future. There can be no assurance that inflation rates will not continue to escalate in the future.

On November 19, 2023, Javier Milei was elected President of Argentina. We cannot predict the measures that may be adopted by Mr. Milei’s government and their impact (or whether they will be successful), which could have a material adverse effect on the Argentine economy and could affect our financial condition and results of our operations. Further, we cannot assure that the programs, policies and regulations currently in place will continue to be applicable in the future, nor their impact on business, financial condition, results of operations and prospects.

Latin American governments have exercised, and continue to exercise, significant influence over the economies of the countries in which we operate, which could adversely affect our business, financial condition, results of operations and prospects.

Historically, governments in Latin America have frequently intervened in the economies of their respective countries and have occasionally made significant changes in policy and regulations. Governmental actions to control inflation and other policies and regulations have often involved, among others, price controls, currency devaluations, capital controls and tariffs. Our business, financial condition, results of operations and prospects may be adversely affected by the changes in government policies or regulations of Latin American governments, including:

•        exchange rates and exchange control policies;

•        tariff and inflation control policies;

•        price control policies;

•        liquidity of domestic capital and lending markets;

•        tax policies, royalty and tax increases and retroactive tax claims; and

•        other political, diplomatic, social and economic developments in or affecting the countries in which we operate.

In Argentina, between 2006 and 2012, the Argentine government conducted expropriations including mainly utilities or companies in strategic sectors of public interest, like Aguas y Saneaminentos S.A. in 2006, Aerolíneas Argentinas S.A. in 2008 and YPF S.A. in 2012. In an unprecedented case in 2020, the government unsuccessfully attempted the expropriation of a company fully involved in the private sector with no public interest, like Vicentín S.A., which is the fourth largest grain exporter in Argentina, and, in addition, was undergoing a restructuring under reorganization proceedings. However, the government desisted due to generalized massive spontaneous protests and opposition from opposing political parties and the legal and financial community. In September 2014, the Argentine Congress enacted Law No. 26,991 which amends the Supply Law No. 20,680 (Ley de Abastecimiento) that enables the Argentine government to intervene in certain markets when it considers that any party to such market is trying to impose prices or supply restrictions in such market. The law grants broad powers to the relevant enforcing agency including to order the sale, production, distribution and/or delivery of basic needs goods throughout the country in case of a shortage of supply.

As significant portion of our operations and assets are located in Argentina, we are subject to political uncertainties, including expropriation or nationalization of our business or assets, or subject to renegotiation or annulment of existing contracts and other similar risks. In the future, intervention in the economy by the Argentine government may continue or increase, the occurrence of which may adversely affect Argentina’s economy and, in turn, our business, results of operations and financial condition. We cannot assure investors that these or other measures that may be adopted by the Argentine government in the future, such as nationalizations, forced renegotiations or modifications of existing contracts, new tax policies, price fixing, regulations and reforms affecting foreign trade and investments, will not have a material adverse effect on the Argentine economy and, consequently, will not adversely affect our business, results of operations and financial condition.

We are required to apply inflationary adjustments and tax indexation procedures in our Argentine subsidiary, which could adversely affect our financial statements, results of operations and financial condition.

Pursuant to the International Accounting Standard 29, Financial Reporting in Hyperinflationary Economies (“IAS 29”), the financial statements of entities whose functional currency is that of a hyperinflationary economy must be adjusted for the effects of changes in a suitable general price index. IAS 29 does not prescribe when hyperinflation arises but includes several characteristics of hyperinflation. The IASB does not identify specific hyperinflationary jurisdictions. However, in June 2018, the International Practices Task Force of the Centre for Quality, which monitors “highly inflationary countries” categorized Argentina as a country with projected three-year cumulative inflation rate greater than 100%. Additionally, some of the other qualitative factors of IAS 29 were present, providing prima facie evidence that the Argentine economy is hyperinflationary for purposes of IAS 29. Therefore, Argentine companies using IFRS as adopted by the IASB are required to apply IAS 29 to their financial statements for periods ending on and after July 1, 2018.

Our Argentine subsidiary, which has Argentine Peso as its functional currency, prepares its financial statements in compliance with IFRS, adopting IAS 29.

From a tax perspective, in December 2019, the Argentine Government promulgated Law 27,541. It provided that the tax rate reduction established by Law 27,430 (reduction of the income tax rate from 35% to 30% for fiscal periods beginning on January 1, 2018 until December 31, 2019, and 25% for fiscal periods beginning on or after January 1, 2020, inclusive) be suspended until the fiscal years beginning on or after January 1, 2021. Thus, the tax rate of 30% was maintained. Law 27,541 also provided that, for the first and second financial years starting on or after January 1, 2019, one-sixth of the inflation adjustment (provided by Law 27.430) will be computed in the fiscal year of the adjustment calculation and the remaining five-sixths in equal parts in the five tax periods immediately following.

On June 16, 2021, the Argentine Government enacted Law No. 27,630 which amended the Argentine Income Tax Law and replaced the fixed rate paid by Argentine companies on their corporate income from 30% to a progressive rate ranging from 25% to 35%. Depending on net incomes, companies will now have to pay a fixed amount and a progressive rate over the surplus of the minimum base rate in their category.

The reform also extends the 7% withholding tax on dividends for tax years beginning January 1, 2021 and thereafter. According to applicable law and if no additional tax reform is passed, for fiscal years beginning on or after January 1, 2021, subject to certain exceptions, 100% of the tax inflation adjustment (negative of positive) would be allocated by fiscal year.

We cannot predict the future impact that the application of IAS 29 and the eventual application of the tax indexation procedure and related adjustments will have on our Argentine subsidiary’s financial statements or the effects on our business, results of operations and financial condition. Also, we cannot predict when the application of IAS 29 and the tax indexation will no longer be mandatory.

Limited access of the Argentine government and the private sector to the international capital markets could adversely affect our financial condition.

During recent years, the Argentine government and provinces have defaulted in the payment of their debt, which has limited their access as well as that of private companies to the international financial markets, or it has substantially increased their financing costs.

Currently, the Argentine government has entered into facility agreements with the International Monetary Fund relating to an amount of approximately $36 billion. Further, on August 4, 2023, Argentina’s government and Qatar signed a loan agreement in the amount of $775 million in order to help Argentina repay $1.411 million owed to the International Monetary Fund regarding previous loan facilities. In addition, on August 23, 2023, the Argentine Minister of Economy announced agreements with the World Bank and the Inter-American Development Bank by which Argentina will be granted a financing totaling $1,310 million. The funds will be destined to social, economic and infrastructure policies.

On January 31, 2024, Argentina received its first disbursement from the International Monetary Fund of approximately $4.7 billion, of which Argentina will use almost half to meet its debt maturities with the International Monetary Fund.

If the Argentine government defaults again on the payment of its sovereign debt or the measures adopted and to be adopted by the Argentine government to reduce the fiscal deficit, control inflation and stabilize the foreign exchange market are not effective, Argentina’s ability to obtain international or multilateral private financing or direct foreign investment may be limited, which may in turn impair its ability to implement reforms and public policies to foster economic growth, impair the ability of private sector entities to access the international capital markets or make the terms of such financing much less favorable that those accessible by companies in other countries in the region and may accelerate the depreciation of the Peso, foster inflation and deepen the economic crisis and recession. Lack of access to international or domestic financial markets or increase in the costs of such financing could affect the projected capital expenditures for our operations in Argentina, which, in turn, may have an adverse effect on our financial condition or the results of our operations.

The Argentine government may order special protections for employees in the private sector.

Our employees are located in Buenos Aires and Rosario, Argentina and Lima, Peru. We have a hybrid work schedule, where some teams work fully in-person and others on a hybrid basis and remotely.

In Argentina, the labor market is significantly shaped by government policies and collective bargaining agreements. The country’s high inflation rates could prompt the Argentine government to mandate salary increases for private sector employees. Although there have been no government-mandated increases since January 2020, the current inflationary pressures and currency devaluation may lead to the implementation of new government measures like mandatory salary adjustments to mitigate salary depreciation. Such measures could result in increased labor costs and operational expenses for us. As per the current context, the prohibition on terminations and duplication of severance are not in force. A company is entitled to dismiss, without cause, employees at its convenience, as long as severance is paid in duly manner and time.

In addition, the election of Javier Milei as President of Argentina on November 19, 2023 may have an impact on economic, labor and salary measures such as the labor reform enacted through Law No. 27,742, in force since July 9, 2024. The reform contains several articles aimed at modernizing the labor regime and promoting the growth of formal private employment and offers benefits to employers who regularize their workers. At the same time, the reform eliminates penalties against “informal” work, removing the special compensation previously granted to employees who were not properly registered. Many of the provisions in the reform will depend on further regulation or collective bargaining to become operational. Some of the measures included in this reform are (i) the exclusion of service contracts from the scope of application of the Labor Contract Law, (ii) the consideration of workers as direct employees of those who register the labor relationship, regardless of whether they were hired to provide services to a third company, although the user company will be jointly responsible for certain labor and social security obligations, (iii) the elimination of the presumption of the existence of employment contracts to self-employed workers who issue invoices, and (iv) the aggravated compensation for dismissal motivated by a discriminatory act.

While these reforms may reduce certain costs and regulatory burdens, many provisions require additional regulation or collective bargaining agreements to become fully effective. This reliance on collective bargaining introduces uncertainty, as negotiations may result in inconsistent labor practices across regions. Furthermore, the unpredictability of further regulations, together with inflationary pressures, could adversely affect employee relations, retention, and costs. These factors may significantly impact our ability to manage human capital effectively in Argentina.

Risks Related to Government Regulation

We conduct business in a heavily regulated industry. Complying with the numerous statutes and regulations pertaining to our business is expensive and time-consuming, and failure to comply could subject us to significant fines and penalties, and our business and results of operations could be adversely affected.

The healthcare industry is subject to changing political, economic, and regulatory influences that may affect our telehealth business. During the past several years, the healthcare industry has been subject to an increase in governmental regulation and subject to potential disruption due to legislative initiatives and government regulation, as well as judicial interpretations thereof. While these regulations may not directly impact us or our offerings in every instance, they will affect the healthcare industry as a whole and may impact patient use of our services. We currently accept payments only from our patients and consumers — not any third-party payors, such as government healthcare programs or health insurers. Because of this approach, we are not currently subject to many of the laws and regulations that impact many other participants in the healthcare industry.

If the government asserts broader regulatory control over companies like ours or if we determine that we will change our business model and accept payment from and/or participate in third-party payor programs, the complexity of our operations and our compliance obligations will materially increase. Failure to comply with any applicable federal, state, and local laws and regulations could have a material adverse effect on our business, financial condition, and results of operations.

Even within the narrowed band of applicable healthcare laws and regulations, because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our activities could be subject to challenge under one or more of such laws. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

Our compliance is also subject to governmental review. The growth of our business and organization and our future continued expansion may increase the potential of violating these laws or our internal policies and procedures. The risk of our being found in violation of these or other laws and regulations is further increased by the fact that many have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of the federal, state, and foreign laws described above or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, we may be subject to penalties, including significant criminal, civil, and administrative penalties, damages and fines, disgorgement, additional reporting requirements and oversight, and imprisonment for individuals, as well as contractual damages and reputational harm. We could also be required to curtail or cease our operations. Any of the foregoing consequences could seriously harm our business, financial condition, results of operations or growth prospects.

Our ability to offer access to telehealth services internationally is subject to the applicable laws governing remote care and the practice of medicine in the applicable jurisdiction. Each country’s interpretation and enforcement of these laws is evolving and could vary significantly. We cannot provide assurance that we have accurately interpreted each such law and regulation. Moreover, these laws and regulations may change significantly as this manner of providing products and services evolves. New or revised laws and regulations (or interpretations thereof) could have a material adverse effect on our business, financial condition, results of operations or growth prospects.

If we expand to the U.S., we will be subject to numerous laws and governmental regulations, and any governmental enforcement action may materially affect our financial condition and business operations.

If we eventually operate in the U.S., we would be subject to regulation in the United States by both the federal government and the states in which we conduct our business, as well as in other jurisdictions outside of the United States, including:

•        Federal, state, and local laws regarding the use, storage, handling and disposal of medical and hazardous waste, as well as regulations relating to the safety and health of laboratory employees;

•        the Federal Anti-Kickback Statute and state anti-kickback prohibitions and EKRA;

•        the Federal Physician Self-Referral Law, commonly known as the Stark Law, and the state equivalents;

•        the HIPAA and the CCPA including expansions and amendments pursuant to the California Privacy Rights Act;

•        the Medicare civil money penalty and exclusion requirements;

•        the Federal False Claims Act civil and criminal penalties and state equivalents; and

•        the FCPA, the United Kingdom Anti-Bribery Act, the GDPR and other national or provincial laws protecting personal information, the E.U. Medical Device and In Vitro Diagnostic Device Regulations, and national laws restricting industry interaction with healthcare professionals, all of which may or will apply to our international activities.

The U.S. Attorney’s Offices have increased their scrutiny over the healthcare industry in recent years. The U.S. Congress, U.S. Department of Justice, Office of Inspector General of the Department of Health and Human Services, and Department of Defense have all issued subpoenas and other requests for information to conduct investigations of and commenced civil and criminal litigation against healthcare companies related to financial arrangements with healthcare providers, regulatory compliance, product promotional practices, and documentation, coding and billing practices. In addition, the Federal False Claims Act and state equivalents have led to whistleblowers filing numerous qui tam civil lawsuits against healthcare companies, in part, because a whistleblower can receive a portion of any amount obtained by the government through such a lawsuit.

Governmental enforcement action or qui tam civil litigation against us may result in material costs and occupy significant management resources, even if we ultimately prevail. In addition, governmental enforcement action may result in substantial fines, penalties or administrative remedies, including exclusion from government reimbursement programs and entry into corporate integrity agreements with governmental agencies, which could entail significant obligations and costs. Adverse outcomes from litigation against us or investigative demands could include our being required to pay treble damages, incur civil and criminal penalties, paying attorney’s fees, entering into a corporate integrity agreement, being excluded from participation in government healthcare programs, including Medicare and Medicaid, and other adverse actions that could materially and adversely affect our business, financial condition and results of operations.

The growth of our business and sales organization and our expansion outside of the United States may increase the potential of violating these laws or our internal policies and procedures. The risk of our being found in violation of these laws or other laws and regulations is further increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of these laws and regulations, we may be subject to any applicable penalty associated with the violation, including civil and criminal penalties, damages and fines, we could be required to refund payments received by us, and we could lose the ability to bill for our tests, we could be prohibited from participating in public procurement, and we could be required to curtail or cease our operations. Any of the foregoing consequences could seriously harm our business and our financial results. Regardless, we will adopt policies and procedures to comply with these laws, which include internal reviews of our compliance with these laws in the ordinary course of our business.

We plan to continue to expand operations abroad where we have limited operating experience and we may be subject to increased regulatory risks and local competition. If we are unsuccessful in efforts to expand internationally, our business may be harmed.

Following the Closing, we plan to expand our product offering into two additional Latin American countries per year by leveraging our consortium model. This phased approach enables us, along with our partners, to thoroughly evaluate local opportunities, adapt our products to meet cultural and regulatory requirements, and effectively navigate varying market conditions. Our consortium strategy emphasizes partnerships with local laboratories and healthcare providers to ensure compliance with each country’s regulations while minimizing operational risks. To date, we have commenced market research and exploratory discussions with potential partners in key Latin American countries, including Mexico, Peru, Colombia, Chile, Ecuador, Uruguay, Dominican Republic, Costa Rica, and Panama, to align on regulatory requirements and market dynamics.

Each country presents unique risks, primarily related to the adoption and growth of our products and services, as healthcare systems can vary significantly across the region. If there are issues with the expansion of our products in any of these countries, our operations abroad may be limited and our business may be adversely affected. Our regional processing hub in Mexico will expose us to Mexican regulations related to the handling, transport, and processing of biological samples. Non-compliance with these regulations, or any changes to the regulatory environment, could result in increased operational costs or delay the establishment and operation of the hub. Such developments may adversely affect our business operations and financial performance.

In countries outside the U.S., existing regulations or those that are under consideration may limit or prevent the sale of direct-to-consumer genetic tests. Regulatory conditions in Latin America could potentially influence our product and service offerings. In some countries, like Australia, regulatory bodies require premarket reviews similar to those mandated by the FDA in the United States. Additionally, countries such as Australia, Germany, France, and Switzerland, for example, require a physician’s prescription for genetic tests that provide health information, limiting our offerings in these markets to ancestry-only tests. Other regions may mandate genetic counseling prior to testing. If similar regulations are enacted in Latin America, they could constrain the market for our products and services or escalate the costs related to their marketing and distribution, affecting availability in certain areas.

If we fail to comply with any of these regulations, we could become subject to enforcement actions or the imposition of significant monetary fines, other penalties, or claims, which could harm our operating results, our ability to conduct our business and our growth prospects.

If we fail to comply with certain laboratory licensing requirements, we could lose the ability to perform our tests or experience disruptions to our business.

We are required to maintain certain laboratory licenses and approvals to conduct testing. We may also be subject to regulation in foreign jurisdictions as we seek to expand international utilization of our tests or such jurisdictions adopt new licensure requirements, which may require review of our tests in order to offer them or may have other limitations such as restrictions on the transport of samples necessary for us to perform our tests that may limit our ability to make our tests available internationally. Complying with licensure requirements in new jurisdictions may be expensive, time-consuming, and subject us to significant and unanticipated delays.

In order to eventually market certain of our current or future products and services in any particular foreign jurisdiction, we must establish and comply with numerous and varying regulatory requirements on a jurisdiction-by-jurisdiction basis regarding quality, safety, performance and efficacy. In addition, clinical trials or clinical investigations conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory clearance, authorization or approval in one country does not guarantee regulatory clearance, authorization or approval in any other country. For example, the performance characteristics of certain of our products and services may need to be validated separately in specific ethnic and genetic populations. Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods.

Seeking foreign regulatory clearance, authorization or approval could result in difficulties and costs for us and our collaborators and require additional preclinical studies, clinical trials or clinical investigations which could be costly and time-consuming. Regulatory requirements and ethical approval obligations can vary widely from country to country and could delay or prevent the introduction of certain of our products and services in those countries. The foreign regulatory clearance, authorization or approval process involves all of the risks and uncertainties associated with FDA clearance, authorization or approval. If we or our collaborators fail to comply with regulatory requirements in international markets or to obtain and maintain required regulatory clearances, authorizations or approvals in international markets, or if those approvals are delayed, our target market will be reduced and our ability to realize the full market potential of our products and services will be unrealized.

Failure to comply with applicable clinical laboratory licensure requirements may result in a range of enforcement actions, including license suspension, limitation, or revocation, directed plan of action, onsite monitoring, civil monetary penalties, criminal sanctions, exclusion from some healthcare systems’ programs, as well as significant adverse publicity. Any sanction imposed could have a material adverse effect on our business, financial condition and results of operations. Even if we were able to bring our laboratory back into compliance, we could incur significant expenses and potentially lose revenue in doing so.

The College of American Pathologists, or CAP, maintains a clinical laboratory accreditation program. CAP asserts that its program is “designed to go well beyond regulatory compliance” and helps laboratories achieve the highest standards of excellence to positively impact patient care. While not required to operate a CLIA-certified laboratory, many private insurers require CAP accreditation as a condition to contracting with clinical laboratories to cover their tests. In addition, some countries require CAP accreditation as a condition to permitting clinical laboratories to test samples taken from their citizens. We have CAP accreditations for our laboratories. Failure to maintain CAP accreditation could have a material adverse effect on the sales of our tests, which in turn would negatively affect our business, financial condition, results of operations or growth prospects.

We expect to rely on third parties to conduct any future studies of our technologies that may be required by U.S. or foreign regulatory bodies, and those third parties may not perform satisfactorily.

We expect to rely on third parties such as contract research organizations, medical institutions and clinical investigators to conduct studies. Our reliance on these third parties for clinical development activities will reduce our control over these activities. We may not be able to secure partnerships or agreements with these third parties, or these third parties may not complete activities on schedule or conduct studies in accordance with regulatory requirements or our study design. Our reliance on third parties that we do not control will not relieve us of our requirement to prepare, and ensure our compliance with, various procedures required under good clinical practices, even though third-party contract research organizations may prepare and comply with their own, comparable procedures. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our studies may be extended, delayed, suspended or terminated, and we may not be able to obtain a required regulatory approval.

Our products, if used for the diagnosis of disease, could be subject to government regulation, and the regulatory approval and maintenance process for such products may be expensive, time-consuming, and uncertain both in timing and in outcome.

Some of our products, including tests developed for use in clinical settings, such as the ones in our Heritas Diagnostics operating segment, are classified as diagnostic products, which may be subject to various regulatory frameworks depending on the country where they are offered. In Latin America, our diagnostic tests are primarily developed and validated through our partner laboratories, such as CIBIC in Argentina, where the laboratory assumes responsibility for ensuring compliance with local regulatory and licensing requirements. For example, CIBIC maintains authorizations from the appropriate local authorities, including the Colegio de Bioquímicos and the Colegio de Médicos, and employs licensed professionals authorized to sign off on diagnostic reports, regardless of whether the test was originally developed by CIBIC or another entity. This ensures that the diagnostic tests meet the required standards for use in each country. If there are issues with third parties like CIBIC who provide these services, then we could face significant disruptions in our operations, which could negatively affect us and our financial results.

We work closely with its laboratory partners to ensure that any diagnostic test developed for use in Latin American markets adheres to applicable regulations within that jurisdiction. Our goal is to develop and validate diagnostic tests that meet the local regulatory requirements, enabling the use of these tests in clinical settings for patients within each country. Our compliance strategy includes confirming that all tests developed through our partner laboratories align with the regulatory and legal standards necessary to classify them as diagnostic tools within each specific market. If we are unable to comply with applicable regulations in those jurisdictions, we could face regulatory penalties, damage to our reputation, and a potential loss of market access in those countries.

Applicable regulatory approval processes or clearances may be expensive, time-consuming, and uncertain, and our failure to obtain or comply with such approvals and clearances could have an adverse effect on our business, financial condition, or operating results. In addition, changes to the current regulatory framework, including the imposition of additional or new regulations, could arise at any time during the development or marketing of our products, which may negatively affect our ability to obtain or maintain comparable regulatory approval of our products, if required, or potentially delay or limit our ability to market these products as diagnostic tools in certain regions.

Changes in laws and regulations, including healthcare policy changes, may adversely affect our business, financial condition and results of operations.

The clinical laboratory testing industry is highly regulated, and failure to comply with applicable regulatory, supervisory, accreditation, registration or licensing requirements may adversely affect our business, financial condition and results of operations. In particular, the laws and regulations governing the marketing and research of clinical diagnostic testing are extremely complex and in many instances there are no clear regulatory or judicial interpretations of these laws and regulations, increasing the risk that we may be found to be in violation of these laws.

In March 2010, the Affordable Care Act was enacted in the United States, which made a number of substantial changes in the way healthcare is financed by both governmental and private insurers. Policy changes or implementation of new health care legislation could result in significant changes to health care systems. In the United States, this could include potential modification or repeal of all or parts of the Affordable Care Act.

We do not have “advanced diagnostic laboratory test” status for our tests, but in the event that we obtain designation for one or more of our tests as an advanced diagnostic laboratory test and the tests are determined by CMS to meet these criteria or new criteria developed by CMS, we would be required to report private payer data for those tests annually. Otherwise, we will be required to report private payer rates for our tests on an every three-years basis starting in 2023. Laboratories that fail to timely report the required payment information may be subject to substantial civil money penalties.

We cannot predict whether future healthcare initiatives will be implemented at the federal or state level, or how any future legislation or regulation may affect us. For instance, the payment reductions imposed by the Affordable Care Act and the expansion of the federal and state governments’ role in the U.S. healthcare industry as well as changes to the reimbursement amounts paid by payers for our tests and future tests or our medical procedure volumes may reduce our profits and have a materially adverse effect on our business, financial condition, results of operations and cash flows. Congress has proposed on several occasions to impose a 20% coinsurance on patients for clinical laboratory tests reimbursed under the clinical laboratory fee schedule, which would increase our billing and collecting costs and decrease our revenue.

If we use hazardous materials that cause contamination or injury, or we use them in a manner that causes injury, we could be liable for resulting damages.

Our operations currently require the use of hazardous chemicals and biological material, including chemicals, biological agents and compounds and blood and other tissue specimens. Although we typically use licensed or otherwise qualified outside vendors to dispose of this waste, applicable laws and regulations could hold us liable for damages and fines if our or others’ business operations or other actions result in contamination to the environment or personal injury due to exposure to hazardous materials. We cannot eliminate the risk of accidental contamination or injury to employees or third parties from the use, storage, handling or disposal of these materials, and any liability imposed on us for any resulting damages or injury could exceed our resources or any applicable insurance coverage we may have. In addition, a number of governmental bodies have finalized, proposed or are contemplating legislative and regulatory changes in response to the potential effects of climate change. As a result, our expansion and scaling may subject us to stringent sustainability standards, including net zero emissions requirements. The cost of compliance with these laws and regulations and the cost to secure such insurance coverage may become significant in the future, and any failure to comply may result in substantial fines and other business and reputational consequences, any of which could negatively affect our business, financial condition, results of operations or growth prospects.

We could be adversely affected by violations of the FCPA and other anti-bribery laws.

We are subject to various anti-bribery laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”), and similar anti-bribery laws in the non-U.S. jurisdictions in which we operate. The FCPA prohibits companies and their intermediaries from making payments in violation of law to non-U.S. government officials for the purpose of obtaining or retaining business or securing any other improper advantage. These laws are complex and far-reaching in nature, and we may be required in the future to alter one or more of our practices to be in compliance with these laws or any changes to these laws or their interpretation. We currently conduct a significant portion of our business outside the United States. These operations could involve dealings with governments, foreign officials and state-owned entities, such as government hospitals, outside the United States. We also may use independent distributors to sell our products internationally. Any such third parties could be deemed to be our agents and we could be held responsible for any corrupt or other illegal activities of our employees or these third parties. Any violations of these laws or allegations of such violations could disrupt our operations, involve significant management distraction, involve significant costs and expenses, including legal fees, and result in a material adverse effect on our business, prospects, financial condition or results of operations. Additionally, other U.S. companies in the medical device and pharmaceutical fields have faced substantial fines and criminal penalties for violating the FCPA and we could incur the same if we violate the FCPA or other applicable anti-bribery laws.

Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

Our operations involve the use and disclosure of personal and business information that could be used to impersonate third parties or otherwise gain access to their data or funds. As such, we are exposed to the risk of fraud, misconduct, or other illegal activity by our employees, independent contractors, consultants, commercial partners, and vendors. Misconduct by these parties could include intentional, reckless and negligent conduct that fails to: comply with the rules and regulations of the CMS, FDA, and other comparable foreign regulatory authorities; provide true, complete and accurate information to such regulatory authorities; comply with manufacturing and clinical laboratory standards; comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or report financial information or data accurately or to disclose unauthorized activities to us. In particular, research, sales, marketing, education, and other business arrangements in the healthcare industry are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing, and other abusive practices, as well as off-label product promotion. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, educating, marketing and promotion, sales and commission, certain customer incentive programs, and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of participant recruitment for clinical studies, which could result in regulatory sanctions and cause serious harm to our reputation. We have adopted a Code of Business Conduct and Ethics, but it is not always possible to identify and deter misconduct by employees and third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions. Even if it is later determined after an action is instituted against us that we were not in violation of these laws, we may be faced with negative publicity, incur significant expenses defending our actions, and have to divert significant management resources from other matters.

We are subject to increasingly complex taxation rules and practices, which may affect how we conduct our business and our results of operations.

As our business grows, we are required to comply with increasingly complex taxation rules and practices. We are subject to tax in multiple tax jurisdictions and in foreign tax jurisdictions as we continue to expand internationally. The development of our tax strategies requires additional expertise and may impact how we conduct our business. Our future effective tax rates could be unfavorably affected by changes in or interpretations of tax rules and regulations in the jurisdictions in which we do business or by changes in the valuation of our deferred tax assets and liabilities. Furthermore, we provide for certain tax liabilities that involve significant judgment. We are subject to the examination of our tax returns by federal, state and foreign tax authorities, which could focus on our intercompany transfer pricing methodology as well as other matters. If our tax strategies are ineffective or we are not in compliance with domestic and international tax laws, our financial position, operating results and cash flows could be adversely affected.

We are subject to evolving corporate governance and public disclosure expectations and regulations that impact compliance costs and risks of noncompliance.

We are subject to changing rules and regulations promulgated by a number of governmental and self-regulatory organizations, including the SEC and Nasdaq, as well as evolving investor expectations around corporate governance and environmental and social practices and disclosures. These rules and regulations continue to evolve in scope and complexity, and many new requirements have been created in response to laws enacted by the U.S. and foreign governments, making compliance more difficult and uncertain. The increase in costs to comply with such evolving expectations, rules and regulations, as well as any risk of noncompliance, could adversely impact us.

We will face legal, reputational, and financial risks if we fail to protect our customer data from security breaches or cyberattacks. Changes in laws or regulations relating to privacy or the protection or transfer of data relating to individuals, or any actual or perceived failure by us to comply with such laws and regulations or any other obligations relating to privacy or the protection or transfer of data relating to individuals, could adversely affect our business.

We receive and store a large volume of personally identifiable information (“PII”), genetic and health information, and other data relating to our customers and patients, as well as other PII and other data relating to individuals such as our employees. Security breaches, employee malfeasance, or human or technological error could lead to potential unauthorized disclosure of our customers’ and patients’ personal information. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our solutions and any failure to comply with such laws and regulations could lead to significant fines, penalties or other liabilities.

Increased global IT security threats and more sophisticated and targeted computer crime pose a risk to the security of our systems and networks and the confidentiality, availability, and integrity of our data. There have been several recent, highly publicized cases in which organizations of various types and sizes have reported the unauthorized disclosure of customer or other confidential information, as well as cyberattacks involving the dissemination, theft, and destruction of corporate information, intellectual property, cash, or other valuable assets. There have also been several highly publicized cases in which hackers have requested “ransom” payments in exchange for not disclosing customer or other confidential information or for not disabling the target company’s computer or other systems. A security breach or privacy violation that leads to disclosure or unauthorized use or modification of, or that prevents access to or otherwise impacts the confidentiality, security, or integrity of, sensitive, confidential, or proprietary information we or our third-party service providers maintain or otherwise process, could compel us to comply with breach notification laws, and cause us to incur significant costs for remediation, fines, penalties, notification to individuals and governmental authorities, implementation of measures intended to repair or replace systems or technology, and to prevent future occurrences, potential increases in insurance premiums, and forensic security audits or investigations. Additionally, a security compromise of our information systems or of those of businesses with whom we interact that results in confidential information being accessed by unauthorized or improper persons could harm our reputation and expose us to customer and patient attrition, and claims brought by our customers, patients, or others for breaching contractual confidentiality and security provisions or data protection laws. Monetary damages imposed on us could be significant and not covered by our liability insurance. As a result, a security breach or privacy violation could result in increased costs or loss of revenue.

Techniques used by bad actors to obtain unauthorized access, disable or degrade service, or sabotage systems evolve frequently and may not immediately produce signs of intrusion, and we may be unable to anticipate these techniques or to implement adequate preventative measures.

We believe that, because of our operating processes, and except for our affiliated retail pharmacy, which represents a small component of our pharmacy operations, we are not a covered entity or a business associate under HIPAA, which establishes a set of national privacy and security standards for the protection of protected health information by health plans, healthcare clearinghouses, and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services. However, if the laws change, or to the extent we begin accepting payment from third parties or insurance providers in our telehealth business generally, we may become subject to HIPAA and could face penalties and fines if we fail to comply with applicable requirements of HIPAA and its implementing regulations. Regardless of whether or not we meet the definition of a covered entity or business associate under HIPAA, we voluntarily adhere to certain HIPAA-related requirements.

We have developed and maintain policies and procedures with respect to health information and personal information that we use or disclose in connection with our operations, including the adoption of administrative, physical, and technical safeguards to protect the privacy and security of such information. As our business operations continue to develop, including through the launch of new product offerings or the development of new services, we may collect additional sensitive health and personal information from our customers and patients that could create additional compliance obligations and may increase our exposure to compliance and regulatory risks regarding the protection and dissemination of such information.

Despite our efforts to comply with applicable laws, regulations, and other obligations relating to privacy, data protection, and information security, it is possible that our interpretations of the law, practices, or platform could be inconsistent with, or fail or be alleged to fail to meet all requirements of, such laws, regulations, or obligations. Our failure, or the failure by our third-party providers on our platform, to comply with applicable laws or regulations or any other obligations relating to privacy, data protection, or information security, or any compromise of security that results in unauthorized access to, or use or release of PII or other data relating to our customers and patients, or other individuals, or the perception that any of the foregoing types of failure or compromise have occurred, could damage our reputation, discourage new and existing customers and patients from using our platform, or result in fines, investigations, or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, financial condition, and results of operations. Even if not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition, and results of operations.

Risks Related to Our Securities

We have incurred and will continue to incur increased costs as a result of being a public company, which could harm our operating results.

As a public company, we incur significant legal, accounting and other expenses, including costs associated with public company reporting requirements. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules implemented by the SEC and Nasdaq, impose a number of requirements on public companies, including with respect to corporate governance practices. The SEC and other regulators have continued to adopt new rules and regulations and make additional changes to existing regulations that require our compliance. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, enacted in 2010, includes significant corporate governance and executive-compensation-related provisions. Our management and other personnel need to devote a substantial amount of time to these compliance and disclosure obligations. If these requirements divert the attention of our management and personnel from other aspects of our business concerns, they could have a material adverse effect on our business, financial condition and results of operations. Moreover, these rules and regulations applicable to public companies substantially increase our legal, accounting and financial compliance costs, require that we hire additional personnel and make some activities more time consuming and costly. It may also be more expensive for us to obtain director and officer liability insurance.

Our share price may be volatile and you could lose all or part of all of your investment.

The trading price of our ordinary shares is volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

•        actual or anticipated fluctuations in our operating results;

•        effects of our strategic realignment and workforce reduction and our ability to achieve the intended benefits of these activities;

•        costs associated with our strategic realignment;

•        competition from existing tests or new tests that may emerge;

•        announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•        failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

•        issuance of new or updated research or reports by securities analysts or changed recommendations for our shares;

•        our substantial leverage and market perceptions regarding the same;

•        the level of short interest in our shares, and the effect of short sellers on the price of our shares;

•        actual or anticipated changes in regulatory oversight of our business;

•        additions or departures of key management or other personnel;

•        disputes or other developments related to our intellectual property or other proprietary rights, including litigation;

•        changes in reimbursement by current or potential payers;

•        general economic and market conditions; and

•        issuances of significant amounts of our ordinary shares.

In addition, the stock market in general, and the market for shares of life sciences and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, including the COVID-19 pandemic, as well as general economic, political and geopolitical, and market conditions such as recessions, wars such as the current conflict in Palestine and Ukraine, attacks in the Red Sea elections, interest rate changes, or cost inflation, may negatively affect the market price of our ordinary shares, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources, which would seriously harm our business, financial condition and results of operations.

An active, liquid trading market for our securities may not be sustained, which could make it difficult for security holders to sell their securities.

An active trading market for our securities may not be sustained. As a result, fewer securities are actively traded in the public market, which reduces the liquidity of our securities. The lack of an active trading market could impair our security holders’ ability to sell their securities at the desired time or at a price considered reasonable. Further, an inactive trading market may impair our ability to raise capital by selling securities in the future, and may impair our ability to enter into strategic relationships or acquire companies or technologies using shares of our securities as consideration.

Our ordinary shares and warrants are expected to be listed on the Nasdaq Global Market, or Nasdaq, under the symbols “OMNI” and “OMNIW,” respectively. If we fail to satisfy the continued listing standards of Nasdaq, however, we could be de-listed, which would negatively impact the price and liquidity of our securities.

Sales of a substantial number of securities in the public market could cause the market price of our securities to significantly decrease.

Sales of a substantial number of our securities in the public market could occur at any time. Any such sales, or the perception in the market that sales are pending or could occur, could reduce the market price of our securities. The vast majority of our outstanding securities are freely tradable without restriction in the public market, subject to certain volume and manner of sale limitations applicable to securities held by our affiliates, as that term is defined in the Securities Act. In addition, subject to similar limitations and any other applicable legal and contractual limitations, all of our ordinary shares subject to outstanding equity-based awards or reserved for issuance pursuant to such awards we may grant in the future are registered under the Securities Act or are otherwise eligible under applicable securities laws for free trading in the public market upon their issuance.

Future issuances of our ordinary shares or rights to purchase our ordinary shares, including pursuant to our equity incentive plan, could result in additional dilution to the percentage ownership of our shareholders and could cause the price of our ordinary shares to decrease.

To raise capital or for other strategic purposes, we may sell ordinary shares, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. We also may issue ordinary shares or grant other equity awards for compensatory purposes under our equity incentive plan. If we issue ordinary shares, convertible securities or other equity securities, including equity awards under our equity incentive plan, our then-existing shareholders could be materially diluted by such issuances and which could cause the price of our ordinary shares to decline.

We have never paid dividends on our ordinary shares and do not anticipate doing so in the foreseeable future.

We currently anticipate that we will retain any future earnings to finance the continued development, operation and expansion of our business. As a result, we do not anticipate declaring or paying any cash dividends or other distributions in the foreseeable future. In addition, the terms of our credit agreement restrict our ability to pay dividends. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, capital appreciation, if any, of our ordinary shares will be the sole source of gain for the foreseeable future, and our ordinary shares may be less valuable if such price appreciation never occurs for shareholders to realize gains on their investment.

If securities or industry analysts issue an adverse or misleading opinion regarding our shares or do not publish research or reports about our business, our share price and trading volume could decline.

The trading market for our ordinary shares will depend in part on the research and reports that industry or securities analysts publish about us and our business. We do not control these analysts or the content and opinions included in their reports. Securities analysts may elect not to provide research coverage of our company and such lack of research coverage may adversely affect the market price of our ordinary shares. The price of our ordinary shares could also decline if one or more equity research analysts downgrade our ordinary shares, change their price targets, issue other unfavorable commentary or cease publishing reports about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our share price and trading volume to decline.

Provisions in the Company M&A and under Cayman Islands law could discourage, delay or prevent a change in control of our company and may affect the trading price of our ordinary shares.

Provisions in the Company M&A may have the effect of delaying or preventing a change of control or changes in our management. The Company M&A will include provisions that:

•        authorize our directors to allot, grant options over or otherwise deal with any unissued shares with or without preferred, deferred or other special rights or restrictions, without further action by the shareholders;

•        authorize our directors to appoint additional directors to office for such period and on such terms, including as to remuneration, as they think fit;

•        provide that vacancies on our board of directors may, except as otherwise required by law, be filled only by an ordinary resolution passed by a simple majority of shareholder members or by the directors; and

•        require a super-majority of votes to amend certain of the above-mentioned provisions as well as to amend our articles of association generally.

Certain provisions of the Company M&A may make a change in control of us more difficult to effect. The Company M&A will provide for a staggered board of directors consisting of three classes of directors. The Class I directors shall stand appointed for a term expiring at the Company’s third annual general meeting of the shareholders; the Class II directors shall stand appointed for a term expiring at the Company’s second annual general meeting; and the Class III directors shall stand appointed for a term expiring at the Company’s first annual general meeting. Following the expiry of term of the Class I directors, the Company Board will cease to be classified and all directors shall hold one-year terms. In addition to the Parent’s majority ownership of our voting power, the existence of a classified board could impede a proxy contest or delay a successful tender offeror from obtaining majority control of the board of directors, and the prospect of that delay might deter a potential offeror.

As a “foreign private issuer,” we are exempt from a number of U.S. securities laws and rules promulgated thereunder and will be permitted to publicly disclose less information than U.S. public companies must disclose. This may limit the information available to holders of the Company Shares.

We qualify as a “foreign private issuer,” as defined in the SEC’s rules and regulations, and, consequently, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. For example, some of our key executives may sell a significant amount of Company Shares and such sales will not be required to be disclosed as promptly as public companies organized within the United States would have to disclose. Accordingly, once such sales are eventually disclosed, the price of Company Shares may decline significantly. Moreover, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. We are also not subject to Regulation FD under the Exchange Act, which would prohibit us from selectively disclosing material nonpublic information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning us than there is for U.S. public companies.

As a “foreign private issuer,” we file an annual report on Form 20-F within four months of the close of each fiscal year ended June 30 and furnish reports on Form 6-K relating to certain material events promptly after we publicly announce these events. However, because of the above exemptions for foreign private issuers, which we intend to rely on, our shareholders will not be afforded the same information generally available to investors holding shares in public companies that are not foreign private issuers.

We are incorporated under the laws of the Cayman Islands. Accordingly, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

The Company is an exempted company incorporated under the laws of the Cayman Islands with limited liability and a majority of our officers and directors are residents of jurisdictions outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs are governed by the Company M&A, the Cayman Companies Act and the common law of the Cayman Islands. We are also subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from statutes or judicial precedent in some jurisdictions in the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In particular, the Cayman Islands has a different body of securities laws as compared to the United States. In addition, Cayman Islands exempted companies may not have standing to initiate a shareholder derivative action in a Federal court of the United States. Also, under Cayman Islands law, a registered shareholder may bring a shareholder derivative action for and on behalf a Cayman company against its board of directors for a breach of duty. As the Public Shares are registered in the name of a custodian, the Public Shareholders themselves would not have standing to commence a derivative action for and on its behalf against the directors for such breach of duty.

We have been advised by our Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of courts of the United States obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

If the Company Shares or the Company Warrants are not eligible for deposit and clearing within the facilities of the DTC, then transactions in the Company Shares or the Company Warrants may be disrupted.

The facilities of the DTC are a widely used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. The Company expects that the Company Shares or the Company Warrants will be eligible for deposit and clearing within the DTC system. The Company expects to enter into arrangements with DTC whereby it will agree to indemnify DTC for stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for the Company Shares or the Company Warrants. The Company expects these actions, among others, will result in DTC agreeing to accept the Company Shares or the Company Warrants for deposit and clearing within its facilities.

DTC is not obligated to accept Company Shares or the Company Warrants for deposit and clearing within its facilities in connection with the listing and, even if DTC does initially accept Company Shares or the Company Warrants, it will generally have discretion to cease to act as a depository and clearing agency for Company Shares or the Company Warrants.

If DTC determines at any time after the completion of the transactions and the listing that the Company Shares or the Company Warrants were not eligible for continued deposit and clearance within its facilities, then the Company believes the Company Shares or the Company Warrants would not be eligible for continued listing on a U.S. securities exchange and trading in the shares would be disrupted. While the Company would pursue alternative arrangements to preserve its listing and maintain trading, any such disruption could have a material adverse effect on the market price of the Company Shares or the Company Warrants.

If we were a passive foreign investment company for U.S. federal income tax purposes for any taxable year, U.S. Holders of Company Shares could be subject to adverse U.S. federal income tax consequences.

If we are or become a passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code (as defined under “Material U.S. Federal Income Tax Considerations”) for any taxable year during which a U.S. Holder (as defined under “Material U.S. Federal Income Tax Considerations”) holds Company Shares, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder. The PFIC status of a company depends on the composition of such company’s income and assets and the fair market value of its assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. We have not made a determination as to whether we currently are, or in the future may become, a PFIC, and there can be no assurance that we will not be treated as a PFIC for any taxable year.

If we were treated as a PFIC, a U.S. Holder of Company Shares may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. Certain elections (including a qualified electing fund (“QEF”) or a mark-to-market election) may be available to U.S. Holders of Company Shares to mitigate some of the adverse tax consequences resulting from the PFIC treatment. However, there is no assurance that we will provide the information necessary for a U.S. Holder to make a QEF election with respect to the U.S. Holder’s Company Shares. U.S. Holders should consult their own tax advisors regarding the potential application of the PFIC rules and should read the discussion below under “Material U.S. Federal Income Tax Considerations — PFIC Rules.”

Risks Related to U.S. Federal Income Taxation

The Merger may be a taxable transaction for U.S. federal income tax purposes to U.S. Holders of Public Shares and Public Warrants.

It is intended that the Merger, taken together with certain related transactions, will qualify for tax-deferred treatment under Section 351(a) of the Code, subject to Section 367(a) of the Code and the PFIC rules. However, if the Merger does not qualify for tax-deferred treatment under Section 351(a) of the Code, or if the Merger fails to qualify for tax-deferred treatment as a result of the application of Section 367(a) Code or the PFIC rules, the Merger would be a taxable transaction to U.S. Holders (as defined below under “Material U.S. Federal Income Tax Considerations”) of Public Shares. Further, the receipt of Company Warrants in exchange for Public Warrants pursuant to the Merger may cause U.S. Holders of Public Warrants to recognize taxable gain regardless of whether the Merger qualifies for tax-deferred treatment under Section 351(a) of the Code.

For a more complete discussion of the U.S. federal income tax considerations of the Merger, including Section 367(a) of the Code and the PFIC rules, see the section entitled “Material U.S. Federal Income Tax Considerations — Tax Consequences of the Merger.”

The PFIC status of APx and/or the Company could result in adverse U.S. federal income tax consequences to U.S. Holders.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents generally are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.

Because APx is a blank check company with no current active business (as determined for purposes of the PFIC rules), APx believes that it has been a PFIC since its first taxable year and that it will be a PFIC for its current taxable year. The rules dealing with mergers of PFICs are complex and subject to potentially adverse U.S. federal income tax consequences. All U.S. Holders are urged to consult their tax advisors concerning the consequences to them of the PFIC rules in the context of the Merger. See “Material U.S. Federal Income Tax Considerations — PFIC Rules” for more detail regarding the U.S. federal income tax consequences related to the application of the PFIC rules to the Merger.

Following the Business Combination, the annual PFIC income and asset tests in respect of the Company will be applied based on the assets and activities of the combined business. Based on the projected composition of the Company’s income and assets, it cannot be determined whether the Company will be classified as a PFIC for its taxable year that includes the date of the Business Combination or in any future taxable year. Further, changes in the composition of the Company’s income or composition of the Company’s assets may cause the Company to be or become a PFIC for the current or subsequent taxable years. Whether the Company is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If the Company is treated as a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. For a further discussion, see “Material U.S. Federal Income Tax Considerations — PFIC Rules.” U.S. Holders are strongly encouraged to consult their own advisors regarding the potential application of these rules to the ownership of the Company Shares and/or Public Warrants.

If a U.S. person is treated as owning at least 10% of the shares of the Company, such person may be subject to adverse U.S. federal income tax consequences.

If a U.S. Holder is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the shares of the Company, such holder may be treated as a “United States shareholder” under applicable tax rules with respect to the Company Group that is a “controlled foreign corporation,” for U.S. federal income tax purposes. A non-U.S. corporation is considered a CFC if more than 50% of (1) the total combined voting power of all classes of shares of such corporation entitled to vote, or (2) the total value of the shares of such corporation is owned, or is considered as owned by applying certain constructive ownership rules, by United States shareholders on any day during the taxable year of such non-U.S. corporation. If the Company Group includes one or more U.S. subsidiaries, certain of the Company’s non-U.S. subsidiaries could be treated as CFCs regardless of whether the Company is treated as a CFC.

If the Company or any of its non-U.S. subsidiaries is a CFC, “United States shareholders” under applicable tax rules will be subject to adverse income inclusion and reporting requirements with respect to such CFC. No assurance can be provided that the Company will assist holders in determining whether it or any of its non-U.S. subsidiaries is treated as a CFC or whether any holder is treated as a United States shareholder with respect to any of such CFCs or furnish to any holder information that may be necessary to comply with reporting and tax payment obligations with respect to such CFCs.

Risks Related to APx

Unless the context otherwise requires, all references in this “Risks Related to APx and the Business Combination” section to “we,” “us” or “our” refer to APx.

Our securities have been delisted from Nasdaq. The delisting of our securities may delay, or ultimately prevent, the consummation of the Business Combination.

While we continue to work towards its completion, the Business Combination was not consummated as of December 6, 2024, which, as further discussed below, was the deadline Nasdaq had provided us to consummate the Business Combination or face potential delisting from the Nasdaq exchange as a result of non-compliance with certain of Nasdaq’s continued listing requirements.

On September 4, 2024, we received written notice from the Listing Qualifications Department of Nasdaq indicating that since the aggregate market value of our outstanding warrants was less than $1 million, we were no longer in compliance with the Nasdaq continued listing criteria set forth in Listing Rule 5452(b)(C) (the “Rule”), which required us to maintain an aggregate market value of our outstanding warrants of at least $1 million (the “Notice”). We subsequently submitted a plan to regain compliance with the Rule (the “Compliance Plan”).

On October 29, 2024, we received written notice from Nasdaq’s staff, stating that the Compliance Plan was not accepted as we had provided insufficient evidence to demonstrate that we could effect the Compliance Plan by its 36-month expiration date of December 6, 2024, at which time our securities would be delisted from Nasdaq in accordance with IM-5101-2, irrespective of our progress or lack thereof toward regaining compliance with the Rule, and that the Nasdaq’s staff had determined to initiate procedures to delist our warrants (and, as a result of the warrants’ inclusion therein, the SPAC Units) from Nasdaq due to our non-compliance. Nasdaq suspended the trading of the Public Warrants and the SPAC Units on November 5, 2024.

On December 10, 2024, we received a letter from the Listing Qualifications Department of Nasdaq stating that, pursuant to Nasdaq Listing Rule IM-5101-2, Nasdaq’s staff had determined that (i) our securities will be delisted from Nasdaq, (ii) trading of our SPAC Class A Ordinary Shares, Public Warrants, and SPAC Units would be suspended at the opening of business on December 17, 2024 and (iii) a Form 25-NSE will be filed with the SEC, which will remove our securities from listing and registration on Nasdaq. Under Rule IM-5101-2, a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement. Since we failed to complete our initial business combination by December 6, 2024, Nasdaq’s staff concluded that the we did not comply with Rule IM-5101-2 and that our securities are now subject to delisting.

As a result, trading in our securities on Nasdaq was effectively suspended with the open of the market on December 17, 2024, and our securities are currently eligible to trade only on the over-the-counter markets system.

On March 21, 2025, Nasdaq filed a Form 25-NSE in respect of APx’s Class A ordinary shares with the SEC, and the delisting of APx’s Class A ordinary shares became effective on March 31, 2025. On May 8, 2025, Nasdaq filed a Form 25-NSE in respect of APx’s units and warrants with the SEC, and the delisting of APx’s units and warrants will become effective on May 18, 2025. Following the delisting on Nasdaq, APx’s Class A ordinary shares are quoted on the Pink Open Market of the OTC under the symbol “APXIF”. We will remain a reporting entity under the Securities Exchange Act of 1934, as amended, with respect to continued disclosure of financial and operational information.

Despite the delisting of our securities from Nasdaq, we intend to proceed with our efforts to consummate our initial Business Combination. However, Nasdaq approval of OmnigenicsAI’s initial listing application with respect to the Business Combination is a condition to such Business Combination, and there can be no guarantee that Nasdaq will approve such initial listing application, which may delay, or ultimately prevent the consummation of the proposed Business Combination.

There can be no assurance that we will be able to satisfy Nasdaq’s initial listing requirements, or regain compliance with Nasdaq’s continued listing requirements, in a timely manner, or at all, and such delisting may delay, or ultimately prevent, the consummation of the Business Combination.

In order to close the Business Combination, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are generally more rigorous than Nasdaq’s continued listing requirements. We believe that we will be able to evidence compliance with Nasdaq’s initial listing requirements (and therefore also necessarily regain compliance with respect to all applicable continued listing requirements) upon the consummation of the

Business Combination, with such compliance being a condition to the consummation of the Business Combination. However, there can be no guarantee that we will be able to satisfy such initial listing requirements or continued listing requirements in a timely manner, or at all.

Following the delisting of our securities from Nasdaq, we could become subject to the “penny stock” rules, the ability of our investors to sell our securities will likely be adversely impacted, and we may be unable to consummate the Business Combination in a timely manner, or at all, and would therefore be forced to liquidate. If we are forced to liquidate, our investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of our securities following such a transaction, and any Public Warrants held by our investors would expire worthless.

Following the delisting of our securities from Nasdaq, our ordinary shares could become subject to the regulations of the SEC relating to the market for penny stocks. Penny stocks are securities with a price of less than $5.00 per share unless (i) the securities are traded on a “recognized” national exchange or (ii) the issuer has “Net Tangible Assets” in excess of $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of at least $6,000,000 for the last three years.

The procedures applicable to penny stocks require a broker-dealer to (i) obtain from the investor information concerning his financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. The regulations applicable to penny stocks may severely affect the market liquidity for our ordinary shares and could limit the ability of shareholders to sell our ordinary shares in the secondary market.

Following the delisting by Nasdaq, if we are not able to relist our securities on Nasdaq following the Closing of the Business Combination or on another national securities exchange, such securities may continue to be quoted on an over-the-counter market. However, if this were to occur, our investors would likely face significant and material adverse consequences with respect to their investment in us, including, but not limited:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        as discussed above, a determination that our ordinary shares are “penny stock”, which will require brokers trading in such ordinary shares to adhere to more stringent rules and which likely would serve as an additional factor that may reduce the trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage with respect to our securities; and

•        a decreased ability to issue additional securities or obtain additional financing in the future, which may adversely impact our efforts to consummate a Business Combination and otherwise continue its operations.

As a result, an investor would likely find it more difficult to trade, or to obtain accurate price quotations for, our securities following our delisting from Nasdaq. Delisting would likely also reduce the visibility, liquidity and value of our securities, including as a result of reduced institutional investor interest in us, and may increase the volatility of our securities. Delisting could also cause a loss of confidence of potential business combination partners, which could further harm our ability to consummate a business combination. Additionally, following our delisting from Nasdaq, because we will no longer be required to comply with Nasdaq’s continued listing standards, our investors will not enjoy the protections afforded to investors by listed companies’ compliance with such standards.

An additional potential negative consequence of delisting from the Nasdaq is that such delisting would likely lead to our securities losing their status as “covered securities.” The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” While we currently satisfy the net tangible asset test exempting our securities as “covered securities”, there can be no assurance that we will satisfy such requirement in the future. Additionally, while we expect the Company Shares and Company Warrants to be listed on Nasdaq, and therefore considered covered securities under such statute, there can be no assurance that the Company’s application to list the Company Shares and Company Warrants will be accepted, or that the Company will be able to maintain the listing of the Company Shares or Company Warrants. Although states are preempted from regulating the sale of our securities, this federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their respective states. If the Company Shares and Company Warrants are no longer listed on a national securities exchange, such securities would not be covered securities and the Company therefore may become subject to such additional regulation in each state resulting from the loss of “covered securities” status, including in connection with a business combination.

A further negative consequence of our delisting from Nasdaq will result from the fact that the closing of the Business Combination is conditioned on the listing of the post-combination company on Nasdaq. Although we believe that, after our securities are delisted from Nasdaq, we may still potentially be able to meet Nasdaq’s initial listing requirements via the consummation of the Business Combination, there can be no guarantee that Nasdaq will approve such initial listing application, which may delay, or ultimately prevent the consummation of the proposed Business Combination.

If we are unable to consummate the Business Combination or any other business combination and are forced to liquidate, our investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of our securities following such a transaction, and any Public Warrants held by our investors would expire worthless.

The Initial Shareholders have agreed to vote in favor of the Business Combination, regardless of how the Public Shareholders vote.

The Initial Shareholders own 89.2% of APx’s issued and outstanding ordinary shares. The Initial Shareholders also may from time to time purchase Public Shares prior to the consummation of the Business Combination. The approval of the Business Combination Proposal requires an ordinary resolution under the Existing Governing Documents, being the affirmative vote of the holders of a simple majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. The approval of the Cayman Merger Proposal requires a special resolution under APx’s Existing Governing Documents, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. The Business Combination Proposal and the Cayman Merger Proposal are each conditioned upon each other. Pursuant to the IPO Letter Agreement, the Initial Shareholders have agreed to vote in favor of the adoption and approval of the Business Combination. As a result:

•        the agreement by our Initial Shareholders to vote in favor of the Business Combination Proposal will increase the likelihood that we will receive the requisite shareholder approval for the Business Combination Proposal. If all Founders Shares are voted in favor of the Business Combination Proposal, none of the 520,056 Public Shares outstanding need to be voted in favor of the Business Combination Proposal (assuming all outstanding shares are voted) in order to have the Business Combination Proposal approved, assuming all shares are voted; and

•        the agreement by our Initial Shareholders and our officers and directors to vote in favor of the Cayman Merger Proposal will increase the likelihood that we will receive the requisite shareholder approval for the Cayman Merger Proposal. If all Founders Shares are voted in favor of the Cayman Merger Proposal and Charter Amendment Proposal, none of the 520,056 Public Shares outstanding need to be voted in favor of the Cayman Merger Proposal (assuming all outstanding shares are voted) in order to have the Cayman Merger Proposal approved, assuming all shares are voted.

Accordingly, the agreement by the Initial Shareholders to vote in favor of the Business Combination increases the likelihood that APx will receive the requisite shareholder approval for the Business Combination.

If the conditions to the Business Combination Agreement are not met, the Business Combination may not be completed.

Even if the Business Combination Agreement is approved by APx’s shareholders, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “The Business Combination Agreement — Conditions to Closing” of this proxy statement/prospectus. The parties to the Business Combination Agreement may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not be completed, or will be delayed pending later satisfaction or waiver, and such delay may cause the parties to the Business Combination Agreement and their respective shareholders to each lose some or all of the intended benefits of the Business Combination.

APx may not be able to complete the Business Combination by the Extended Date, in which case APx would cease all operations except for the purpose of winding up and APx would redeem its Public Shares and liquidate.

APx may not be able to complete the Business Combination by the date provided by the Existing Governing Documents. APx’s ability to complete the Business Combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. If APx has not completed the Business Combination or another initial business combination within such time period, APx will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of APx’s remaining shareholders and the APx Board, liquidate and dissolve, subject in each case, to APx’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders may elect to purchase Public Shares or Public Warrants from Public Shareholders, which may reduce the public “float” of the Public Shares and Public Warrants.

The Initial Shareholders may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of Public Shares or Public Warrants the Initial Shareholders may purchase in such transactions, subject to compliance with applicable law and the Nasdaq rules. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. Such purchases may include a contractual acknowledgment that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights.

In the event that the Initial Shareholders and their affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling Public Shareholders would be required to revoke their prior elections to redeem their Public Shares. The purpose of any such purchases of shares could be to increase the amount of cash at the closing of the Business Combination. The purpose of any such purchases of Public Warrants could be to reduce the number of Public Warrants outstanding or to vote such Public Warrant on any matters submitted to the warrant holders for approval in connection with APx’s initial business combination. Any such purchases of APx’s securities may result in the completion of an initial business combination that may not otherwise have been possible. APx expects any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of the Public Shares or Public Warrants and the number of beneficial holders of APx’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of APx’s securities on a national securities exchange.

If a Public Shareholder fails to receive notice of APx’s offer to redeem Public Shares in connection with the Business Combination, such Public Shares may not be redeemed.

APx will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite APx’s compliance with these rules, if a Public Shareholder fails to receive this proxy statement/prospectus, such Public Shareholder may not become aware of the opportunity to redeem their Public Shares. In addition, this proxy statement/prospectus will be furnished to holders of the Public Shares in connection with the Business Combination and describes the various procedures that must be complied with in order to validly submit Public Shares for redemption. For example, APx intends to require the Public Shareholders seeking to exercise their Redemption Rights, whether they are record holders or hold their shares in “street name,” to, at the holder’s option, either deliver their share certificates to the Transfer Agent, or to deliver their Public Shares to the Transfer Agent electronically prior to the date set forth in this proxy statement/prospectus. Public Shareholders seeking redemption of their Public Shares are required to submit a written request for redemption to the Transfer Agent two business days prior to the scheduled vote in which the name of the beneficial owner of such Public Shares is included. In the event that a Public Shareholder fails to comply with these, or any other procedures disclosed in this proxy statement/prospectus, their Public Shares may not be redeemed.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

The Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) APx’s completion of its initial business combination, and then only in connection with those ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance or timing of our obligation to redeem 100% of the Public Shares if APx does not complete its initial business combination by the Extended Date, or with respect to any other material provisions relating to shareholders’ rights or pre-business combination activity, and the redemption of the Public Shares if APx is unable to complete its initial business combination by the Extended Date, subject to applicable law and as further described herein. In addition, if APx’s plan to redeem its Public Shares if APx is unable to complete its initial business combination by the Extended Date, for any reason, compliance with Cayman Islands law may require that APx submits a plan of dissolution to APx’s then-existing shareholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, the Public Shareholders may be forced to wait beyond the Extension before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Holders of Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the Public Warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

If you or a “group” of Public Shareholders are deemed to hold in excess of 15% of the Public Shares, you will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

The Existing Governing Documents provide that a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Public Shares sold in the IPO without APx’s prior consent (the “Excess Shares”). However, APx would not be restricting the Public Shareholders’ ability to vote all of the Public Shares (including the Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over APx’s ability to complete the Business Combination and you could suffer a material loss on your investment in APx if you sell the Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if APx completes the Business Combination. And as a result, you will continue to hold that number of Public Shares exceeding 15% and, in order to dispose of such Public Shares, would be required to sell your Public Shares in open market transactions, potentially at a loss.

If the funds not being held in the Trust Account are insufficient to allow APx to operate until the Extended Date, it could limit the amount available to complete the Business Combination, and APx will depend on loans from the Sponsor to complete the Business Combination.

The funds available to APx outside of the Trust Account may not be sufficient to allow APx to operate until the Extended Date. On September 8, 2023, APx issued the Working Capital Promissory Note. On February 9, 2024, APx issued the Amended and Restated Note, amending and restating the Working Capital Promissory Note to increase the maximum principal amount from $500,000 to $2,000,000 and to provide that, in addition to funding working capital needs, amounts under the Amended and Restated Note may be used for the purposes of making one or more payments to Continental Stock Transfer & Trust Company, a New York limited liability trust company, as Extension Payments (as defined in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 29, 2023, as amended). The Amended and Restated Note bears no interest and is repayable in full upon the earlier of the date on which the Company consummates its initial business combination or the date of the Company’s liquidation. If APx completes a business combination, APx will repay the Amended and Restated Note and any other Working Capital Loans out of the proceeds of the Trust Account released to the post-closing company, funds held outside of the Trust Account, or from any available cash on the post-closing company’s balance sheet. In the event that a business combination does not close, APx may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay such amounts as the Amended and Restated Note contains an express waiver against any and all rights to seek access to funds in the Trust Account. If APx were to liquidate, it may be unable to repay and or all amounts due under the Working Capital Promissory Loans and the Sponsor may be required to forgive any such outstanding balance thereunder. As of March 31, 2025, there was $1,743,499 outstanding under the Amended and Restated Note.

If APx is required to seek additional capital, APx would need to borrow funds from the Initial Shareholders or other third parties to operate or may be forced to liquidate. Neither the Initial Shareholders nor any of their affiliates is under any obligation to advance funds to APx in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to APx upon completion of APx’s initial business combination.

Prior to the completion of the Business Combination, APx does not expect to seek loans from parties other than the Sponsor as APx does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. If APx is unable to complete the Business Combination because it does not have sufficient funds available, APx will be forced to cease operations and liquidate the Trust Account. Consequently, the Public Shareholders may only receive an estimated $11.99 per share, following the December 2024 EGM, on APx’s redemption of its Public Shares, and the APx Warrants will expire worthless.

During the pendency of the Business Combination, APx will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Covenants in the Business Combination Agreement impede the ability of APx to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, APx may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, neither APx nor the Company may, directly or indirectly, solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide information to, any third party (other than the Company and its respective representatives), even though any such alternative acquisition could be more favorable to APx Shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

If third parties bring claims against APx, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by Public Shareholders may be less than their pro-rata entitlement of the proceeds held in the Trust Account.

APx’s placing of funds in the Trust Account may not protect those funds from third-party claims against APx. Although APx will seek to have all vendors, service providers (except for our independent registered public accounting firm), prospective target businesses and other entities with which APx does business execute agreements with APx waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against APx’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, APx’s management will consider whether competitive alternatives are reasonably available to APx and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of APx under the circumstances. The underwriters of the IPO as well as APx’s registered independent public accounting firm will not execute agreements with APx waiving such claims to the monies held in the Trust Account.

Examples of possible instances where APx may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with APx and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if APx is unable to complete the Business Combination within the prescribed timeframe, or upon the exercise of a Redemption Right in connection with the Business Combination, APx will be required to provide for payment of claims of creditors that were not waived that may be brought against APx. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the proceeds held in the Trust Account, due to claims of such creditors. Pursuant to the IPO Letter Agreement, the Initial Shareholders have agreed that they will be liable to APx if and to the extent any claims by a third party for services rendered or products sold to APx, confidentiality or other similar agreement or the Business Combination Agreement, reduce the amount of funds in the Trust Account to below the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, APx has not asked the Initial Shareholders to reserve for such indemnification obligations, nor has APx independently verified whether the Initial Shareholders have sufficient funds to satisfy their indemnity obligations and APx believes that the Sponsor’s only assets are securities of APx. Therefore, APx cannot assure you that the Initial Shareholders would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced. In such event, APx may not be able to complete the Business Combination, and you would receive a lesser amount per share in connection with any redemption of your Public Shares than your pro-rata entitlement of the proceeds held in the Trust Account.

If, after APx distributes the proceeds in the Trust Account to the Public Shareholders, APx files a bankruptcy or winding-up petition or an involuntary bankruptcy petition is filed against APx that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the APx Board may be viewed as having breached their fiduciary duties to APx’s creditors, thereby exposing the members of the APx Board and APx to claims of punitive damages.

If, after APx distributes the proceeds in the Trust Account to the Public Shareholders, APx files a bankruptcy or winding-up petition or an involuntary bankruptcy petition is filed against APx that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by the APx Shareholders. In addition, the APx Board may be viewed as having breached its fiduciary duty to APx’s creditors and/or having acted in bad faith, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and APx to claims of punitive damages.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, APx files a bankruptcy or winding-up petition or an involuntary bankruptcy petition is filed against APx that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of the Public Shareholders and the per-share amount that would otherwise be received by APx Shareholders in connection with APx’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, APx files a bankruptcy or winding-up petition or an involuntary bankruptcy petition is filed against APx that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in APx’s bankruptcy estate and subject to the claims of third parties with priority over the claims of APx Shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by APx Shareholders in connection with APx’s liquidation may be reduced.

If APx is deemed to be an investment company under the Investment Company Act, APx may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for APx to complete its initial business combination or force APx to abandon its efforts to complete an initial business combination, including the Business Combination.

If APx is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

•        restrictions on the nature of its investments; and

•        restrictions on the issuance of securities, each of which may make it difficult for APx to complete the Business Combination. In addition, APx may have imposed upon itself burdensome requirements, including:

•        registration as an investment company;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless it can qualify for an exclusion, a company must ensure that it is engaged primarily in a business other than investing, reinvesting or trading of securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. The SEC recently provided guidance that the determination of whether a special purpose acquisition company, like APx, is an “investment company” under the Investment Company Act is a facts and circumstances determination requiring individualized analysis and depends on a variety of factors, including a SPAC’s duration, asset composition, business purpose and activities, and “is a question of facts and circumstances” requiring individualized analysis. When applying these factors to itself, APx does not believe that its principal activities will subject itself to the Investment Company Act. To this end, APx was formed for the purpose of completing an initial business combination with one or more businesses. Since its inception, APx’s business has been and will continue to be focused on identifying and completing an initial business combination, and thereafter, operating the post-transaction business or assets for the long term. Further, APx does not plan to buy businesses or assets with a view to resale or profit from their resale and APx does not plan to buy unrelated businesses or assets or to be a passive investor. In addition, the proceeds held in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. While, to mitigate the potential risk that APx might be deemed to be an investment company for purposes of the Investment Company Act, APx may instruct the trustee to liquidate such investments and move the proceeds to an interest-bearing demand deposit account, APx has not yet done so.

Pursuant to the Investment Management Trust Agreement, the trustee is not permitted to invest in other securities or assets than those described above. By restricting the investment of the proceeds in this manner, and by focusing our directors’ and officers’ time toward, and operating its business for the purpose of, acquiring and growing businesses for the long term (rather than buying and selling businesses in the manner of a merchant bank or private equity fund or investing in assets for the purpose of achieving investment returns on such assets), APx intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Additionally, investing in APx’s securities is not intended for persons who are seeking a return on investments in government securities or investment securities. Instead, the Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of APx’s initial business combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of its obligation to allow redemption in connection ‘with APx’s initial business combination or to redeem 100% of the Public Shares if APx does not complete its initial business combination by the Extended Date or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination within the completion window, APx’s return of the funds held in the Trust Account to the Public Shareholders as part of its redemption of the Public Shares. Notwithstanding the foregoing, since APx has not invested the proceeds in an interest-bearing demand deposit account and such amounts remain in securities, it may be deemed to be subject to the Investment Company Act. Even if such funds are subsequently invested in an interest-bearing demand deposit account, since the funds held in the Trust Account were invested in U.S. government treasury obligations or money market funds beyond the 24th month after the effective date of the registration statement for the IPO, there is a risk that APx could be deemed to have been operating as an unregistered investment company under the Investment Company Act notwithstanding such mitigation efforts.

If APx was deemed to be an investment company for purposes of the Investment Company Act, APx would need to register as such under the Investment Company Act and compliance with these additional regulatory burdens would require additional expenses for which it has not allotted funds and may hinder APx’s ability to complete a business combination. APx may also be forced to abandon its efforts to complete an initial business combination, including the Business Combination, and instead be required to liquidate the Trust Account. In which case, its investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of our securities following such a transaction, and the APx Warrants would expire worthless. For illustrative purposes, in connection with the liquidation of the Trust Account, the Public Shareholders may receive only approximately $12.14 per Public Share, which is based on estimates as of March 31, 2025, or less in certain circumstances, and the APx Warrants would expire worthless. Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect APx’s business, including its ability to negotiate and complete an initial business combination, and results of operations, including the Business Combination. APx is subject to rules and regulations by various national, regional and local governing bodies, including, for example, the SEC, and to new and evolving regulatory measures under applicable law. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly and APx’s efforts to comply with such new and evolving laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention. In addition, these changes could have a material adverse effect on APx’s business, investments and results of operations. Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. For example, on January 24, 2024, the SEC issued final rules and guidance relating to special purpose acquisition companies, like APx, regarding, among other things, disclosure in SEC filings in connection with initial business combination transactions; the financial statement requirements applicable to transactions involving shell companies; the use of projections in SEC filings in connection with proposed business combination transaction; and the potential liability of certain participants in proposed business combination transactions. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to APx’s disclosure and governance practices. A failure to comply with applicable laws or regulations and any subsequent changes, as interpreted and applied, could have a material adverse effect on APx’s business, including its ability to negotiate and complete its initial business combination, including the Business Combination, and results of operations.

APx’s shareholders may be held liable for claims by third parties against APx to the extent of distributions received by them upon redemption of their shares.

If APx is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, APx was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by APx’s shareholders. Furthermore, the APx Board may be viewed as having breached their fiduciary duties to APx or APx’s creditors and/or having acted in bad faith, thereby exposing themselves and APx to claims, by paying the Public Shareholders from the Trust Account prior to addressing the claims of creditors. APx cannot assure you that claims will not be brought against APx for these reasons. APx and its affiliates who knowingly and willfully authorized or permitted any distribution to be paid out of the APx share premium account while APx was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of $18,292.68 and to imprisonment for five years in the Cayman Islands.

APx did not obtain a fairness opinion in connection with the Business Combination, and consequently, you do not have assurance from an independent source that the consideration APx is paying for the Company is fair to APx from a financial point of view.

APx is not required to and did not obtain a fairness opinion in connection with the Business Combination. APx Shareholders are therefore relying on the judgment of the APx Board and you will not have assurance from an independent source that the consideration APx is paying for the Company is fair to APx from a financial point of view.

APx may issue notes or other debt securities, or otherwise incur substantial debt, to complete the Business Combination, which may adversely affect APx’s leverage and financial condition and thus negatively impact the value of APx Shareholders’ investment in APx and subsequently in the Company.

Although APx has no commitments as of the date of this proxy statement/prospectus to issue any notes or other debt securities, or to otherwise incur outstanding debt, APx may choose to incur substantial debt to complete the Business Combination. APx and its officers have agreed that APx will not incur any indebtedness unless APx has obtained from the lender a waiver of any right, title, interest or claim of any kind in or to the monies held in the Trust Account. As such, no issuance of debt will affect the per share amount available for redemption from the Trust Account. Nevertheless, the incurrence of debt could have a variety of negative effects, including:

•        default and foreclosure on the Company’s assets if the Company’s operating revenues after the Business Combination are insufficient to repay such debt obligations;

•        acceleration of APx’s obligations to repay the indebtedness even if APx makes all principal and interest payments when due if APx breaches certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        APx’s immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•        the Company’s inability to obtain necessary additional financing if APx’s debt contains covenants restricting the Company’s ability to obtain such financing while the debt is outstanding;

•        the Company’s inability to pay dividends on the Company Shares;

•        using a substantial portion of APx’s cash flow to pay principal and interest on APx’s debt, which will reduce the funds available for dividends on APx’s ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on the Company’s flexibility in planning for and reacting to changes in its business and in the industry in which it operates;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on the Company’s ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of the Company’s strategy and other purposes and other disadvantages compared to the Company’s competitors who have less debt.

APx does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for APx to complete the Business Combination with which a substantial majority of its shareholders do not agree.

The Existing Governing Documents do not provide a specified maximum redemption threshold. As a result, APx may be able to complete the Business Combination even though a substantial majority of the Public Shareholders do not agree with the Business Combination and have redeemed their Public Shares.

APx and the Company will incur significant transaction and transition costs in connection with the Business Combination.

APx and the Company expect to incur significant, non-recurring costs in connection with consummating the Business Combination. Most of these costs are payable regardless of whether the Business Combination is completed. Transaction expenses as a result of the Business Combination are currently estimated at approximately $9.66 million in the aggregate, which is comprised of fees associated with legal, audit, printing and mailing of the proxy statement/prospectus, investor relations, insurance, and other operating costs related to the Business Combination. If APx does not consummate the Business Combination, it will be required to pay its own fees and expenses, and APx likely will not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent business combination transaction.

If APx is unable to complete the Business Combination, the Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to Public Shareholders, and the Public Warrants will expire worthless.

If APx does not complete the Business Combination for any number of reasons, including those beyond APx’s control, the costs incurred up to that point for the Business Combination likely would not be recoverable. Any such event will result in a loss to APx of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If APx is unable to complete the Business Combination, the Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to the Public Shareholders, and the Public Warrants will expire worthless.

APx may not have sufficient funds to satisfy indemnification claims of the Initial Shareholders.

APx has agreed to indemnify the Initial Shareholders to the fullest extent permitted by law. However, the Initial Shareholders have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by APx only if (i) APx has sufficient funds outside of the Trust Account or (ii) APx consummates the Business Combination. APx’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against the Initial Shareholders for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against the Initial Shareholders, even though such an action, if successful, might otherwise benefit APx and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent APx pays the costs of settlement and damage awards against the Initial Shareholders pursuant to these indemnification provisions.

APx’s Initial Shareholders, executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

In considering the recommendation of the APx Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors and officers and the Company’s current shareholders have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the Initial Shareholders will lose their entire investment in APx if APx does not complete an initial business combination by the Extended Date;

•        the beneficial ownership of the Initial Shareholders of an aggregate of 4,312,500 SPAC Class A Ordinary Shares, comprised of 3,342,188 SPAC Class A Ordinary Shares held by the Sponsor (which shares were purchased in connection with the Sponsor Alliance) and 970,312 SPAC Class A Ordinary Shares held by the Initial Sponsor which were purchased in connection with the IPO and which were retained in connection with the Sponsor Alliance). Such shares have an aggregate market value of approximately $            million based on the closing price of the Public Shares of $            on the Record Date;

•        in connection with the IPO, the Initial Sponsor paid $25,000 for 4,312,500 Founder Shares, approximately $0.006 per share, 3,342,188 of which were subsequently transferred to the Sponsor in connection with the Sponsor Alliance. The market value of the 970,312 shares retained by the Initial Sponsor as of the Record Date was approximately $            based on the closing price of the Public Shares of $            on the Record Date, and the value of such shares is expected to be greater than $25,000 at the time of the Business Combination. If the Closing occurs, such shares shall be converted into Company Shares and retained by APX Capital. If APx does not complete an initial business combination, such shares will expire worthless;

•        in connection with the Sponsor Alliance, the Sponsor paid $50,001 (comprised of $1 in cash to APx Capital, and a commitment of $50,000 to fund APx’s Exchange Act reporting obligations), approximately $0.015 per share, to purchase 3,342,188 Founder Shares. The market value of the 3,342,188 shares held by the Sponsor as of the Record Date was approximately $            based on the closing price of the Public Shares of $            on the Record Date, and the value of such shares is expected to be greater than $50,001 at the time of the Business Combination. If the Closing occurs, such shares shall be converted into Company Shares and retained by the Sponsor. If APx does not complete an initial business combination, such shares will expire worthless;

•        pursuant to the terms of the Business Combination Agreement, the reasonable and documented out-of-pocket fees and expenses payable by APx as a result of, in relation to or in connection with APX’s negotiation, documentation and consummation of the Business Combination are expected to be settled by the Company at the Closing, subject to a cap of $5,880,759. If the Closing does not occur, APx will be unable to use the proceeds of the Business Combination to settle such expenses;

•        pursuant to the terms of the Business Combination Agreement, the reasonable and documented out-of-pocket fees and expenses payable by the Company as a result of, in relation to or in connection with the Company’s negotiation, documentation and consummation of the Business Combination are expected to be settled by the Company at the Closing. If the Closing does not occur, the Company will be unable to use the proceeds of the Business Combination to settle such expenses;

•        pursuant to the IPO Letter Agreement, our Initial Shareholders agreed to waive their Redemption Rights with respect to any APx ordinary shares held by them in connection with the completion of the Business Combination. The Sponsor additionally agreed to waive its Redemption Rights pursuant to the Support Agreement. The Initial Shareholders did not receive any consideration in exchange for such waiver of Redemption Rights. Due to such waiver, the value of the Initial Shareholders’ investments in APx is dependent on the consummation of an initial business combination. In the event that APx does not complete an initial business combination by the Extended Date, the 3,342,188 SPAC Class A Ordinary Shares held by the Sponsor (which shares were purchased in connection with the Sponsor Alliance), which have an approximate aggregate market value of $            as of the Record Date, and the 970,312 SPAC Class A Ordinary Shares held by the Initial Sponsor (which were purchased in connection with the IPO and which were retained in connection with the Sponsor Alliance), which have an approximate aggregate market value of $            as of the Record Date, will expire worthless. As a result, the Initial Shareholders have an aggregate of up to $            at risk as of the Record Date that depends on the completion of an initial business combination on or prior to the Extended Date. In contrast, Public Shareholders would receive approximately $            per share if the Trust Account is liquidated, calculated as of the Record Date;

•        the Sponsor has made Working Capital Loans to APx that may be repaid upon completion of the Business Combination, without interest, or at the lender’s discretion, converted upon completion of the Business Combination into up to 1,500,000 warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. On September 8, 2023, APx issued the Working Capital Promissory Note. On February 9, 2024, APx issued the Amended and Restated Note, amending and restating the Working Capital Promissory Note to increase the maximum principal amount from $500,000 to $2,000,000 and to provide that, in addition to funding working capital needs, amounts under the Amended and Restated Note may be used for the purposes of making one or more payments to Continental Stock Transfer & Trust Company, a New York limited liability trust company, as Extension Payments (as defined in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 29, 2023, as amended). As of

March 31, 2025, $1,743,499 has been drawn under the Amended and Restated Promissory Note. If APx does not complete an initial business combination, it is unlikely that Sponsor will recover funds drawn by APx under the Amended and Restated Note;

•        on August 17, 2023, Mr. Bransfield, as borrower, entered into the Sponsor Loan Agreement. Mr. Bransfield, as borrower, also entered into a pledge and security agreement, with Bioceres Group PLC, as the lender, and UG Holdings LLC, as the pledgor, pursuant to which, in order to secure his obligations under the Sponsor Loan Agreement, he pledged 100,000 ordinary shares of Moolec Science SA as security. The Sponsor Loan Agreement was amended on September 6, 2023 to increase the credit line from $250,000 to $275,000; on October 12, 2023 to increase the credit line to $400,000; on November 9, 2023 to increase the credit line to $1,000,000; and on March 25, 2024 to increase the credit line to $2,000,000. On March 25, 2024, the parties entered into a fourth amendment to the Sponsor Loan Agreement, pursuant to which certain commercial conditions were amended, including the placement of a legend on 700,000 SPAC Ordinary Shares owned by the Sponsor and changes to the maturity date. The Sponsor Loan Agreement accrues interest at 11% per annum and matures either on the first, second or third anniversary of the closing of the Business Combination, according to certain thresholds related to the volume weighted average price of Company Shares on such dates. On November 9, 2023, the rights and obligations of Mr. Bransfield under the Sponsor Loan Agreement were transferred to the Sponsor and the Sponsor assumed such rights and obligations. The Sponsor Loan accrues interest at 11% per annum and matures on February 17, 2025. As of March 31, 2025, $2,000,000 has been drawn under the Sponsor Loan Agreement, of which $1,743,499 has been lent onward from the Sponsor to APx under the Amended and Restated Note. If APx does not complete an initial business combination, it is unlikely that Sponsor will recover funds drawn by APx under the Amended and Restated Note and, as a result, such funds will not be available to repay amounts drawn under the Sponsor Loan Agreement;

•        the Sponsor is expected to hold an aggregate of approximately 9.5%, and the Initial Sponsor is expected to hold an aggregate of approximately 2.8%, of the outstanding Company Shares upon the consummation of the Business Combination, assuming no redemptions by Public Shareholders;

•        although there are no such unreimbursed out-of-pocket expenses as of June 30, 2024, unless a business combination is consummated, members of the APx Board will not receive reimbursement for any out-of-pocket expenses incurred by them on APx’s behalf incident to identifying, investigating, negotiating and completing a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account;

•        the continuation of Kyle Bransfield, the chairman of the APx Board, as a director of the Company, and his appointment as chief financial officer of the Company, following the Closing;

•        the continued indemnification of APx’s current and former officers and directors and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        APx’s Existing Governing Documents provide that APx renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of APx and such opportunity is one APx is legally and contractually permitted to undertake and would otherwise be reasonable for APx to pursue, and to the extent the director or officer is permitted to refer that opportunity to APx without violating another legal obligation. Notwithstanding such provision, APx believes that such provision did not impact APx’s search for a business combination target;

•        the Initial Shareholders can earn a positive rate of return on their investment in APx, even if other shareholder of APx experience a negative rate of return in their investment in the Company; and

•        at the Closing, the Company, Parent, APx, the Initial Shareholders, certain equity and other interest-holders of Parent prior to the Closing will enter into the Registration Rights Agreement, under which the Company will agree to register for resale certain Company Shares, Company Warrants and other equity securities of Company that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights.

As a result of the foregoing interests, the Initial Shareholders will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to APx’s other securityholders.

You will not be permitted to exercise your APx Warrants unless APx registers and qualifies the underlying ordinary shares or certain exemptions are available.

If the issuance of SPAC Class A Ordinary Shares upon exercise of the APx Warrants is not registered, qualified or exempt from registration or qualification under the Securities Act and applicable state securities laws, holders of APx Warrants will not be entitled to exercise such APx Warrants and such APx Warrants may have no value and expire worthless.

In the IPO, APx registered the SPAC Class A Ordinary Shares issuable upon exercise of the APx Warrants because such warrants will become exercisable 30 days after APx’s initial business combination. However, because the APx Warrants will be exercisable until their expiration date of up to five years after the completion of APx’s initial business combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of APx’s initial business combination under the terms of the SPAC Warrant Agreement, APx has agreed that, as soon as practicable, but in no event later than 15 business days, after the closing of its initial business combination, APx will file with the SEC a post-effective amendment to the registration statement relating to the IPO or a new registration statement covering the registration under the Securities Act of the ordinary shares issuable upon exercise of the APx Warrants and thereafter will use its best efforts to cause the same to become effective within 60 business days following the consummation of its initial business combination and to maintain a current prospectus relating to ordinary shares issuable upon exercise of the APx Warrants until the expiration of the APx Warrants in accordance with the provisions of the SPAC Warrant Agreement. APx cannot assure you that it will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order.

If the ordinary shares issuable upon exercise of the APx Warrants are not registered under the Securities Act, under the terms of the SPAC Warrant Agreement, holders of APx Warrants who seek to exercise their APx Warrants will not be permitted to do so for cash and, instead, will be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption.

In no event will APx Warrants be exercisable for cash or on a cashless basis, and APx will not be obligated to issue any shares to holders seeking to exercise their APx Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration or qualification is available.

If the ordinary shares are at the time of any exercise of an APx Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act, APx may, at its option, not permit holders of APx Warrants who seek to exercise their APx Warrants to do so for cash and, instead, require them to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act; in the event we so elect, APx will not be required to file or maintain in effect a registration statement or register or qualify the shares underlying the APx Warrants under applicable state securities laws, and in the event APx does not so elect, APx will use its best efforts to register or qualify the shares underlying the APx Warrants under applicable state securities laws to the extent an exemption is not available.

In no event will APx be required to net cash settle any APx Warrant, or issue securities (other than upon a cashless exercise as described above) or other compensation in exchange for the APx Warrants in the event that APx is unable to register or qualify the shares underlying the APx Warrants under the Securities Act or applicable state securities laws.

You may only be able to exercise your Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares from such exercise than if you were to exercise such Public Warrants for cash.

The SPAC Warrant Agreement provides that in the following circumstances holders of APx Warrants who seek to exercise their APx Warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the ordinary shares issuable upon exercise of the APx Warrants are not registered under the Securities Act in accordance with the terms of the SPAC Warrant Agreement; (ii) if APx has so elected and the ordinary shares are at the time of any exercise of an APx Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if APx has so elected and APx will call the Public Warrants for redemption. If you exercise your Public Warrants on a cashless basis, you would pay the APx Warrant exercise price by surrendering the APx Warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of the ordinary shares underlying the APx Warrants, multiplied by the excess of the “fair market value” of the ordinary shares (as defined in the next sentence) over the exercise price of the APx Warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of APx Warrants, as applicable. As a result, you would receive fewer shares from such exercise than if you were to exercise such APx Warrants for cash.

APx may issue additional ordinary shares or preference shares to complete the Business Combination.

The Existing Governing Documents authorize the issuance of up to 200,000,000 SPAC Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 SPAC Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share. As of the date of this proxy statement/prospectus, there are 195,167,444 authorized but unissued SPAC Class A Ordinary Shares available for issuance which amount does not take into account shares reserved for issuance upon exercise of outstanding APx Warrants. As of the date of this proxy statement/prospectus, there are no SPAC Class B ordinary shares and no preference shares issued and outstanding.

APx may issue a substantial number of additional ordinary shares or preference shares to complete the Business Combination or to raise additional capital. However, the Existing Governing Documents provide, among other things, that prior to the Business Combination, APx may not issue additional shares that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote as a class with the Public Shares on the Business Combination. These provisions of the Existing Governing Documents, like all provisions of the Existing Governing Documents, may be amended with a shareholder vote. The issuance of additional ordinary shares or preference shares:

•        may significantly dilute the equity interest of investors in the IPO;

•        may subordinate the rights of holders of ordinary shares if preference shares are issued with rights senior to those afforded to the ordinary shares;

•        could cause a change in control if a substantial number of ordinary shares or preference shares are issued; and

•        may adversely affect prevailing market prices for the SPAC Units, Public Shares and Public Warrants.

To the extent that APx enters into an agreement to issue a substantial amount of shares in connection with the Closing following the mailing of this proxy statement/prospectus, APx shall, no later than five days prior to the Special Meeting, file a Current Report on Form 8-K describing such agreement(s).

APx may amend the terms of the APx Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then outstanding Public Warrants. As a result, the exercise price of your Warrants could be increased, the exercise period could be shortened and the number of ordinary shares purchasable upon exercise of a Warrant could be decreased, all without your approval.

The APx Warrants are issued in registered form under the SPAC Warrant Agreement, which provides that the terms of the APx Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, APx may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding Public Warrants approve of such amendment. Although APx’s ability to amend the terms of the Public Warrants with the consent of at least 65% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the APx Warrants, convert the APx Warrants into cash or shares (at a ratio different than initially provided), shorten the exercise period or decrease the number of ordinary shares purchasable upon exercise of an APx Warrant.

APx may redeem your unexpired APx Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your APx Warrants worthless.

APx has the ability to redeem all of the outstanding APx Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per APx Warrant; provided that the closing price of the Public Shares equals or exceeds $18.00 per share (as adjusted for share subdivision, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of equity and equity-linked securities for capital raising purposes in connection with the closing of the Business Combination as described elsewhere in this proxy statement/prospectus) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption, provided that on the date, APx gives notice of redemption. APx will not redeem the APx Warrants unless an effective registration statement under the Securities Act covering the shares issuable upon exercise of the APx Warrants is effective and a current prospectus relating to those ordinary shares is available throughout the 30-day redemption period, except if the APx Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the APx Warrants become redeemable by APx, APx may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding APx Warrants could force you to (i) exercise your APx Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your APx Warrants at the then-current market price when you might otherwise wish to hold your APx Warrants or (iii) accept the nominal redemption price which, at the time the outstanding APx Warrants are called for redemption, is likely to be substantially less than the market value of your APx Warrants.

The holders of Public Warrants, regardless of whether they redeem Public Shares, would retain 8,625,000 Public Warrants, which will become Company Warrants, with a market value of approximately $            based on the closing price of $            per Public Warrant on the Record Date. Because the Public Warrants will remain outstanding and become Company Warrants regardless of the level of redemptions of Public Shares, as redemptions of Public Shares increase, the holders of Company Warrants who exercise such warrants will ultimately own a greater interest in the Company because there would be fewer Company Shares outstanding overall.

APx has no contractual obligation to notify warrant holders that the APx Warrants have become eligible for redemption and do not intend to so notify upon eligibility of the APx Warrants for redemption, unless and until APx elects to redeem such APx Warrants pursuant to the terms of the SPAC Warrant Agreement. Pursuant to the terms of the SPAC Warrant Agreement, if APx elects to redeem all of the redeemable APx Warrants as described above, APx will fix a date for the redemption (the “Redemption Date”) and will mail the notice of redemption by first class mail, postage prepaid, not less than 30 days prior to the Redemption Date to the registered holders of the APx Warrants to be redeemed at their last addresses as they appear on APx’s registration books; provided that holders will be able to exercise their APx Warrants prior to the Redemption Date and, at APx’s election, any such exercise may be required to be on a cashless basis. Any noticed mailed in the aforementioned manner shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

APx Warrants will become exercisable for Company Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to shareholders of APx.

If the Business Combination is completed, outstanding APx Warrants to purchase an aggregate of 17,575,000 Company Shares will become exercisable in accordance with the terms of the SPAC Warrant Agreement governing those securities. The APx Warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of the APx Warrants will be $11.50 per share. To the extent such APx Warrants are exercised, additional Company Shares will be issued, which will result in dilution to the holders of Company Shares and increase the number of Company Shares eligible for resale in the public market. The dilution, as a percentage of outstanding Company Shares, caused by the exercise of the APx Warrants will increase if a large number of our shareholders elect to redeem their Public Shares in connection with the Business Combination. Further, the redemption of Public Shares without any accompanying redemption of Public Warrants will increase the dilutive effect of the exercise of APx Warrants. Sales of substantial numbers of such Company Shares in the public market or the fact that such APx Warrants may be exercised could adversely affect the market price of Company Shares. However, there is no guarantee that the APx Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

Even if the Business Combination is consummated, APx Warrants may never be in the money, and they may expire worthless and the terms of the APx Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding APx Warrants approve of such amendment.

APx Warrants were issued in registered form under the SPAC Warrant Agreement. The SPAC Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of curing any ambiguity, including to confirm the provisions of the SPAC Warrant Agreement to the description of the terms of the APx Warrants and the SPAC Warrant Agreement set forth in APx’s IPO prospectus, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under the SPAC Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the holders. The SPAC Warrant Agreement, however, requires the approval by the holders of at least a majority of the then-outstanding APx Warrants to make any change that adversely affects the interests of the registered holders of APx Warrants. Accordingly, we may amend the terms of the APx Warrants in a manner adverse to a holder if holders of at least a majority of the then-outstanding APx Warrants approve of such amendment. Although our ability to amend the terms of the APx Warrants with the consent of at least a majority of the then-outstanding APx Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the APx Warrants, convert the APx Warrants into cash, shorten the exercise period or decrease the number of shares of Company Shares purchasable upon exercise of an APx Warrant.

The APx Warrants may have an adverse effect on the market price of the Public Shares and make it more difficult to effectuate the Business Combination.

APx issued Public Warrants to purchase 8,625,000 ordinary shares as part of the APx Units offered in the IPO, and, simultaneously with the closing of its initial public offering, APx issued in a private placement Private Placement Warrants to purchase an aggregate of 8,950,000 ordinary shares. In addition, if the Sponsor or an affiliate of the Sponsor or the Initial Shareholders make any working capital loans, such lender may convert those loans into up to an additional 1,500,000 Private Placement Warrants, at the price of $1.00 per Private Placement Warrant. To the extent APx issues ordinary shares to effectuate the Business Combination, the potential for the issuance of a substantial number of additional ordinary shares upon exercise of these APx Warrants could make APx a less attractive acquisition vehicle. Such APx Warrants, when exercised, will increase the number of issued and outstanding ordinary shares and reduce the value of the ordinary shares issued to complete the Business Combination.

The holders of Public Warrants, regardless of whether they redeem Public Shares, would retain the Public Warrants they own. Because the Public Warrants will remain outstanding and become Company Warrants regardless of the level of redemptions of Public Shares, as redemptions of Public Shares increase, the holders of Public Warrants who exercise such warrants will ultimately own a greater interest in the Company because there would be fewer Company Shares outstanding overall.

The holders of Public Warrants, regardless of whether they redeem Public Shares, would retain 8,625,000 Public Warrants, which will become Company Warrants, with a market value of approximately $            based on the closing price of $            per Public Warrant on the Record Date. Because the Public Warrants will remain outstanding and become Company Warrants regardless of the level of redemptions of Public Shares, as redemptions of Public Shares increase, the holders of Public Warrants who exercise such warrants will ultimately own a greater interest in the Company because there would be fewer Company Shares outstanding overall.

The SPAC Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of APx Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with APx.

The SPAC Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the SPAC Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) APx irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. APx will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the SPAC Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the APx Warrants shall be deemed to have notice of and to have consented to the forum provisions in the SPAC Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the SPAC Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of APx Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”) and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holders.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with APx, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the SPAC Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, APx may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect APx’s business, financial condition and results of operations and result in a diversion of the time and resources of the Initial Shareholders.

Because APx is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

APx is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon the Initial Shareholders, or enforce judgments obtained in the United States courts against our directors or officers.

APx’s corporate affairs are governed by the Existing Governing Documents, the Cayman Companies Act (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. APx will also be subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of the APx Board to APx under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of APx Shareholders and the fiduciary responsibilities of the APx Board under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

APx has been advised that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against APx predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, shareholders of APx may have more difficulty in protecting their interests in the face of actions taken by management, members of the APx Board or controlling shareholders than they would as shareholders of a United States company.

APx is a blank check company with no operating history and no revenues, and you have no basis on which to evaluate its ability to achieve its business objective.

APx is a blank check company incorporated under the laws of the Cayman Islands with no operating results. Because APx lacks an operating history, you have no basis upon which to evaluate APx’s ability to achieve its business objective of completing the Business Combination. If APx fails to complete the Business Combination, APx will never generate any operating revenues.

An investment in securities of APx may result in uncertain U.S. federal income tax consequences.

An investment in securities of APx may result in uncertain U.S. federal income tax consequences. For instance, because there are no authorities that directly address instruments similar to the SPAC Units, the allocation an investor makes with respect to the purchase price of a SPAC Unit between the Public Shares and the one-half of a Public Warrant included in each SPAC Unit could be challenged by the IRS or the courts. In addition, the U.S. federal income tax consequences of a cashless exercise of Public Warrants included in the SPAC Units issued in the IPO is unclear under current law. Finally, it is unclear whether the Redemption Rights with respect to Public Shares suspend the running of a U.S. Holder’s holding period for purposes of determining whether any gain or loss realized by such holder on the sale or exchange of Public Shares is long-term capital gain or loss and for determining whether any dividend APx would pay would be considered “qualified dividend income” for U.S. federal income tax purposes.

APx is an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if APx takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make APx’s securities less attractive to investors and may make it more difficult to compare APx’s performance with other public companies.

APx is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and APx may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in APx’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, APx Shareholders may not have access to certain information they may deem important. APx could be an emerging growth company for up to five years, although circumstances could cause APx to lose that status earlier, including if the market value of the SPAC Class A Ordinary Shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case APx would no longer be an emerging growth company as of the following December 31. APx cannot predict whether investors will find its securities less attractive because it will rely on these exemptions. If some investors find APx Securities less attractive as a result of APx’s reliance on these exemptions, the trading prices of APx Securities may be lower than they otherwise would be, there may be a less active trading market for APx Securities and the trading prices of APx Securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. APx has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, APx, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. Additionally, APx is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. APx will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the SPAC Class A Ordinary Shares held by non-affiliates equals or exceeds $250 million as of the prior June 30th, and (2) APx’s annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of the SPAC Class A Ordinary Shares held by non-affiliates equals to or exceeds $700 million as of the prior June 30th. To the extent APx takes advantage of such reduced disclosure obligations, it may also make comparison of APx’s financial statements with other public companies difficult or impossible.

APx has identified material weaknesses in its internal control over financial reporting. If APx is unable to remediate these material weaknesses or otherwise fail to maintain an effective system of internal controls, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect its business and the price of its ordinary shares.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, the Chief Executive Officer and Chief Financial Officer of APx carried out an evaluation of the effectiveness of the design and operation of APX’s disclosure controls and procedures as of March 31, 2025. Based upon their evaluation, APx’s Chief Executive Officer and Chief Financial Officer concluded that APx’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective, as of March 31, 2025, because of material weaknesses in its internal control over financial reporting related to errors in warrant liabilities, errors in proper accounting of related party gains, classification of temporary and permanent equity, classification error in statement of cash flows, and accuracy and completeness of accounts payable and accrued expenses, accrued interest receivable and redemption value of ordinary shares subject to redemption. The detection of errors did not trigger a financial restatement and had no impact on previously issued financial statements.

Furthermore, APx was unable to file its Quarterly Report on Form 10-Q for the period ended March 31, 2025 by the initial deadline of May 15, 2025, and did not file a Notification of Late Filing on Form 12b-25. Failure to file periodic and certain current reports with the SEC in a timely manner could subject APx to sanctions by the SEC and impact its operations, and the trading of its securities.

APx not expect that its disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that APx has detected all its control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

The Chief Executive Officer and Chief Financial Officer of APx performed additional post-closing review procedures including reviewing historical filings and consulting with subject matter experts related to the accounting for warrant liabilities. APx’s management has expended, and will continue to expend, a substantial amount of effort and resources for the remediation and improvement of it internal control over financial reporting.

While APx has processes to properly identify and evaluate the appropriate accounting technical pronouncements and other literature for all significant or unusual transactions, APx has expended, and will continue to expend, a substantial amount of effort and resources to improve these processes to ensure that the nuances of such transactions are effectively evaluated in the context of the increasingly complex accounting standards. The elements of APx’s remediation plan can only be accomplished over time, and APx can offer no assurance that these initiatives will ultimately have the intended effects.

In addition, as an emerging growth company, APx currently is not required to comply with Section 404 of the Sarbanes-Oxley Act. As a result, neither APx’s management nor an independent registered public accounting firm has performed an evaluation of APx’s internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act. APx cannot assure you that the measures it has taken to date, and actions it may take in the future, will be sufficient to remediate the control deficiencies that led to these material weaknesses in its internal control over financial reporting or that they will prevent or avoid potential future material weaknesses, as well as any other subsequent delayed filings.

Additionally, when evaluating internal controls over financial reporting in the future, APx may identify additional material weaknesses that it may not be able to remediate in advance to the applicable reporting deadlines imposed upon us once it is required to comply with the management assessment reporting requirements of Section 404 of the Sarbanes-Oxley Act. If APx identifies any additional material weaknesses in its internal control over financial reporting or it is unable to remediate the material weakness described above or comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or its independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of its internal control over financial reporting once it are no longer an emerging growth company, or APx is unable to conclude in its quarterly and annual reports that its disclosure controls and procedures are effective, investors may lose confidence in the accuracy and completeness of its financial reports and the market price of APx’s ordinary shares could be negatively affected, and it could become subject to investigations by the stock exchange on which its securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources. If APx fails to remediate any material weakness, its financial statements could be inaccurate, and it could face restricted access to capital markets.

There are no assurances that the Extensions will enable APx to complete the Business Combination.

APx can provide no assurances that the Business Combination will be consummated prior to the Extended Date. APx’s ability to consummate the Business Combination is dependent on a variety of factors, many of which are beyond APx’s control. Even if the Business Combination is approved by its shareholders, it is possible that redemptions will leave APx with insufficient cash to consummate the Business Combination on commercially acceptable terms, or at all. The fact that APx had and will have separate redemption periods in connection with the Extensions (as defined below) and the business combination vote could exacerbate these risks. Other than in connection with a redemption offer, Public Shareholders may be unable to recover their investment except through sales of Public Shares on the open market. The price of Public Shares may be volatile, and there can be no assurance that Public Shareholders will be able to dispose of Public Shares at favorable prices, or at all.

BofA, the lead underwriter in the IPO, was previously compensated for underwriting services in connection with the IPO and was to be compensated further, on a deferred basis, for already-rendered underwriting services in connection with the IPO, yet BofA, without any consideration from APx or the Company, waived its entitlement to such compensation solely with respect to the Business Combination and disclaimed any responsibility for this proxy statement/prospectus, but BofA remains entitled to customary indemnification and contribution obligations of APx in connection with the IPO.

BofA Securities, Inc, the underwriter in the IPO, was previously compensated in the aggregate amount of $3,450,000 for underwriting services in connection with the IPO and was to be compensated further in the aggregate amount of $6,037,500, on a deferred basis, for already-rendered underwriting services in connection with the IPO, in connection with the closing of APx’s initial business combination.

BofA did not identify any of the Potential Targets or participate in the due diligence regarding the Company. BofA has had no involvement in the proposed Business Combination and did not assist in (i) identifying or procuring the Company as a target business, (ii) developing any financial models or other evaluation materials relating to the Company or the Business Combination, (iii) marketing the Business Combination, (iv) preparing or reviewing this proxy statement/prospectus or any of the disclosure contained herein or (v) any other role in the Business Combination.

Representatives of APx initiated discussions with representatives from BofA to discuss BofA’s deferred underwriting compensation given the lack of any role to be performed by BofA in the proposed Business Combination. On September 28, 2022, BofA delivered to APx a notice waiving its entitlement to the payment of its deferred underwriting fee with respect to the Business Combination with the Company, declining to serve in any capacity in connection with the Business Combination with the Company, confirming that it does not have any role with respect to the Business Combination with the Company and disclaiming any responsibility for any portion of this proxy statement/prospectus. BofA communicated to APx its decision to waive its deferred underwriting fee with respect to the Business Combination was due to market and regulatory uncertainty relating to special purpose acquisition company business combination transactions in general BofA received no additional consideration for the waiver of its entitlement to the payment of the deferred underwriting fee with respect to the Business Combination.

APx believes that a gratuitous waiver of fees for services that have already been rendered is unusual, and some investors may find the Business Combination with the Company less attractive as a result. Public Shareholders should not put any reliance on the fact that BofA was previously engaged by APx to serve as an underwriter in the IPO and should not assume that BofA was involved in the Business Combination with the Company. This may make it more difficult for APx to complete the Business Combination with the Company.

In addition, APx continues to have customary obligations under certain provisions of the underwriting agreement relating to the IPO. These provisions include the relevant clauses of the underwriters’ standard terms and conditions, including APx’s obligation to (i) indemnify and hold harmless each of the underwriters, the directors, officers, employees, affiliates and agents of each underwriter, and each person, if any, who controls any of the underwriters or any affiliate within the meaning of the Securities Act or the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the securities sold in the IPO as originally filed or in any amendment thereof, or in any Preliminary Prospectus, the IPO Prospectus, any “road show” as defined in Section 433(h) of the Securities Act or any Written Testing-The-Waters Communication, or in any amendment thereof or supplement thereto (each as defined in the underwriting agreement), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that APx will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to BofA by or on behalf of any underwriter through BofA specifically for inclusion therein.

Further, the underwriting agreement contains a contribution provision in the event the indemnification obligations described above are unavailable or otherwise prohibited by law. The contribution obligations of the underwriters under the underwriting agreement are limited to the total underwriting discounts and commissions paid, in the aggregate, by APx to the underwriters upon the consummation of the IPO, and the underwriters otherwise have no further contribution liability under the underwriting agreement with respect to the Business Combination with the Company because BofA waived its rights to any deferred underwriting discounts with respect to the Business Combination with the Company. Therefore, in contrast to other transactions where the underwriters did not waive rights to fees or deferred underwriting discounts, as the case may be, the potential financial liability of APx with respect to an indemnified loss where such indemnification is otherwise unavailable to the indemnified party may be higher under the respective agreements than it would have been had BofA not refused to serve and waived their rights to any fees or deferred underwriting discounts. Other than the foregoing indemnification and contribution obligations or the payment of the deferred compensation in connection with an alternative business combination, APx has no further obligations to BofA under the underwriting agreement with respect to the Business Combination with the Company, and no obligations relating to the Business Combination with the Company.

BofA declined to act for APx as an advisor in connection with the Business Combination, and BofA has had no role in the preparation of the disclosure that is included in this proxy statement/prospectus, or the underlying business analysis related to the Business Combination.

As described above, BofA declined to serve in any capacity in connection with the Business Combination with the Company and agreed to waive its deferred compensation relating to the IPO in connection with the Business Combination with the Company. Accordingly, BofA has not been involved in the Business Combination with the Company, the preparation of any disclosure that is included in this proxy statement/prospectus, or any business analysis underlying such disclosure, and shareholders do not have the benefit of any such involvement. Shareholders and investors should not place any reliance on the fact that BofA was previously involved in the IPO.

Unaudited Pro Forma Combined Financial Information

Introduction

OmnigenicsAI is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Transactions.

The following unaudited pro forma combined statements of financial position as of December 31, 2024, combines the historical audited balance sheet of APx as of December 31, 2024 and the historical unaudited combined statement of financial position of the Company as of December 31, 2024, giving pro forma effect to the Business Combination, as of December 31, 2024.

The following unaudited pro forma combined statements of operations for the six-month period ended December 31, 2024, combine:

•        the historical unaudited combined statement of operations of OmnigenicsAI for the six-month period ended December 31, 2024; and

•        the historical statement of operations of APx for the six-month period ended December 31, 2024, using its audited statement of operations for the fiscal year ended December 31, 2024, deducting its unaudited statement of operations for the six-month period ended June 30, 2024.

The following unaudited pro forma condensed combined statements of operations for the year ended June 30, 2024, combine:

•        the historical audited combined statement of operations of OmnigenicsAI for year ended June 30, 2024; and

•        the historical statement of operations of APx for the twelve-month period ended June 30, 2024 using its unaudited consolidated statements of operations for the six-month period ended June 30, 2024, added with its audited consolidated statements of operations for the fiscal year ended December 31, 2023, deducting its unaudited consolidated statements of operations for the six-month period ended June 30, 2023.

The unaudited pro forma combined statement of operations was prepared giving pro forma effect to the Business Combination as if it had occurred on July 1, 2023, the beginning of the earliest period presented. For more information about the Business Combination see “The Business Combination.”

The unaudited pro forma combined financial information has been prepared assuming:

•        Scenario 1 — Assuming no redemptions for cash:    This presentation assumes that no SPAC Shareholders exercise redemption rights with respect to their SPAC Ordinary Shares upon consummation of the Business Combination and considers that the obligations under the Backstop Agreement will be satisfied by making a cash contribution in an amount of up to $10,000,000 to OmnigenicsAI Corp. See “Certain Agreements Related to the Business Combination — Backstop Agreement;”

•        Scenario 2 — Assuming redemptions of 50% of the outstanding Public Shares for cash:    This presentation assumes that holders of Public Shares exercise their redemption rights with respect to 50% of the Public Shares upon consummation of the Business Combination at a redemption price of approximately $12.05 per share as of December 31, 2024 (fair value as of said date). Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the redemptions of 50% of the Public Shares and assumes that the obligations under the Backstop Agreement will be satisfied by making a cash contribution in an amount of up to $10,000,000 to OmnigenicsAI Corp. See “Certain Agreements Related to the Business Combination — Backstop Agreement;” and

•        Scenario 3 — Assuming redemptions of 100% of outstanding Public Shares for cash:    This presentation assumes that holders of Public Shares exercise their redemption rights with respect to a maximum of 100% of the Public Shares upon consummation of the Business Combination at a redemption price of approximately $12.05 per share as of December 31, 2024 (fair value as of said date). Scenario 3 includes all adjustments contained in Scenario 1, presents additional adjustments to reflect the effect of the maximum redemptions and assumes that the obligations under the Backstop Agreement will be satisfied by making a cash contribution in an amount of $10,000,000 to OmnigenicsAI, considering that there will be no remaining balance in the Trust Account after payment in full of the SPAC Shareholder Redemption Amount. See “Certain Agreements Related to the Business Combination — Backstop Agreement.”

The combined financial statements of OmnigenicsAI have been prepared in accordance with IFRS as issued by the IASB and applying U.S. dollar as its presentation currency. Financial information of its subsidiary, Heritas Argentina, was translated from its functional currency of Argentine Peso, based on the translation requirements provided for in IAS 21 “Foreign currencies.” Finally, the historical financial statements of APx have been prepared in accordance with GAAP in its functional and presentation currency of U.S. dollars. See “— Notes to Unaudited Pro Forma Combined Financial Information — GAAP to IFRS conversion of APx’s financial information as of December 31, 2024, for the twelve-month period ended June 30, 2024 and for the six-month period ended December 31, 2024.”

The adjustments presented in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an understanding of the Combined Company after giving effect to the Business Combination. OmnigenicsAI, and its subsidiary, and the SPAC have not entered into related party transactions prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. Please refer to “Certain APx Relationships and Related Person Transactions.”

This information should be read together with the Company’s and SPAC’s financial statements and related notes, “APx Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “OmnigenicsAI Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The selected unaudited pro forma combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Combined Financial Information.” The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience.

The unaudited pro forma combined financial statements do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on said date. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial information and are subject to change as additional information becomes available and analyses are performed. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. Such differences might include but are not limited to the estimated fair value of OmnigenicsAI equity consideration, the estimated fair value of Founder Shares, the estimated fair value of the APx public and private warrant liabilities and the exercise of redemption rights in respect of Public Shares.

Rounding

Certain figures (including percentage amounts) included in this pro forma combined financial information have been rounded for presentation purposes. Percentage figures and totals included in said pro forma information have, in some cases, been calculated based on such figures prior to rounding. For this reason, certain percentage and total amounts may vary from those obtained by performing the same calculations using the figures in the historical financial statements and figures shown as total in certain tables may not be an exact arithmetic aggregate of the other figures in such table.

Combined Statements of Operations for the six-month period ended December 31, 2024
(In thousands of United States Dollars, except for per share data)

	For the six-month period ended December 31, 2024		Scenario 1 – Assuming no redemptions			Scenario 2 – Assuming 50% of redemptions			Scenario 3 – Assuming 100% of redemptions
	OmnigenicsAI (Historical)	APx (Historical) (i) (ii)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenues	835	—	—		835	—		835	—		835
Cost of revenues	(1,061)	—	—		(1,061)	—		(1,061)	—		(1,061)
Gross loss	(226)	—	—		(226)	—		(226)	—		(226)
Formation and operating costs	—	(1,123)	—		(1,123)	—		(1,123)	—		(1,123)
Selling expenses	(152)	—	—		(152)	—		(152)	—		(152)
General and administrative expenses	(622)	—	—		(622)	—		(622)	—		(622)
Research and development expenses	(320)	—	—		(320)	—		(320)	—		(320)
Other operating income	1	—	—		1	—		1	—		1
Operating loss	(1,319)	(1,123)	—		(2,442)	—		(2,442)	—		(2,442)
Finance income(iii)	4	1,416	(1,416	)(3)	4	(1,416	)(3)	4	(1,416	)(3)	4
Finance costs(iv)	(305)	(36)	22	(4)	(325)	22	(4)	(325)	22	(4)	(325)
	—	—	(6	)(5)	—	(6	)(5)	—	(6	)(5)	—
Other financial results, net(v)	(501)	(675)	2,171	(3)	995	2,171	(3)	995	2,171	(3)	995
Inflation adjustment	799	—	—		799	—		799	—		799
Financial results, net	(4)	705	771		1,472	771		1,472	771		1,472
Result before taxes	(1,322)	(418)	771		(970)	771		(970)	771		(970)
Income tax
Net (loss) for the period	(1,322)	(418)	771		(970)	771		(970)	771		(970)
Weighted average of outstanding shares – basic and diluted(vii)(viii)	30,000,000	7,371,340			35,205,673			35,259,086			35,312,500
Basic and diluted profit/(loss) per share(vi)	(0.04)	(0.06)	—		(0.03)	—		(0.03)	—		(0.03)

____________

Notes:—

(i)      The six-month period ended December 31, 2024 for APx was calculated using its audited statement of operations for the year ended December 31, 2024, deducting its unaudited statement of operations for the six-month period ended June 30, 2024.

(ii)     The historical financial information of APx has been adjusted to give effect to the differences between GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma combined financial information. See “Notes to Unaudited Pro Forma Combined Financial Information — GAAP to IFRS conversion of APx’s financial information as of December 31, 2024, for the twelve-month period ended June 30, 2024 and for the six-month period ended December 31, 2024.”

(iii)    Includes the results disclosed by APx under “Income earned on investments in Trust Account.”

(iv)    Includes the results disclosed by APx under “Interest expenses.”

(v)      Includes the results disclosed by APx under “Change in fair value of warrant liability” and “Change in fair value of Common stock subject to possible redemption.”

(vi)    Profit/(loss) per share was computed by dividing net loss for the six-month period ended December 31, 2024, by the weighted average number of common shares outstanding for the six-month period ended December 31, 2024. See “Comparative Per Share Data.”

(vii)   APx weighted average of outstanding shares was calculated as the average of outstanding shares as of December 31, 2024 (520,056 Class A ordinary shares subject to possible redemption and 4,312,500 Class A ordinary shares held by the Sponsor and the Initial Sponsor) and outstanding shares as of June 30, 2024 (5,597,624 Class A ordinary shares subject to possible redemption and 4,312,500 Class A ordinary shares held by the Sponsor and the Initial Sponsor).

(viii)  The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination was closed as of July 1, 2023. The pro forma loss per share is calculated based on pro forma net loss divided by the weighted average pro forma basic and diluted number of shares.

Combined Statements of Operations for the year ended June 30, 2024
(In thousands of United States Dollars, except for per share data)

	For the year ended June 30, 2024		Scenario 1 – Assuming no redemptions			Scenario 2 – Assuming 50% of redemptions			Scenario 3 – Assuming 100% of redemptions
	OmnigenicsAI (Historical)	APx (Historical) (i) (ii)	Transaction Accounting Adjustments(iii)		Pro Forma Combined	Transaction Accounting Adjustments(iii)		Pro Forma Combined	Transaction Accounting Adjustments(iii)		Pro Forma Combined
Revenues	1,819	—	—		1,819	—		1,819	—		1,819
Cost of revenues	(1,875)	—	—		(1,875)	—		(1,875)	—		(1,875)
Gross loss	(55)	—	—		(55)	—		(55)	—		(55)
Formation and operating costs	—	(1,872)	—		(1,872)	—		(1,872)	—		(1,872)
Selling expenses	(403)	—	—		(403)	—		(403)	—		(403)
General and administrative expenses	(2,864)	—	(3,020	)(1)	(5,884)	(3,047	)(1)	(5,911)	(3,073	)(1)	(5,937)
Research and development expenses	(696)	—	—		(696)	—		(696)	—		(696)
Other operating results(iii)	39	2,504	(61,917	)(2)	(59,374)	(61,917	)(2)	(59,374)	(61,917	)(2)	(59,374)
Operating loss	(3,980)	632	(64,937)		(68,284)	(64,963)		(68,311)	(64,990)		(68,337)
Finance income(iv)	32	3,390	(3,390	)(3)	32	(3,390	)(3)	32	(3,390	)(3)	32
Finance costs(v)	(346)	(24)	38	(4)	(344)	38	(4)	(344)	38	(4)	(344)
	—	—	(12	)(5)	—	(12	)(5)	—	(12	)(5)	—
Other financial results, net(vi)	(1,971)	(5,778)	4,224	(3)	(3,525)	4,224	(3)	(3,525)	4,224	(3)	(3,525)
Inflation adjustment	1,748	—	—		1,748	—		1,748	—		1,748
Financial results, net	(536)	(2,412)	860		(2,088)	860		(2,088)	860		(2,088)
Result before taxes	(4,516)	(1,780)	(64,077)		(70,373)	(64,103)		(70,399)	(64,130)		(70,426)
Income tax	—	—	—		—	—		—	—		—
Net (loss) for the period	(4,516)	(1,780)	(64,077)		(70,373)	(64,103)		(70,399)	(64,130)		(70,426)
Weighted average of outstanding shares – basic and diluted(viii)(ix)	30,000,000	10,389,604			35,205,673			35,259,086			35,312,500
Basic and diluted profit/(loss) per share(vii)	(0.15)	(0.17)	—		(2.00)	—		(2.00)	—		(1.99)

____________

Notes:-

(i)      The twelve-month period ended June 30, 2024 for APx was calculated using its statements of operations for the six-month period ended June 30, 2024, added with its statements of operations for the fiscal year ended December 31, 2023 and deducting its statements of operations for the six-month period ended June 30, 2023.

(ii)     The historical financial information of APx has been adjusted to give effect to the differences between GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma combined financial information. See “— Notes to Unaudited Pro Forma Combined Financial Information — GAAP to IFRS conversion of APx’s financial information as of December 31, 2024, for the twelve-month period ended June 30, 2024 and for the six-month period ended December 31, 2024.”

(iii)    Includes the results disclosed by APx under “One-time advisory fee” and “Gain on settlement of trade payables.”

(iv)    Includes the results disclosed by APx under “Income earned on investments in Trust Account.”

(v)      Includes the results disclosed by APx under “Interest expenses.”

(vi)    Includes the results disclosed by APx under “Gain on settlement of debt,” “Change in fair value of warrant liability” and “Change in fair value of Common stock subject to possible redemption.”

(vii)   Profit/(loss) per share was computed by dividing net loss for the year ended June 30,2024, by the weighted average number of common shares outstanding for the year ended June 30, 2024. See “Comparative Per Share Data.”

(viii)  APx weighted average of outstanding shares was calculated as the average of outstanding shares as of June 30, 2024 (5,597,624 Class A ordinary shares subject to possible redemption and 4,312,500 Class A ordinary shares held by the Sponsor and the Initial Sponsor) and outstanding shares as of June 30, 2023 (6,556,583 Class A ordinary shares subject to possible redemption and 4,312,500 Class A ordinary shares held by the Sponsor and the Initial Sponsor).

(ix)    The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination was closed as of July 1, 2023. The pro forma loss per share is calculated based on pro forma net loss divided by the weighted average pro forma basic and diluted number of shares.

Combined Statements of Financial Position as of December 31, 2024
(In thousands of United States Dollars)

	As of December 31, 2024		Scenario 1 – Assuming no redemptions			Scenario 2 – Assuming 50% of redemptions			Scenario 3 – Assuming 100% of redemptions
	OmnigenicsAI (Historical)	APx (Historical) (i)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Non-current assets
Property, plant and equipment, net	73	—	—		73	—		73	—		73
Intangible assets, net	852	—	—		852	—		852	—		852
Right-of-use assets	176	—	—		176	—		176	—		176
Trade and other receivables with third parties, net	25	—	—		25	—		25	—		25
Investment held in Trust Account	—	6,208	(6,208	)(1)	—	(6,208	)(1)	—	(6,208	)(1)	—
Total non-current assets	1,126	6,208	(6,208)		1,126	(6,208)		1,126	(6,208)		1,126
Current assets
Inventories	243	—	—		243	—		243	—		243
Trade and other receivables with third parties, net	12	—	—		12	—		12	—		12
Trade receivables with related parties, net	252	—	—		252	—		252	—		252
Accrued interest receivable	—	60	(60	)(1)	—	(60	)(1)	—	(60	)(1)	—
Cash and cash equivalents	5	—	10,000	(1)	10,183	10,000	(1)	10,183	10,000	(1)	10,183
			178	(5)		178	(5)		178	(5)
Total current assets	512	61	10,118		10,690	10,118		10,690	10,118		10,690
Total assets	1,637	6,269	3,909		11,816	3,909		11,816	3,909		11,816
Liabilities and equity
Equity
Share capital	3	—	0	(1)	3	0	(1)	3	0	(1)	3
	—	—	0	(2)	—	0	(2)	—	0	(2)	—
Share premium	3,239	—	10,000	(1)	77,085	10,000	(1)	77,112	10,000	(1)	77,139
	—	—	6,172	(2)	—	6,172	(2)		6,172	(2)	—
	—	—	(481	)(3)	—	(454	)(3)		(427	)(3)	—
	—	—	58,155	(4)	—	58,155	(4)		58,155	(4)	—
Share-based incentives	1,402	—	—		1,402	—		1,402	—		1,402
Cumulative translation adjustment	(163)	—	—		(163)	—		(163)	—		(163)
Accumulated deficit	(8,264)	(6,172)	(6,172	)(2)	(84,790)	(6,172	)(2)	(84,817)	(6,172	)(2)	(84,843)
	—	—	(3,020	)(3)	—	(3,047	)(3)	—	(3,073	)(3)	—
	—	—	(61,917	)(4)	—	(61,917	)(4)	—	(61,917	)(4)	—
	—	—	755	(6)	—	755	(6)	—	755	(6)	—
Total equity	(3,783)	(6,171)	3,493		(6,461)	3,493		(6,461)	3,493		(6,461)

Combined Statements of Financial Position as of December 31, 2024
(In thousands of United States Dollars) — (Continued)

	As of December 31, 2024		Scenario 1 – Assuming no redemptions			Scenario 2 – Assuming 50% of redemptions			Scenario 3 – Assuming 100% of redemptions
	OmnigenicsAI (Historical)	APx (Historical) (i)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Liabilities
Non-current liabilities
Financial liabilities with related parties	3,102	—	178	(5)	2,575	178	(5)	2,575	178	(5)	2,575
	—	—	(706	)(6)	—	(706	)(6)	—	(706	)(6)	—
Lease liabilities	77	—	—		77	—		77	—		77
Common stock subject to possible redemption	—	6,269	(6,269	)(1)	—	(6,269	)(1)	—	(6,269	)(1)	—
Warrant liabilities(iii)	—	1,406	—		1,406	—		1,406	—		1,406
Total Non-current liabilities	3,180	7,675	(6,797)		4,058	(6,797)		4,058	(6,797)		4,058
Current liabilities
Financial liabilities with related parties	49	—	(49	)(6)	—	(49	)(6)	—	(49	)(6)	—
Financial liabilities with third parties(iii)	246	2,646	—		2,892	—		2,892	—		2,892
Trade and other payables(ii)	1,639	2,119	3,501	(3)	11,021	3,501	(3)	11,021	3,501	(3)	11,021
			3,762	(4)		3,762	(4)		3,762	(4)
Contract liability	118	—	—		118	—		118	—		118
Payroll and social security liabilities	138	—	—		138	—		138	—		138
Lease liabilities	50	—	—		50	—		50	—		50
Total current liabilities	2,240	4,766	7,213		14,219	7,213		14,219	7,213		14,219
Total liabilities	5,420	12,440	417		18,277	417		18,277	417		18,277
Total liabilities and equity	1,637	6,269	3,909		11,816	3,909		11,816	3,909		11,816

____________

Notes:-

(i)      The historical financial information of APx has been adjusted to give effect to the differences between GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma combined financial information. See “Notes to Unaudited Pro Forma Combined Financial Information — GAAP to IFRS conversion of APx’s financial information as of December 31, 2024, for the twelve-month period ended June 30, 2024 and for the six-month period ended December 31, 2024.”

(ii)     Includes the liabilities disclosed by APx under “Accrued expenses and accounts payable.”

(iii)    Includes the liabilities disclosed by APx under “Convertible note payable.” and “Note payable”.

See accompanying notes to the unaudited pro forma combined financial information.

Notes to Unaudited Pro Forma Combined Financial Information

Description of Business Combination

On March 25, 2024, APx, OmnigenicsAI and Merger Sub entered into the Business Combination Agreement. Subject to the terms and conditions of the Business Combination Agreement, at the Merger Effective Time:

•        each SPAC Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically separated and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant; provided that no fractional SPAC Warrants shall be issued in connection with such separation such that if a holder of such SPAC Units would be entitled to receive a fractional SPAC Warrant upon such separation, the number of SPAC Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of SPAC Warrants;

•        immediately following the separation of each SPAC Unit, each SPAC Class A Ordinary Share, issued and outstanding immediately prior to the Merger Effective Time shall be automatically surrendered, cancelled and cease to exist in exchange for the right to receive, upon delivery of the applicable Letter of Transmittal, one newly issued Company Share. Each SPAC Shareholder shall cease to have any other rights in and to such SPAC Ordinary Shares, except as expressly provided in the Business Combination Agreement; and

•        immediately following the separation of each SPAC Unit, each SPAC Warrant issued and outstanding immediately prior to the Merger Effective Time shall cease to be a warrant with respect to SPAC Ordinary Shares and be assumed by the Company and converted into a validly issued and fully paid warrant to purchase Company Shares. Each Company Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the SPAC Warrant Agreement and the Assignment, Assumption and Amendment Agreement.

For more information on the Business Combination, see “The Business Combination Agreement.”

Basis of Presentation

The adjustments presented on the pro forma combined financial statements have been identified and presented to provide an understanding of the Combined Company upon consummation of the Business Combination for illustrative purposes.

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X to depict the accounting for the transaction (the “Transaction Accounting Adjustments”). APx and OmnigenicsAI have elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma combined financial information.

APx does not meet the definition of a “business” pursuant to IFRS 3, Business Combinations, as it is a listed shell holding only cash raised as part of its original equity issuance. As a result, the portion of the Business Combination referring to the incorporation of APx does not qualify as a “business combination” within the meaning of IFRS 3, Business Combinations; rather, said part of the Business Combination will be accounted for as a capital reorganization within the framework of a net asset acquisition. See “Note 3 — Accounting for the Business Combination” for more details.

The pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience. SPAC and the Company have not had any intercompany transactions prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial statements of the Company have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of the U.S. dollar. The historical financial statements of APx have been prepared in accordance with GAAP in its presentation currency of the U.S. dollar. The combined pro forma financial information reflects IFRS, the basis of accounting used by the registrant, OmnigenicsAI, and all material accounting policy differences have been identified in converting APx’s historical financial statements to IFRS in the pro forma section, see “— GAAP to IFRS conversion of APx’s financial information as of December 31, 2024, for the twelve-month period ended June 30, 2024 and for the six-month period ended December 31, 2024.” The adjustments presented in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an understanding of the Combined Company after giving effect to the Business Combination.

The unaudited pro forma combined financial information has been prepared assuming three alternative levels of redemption of SPAC Ordinary Shares into cash:

•        Scenario 1 — Assuming no redemptions for cash:    This presentation assumes that no SPAC Shareholders exercise redemption rights with respect to their SPAC Ordinary Shares upon consummation of the Business Combination and assumes that the obligations under the Backstop Agreement will be satisfied by making a cash contribution in an amount of up to $10,000,000 to OmnigenicsAI Corp. See “Certain Agreements Related to the Business Combination — Backstop Agreement;”

•        Scenario 2 — Assuming redemptions of 50% of the outstanding Public Shares for cash:    This presentation assumes that holders of Public Shares exercise their redemption rights with respect to 50% of the Public Shares upon consummation of the Business Combination at a redemption price of approximately $12.05 per share (fair value as of December 31, 2024). Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the redemptions of 50% of the Public Shares and assumes that the obligations under the Backstop Agreement will be satisfied by making a cash contribution in an amount of up to $10,000,000 to OmnigenicsAI Corp. See “Certain Agreements Related to the Business Combination — Backstop Agreement;” and

•        Scenario 3 — Assuming redemptions of 100% of outstanding Public Shares for cash:    This presentation assumes that holders of Public Shares exercise their redemption rights with respect to a maximum of 100% of the Public Shares upon consummation of the Business Combination at a redemption price of approximately $12.05 per share (fair value as of December 31, 2024). Scenario 3 includes all adjustments contained in Scenario 1, presents additional adjustments to reflect the effect of the maximum redemptions and assumes that the obligations under the Backstop Agreement will be satisfied by making a cash contribution in an amount of up to $10,000,000 to OmnigenicsAI, considering that there will be no remaining balance in the Trust Account after payment in full of the SPAC Shareholder Redemption Amount. See “Certain Agreements Related to the Business Combination — Backstop Agreement.”

The following table illustrates varying beneficial ownership levels in OmnigenicsAI assuming no redemptions by Public Shareholders, 50% redemption by Public Shareholders and the maximum redemptions by Public Shareholders, considering contributions that will be performed in said scenarios under the Backstop Agreement. See “Certain Agreements Related to the Business Combination — Backstop Agreement.”

	No Redemptions(i)%		50% Redemption(ii)%		Maximum Redemption(iii)%
Sponsor(iv)	3,342,188	9.5	3,342,188	9.4	3,342,188	9.4
Initial Sponsor(v)	970,312	2.8	970,312	2.8	970,312	2.8
Public Shareholders(vi)	520,056	1.4	260,028	0.7	—	—
Bioceres Group PLC Affiliate Shareholders	1,500,000	4.3	1,500,000	4.3	1,500,000	4.3
Parent(vii)	28,500,000	80.9	28,500,000	80.8	28,500,000	80.7
Theo(viii)	373,117	1.1	686,558	1.9	1,000,000	2.8
Total	35,205,673	100.0%	35,259,086	100.0%	35,312,500	100.0%

____________

Notes:-

(i)      Assumes that no Public Shares are redeemed. See Note (1) under “Adjustments to Unaudited Pro Forma Combined Statement of Financial Position as of December 31, 2024.”

(ii)     Assumes that 260,028 Public Shares are redeemed. See Note (1) under “Adjustments to Unaudited Pro Forma Combined Statement of Financial Position as of December 31, 2024.”

(iii)    Assumes that all 520,056 Public Shares are redeemed. See Note (1) under “Adjustments to Unaudited Pro Forma Combined Statement of Financial Position as of December 31, 2024.”

(iv)    Corresponds to 3,342,188 Company Shares to be issued to Sponsor.

(v)      Corresponds to 970,312 Company Shares to be issued to the Initial Sponsor.

(vi)    Prior to Closing, the Parent expects to redeem a portion of the Parent shares held by Theo, and Theo expects to subsequently distribute a total of 1,500,000 Company Shares to between 300 and 424 shareholders of Bioceres S.A. and Bioceres Group, which is consistent with Bioceres Group PLC’s policy to distribute shares of its investees to its limited partners, so that they hold shares directly, and not through any investment vehicle.

(vii)   Company Shares issued to Theo assuming that its obligations under the Backstop Agreement will be satisfied by making a cash contribution in an amount of up to $10,000,000 to OmnigenicsAI that exceeds the aggregate amount of cash on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) remaining after payment in full of the SPAC Shareholder Redemption Amount, and that the Company will issue Company Shares at an issue price of $10.00 per Company Share. See “Questions and Answers about the Business Combination and the Special Meeting — Q. What equity stake will our current shareholders and shareholders of the Target hold in OmnigenicsAI immediately after consummation of the Business Combination” and “Certain Agreements Related to the Business Combination — Backstop Agreement.”

The preceding table does not consider Company Shares that may be issued to Earlybird pursuant to the EarlyBird Engagement Letter, which provides that, if the Business Combination closes, EarlyBird is entitled to the EarlyBird Fees, comprising of $2,000,000, of which up to $500,000 may be payable in Company Shares on the six-month anniversary of the Closing. If the Closing does not occur, EarlyBird will not be entitled to the EarlyBird Fees. For more information, see “Certain Agreements Relating to the Business Combination — EarlyBird Engagement Letter.”

On September 8, 2023, APx issued the Working Capital Promissory Note in the principal amount of $500,000 to Templar Sponsor. The Templar Note does not bear interest and the principal balance will be payable on the Maturity Date, on which the Company consummates its initial business combination. In the event APx consummates its initial business combination, the Templar Sponsor has the option on the Maturity Date to convert up to $1,500,000 of the principal outstanding under the Templar Note into that number of Working Capital Warrants equal to the portion of the principal amount of the Templar Note being converted divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the private placement warrants issued by APx at the time of its initial public offering. On February 9, 2024, the Company and Templar Sponsor entered into a Amended and Restated Note, pursuant to which the Working Capital Promissory Note was amended and restated, to increase the maximum principal amount from $500,000 to $2,000,000. As of December 31, 2024, the fair value of these Working Capital Warrants is not significant, according to APx’s estimates. Therefore, any shares issuable under these Warrants were not considered for the purposes of this pro forma information.

Accounting for the Business Combination

The portion of the Business Combination referring to the incorporation of APx will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, APx will be treated as the “acquired” company for financial reporting purposes, and OmnigenicsAI will be the accounting “acquirer.” This determination was primarily based on the assumptions that:

•        OmnigenicsAI’s shareholders will hold a majority of the voting power of the Combined Company;

•        OmnigenicsAI’s operations will substantially comprise the ongoing operations of the Combined Company;

•        OmnigenicsAI’s designees are expected to comprise a majority of the governing body of the Combined Company; and

•        OmnigenicsAI’s senior management will comprise the senior management of the Combined Company.

Another determining factor was that APx does not meet the definition of a “business” pursuant to IFRS 3, Business Combinations, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization. The net assets of APx will be stated at historical cost, with no goodwill or other intangible assets recorded. The Business Combination will be accounted for within the scope of IFRS 2 — Share-based Payments (“IFRS 2”). As a result, any excess of fair value of the Company Shares issued over the fair value of APx’s identifiable net assets acquired, represent compensation for the service in respect of a stock exchange listing for the Company Shares and is expensed upon consummation.

GAAP to IFRS conversion of APx’s financial information as of December 31, 2024, for the twelve-month period ended June 30, 2024 and for the six-month period ended December 31, 2024.

The historical financial information of APx has been adjusted to give effect to the differences between GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma combined financial information. The identified adjustment to convert APx’s financial statements from GAAP to IFRS for purposes of the unaudited pro forma combined financial information was to reclassify SPAC Public Shares subject to redemption to non-current financial liabilities for $6.3 million.

The reconciliation between APx’s Equity as of December 31, 2024 and net result for the six-month period ended December 31, 2024 and the twelve-month period ended June 30, 2024 between the financial statements prepared under GAAP and the figures resulting from applying IFRS are disclosed below:

	Equity as of December 31, 2024	Net income/ (loss) for the period ended December 31, 2024(i)		Net income/ (loss) for the year ended June 30, 2024(ii)
	(in thousands of U.S. dollars)
Information from APx financial statements prepared under GAAP	97	1,752		2,444
Recognition of SPAC Public Shares subject to redemption under non-current financial liabilities measured at fair value through profit and loss	(6,269)	(2,171	)(iii)	(4,224)
Information of APx prepared under IFRS	(6,171)	(418)		(1,780)

____________

Notes:-

(i)      The six-month period ended December 31, 2024 for APx was calculated using its audited statements of operations for the year ended December 31, 2024, and deducting its unaudited statements of operations for the six-month period ended June 30, 2024.

(ii)     The twelve-month period ended June 30, 2024 for APx was calculated using its unaudited statements of operations for the six-month period ended June 30, 2024, added with its audited statements of operations for the year ended December 31, 2023 and deducting its unaudited statements of operations for the six-month period ended June 30, 2023.

(iii)    Under GAAP, changes in fair value of SPAC Public Shares subject to redemption is recognized as a change in equity. Under IFRS, said change in fair value is recognized in the statement of operations.

Adjustments to Unaudited Pro Forma Combined Statement of Operations for the twelve-month period ended June 30, 2024 and the six-month period ended December 31, 2024

The pro forma adjustments, included in the unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2024 and the six-month period ended December 31, 2024, are as follows:

(1)    Preliminary estimated transaction costs to be incurred by APx and OmnigenicsAI amount to approximately $5.88 million and $4.49 million (including legal fees, Earlybird fees and other expenses), respectively (total amount of $10.37 million). Of the aforementioned APx transaction expenses, $2.12 million were recognized in its historical statement of financial position as of December 31, 2024 and the remaining $3.76 million had not been recognized as of that date. Regarding OmnigenicsAI’ estimated transaction expenses, $0.99 million was recognized in its historical combined financial statements as of December 31, 2024 and the remaining $3.5 million had not been recognized as of that date.

Transaction costs to be incurred by APx not recognized in its historical financial statements as of December 31, 2024 ($3.76 million as described before) were considered in the estimated expense recognized in the Unaudited Pro Forma Combined Statement of Operations for the twelve-month period ended June 30, 2024, in accordance with IFRS 2, disclosed in Note (2) under “Adjustments to Unaudited Pro Forma Combined Statement of Operations for the twelve-month period ended June 30, 2024 and for the six-month period ended December 31, 2024” and Note (4) under “Adjustments to Unaudited Pro Forma Combined Statement of Financial Position as of December 31, 2024.”

Transaction costs to be incurred by OmnigenicsAI in the amount of $3.5 million (as described before) were reflected as an adjustment between:

(i)     share premium for the cost specifically attributable to the issue of new shares (using a criteria of percentage of shares issued) by $0.48 million, $0.45 million and $0.43 million, in scenarios 1, 2 and 3, respectively; and

(ii)    the remaining amount in the Pro Forma Combined Statement of Operations for the twelve-month period ended June 30, 2024 under “General and administrative expenses” by $3.02 million, $3.05 million and $3.07 million, in scenarios 1, 2 and 3, respectively. As of December 31, 2024, these transaction costs are included in “Accumulated deficit” in the Unaudited Pro Forma Combined Statement of Financial Position, since they were recognized in the statement of operations for the twelve-month period ended June 30, 2024.

(iii)   No adjustment was recognized in the Pro Forma Combined Statement of Operations for the six-month period ended December 31, 2024, since they were reflected in the Pro Forma Combined Statement of Operations for the twelve-month period ended June 30, 2024.

The table below summarizes the accounting allocation of estimated transaction costs as of June 30, 2024:

	Scenario 1	Scenario 2	Scenario 3
OmnigenicsAI transaction costs estimated, not accrued as of December 31, 2024 (in millions)	$3.5	$3.5	$3.5
Shares to be issued for APx shareholders(i)	4,832,556	4,572,528	4,312,500
Percentage of APx shareholders over the combined business	13.73%	12.97%	12.21%
Transaction costs reflected in Share premium (in millions)	$0.48	$0.45	$0.43
Transaction costs reflected in Statement of Operations (in millions)	$3.02	$3.05	$3.07

____________

Notes:-

(i)      As of December 31, 2024, the number of shares to be issued form APx shareholders was 4,832,556 (4,312,500 corresponding to Initial Shareholders and 520,056 corresponding to Public Shareholders).

(2)      Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of the Company Shares issued over the book value of APx identifiable net assets at the date of the Business Combination (including the recognition of APx transaction costs, as described in Note (1) under “Adjustments to Unaudited Pro Forma Combined Statement of Operations for the twelve-month period ended June 30, 2024 and for the six-month period ended December 31, 2024”. See Note (4) under “Adjustments to Unaudited Pro Forma Combined Statement of Financial Position as of December 31, 2024” section.

As of December 31, 2024, these listing fees are included in “Accumulated deficit” in the Unaudited Pro Forma Combined Statement of Financial Position, since they were recognized in the statement of operations for the twelve-month period ended June 30, 2024.

(3)      To reflect the elimination of (a) interest income on marketable securities held in the APx Trust Account of $3,390,395 and $1,415,776 for the twelve-month period ended June 30, 2024 and for the six-month period ended December 31, 2024, respectively and; (b) financial result due to the change in fair value of APx common stock, subject to possible redemptions of $4,223,836 and $2,170,514 for the twelve-month period ended June 30, 2024 and for the six-month period ended December 31, 2024, respectively.

(4)      To reflect the elimination of interest costs of borrowings provided by the Parent to OmnigenicsAI and Heritas Argentina, due to the capitalization of said liabilities described in Note (6) under “Adjustments to Unaudited Pro Forma Combined Statement of Financial Position as of December 31, 2024.” The eliminated interest expense corresponds to the accrual in OmnigenicsAI’s combined financial statements corresponding to said capitalized loans.

(5)      Represents the interest expense corresponding to intercompany loans agreements with OmnigenicsAI’s parent companies for the twelve-month period ended June 30, 2024 and for the six-month period ended December 31, 2024, that would have accrued if such financings had been obtained on July 1, 2023 and July 1, 2024, respectively. See Note (5) under “Adjustments to Unaudited Pro Forma Combined Statement of Financial Position as of December 31, 2024” section for details.

Adjustments to Unaudited Pro Forma Combined Statement of Financial Position as of December 31, 2024

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(1)    To reflect the release of cash from marketable securities held in the Trust Account together with the Accrued interest receivable in each redemption scenario. For scenario 1, which assumes no redemption of Public Shares, no release of cash is reflected. For scenario 2 the 50% redemption of Public Shares, reflects the corresponding release of cash. For scenario 3 the 100% redemption of Public Shares, reflects corresponding release of cash for the entire amount held within the Trust Account. It also includes additional Company Shares issued to Theo I SCSp pursuant to the Backstop Agreement and assumes the obligations under the Backstop Agreement are satisfied through a cash contribution to OmnigenicsAI up to $10,000,000 in an amount that exceeds the aggregate amount of cash on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) remaining after payment in full of the SPAC Shareholder Redemption Amount, relative to each respective scenario, considering a price of $10 per share. See “Certain Agreements Related to the Business Combination — Backstop Agreement.”

Contributions performed under the Backstop Agreement were calculated as disclosed below:

(a)     Scenario 1:    Considering that the balance in the Trust Account, including accrued interest receivable, is $6,268,825, the contribution under the Backstop Agreement amounts to $3,731,170. At a price of $10 per share, this contribution results in the issuance of 373,117 shares.

(b)    Scenario 2:    Considering that the balance in the Trust Account, including accrued interest receivable, is $3,134,413, the contribution under the Backstop Agreement amounts to $6,865,580. At a price of $10 per share, this contribution results in the issuance of 686,558 shares.

(c)     Scenario 3:    Considering that there is no balance in the Trust Account due to maximum redemptions, the contribution under the Backstop Agreement amounts to $10,000,000. At a price of $10 per share, this contribution results in the issuance of 1,000,000 shares.

Share premium resulting from the different combinations of Public shareholders redemptions and contributions under the Backstop Agreement does not differ across the different scenarios. Said Share premium is calculated as the difference between the equity increase and the par value of the issued shares. For more information, see the “Share Premium” section.

(2)      Reflects the exchange of Sponsor Shares (4,312,500 Class B ordinary shares) for Company Shares, considering the par value of $0.0001 per share, as part of the Business Combination. Therefore, the net adjustment in share capital results from: (i) the elimination of APx’s share capital for $431.25 for consolidation purposes; and (ii) recognition of Company Shares to be issued to Sponsor shareholders for $431.25. Additionally, the adjustment in share premium results from recognition of share premium derived from the issuance of Company Shares to Sponsor shareholders for ($6,171,846) (considering the difference between the book value of the net assets of APx before considering the adjustment described in Note (1), (which amounts to $6,171,846) and the par value of $431.25 of the Company Shares issued). For more detailed information regarding final composition of share premium in each scenario, see section “Share premium.”

Finally, the adjustment in Accumulated deficit includes the elimination of APx’s accumulated deficit of $6,171,846 for consolidation purposes.

(3)    Represents the preliminary estimated transaction costs to be incurred by OmnigenicsAI for approximately $3.5 million.

Said amount of $3.5 million, is reflected as an adjustment between:

(a)     share premium for the cost specifically attributable to the issue of new shares (using a criteria of percentage of shares issued) by $0.48 million, $0.45 million and $0.43 million, in scenarios 1, 2 and 3, respectively (for more detailed information regarding final composition of Share premium in each scenario, see section “Share premium”); and

(b)    the remaining amount in the Unaudited Pro Forma Combined Statement of Operations for the twelve-month period ended June 30, 2024, under “General and administrative expenses” by $3.02 million, $3.05 million and $3.07 million, in scenarios 1, 2 and 3, respectively. Consequently, these figures allocated to the Pro Forma Combined Statement of Operations are also disclosed as an adjustment in the “Accumulated Deficit” line of the Pro Forma Combined Statement of Financial Position as of December 31, 2024. See Note (1) under “Adjustments to Unaudited Pro Forma Combined Statement of Operations for the twelve-month period ended June 30, 2024 and for the six-month period ended December 31, 2024” section for further details on the allocation of transaction costs.

(4)    The listing fee adjustment is determined and accounted for under IFRS 2. As the fair value of relevant service cost cannot be reliably measured directly, the fair value is measured by reference to the fair value of the equity instrument issued by OmnigenicsAI (i.e., shares), which is derived from the fair value of SPAC Ordinary Shares. The differences in the estimated fair value of those equity instruments over the fair value of identifiable net assets of APx represents a service for listing of new shares and is accounted for as a share-based payment expense in accordance with IFRS 2. The cost of the service, which is a non-cash and non-recurring expense, is preliminarily estimated to be the roundup amounts of: $61.92 million in the no redemptions scenario, $61.92 million in the 50% redemption scenario and $61.92 million in the maximum redemptions scenario and have been calculated as follows:

	Per share value(i)	Scenario 1 – Assuming no redemptions		Scenario 2 – Assuming 50% of redemptions		Scenario 3 – Assuming 100% of redemptions
		Shares	Fair value	Shares	Fair value	Shares	Fair value
	(in thousands of U.S. dollars)
Estimated fair value of APx (SPAC) equity consideration issued	$12.05	4,832,556	58,252	4,572,528	55,117	4,312,500	51,983
Total fair value of consideration	—	—	58,252	—	55,117	—	51,983
Estimated fair value of APx (SPAC) net assets acquired	—	—		—		—
Historical equity	—	—	(6,171)	—	(6,171)	—	(6,171)
Recognition of APx incremental transaction costs(ii)	—	—	(3,762)	—	(3,762)	—	(3,762)
Recognition in equity of Common stock subject to possible redemption	—	—	6,269	—	3,134	—	—
Total book value of net assets/(liabilities) acquired	—	—	(3,664)	—	(6,799)	—	(9,933)
Excess of fair value over book value	—	—	61,917	—	61,917	—	61,917

____________

Notes:-

(i)      Per share value based on closing prices as of December 31, 2024 for SPAC Class A common shares.

(ii)     See Note (3) under “Adjustments to Unaudited Pro Forma Combined Statement of Financial Position as of December 31, 2024.”. Incremental transaction costs correspond to those expenses for which no liabilities were recognized in APx’s historical statement of financial position as of December 31, 2024.

This charge was recognized in the “Other operating results” line of the Unaudited Pro Forma Combined Statement of Operations for the twelve-month period ended June 30, 2024 and under “Accumulated Deficit” in the Unaudited Pro Forma Combined Statement of Financial Position as of December 31, 2024.

Additionally, considering that not all of APx’s estimated transaction expenses were recognized in its historical financial statements as of December 31, 2024, this pro forma adjustment includes the recognition of a liability of $3.76 million, considering that said amount is within the limit of “SPAC Transaction Expenses” that will be assumed by OmnigenicsAI, provided for in the Business Combination Agreement. See Note (1) under “Adjustments to Unaudited Pro Forma Combined Statement of Operations for the twelve-month period ended June 30, 2024 and the six-month period ended December 31, 2024.”

Finally, an effect of $58.15 million was considered in Share premium (the same effect in all three scenarios) which includes: (i) Recognition of listing services of $61.92 million; and (ii) Assumption of APx incremental transaction expenses not recognized as liabilities in its historical statement of financial position as of December 31, 2024 which amounts to $3.76 million. For more information, see section “Share premium”.

Any change in the estimated fair value of identifiable net assets/(liabilities) of APx upon closing of the Business Combination could have a material impact on the calculation of the estimated listing fee. APx reported an estimated warrant liability related to its public and private warrants of $1.4 million as of December 31, 2024 that is included in the calculation of the listing charge of $61.9 million included in these pro forma financial statements assuming the Business Combination occurred on December 31, 2024.

APx reported an estimated warrant liability related to its public and private warrants of $4.7 million as of March 31, 2025, an increase in the liability of $3.3 million as compared to December 31, 2024. An increase of $3.3 million in the estimated warrant liability as of December 31, 2024 would have increased the estimated pro forma listing fee expense by an additional $3.3 million for a total charge of $65.2 million on a pro forma basis.

(5)      Heritas Argentina, a subsidiary of OmnigenicsAI, received financing from existing credit facilities after December 31, 2024, in the total amount of $178,006 ($81,996 from Bioceres S.A. and $96,010 from CIBIC). The terms of these loan agreements include interest rates of 6.5% per annum, with maturity dates in January 2028. For pro forma purposes, said financings are treated as if they were performed on July 1, 2023. In consequence:

•        in the Unaudited Pro Forma Combined Statement of Operations for the six-month period ended December 31, 2024, accrued interests of these borrowings amounted to $5,801; and

•        in the Unaudited Pro Forma Combined Statement of Operations for the twelve-month period ended June 30, 2024, accrued interests of these borrowings amounted to $11,570; and.

•        in the Unaudited Pro Forma Combined Statement of Financial Position as of December 31, 2024, non-current financial debt amounted to $178,006 (the same effect on cash and cash equivalents considering the cash inflow from said financing).

(6)    Under the terms of the Business Combination Agreement, after December 31, 2024 but prior to the closing of said business combination:

(a)     The Parent will contribute its financial receivable, including accrued interests as of the contribution date, to its subsidiary, OmnigenicsAI. This receivable originated from a loan disbursed to OmnigenicsAI on August 5, 2024 (original financing amount of $47,693) and the contribution will be made without issuing new shares; and

(b)    Loans provided by the Parent to Heritas Argentina (originally granted on January 6, 2022, and subsequently amended on January 1, 2024, and January 10, 2024) amount to a total capital financing of $647,426. This outstanding debt, plus accrued interest as of the closing date, will be contributed by Parent to OmnigenicsAI, without the issuance of new shares, in accordance with Cayman Islands law. Subsequently, OmnigenicsAI will contribute its outstanding debt to Heritas Argentina as an irrevocable in-kind contribution to Heritas Argentina. As a result of this contribution, and in accordance with Argentinean law, Heritas Argentina will issue new shares corresponding to the value of the contributed debt. These newly issued shares will be allocated to OmnigenicsAI, which will remain the sole (100%) shareholder of Heritas Argentina following the transaction. There will be no change in ownership, and the capital increase will solely reflect the conversion of the outstanding debt into equity.

The effects of these in-kind contributions on the Pro Forma Statement of Financial Position are as as of December 31, 2024 follows:

•        Decrease in current and non-current loans by $48,950 and $705,983, respectively, considering the book value of these financings disclosed in the interim condensed combined financial statements of OmnigenicsAI as of December 31, 2024.

•        Increase of $754,933 in the Accumulated deficit as a result of these in-kind contributions from the Parent to OmnigenicsAI, as these do not involve the issuance of new shares of OmnigenicsAI.

Share Capital

The composition of the share capital after giving pro forma effect to the Business Combination and in the different scenarios described are disclosed below (considering par value of $0.0001 per share):

	Scenario 1 – Assuming no redemptions	Scenario 2 – Assuming 50% of redemptions	Scenario 3 – Assuming 100% of redemptions
	(in U.S. dollars)
Sponsor(i)	334.22	334.22	334.22
Initial Sponsor(ii)	97.03	97.03	97.03
Public Shareholders	52.01	26.00	—
Bioceres Group PLC Affiliate Shareholders(iii)	150.00	150.00	150.00
Parent(iii)	2,850.00	2,850.00	2,850.00
Theo(iv)	37.31	68.65	100.00
Total share capital	3,520.57	3,525.91	3,531.25

____________

Notes:-

(i)      Corresponds to 3,342,188 Company Shares to be issued to Sponsor.

(ii)     Corresponds to 970,312 Company Shares to be issued to the Initial Sponsor.

(iii)    Prior to Closing, the Parent expects to redeem a portion of the Parent shares held by Theo, and Theo expects to subsequently distribute a total of 1,500,000 Company Shares to between 300 and 424 shareholders of Bioceres S.A. and Bioceres Group, which is consistent with Bioceres Group PLC’s policy to distribute shares of its investees to its limited partners, so that they hold shares directly, and not through any investment vehicle.

(iv)    Company Shares issued to Theo pursuant to the Backstop Agreement assuming that it satisfies its obligations thereunder pursuant to the subscription of 1,000,000 Company Shares at an issue price of $10.00 per Company Share. See “Certain Agreements Related to the Business Combination — Backstop Agreement.”

The preceding table does not consider Company Shares that may be issued to Earlybird pursuant to the EarlyBird Engagement Letter, which provides that, if the Business Combination closes, EarlyBird is entitled to the EarlyBird Fees, comprising of $2,000,000, of which up to $500,000 may be payable in Company Shares on the six-month anniversary of the Closing. If the Closing does not occur, EarlyBird will not be entitled to the EarlyBird Fees. For more information, see “Certain Agreements Relating to the Business Combination — EarlyBird Engagement Letter.”

Share Premium

The determination of share premium according to the contributions to the combined entity is set out below:

	Scenario 1 – Assuming no redemptions	Scenario 2 – Assuming 50% of redemptions	Scenario 3 – Assuming 100% of redemptions
	(in U.S. dollars)
Current OmnigenicsAI Share premium	3,239,323	3,239,323	3,239,323
Share premium – OmnigenicsAI shareholders(i)	3,239,323	3,239,323	3,239,323
Net assets contributed by APx Initial Shareholders(ii)	(6,171,415.00)	(6,171,415.00)	(6,171,415.00)
Shares to be issued to APx Initial Shareholders(ii)	431.25	431.25	431.25
Share premium – APx Initial Shareholders(ii)	6,171,846.25	6,171,846.25	6,171,846.25
Net assets contributed by APx Public Shareholders(iii)	6,268,825	3,134,413	—
Net assets contributed due to Backstop Agreement(iii)	3,731,170	6,865,580	10,000,000
Shares to be issued to APx Public Shareholders(iii)	52	26	—
Shares to be issued due to Backstop Agreement(iii)	37	69	100
Share premium – APx Public Shareholders and Theo(iii)	9,999,906	9,999,898	9,999,900
Recognition of transaction costs(iv)	(480,501)	(453,958)	(427,495)
Recognition of listing services(v)	61,916,681	61,916,681	61,916,681
Assumption of APx incremental transaction expenses	(3,761,811)	(3,761,811)	(3,761,811)
Other movements in Share premium	57,674,369	57,700,913	57,727,376
Total share premium	77,085,353	77,111,889	77,138,354

____________

Notes:-

(i)      Considering OmnigenicsAI interim financial statements as of December 31, 2024.

(ii)     See footnote (2) under “Adjustments to Unaudited Pro Forma Combined Statement of Financial Position as of December 31, 2024” section. Assumes that net assets contributed by Initial Shareholders are the historical equity of APx according to its financial statements as of December 31, 2024.

(iii)    See footnote (1) under “Adjustments to Unaudited Pro Forma Combined Statement of Financial Position as of December 31, 2024” section.

(iv)    See footnote (3) under “Adjustments to Unaudited Pro Forma Combined Statement of Financial Position as of December 31, 2024” section.

(v)      See footnote (4) under “Adjustments to Unaudited Pro Forma Combined Statement of Financial Position as of December 31, 2024” section.

As described in the table above, the share premium is determined, in each case, as the difference between the book value of the net assets contributed and the nominal value of the shares issued (considering par value of $0.0001 per share).

Comparative Per Share Data

The following table sets forth the historical comparative share information for OmnigenicsAI and APx on a stand-alone basis and pro forma combined per share information after giving effect to the Business Combination

The pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would have been had the companies been combined during the periods presented, nor to project the Combined Company’s results of operations or earnings per share for any future date or period. The pro forma combined shareholders’ equity per share information below does not purport to represent what the value of APx and OmnigenicsAI would have been had the companies been combined during the periods presented.

	OmnigenicsAI (Historical)	APx (Historical)	Combined Pro Forma
			Scenario 1 – Assuming no redemptions	Scenario 2 – Assuming 50% of redemptions	Scenario 3 – Assuming 100% of redemptions
	(in U.S. dollars)
As of December 31, 2024
Total shareholder’s equity	(3,782,636)	(6,171,415)	(6,461,434)	(6,461,436)	(6,461,429)
Outstanding shares	30,000,000	4,832,556	35,205,673 (3)	35,259,086 (3)	35,312,500 (3)
Equity value per share(1)	(0.13)	(1.28)	(0.18)	(0.18)	(0.18)
Cash dividends per share	0.00	0.00	0.00	0.00	0.00
Net (loss) for the six-month period	(1,322,306)	(418,321)	(970,036)	(970,036)	(970,036)
As of June 30, 2024
Net (loss) for the year	(4,516,095)	(1,779,837)	(70,372,581)	(70,399,125)	(70,425,588)
Weighted average shares
Weighted average of outstanding shares – basic and diluted(2)(3)	30,000,000	7,371,340	35,205,673 (3)	35,259,086 (3)	35,312,500 (3)
(Loss) per share
(Loss) per outstanding shares, basic and diluted, for the six-month period ended December 31, 2024	(0.04)	(0.06)	(0.03)	(0.03)	(0.03)
(Loss) per outstanding shares, basic and diluted, for the twelve-month period ended June 30, 2024(4)	(0.15)	(0.17)	(2.00)	(2.00)	(1.99)

____________

Notes:-

(1)      Equity value per share is calculated using the following formula: Total shareholder’s equity divided by shares outstanding shares.

(2)      APx weighted average of outstanding shares was calculated as the average of outstanding shares as of December 31, 2024 (520,056 Class A ordinary shares subject to possible redemption and 4,312,500 Class A ordinary shares held by the Sponsor and the Initial Sponsor) and outstanding shares as of June 30, 2024 (5,597,624 Class A ordinary shares subject to possible redemption and 4,312,500 Class A ordinary shares held by the Sponsor and the Initial Sponsor).

(3)      The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination was closed as of July 1, 2023. The pro forma loss per share is calculated based on pro forma net loss divided by the weighted average pro forma basic and diluted number of shares.

(4)      The pro forma diluted loss per share does not consider the impact of securities other than the ordinary shares as such other securities would be anti-dilutive due to the pro forma net loss position, and thus pro forma basic and diluted loss per share are the same value. We do not include our warrants as they are anti-dilutive. We also do not consider Company Shares that may be issued to EarlyBird pursuant to the EarlyBird Engagement Letter, which provides that, if the Business Combination closes, EarlyBird is entitled to the EarlyBird Fees, comprising of $2,000,000, of which up to $500,000 may be payable in Company Shares on the six-month anniversary of the Closing. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

The unaudited pro forma combined financial information has been prepared assuming three alternative levels of redemption of SPAC Ordinary Shares.

The following table illustrates varying beneficial ownership levels in OmnigenicsAI assuming no redemptions by Public Shareholders, 50% redemption by Public Shareholders and the maximum redemptions by Public Shareholders.

	No Redemptions(1)%		50% Redemption(2)%		Maximum Redemption(3)%
Sponsor(4)	3,342,188	9.5	3,342,188	9.4	3,342,188	9.4
Initial Sponsor(5)	970,312	2.8	970,312	2.8	970,312	2.8
Public Shareholders	520,056	1.4	260,028	0.7	—	—
Bioceres Group PLC Affiliate Shareholders	1,500,000	4.3	1,500,000	4.3	1,500,000	4.3
Parent(6)	28,500,000	80.9	28,500,000	80.8	28,500,000	80.7
Theo(7)	373,117	1.1	698,558	1.9	1,000,000	2.8
Total	35,205,673	100.0%	35,259,086	100.0%	35,312,500	100.0%

____________

Notes:-

(1)      Assumes that no Public Shares are redeemed.

(2)      Assumes that 260,028 Public Shares are redeemed.

(3)      Assumes that all 520,056 Public Shares are redeemed.

(4)      Corresponds to 3,342,188 Company Shares to be issued to Sponsor.

(5)      Corresponds to 970,312 Company Shares to be issued to the Initial Sponsor.

(6)      Prior to Closing, the Parent expects to redeem a portion of the Parent shares held by Theo, and Theo expects to subsequently distribute a total of 1,500,000 Company Shares to between 300 and 424 shareholders of Bioceres S.A. and Bioceres Group, which is consistent with Bioceres Group PLC’s policy to distribute shares of its investees to its limited partners, so that they hold shares directly, and not through any investment vehicle.

(7)      Company Shares issued to Theo pursuant to the Backstop Agreement assuming that it satisfies its obligations thereunder pursuant to the subscription of up to 1,000,000 Company Shares at an issue price of $10.00 per Company Share (par value of $0.0001) and making a cash contribution in an amount of up to $10,000,000 that exceeds the aggregate amount of cash on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) remaining after payment in full of the SPAC Shareholder Redemption Amount. See “Questions and Answers about the Business Combination and the Special Meeting — Q. What equity stake will our current shareholders and shareholders of the Target hold in OmnigenicsAI immediately after consummation of the Business Combination” and “Certain Agreements Related to the Business Combination — Backstop Agreement.”

On September 8, 2023, APx issued the Working Capital Promissory Note in the principal amount of $500,000 to Templar Sponsor. The Templar Note does not bear interest and the principal balance will be payable on the Maturity Date, on which the Company consummates its initial business combination. In the event APx consummates its initial business combination, the Templar Sponsor has the option on the Maturity Date to convert up to $1,500,000 of the principal outstanding under the Templar Note into that number of Working Capital Warrants equal to the portion of the principal amount of the Templar Note being converted divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the private placement warrants issued by APx at the time of its initial public offering. On February 9, 2024, the Company and Templar Sponsor entered into a Amended and Restated Note, pursuant to which the Working Capital Promissory Note was amended and restated, to increase the maximum principal amount from $500,000 to $2,000,000. As of December 31, 2024, the fair value of these Working Capital Warrants is not significant, according to APx’s estimates. Therefore, any shares issuable under these Warrants were not considered for the purposes of this pro forma information.

The Special Meeting of SPAC Shareholders

General

APx is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the APx Board for use at the Special Meeting to be held on            , 2025, and at any postponements or adjournments thereof. This proxy statement/prospectus is first being furnished to APx’s shareholders on or about            , 2025 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides APx’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting will be held at 10:00 a.m., Eastern Time, on            , 2025, at            , to consider and vote upon the proposals to be submitted to the Special Meeting, including if necessary, the Adjournment Proposal. For the purposes of APx’s Existing Governing Documents, the physical place of the meeting will be the offices of Greenberg Traurig, P.A. located at 333 SE 2nd Avenue, Suite 4400, Miami, FL 33131, United States. APx encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting             . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing            .

Attending and Voting at the Special Meeting

Pre-registration at is recommended but is not required in order to attend.

Any shareholder wishing to attend the Special Meeting should register for the meeting by            , 2025. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our ordinary shares:

•        If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the Special Meeting online, go to            , enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the Special Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the Special Meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Purpose of the Special Meeting

At the Special Meeting, APx is asking holders of its ordinary shares:

•        To consider and vote upon the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•        To consider and vote upon the Cayman Merger Proposal. A copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex B.

•        To consider and vote upon the Adjournment Proposal, if presented at the Special Meeting.

Each of the Business Combination Proposal and the Cayman Merger Proposal is conditioned on the approval of all other proposals, except for the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal.

Recommendation of the APx Board with Respect to the Proposals

The APx Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of APx and its shareholders and recommends that APx’s shareholders vote “FOR” each of the Business Combination Proposal, the Cayman Merger Proposal and the Adjournment Proposal.

Record Date; Who is Entitled to Vote

APx has fixed the close of business on            , 2025 as the Record Date for determining the shareholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on the Record Date, there were 4,832,556 ordinary shares of APx outstanding, of which 520,056 were Public Shares, with the rest being held by our Initial Shareholders. Each ordinary share of APx is entitled to one vote per share.

Quorum

The holders of at least one-third of the issued and outstanding ordinary shares of APx, being individuals present in person or by proxy or if a corporation or other non-natural person, by its duly authorized representative or proxy, will constitute a quorum.

Abstentions and Broker Non-Votes

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will result in the relevant shares not being counted in connection with the vote on any proposal.

Abstentions (but not broker non-votes) will be counted in connection with the determination of whether a valid quorum is established but will not be counted in connection with the vote on any proposal.

Vote Required for Approval

The following votes are required for each proposal at the Special Meeting:

•        Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution under APx’s Existing Governing Documents, being the affirmative vote of the holders of a simple majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

•        Cayman Merger Proposal:    The approval of the Cayman Merger Proposal requires a special resolution under APx’s Existing Governing Documents, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

•        Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution under APx’s Existing Governing Documents, being the affirmative vote of the holders of a simple majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

The Business Combination Agreement provides that the Business Combination requires the affirmative vote of at least a majority of the outstanding shares of APx entitled to vote thereon at the General Meeting. However, the Business Combination is not structured so that the approval of a majority of APx’s unaffiliated security holders is required. The Initial Shareholders, which collectively own 4,312,500 Founder Shares, or 89.2% of the outstanding ordinary shares of APx, have previously agreed to vote all of their ordinary shares in favor of a business combination proposed to them for approval, including the Business Combination. Additionally, the Initial Shareholders have agreed to vote the ordinary shares they own in favor of each of the proposals.

The agreement by our Initial Shareholders and our officers and directors to vote in favor of the Business Combination Proposal will increase the likelihood that we will receive the requisite shareholder approval for the above proposals. If all Founders Shares are voted in favor of the above proposals, none of the 520,056 Public Shares outstanding need to be voted in favor of such proposals (assuming all outstanding shares are voted) in order to have such proposals approved.

The agreement by our Initial Shareholders and our officers and directors to vote in favor of the Cayman Merger Proposal will increase the likelihood that we will receive the requisite shareholder approval for the Cayman Merger Proposal. If all Founders Shares are voted in favor of the Cayman Merger Proposal, none of the 520,056 Public Shares outstanding need to be voted in favor of the Cayman Merger Proposal (assuming all outstanding shares are voted) in order to have the Cayman Merger Proposal approved.

Voting Your Shares

Each ordinary share of APx that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares of APx that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your ordinary shares of APx at the Special Meeting.

•        You Can Vote by Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. The proxy card must be received not less than 48 hours prior to the vote at the Special Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the APx Board “FOR” each of the Business Combination Proposal, the Cayman Merger Proposal and the Adjournment Proposal. Votes received after the commencement of the Special Meeting will not be counted.

•        You Can Attend the Special Meeting and Vote.    If you attend the Special Meeting, you may submit your vote at the Special Meeting, in which case any proxy that you have given will be revoked and only the vote you cast at the Special Meeting will be counted.

Revoking Your Proxy

Shareholders may send a later-dated, signed proxy card to APx’s Chief Executive Officer at the address set forth below so that it is received by APx’s Chief Executive Officer not less than 48 hours prior to the vote at the Special Meeting (which is scheduled to take place at 10:00 a.m., Eastern Time, on            , 2025) or attend the Special Meeting at the physical address for the Special Meeting and vote. Shareholders also may revoke their proxy by sending a notice of revocation to APx’s Chief Executive Officer, which must be received by APx’s Chief Executive Officer prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Ordinary Shares, you may call             , the proxy solicitor for APx, by calling            , or banks and brokers can call collect at             , or by emailing            .

Vote of APx’s Initial Shareholders

All of APx’s Initial Shareholders have previously agreed to vote all ordinary shares held by them in favor of the Business Combination and have waived any redemption rights in connection with the Business Combination.

Redemption Rights

Pursuant to APx’s Existing Governing Documents, a Public Shareholder may request that APx redeem all or a portion of such Public Shareholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares or (b) hold Public Shares through units and you elect to separate your units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares; and

(ii)    prior to 5:00 p.m., Eastern Time, on            , 2024 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the Transfer Agent that the Company redeem your Public Shares for cash and (b) deliver your Public Shares to the Transfer Agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. Public Shareholders may elect to redeem all or a portion of such Public Shareholder’s Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its Public Shares to the Transfer Agent, APx will redeem the requested number of Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable) and not previously released to APx to pay its taxes, divided by the number of then-outstanding Public Shares. If a Public Shareholder exercises its Redemption Rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may only be withdrawn with our consent. Furthermore, if a holder of a Public Shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that APx instruct our Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Shareholders” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

In order for Public Shareholders to exercise their Redemption Rights in respect of the Business Combination Proposal, Public Shareholders must properly exercise their right to redeem the Public Shares they hold no later than the close of the vote on the Business Combination Proposal and deliver their Public Shares (either physically or electronically) to the Transfer Agent prior to 5:00 p.m., Eastern Time, on            , 2025 (two business days prior to the vote at the Special Meeting). Immediately following the consummation of the Business Combination, the Company will satisfy the exercise of Redemption Rights by redeeming the Public Shares issued to the Public Shareholders that validly exercised their Redemption Rights.

Holders of our warrants will not have Redemption Rights with respect to the warrants.

The closing price of Public Shares on the Record Date was $            per share. Prior to exercising redemption rights, shareholders should verify the market price of Public Shares, as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than Redemption Price. APx cannot assure Public Shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in APx’s securities when APx’s shareholders wish to sell their shares.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to APx’s shareholders in connection with the ordinary resolution to approve the Business Combination. However, in respect of the special resolution to approve the Cayman Merger Proposal, under section 238 of the Cayman Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Cayman Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, APx’s shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the APx Board has determined that the redemption proceeds payable to APx’s shareholders who exercise such redemption rights represents the fair value of those shares.

Potential Purchases of Public Shares

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding APx or our securities, the Initial Shareholders, the Company and/or its respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares or vote their shares in favor of the Business Combination Proposal and the other proposals to be presented at the Special Meeting. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to shareholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. APx will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “Risk Factors” and “Security Ownership of Certain Beneficial Owners and Management” for more information and other risks.

The Business Combination

The Background of the Business Combination

The terms of the Business Combination are the result of negotiations between representatives of APx and OmnigenicsAI. The following is a brief description of the background of these negotiations and the resulting Business Combination.

On December 9, 2021, APx closed its IPO of 17,250,000 APx Units, which included the exercise of the underwriters’ option to purchase an additional 2,250,000 APx Units at the initial offering price to cover over-allotments. Each APx Unit consists of one SPAC Class A Ordinary Share, par value $0.0001 per share, and one-half of one redeemable warrant of APx, each whole APx Warrant entitling the holder thereof to purchase one SPAC Class A Ordinary Share at an exercise price of $11.50 per share. The APx Units were sold at a price of $10.00 per unit, generating gross proceeds to APx of $172,500,000.

Substantially concurrently with the closing of the IPO, APx completed the private sale of an aggregate of 8,950,000 Private Placement Warrants to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to APx of $8,950,000.

A total of $175,950,000, comprised of $172,500,000 of the proceeds from the IPO, including $6,037,500 of the underwriters’ deferred discount, and $3,450,000 of the proceeds of the sale of the Private Placement Warrants, was placed in a U.S.-based trust account at JPMorgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee.

Prior to the closing of the IPO, neither APx, nor anyone on its behalf, had selected any business combination target or initiated any substantive discussions, directly or indirectly, with respect to identifying any business combination target.

After the IPO, APx’s officers and directors commenced an active search for prospective businesses or assets to acquire in a business combination transaction. Below is a summary of negotiations with three acquisition candidates (other than the Company):

•        Hospital Services Company:    Initiation occurred on June 30, 2022, when APx approached a hospital services company to gauge interest in a prospective business combination. Following this outreach, a non-disclosure agreement was executed with the company on July 12, 2022. In the ensuing week of July, APx’s leadership, including then Chief Executive Officer Dan Braatz, Chief Financial Officer Xavier Martinez and director Alfredo Vara, conducted a videoconference with the counterpart’s management team. This initial meeting served to introduce APx’s executive team and acquire a deeper understanding of the potential target. Subsequent to this dialogue, APx engaged in comprehensive due diligence, entailing industry analysis and examination of the company’s materials. After multiple internal deliberations and discussions with the target, APx forwarded a draft letter of intent on August 30, 2022. The material terms of the letter of intent were as follows:

•        the transaction valued the target at $288 million to $332 million,

•        the terms included an earnout provision of 4.33 million shares, contingent upon achieving an EBITDAR target of $35 million by 2024, and a six-month lock-up period, and

•        an exclusivity period was established for 365 days, with an optional 90-day extension upon mutual agreement.

Negotiations persisted until September 15, 2022, when the target opted to explore private funding avenues, thereby discontinuing the proposal with APx prior to executing the letter of intent.

•        Luxury Real Estate Development Company:    On May 18, 2022, APx initiated contact with a luxury real estate development entity, leading to a preliminary meeting regarding a potential acquisition of a leading luxury real estate development company (“PG”). Following this interaction, a non-disclosure agreement was executed with the company on July 20, 2022. From there on, the dialogue expanded to include several discussions and meetings involving APx’s senior management, including then Chief Executive Officer Dan Braatz, Chief Financial Officer Xavier Martinez and director Alfredo Vara, alongside financial and legal advisors, focusing on due diligence activities concerning PG. Concurrently, APx and its Sponsor remained in pursuit of suitable business combination opportunities. This period included engagement with PG’s management, culminating in a letter of intent signed on September 21, 2022, which outlined the framework for a business combination between APx and PG. The material terms of the letter of intent were as follows:

•        the transaction valued the target at $725 million to $750 million,

•        the terms included an earnout provision tied to specific milestone achievements, a six-month lock-up period, and requirements for shareholder approval, and

•        an exclusivity period was established for 365 days, with an optional 90-day extension upon mutual agreement.

Consequently, APx ceased negotiations with other potential partners. However, on or about September 5, 2023, PG withdrew from the business combination discussions citing adverse market conditions.

•        Insurance Broker:    On January 19, 2022, APx initiated discussions with an international insurance brokerage firm (“IB”) regarding a potential merger or acquisition. This engagement commenced with an introductory meeting to explore mutual interests, followed by the execution of a non-disclosure agreement on February 3, 2022. Subsequently, APx engaged in multiple discussions and meetings involving senior executives, including then Chief Executive Officer Dan Braatz, Chief Financial Officer Xavier Martinez and director Alfredo Vara, as well as legal and financial advisors, to conduct due diligence on IB. Despite these efforts, IB informed APx on August 18, 2022, that it would not proceed further due to prevailing macroeconomic conditions. During this period, APx and its Sponsor concurrently explored additional business combination opportunities.

•        Other Engagements:    APx also engaged in discussions with various other entities in pursuit of a suitable business combination. However, these interactions did significantly progressor result in material negotiations.

On September 28, 2022, BofA, the underwriter of APx’s IPO, delivered to APx a notice waiving its entitlement to the payment of its deferred underwriting fee with respect to the Business Combination with the Company, declining to serve in any capacity in connection with the Business Combination with the Company, confirming that it does not have any role with respect to the Business Combination with the Company and disclaiming any responsibility for any portion of this proxy statement/prospectus.

On November 11, 2022, Mr. Bransfield was introduced to Mr. Calmet, the Chief Executive Officer of Heritas Argentina, by Mr. Trucco, a director of Bioceres Group PLC, to begin conversations regarding the future of Heritas Argentina as an affiliate of Bioceres, as Mr. Bransfield had successfully executed business combination transactions in the past. Mr. Bransfield served as director and Chief Executive Officer of Union Acquisition Corp, and Union Acquisition Corp. II, leading the companies through successful mergers with Bioceres Crop Solutions (NASDAQ: BIOX) and Procaps Group (NASDAQ: PROC) in March 2019 and September 2021, respectively. Mr. Bransfield previously served on the board of Procaps Group and sat on the audit committee and the mergers and acquisitions committee. Following Lightjump Acquisition Corp’s successful business combination with Moolec Science Ltd. (NASDAQ: MLEC) in December 2022, Mr. Bransfield now serves as a board member on its compensation and audit committees.

On November 16, 2022, Messrs. Bransfield and Calmet met through a video call to discuss the possibility of creating a new business, OmnigenicsAI, and discuss the possibility of pursuing a business combination transaction with the objective of obtaining access to capital and pursuing opportunities to further develop the business globally. Capital raising opportunities in the market were discussed in addition to the unique position that OmnigenicsAI would have as a result of its two existing business units, Rewell and Heritas. The strategic vision was to create OmnigenicsAI as a part of a rebranding initiative for Heritas Argentina, separating it into two existing business units, integrating genomics and artificial intelligence, and establishing a new company poised for international growth through business development initiatives and potential mergers and acquisitions. Mr. Bransfield determined that, if he intended to pursue to the proposed transaction, he would purchase a SPAC and act as its sponsor. Mr. Bransfield elected to perform diligence on OmnigenicsAI in advance of such purchase.

Between February 21 and March 13, 2023, Union Acquisition Group, an entity controlled by Mr. Bransfield, conducted preliminary due diligence of OmnigenicsAI, obtaining access to balance sheets, financial information, funding history, research and development data base, as well as corporate information, to determine a preliminary valuation for OmnigenicsAI. At that time, Union Acquisition Group’s team started to review the comparable valuations in the private and public markets, including many notable precision medicine companies’ valuations and market potential, and reviewed an analysis on the current market competitors.

During the week of March 20, 2023, Mr. Calmet held in-person meetings with potential investors in Mexico, who were introduced by Mr. Bransfield, to discuss about the business combination opportunity and the development of the business in the Mexican market. The objective was, in addition to finding partners to build a wet-lab in Mexico, to find strategic partners to scale OmnigenicsAI’s product portfolio. These investors and partners ranged from investment funds to laboratories.

On April 20, 2023, Mr. Calmet had a call with Mr. Ramondt, Co-Founder and Chief Financial Officer of MultiplAI, whom he had previously met previously in October 2022, to discuss the businesses of OmnigenicsAI and MultiplAI. During that call, Messrs. Calmet and Ramondt discussed potential synergies between both companies and a potential business combination between OmnigenicsAI and MultiplAI. The idea of drafting a letter of intent (“LOI”) to pursue the deal was discussed. Subsequently, on April 24, 2023, Mr. Calmet shared with Mr. Bransfield notes of the MultiplAI meeting, which were later discussed in a call that same day. During that call, the possibility of adding an additional deal with MultiplAI for a business combination transaction was explored. MultiplAI is unrelated to, and shares no common ownership with, the Parent, the Sponsor, the Initial Sponsor, Theo, Union Acquisition Group, Heritas or Bioceres.

After the call, representatives of MultiplAI and OmnigenicsAI began sharing information on products, financials, organizational and legal documents to conduct a high-level business due diligence, in parallel to the drafting of an LOI.

On May 9, 2023, Mr. Calmet introduced Mr. Ramondt to Mr. Bransfield during a three-way call. During this call, the parties discussed the possibility of a business combination transaction that would include OmnigenicsAI merging with a SPAC and acquiring MultiplAI with the use of proceeds of the de-SPAC transaction. The parties also discussed potential ideas as to what the Combined Company would look like from a strategic point of view.

On May 18, 2023, Union Acquisition Group shared a first draft of a letter of intent with OmnigenicsAI that detailed the terms and conditions of an acquisition of OmnigenicsAI by Templar LLC, a Tennessee limited liability company controlled by Mr. Bransfield (the “Sponsor”), who had the mandate to purchase a SPAC for the transaction (the “Heritas LOI”). Upon Mr. Bransfield’s relocation to Nashville, TN, he determined that Sponsor was the appropriate vehicle to act as the Sponsor for the present transaction. Union Acquisition Group did not receive any compensation for its services prior to the involvement of Sponsor. The Heritas LOI draft contained the following material provisions:

•        a target enterprise valuation of $300,000,000 for OmnigenicsAI (which was proposed following an analysis of a wide variety of comparable companies, as described more fully below, taking into account OmnigenicAI’s relatively lower cash burn rates, its unique product offering, its total addressable market and its ability to commercialize and scale within the geographics in which it operates; no fairness opinion or other third party analysis was performed, and no detailed projections were prepared in arriving at such figure);

•        Sponsor (through a special purpose acquisition company) would acquire 100% of the outstanding equity and equity equivalents of the target (including options, warrants or other securities that have the right to acquire or convert into equity securities of the target), or all the target’s business, in exchange for a fully diluted pre-money total enterprise value target of the target of $300 million, as to be agreed by the parties in definitive documentation for such transaction;

•        a lock-up period applicable to significant shareholders of six to twelve months;

•        a post-closing board of directors comprised of five directors, four to be nominated by the target, and one to be nominated by Sponsor; and

•        Sponsor and Theo would jointly provide a backstop arrangement in an amount of up to $10,000,000.

On May 24, 2023, the board of directors of the Parent met to review the Heritas LOI, and negotiations followed discussing details of the backstop amount and other details of the transaction. In that meeting, the board of directors also decided on the need to hire advisors for the transaction, for financial, accounting, and legal purposes.

On June 28, 2023, representatives of MultiplAI and OmnigenicsAI had a call with Mr. Trucco, the Parent’s board member and representative of OmnigenicsAI’s shareholders, to explain the synergies of a potential business combination between both companies and the need to execute a deal in conjunction with OmnigenicsAI’s de-SPAC transaction. He also shared his vision for the Combined Company and his experience running a public company. Following the meeting, OmnigenicsAI’s and MultiplAI’s management started discussing the details of an LOI. OmnigenicsAI started the drafting process and circulated a first draft to MultiplAI on July 20, 2023.

On July 1, 2023, the Sponsor informed OmnigenicsAI that Mr. Bransfield had identified a potential SPAC target, through the purchase of which he intended to pursue the transaction with OmnigenicsAI and MultiplAI, and they would be drafting a purchase agreement to acquire 100% of shares of such SPAC. On July 24, while on a business development trip to Mexico, Mr. Calmet met with APx management to present the OmnigenicsAI opportunity, company vision and strategic plan, and explore a potential business combination between OmnigenicsAI and APx. One point of interest between both parties was that OmnigenicsAI’s plan was to expand to Mexico, APx’s principal place of business. In addition, APx valued that OmnigenicsAI was not a startup per se but a spin-off from two parent companies: Bioceres S.A., an established agricultural solutions company, and CIBIC laboratories, a biotechnology in the clinical diagnostics industry based in Argentina, as described above.

On July 3, 2023, the Sponsor, the Parent and Theo entered into the Heritas LOI. The execution version was substantially similar to the previously circulated draft, provided that it contemplated Sponsor act as the sponsor for the transaction for the reasons described above. Parent and Theo are both affiliates of Bioceres, and direct or indirect shareholders of OmnigenicsAI and Heritas Argentina, controlling such entities. While the Heritas LOI refers to the acquisition of Parent and Theo, through subsequent structuring discussions, the parties determined that the appropriate legal target would be OmnigenicsAI.

On July 25, 2023, OmnigenicsAI management had a meeting with its board of directors to discuss the MultiplAI transaction, the repercussions and benefits of the deal with OmnigenicsAI and the strategy to go public through a business combination transaction. During this meeting, high level terms and conditions of the LOI were aligned to execute the LOI with MultiplAI (the “MultiplAI LOI”). On July 31, 2023, OmnigenicsAI’s Board of Directors met with MultiplAI to discuss these terms and conditions, specifically the valuation of both companies, given that OmnigenicsAI was negotiating a $300 million valuation with the Sponsor for the de-SPAC transaction. In parallel, negotiations occurred via different channels during the following weeks, specifically regarding representations and warranties and expenses.

On August 9, 2023, Mr. Calmet met with the board of directors of the Parent to discuss the final details of the MultiplAI LOI prior to its signing.

On August 15, 2023, the Parent entered into the MultiplAI LOI. The MultiplAI LOI establishes that the Parent would acquire 100% of the outstanding equity and equity equivalents of MultiplAI (including options, warrants or other securities that have the right to acquire or convert into equity securities of MultiplAI), or all MultiplAI’s business, in exchange for a fully diluted pre-money total enterprise value target of MultiplAI of $40 million, taking into account net zero cash and debt.

On August 17, 2023, Mr. Bransfield, as borrower, entered into the Sponsor Loan Agreement. The Sponsor Loan Agreement was amended on September 6, 2023 to increase the credit line from $250,000 to $275,000; on October 12, 2023 to increase the credit line to $400,000; on November 9, 2023 to increase the credit line to $1,000,000; and on March 25, 2024 to increase the credit line to $2,000,000. On March 25, 2024, the parties entered into a fourth amendment to the Sponsor Loan Agreement, pursuant to which certain commercial conditions were amended, including the placement of a legend on 700,000 SPAC Ordinary Shares owned by the Sponsor and changes to the maturity date. The Sponsor Loan Agreement accrues interest at 11% per annum and matures either on the first, second or third anniversary of the closing of the Business Combination, according to certain thresholds related to the volume weighted average price of Company Shares on such dates. Mr. Bransfield, as borrower, also entered into a pledge and security agreement, with Bioceres Group PLC, as the lender, and UG Holdings LLC, as the pledgor, pursuant to which, in order to secure his obligations under the Sponsor Loan Agreement, he pledged 100,000 ordinary shares of Moolec Science SA as security. For more information, see “— Certain Agreements Related to the Business Combination.”

During the week of August 21, 2023, representatives of OmnigenicsAI and MultiplAI had a series of meetings to discuss details of both companies, products, organization, and future plans as a public company. Talks of a potential deal came into place, where a new surviving company would be formed with three business units: Rewell, MultiplAI, and Heritas.

On August 28, 2023, representatives of OmnigenicsAI and MultiplAI had a meeting with Linklaters LLP (“Linklaters”) to discuss a potential business combination with APx and the MultiplAI Acquisition and began negotiations to formally engage Linklaters as its external legal counsel to assist it in a potential share purchase agreement in respect of the MultiplAI Acquisition and business combination transaction with APx. The engagement letter was executed on September 18, 2023.

The shareholder vote for APx was set for September 1, 2023 to vote on the purchase agreement of Sponsor and APx.

On September 8, 2023, following the termination of APx’s discussions with its final potential target PG, under APx’s former management and the Initial Sponsor, APx entered into a purchase agreement with the Initial Sponsor and the Sponsor (controlled by Mr. Bransfield), whereby the Initial Sponsor agreed to transfer to the Sponsor 3,342,188 Founder Shares and 6,936,250 Private Placement Warrants (collectively, the “Transferred Equity”) purchased at the time of APx’s IPO pursuant to a Private Placement Warrants Purchase Agreement, dated December 6, 2021. As consideration for the transfer, the Sponsor paid $1 for such Transferred Equity, and committed to pay up to $50,000 in expense related to APx’s regulatory filings. The Initial Sponsor retained 970,312 Founder Shares and 2,013,750 Private Placement Warrants, which equity was not a component of the Transferred Equity. Mr. Bransfield’s Sponsor acquired a controlling interest in the Founder Shares; however, the Initial Sponsor remained invested in APx as a minority investor. The transfer and all agreements executed in connection with the transfer (including the transactions contemplated therein) are referred to as the “Sponsor Alliance.”

In connection with the Sponsor Alliance, APx, its officers and directors, the Initial Sponsor and the Sponsor entered into additional agreements whereby: (i) the Sponsor signed a joinder agreement to become a party to the letter agreement and the registration rights agreement, both dated December 6, 2021 and entered into in connection with the IPO, among APx, the Initial Sponsor and certain other shareholders of APx; and (ii) the letter agreement was amended by the parties thereto to add a section to not restrict the transfer of founder shares and private placement warrants in connection with the purchase agreement.

On October 30, 2023, the Parent sent the first draft of the share purchase agreement for MultiplAI’s review. On November 1, Linklaters started the due diligence process for MultiplAI. On November 9, 2023, MultiplAI sent its comments with regard to the first draft of the share purchase agreement and, on November 14, 2023, representatives of MultiplAI and the Parent and their legal counsels had a conference call to discuss main issues pointed out by MultiplAI. On November 24, 2024, OmnigenicsAI sent a revised version of the share purchase agreement to MultiplAI. From November 24, 2023 to January 22, 2024, the parties had regular discussions on the terms of the share purchase agreement. On January 23, 2024, the Parent, Mr. Miriuka, Mr. Luzzani, Mr. Ramondt, Dr. Kaveh, Mr. Vaziri, Illumina Cambridge Limited, Mr. Cook, Mr. Ayalon, The Francis Crick Institute Limited, Cambridgeshire and Peterborough Combined Authority, BlackOx Ventures Limited, Zentynel Ventures I, L.P., Financial Trust Agreement SF 500, Time Boost Capital I LP, First in Ventures, LLC, Mr. Shah, and certain Option Shareholders entered into the share purchase agreement relating to the acquisition of MultiplAI. For more information on the MultiplAI Acquisition, see “— MultiplAI Share Purchase Agreement and Contribution Agreement.”

On November 9, 2023, Mr. Bransfield entered into an assignment of debt and borrower position under the Bioceres Loan Agreement, as the assignor, with Bioceres Group PLC, as the assigned party, and Sponsor, as the assignee.

On December 1, 2023, APx issued a press release announcing that it had entered into a non-binding LOI for the Business Combination.

On January 9, 2024, the Company was incorporated under the name Heritas Cayco, a Cayman Islands exempted company limited by shares.

On January 12, 2024, Linklaters sent the first draft of the Business Combination Agreement for Greenberg Traurig, P.A. (“Greenberg”) to review as counsel to APx, and circulated updated drafts on January 19 and January 25, 2024. The material commercial terms of the first draft of the Business Combination Agreement aligned with those set forth in the Heritas LOI. Subsequent revisions of the Business Combination Agreement described below simplified the transaction’s structure to create efficiencies, and generally addressed representations and warranties, interim operating covenants and technical and mechanical refinement, but did not alter any material commercial terms set forth in the Heritas LOI, except as set forth below.

The first draft of the Business Combination Agreement included SPAC, the Company, MultiplAI, PubCo, a Cayman Islands exempted company, Merger Sub and Merger Sub 2, a Cayman Islands exempted company. The initial structure proposed two mergers: (i) the initial merger, which would involve Merger Sub merging with SPAC, resulting in SPAC being the surviving entity; followed by (ii) the acquisition merger, which would consider Merger Sub 2 merging with MultiplAI, establishing MultiplAI as the surviving corporation. As a result of the mergers, the surviving entities would vest their assets, rights, and operations under PubCo, which would become the final holding company. Among the main material terms of the first draft of the Business Combination Agreement, the draft included customary representations and warranties applicable to the Company, SPAC, MultiplAI, Merger Sub and Merger Sub 2, and specific representations and warranties undertaken by the Company and SPAC, such as: (i) compliance with applicable laws, ensuring that neither entity is subject to ongoing violations that would have a material adverse effect; (ii) ownership of tangible and intangible assets, confirming good title without liens except for permitted ones; (iii) the accuracy of financial statements, prepared in compliance with international standards and fairly presented the financial position of the Company and SPAC; (iv) tax-related representations ensuring timely filing and payment of taxes, (v) intellectual property assertions by the Company guaranteeing sole ownership or valid license to all necessary intellectual property; and (vi) absence of benefit plans across the Company and its subsidiaries. In addition, the first draft of the Business Combination Agreement included joint covenants applicable to all parties, such as: (i) the use of reasonable commercial efforts to obtain necessary regulatory approvals and cooperation with Governmental Authorities; (ii) the preparation and filing of the Proxy/Registration Statement with the SEC; (iii) the holding of shareholder meetings by SPAC and the Company to secure approval for transaction-related proposals and achieve necessary consents; (iv) the execution of all legally required filings and notifications to consummate the transaction; and (v) confidentiality maintenance with mutual approval required for public announcements unless legally mandated.

On February 6, 2024, Greenberg sent comments to the Business Combination Agreement to Linklaters, reflecting an implied target enterprise valuation of $300,000,000 for OmnigenicsAI and $40,000,000 for MultiplAI, proposing additional representations and warranties and covenants applicable to the Company and MultiplAI, as well modifications to the termination provisions. Also on February 6, Linklaters, Greenberg, Pérez Alati, Grondona, Benites & Arntsen, Argentine counsel to APx (“Pérez”), and representatives from MultiplAI conducted a diligence call in respect of MultiplAI.

On February 7, 2024, the parties to the Heritas LOI amended its terms to extend the exclusivity period contained within.

On February 9, 2024, Linklaters, Greenberg, Pérez and representatives from Heritas Argentina conducted a diligence call in respect of Heritas Argentina.

On February 13, 2024, Linklaters shared their comments and edits to the Business Combination Agreement in response to Greenberg’s circulation, incorporating additional refinements to the representations and warranties and covenants applicable to the Company and MultiplAI.

On February 16, 2024, Greenberg sent a revised draft of the Business Combination Agreement to Linklaters, providing for the assignment of Parent’s rights under the MultiplAI Share Purchase Agreement to the Company upon Closing, as well modifications to the termination provisions related to any failure to consummate the transactions contemplated by the MultiplAI Share Purchase Agreement.

On February 20, 2024, Greenberg sent a revised draft of the Business Combination Agreement to Linklaters reflecting cleanup changes, following which Linklaters circulated an updated draft of the Business Combination Agreement to Greenberg, incorporating changes to the representations and warranties of the Company related to the authorized share capital of the Company which shall consist of 500,000,000 Company Shares, of which no more than 34,000,000 Company Shares shall be issued and outstanding at the Closing (in addition to any Company Shares issued pursuant to any PIPE Subscription Agreement and Backstop Agreement).

From February 13, 2024 to February 25, 2024, the parties had regular discussions and correspondence exchanges on the terms of the Business Combination Agreement.

On February 26, 2024, Greenberg sent their comments to the latest draft of the Business Combination Agreement to Linklaters, expanding the definition of “MultiplAI Shares” to include any securities or commitments convertible into, exchangeable or exercisable for, or representing the right to subscribe for, any ordinary shares of MultiplAI and proposing refinements to the representations and warranties of MultiplAI related to its subsidiaries and their capitalization. Also on February 26, 2024, Linklaters, Greenberg, Pérez and representatives from Heritas Argentina conducted a diligence call in respect of Heritas Argentina.

On February 27, 2024, Linklaters, Greenberg, Pérez and representatives from MultiplAI conducted a diligence call in respect of MultiplAI. Also on February 27, 2024, Linklaters shared with Greenberg a revised draft of the Business Combination Agreement, incorporating refinements to the representations and warranties of MultiplAI’s authorized share capital and including an exception to the covenant restricting MultiplAI’s ability to license intellectual property, permitted such action in the ordinary course of business consistent with past practices.

On March 5, 2024, Linklaters sent a revised draft of the Business Combination Agreement to Greenberg, proposing a SPAC Transaction Expense Cap of $6,650,000 and a definition for “Executive-level Employee” as individuals employed by the Company whose annual base salary exceeds $100,000.

On March 6, 2024, Greenberg circulated comments to the Business Combination Agreement to Linklaters, refining the provisions related to the equity compensation plans of MultiplAI. Later that day, Linklaters circulated comments to the Business Combination Agreement, reducing the SPAC Transaction Expense Cap to $6,150,000.

On March 7, 2024, Greenberg circulated comments to the Business Combination Agreement to Linklaters, increasing the SPAC Transaction Expense Cap to $6,630,759, incorporating additional intellectual property covenants, such as the transfer of the domain name “www.heritas.com.ar” to the Company, for no consideration, and the transfer of “MultiplAI Health” trademark to MultiplAI for no consideration.

On March 8, 2024, Linklaters circulated comments to the Business Combination Agreement to Greenberg and, later that day, Greenberg provided additional comments to the Business Combination Agreement. Key changes included (i) reduction of the SPAC transaction Expenses Cap from $6,630,759 to $5,880,759, and (ii) the addition to the fully paid “tail” directors’ and officers’ liability insurance policy as a component of the “Company Transaction Expenses.”

From March 14, 2024 to March 21, 2024, Linklaters and Greenberg exchanged drafts of the Business Combination Agreement. Key changes included the inclusion of any necessary filings or approvals under applicable antitrust or competition laws, such as Argentine Law No. 27,442 (Ley de Defensa de la Competencia) as a condition precedent to Closing, and additional cleanup changes.

On March 18, 2024, the Company received a Certificate of Incorporation on Change Name from the Registrar of Companies of the Cayman Islands, changing its name to OmnigenicsAI Corp.

On March 19, 2024, Greenberg circulated to Linklaters a draft of the Business Combination Agreement, reflecting the name change to OmnigenicsAI Corp and cleanup changes.

On March 20, 2024, Linklaters and Greenberg exchanged drafts of the Business Combination Agreement. Key changes included: (i) a revision of the Trust Account statement, reflecting a balance of $63,214,027.45; (ii) an extension of the submission deadlines from April 30, 2024, to May 15, 2024, for the interim financial statements related to Heritas Argentina and MultiplAI, and the pro forma information concerning the Company, to be delivered to SPAC.

On March 21, 2024, Greenberg circulated to Linklaters a proposed execution version of the Business Combination Agreement.

On March 25, 2024, the Business Combination Agreement was executed by the parties and, on March 26, 2024, the Business Combination was publicly announced.

In May 2024, a few critical risks emerged while preparing for the integration with MultiplAI. Notably, there was a significant discrepancy between the operational focus of the companies and the financial needs required to execute on both. OmnigenicsAI, focused on the Latin American market, and MultiplAI, being pre-revenue and primarily focused on the U.S. market, faced alignment challenges. This mismatch in strategic focus led to a recalibration of the combined entity’s projected capital expenditures, as integration would require establishing a larger footprint in the United States, significantly increasing operating costs and limiting our ability to benefit from the cost efficiencies available in Latin America. Additionally, the U.S. regulatory landscape presents unique challenges, with both federal and state-level regulations, which would demand substantial capital and resources to achieve compliance, surpassing initial projections and presenting a substantial financial risk for the Combined Company.

For example, on May 6, 2024, the FDA issued a final rule on Laboratory Developed Tests (LDTs), that impacted the regulatory landscape for these tests in the US for the coming years. As MultiplAI’s test is classified as an LDT, this new regulatory environment introduced different compliance challenges, operational risks, and additional resources than were originally envisioned, requiring additional financial obligations to address. As such, the combined entity’s projected capital and operational expenditures ultimately surpassed initial expectations, presenting substantial financial risk. Due to these circumstances, both companies decided it would be mutually beneficial to terminate the MultiplAI Share Purchase Agreement.

On August 11, 2024, MultiplAI, the Company, and Parent entered into a binding term sheet for a reseller license agreement (the “Reseller License Agreement”), pursuant to which MultiplAI granted OmnigenicsAI an exclusive license to market certain products in Latin America through December 31, 2030. This license applies to MultiplAI’s proprietary blood-based, laboratory-developed test for detecting markers associated with conditions like calcified atherosclerotic plaque, coronary artery disease (“CAD”), and steatotic liver disease (the “MultiplAI Products”). Concurrently with the Restructuring, Parent has agreed to contribute to OmnigenicsAI certain receivables owed by MultiplAI to Parent pursuant to certain loan agreements. This binding term sheet was entered into in the context of negotiations relating to the termination of the MultiplAI Share Purchase Agreement. See “Certain Agreements Related to the Business Combination — Reseller License Agreement” and “Unaudited Pro Forma Combined Financial Information — Adjustments to Unaudited Pro Forma Combined Statement of Financial Position as of June 30, 2024.”

On August 27, 2024, Parent, MultiplAI and the MultiplAI Shareholders (with APx’s consent) terminated the MultiplAI Share Purchase Agreement. As a result of such termination, OmnigenicsAI will not acquire MultiplAI, their business will not be combined pursuant to the Business Combination Agreement, and all rights and obligations of MultiplAI under the Business Combination Agreement ceased and terminated, subject to certain exceptions. For more information on the decision to terminate the MultiplAI Share Purchase Agreement, see “— Decision to Terminate the MultiplAI Share Purchase Agreement.”

Except as set forth above, no other terms of the Business Combination have been modified, and OmnigenicsAI and APx intend to complete the combination of our businesses (without the acquisition of MultiplAI) as set forth in the Business Combination Agreement.

APx Board of Directors’ Reasons for the Approval of the Business Combination

As described above, the APx Board, in evaluating the Business Combination, consulted with APx’s management and advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the APx Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the APx Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The APx Board viewed its decision as being based on the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of APx’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read together with the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In connection with analyzing the Business Combination, APx’s management reviewed and compared, using publicly available information, certain financial information for the Company corresponding to financial information, ratios and public market multiples for certain companies believed by APx’s management and its advisors, based on their experience and judgment, to be comparable to the Company. None of such companies is identical to the Company.

Before reaching its decision, the APx Board reviewed the results of the due diligence conducted by its management, members of the Sponsor and APx’s advisors, which supported moving forward with the transaction.

The due diligence included:

•        meetings and calls with the management team, board members, shareholders and advisors of the Company regarding, among other things, the Company’s technology, commercialization plans (including through potential retail partners in Latin America and market opportunity (including potential expansion into Latin American jurisdictions outside of Argentina and Paraguay);

•        review of the Company’s material contracts and other agreements, including its governing documents and instruments and agreements related to key intellectual property, clients, vendors, suppliers, advisors, joint ventures, partnerships, consultants, employees, contractors, indemnities and any prior acquisitions, mergers and/or dispositions;

•        financial, tax, legal, insurance, accounting, operational, business and other due diligence, including reviews of board meeting minutes and resolutions, labor and employment matters, the Company’s corporate and management structure (including that of affiliates and subsidiaries), intellectual property, investor agreements and capitalization tables, prior communications made with shareholders or other holders of company securities, prior insider transactions, prior restructuring and recapitalizations, legal proceedings, legal compliance with applicable laws and regulations, privacy/data security, regulatory licenses, permits, approvals and authorizations, tax matters and critical third-party vendor arrangements;

•        analysis of revenue and EBITDA of comparable companies in the genomics, artificial intelligence, healthcare data, diagnostics and digital healthcare sectors from various stages in development, including early stage, growth and mature companies, that were listed on either NYSE or Nasdaq with market capitalizations ranging from approximately $20 million to over $10 billion. These comparable companies were chosen due to the fact that they operate in one or more of the multiple core competencies or proposed areas of expansion of OmnigenicsAI’s business (genetic sequencing, microbiome analysis and artificial intelligence). As no company is a direct comparison to OmnigenicsAI’s product offering, companies across these multiple industries were evaluated to prepare a holistic comparison base. This was the only selection criteria for the comparable company analysis; companies were selected (or excluded) based on other factors (such as, geographic market or location, or financial and operating metrics such as revenues, market capitalization, or other criteria);

•        the comparable companies and the relevant financial information considered is set forth below:

Company Name	Symbol	Equity Value(1)(2)	2023 Revenue(1)	2023 EBITDA(1)
Genomics Companies
Intellia Therapeutics, Inc.	NASDAQ:NTLA	1,859	36	(506)
10x Genomics, Inc.	NASDAQ:TXG	4,297	619	(159)
uniQure N.V.	NASDAQ:QURE	159	16	(255)
Blueprint Medicines Corporation	NASDAQ:BPMC	5,555	249	(475)
CRISPR Therapeutics AG	NASDAQ:CRSP	4,546	371	(203)
Krystal Biotech, Inc.	NASDAQ:KRYS	4,488	51	(92)
Editas Medicine, Inc.	NASDAQ:EDIT	294	78	(163)
Ginkgo Bioworks Holdings, Inc.	NYSE:DNA	1,639	251	(662)
Natera, Inc.	NASDAQ:NTRA	10,306	1,083	(425)
Pacific Biosciences of California, Inc.	NASDAQ:PACB	1,436	201	(287)
Metagenomi, Inc.	NASDAQGS:MGX	522	17	(43)
Centogene N.V.	NASDAQGM:CNTG	70	50	(33)
NeoGenomics, Inc.	NASDAQCM:NEO	2,171	592	(23)
Fulgent Genetics, Inc.	NASDAQGM:FLGT	(150)	289	(47)
AI-enabled Companies
Cardio Diagnostics Holdings, Inc.	NASDAQCM:CDIO	28	0	(5)
FiscalNote Holdings Inc.	NYSE:NOTE	446	133	(49)
SoundHound AI, Inc	NASDAQ:SOUN	2,683	46	(62)

Company Name	Symbol	Equity Value(1)(2)	2023 Revenue(1)	2023 EBITDA(1)
Innodata Inc.	NASDAQ:INOD	177	87	2
BigBear.ai Inc.	NYSE:BBAI	708	155	(28)
BenevolentAI S.A.	ENXTAM:BAI	(8)	13	(228)
Healthcare Data Companies
23andMe Holding Co.	NASDAQ:ME	76	299	(292)
Health Catalyst, Inc.	NASDAQGS:HCAT	408	296	(53)
Globus Medical, Inc.	NYSE:GMED	7,421	1,568	418
Guardant Health, Inc.	NASDAQGS:GH	2,498	564	(436)
GoodRx Holdings, Inc.	NASDAQGS:GDRX	2,859	750	67
Diagnostic Companies
SYNLAB AG	XTRA:SYAB	4,136	3,424	592
Diagnósticos da América S.A.	BOVESPA:DASA3	3,540	2,547	308
Quest Diagnostics Incorporated	NYSE:DGX	19,250	9,252	1,773
Exact Sciences Corporation	NASDAQCM:EXAS	12,877	2,500	(102)
Eurofins Scientific SE	ENXTPA:ERF	15,134	7,045	1,284
Digital Healthcare Platforms
American Well Corporation	NYSE:AMWL	(71)	259	(226)
Sharecare, Inc.	NASDAQGS:SHCR	266	442	(94)

____________

Notes:-

(1)      Figures in millions.

(2)      Based on closing share price as of March 13, 2024.

•        consultation with APx’s management and its legal counsel and review of key management employment agreements;

•        review of historical financial performance of the Company (including audited and unaudited financial statements, income statements, balance sheets, statement of operations and statements of cash flow);

•        confirmatory financial due diligence, including comparing financial performance metrics and other financial information of the Company (primarily its budgets, unit costs and pricing, and historical balance sheets) with other companies in the healthcare and technology sectors.

While this comparable company analysis was used to subjectively evaluate the Business Combination, these metrics were not used to quantitatively arrive at the proposed valuation of OmnigenicsAI.

In approving the Business Combination, the APx Board was not provided with projections for the Company or Heritas Argentina and determined not to obtain a fairness opinion. The officers and directors of APx have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries given their diverse backgrounds in operational management, investments, technology and financial management and analysis and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.

Mr. Bransfield served as director and Chief Executive Officer of Union Acquisition Corp, and Union Acquisition Corp. II, leading the companies through successful mergers with Bioceres Crop Solutions (NASDAQ: BIOX) and Procaps Group (NASDAQ: PROC) in March 2019 and September 2021, respectively. Mr. Bransfield previously served on the board of Procaps Group and sat on the audit committee and the mergers and acquisitions committee. Following Lightjump Acquisition Corp’s successful business combination with Moolec Science Ltd. (NASDAQ: MLEC) in December 2022, Mr. Bransfield now serves as a board member on the compensation and audit committees.

Mr. Braatz (i) co-founded (a) FHipo, the first MREIT in the region with over $1.4 billion in AUM, and (b) VACE Partners, a company providing specialized financial services, (ii) founded (a) Yave, a leading non-bank digital mortgage lender in Mexico, (b) VRE, a vertical residential developer, and (c) AC Capital, a distressed asset fund, (iii) currently serves as a board member of FHipo, Infosel, Conjunto Inmobiliario Polanco, Yave, Parkour Ventures and AC Capital and (iv) holds an LPAC position in Yaax Capital.

Mr. Vara is co-founder of VACE Partners, directing diverse transactions through Mexico and Latin America including M&A, structured debt, capital raising, and financial advice, among others.

Ms. Remtulla has served as the Chief Operating Officer at Bridge It, Inc., a leading financial wellness application focused on helping users improve their financial health, since August 2021. She also served as Head of Digital Delivery at BSF Digital Ventures, a subsidiary of Banque Saudi Fransi, from 2019 to 2021. Ms. Remtulla is an experienced Fintech practitioner who has been involved in launching new digital banking propositions, including co-founding BankCLEARLY, a middle-eastern neo-bank, where she worked closely with regional banks to advance fintech across the banking system, from 2016 to 2018. Prior to founding BankCLEARLY, Ms. Remtulla was the Vice President of Group Strategy at Abu Dhabi Commercial Bank, where she focused on corporate and digital strategy, innovation, and customer experience from 2012 to 2016.

Since 2015, Mr. Mudd has served as senior adviser at Gore Street Capital, an alternatives asset manager in the United Kingdom, and he served as Chief Executive Officer of Fortress Investment Group LLC, an alternative asset manager, from August 2009 through December 2011.

Mr. Barry is an executive with Ruppert Companies where he has served as Chief Financial Officer from 2014 to 2016 and Division President since 2016 for Ruppert Landscape, LLC, one of the US’s largest commercial landscaping businesses, and from 2008 to 2014, Mr. Barry served as the Chief Investment Officer of The Carr Companies (including The Oliver Carr Company, Carr Hospitality and Carr City Centers), where he oversaw acquisitions, dispositions, financing, partnership structuring and a range of contract negotiations within the commercial real estate sector.

A majority of the directors (or members of a similar governing body) who are not employees of APx have not retained, and do not intend to retain, an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination.

In the prospectus for its IPO, APx identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses, although APx indicated it will use these criteria and guidelines in assessing potential acquisition opportunities, but may decide to enter into an initial business combination with a target that does not meet these criteria and guidelines. APx intended to acquire companies that:

•        are established companies with proven business models, strong operations and fundamentals for revenue and bottom-line growth;

•        can use technology to drive significant operational improvements and efficiency gains, or improve their strategic positions by implementing technology solutions to differentiate product offerings;

•        have leading, growing or strong industry positioning, or are well positioned to participate as a consolidator in its sector;

•        have room to achieve better results by leveraging the operating and financial experience of our management team;

•        generate or have the potential to generate solid, stable and predictable free cash flows;

•        are prepared to be publicly listed in the US, with the capability to operate in the scrutiny of public markets, with strong management, corporate governance, and reporting policies either in place or can be easily implemented; and

•        have an experienced management team that can implement growth initiatives, organic and inorganic with access to a primary capital injection.

These illustrative criteria were not intended to be exhaustive. APx stated in its IPO prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant.

In considering the Business Combination, the APx Board concluded that the Company met nearly all the above criteria. In particular, the APx Board considered the following positive factors, although not weighted or in any order of significance:

•        Competitive Strengths.    The unique position of the Company in the healthcare space, supported by a unique joinder of genomics product offerings, with inroads into traditionally underserved markets as well as developed markets. The Company’s position is particularly unique, given the lack of other current market participants with the breadth of products and service offerings spanning deep genetic sequencing and microbiome analysis, with plans to increase these offerings with artificial intelligence-assisted interpretation and processing, and AI Agents designed to interact directly with customers. Additionally, the Company’s strategy is unique relative its peers in that it maintains both a business-to-business and business-to-business-to-consumer go to market strategy, while also maintaining a partnership approach with existing and deeply embedded healthcare market participants.

•        Attractive Valuation.    The APx Board’s determination that based on the Company’s commercial potential, underpinned by their unique product offering and multi-channel distribution approach, as well as their intellectual property portfolios, APx’s shareholders would acquire their shares in the Company at an attractive valuation in comparison to global private and public comparable companies examined by the APx Board. Quantitively, the APx Board considered that many comparable companies with significantly higher valuations incurred significant operating losses inherent in their respective EBITDA metrics, suggesting an inefficient operating model and making OmnigenicsAI’s valuation attractive in comparison, particularly given its ability to efficiently commercialize and scale. Additionally, as OmnigenicsAI’s unique, multi-faceted product offering make it difficult to compare to compare to other companies, and its peers who participate in one or more of its core competencies operate in emerging industries, EBITDA and revenue are not always reliable metrics for evaluation and comparison. Therefore, in analyzing OmnigenicsAI’s valuation, the APx Board took into consideration other factors, such as its ability to commercialize and scale, its total addressable market, its intellectual property portfolio and its unique, multi-faceted business model. In estimating OmnigenicsAI’s total addressable market, the populations of 100 major Latin American cities were considered, each adjusted for the percentage of the population that is likely to be able to access out-of-pocket health care.

•        Due Diligence.    The results of APx’s due diligence investigation of the Company’s conducted by APx’s management team, Sponsor group and its advisors.

•        Negotiated Transaction.    The financial and other terms of the Business Combination Agreement are reasonable, based on the experience of APx’s management team which has extensive experience in transactions involving special purpose acquisition companies, as assisted by its legal and other advisors, do not include a cash closing condition, and are the product of arm’s-length negotiations between the parties thereto.

The APx Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        Benefits May Not Be Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Redemption Risk.    The risk that a significant number of APx’s shareholders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to the Existing Governing Documents;

•        APx Shareholders Receiving a Minority Position.    The fact that APx’s shareholders will hold a minority position in Holdco;

•        Fees and Expenses.    The significant fees and expenses associated with completing the Business Combination and the substantial time and effort of APx’s management required to complete the Business Combination;

•        No Third-Party Fairness Opinion.    The risk that APx did not obtain a fairness opinion in determining whether to proceed with the Business Combination;

•        Readiness to be a Public Company.    As the Company has previously been a private company and the majority of their executives and employees are located outside the United States, the Company may not have all the different types of employees necessary for it to timely and accurately prepare reports for filing with the SEC. There is a risk that the Company will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing; and

•        Other Risk Factors.    Various other risk factors associated with the Company’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this document.

After considering the foregoing, the APx Board concluded, in its business judgment, that the potential benefits to APx and APx’s shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Prior SPAC Experience of the Sponsor, the Initial Sponsor and Officers and Directors

APx’s Sponsor, Initial Sponsor and officers and directors have extensive experience in capital markets transactions, mergers and acquisitions and business strategy. In addition, Kyle Bransfield, APx’s Chief Executive Officer and Chairman and Chief Executive Officer of the Sponsor, served as director and Chief Executive Officer of Union Acquisition Corp, and Union Acquisition Corp. II, leading the companies through successful mergers with Bioceres Crop Solutions (NASDAQ: BIOX) and Procaps Group (NASDAQ: PROC) in March 2019 and September 2021, respectively. Mr. Bransfield previously served on the board of Procaps Group and sat on the audit committee and the mergers and acquisitions committee. Following Lightjump Acquisition Corp’s successful business combination with Moolec Science Ltd. (NASDAQ: MLEC) in December 2022, Mr. Bransfield now serves as a board member on the compensation and audit committees.

Fiduciary Duties of APx’s Officers and Directors

Below is a table summarizing the entities to which our officer and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
Kyle Bransfield	APx Acquisition Corp. I	Special purpose acquisition company	CEO, Director
	Moolec Science Ltd.	Food science	Director
Xavier Martinez	APx Acquisition Corp. I	Special purpose acquisition company	CFO
	APx Capital	Investment firm	Founder
Daniel Braatz	APx Acquisition Corp. I	Special purpose acquisition company	Director
	FHipo	REIT	Director
	Infosel	Software Company	Director
	Conjunto Inmobiliario Polanco	Construction	Director
	Yave	Tequila producer	Director
	Parkour Ventures	Asset manager	Director
	AC Capital	Investment firm	Director
	Yaax Capital	Investment firm	Advisory Committee Member
Alfredo Vara Alonso	APx Acquisition Corp. I	Special purpose acquisition company	Director
	APx Capital	Investment firm	Founder/director

Individual	Entity	Entity’s Business	Affiliation
	Yave	Tequila producer	Director
	AC Capital	Investment firm	Director
Fara Remtulla	APX Acquisition Corp. I	Special purpose acquisition company	Director
	Bridge It, Inc.	Technology	COO
Daniel Mudd	APx Acquisition Corp. I	Special purpose acquisition company	Director
Thomas P.M. Barry	APx Acquisition Corp. I	Special purpose acquisition company	Director
	TBarry Capital	Investment firm	CIO

Additional benefits and detriments of the Business Combination to APx and its affiliates, to the Initial Shareholders and their affiliates, to APx’s unaffiliated securityholders and to OmnigenicsAI and its affiliates are described below.

Benefits and Detriments of the Business Combination

Stakeholder	Benefits	Detriments
APx and affiliates	Failure to complete a business combination would result in APx liquidating the Trust Account and unwinding. The business combination would create value for APx and its shareholders.

APx could potentially have found a target that may have a more optimal risk/return profile than OmnigenicsAI. In this case, APx, its shareholders and its affiliates would stand to benefit more than in the business combination with OmnigenicsAI

Initial Shareholders and affiliates

Failure to complete a business combination would result in APx liquidating the Trust Account and unwinding. The business combination would create value for APx and its shareholders.

See also “Questions and Answers About the Business Combination and the Special Meeting — What interests do our Initial Shareholders, current officers, directors and advisors, and the Company’s current shareholders have in the Business Combination?” for a description of other benefits of the Business Combination to the Initial Shareholders and their affiliates.

APx could potentially have found a target that may have a more optimal risk/return profile than OmnigenicsAI. In this case, APx, its shareholders and its affiliates would stand to benefit more than in the business combination with OmnigenicsAI

Stakeholder	Benefits	Detriments
Unaffiliated securityholders

If the market was to recognize the valuation and potential of OmnigenicsAI the share price may be expected to increase from the current redemption price of the Public Shares, which will benefit the Public Shareholders.

Additionally, if the share price increases following the Business Combination, warrantholders may be able to exercise their warrants at an exercise price lower than the then-current share price.

For non-redeeming shareholders the risk is that the market will not support the valuation of OmnigenicsAI either as a result of a general market downturn or risks specific to OmnigenicsAI. In this case, the stock price may be reasonably expected to trade below the current redemption price of the Public Shares. If this scenario were to materialize, the Public Shareholders would have been better off redeeming rather than holding Company Shares post-business combination.

OmnigenicsAI and affiliates

After the consummation of the Business Combination, the Company Shares are expected to be listed on Nasdaq. As a U.S. public company, OmnigenicsAI and therefore, OmnigenicsAI’s legacy stockholders, will enjoy enhanced visibility in the capital markets, which could help amplify the brand awareness of OmnigenicsAI and increase the revenue of OmnigenicsAI.

In addition, OmnigenicsAI will be able to raise funds through the U.S. public capital markets, providing it with access to capital to execute its expansion and growth strategies.

Further, OmnigenicsAI’s legacy shareholders had (directly or indirectly) acquired their respective shares of OmnigenicsAI at a price lower than $10.00 per Company Share. To the extent that the Company Shares will trade above their per share acquisition price, legacy OmnigenicsAI stockholders will receive a positive return on their respective investments in OmnigenicsAI.

See also “Questions and Answers About the Business Combination and the Special Meeting — What interests do our Initial Shareholders, current officers, directors and advisors, and the Company’s current shareholders have in the Business Combination?” for a description of other benefits of the Business Combination to OmnigenicsAI and its affiliates.

OmnigenicsAI has and continues to incur significant fees and expenses associated with completing the Business Combination and OmnigenicsAI’s management has invested substantial time and effort to complete the Business Combination as well as the risks that the benefits sought to be achieved by the Business Combination might not be achieved fully or may not be achieved within the expected timeframe and that completion of the Business Combination is conditioned on satisfaction of certain closing conditions that are not within OmnigenicsAI’s control.

Interests of APx’s Directors and Officers in the Business Combination

See “Questions and Answers About the Business Combination and the Special Meeting — What interests do our Initial Shareholders, current officers, directors and advisors, and the Company’s current shareholders have in the Business Combination?”

Regulatory Approvals Required for the Business Combination

Non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. APx and the Company are not aware of any other regulatory approvals in the United States and Cayman Islands or elsewhere required for the consummation of the Business Combination.

Litigation Relating to the Business Combination

There have been no proceedings brought against APx in relation to the Business Combination or the Business Combination Agreement.

Listing of Company Shares

Approval of the listing on Nasdaq of the Company Shares to be issued in the Business Combination, subject to official notice of issuance, is a condition to each party’s obligation to complete the Business Combination.

Accounting Treatment of the Business Combination

OmnigenicsAI will account for the Business Combination as a capital reorganization in accordance with IFRS as issued by the IASB. Under this method of accounting, APx will be treated as the “acquired” company for financial reporting purposes and OmnigenicsAI will be the accounting “acquirer.” This determination was primarily based on the assumptions that OmnigenicsAI’s shareholders will hold a majority of the voting power of the Combined Company, OmnigenicsAI’s operations will substantially comprise the ongoing operations of the Combined Company, OmnigenicsAI’s designees are expected to comprise a majority of the governing body of the Combined Company, and OmnigenicsAI’s senior management will comprise the senior management of the Combined Company. APx does not meet the definition of a “business” pursuant to IFRS 3, Business Combinations, and thus, for accounting purposes, OmnigenicsAI will account for the Business Combination as a capital reorganization. The net assets of APx will be stated at historical cost, with no goodwill or other intangible assets recorded.

The Business Combination will be accounted for within the scope of IFRS 2. As a result, any excess of fair value of the Company Shares issued over the fair value of APx’s identifiable net assets acquired, represent compensation for the service in respect of a stock exchange listing for the Company Shares and is expensed upon consummation.

The Business Combination Agreement

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. This summary is qualified in its entirety by reference to the Business Combination Agreement, a copy of which is attached as Annex A hereto. Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

The Business Combination

On March 25, 2024, APx, the Company, Merger Sub and MultiplAI entered into the Business Combination Agreement. The following subsections describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Exhibit 2.1 hereto. The SPAC Shareholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules referred to therein, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. We do not believe that the disclosure schedules contain information that is material to an investment decision that is not otherwise disclosed in this proxy statement/prospectus. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about the Company, APx or Merger Sub or any other matter.

On August 27, 2024, Parent, MultiplAI and the MultiplAI Shareholders (with APx’s consent) terminated the MultiplAI Share Purchase Agreement. As a result of such termination, the Company will not acquire MultiplAI, their business will not be combined pursuant to the Business Combination Agreement, and all rights and obligations of MultiplAI under the Business Combination Agreement ceased and terminated, subject to certain exceptions.

Except as set forth above, no other terms of the Business Combination have been modified, and the Company and APx intend to complete the combination of our businesses (without the acquisition of MultiplAI) as set forth in the Business Combination Agreement.

MultiplAI Acquisition and Contribution

Prior to the MultiplAI SPA Termination Agreement, it was originally provided that on the Closing Date, but prior to the Merger Effective Time, following the consummation of the transactions contemplated by the MultiplAI Share Purchase Agreement, (i) MultiplAI would, and would cause the MultiplAI Shareholders, and the Company would cause Parent to consummate all transactions under the MultiplAI Share Purchase Agreement, resulting in the Parent acquiring all of the issued and outstanding MultiplAI Shares, and (ii) immediately thereafter, the Company would, and would cause Parent to, consummate the MultiplAI Contribution pursuant to which Parent would contribute all of the issued and outstanding MultiplAI Shares to the Company, the Company would, and would cause Parent to, and MultiplAI would, and would cause the MultiplAI Shareholders to, assign all of the Parent’s rights under MultiplAI Share Purchase Agreement to the Company, and the Company would have issued to Parent an aggregate amount of 4,000,000 Company Shares in consideration thereof. Pursuant to MultiplAI SPA Termination Agreement and Notice of Termination, the MultiplAI Share Purchase Agreement has been terminated, and, as a result, all the rights and obligations arising thereof and the transactions contemplated therein, including the MultiplAI Acquisition and MultiplAI Contribution, will not occur.

The Structure of the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that, in connection with the Closing, the parties shall consummate the Merger pursuant to which Merger Sub shall merge with and into SPAC, with SPAC being the surviving company and remaining as a wholly-owned subsidiary of the Company. The Merger the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.”

The Merger shall become effective on a date that is no later than five business days after the first date on which all conditions set forth in the Business Combination Agreement that are required to be satisfied or waived (other than the conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) or at such other time or in such manner as shall be agreed to by SPAC and Company in writing. As a result of the Merger, at Merger Effective Time, (i) all of the property, rights, privileges, powers and franchises, Indebtedness, liabilities, duties and obligations of SPAC and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, Indebtedness, liabilities and duties of SPAC as the Surviving Subsidiary, and SPAC shall thereafter exist as a wholly-owned Subsidiary of the Company and the separate corporate existence of SPAC shall cease to exist, (ii) the Governing Documents of the Company, as in effect immediately prior to the Merger Effective Time, shall be amended and restated and replaced in their entirety with the form amended and restated memorandum and articles of association of the Company attached, as Exhibit B to the Business Combination Agreement, to among other things, provide that the name of the Company be changed to a name that complies with the Cayman Companies Act and is selected by the Company in its sole discretion, and for the authorized share capital of the Company to consist of a sufficient number of Company Shares in order to effect and consummate the Transactions, and the Company M&A shall be the memorandum and articles of association of the Company, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act, and (iii) the Governing Documents of SPAC, as in effect immediately prior to the Merger Effective Time, shall be amended and restated and replaced in its entirety with the form attached as Exhibit C to the Business Combination Agreement.

Subject to the terms and conditions of the Business Combination Agreement, at the Merger Effective Time:

•        each SPAC Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically separated and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant; provided that no fractional Public Warrants shall be issued in connection with such separation such that if a holder of such SPAC Units would be entitled to receive a fractional SPAC Warrant upon such separation, the number of Public Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of Public Warrants;

•        immediately following the separation of each SPAC Unit, each SPAC Class A Ordinary Share, issued and outstanding immediately prior to the Merger Effective Time shall be automatically surrendered, cancelled and cease to exist in exchange for the right to receive, upon delivery of the applicable Letter of Transmittal, one newly issued Company Share. Each SPAC Shareholder shall cease to have any other rights in and to such SPAC Ordinary Shares, except as expressly provided in the Business Combination Agreement; and

•        immediately following the separation of each SPAC Unit, each SPAC Warrant issued and outstanding immediately prior to the Merger Effective Time shall cease to be a warrant with respect to SPAC Ordinary Shares and be assumed by the Company and converted into a validly issued and fully paid warrant to purchase Company Shares. Each Company Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the SPAC Warrant Agreement and the Assignment, Assumption and Amendment Agreement.

The following diagram shows the current ownership structure of SPAC (excluding the impact of the shares underlying the Public Warrants). For more information see “Security Ownership of Certain Beneficial Owners and Management — APx.”

The following diagram shows the current structure of the Company:

The following diagram shows the pro forma ownership percentages and structure of the Company immediately following the consummation of the Business Combination. The structure assumes that (i) none of APx’s existing shareholders exercise their redemption rights in connection with the approval of the Business Combination, and (ii) no additional equity securities of SPAC are issued prior to the Closing. For more information see “Security Ownership of Certain Beneficial Owners and Management — The Company.”

Consideration to be Received in the Business Combination

At the Merger Effective Time, each SPAC Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically separated and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant. The aggregate amount of Company Shares to be issued by the Company as part of the Merger Consideration shall be allocated among the holders of SPAC Ordinary Shares or Public Warrants in accordance with the Business Combination Agreement.

At the Merger Effective Time, each SPAC Ordinary Shares issued and outstanding immediately prior to the Merger Effective Time will automatically be converted into one (1) validly issued and fully paid Company Share, which will be valued at $10.00 per share and each SPAC Warrant will automatically be converted into one (1) validly issued Company Warrant. Any SPAC Ordinary Shares held by SPAC as treasury shares, or any SPAC Ordinary Shares held by any direct or indirect Subsidiary of SPAC immediately prior to the Merger Effective Time, shall automatically be surrendered and cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefore.

Prior to Closing, the Company shall appoint Continental Stock Transfer & Trust Company or such other exchange agent for the purpose of exchanging SPAC Ordinary Shares for a number and class of Company Shares, and Public Warrants for a number of Company Warrants, in accordance with the Plan of Merger and the Business Combination Agreement. At or before the Merger Effective Time, the Company shall deposit, or cause to be deposited with the exchange agent, the Merger Consideration.

Ownership of the Combined Company Upon Completion of the Business Combination

Following the Business Combination, the SPAC shall be a direct wholly-owned subsidiary of the Company.

Representations and Warranties

The Business Combination Agreement contains customary representations, warranties and covenants of the Company, SPAC and Merger Sub. Such representations and warranties are, in certain cases, subject to specified exceptions and materiality, Company Material Adverse Effect and SPAC Material Adverse Effect (see the section titled “— Material Adverse Effect” below), knowledge and other qualifications contained in the Business Combination Agreement and may be further modified and limited by the SPAC’s filing with the SEC and the disclosure letters to the Business Combination Agreement. The summaries of the representations and warranties of the Company, SPAC and Merger Sub below do not purport to be complete and are qualified in their entirety by reference to the full text of the Business Combination Agreement, attached to this proxy statement/prospectus as Annex A. Further, the representations and warranties of the Company, SPAC and Merger Sub are qualified by the disclosure letters delivered on the date of the Business Combination Agreement. The representations and warranties of the Company, SPAC and Merger Sub are subject to customary bring-downs at Closing.

On the date of the Business Combination Agreement, the Company represented to SPAC that it was duly incorporated and validly existing under Cayman Islands law, having the requisite power and authority to own and operate its assets and conduct its business as currently conducted. It represented that its Subsidiaries were duly organized and operating in compliance with their respective jurisdictions. The execution, delivery, and performance of the Agreement and Transaction Documents was duly authorized and did not conflict with its Governing Documents, applicable laws, or Material Contracts, except where such conflicts would not reasonably be expected to have a Material Adverse Effect. The Company’s issued shares comply with legal and regulatory requirements, and its financial statements fairly present its financial position in accordance with IFRS. The Company was not aware of any litigation that would materially affect its ability to perform its obligations. It complied with all applicable laws and maintains measures to protect its Intellectual Property and Personal Data. The Company upheld policies to ensure compliance with Anti-Bribery and International Trade Laws, with no known significant violations or investigations pending.

On the date of the Business Combination Agreement, SPAC represented to the Company that it was duly formed and validly existing under the laws of its jurisdiction, with the authority to execute and perform its obligations under the Agreement, represented compliance with all applicable laws and regulations, having timely filed all necessary SEC reports and disclosing all Material Contracts. SPAC further represented that, aside from disclosed transaction expenses, it had no material undisclosed liabilities or interests. The SPAC Board had authorized the Agreement and related corporate actions, ensuring compliance with financial reporting standards. SPAC maintained the Trust Account in accordance with the Trust Agreement. SPAC complied with tax obligations, having timely filed accurate tax returns and no unresolved disputes. Its shares and warrants had been duly issued without unauthorized claims or liens.

On the date of the Business Combination Agreement, Merger Sub represented to SPAC that Merger Sub represented that it was duly incorporated and validly existing as an exempted company under Cayman Islands law, empowered to manage its properties and conduct its business as it was being conducted. The Governing Documents were provided to SPAC and remained effective without violations. It was licensed and in good standing in relevant jurisdictions unless non-compliance would not materially affect its financial conditions or transaction abilities. The execution and consummation of the Agreement were duly authorized by the board of directors and the sole shareholder, constituting a binding obligation unless affected by enforceability exceptions. It represented that no conflicts arose from its Governing Documents, laws, or contracts that would materially prevent transaction obligations. Compliance with applicable laws and possession of necessary permits were confirmed. No significant legal proceedings were pending against Merger Sub that would materially affect its transaction obligations or business operations. All necessary governmental consents were either obtained or their absence deemed non-material. Its capitalization was stated as one outstanding share, issued freely and compliant with laws, and Merger Sub affirmed it had no outstanding obligations or subsidiary interests. Merger Sub had no broker fees payable and had conducted no business other than facilitating the merger, maintaining no liabilities or benefits plans that could interfere with the intended tax treatment. Information for the Proxy/Registration Statement was provided without misrepresentations, and Merger Sub undertook its due diligence regarding SPAC’s disclosures.

Material Adverse Effect

With respect to the Company, “Company Material Adverse Effect” as used in the Business Combination Agreement means any event, state of facts, development, circumstance, occurrence or effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Company, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially adversely affect the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”:

(a)     any change in applicable Laws or IFRS or any interpretation thereof following the date of the Business Combination Agreement;

(b)    any change in interest rates or economic, political, business or financial market conditions generally;

(c)     the taking of any action or failure to take any action as required to be taken under the Business Combination Agreement;

(d)    any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), cyberattacks, epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 measures or interpretations following the date of the Business Combination Agreement), acts of nature or change in climate;

(e)     any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(f)     any failure in and of itself of the Company to meet any projections or forecasts (provided that the exception in this item (f) shall not prevent or otherwise affect a determination that any event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except where such event is otherwise excluded under any of items (a) through (e) or items (g) through (h) of this definition);

(g)    any Events generally applicable to the industries or markets in which the Company operates;

(h)    any action taken by, or at the written request of, SPAC; or

(i)     the announcement of the Business Combination Agreement and consummation of the transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation), on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with third parties (other than such impact on licenses with governmental authorities, which impact shall not be excluded); provided, further, that in the case of each of items (a), (b), (d), (e) and (g), any such Event to the extent such event disproportionately and adversely affects the business, assets, liabilities, results of operations or condition of the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which such Persons operate shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants.

With respect to SPAC, “SPAC Material Adverse Effect” as used in the Business Combination Agreement means any Event, state of facts, development, circumstance, occurrence or effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of SPAC, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially adversely affect the ability of SPAC to consummate the Transactions; provided that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be a “SPAC Material Adverse Effect”:

(a)     any change in applicable Laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement;

(b)    any change in interest rates or economic, political, business or financial market conditions generally;

(c)     the taking of any action or failure to take any action as required to be taken under the Business Combination Agreement;

(d)    any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 measures or interpretations following the date of the Business Combination Agreement), acts of nature or change in climate;

(e)     any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(f)     any matter set forth in SPAC Disclosure Letter;

(g)    any action taken by, or at the request of, the Company or MultiplAI;

(h)    the announcement of the Business Combination Agreement and consummation of the transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation), on SPAC’s relationships, contractual or otherwise, with third parties (other than such impact on licenses with governmental authorities, which impact shall not be excluded); or

(i)     any change in the trading price or volume of the SPAC Units, SPAC Ordinary Shares or Public Warrants (provided that the underlying causes of such changes referred to in this items (i) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such cause is otherwise excluded under any of items (a) through (h) of this definition); provided, further, that in the case of each of items (a), (b), (d) and (e), any such event to the extent such event disproportionately and adversely affects SPAC relative to other similarly situated special purpose acquisition companies shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect, but only to the extent of the incremental disproportionate effect on SPAC relative to such similarly situated special purpose acquisition companies. Notwithstanding the foregoing, with respect to SPAC, the number of shareholders of SPAC who exercise their SPAC Shareholder Redemption Right, the number of dissenting SPAC Shares or the failure to obtain SPAC Shareholders’ Approval shall be deemed not to be a SPAC Material Adverse Effect.

Covenants of the Parties

Covenants of the Company and Merger Sub

The Company and Merger Sub made certain covenants under the Business Combination Agreement (subject to the terms and conditions set forth therein), including, among others, the following.

During the Interim Period, subject to certain exceptions as set forth in the Business Combination Agreement, the Company and Merger Sub shall (i) conduct its business in the ordinary course consistent with past practice; (ii) comply with its Governing Documents, and (iii) in the case of the Company, use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries and use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and its Subsidiaries and to preserve the current relationships of the Company its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiary has significant business relations. By way of amplification and not limitation, except as (x) expressly contemplated or permitted by any other provision of the Business Combination Agreement or any Transaction Document, (y) contemplated by the Restructuring, (z) as set forth on Section 8.1 of the Company Disclosure Letter, or (w) as required by applicable Law, neither the Company nor Merger Sub shall, and the Company shall cause each of its Subsidiaries not to, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

•        (i) change or amend its Governing Documents or the Governing Documents of any of the Company’s Subsidiaries; or (ii) form or cause to be formed any new Subsidiary of the Company and Merger Sub;

•        make, declare, set aside or pay any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities;

•        (i) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of its or any of the Company’s or Merger Sub’s Subsidiaries’ Equity Securities, subject to certain exceptions as set forth in the Business Combination Agreement; or (ii) amend any term or alter any rights of any of its outstanding Equity Securities;

•        purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding share capital or outstanding equity securities or Equity securities of its Subsidiaries, subject to certain exceptions as set forth in the Business Combination Agreement;

•        enter into, modify in any material respect, terminate (other than expiration in accordance with its terms), waive any provision of or consent to any extension or waiver of any material contract, or any Real Property Lease, in each case, other than in the ordinary course of business consistent with past practice or as required by Law;

•        sell, assign, transfer, convey, lease (as lessor), exclusively license (as licensor), mortgage, pledge, surrender, encumber, divest, cancel abandon, allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, production lines, businesses or interests therein, except for (i) dispositions of obsolete or worthless equipment or other tangible assets or properties, (ii) transactions solely among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries, and (iii) sales, leases or non-exclusive licenses to customers or other transactions in the ordinary course of business consistent with past practice;

•        except as otherwise required by Law or a material contract (i) hire or terminate (other than for cause or due to death or disability) any employee or consultant of the Company or any Subsidiary of the Company other than any employee or consultant with an annual base salary that does not exceed $100,000, (ii) materially increase the cash compensation or bonus opportunity of any employee, officer, director or individual independent contractor, except in the ordinary course of business consistent with past practice, (iii) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries, (iv) take any action to accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, or (v) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant provider whose annual base salary or wage would not exceed $100,000;

•        (i) acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) make any acquisition of, or investment in, a business, by purchase of stock, Equity Securities or assets, contributions to capital, or loans or advances;

•        issue or sell any debt securities or options, warrants or other rights to acquire any debt securities of Merger Sub or the Company or any Subsidiary of the Company or otherwise incur, assume or guarantee or otherwise become liable for any Indebtedness;

•        (i) make or change any material election in respect of Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement or other binding written agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes, other than, in the case of (ii), (v) and (vi), and with respect to the Company and its Subsidiaries, in the ordinary course of business consistent with past practices;

•        subject to certain exceptions as set forth in the Business Combination Agreement, take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent, impair or impede the intended Tax treatment;

•        discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds $200,000, except as such obligations become due or in the ordinary course of business consistent with past practice;

•        issue, sell, grant, pledge, transfer or otherwise dispose of (i) any of its Equity Securities, (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations to issue, deliver or sell any Equity Securities of the Company, any Subsidiary of the Company, or Merger Sub, or (iii) amend, waive or modify any terms or rights of or attaching to any Equity Securities of any of them;

•        adopt a plan of, or otherwise enter into or effect a, merger, consolidation with any other Person, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or winding up of Merger Sub or the Company or any of the Company’s Subsidiaries or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the assets, operations or businesses of Merger Sub, the Company or any of the Company’s Subsidiaries;

•        waive, release, settle, compromise or otherwise resolve any legal proceedings, subject to certain exceptions as set forth in the Business Combination Agreement;

•        assign or grant to, or agree to assign or grant to, any Person rights to any Intellectual Property or software or dispose of, abandon or permit to lapse any rights to any Intellectual Property, subject to certain exceptions as set forth in the Business Combination Agreement;

•        disclose or agree to disclose to any Person (other than SPAC or any of its Representatives) any trade secret of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

•        make any material change to the Company Products or their production, marketing, distribution, sale or use;

•        make or commit to make capital expenditures other than in an aggregate amount not in excess of $200,000;

•        fail to pay or satisfy when due any material account payable or other material liability, or manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

•        other than as required by applicable Law, enter into or extend any collective bargaining agreement or similar labor agreement between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other labor organization representing employees of the Company or any of the Company’s subsidiaries, on the other hand, or recognize or certify any labor union or labor organization as the bargaining representative for any employees of the Company or its Subsidiaries;

•        terminate without replacement, abrogate, suspend, or fail to maintain or keep current and in full force and effect any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

•        expressly waive the written restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

•        (i) limit its right or the right of any of its Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, adversely affect, or disrupt, in any material respect, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

•        voluntarily terminate without replacement or amend in a manner adverse, in any material respect, to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring any risks of the business of the Company or any of the Company’s Subsidiaries;

•        make any material change in its accounting principles or methods unless required by IFRS or applicable Law or, to the extent applicable to the Company or its Subsidiaries, applicable local accounting standards;

•        subject to certain exceptions as set forth in the Business Combination Agreement, enter into, renew or amend in any material respect or terminate, any Contract with a Company Related Party;

•        permit the Parent to amend or modify, or consent to the termination (excluding any expiration in accordance with its terms) of the MultiplAI Share Purchase Agreement, or amend or modify, waive, consent to the termination (excluding any expiration in accordance with its terms) of, or assign any of the Parent’s rights or obligations thereunder;

•        create or incur any Lien material to the Company, any of the Company’s Subsidiaries or Merger Sub other than Permitted Liens incurred in the ordinary course of business consistent with past practices;

•        adopt, enter into, materially amend and/or terminate any Company Benefit Plan or any material plan, program, agreement, arrangement or policy for the current or future benefit of any current or former director, officer, employee, consultant or individual independent contractor that would be a Company Benefit Plan if it were in existence on the date hereof (including any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant), subject to certain exceptions as set forth in the Business Combination Agreement;

•        take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of the Company or any of the Company’s Subsidiaries;

•        take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in the Business Combination Agreement not being satisfied;

•        engage in any dealings or transactions (i) with any Sanctioned Person or Restricted Person; (ii) involving any Sanctioned Jurisdiction; or (iii) otherwise in violation of Anti-Money Laundering Laws, Sanctions, or International Trade Laws;

•        permit Parent or any holder of Company Shares to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Company Shares, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of Company Shares and any such attempted action shall be null and void and Company will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register of Company;

•        in the case of Merger Sub only, conduct any business activities other than those solely related to the consummation of the Transactions; or

•        enter into any agreement to do any action prohibited under these covenants.

Covenants of the Company and Merger Sub

The Business Combination Agreement also contains certain other covenants and agreements among the Company and Merger Sub (subject to the terms and conditions contained therein) which include:

•        in the event that any litigation related to the Business Combination Agreement, any other Transaction Document or the Transaction is brought, or, to the knowledge of the Company or Merger Sub, threatened in writing, against the Company any of its Subsidiaries or Merger Sub, or any of its Subsidiaries, or the board of directors of the Company, any of its Subsidiaries, or Merger Sub, or any of its Subsidiaries, by any shareholders of the Company prior to Closing, the Company or Merger Sub, as applicable, shall promptly after becoming aware of such litigation notify SPAC of such litigation and keep SPAC reasonably informed with respect to the status thereof; and

•        the Company and Merger Sub shall provide SPAC the opportunity to participate in (at SPAC’s own cost and expense and subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall consider in good faith SPAC’s suggestions with respect to such litigation and shall not settle any such litigation without prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned, delayed or denied.

•        the Company shall cause the consummation of the Restructuring, and the Company shall exercise its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the Restructuring as soon as practicable, including, without limitation, using their respective reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities (and consents, approvals and agreements of persons other than Governmental Authorities) necessary for the consummation of the Restructuring as soon as practicable and to maintain SPAC reasonably informed regarding the status of any such permits, consents, approvals, authorizations, qualifications and orders.

Covenants of SPAC

SPAC made certain covenants under the Business Combination Agreement (subject to the terms and conditions set forth therein), including, among others, the following:

•        upon satisfaction or waiver of the conditions set forth in the Business Combination and the Trust Agreement, (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the former shareholders of pursuant to the SPAC Share Redemptions, (2) to the extent Trust Funds are available, pay all accrued and unpaid SPAC Transaction Expenses subject to the SPAC Transaction Expenses Cap (it being understood that any amount of such excess shall remain with the Company and its Subsidiaries), as set forth on a written statement to be delivered to the Company by or on behalf of SPAC, not less than two business days prior to the Closing Date, which shall include the respective amounts and wire transfers instructions for the payment thereof, (3) to the extent Trust Funds are available, pay all accrued and unpaid Company Transaction Expenses, as set forth on a written statement to be delivered to SPAC by or on behalf of the Company, not less than two business days prior to the Closing Date, which shall include the respective amounts and wire transfers instructions for the payment thereof, and (4) after the deductions contemplated in (1), (2) and (3), pay all remaining Trust Funds (if any) to a bank account designated by the Company for its immediate use, subject to the Business Combination Agreement and the Trust Agreement, and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein;

•        from the date of the Business Combination Agreement through the Merger Effective Time, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on Nasdaq;

•        from the date of the Business Combination Agreement through the Merger Effective Time, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply with its reporting obligations under applicable Law;

•        in the event that any litigation related to the Business Combination Agreement, any other transaction document or the Transactions is brought, or, to the knowledge of SPAC, threatened in writing, against SPAC or the board of directors of SPAC by any shareholders of SPAC prior to the Closing, SPAC shall promptly after becoming aware of such litigation notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (at its own cost and subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall consider in good faith the Company’s suggestions with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, delayed or denied;

•        prior to the date of Closing, SPAC shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of SPAC Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each person who is or will be or may become subject to Section 16 of the Exchange Act with respect to the Company, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•        during the Interim Period, SPAC shall, subject to certain exceptions as set forth in the Business Combination Agreement, conduct its business in the ordinary course consistent with past practice and comply in all material respects with its Governing Documents. By way of amplification and not limitation, except as (x) expressly contemplated or permitted by any other provision of the Business Combination Agreement or any Transaction Document, or (y) as required by applicable Law, SPAC shall not, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(a)     seek any approval from the SPAC Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of SPAC, except as contemplated by the Transaction Proposals;

(b)    merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(c)     (x) make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities, (y) subdivide, consolidate, reclassify or otherwise amend any terms of its Equity Securities, or (z) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding equity securities, other than redemptions of SPAC Class A Ordinary Shares made as part of the SPAC Share Redemptions;

(d)    (A) make or change any material election in respect of Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any tax authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement or other binding written agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes, or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any tax attribute that would give rise to any claim or assessment of Taxes;

(e)     subject to certain exceptions as set forth in the Business Combination Agreement, take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax treatment;

(f)     amend or otherwise change or replace or waive in any manner whatsoever any lock-up or transfer restriction provided for by the SPAC Material Contracts or otherwise related to any shares of any class of capital stock or other securities of SPAC or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other Equity Securities of SPAC;

(g)    incur, guarantee or otherwise become liable for any indebtedness, other than (i) liabilities incurred in the ordinary course of business and in an amount, individually or in the aggregate, not to exceed $100,000, (ii) any SPAC Transaction Expenses and (iii) Indebtedness incurred under the Working Capital Promissory Note (as defined in the Business Combination Agreement);

(h)    (A) issue any equity securities or securities exercisable for or convertible into equity securities (other than issuances of SPAC Ordinary Shares issuable upon, or subject to, the exercise or settlement of the Public Warrants or in connection with the PIPE Investment), (B) grant any options, warrants or other equity-based awards with respect to any equity securities not outstanding on the date of the Business Combination Agreement, or (C) other than pursuant to or as contemplated by the Business Combination Agreement, amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the SPAC Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(i)     make any change in its accounting principles or methods unless required by GAAP or applicable Law;

(j)     form any Subsidiary;

(k)    liquidate, dissolve, reorganize or otherwise wind-up its business and operations of SPAC;

(l)     conduct any business activities other than activities directed toward the consummation of the Transactions; or

(m)   enter into any agreement to do any action prohibited under these covenants.

•        during the Interim Period, SPAC shall use reasonable best efforts to maintain the EarlyBird Engagement Letter in full force and effect (and SPAC shall not take any action to cause the EarlyBird Engagement Letter not to be in full force and effect and shall not refrain from taking any commercially reasonable action to maintain the EarlyBird Engagement Letter in full force and effect) and SPAC shall not amend or otherwise change the EarlyBird Engagement Letter without the prior written consent of the Company and any such amendment or change shall be in a form that is mutually agreeable to SPAC and the Company. SPAC shall comply with all requirements of the EarlyBird Engagement Letter in connection with the payment of a portion of the Transaction Fee (as defined in the EarlyBird Engagement Letter) in Company Shares.

Joint Covenants

The Business Combination Agreement also contains certain other covenants and agreements among the various parties, including, among others, that each of the Company, SPAC and Merger Sub shall use commercially reasonable efforts to, subject to the terms and conditions contained therein:

•        use its reasonable best efforts to cooperate in good faith with any Governmental Authority and use its reasonable best efforts to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers, and to provide any necessary or advisable regulatory notifications in connection with the Transactions as soon as reasonably practicable and any and all action necessary to consummate the Transactions as contemplated therein. Each of the

Company, SPAC and Merger Sub shall use reasonable best efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as reasonably possible after the execution of the Business Combination Agreement;

•        diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization and to provide any necessary or advisable regulatory notifications under Laws prescribed or enforceable by any Governmental Authority for the Transactions contemplated by the Business Combination Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions;

•        cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by Law, the Company and Merger Sub shall cause its Subsidiaries to promptly furnish to SPAC, and SPAC shall promptly furnish to the Company and Merger Sub, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided that none of the parties shall extend any waiting period or comparable period or enter into any agreement with, or take or cause to be taken any action before, any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions without the written consent of the Company and SPAC. To the extent not prohibited by Law, the Company agrees to provide SPAC and its respective counsel, and SPAC agrees to provide the Company and its respective counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, their respective agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions;

•        the Business Combination Agreement also contains additional covenants and agreements among the parties thereto in respect of, among other matters:

(a)     jointly preparing, filing and distributing this proxy statement/prospectus on Form F-4 (including any amendments or supplements thereto);

(b)    duly calling and giving notice of, and convening and holding the SPAC Shareholders’ Meeting for the purpose of obtaining SPAC Shareholders’ Approval;

(c)     support of the business combination transaction from the Company, SPAC and Merger Sub;

(d)    tax matters, including with respect to the intended Tax treatment;

(e)     reasonably cooperating, providing and access to information;

(f)     indemnification of present and former directors and officers of the Company, SPAC and each of their Subsidiaries;

(g)    maintaining in effect liability insurances covering those persons who are currently covered by directors’ and officers’ liability insurance policies of the Company, SPAC and each of their Subsidiaries;

(h)    litigation matters with respect to the Business Combination;

(i)     using commercially reasonable efforts to obtain the PIPE Investment and consummating the transactions contemplated by the PIPE Subscription Agreements;

(j)     exclusivity matters with respect to the Business Combination;

(k)    obtaining approval relating to Company Shares and Company Warrants for listing on Nasdaq;

(l)     delisting SPAC Units, shares of SPAC Class A Ordinary Shares and Public Warrants from Nasdaq;

(m)   executing Other Transaction Documents on the Closing Date;

(n)    jointly preparing a press release which will have been agreed by each of the SPAC and the Company; and

(o)    consummating the transactions contemplated by the Backstop Agreement.

Conditions to Closing

Unless waived by the Company, SPAC and Merger Sub in writing, the obligations of the Company, SPAC and Merger Sub to consummate, or cause to be consummated, the Merger at Closing are subject to the satisfaction of the following conditions:

•        approval of the Business Combination and the Merger by the SPAC Shareholders;

•        the registration statement of which this proxy statement/prospectus is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall be in effect, and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn;

•        (i) the Company’s initial listing application with Nasdaq in connection with the Transactions shall have been and remain conditionally approved and (ii) the Company Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance;

•        no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing, other than any such restraint that is immaterial; and

•        SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after accounting for SPAC Share Redemptions and giving effect to all amounts funded pursuant to SPAC hereunder, including pursuant to the Backstop Agreement.

Unless waived by SPAC in writing, the obligations of SPAC to the satisfaction of each of the following conditions:

•        the Company Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date). Each of the other representations and warranties of the Company contained in the Business Combination Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception), shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

•        the Merger Sub Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date). Each of the other representations and warranties of Merger Sub contained in the Business Combination Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “material adverse effect” or any similar qualification or exception), shall be true and correct in all respects at and as of the Closing Date as if made at the Closing Date (except with respect to such other representations and warranties which speak as to an earlier date, which representations and warranties, shall be true and correct in all respects at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct in all respects that, individually or in the aggregate, would not reasonably be excepted to have a material adverse effect on Merger Sub;

•        each of the agreements and covenants of the Company and Merger Sub under the Business Combination Agreement that are required to be performed as of or prior to the Closing shall have been performed or complied in all material respects;

•        no Company Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Merger Effective Time;

•        evidence, satisfactory to SPAC, that the Restructuring has occurred pursuant to documentation acceptable to SPAC in accordance with the step plan set forth on Section 8.12 of the Company Disclosure Letter;

•        counterpart signatures to the Registration Rights and Lock-up Agreement, duly executed by the Company, Parent, the shareholders of Parent specified therein, Theo, CIBIC and those other Persons specified therein (other than SPAC, Sponsor and any shareholder of SPAC);

•        counterpart signatures to the Assignment, Assumption and Amendment Agreement, duly executed by the Company; and

•        the Company shall have immediately prior to the Merger Effective Time no more than 30,000,000 issued and outstanding Company Shares (on a fully diluted basis after consummation of the Restructuring), in addition to any Company Shares issued pursuant to the PIPE Subscription Agreements and the Backstop Agreement.

Unless waived by the Company in writing, the obligations of the Merger Sub and Company to consummate, or cause to be consummated, the Transactions (including the Merger) at Closing is also subject to the satisfaction of each of the following conditions:

•        the SPAC Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date). Each of the other representations and warranties of SPAC contained in the Business Combination Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “SPAC Material Adverse Effect” or any similar qualification or exception, other than in no undisclosed liabilities) shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except with respect to such other representations and warranties which speak as to an earlier date, which representations and warranties, shall be true and correct in all respects at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;

•        each of the agreements and covenants of SPAC under the Business Combination Agreement that are required to be performed as of or prior to the Closing shall have been performed or complied in all material respects;

•        no SPAC Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Merger Effective Time;

•        counterpart signatures to the Registration Rights and Lock-up Agreement, duly executed by SPAC, Sponsor and the shareholders of SPAC specified therein; and

•        counterpart signatures to the Assignment, Assumption and Amendment Agreement, duly executed by SPAC.

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated and the Transactions abandoned prior to the Merger Effective Time, notwithstanding approval of the Business Combination Agreement by the SPAC Shareholders, as follows:

•        by mutual written consent of the Company and SPAC;

•        by written notice from either the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or Governmental Order that has become final and non-appealable and has the effect of making the Closing or Closing illegal or which otherwise prevents or prohibits consummation of the Closing or Closing, other than any such Restraint that is immaterial;

•        by written notice to SPAC from the Company if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment thereof;

•        by written notice to the Company from SPAC if there is any breach of any covenant or agreement on the part of the Company or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of the Company, or Merger Sub shall have become untrue or inaccurate as of any subsequent date after the date of the Business Combination Agreement, in any case such that any of the conditions specified in the Business Combination Agreement would not be satisfied at Closing, subject to certain exceptions and cure periods set forth in the Business Combination Agreement;

•        by written notice from either the Company or SPAC to the other if the Closing has not occurred on or before December 9, 2024 (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated under this section by or on behalf of any party that either directly or indirectly through its affiliates materially breaches or violates any representation, warranty, covenant, agreement or obligation contained herein and such material breach or violation is the principal cause of the failure to satisfy a condition set forth in the Business Combination Agreement on or prior to December 9, 2024 (as the Outside Date has passed, either the Company or OmnigenicsAI may terminate the Business Combination Agreement subject to the foregoing; however, no party to the Business Combination Agreement has elected or expressed an intent to do so); by written notice to SPAC from the Company if there is any breach of any

•        by written notice to SPAC from the Company if there is any breach of any covenant or agreement on the part of SPAC set forth in the Business Combination Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate as of any subsequent date after the date of the Business Combination Agreement, subject to certain exceptions and cure periods set forth in the Business Combination Agreement; or

•        by written notice to the Company from SPAC if any of the SEC Required Financials shall not have been delivered by the Company to SPAC on or prior to the applicable deadline specified for such SEC Required Financials in the Business Combination Agreement.

In the event of termination of the Business Combination Agreement, the Business Combination Agreement shall forthwith become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or shareholders, other than liability of the Company, SPAC or Merger Sub, as the case may be, for any willful and material breach of the Business Combination Agreement, subject to certain exceptions set forth in the Business Combination Agreement.

Enforcement

Each party is entitled under the Business Combination Agreement to an injunction or injunctions to prevent breaches of the Business Combination Agreement and to specific enforcement of the terms and provisions of the Business Combination Agreement, in addition to any other remedy to which any party is entitled at law or in equity.

Non-Recourse

All claims or causes of action that are based upon, arising out of, or related to the Business Combination Agreement or transactions contemplated therein may be made only against the Company, SPAC and Merger Sub named as parties to the Business Combination Agreement.

Further, unless a named party to the Business Combination Agreement, and then only to the extent of the specific obligations undertaken by such named party under the Business Combination Agreement, no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Sub under the Business Combination Agreement for any claim based on, arising out of, or related to the Business Combination Agreement or the Transactions.

Non-Survival of Representations, Warranties and Covenants

Except, in the event of termination of the Business Combination Agreement, or in the case of claims against a person in respect of such person’s fraud, none of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement, or in any certificate, statement or instrument delivered pursuant to the Business

Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive Closing and each such representation, warranty, covenant, obligation, agreement and provision shall terminate and expire upon the occurrence of the Merger Effective Time (and there shall be no liability after Closing in respect thereof), except for (a) those covenants and agreements contained therein that by their terms expressly apply in whole or in part after Closing (and any corresponding definitions included therein) and then only with respect to any breaches occurring after Closing, and (b) the miscellaneous provisions thereof, which include, among others, provisions regarding Trust Account waiver, waiver, notice, assignment, no third-party rights, expenses, headings and counterparts, disclosure letters, entire agreement, amendments, publicity, severability, conflicts and privilege.

Governing Law and Jurisdiction

The Business Combination Agreement, and all claims or causes of action based upon, arising out of, or related to the Business Combination Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the fiduciary duties of Company Board and the APx Board, the Merger and any exercise of appraisal and dissenters’ rights with respect to the Merger, shall in each case be governed by the laws of the Cayman Islands without regard to laws that may be applicable under conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the Cayman Islands to such matters).

Expenses

In the event that the Business Combination Agreement is validly terminated, all transaction expenses incurred in connection with the Business Combination Agreement, the Transaction Documents and the Transactions shall be paid by the party incurring such transaction expenses, including all fees of its legal counsel, financial advisers and accountants.

If the Transactions are consummated:

(i)     the Company shall pay or cause to be paid (a) the SPAC Transaction Expenses, subject to the SPAC Transaction Expenses Cap, and (b) the Company Transaction Expenses at the Closing; and

(ii)    Sponsor shall pay or cause to be paid, (a) all unpaid SPAC Transaction Expenses in excess of the applicable SPAC Transaction Expenses Cap, (b) any expenses incurred by SPAC in its pursuit of potential acquisition or business targets other than the Company or that were not incurred by SPAC in connection with or in furtherance of the Transactions and (c) all fees and expenses incurred by SPAC solely relating to the extension proposals approved by SPAC Shareholders on February 27, 2023, September 7, 2023 and December 8, 2023, which extended the date by which SPAC must consummate a Business Combination.

Vote Required for Approval

The Business Combination Proposal will be approved and adopted only if the holders of a majority of the outstanding SPAC Ordinary Shares entitled to vote thereon at the special meeting vote “FOR” the Business Combination Proposal. If SPAC Shareholders fail to approve the Business Combination Proposal, the Business Combination will not occur. The Business Combination Proposal is conditioned on the approval of the Cayman Merger Proposal. Therefore, if the Cayman Merger Proposal is not approved, the Business Combination Proposal will have no effect, even if approved by SPAC Shareholders.

Recommendation of the APx Board

APx’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF PROPOSAL 1 (THE BUSINESS COMBINATION PROPOSAL).

Certain Agreements Related to the Business Combination

Backstop Agreement

Concurrently with the execution of the Business Combination Agreement, Theo, SPAC and the Company entered into the Backstop Agreement, pursuant to which, among other things, subject to and conditioned upon the occurrence of the Closing, Theo shall be obligated to obtain the amount (if any) by which $10,000,000 exceeds the aggregate amount of cash on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) that will remain after payment in full of the SPAC Shareholder Redemption Amount to SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right (assuming no SPAC Transaction Expenses have been paid from the Trust Account), and the aggregate amount of cash at the Company or SPAC in connection with any PIPE Investment (the “Backstop Amount”) for the benefit of the Company and SPAC on the Closing Date, by one or more of the following methods: (i) making on the Closing Date, directly or indirectly, a capital contribution in cash to the Company and, in exchange for such capital contribution, subscribing for and being issued by the Company on the Closing Date, free and clear of all liens, an aggregate number of Company Shares (at a price per Company Share of $10.00) resulting from dividing the amount of such capital contribution in cash by ten (10) (rounded down to the nearest whole Company Share); and/or (ii) causing SPAC Shareholders who have elected to exercise their SPAC Shareholder Redemption Rights to (A) irrevocably reverse their exercise of the SPAC Shareholder Redemption Rights and not redeem (“Redemption Reversals”), and, (B) transfer all their respective rights, title and interest in all SPAC Ordinary Shares subject to Redemption Reversals, directly or indirectly, to Theo. Any Public Shares purchased pursuant to the Backstop Agreement will (i) be purchased at a price no higher than the price offered through the SPAC redemption process, (ii) not be voted in favor of the business combination transaction and (iii) not have redemption rights, or such rights would be waived.

Any issuance of Company Shares to Theo in connection with the funding of the Backstop Amount will have a dilutive effect on current SPAC Shareholders. See section entitled “Questions and Answers About the Business Combination and the Special Meeting — What equity stake will our current shareholders and shareholders of the Target hold in OmnigenicsAI immediately after consummation of the Business Combination?”, which includes a table reflecting the post-Business Combination ownership of the Company, inclusive of the potential issuance pursuant to the Backstop Agreement.

The parties to the Backstop Agreement will benefit from the backstop transactions and the consummation of the Business Combination, which benefits are different from, or in addition to, those available to SPAC Shareholders and warrant holders generally. See the section entitled “Summary of the Proxy Statement/Prospectus — Interests of Certain Persons in the Business Combination.”

Voting and Support Agreement

Concurrently with the execution of the Business Combination Agreement, SPAC, the Sponsor, the Company and the Parent have each executed and delivered to the Company and SPAC the Support Agreement, pursuant to which, among other things, the Sponsor agreed to vote any of the Sponsor Current Shares (as defined in the Support Agreement) and any SPAC Ordinary Shares held by the Sponsor in favor of the Business Combination. The Sponsor received no consideration (in cash or other form of value) in exchange for entering into the Voting and Support Agreement.

Pursuant to the Support Agreement, Parent agreed to vote any of the Parent Subject Shares (as defined in the Support Agreement) in favor of the Business Combination.

Additionally, pursuant to the Support Agreement, the Company shall comply with the requirements of Antitrust Authorities. The Company and Parent, as well as their respective Affiliates, must also comply with Antitrust Laws and requirements set forth by Antitrust Authorities, which include, among other things, (i) obtaining all approvals required under Antitrust Laws, (ii) contestation of adverse rulings that would make any of the Transactions unlawful, (iii) payment of filing fees related to Antitrust Authorities; and (iv) execution and delivery of additional documents necessary to comply with orders of any Antitrust Authority.

The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Support Agreement, a copy of which is filed herewith as Exhibit D to the Business Combination Agreement.

IPO Letter Agreement

In connection with APx’s IPO, the Initial Sponsor (and, pursuant to amendments subsequent thereto, our Sponsor and Templar Subco) entered into the IPO Letter Agreement, pursuant to which (and for no additional consideration) they have agreed to, among other things (i) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of APx’s initial business combination; (ii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if APx fails to complete its initial business combination within the applicable timeframe, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if APx fails to complete its initial business combination within such time frame; and (iii) vote any Founder Shares held by them and any Public Shares purchased during or after this offering (including in open market and privately-negotiated transactions) in favor of APx’s initial business combination.

Registration Rights and Lock-Up Agreement

In connection with the closing of the Transactions, the Company, the Parent, APx, the Sponsor, Theo, CIBIC, SPAC Shareholders, Heritas Key Personnel and Bioceres will enter into the Registration Rights and Lock-Up Agreement pursuant to which, among other things, the Company, Sponsor, each of the persons listed on Exhibit A of the Registration Rights and Lock-up Agreement, the Parent, CIBIC, Bioceres and Theo, and any other person or entity who hereafter becomes a party to the Registration Rights and Lock-up Agreement shall have customary demand and piggyback registration rights in connection with the Company Shares issued to them in the Merger. Additionally, the Company Shares held by each party to the Registration Rights and Lock-Up Agreement will, subject to certain exceptions, be subject to a lock-up until (i) the date that is twelve (12) months from the Closing Date, and (ii) such date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders of the Company having the right to exchange their Company Shares for cash, securities or other property, provided that if the share price of the Company Shares exceeds $12.00 per Company Share (as adjusted for share splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period, 50% of the Company Shares held by any given party to the Registration Rights and Lock-Up Agreement shall be released from the lock-up.

Assignment, Assumption and Amendment Agreement

At Closing, the Company and Continental will enter into a Warrant Assignment, Assumption and Amendment Agreement, which amends that certain warrant agreement, dated December 6, 2021, by and between SPAC and Continental (the “SPAC Warrant Agreement”), pursuant to which: (i) SPAC will assign to the Company all of SPAC’s rights, interests, and obligations in and under the SPAC Warrant Agreement (as defined herein), and (ii) the SPAC Warrant Agreement will be amended to, inter alia, (a) change all references from “Warrants” (as such term is Warrant Assignment, Assumption and Amendment Agreement) to Company Warrants, (b) change all references from “Ordinary Shares” (as such term is the Warrant Assignment, Assumption and Amendment Agreement) underlying such warrants to Company Shares, and (c) cause each outstanding Company Warrant to represent the right to acquire, from the date on which such Company Warrant becomes exercisable, one whole Company Share.

MultiplAI Share Purchase Agreement and Contribution Agreement

On March 13, 2024, the Parent, MultiplAI and the MultiplAI Shareholders entered into the MultiplAI Share Purchase Agreement relating to the MultiplAI Acquisition.

On August 27, 2024, Parent, MultiplAI and the MultiplAI Shareholders (with APx’s consent) terminated the MultiplAI Share Purchase Agreement. As a result of such termination, we will not acquire MultiplAI, our business will not be combined pursuant to the Business Combination Agreement, and all rights and obligations of MultiplAI under the Business Combination Agreement ceased and terminated, subject to certain exceptions. Among the surviving obligations arising from the MultiplAI SPA Termination Agreement, includes: (a) trading restrictions of SPAC shares, which shall not be made in violation of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder; (b) notification of SPAC regarding any shareholder litigation relating to the Business Combination Agreement, as well as permission of participation of SPAC and the Company in the defense and any potential settlements; (c) waiver of any claims against SPAC’s Trust Account before the Merger Effective Time; and (d) confidentiality obligations. No fees or similar compensation upon the termination of the MultiplAI Share Purchase Agreement were paid.

Except as set forth above, no other terms of the Business Combination have been modified, and we and APx intend to complete the combination of our businesses (without the acquisition of MultiplAI) as set forth in the Business Combination Agreement.

Prior to the Notice of Termination and MultiplAI SPA Termination Agreement, the MultiplAI Share Purchase Agreement originally provided for the MultiplAI Shares to be sold by the MultiplAI Shareholders with full title guarantee free from encumbrances and together with all rights and advantages attaching to them as at closing. Immediately following the SPAC Shareholders’ Approval, the Parent would have the option, exercisable in its sole discretion to have all of the equity related agreements and convertible securities executed by MultiplAI with third parties either (i) convert into MultiplAI ordinary shares and immediately upon the issuance of such MultiplAI ordinary shares, such agreements and securities, as well as any related or ancillary documents or agreements, shall automatically and immediately be terminated and will be of no further force or effect, and all security interests, mortgages, pledges, charges and other encumbrances arising or deriving therefrom shall automatically and immediately be released without representation, warranty or recourse, or (ii) be assigned and transferred to the Parent, together with all related or ancillary documents or agreements, on or prior to Closing in exchange for the number of ordinary shares of Parent set forth in the MultiplAI Share Purchase Agreement.

On the date that the SPAC Shareholders’ Approval would be obtained, all options issued or granted by MultiplAI under all existing share option or similar option schemes of MultiplAI would be automatically, irrevocably and immediately exercised, and each holder thereof shall exercise such options for MultiplAI ordinary shares (to the extent possible on a cashless basis) and MultiplAI would issue such MultiplAI ordinary shares to such option holders; provided, however, that each such option holder might instead elect to have their options lapse by providing Parent and MultiplAI prior written notice. Immediately following such issuance of MultiplAI ordinary shares to the option holders that would have not elected to have their options lapse and, in the case of the option holders that would have elected to have their options lapse, on the date the SPAC Shareholders’ Approval is obtained, all options issued or granted by MultiplAI under all existing share option or similar option schemes of the MultiplAI to such option holders, as well as any related or ancillary documents or agreements (including all share option agreements and share option certificates), would automatically and immediately be terminated and would be of no further force or effect. The holders of options issued or granted under all existing share option or similar option schemes of MultiplAI, MultiplAI and the Parent would cooperate in good faith until the date of the SPAC Shareholders’ approval to find an alternative arrangement reasonably acceptable to all parties; provided that such arrangement would not result, following the Closing, in such option holders having any rights, whether by ownership or otherwise, to any MultiplAI Shares.

As consideration for the sale of the ordinary shares of MultiplAI, the MultiplAI Shareholders at the Closing would receive: (i) Parent’s ordinary shares pro rata to the number of MultiplAI’s ordinary shares held by each MultiplAI Shareholder at Closing and calculated in accordance with the MultiplAI Share Purchase Agreement, and (ii) if applicable, additional earn-out shares of the Parent, subject to the terms and conditions of the MultiplAI Share Purchase Agreement.

The closing of the MultiplAI Acquisition was conditioned on the closing of the Business Combination.

In connection with the MultiplAI Contribution, the Parent and the Company would enter into an agreement in form and substance reasonably satisfactory to SPAC providing for the contribution by the Parent of MultiplAI Shares to the Company in exchange for the 4,000,000 Company Shares.

Reseller License Agreement

On August 11, 2024, MultiplAI, the Company, and Parent entered into a binding term sheet for the Reseller License Agreement, pursuant to which MultiplAI will grant OmnigenicsAI an exclusive license to market certain products in Latin America through December 31, 2030. Concurrently with the Restructuring, Parent has agreed to contribute to OmnigenicsAI certain receivables owed by MultiplAI to Parent pursuant to certain loan agreements. This binding term sheet was entered into in the context of negotiations relating to the termination of the MultiplAI Share Purchase Agreement. The material terms of the binding term sheet set the following terms for the Reseller License Agreement.

The main terms of the Reseller License Agreement are:

•        Exclusivity Rights:    as part of this arrangement, OmnigenicsAI will pay a reseller access fee of $155,260 in consideration for exclusivity rights over the MultiplAI Products, effective on January 1, 2025;

•        Pilot Products:    the remaining balance of the loan will provide OmnigenicsAI the option to receive 200 products annually for the first three years for pilot and sales initiatives, valued at a baseline price of $400 per unit, further reducing the remaining debt of $240,000 owed to Parent;

•        Sales Targets and Termination:    OmnigenicsAI must meet minimum sales targets by the end of year three, with failure to achieve these allowing MultiplAI to terminate the Reseller License Agreement;

•        Territorial Exclusivity:    the license grants OmnigenicsAI exclusive rights to Latin America, with a right of first offer for MultiplAI to commercialize in territories where OmnigenicsAI does not pursue the product; and

•        Joint Sales and Marketing Obligations:    OmnigenicsAI will be responsible for building a regional sales infrastructure, and both companies will establish a sales committee to monitor progress against a jointly defined sales plan.

See “Unaudited Pro Forma Combined Financial Information — Adjustments to Unaudited Pro Forma Combined Statement of Financial Position as of June 30, 2024.”

EarlyBird Engagement Letter

On October 17, 2022, APx and EarlyBird entered into a business combination advisory agreement (the “BCAA”) and a placement agency agreement (the “Placement Agreement”).

The BCAA provided for a fee to EarlyBird equal to $2,000,000 payable upon (and conditioned upon) the closing of a business combination, up to 25% of which would be credited to any amounts due under the Placement Agreement. The BCAA contains customary expense reimbursement and indemnification provisions, and is terminable only by written agreement of both parties.

The Placement Agreement provided for a fee to EarlyBird, in the event of a capital raise conducted in connection with a business combination, equal to 4.5% of the aggregate equity amount funded by investors contacted by EarlyBird, and 2.5% of the aggregate debt financing amount, including secured and convertible debt, funded by investors contacted by EarlyBird, payable upon (and conditioned upon) the closing of such business combination and related capital raise. The Placement Agreement contains customary expense reimbursement and indemnification provisions, and could be terminated by either party with 30 days’ notice.

On August 22, 2023, APx and EarlyBird entered into a letter agreement (the “Letter Agreement”), terminating the Placement Agreement and amending the BCAA (such amended BCAA, the “EarlyBird Engagement Letter”). Pursuant to the terms of the EarlyBird Engagement Letter, EarlyBird is entitled to the EarlyBird Fees, which consist of $2,000,000, up to $500,000 of which may be paid in Company Shares on the six-month anniversary of the Closing. The EarlyBird Engagement Letter contains customary expense reimbursement and indemnification provisions, and is terminable only by written agreement of both parties.

Material Cayman Islands Income Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of the Company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of the Company’s securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a warrant is stampable if executed in or brought into the Cayman Islands.

No stamp duty is payable in respect of the issue of Company Shares or on an instrument of transfer in respect of such shares. An instrument of transfer in respect of a Company Share is stampable if executed in or brought into the Cayman Islands.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has received an undertaking from the Financial Secretary of the Cayman Islands substantially in the following form on March 22, 2024.

The Tax Concessions Act

Undertaking as to Tax Concessions

In accordance with the provision of section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, the Financial Secretary undertakes with the Company:

1.      That no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.      In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1    on or in respect of the shares, debentures or other obligations of the Company, or

2.2    by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act (As Revised).

These concessions shall be for a period of twenty years from March 22, 2024.

Material U.S. Federal Income Tax Considerations

The following discussion represents the opinion of Greenberg Traurig, subject to the qualifications, assumptions and limitations set forth in the form of opinion attached hereto as Exhibit 8.1, and is a summary of the material U.S. federal income tax considerations applicable to you if you are a U.S. Holder (as defined below) of Public Shares or Public Warrants (collectively, “APx Securities”), as a consequence of (i) electing to have your Public Shares redeemed for cash, (ii) the Merger, and/or (iii) the ownership and disposition of Company Shares and Company Warrants (collectively, “Company Securities”) after the Business Combination. This discussion addresses only those U.S. Holders that hold APx Securities or Company Securities, as applicable, as capital assets within the meaning of Section 1221 of the Code (generally property held for investment).

This discussion does not address the U.S. federal income tax consequences to our Initial Shareholders, the members of our Initial Shareholders, or any other holders of Founders Shares and/or Private Warrants. Moreover, this discussion does not address all U.S. federal income tax considerations that may be relevant to any particular investor’s particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

•        banks, financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market tax accounting rules;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        pension funds;

•        mutual funds;

•        regulated investment companies;

•        real estate investment trusts;

•        persons that acquired APx Securities or who will hold Company Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        tax-exempt organizations (including private foundations);

•        persons that hold APx Securities or who will hold Company Securities as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” “wash sale,” or other integrated or similar transaction for U.S. federal income tax purposes;

•        persons that have a functional currency other than the U.S. dollar;

•        U.S. expatriates or former long-term residents of the U.S.;

•        persons owning or considered as owning (directly, indirectly, or through attribution) five percent (5%) (measured by vote or value) or more of the APx’s ordinary shares, or, following the Business Combination, Company Shares (except as specifically provided below);

•        accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

•        partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes, including S corporations) and any beneficial owners of such partnerships or other pass-through entities; and

•        persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds APx Securities or Company Securities, the tax treatment of a partner or other member in such partnership or other pass-through entity generally will depend upon the status of the partner or other member, the activities of the partnership or other pass-through entity and certain determinations made at the partner or member level. If you are a partner or member of a partnership or other pass-through entity holding APx Securities or Company Securities, you are urged to consult your tax advisor regarding the tax consequences to you of a redemption, the Merger, and/or the ownership and disposition of Company Securities by the partnership or other pass-through entity.

This discussion is based on the International Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. APx has not sought, and does not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND THE OWNERSHIP AND DISPOSITION OF COMPANY SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of APx Securities or Company Securities, as the case may be, that is:

•        an individual who is a U.S. citizen or resident of the United States;

•        a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences of Exercising Redemption Rights

If you are a U.S. Holder and elect to redeem some or all of your Public Shares pursuant to the redemption provisions described in this proxy statement/prospectus (a “Redemption”), subject to the discussion below of the rules applicable to a PFIC, the treatment of the transaction for U.S. federal income tax purposes generally will depend on whether the Redemption qualifies as a sale of the Public Shares under Section 302 of the Code that is taxable as described below under the heading “— Taxation of Sale or Exchange,” or rather as a distribution that is taxable as described below under the heading “— Taxation of Distributions.” Generally, whether the Redemption qualifies for sale or distribution treatment will depend largely on the total number of shares of APx held or treated as held by the U.S. Holder immediately after the Redemption (including any shares constructively owned by the U.S. Holder as a result of owning Public Warrants and taking into account any ownership in Company Shares and/or Company Warrants immediately after the Business Combination) relative to the total number of shares of APx held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption generally will be treated as a sale of Public Shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in APx or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also shares of APx that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Public Shares which could be acquired pursuant to the exercise of any Public Warrants held by it (and, after the completion of the Business Combination, Company Shares which could be acquired by exercise of Company Warrants). In order to meet the substantially disproportionate test, the percentage of outstanding voting stock of APx (including the Company Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. Because, prior to the Merger, the Public Shares may not be considered voting stock, it is unclear whether this test could be satisfied by a U.S. Holder. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of APx actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the Public Shares actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other stock and certain other requirements are met. A Redemption will not be essentially equivalent to a dividend if such Redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in APx. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in APx will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption will be treated as a distribution and the tax effects will be as described below under “— Taxation of Distributions.”

U.S. Holders of Public Shares considering exercising their Redemption Rights are urged to consult their tax advisors to determine whether the Redemption would be treated as a sale or as a distribution under the Code.

Taxation of Sale or Exchange

Subject to the PFIC rules discussed below under “— PFIC Rules”, if a Redemption qualifies as a sale of Public Shares (rather than a distribution with respect to such Public Shares), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption and (ii) the U.S. Holder’s adjusted tax basis in such Public Shares. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Public Shares exceeds one year. It is unclear, however, whether the redemption rights of a U.S. Holder with respect to the Public Shares may suspend the running of the applicable holding period for this purpose. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain realized by a non-corporate U.S. Holder generally may be taxable at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Distributions

Subject to the PFIC rules discussed below under “— PFIC Rules”, if a Redemption is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from APx’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of APx’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Public Shares and will be treated as described above under “— Taxation of Sale or Exchange.” However, it is not expected that the Company will maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders should therefore assume that to the extent that a Redemption is taxed as a distribution for U.S. federal income tax purposes, such distribution by the Company will be subject to taxation as dividend income. U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from the Company.

Amounts treated as dividends that APx pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if the Public Shares are readily tradable on an established securities market in the United States, APx is not treated as a PFIC at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. Because APx believes that it has been a PFIC since its first taxable year and that it will be a PFIC for its current taxable year (as discussed below under “PFIC Rules”), dividends that APx pays to a non-corporate U.S. Holder will not constitute “qualified dividends” that would be taxable at a reduced rate.

Tax Consequences of the Merger

In General

It is intended that the Merger, taken together with certain related transactions, will constitute an integrated transaction that qualifies under Section 351(a) of the Code (the “Intended Tax Treatment”). The parties to the Business Combination Agreement have agreed to report the Merger, together with certain related transactions, consistently with the Intended Tax Treatment for U.S. federal income tax purposes.

The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel or a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination, and no opinion of counsel (other than that set forth herein) or ruling from the IRS will be requested regarding such treatment. Accordingly, no assurance can be given that the IRS will not challenge the qualification of the Merger for the Intended Tax Treatment or that a court will not sustain such a challenge by the IRS.

U.S. Holders of Public Shares

If the Merger, taken together with certain related transactions, qualifies for the Intended Tax Treatment, a U.S. Holder that exchanges Public Shares in the Merger for Company Shares generally should not recognize any gain or loss on such exchange, subject to Section 367(a) of the Code and the PFIC rules discussed below and subject to the discussion below regarding the treatment of U.S. Holders that exchange both Public Shares and Public Warrants. In such case, assuming gain recognition is not required under Section 367(a) of the Code or the PFIC rules as described below, the aggregate adjusted tax basis of the Company Shares received in the Merger by a U.S. Holder should be equal to the adjusted tax basis of the Public Shares surrendered in the Merger in exchange therefor and the holding period of the Company Shares should include the holding period during which the Public Shares surrendered in the Merger in exchange therefor were held by such U.S. Holder.

If the Merger, taken together with certain related transactions, does not qualify for the Intended Tax Treatment, a U.S. Holder that exchanges Public Shares in the Merger for Company Shares generally would be required to recognize gain or loss equal to the difference, if any, between (i) the fair market value of the Company Shares received by such U.S. Holder and (ii) such U.S. Holder’s adjusted tax basis in the Public Shares exchanged therefor. Subject to the PFIC rules discussed below, such gain or loss would be capital gain or loss and generally would be long-term capital gain or loss if the U.S. Holder’s holding period for such Public Shares exceeds one year. It is unclear, however, whether the redemption rights of a U.S. Holder with respect to the Public Shares may suspend the running of the applicable holding period for this purpose. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. Holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. Holder would have an aggregate tax basis in any Company Shares received in the Merger that is equal to the fair market value of such Company Shares as of the effective date of the Merger, and the holding period of such Company Shares would begin on the day following the Merger.

U.S. Holders of Public Warrants

The Public Warrants are currently each exercisable for one Public Share and will become, pursuant to the Merger, Company Warrants each exercisable for one Company Shares following the Business Combination.

A U.S. Holder of Public Warrants that does not also exchange Public Shares for Company Shares in the Merger generally would recognize gain or loss in an amount equal to the difference between the fair market value of the Company Warrants deemed received and such holder’s tax basis in the Public Warrants deemed exchanged therefor.

If a U.S. Holder of Public Warrants also exchanges Public Shares for Company Shares in the Merger, and if the Merger, taken together with certain related transactions, qualifies for the Intended Tax Treatment, then the tax treatment of such U.S. Holder depends on whether the conversion of Public Warrants into Company Warrants in the Business Combination is treated as part of the transfer of property to a corporation under Section 351 of the Code or as a separate transaction, as provided below.

If the conversion of Public Warrants into Company Warrants is treated as part of the transfer of property to a corporation under Section 351 of the Code and not treated as a separate transaction, then such U.S. Holder generally would recognize gain, but not loss, equal to the lesser of (i) such U.S. Holder’s “realized gain” from the exchange (generally the excess of the fair market value of all Company Securities received over such stockholder’s aggregate tax basis in the APx Securities exchanged therefor), and (ii) the fair market value of the Company Warrants deemed received. Under this approach, the holding period of the Company Shares received by such U.S. Holder should include the period during which the Public Shares exchanged therefor were held by such U.S. Holder, and a U.S. Holder’s holding period in the Company Warrants received should begin on the day after the Merger.

If the conversion of Public Warrants into Company Warrants is treated as a separate transaction, then the U.S. federal income tax treatment of the U.S. Holder’s exchange of Public Shares for Company Shares should be treated as described above under “— U.S. Holders of Public Shares,” and a U.S. Holder that owns Public Warrants should recognize gain or loss upon the conversion of those Public Warrants to Company Warrants equal to the difference between the fair market value of the Company Warrants received and such U.S. Holder’s adjusted tax basis in such U.S. Holder’s Public Warrants. A U.S. Holder’s tax basis in the Company Warrants received will equal the fair market value of such Company Warrants. A U.S. Holder’s holding period in the Company Warrants received should begin on the day after the Merger.

Subject to the PFIC rules discussed below under “— PFIC Rules”, any gain recognized by a U.S. Holder whose Public Warrants become Company Warrants pursuant to the Merger would generally be long-term capital gain if the holder’s holding period for the Public Warrants was more than one year at the time of the Merger, and the holder’s holding period in the Company Warrants would begin on the day following the exchange. The U.S. Holder’s tax basis in the Company Warrants received in the exchange would be equal to their fair market value at the time of the Merger.

Section 367(a)

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder, in certain circumstances described below, impose additional requirements for a U.S. Holder to qualify for tax-deferred treatment under Section 351 of the Code with respect to the exchange of APx Securities in the Merger. Specifically, a U.S. Holder that is a “five-percent transferee shareholder” with respect to the Company immediately after the transfer may be required to enter into a gain recognition agreement with respect to the transfer of its APx Securities in order to obtain non-recognition treatment in the Merger.

In general, a “five-percent transferee shareholder” is a U.S. Holder who holds APx Securities and will own directly, indirectly or constructively through attribution rules, at least five percent of either the total voting power or total value of shares of the Company immediately after the Business Combination. The attribution rules for determining ownership are complex, and neither APx nor the Company can offer any assurance that a U.S. Holder will not be a five-percent transferee shareholder based on its particular facts and circumstances. If you believe you could become a five-percent transferee shareholder of the Company, you are urged to consult your tax advisor.

Tax Consequences of Ownership and Disposition of Company Securities

Distributions on Company Shares

Subject to the PFIC rules discussed below under “— PFIC Rules”, the gross amount of any distribution on Company Shares that is made out of the Company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations. To the extent that the amount of the distribution exceeds the Company’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its Company Shares, and thereafter as capital gain recognized on a sale or exchange. However, it is not expected that the Company will maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders should therefore assume that any distribution by the Company with respect to Company Shares will be reported as dividend income. U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from the Company.

Subject to the PFIC rules discussed below under “— PFIC Rules”, dividends received by non-corporate U.S. Holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on Nasdaq (which Company Shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that Company Shares will be considered readily tradable on an established securities market in future years. Further, the Company will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year.

Subject to certain conditions and limitations, non-refundable withholding taxes, if any, on dividends paid by the Company may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. However, as a result of recent changes to the U.S. foreign tax credit rules, a withholding tax generally may need to satisfy certain additional requirements in order to be considered a creditable tax for a U.S. Holder. the Company has not determined whether these requirements have been met with respect to any withholding tax that may apply to dividend paid by the Company and, accordingly, no assurance can be given that any such withholding tax will be creditable. For purposes of calculating the U.S. foreign tax credit, dividends paid on Company Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Sale, Taxable Exchange or Other Taxable Disposition of Company Securities

Subject to the PFIC rules discussed below under “— PFIC Rules”, upon any sale, exchange or other taxable disposition of any Company security, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property, received in such sale, taxable exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Company security. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Company security exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

This gain or loss generally will be treated as U.S. source gain or loss. Accordingly, in the event that any non-U.S. tax (including withholding tax) is imposed upon such sale, exchange or other taxable disposition, a U.S. Holder may not be able to utilize foreign tax credits in respect of such non-U.S. tax. In addition, there may be other limitations on utilizing foreign tax credits even if a U.S. Holder has foreign source income or gain in the same category from other sources. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.

Exercise, Lapse or Redemption of a Company Warrant

Subject to the PFIC rules discussed below under “— PFIC Rules”, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Company Shares on the exercise of a Company Warrant for cash. A U.S. Holder’s tax basis in a Company Shares received upon exercise of the Company Warrant generally will equal the sum of the U.S. Holder’s tax basis in such Company Warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the Company Share received will commence on the date of exercise of the Company Warrant or the day following the date of exercise of the Company Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Company Warrant. If a Company Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Company Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. Subject to the PFIC rules discussed below under “— PFIC Rules”, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in Company Shares received generally should equal the U.S. Holder’s tax basis in the Company Warrants exercised therefor. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the Company Shares received would be treated as commencing on the date of exercise of the Company Warrants or the day following the date of exercise of the Company Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Company Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Company Shares received would include the holding period of the Company Warrants.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Company Warrants equal to the number of Company Shares having a value equal to the exercise price for the total number of Company Warrants to be exercised. In such case, subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss with respect to the Company Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Company Shares that would have been received in a regular exercise of the Company Warrants deemed surrendered and the U.S. Holder’s tax basis in the Company Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the Company Shares received would equal the sum of the U.S. Holder’s tax basis in the Company Warrants deemed exercised and the aggregate exercise price of such Company Warrants. It is unclear whether a U.S. Holder’s holding period for the Company Shares would commence on the date of exercise of the Company Warrants or the day following the date of exercise of the Company Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Company Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to Company Shares received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each Company Warrant provide for an adjustment to the number of Company Shares for which the Company Warrant may be exercised or to the exercise price of the Company Warrant in certain events, as discussed in the section of this proxy statement/prospectus entitled “Description of the Company’s Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of Company Warrants would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases such U.S. Holders’ proportionate interest in the Company’s assets or earnings and profits (e.g., through an increase in the number of Company Shares that would be obtained upon exercise or through a decrease in the exercise price of the Company Warrants), which adjustment may be made as a result of a distribution of cash or other property to the holders of Company Shares. Such constructive distribution to a U.S. Holder of Company Warrants would be treated as if such U.S. Holder had received a cash distribution from the Company generally equal to the fair market value of such increased interest (taxed as described above under “— Distributions on Company Shares”).

PFIC Rules

In General

The treatment of U.S. Holders of APx Securities and Company Securities could be materially different from that described above if APx or the Company is treated as a PFIC for U.S. federal income tax purposes.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents generally are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable.

For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.

The application of the PFIC rules to warrants is uncertain. The Code provides that, to the extent provided in Treasury Regulations, if any person has an option to acquire shares of a PFIC, the shares will be considered as owned by that person for purposes of the PFIC rules. Under proposed Treasury Regulations that have a retroactive effective date, an option to acquire shares of a PFIC is generally treated as ownership of those PFIC shares. The remainder of this discussion assumes that the PFIC rules will apply to Public Warrants and Company Warrants if APx or the Company, as applicable, were a PFIC. However, U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to Public Warrants and Company Warrants prior to the finalization of the proposed Treasury Regulations.

If a non-U.S. corporation is treated as a PFIC during a U.S. Holder’s holding period, it will, with respect to such U.S. Holder, always be treated as a PFIC, regardless of whether it satisfied either of the qualification tests in subsequent years, subject to certain exceptions (such as upon making a “deemed sale” election).

The adverse impact of the PFIC rules on a U.S. Holder that holds shares in a PFIC may generally be mitigated if the U.S. Holder makes a timely qualified electing fund (“QEF”) election or mark-to-market election for the PFIC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) shares, or a QEF election along with an applicable purging election (collectively, “PFIC Elections”). Further detail about the PFIC Elections is provided below under “— Company Securities.”

PFIC Status of APx

Because APx is a blank check company with no current active business (as determined for purposes of the PFIC rules), APx believes that it has been a PFIC since its first taxable year and that it will be a PFIC for its current taxable year.

Application of the PFIC Rules to the Redemption

Assuming that APx is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Public Shares, such U.S. Holder generally will be subject to PFIC rules described below under “— Company Securities” in connection with a Redemption. The application of such rules will depend upon whether the Redemption qualifies for sale or distribution treatment under the rules discussed above under “Tax Consequences of Exercising Redemption Rights.”

Application of PFIC Rules to the Merger

Even if the exchange of Public Shares in the Merger for Company Shares qualifies for the Intended Tax Treatment, a U.S. Holder that transfers APx Securities pursuant to the Merger could nevertheless recognize gain if APx is a PFIC for any taxable year (or portion thereof) that is included in that U.S. Holder’s holding period. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. Holder who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form or if the IRS successfully asserts that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations, a U.S. Holder of Public Shares may recognize gain in connection with the Merger if: (i) such U.S. Holder has not made a PFIC Election and (ii) the Company is not a PFIC in the taxable year that includes the day after the Merger. Any such gain generally would be subject to the PFIC rules described below under “— Company Securities.”

It is not possible to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted and whether the IRS would assert that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations. Therefore, U.S. Holders of Public Shares that have not made a timely PFIC Election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Merger. Moreover, if the exchange of Public Shares in the Merger for Company Shares does not qualify for the Intended Tax Treatment, or if a U.S. Holder recognizes gain on the deemed exchange of Public Warrants for Company Warrants pursuant to the Merger, any gain recognized on such exchange generally would be subject to the PFIC rules described below under “— Company Securities.”

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE MERGER ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Company Securities

Following the Business Combination, the annual PFIC income and asset tests in respect of the Company will be applied based on the assets and activities of the combined business. Based on the projected composition of the Company’s income and assets, it cannot be determined whether the Company will be classified as a PFIC for its taxable year that includes the date of the Business Combination or in any future taxable year. Further, changes in the composition of the Company’s income or composition of the Company’s assets may cause the Company to be or become a PFIC for the current or subsequent taxable years. Whether the Company is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If APx is determined to be a PFIC with respect to any U.S. Holder who exchanges APx Securities for Company Securities in connection with the Merger, the U.S. Holder did not make any of the PFIC Elections, and the U.S. Holder is not subject to tax on the receipt of Company Securities under Section 1291(f) of the Code or otherwise, then, although not free from doubt, the Company may also be treated as a PFIC as to the Company Shares received by such U.S. Holder in the Merger, even if the Company is not a PFIC in its own right. In addition, it is possible that proposed Treasury Regulations could be finalized in a manner that would treat any Company Warrants that are received in the Merger as subject to the PFIC rules.

If the Company is or becomes a PFIC during any year in which a U.S. Holder holds Company Securities, there are three separate taxation regimes that could apply to such U.S. Holder under the PFIC rules: (i) the excess distribution regime (which is the default regime), (ii) the QEF regime, or (iii) the mark-to-market regime. A U.S. Holder who holds (actually or constructively) stock in a non-U.S. corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. Holder will depend upon which of these regimes applies to such U.S. Holder. However, dividends paid by a PFIC are not eligible for the lower rates of taxation applicable to qualified dividend income under any of the foregoing regimes.

Excess Distribution Regime. If a U.S. Holder does not make or is not eligible to make a QEF election or a mark-to-market election, as described below, the U.S. Holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of Company Securities, and (ii) any “excess distribution” on Company Securities (generally, any distributions in excess of 125% of the average of the annual distributions on Company Securities during the preceding three taxable years or the U.S. Holder’s Holding period, for Company Securities that preceded the taxable year of the distribution whichever is shorter). Generally, under this excess distribution regime

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for Company Securities;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the Company’s first taxable year in which the Company is a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•        an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of a U.S. Holder’s Company Securities cannot be treated as capital gains, even if such securities are held as capital assets. Further, no portion of any distribution will be treated as qualified dividend income.

If the Company is, or is treated as, a PFIC for any taxable year during which a U.S. Holder owns Company Securities and any entity in which the Company owns equity interests is also a PFIC (a “lower-tier PFIC”), the U.S. Holder will be deemed to own its proportionate amount (by value) of the shares of each lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described above on (i) certain distributions by a lower-tier PFIC and (ii) dispositions of shares of lower-tier PFICs, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions.

QEF Regime

A valid QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. Holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. Holder will be required to include in income each year its allocable portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if such portion is not distributed to the U.S. Holder. Thus, the U.S. Holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. U.S. Holders of Company Securities should not expect that they will receive cash distributions from the Company sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions. In addition, U.S. Holders of Company Warrants will not be able to make a QEF election with respect to their Company Warrants.

The timely QEF election also allows the electing U.S. Holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status, or make an annual election, subject to certain limitations, to defer payment of current taxes on its undistributed QEF income inclusions, subject to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to its shareholders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years.

A U.S. Holder’s tax basis in Company Shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as qualified dividend income. Amounts included as QEF income inclusions with respect to direct and indirect PFICs generally will not be taxed again when distributed by such PFICs.

A U.S. Holder may make a QEF election with respect to its Company Shares only if the Company provides U.S. Holders on an annual basis with certain information, including a “PFIC annual information statement” as described in the Treasury Regulations. If the Company determines that it is a PFIC for any taxable year, it will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable a U.S. Holder to make and maintain a QEF election. However, there can be no assurance that the Company will have timely knowledge of its status as a PFIC in the future or that the Company will timely provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make and maintain a QEF election with respect to the Company Shares in the event the Company is treated as a PFIC for any taxable year. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, as mentioned above, U.S. Holders of Company Warrants will not be able to make a QEF election with respect to their warrants.

If a U.S. Holder makes a QEF election with respect to its Company Shares in a year after the Company’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Company Shares, then notwithstanding such QEF election, the excess distribution regime discussed above, adjusted to take into account the QEF income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s Company Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such Company Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Company Shares.

In addition, as mentioned above, U.S. Holders of Company Warrants will not be able to make a QEF election with respect to their warrants. As a result, if a U.S. Holder sells or otherwise disposes of such Company Warrants (other than upon exercise of such Company Warrants) and the Company were a PFIC at any time during the U.S. Holder’s holding period of such Company Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such Company Warrants properly makes and maintains a QEF election with respect to the newly acquired Company Shares (or has previously made a QEF election with respect to Company Shares), the QEF election will apply to the newly acquired Company Shares. Notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Company Shares (which, while not entirely clear, generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Company Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

Mark-to-Market Regime

Alternatively, a U.S. Holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if they are “regularly traded” on a national securities exchange that is registered with the SEC, such as Nasdaq. It is expected that Company Shares will be listed on Nasdaq but there can be no assurance that Company Shares will continue to be so listed or will be “regularly traded” for purposes of these rules. Pursuant to such an election, a U.S. Holder of Company Shares would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. A U.S. Holder may treat as ordinary loss any excess of the adjusted basis of the Company Shares over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. Holder’s adjusted tax basis in the Company Shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of Company Shares in a taxable year in which the Company is a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election, and any loss in excess of such prior inclusions generally would be treated as a capital loss). A mark-to-market election applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares cease to be marketable or the IRS consents to the revocation of the election. U.S. Holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly traded holding company (such as the Company) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. U.S. Holders are advised to consult their own tax advisor to determine whether the mark-to-market tax election is available to them and the consequences resulting from such election. In addition, U.S. Holders of Company Warrants will not be able to make a mark-to-market election with respect to their Company Warrants.

PFIC Reporting Requirements

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder generally is required to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s taxable years being open to audit by the IRS until such forms are properly filed.

The rules dealing with PFICs and PFIC Elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of APx Securities and Company Securities are urged to consult their own tax advisors concerning the application of the PFIC rules to APx Securities and Company Securities under their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to the Company. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include Company Shares and Company Warrants if they are not held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in Company Shares and Company Warrants.

Information Reporting and Backup Withholding

Dividend payments (or deemed dividend payments) with respect to Company Shares and proceeds from the sale, exchange or redemption of Company Securities may be subject to information reporting to the IRS and possible backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Proposal No. 1 — The Business Combination Proposal

Overview

As discussed in this proxy statement/prospectus, shareholders of APx are being asked to consider and vote on the Business Combination Proposal to approve and adopt the Business Combination Agreement and the Business Combination. You should carefully read this proxy statement/prospectus in its entirety, including the financial statements and annexes attached hereto and the other documents referred to herein, for more detailed information concerning the Business Combination, especially the sections entitled “The Business Combination,” “The Business Combination Agreement” and “Certain Agreements Related to the Business Combination” beginning on pages 122, 138 and 155, respectively. In particular, you are directed to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s entry into the Business Combination Agreement, dated as of March 25, 2024 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”), by and among the Company, OmnigenicsAI Corp, a Cayman Islands exempted company (“OmnigenicsAI”), Heritas Merger Sub Limited, a Cayman Islands exempted company and a direct wholly-owned subsidiary of OmnigenicsAI (“Merger Sub”) and MultiplAI Health Ltd, a limited company formed under the laws of England and Wales (“MultiplAI”), pursuant to which, among other things, Merger Sub will merge with and into the Company (with the Company being the surviving company and a direct wholly-owned subsidiary of OmnigenicsAI) in exchange for shareholders of the Company receiving merger consideration consisting of ordinary shares of par value $0.0001 each of OmnigenicsAI (“Company Shares”) and warrants to purchase Company Shares.”

Vote Required for Approval

This Business Combination Proposal (and consequently, the transactions contemplated by the Business Combination Agreement, including the Business Combination) requires an ordinary resolution under APx’s Existing Governing Documents, being the affirmative vote of the holders of a simple majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

Failure to submit a proxy or to vote in person or virtually at the Special Meeting, or an abstention from voting, will have no effect on the Business Combination Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal is conditioned upon the adoption of the Cayman Merger Proposal.

Recommendation of the APx Board

THE APX BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

Proposal No. 2 — The Cayman Merger Proposal

Overview

In connection with the Business Combination, APx is requesting that its shareholders vote upon a proposal to approve by special resolution the merger of Merger Sub with and into APx with APx surviving as the surviving company and as a wholly-owned subsidiary of OmnigenicsAI, the Plan of Merger, the entry by APx into the Plan of Merger and the amendment and restatement of the amended and restated memorandum and articles of association of APx (as the surviving company of the merger) in accordance with APx’s Existing Governing Documents and the Cayman Companies Act.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the Company be authorized to merge with Merger Sub so that the Company be the surviving company and all the undertaking, property and liabilities of Merger Sub vest in the Company by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands, that the plan of merger substantially in the form appended to the proxy statement/prospectus as Annex B (the “Plan of Merger”) be authorized, approved and confirmed, that the Company be authorized to enter into the Plan of Merger, and that the Company amend and restate its memorandum and articles of association in the form attached to the Plan of Merger with effect from the effective time of such merger.

Vote Required for Approval

This Cayman Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

Failure to submit a proxy or to vote in person or virtually at the Special Meeting, or an abstention from voting, will have no effect on the Cayman Merger Proposal.

The Closing is conditioned on the adoption of the Cayman Merger Proposal. The Cayman Merger Proposal is conditioned upon the adoption of the Business Combination Proposal.

Recommendation of the APx Board

THE APx BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” THE APPROVAL OF THE CAYMAN MERGER PROPOSAL.

Proposal No. 3 — The ADJOURNMENT Proposal

Overview

The Adjournment Proposal, if approved, will allow the APx Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Business Combination Proposal or the Cayman Merger Proposal would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived. In no event will the APx Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under APx’s Existing Governing Documents and Cayman Islands law.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary or convenient, to permit further solicitation and vote of proxies be confirmed, ratified and approved in all respects.”

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under APx’s Existing Governing Documents, being the affirmative vote of the holders of a simple majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting.

Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting, or a broker non-vote will have no effect on the Adjournment Proposal.

The Closing is not conditioned upon the approval of the Adjournment Proposal.

Recommendation of the APx Board

THE APx BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

Business of the Company and Certain Information About the Company

References in this section to “we”, “our”, “us”, the “Company” or “OmnigenicsAI” generally refer to OmnigenicsAI Corp and “Combined Company” refers to OmnigenicsAI Corp and its subsidiaries after the Closing of the Transactions.

Incorporation

OmnigenicsAI Corp is a Cayman Islands exempted company incorporated on January 9, 2024, with a share capital of $50,000 divided into 500,000,000 Company Shares of par value $0.0001 each.

Overview

OmnigenicsAI is a pioneering genomics company to be powered by artificial intelligence (“AI”), dedicated to provide secure, precise, and actionable biological data that we believe empowers individuals to take control of their health and enhance their quality of life. Our mission is to revolutionize healthcare by offering a suite of health evaluation services that fully integrate biological, clinical and lifestyle data (“multi-modal data”) and AI. This innovative approach enhances the accuracy and effectiveness of precision medicine, leading to better health and more informed decisions for our customers. We were founded on and committed to the following principles:

•        Disrupting the healthcare industry:    we are committed to transforming healthcare from impersonal and reactive to personalized and proactive. Through our innovative services, we seek to empower individuals to live healthier lives by providing secure, precise, and actionable biological insights.

•        Offering a suite of complementary genomic services:    we are dedicated to providing a comprehensive suite of services that spans prevention, diagnostics and prognosis, integrating a wide range of multi-modal data with AI. This approach enables precise, science-drive tools that support individuals with specific health conditions and those seeking to maintain or improve their overall health through preventive care strategies.

•        Building a strategic consortium:    we are actively developing a consortium of laboratories and healthcare providers across the Americas to expand the availability of our prevention and clinical diagnostic products. We aim to launch the consortium following the establishment of our processing hub in Mexico. This hub may be wholly owned by us or developed through a hybrid partnership model, where manage key workflows such as NDA extraction and bioinformatics processing, while the partner laboratory handles sequencing. Establishing this hub will enable us to provide efficient processing services across the region and develop local markets for genomics services, as well as co-developing products based on identified local needs and opportunities. To facilitate the creation of the consortium, which we expect to develop within two years, we are engaging with various diagnostic laboratories that are part of the Asociación de Laboratorios de Diagnóstico de Latinoamérica, where one of our founders is also a founding member. Through this network, we are actively seeking partnerships to pilot our products and services, assess market demand, and identify the most promising SKUs to introduce in each market. As of the date of this registration statement on Form F-4, which includes this prospectus, four companies providing diagnostic services have indirectly invested in the Company through the Parent. These companies are Meyer Lab, Laboratorios LABIN, Amadita Laboratorio Clínico, and CIBIC, operating in Paraguay, Costa Rica, the Dominican Republic, and Argentina, respectively.

•        Integrating AI and genetic data:    we obtain data from a diverse set of biological genomic sources (i.e. saliva, stool, blood, and tissue), as well as qualitative sources (clinical and lifestyle), through our commercialization efforts to further improve our products. We are currently developing AI tools to enhance the precision, actionability, and efficiency of our services. Our prospective AI-powered capabilities aim at processing diverse biological and qualitative data, such as genomic, clinical and lifestyle information. We further seek to utilize proprietary machine learning algorithms and third-party Large Language Models (“LLMs”) that are fine-tuned with our own data to analyze genomic data, and process and integrate information to present even more precise and actionable results, comprehensive reports, and to automate operational tasks which include the reduction of result turnaround times. Looking ahead, we will implement a phased plan to expand our AI capabilities over the next two to three years. This expansion aims to integrate deeper health insights into our current product offerings, provide more tailored counseling, and improve analytics for prevention and personalized care. We anticipate broader applications, such as advanced research, drug discovery, and clinical trials, to be developed within five years. These initiatives will be supported by investments in proprietary data integration and bioinformatics tools, along with collaboration with internal and external experts, to enhance the scalability and sophistication of our future AI systems.

•        Making genetic information more accessible and equitable:    as sequencing and technology costs decrease over time, we are determined to keep healthcare within reach and committed to making genetic services more accessible and affordable.

•        Focusing on actionable results:    we are dedicated to delivering personalized, clinically actionable insights that empower individuals to make informed health decisions. We aim to proactively address potential or unidentified health issues, providing individuals with the knowledge they need to take control of their health and well-being.

•        Ensuring privacy, security and reliability:    we are committed to ensuring that our users’ genetic, clinical and lifestyle data and information is treated with the highest standards of confidentiality and integrity. To protect sensitive customer data, we employ comprehensive safeguards, including encryption, access controls, data anonymization, and compliance with relevant data protection regulations, prioritizing security and privacy at each stage of AI development. Currently, all AI developments are conducted in-house, ensuring strict oversight.

We believe that timely and precise genomic insights play a critical role in revolutionizing individual health management. In today’s landscape, reliable genetic data remains elusive for many, leaving them vulnerable to undetected disease-prone genetic variants. According to the American Association for the Advancement of Science, one in five healthy adults may carry such variants, without knowing it. If left unchecked, these mutations could profoundly impact their health, affect family members, or alter their responses to treatments. Recognizing the importance of understanding one’s genetic makeup, we envision a future where genetic sequencing is integral to healthcare, beginning at birth and throughout the various stages of life. To achieve our vision, we have developed a suite of personalized medicine services that currently cover the following categories:

•        Wellness & Prevention:    preventative health solutions that integrate genetic, microbiome and lifestyle data, enabling individuals to understand how their unique genes and habits impact their long-term health. These solutions also provide actionable prevention recommendations, and will be supported by nutrigenetic specialists who will help craft personalized preventive health strategies tailored to each individual’s specific needs; and

•        Diagnostics, Prognosis & Monitoring:    precise clinical genetic services integrated with clinical data to enable accurate diagnostics and informed treatment decisions, covering the fields of oncology, prenatal care, rare diseases and human microbiome.

Our portfolio aims to empower individuals to understand and make decisions based on their genetic results. We achieve this by possessing a unique scientific know-how that allows us to sequence biological samples in-house and a R&D division that continuously works to develop innovative genomic services, and potentially integrate the omni-modal data with complex analytics to accelerate our innovation. To deliver our services, we process blood, tissue, microbiome and saliva samples from our own sales channels and partners.

According to the public report titled “Predictive Genetic Testing and Consumer Genomics Market Research 2024-2034”, published by Erevna Healthcare on Research and Markets, dated January 23, 2025, a significant increase in interest in genetics among both consumers and healthcare professionals is expected, as the market adoption of genetic tests has experienced significant growth globally, driven by increased emphasis on early disease detection, personalized medicine, and genetics in addressing health conditions. An industry public report titled “Latin America Precision Medicine Market Size & Outlook”, published by Horizon Grand View Research during 2023 estimates that the Latin American genomics market will be valued at approximately $6.15 billion by 2030, growing at a compound annual growth rate (CAGR) of 11.3% per year. This growth reflects the rising prevalence of genetic and rare disorders and the expanding use of genetic testing in fields such as oncology, where personalized approaches are increasingly critical. Additionally, these market and industry public reports highlight that consumer demand for genetic testing continues to rise, further expanding the market and indicating a growing awareness of and interest in genetic health insights among the public. Advances in sequencing technology and rising awareness and demand for genetic testing support this growth. Further, according to a public report titled “The Cost of Sequencing a Human Genome”, published by the National Human Genome Research Institute, dated November 1, 2021, technological advances have reduced the costs of genetic sequencing, increasing their accessibility. To boost market adoption, we expect to launch the consortium to offer our partners exclusive genomic services with competitive pricing, quick result turnaround times, pre- and post-test support, and market development initiatives. This consortium will be launched in a phased approach, as we build relationships, assess local market needs, and locate the results from our offerings to ensure a strong market fit.

Our expertise in delivering precise, personalized results and developing innovative products, some of which are suitable for in-home use, is fundamental to our operations. We utilize both dry and wet labs, including laboratories from strategic partners as part of a hybrid operational model, and integrate multi-modal data, allowing us to cater to the needs of patients, users, insurance companies, pharma, and other health stakeholders within the specific markets where we offer our services. Currently, our products are available, particularly targeting underserved markets in Latin America. By launching a suite of services and supporting our partners in these regions, we aim to reshape the relationship between consumers, patients, healthcare professionals and providers, and transform healthcare.

Our competitive advantage is to include developing market specific end-to-end services, leveraging both our own and our strategic partners’ laboratories, including local market product adaptation, providing pre- and post-test assessments (technical and commercial onboarding and training) for market co-development assistance, and, in certain circumstances, will plan to offer teleconsultations with AI Agents, in addition to consultations with medical geneticists and/or epigenetic specialists to interpret results and accompany in the decision making. We deliver personalized reports and have the necessary operational experience for import and export logistics, as well as the know-how to process and sequence samples effectively. We are also accumulating biological, clinical and lifestyle data across various health fields, enabling us to develop additional innovations.

Mission and Strategy

We aim to keep people healthy by revolutionizing personal health management, by delivering a comprehensive suite of services spanning prevention, diagnosis and prognosis, integrating a wide range of clinical, biological, and lifestyle data with advanced artificial intelligence, empowering people to make informed health choices and live healthier lives.

Our strategy for long-term sustainable expansion is grounded in fundamental drivers that form the core of our business operations. It is our belief that these drivers function collaboratively to reinforce and broad our role in the emerging markets we are developing, which include the following:

•        Data-driven approach for health management:    we are committed to providing preventative health solutions and precise clinical genetic services through our operating segments, Rewell and Heritas Diagnostics. By leveraging technology and data acquisition methods, we are able to train machine learning models that integrate our genetic, microbiome, lifestyle and/or clinical data to deliver more accurate results and foster scientific development. We perform clinical studies under stringent GCP standards to maximize the good quality of our results and comply with the regulatory agencies. We continuously collect diverse omni-modal data across our product offerings to build robust Latin American genomic data bases. This localized approach addresses the challenges faced other players in the region who rely on foreign markets for sample processing, often resulting in inaccurate outcomes due to the absence of region-specific data.

•        Artificial intelligence:    from the foundation AI models in genomics to the development of clinically oriented LLMs, we apply algorithms to improve the quality of our results. Through our product offering we plan on providing genomic sequencing, proprietary data processing, and comprehensive artificial intelligence analysis to further develop our current and future products. In addition to using AI for data interpretation and processing, we plan to develop AI Agents designed to interact directly with customers. We expect that AI Agents will play a role in providing personalized health guidance, interpreting results, and supporting telemedicine services, allowing us to scale our offerings. Furthermore, we value the use of technology breakthroughs and advancements in self and remote testing, as we plan on collecting complete omni-modal data to accelerate our innovations, improve localized results and develop future products.

•        Customer experience:    we view customer experience for patients, physicians, healthcare providers, and partners as a fundamental element of our long-term growth strategy and a powerful tool to facilitate the integration of genetics into mainstream medicine. We believe that providing excellent products and ensuring “ease-of-use,” such as onboarding, streamlined ordering, results interpretation and fast turnaround times, are key for all our customers. As such, our products and services are developed based on user insights, local languages and cultures, operations and logistics requirements, and unmet market needs that we have identified. We have a track record that has allowed us to achieve product market fit with our services. As such, we believe OmnigenicsAI’s products can play a pivotal role in revolutionizing health management.

•        Adoption:    we anticipate that, as we enhance our customer experience and the industry develops, more consumers will desire genetic tests and physicians will be open and more willing to incorporate genetic information into their practice. This is especially true in encouraging adoption among non-genetic experts, who are often the initial contact for customers and patients in a health journey. Further, we expect to advance adoption of our products and services by publishing research and providing educational support, thus generating awareness on the benefits of genetic testing.

•        Developing Strategic Partnerships:    we are committed to commercializing our products through the Americas, developing a range of key partnerships with laboratories, providers, payers, among other market players. We will continue to bolster our existing partnerships while also exploring new ones to enter new markets and develop new products. These include diagnostic laboratories through a consortium, pharmaceutical companies, biopharma partners, healthcare service providers and health systems, who face significant barriers such as lack of technology, lack of localized genomic databases, and expertise.

•        Lower cost:    as we plan on continuing to expand our business and network, we expect to reduce our costs while continuing our pursuit of accessible prices to further increase our addressable market. We are poised to benefit from the ongoing reduction in genetic sequencing and data processing costs, which have decreased substantially in recent years and continue to trend downward. This decline has been driven by advancements in sequencing technology and bioinformatics, therefore making genetic testing more affordable and accessible to a broader population. According to industry public reports titled “DNA Sequencing Costs: Data”, published by National Human Genome Research Institute on May 16, 2023, and “Cost of NGS”, published by Illumina in April 2023, the sequencing cost-per-genome has decreased approximately 96% over the past ten years. We believe this downward trend increases the potential reach and penetration of our services in sizeable and underserved populations in a range of geographies. In addition, we expect that our business-to-business-to-consumer product distribution model will deliver greater market penetration at a lower cost when compared to our previous direct-to-consumer model.

•        Sustainable and inclusive growth:    we are committed to working with all of our strategic partners to ensure that genetic testing is continuously improved. This is critical in the context of growing demand and mass adoption of these technologies. Likewise, we will focus on making our products increasingly affordable and broadly available.

History and Development

OmnigenicsAI was created as an artificial intelligence-driven genomics company that grows through strategic partnerships, acquisitions, and exclusive licenses with the mission of providing secure, precise, and reliable biological data that enables people to live healthier lives. OmnigenicsAI incorporated the intellectual property rights, including trade secrets, of Heritas Argentina, a precision medicine company from Argentina focused on the Latin American market and plans to develop our strategic consortium. Heritas Argentina has been a genomics pioneer in Latin America for over eight years with proprietary developed tests and prevention services, primarily distributed through partnerships. By combining the strengths of our current and future partnerships, we expect to position ourselves as a leading AI-enabled genomics company. OmnigenicsAI’s expertise spans biological, scientific, technological and market know-how, all of which are critical for product development and execution. Supported by a diverse and specialized team, we are crafting a highly complementary and comprehensive product portfolio that addresses a broad spectrum of health needs.

We believe we are pioneering the integration of genomic testing results with clinical and lifestyle data in the region. This combination creates enriched genomic datasets filled with potential insights, which we expect to be disruptive of patient’s healthcare, specially, since there are no data sets built from Latin American genes, a population not only present in the region, but is growing globally as well.

OmnigenicsAI expects to commercialize its product portfolio through two brands: (i) Rewell, offering wellness and prevention solutions for consumers, and (ii) Heritas Diagnostics offering precise clinical genetic services for patients and physicians. This portfolio aims to address various aspects of healthcare, targeting the general population through Rewell for preventative measures and secondary care through Heritas for diagnostic services.

We currently employ AI by including machine learning models and third party LLMs that routinely assist in data analysis and service delivery, subject to rigorous validation and monitoring. The end-to-end data we collect from our comprehensive services suite is actively used to train and improve these AI systems, and we are implementing controls and procedures designed to protect sensitive data. Looking ahead, within the next five years we plan to develop more sophisticated AI-powered tools and complex models that will increasingly provide broader support for health management, clinical research, drug discovery studies and clinical trials while working to meet evolving regulatory requirements and industry standards for AI in healthcare.

Heritas Argentina

On July 10, 2015, Heritas Argentina was incorporated in Argentina by Fabian Fay and Martin Pablo Vazquez under registration number T98 F252 N12, establishing itself in the field of personalized medicine services focused on human genomics solutions, as well as conducting clinical studies and medical and veterinary analyses. Pursuant to the shareholders’ agreement dated December 27, 2016, the initial shareholders of Heritas Argentina were Messrs. Fay and Vazquez, each holding 17% of Heritas Argentina, and CIBIC and Instituto de Agrobiotecnología Rosario SA, each holding 33% of Heritas Argentina.

On March 31, 2020, Instituto de Agrobiotecnología Rosario SA transferred their shares to Bioceres S.A., marking a significant change in shareholder composition.

Bioceres S.A., an affiliate of Theo, endowed Heritas Argentina with a specialized scientific team and the necessary expertise to develop its products and services in the precision medicine industry, as well as critical assistance during the early stages of our Heritas Argentina’s operations, ensuring a successful market launch, whereas CIBIC contributed with more than 30 years of experience as a laboratory focused on clinical diagnostics and biotechnology development.

Heritas Argentina focused its efforts in enabling labs to provide clinical genetic services to physicians and/or healthcare industry stakeholders, looking to transform diagnostics and treatment for patients. Its tests, adapted to the specific needs of the markets in which it operates, range from oncology to prenatal care and rare diseases, and provide precise insights that allow physicians, patients, and their families to become aware of the impact that their genes have on their conditions and how these may affect them in the future. Heritas Argentina primarily derives revenue from its diagnostics division which provides clinical genetic tests relating to the fields of oncology, prenatal care, rare diseases and human microbiome, as well as other genetic sequencing services.

On April 14, 2021, the shareholders of Heritas Argentina (i.e. Bioceres SA, CIBIC, Fabian Fay and Martin Vazquez) transferred their interest in Heritas Argentina to the Parent, resulting in the Parent becoming the direct and sole shareholder of Heritas Argentina.

In 2022, after several years providing clinical genetic diagnostic tests in Argentina and expanding these services into Paraguay, Heritas Argentina diversified its product portfolio by launching a new business division. Rewell, initially launched as a direct-to-consumer brand, was developed after the COVID-19 pandemic, which significantly changed consumer habits by making at-home testing a routine and making prevention and wellness more relevant to the broader population. Rewell builds on the advances in genetic and gut health testing technology and was designed for general consumers, who seek unique and personalized information to work on their long-term health by achieving an optimal lifestyle. Rewell starts with an at-home DNA and microbiome test kit, and once samples are processed, consumers can view unique insights on their genetic health risks, physical performance, rest and stress, ancestry, nutrition and immunity, and personal traits. These results can be viewed on Rewell’s secure digital platform, where consumers could also, during the pilot phase, schedule a telemedicine consultation with a healthcare professional to interpret their results, and receive a health plan with recommendations to target the prevention of certain health issues and achieve health objectives.

On January 9, 2024, OmnigenicsAI was incorporated in the Cayman Islands. On February 26, 2024, the Parent entered into a contribution agreement with OmnigenicsAI, pursuant to which Parent contributed to OmnigenicsAI all of the issued and outstanding shares in Heritas Argentina, making Heritas Argentina a wholly owned subsidiary of OmnigenicsAI. OmnigenicsAI issued 30,000,000 Company Shares to Parent in connection with the Heritas Argentina contribution.

In 2025, after selling Rewell for two and a half years through a direct-to-consumer (“DTC”) model, we transitioned to a business-to-business-to-consumer (“B2B2C”) model. This strategic decision significantly impacted our operations, organizational structure, and go-to-market strategy.

The transition was driven by the rising costs of logistics, customer acquisition, and digital marketing, which made the DTC model economically unsustainable for profitable scaling across Latin America. We initially invested heavily in market research, digital product development, user experience and user interface, and an e-commerce channel to validate consumer adoption. However, we concluded that scaling Rewell profitably through DTC across Latin America would require disproportionate investment with limited returns.

The B2B2C model aligns with our broader strategy to scale through OmnigenicsAI’s laboratory consortium, including Heritas Diagnostics, and other local diagnostic laboratories. These partners, leveraging their market knowledge and trusted local relationships, are better positioned to distribute Rewell, manage customer relationships (including interpretation and coaching services where applicable), and oversee the commercialization of products such as the Continuous Evolution Kit. Under this model, we focus on test processing, platform operation, and results delivery, while partners lead distribution logistics and the customer relationships.

During the DTC phase, we observed organic interest from wellness centers, healthcare professionals, and nutritionists seeking to resell Rewell, often choosing to manage the customer relationship independently rather than relying on our e-commerce platform or internal genetic nutritionist services. This indicated organic market demand for a partner-based distribution model and a B2B2C distribution strategy.

To support the shift to B2B2C, we streamlined operations by consolidating Rewell and Heritas Diagnostics under a unified structure and significantly downsized DTC-related functions, such as digital marketing, logistics, digital product design, and customer success management. As a result, our employee count was reduced from 49 as of June 30, 2024, to 25 as of the date of this registration statement of which this prospectus is part, primarily impacting roles tied to the Rewell DTC operations.

All Rewell products previously sold directly to consumers, including the Continuous Evolution Kit, will continue to be available through our network of B2B2C partners. These partners are responsible for the commercialization of the kits, the collection of samples, and, in many cases, the delivery of interpretation services. While the delivery mechanism has changed, the core service that offers the combination of genetic and microbiome testing with personalized health recommendations remains fundamentally the same.

The transition away from DTC was executed in a phased and structured manner:

•        Closure of E-Commerce Operations.    We began a gradual wind-down of our e-commerce channel in early 2025, including removing the ability to place new orders directly through our platform. While customers could no longer purchase products directly, existing users continued to have access to our services.

•        Customer Support Continuity.    Existing DTC customers received full product support to complete their user journey, including access to our digital platform and consultations with certified genetic nutritionists, until all obligations were fully met.

•        Reallocation of Resources.    We eliminated or reassigned resources to align more closely with the B2B2C model, ensuring operations better supported the transition.

•        Product Development.    We communicated the operational changes to stakeholders and began working with potential B2B2C partners to map out the new customer journey and refine the experience.

While discussions with potential partners have been initiated, we have not yet entered into any formal commercial agreements under the new model, which remains in development. Nonetheless, we believe that the B2B2C model will facilitate more efficient scaling with lower operational costs, broader geographic reach, and deeper market penetration through trusted local partners.

Our Operating Segments

We operate across two segments within our corporate structure, dedicated to providing precise and secure biological data to empower individuals to make informed health choices. Our business units operate at the forefront of scientific development, genetic testing and will be integrated with AI-driven technology, designed to address the entire spectrum of healthcare needs, spanning prevention diagnosis and prognosis, integrating a wide range of clinical, biological, and lifestyle data. The services within these segments have been developed based on our experience in Latin America, allowing us to adapt our tests and results based on local language and specific needs. With a focus on precision, privacy, and accessibility, OmnigenicsAI is committed to empowering individuals and healthcare providers with the tools necessary for proactive health management through the following categories with its current brands:

•        Rewell:    personalized wellness and preventative health solutions that integrate genetic, microbiome and lifestyle data, with nutrigenetic guidance tailored to each user. Through our digital platform, users access DNA and gut microbiome testing, paired with personalized health recommendations designed to empower individuals in making informed health decisions, particularly for chronic disease prevention and gut health. Initially distributed as a direct-to-consumer product, in 2025, we expect to transition the distribution of Rewell to a business-to-business-to-consumer distribution model. Rewell’s services include consultations with certified nutrigenetic specialists, which we plan to scale through the use of AI Agents, which are designed to support users in adopting lifestyle changes based on genetic and microbiome insights.; and

•        Heritas Diagnostics:    a suite of clinical genetic testing services focused on reproductive health, oncology, rare diseases, and clinical gut health. Our tests integrate genetic and clinical data to provide precise and actionable insights that support accurate diagnoses, effective monitoring and informed treatment decisions. We ensure that our comprehensive clinical reports deliver the necessary insights needed by both patients and physicians to interpret results and make informed treatment decisions. To enhance accessibility and support, we plan to incorporate AI Agents, expected to have its first commercial use as early as 2026, that will assist patients in interpreting their results and providing personalized treatment recommendations, complementing physician guidance.

Rewell: Wellness and Prevention

We believe that Rewell will be at the forefront of wellness and prevention, enabling consumers to obtain personalized genetics and gut microbiome information, with nutrition recommendations and habit plans that support informed life changes that would mitigate disease initiation and development and improve overall wellbeing. Rewell’s proprietary platform provides personalized DNA and microbiome results by integrating customer’s genetic and lifestyle data and associated risk factors and comparing these results to both a standard and proprietary database. This aims at lowering the chances of developing low grade chronic inflammation over time, as Rewell provides insights from personal genomic information and their impact on and long-term habits.

According to the research paper titled “Combined effects of host genetics and diet on human gut microbiota and incident disease in a single population cohort”, published in Nature Genetics on February 3, 2022, diets and environmental factors have a greater influence on the human gut microbiome than host genetics. Given these results, to provide accurate and relevant insights that account for geographical influences, we based the gut microbiome results provided by Rewell on a proprietary database constructed through patient trials tailored to the geography where the services are offered. This reference database was constructed through a citizen science initiative conducted from December 2015 through December 2016, which recruited 200 volunteers with healthy habits as a reference data database for human gut microbiome analysis. These volunteers were from various rural and urban areas in Argentina, who were recruited, compiled, and analyzed by Heritas Argentina and CIBIC as an open citizen science project. Volunteers were instructed about the project and directed to four partner clinical labs in the different cities participating in the project for sample collection and signing an informed consent.

In the screening phase, individuals who did not meet the established inclusion or exclusion criteria were excluded from participation. The sample inclusion criteria specified that participants must be adults, either male or female, aged between 18 and 50 years. They were required to undergo a physical examination that revealed no clinically relevant findings. Additionally, participants needed to have non-reactive serology tests for Hepatitis B Virus surface antigen (HBsAg), antibodies against human immunodeficiency virus (anti-HIV), and Hepatitis C Virus antibodies (anti-HCV). Female volunteers were required to have a negative blood pregnancy test, and all participants needed to be capable of reading, understanding, and signing an informed consent form.

The sample exclusion criteria outlined several conditions for disqualification. Participants were excluded if they suffered from gastrointestinal disorders, such as chronic intestinal inflammation, ulcerative colitis, Crohn’s disease, indeterminate colitis, moderate to severe irritable colon syndrome, infectious gastroenteritis, colitis, or gastritis. Chronic or persistent diarrhea of unknown origin, recurrent Clostridium difficile infection, untreated Helicobacter pylori infection, and chronic constipation also constituted grounds for exclusion. Furthermore, individuals who had consumed any antibiotics (oral or intravenous), corticoids (oral, intravenous, intramuscular, nasal, or inhaled), cytokines, drugs stimulating the immune system (such as interleukins), cytotoxic agents (chemotherapy), or large doses of probiotics within the last six months prior to sampling were excluded. Additional exclusion factors included a diagnosis of any disease in the previous six months, chronic use of any type of medication, habitual vegan or vegetarian diets, and a Body Mass Index (BMI) exceeding 29.99, indicating obesity.

Following the above criteria, 172 volunteers were accepted for biochemical and metabolome analysis from blood and urine samples, and microbiome analysis from stool samples. These resulted in a total of 516 biological samples processed in the laboratory for biochemical, metabolome, and microbiome data. To enhance analysis accuracy, epidemiological and contextual metadata was collected from each volunteer using a questionnaire for general background information diet, clinical history, gestational history, and medication history was collected.

Rewell leverages this comprehensive reference data to provide scientifically precise results, enabling users to manage their long-term health. This precision extends to detecting dysbiosis or imbalances in specific microbiome parameters by comparing customer samples against our reference dataset.

We ran pilot tests to verify if this method could effectively detect differences in people’s gut microbiomes and provide a positive impact, and the results showed it works consistently well. The pilot test, which was sponsored by Heritas Argentina and CIBIC, was carried out in an Argentinian population between October 2022 and March 2024. A total of 634 individuals participated, and their gut microbiomes were respectively analyzed. The results revealed key patterns. For example: 52.84% of the participants had lower gut microbiome diversity than the average levels in our reference database, which can impact overall health (p<0.001). Additionally, 65.88% of participants produced fewer short-chain fatty acids, essential compounds that support metabolism and overall well-being, compared to typical levels in our reference database (p<0.001). We also found that participants had lower levels of gut bacteria diversity and balance, as well as a reduced ability to produce not only short-chain fatty acids but also essential nutrients like vitamins B1 (p=0.008), B7 (p=0.043), B9 (p=0.001), B12 (p=0.001). Additionally, levels of lipopolysaccharides (p=0.015), which play a role in immune function, were lower compared to the healthy reference group in our database. These differences were clear, consistent, and statistically significant. Based on these findings, we provided personalized nutrition recommendations to help participants improve their health datapoints. For example, when someone had less diverse gut bacteria and lower short-chain fatty acids production, we suggested a tailored diet. This included adding more fermented foods (like yogurt), seeds, and whole-grain cereals. These foods contain prebiotic fiber and arabinoxylans — nutrients that nourish the gut bacteria responsible for producing short-chain fatty acids. Short-chain fatty acids help reduce inflammation and strengthen the immune system, leading to better overall health.

For the construction of gut microbiome references databases in other countries or regions, participant selection, sample collection, and analysis are being conducted following the same methodology used for the Argentinian database. In Mexico, we have collected 80 biological samples to date from Mexico City. The collection was carried out in coordination with a local laboratory, to which we provided payment for the sample collection. In each new country where we plan to launch Rewell, the same sample collection process will be carried out in conjunction with local entities as we do not rely on existing reference datasets.

Personal DNA and Gut Microbiome Profiling

Rewell provides customers with direct access to their DNA and gut microbiome information, enabling more informed long-term health decisions aimed at minimizing the risk of chronic disease development. This includes insights into genetic ancestry origins and personal genetic health risks, presented through Polygenic Risk Scores (“PRS”), which provides a measure of disease risk based on genetic factors. Rewell also delivers insights on dietary intolerances, physical activity and rest optimization, and specific nutrient impact on gene function and longevity.

For PRS reporting, we apply scores from the PGS Catalog, an open database of polygenic scores (PGS), calculated using low-pass genome (“LPG”) sequencing followed by genotype imputation. LPG technology is a high-throughput solution that produces low coverage of a whole human genome. Samples are sequenced with Illumina technology at a depth of 1X, generating approximately 3 GB of data per sample and a total of 20 million reads per sample. For reference, complete genome coverage is achieved at 40X, whereas LPG covers the genome at 0.5-1X. The resulting sequencing data (FASTQ) is analyzed with our imputation and analysis platform in AWS to obtain a variant file (VCF) with more than 99% accuracy of genome-wide variants. LPG returns more data and statistical power than microarray technology, making it the reference technology for high-throughput genomics applications.

We employ a genomic imputation pipeline that processes low-coverage whole genome sequencing data (0.5-1X coverage) using the GLIMPSE software framework (https://www.nature.com/articles/s41588-020-00756-0). The pipeline operates on a high-performance computing infrastructure utilizing GRCh37 as the reference genome, with data processing orchestrated through the Nextflow workflow management system. Raw sequencing data undergoes quality control before being aligned to the reference genome, followed by genotype imputation using the 1000 Genomes Phase 3 reference panels.

Regarding risks associated with the compilation of the PRS scores, the main risk to mention is the ancestry genetic background, which may or may not modify the PRS utility for a given local population. This risk assessed through our validation protocols with local populations. Additional risks include potential inaccuracies due to the limitations of imputation-based genotype predictions, the evolving nature of polygenic risk research, and the possibility of overestimating or underestimating disease risk in individuals. Moreover, environmental and lifestyle factors, which PRS alone cannot account for, also play a significant role in disease development, underscoring the importance of a holistic approach when interpreting PRS results. At present, we have compiled PRS for breast cancer, prostate cancer, coronary artery diseases (CAD), and type II diabetes.

In Argentina, we offer Rewell as a business-to-business-to-consumer service, commercialized through select laboratories and partners. Customers purchase a “Complete Profile Kit,” which includes materials and instruction for collecting saliva and stool samples. Once their samples are collected, samples are transported for processing to our Argentine Wet-Lab, which we lease from CIBIC. Once processed, customers can view their DNA and gut microbiome test results either on our secure and proprietary digital platform or as a report. The results are processed using our bioinformatics pipeline, which incorporates our proprietary machine learning models and integrates them with our standard and proprietary databases. Results are categorized into sections such as nutrition, ancestry, health and prevention, immunity, among others, and are available for download and sharing.

Customers are also given the option of allowing us to utilize their de-identified data to support our AI research and tool development, with most opting in. This data is integrated with third party data, allowing us to develop additional biomarkers for lifelong updates and enabling the future expansion of AI applications. To protect sensitive customer data used in research, we enforce security protocols including role-based access controls, multi-factor authentication, data encryption at rest and in transit, and data anonymization and pseudonymization prior to AI training and compliance checks.

Health Management & Telemedicine

Health management is a key component of Rewell’s value proposition. Rewell initially provided one-on-one online sessions with certified nutrigenetic specialists who hold degrees in nutrition and nutrigenomics. In early 2025, we transitioned our Rewell distribution strategy from a direct-to-consumer to a business-to-business-to-consumer model.

As part of this transition, we are currently in the research and development phase of AI Agents designed to support and scale our health management services. These AI Agents are being trained to analyze and synthesize insights from genomic, microbiome, clinical, and lifestyle data, with the goal of providing personalized health guidance to end users. This initiative builds on methodologies and data structures developed during the earlier phases of our operations, which involved direct, one-on-one interactions with certified health professionals such as genetic nutritionists. The objective of these sessions is to help users interpret their results and create personalized nutrition and lifestyle plans based on their health goal.

These sessions aimed to review the most significant outcomes of the Rewell report, addressing user queries regarding their results, assessing the user’s current routines and habits, proposing improvements, and educating on the impact of these habits on their health. The objective of these sessions was to set small, achievable, long-term goals to improve or maintain microbiome health and prevent disease development. This educational approach ensures the report’s findings are used actively by rather than solely being read and stored away.

We expect that the first commercial use of our AI Agents may begin as early as 2026, subject to continued progress in foundational large language models (LLMs), regulatory developments, and successful internal testing and validation. We acknowledge that AI technologies are rapidly evolving, and our timelines are subject to acceleration or delay based on technological and regulatory developments.

Our AI Agents will be built on third-party infrastructure, including LLMs and other machine learning technologies developed by external vendors. While these models provide significant potential to increase the scalability and efficiency of personalized healthcare, they also introduce critical risks, including bias, errors in medical interpretation, and the risk of overreliance by us and the end consumers of our products on automated outputs.

All outputs generated by AI Agents will remain subject to human oversight, especially where medical recommendations are involved. Licensed professionals will review and approve AI-driven guidance as appropriate, specifically relating to medical diagnosis, and users will have access to human support if needed. Oversight will be maintained through established protocols and professional networks to ensure quality, safety, and compliance with evolving regulatory standards. For more information, see “Risk Factors — Risks Related to Our Business and Strategy — Our future AI Agents business will significantly depend upon third-party infrastructures, including language models and other AI technologies, which are subject to developing regulatory frameworks.”

Before the transition to the business-to-business-to-consumer model, the specialists prepared a personalized habits plan based on user lifestyle data, health risk indicators from their results, and health goals, which range from achieving a healthy weight, to optimizing physical performance and immunology, and mitigating disease development to impact longevity. These insights and methodologies will help to develop AI Agents, which will deliver personalized recommendations and action plans at scale. These action plan will set achievable objectives that would foster changes in intestinal microbiome results, thus benefiting our user’s health. Further, users would receive supplementary materials, including recipe books and other personalized content to support habit changes.

Continuous Evolution Kit

Starting in the fourth quarter of 2024, customers were provided with the option to purchase independent gut microbiome tests by purchasing the “Continuous Evolution Kit,” that collects stool samples for gut microbiome analysis. These customers will also be able to purchase the “Complete Profile Kit” to obtain more holistic results and health recommendations, by integrating their DNA data with their results.

The updated microbiome results allow customers to keep track of their progress and compare with earlier results. In the pilot phase, the telemedicine session focused on reviewing significant results from the report and the progress made, resolving any queries about results, analyzing changes in the intestinal microbiome to make necessary lifestyle adjustments, setting new goals based on these results, and revising unmet goals to align with the customer’s lifestyle for future success. After the updated habit plan is provided, customers can repurchase the “Continuous Evolution Kit” to perpetuate their lifestyle improvement, thus creating a continuous cycle of health improvement.

Heritas Diagnostics: Clinical Diagnostics, Prognosis, and Monitoring

Heritas Diagnostics offers a comprehensive suite of genetic tests that processes high-quality genetic and clinical data, instrumental in enhancing clinical healthcare decisions. The tests are designed to supply precise genetic insights to doctors, patients, and their families for diagnosis, prognosis and monitoring, allowing them to make informed treatment decisions over various conditions. Currently, we offer these services in Argentina and Paraguay.

The tests and services are distributed through a business-to-business model, through partnerships with clinical laboratories. These laboratories offer advanced diagnostic services to their customers, which include health system stakeholders, such as patients, providers, government agencies, pharmacies, and/or private health institutions. Patient samples, including blood, tissue biopsies, saliva, plasma or nucleic acids, are collected through these clinical laboratories and processed in our Argentine Wet-Lab according to the specific analysis required. Our genetic tests are designed for high accuracy in detection and profiling, utilizing sophisticated bioinformatics tools to decipher complex genetic information, and provide a wide array of clinically actionable insights.

To support our operations, we have an agreement with a medical geneticist specializing in oncology and clinical genomics who provides counseling and advisory services as needed. Under this agreement, the professional offers genetic counseling, internal support for accurate genetic reporting, participation in medical events to promote our services, guidance for distributors on appropriate genetic tests, communication of results in an accessible manner, and collaboration in developing new services and scientific publications. The scope of services also includes pre- and post-test genetic counseling for patients, technical support for the Personalized Genetic Medicine (PGM) department, genetic-commercial support for distributors, and the provision of test result communication to clients and distributors. Services are rendered remotely, with on-site visits agreed upon in advance based on the budget provided. Additionally, Heritas Argentina may provide work tools such as a notebook, email account, or other necessary resources, which are subject to proper use; misuse could result in a breach of contract.

The original contract was signed on June 1, 2023, with a term of one year and was later amended to extend its term through April 1, 2025, with the possibility of renewal by mutual written agreement. Either party may terminate the contract early with 30 days’ notice, without penalty. The current term of the agreement is for ten months from the acceptance date, with renewal contingent on mutual written agreement. The professional operates independently, may provide services to other clients, and must maintain professional secrecy and confidentiality. Invoices are submitted through the fifth calendar day of each month, with payment made via bank transfer on the first Thursday of the following month. Monthly compensation is made in Argentine Pesos, subject to automatic adjustments aligned with healthcare sector wage agreements ratified by relevant authorities.

Reproductive Genetics: Non-Invasive Prenatal Testing (“NIPT”)

We have developed a proprietary non-invasive prenatal screening test which incorporates a proprietary developed bioinformatics pipeline to analyze fetal DNA from maternal blood samples. The test, which can be administered from nine weeks of pregnancy through birth, screens for common genetic alterations including Down, Edwards, and Patau syndromes, sex chromosome abnormalities, specific aneuploidies, and pathogenic microdeletions/microduplications that could result in a range of genetic disorders. Our NIPT also determines the sex of the fetus and is recommended for all pregnant women, regardless of age and/or risk.

Oncology: Hereditary Cancer Test

This genetic test is designed to detect inherited mutations linked to an increased risk of hereditary cancers, including breast, ovarian, pancreatic, gastric, uterine, prostate, and renal cancers. Utilizing a blood sample, the test evaluates 113 genes for germline mutations, somatic point mutations (“SNV”), indels, and copy number variants (“CNV”), providing insights that are able to confirm clinical diagnoses, forecast disease progression, guide early symptom detection, inform family planning, genetic counseling, and facilitate clinical trial enrollment. This test is intended for patients with personal or familial indications of hereditary cancer. However, it is not designed for somatic mutation detection in tumors.

Oncology: Somatic Profiling (Mutation) Cancer Test

The genetic test focuses on multi-biomarker genes related to the homologous recombination repair pathway, aiding in the identification of prostate cancer patients who could benefit from targeted therapies. It analyzes tumor tissue and/or peripheral blood samples to detect germline mutations, assisting in risk assessment for patients and providing disease mechanism insights for optimal treatment decisions. This service is intended for cancer patients seeking accurate diagnoses to enable their physicians to choose the most effective treatments to improve recovery prospects.

Oncology: Onco-hematology Panel

This diagnostic test identifies pathogenic variants in 30 genes associated with myelodysplastic syndromes, myeloproliferative neoplasms, and leukemia. It also evaluates over 119 RNA fusions linked to leukemia development. The test simultaneously analyzes DNA for point mutations, small deletions, insertions, and copy number variants (such as SNVs, indels, CNVs), and RNA for chromosomal rearrangements, providing a comprehensive genetic profile in one single sample. The precise identification of genetic alterations enables informed diagnosis, patient stratification, and the selection of personalized treatments based on specific genomic events.

Genetic and Rare Diseases: Chromosomal Microarray (“CMA”)

CMA detects genetic anomalies and syndromes not identifiable through conventional karyotyping (chromosome imaging). This diagnostics service is especially adept at analyzing chromosome structure, copy number, and segregation, thus offering critical insights into a wide range of disorders, including cancers, developmental conditions, and fetal anomalies. The test requires a blood sample and is geared towards pediatric patients with complex diagnoses, individuals with developmental delays, intellectual disabilities, autism spectrum disorder, congenital anomalies, and those with a history of multiple pregnancy losses.

Genetic and Rare Diseases: Clinical Exome

This genetic test is designed to diagnose rare genetic disorders by evaluating the exons of up to 6,704 genes, which may explain symptoms associated with undiagnosed diseases. It utilizes blood samples and is available for individual patients or in a trio format that includes samples of the patient’s biological parents. This test is appropriate for preconception, neonatal, childhood, and adult patients, particularly those with rare Mendelian diseases or conditions with significant genetic heterogeneity and overlapping or nonspecific phenotypes. In addition, secondary findings are reported by request.

Microbiome: Gut Screening Test

This screening test tracks 28 selected biomarkers in the gut microbiome from relevant ecological metrics such as diversity, richness and balance to insightful metabolic capacity metrics such as short chain fatty acids production, vitamins production, Lipopolysaccharides production and other metrics related to the influence of gut microbiome in low grade chronic inflammation process. The test compares the patient’s metrics to our proprietary database of reference individuals who have healthy habits to identify potential dysbiosis processes. This allows gastroenterologists and related physicians to identify and monitor progress in treatments and conditions.

Commercial Operations

We currently offer our Heritas products in Argentina and Paraguay, while our Rewell products are available in Argentina. We expect to expand our business development initiatives and the offering of our services to Mexico and the rest of Latin America through partnerships and the development of the strategic consortium.

Rewell Commercial Operations

Rewell is marketed as a brand that offers preventative health solutions through a business-to-business-to-consumer model, available through select laboratories, nutrition centers and affiliated nutritionists. We enable our partners to commercialize Rewell’s solutions through their sales channels. In Argentina, samples collected through these channels are shipped to our Argentine Wet-Lab for processing.

Rewell provides DNA and microbiome testing kits, along with personalized recommendations tailored to individual needs and habits. To build Rewell’s brand awareness as a leader in wellness and prevention, we plan to combine digital marketing strategies, including social media advertising, content marketing, and search engine marketing, with tailored commercial proposals to our select partners. To distribute Rewell under the business-to-business-to-consumer model, we intend to collaborate with nutritionists and wellness centers who will offer our products directly to their clients through written consignment agreements. Under these agreements, we shall appoint these partners as agents to sell Rewell kits, which would remain as our property until sold to a third party. Partners would be responsible for promoting and increasing sales, and must comply with all applicable regulations, and would be prohibited from altering product packaging or branding. We shall retain the right to modify or withdraw products at any time and to set the consignment purchase price. The agreements may also include provisions for proper product identification, return upon request, and a strict prohibition on the transfer of rights and obligations by the consignee, as the agreement shall be exclusive to them. Since we are in the process of transitioning our business model from business-to-consumer to business-to-business-to-consumer, which is still under development and not yet fully implemented, there are currently no active consignment sale agreements under the new model.

Our business-to-business-to-consumer sales efforts target health-conscious individuals concerned with specific health conditions, aging, physical performance, and long-term wellness. Most of our customers are between the ages of 25 to 50, of which 50% are men, and 50% are women.

Rewell’s word-of-mouth has attracted select laboratories, nutrition centers and nutritionists interested in commercializing Rewell’s kits over-the-counter. These partners bring Rewell’s solutions to through their physical locations, where they can connect directly with their own health-conscious clients, offering a convenient way for customers to access our services.

Since Rewell’s launch, we have collected user feedback and market insights to guide continuous improvement to our service to satisfy customers’ needs and maintain an experience that promotes word-of-mouth. Currently, Rewell is only available in Argentina. However, as a preparation to expand Rewell, we are currently obtaining microbiome samples from international markets to build a proprietary data base and offer Rewell in additional countries.

Heritas Diagnostics Commercial Operations

Heritas Diagnostics’ commercial operations are designed to deliver precise diagnostic information through clinical genetic tests, along with a range of treatment alternatives via detailed reports, aimed at enhancing patient care. This service is commercialized through clinical laboratories, which offer these tests to patients and healthcare providers. These laboratories are onboarded and receive continuous commercial and technical assessment to offer the genetic tests to their customer base. Clinical laboratories collect samples, ship them to our Argentine Wet-Lab for processing, and once results are complete, these are sent to the clinical laboratory to be sent to their customer. Once samples are processed, the Company generates reports with the results, which CIBIC then delivers to patients and physicians. For the services provided, the Company sets a price for each category of tests, which CIBIC pays per test requested to Heritas Argentina. CIBIC then sells these tests to end consumers at a price it determines. Revenue generated from selling the tests and other genetics sequencing services is recognized at a point in time when the reports with the results of the tests are sent to CIBIC.

Heritas Diagnostics conducts its marketing and sales through key partners, including CIBIC and Meyer. For more information, please refer to “OmnigenicsAI Management’s Discussion and Analysis of Financial Condition and Results of Operations — Basis of Preparation and Significant Accounting Policies — Revenue recognition.”

In respect of Heritas Diagnostics, marketing and sales is conducted by distribution partners. We support these by employing targeted marketing strategies to healthcare institutions, clinics, and medical professionals. These strategies include informative webinars, educational content and referrals, with the objective of generating awareness over the importance of clinical genetic tests for the health management of patients and their families.

Business Development Overview

We are focused on making comprehensive, high-quality genetic information more accessible and instrumental to the healthcare ecosystem and directly to the general population, to revolutionize health management.

As we develop our products and grow, we expect to expand and evolve in the near future in the stages described below.

Strategic partnerships and consortium development

We are committed to driving transformational change in the healthcare industry by leveraging strategic partnerships and building a robust consortium of market participants. Our decade-long journey of scientific and clinical innovation has laid the foundation for this next phase of growth. We are focused on creating a collaborative ecosystem that maximizes our competitive advantages while ensuring sustainable and scalable growth. The key elements of our approach include:

•        Hybrid laboratory infrastructure:    we plan to employ a hybrid model for the wet lab processing requirements of the consortium, using both our own facilities and certified third-party laboratories from its participants. For example, we plan to lease a facility in a mature market such as Mexico, and utilize the infrastructure of the laboratories within our consortium to process, if and when their respective market develops. This approach allows us to leverage our operating know-how, such as sample processing and sequencing for bioinformatic data creation, while enhancing capital efficiency, reducing risk, and providing accelerated market access;

•        Off-site bioinformatics support:    to address the scarcity and cost of local expertise, our bioinformatics and data science teams provide cloud-based analyses that support local testing efforts. This ensures that our partners receive tailored, localized and precise results, further enhancing our value proposition in the region;

•        Local laboratory partnerships:    many of our services are offered through local laboratory operators who have established distribution networks. These relationships are crucial, as they enable us to reach a broader market while integrating our services with complementary services such as auxiliary blood and other tests that we do not offer, recommended by the physicians involved. This integration makes our offering more appealing to our partners and their customers;

•        Healthcare providers:    physicians play a critical role in the adoption and growth of clinical genomic healthcare. We will support market development initiatives for the participants in the consortium, conducting training programs and events with key opinion leaders to close the gap between technology adoption and the market;

•        Healthcare professional networks:    our prevention solutions will be distinguished by the personalized support provided by the consultations with nutrigenetic specialists. In the medium to long term, we plan to enhance these solutions by developing AI-driven tools tailored to the consortium’s local needs. These tools, trained on local data sets, are expected to provide additional support to healthcare professionals, ensuring that our services remain effective in each specific market;

•        Regulatory collaboration:    we work closely with regulatory consultants and agencies to stay ahead of emerging requirements. By understanding and anticipating regulatory needs, we ensure that our offerings are fully compliant, thereby facilitating market adoption to minimizing regulatory risks;

•        Localized solutions:    we adapt our products and services to meet the specific cultural and logistical needs of each market, enabling our partners to increase market adoption. We are committed to providing fast turnaround times, competitive pricing, and logistics expertise to further strengthen our position as the partner of choice; and

•        Co-development opportunities:    we plan to provide our partners with the opportunity to invest in the development of future innovations, driven by the collection of respective localized data and the identification of specific regional needs. This collaborative approach not only accelerates innovation but also allows our partners to directly benefit from the growth and advancements in the genomics industry. This approach is further reinforced by the involvement of consortium members who have chosen to invest in Omnigenics, further solidifying our mutual commitment to shared success and continuous development;

Scale existing products internationally

Our extensive investment in basic and applied science, as well as deep tech development (e.g., data collection and algorithm training) has positioned us with a robust portfolio of products ready for international expansion. Our initial focus is on Latin America, where we aim to build solidified position across the Americas starting from the following key initiatives:

•        Develop strategic partnerships in Latin America:    over the past decade, we have built strong relationships with commercial and potential partners in the region. Heritas and its founders, as genomics pioneers, have established valuable connections with laboratory operators and international pharmaceutical companies. These relationships provide unique opportunities for market development such as the creation of the consortium; and

•        Mexico processing hub:    Mexico is a strategic point for expending our services, due to the size of the market and the potential benefits it represents for our partners across the region. Our partnerships in place will allow us to establish a wet-lab facility (“Mexican Wet-Lab”) to process and support all commercialized services in the country and the region.

Establish a global R&D Hub

We are transforming our Argentine operations into our global research and development (“R&D”) hub. Leveraging Argentina’s academic excellence in biology and medicine, access to world-class technical talent, and our established reputation in precision medicine, we expect to develop and pilot new products with global potential, with collected omni-modal regional data. We expect this hub to be central to our innovation strategy, driving advancements that is expected to support our international growth.

Develop digital profiles in genomics

The integration of AI is transformative, unlocking the full potential of genomics in health and disease management. Foundation AI models, which incorporate machine learning techniques, form the backbone of AI technology. These models mimic human cognitive functions such as learning, reasoning, perception, and decision-making, enabling advanced data processing and analysis. They recognize patterns, make predictions, and improve performance over time.

In genomics, these AI models will be instrumental in advancing our servicing by analyzing the vast amounts of omni-modal data we collect. By combining biological, clinical and lifestyle data from both our prevention and clinical diagnostics services, we can create comprehensive digital profiles (“AI Agents”) that will facilitate precise health management. These AI Agents can provide continuous support to consumers, physicians, patients and/or health systems for a range of health management purposes. The key aspects of our AI approach include but are not limited to:

•        Comprehensive omni-modal data and services integration:    we plan to expand our service suite by combining biological, clinical and lifestyle data to provide deeper insights and more accurate predictions;

•        Advanced AI models:    we plan to develop sophisticated algorithms to understand and predict complex interactions within and between different layers of biological and other sources of data, leading to advancements in disease research, drug discovery, and clinical trials;

•        AI Agents for health management:

•        Prevention & Wellness:    We plan to offer continuous support, proactive health recommendations and customized prevention plans to monitor and guide our customers on tracking their habits and achieve their personalized health objectives; and

•        Diagnostics, Prognosis & Monitoring:    we plan to enhance the precision and automation of our diagnostic services by providing physicians with tools to better understand patient conditions and potentially identify the most efficient treatment options.

The development of AI Agents could enable significant advancements in OmnigenicsAI’s suite of services and allow us to accelerate innovation. We expect that the first commercial use of our AI Agents may begin as early as 2026, subject to continued progress in foundational large language models (LLMs), regulatory developments, and successful internal testing and validation. We plan to unlock the power of precision medicine by leveraging AI technology with the collection of our end-to-end data.

Market Opportunity

To achieve our long-term objectives, we intend to build and consolidate our market position for our core product categories by continuing to validate their individual strengths in the marketplace. Further, there is potential for collaboration with healthcare providers and platforms, diagnostic laboratories, researchers, self-insured employers, payers, insurance companies and pharmaceutical companies. As Latin America is an underserved market with growing population, through our products, we plan on expanding our presence in the region by increasing the market penetration of our offering in the region. This expansion includes scaling Rewell and Heritas throughout Latin America, entering both (i) mature markets, such as Argentina, Mexico, Brazil, Colombia, Chile and Uruguay, and (ii) emerging markets, such as those in Central America, Peru, Ecuador, Paraguay, Bolivia and Venezuela, in respect of the precision medicine industry.

Rewell: Wellness & Prevention

Rewell offers a comprehensive suite of prevention solutions, including DNA and microbiome kits, as well as the potential introduction of nutrigenetic programs. Our growth strategy focuses on expanding through both business-to-business distribution, such as targeting select laboratories and nutrition centers, and direct-to-consumer channels.

We plan to provide our customers with continuous updates on their DNA information as we develop Rewell. Microbiome analyses, a key component of Rewell, represent a significant and expanding market opportunity. With growing public and scientific interest in the link between the microbiome and overall health, Rewell is positioned to uncover the vital role the human microbiome plays in immunity, digestion, and even mental health. As such, we anticipate increased consumer demand for personalized health information based on microbiome analysis.

We will continue to invest in Rewell, establishing the brand as a provider of premier preventive health solutions that incorporates DNA and microbiome insights into lifestyle choices. We expect Rewell to be positioned within the elite of the sports and healthcare industries by leveraging partnerships with select laboratories, nutrition centers, and key sports and health influencers. These partnerships will be crucial to increase the brand’s visibility, a key driver for growth. Moreover, we are committed to the continuous enhancement of the Rewell digital platform, aiming to enrich user experience and drive customer engagement by offering expanded informational content and increasing value based on market needs, which may vary from market to market.

Heritas: Diagnostics, Prognosis, & Monitoring

Patients with a clinical condition often receive a generic diagnosis and treatment for their condition or disease. However, due to the genetic makeup of each individual, these diagnostics and treatments may not be as effective. Heritas Diagnostics provides a comprehensive clinical report format that can be used by both physicians and patients to accurately diagnose, proactively manage healthcare, and/or pursue a specific treatment.

Heritas Argentina has partnered with CIBIC in Argentina and provides its services to Meyer in Paraguay to provide a comprehensive range of products to a diverse clientele, including patients and health industry professionals, primarily from the private sector. We provide commercial and technical guidance prior to testing. Our process involves partners collecting samples and sending them to our specialized Argentine Wet-Lab for sequencing and data analysis by our bioinformatics team. The results are delivered through digital reports, ensuring efficient delivery with optimized turnaround times.

Over the past thirty years, the number of therapeutic modalities with new diagnostic mechanisms has grown significantly. New diagnostic and treatment tools with improved efficacy and safety are being developed and adopted in various markets, some more mature than others. Latin America is still in its early stages, and Argentina is one of the most mature markets in the region. This presents a great opportunity for Heritas Diagnostics to expand its portfolio. Our clinical knowledge and expertise will enable us to capture market share as we expand through additional partnerships, aligning ourselves with the global shift towards personalized medicine, meeting the increasing demand for precision diagnostics, and playing a key role in improving patient care and treatment.

Facilities

Our current headquarters are located in Rosario, Argentina, where we lease about 146 square meters of office and laboratory space pursuant to leases with a third party and with CIBIC that expire on December 31, 2027 and October 30, 2026, respectively. In our headquarters, new tests and algorithms are developed and commercialized samples from Rewell and Heritas are processed.

We also lease an integrated office space, consisting of two apartments, from Compañía de Insumos y Granos SA., in Rosario. The agreement will expire on December 31, 2026.

We expect to source suitable additional or alternative spaces that will be available to accommodate our operations as we grow and scale our business.

We believe that our facilities are adequate and suitable for our current needs. For more information on our existing facilities and our expansion plans, see “— Market Opportunity.”

Wet-Labs

Our Argentine Wet-Lab is located in Rosario, Argentina, where samples from both the Rewell platform and Heritas Diagnostics operations are analyzed and processed. In the laboratory we extract the DNA from either the blood, tissue, microbiome, or saliva sample, and process it utilizing Ilumina® Next Generation Sequencing equipment that allows complete genome sequencing. Once processed, advanced bioinformatics are applied to interpret complex genetic data and generate results. Rewell’s results are automatically generated and presented within the Rewell platform, while Heritas Diagnostics utilizes a team of medical geneticists to write reports that are signed by our biochemist to certify the results provided to physicians and/or patients. Our Argentine Wet-Lab is certified with ISO 9001 quality standards, alongside external quality control procedures by EMQN/CAP, to provide the highest testing quality. Operating a laboratory allows us to generate synergies by vertically integrating the supply chain for both Rewell and Heritas Diagnostic, enabling us to manage costs, production, inventory, distribution, and product quality.

Competition

Our competitors include companies that offer genetic testing, screening and consulting services in the medical and consumer space, including specialty and reference laboratories that offer traditional single- and multi-gene tests. Principal direct and indirect competitors include companies such as Synlab; Centogene N.V.; Invitae Corporation; Mendelics Análise Genômica S.A., Diagnósticos da América S.A.; Igenomix S.L.; Nimgenetics Genómica Y Medicina, S.L.; Color Health, Inc.; Bitgenia Brasil Ltda.; Biomakers S.A.; Argenetics Semillas S.A.; Argenomics S.A.; Genda S.A.; Genos S.A.; Biocodices S.A.; Diagnóstico Maipú por Imágenes S.A.; Viome Life Sciences, Inc; Zoe Limited; 23andMe, Inc.; Ambry Genetics Corporation, a subsidiary of Realm IDx, Inc.; Athena Diagnostics, Inc. and Blueprint Genetics, subsidiaries of Quest Diagnostics Incorporated; Baylor-Miraca Genetics Laboratories LLC; Centogene AG; Connective Tissue Gene Test LLC, a subsidiary of Health Network Laboratories, L.P.; Cooper Surgical, Inc.; Emory Genetics Laboratory, a subsidiary of Eurofins Scientific; Exact Sciences Corporation; Foundation Medicine, Inc., a subsidiary of Roche Holding AG; Freenome Holding, Inc.; Fulgent Genetics, Inc.; GeneDx Holdings Corp; Guardant Health, Inc.; Integrated Genetics, Sequenom Inc., Correlagen Diagnostics, Inc., and MNG Laboratories, subsidiaries of Laboratory Corporation of America Holdings; Myriad Genetics, Inc.; Natera, Inc.; Tempus Labs, Inc., as well as other commercial and academic laboratories.

Further, we face competition from new entrants in the market for genetic screening, including informatics and analysis pipeline developers as well as focused, integrated providers of genetic tools and services for health and wellness, including Illumina, which is also one of our suppliers. In addition to the companies that currently offer traditional genetic testing services and research centers, other established and emerging healthcare, information technology and service companies may commercialize competitive products including informatics, analysis, integrated genetic tools and services for health and wellness.

We believe that we are uniquely positioned to compete based on several key competitive factors:

•        Geographic focus on Latin America:    our operations are focused on Latin America, leveraging our extensive knowledge of the local regulatory environment, languages, and cultural context. We have developed 9+ years of operational expertise and a strong network of partner laboratories across Latin America, four of which are investors in OmnigenicsAI. This network facilitates rapid and efficient market entry, providing regional labs with localized end-to-end solutions adapted to market needs without requiring additional investments from partners.

•        Comprehensive Insights, Precision and Actionable Results:    we have accumulated over 114 terabytes of genomic data specific to the Latin American population, one of the most underrepresented groups in global databases. This unique data enables us to deliver more accurate and region-specific insights. In addition, our tests are designed to provide actionable results that combine genetic, microbiome, epigenetic, and lifestyle data, supporting a more comprehensive, data-driven approach to health and wellness.

•        Localized, Efficient and Accessible Solutions:    we prioritize low-cost, high-quality solutions, with optimized turnaround times that will be made possible by our wet-labs and streamlined logistics network. This approach enables us to deliver results efficiently and make our services accessible to a wider audience, distinguishing us in a market often dominated by more costly and less regionally adapted services. For example, our products and services will be built on localized genomic datasets, while our results and client services will be provided in Spanish, meeting the specific cultural needs of each market.

•        Data-Driven Approach and AI Integration:    we are building a proprietary, omni-modal data lake that integrates genomic, microbiome, and lifestyle data. This robust data foundation will fuel our AI capabilities, allowing us to offer precision-based health management and prevention tools specifically tailored to the Latin American population. As AI and next-generation DNA sequencing costs decrease, we are well-positioned to optimize prevention and health management solutions with increasingly sophisticated and cost-effective technologies.

•        Telemedicine and Localized Support:    through our services, we will offer telemedicine consultations that integrate AI Agents with access to specialists and medical geneticists when human expertise is required. These consultations will provide personalized health guidance based on genetic and microbiome insights, ensuring in-depth knowledge and recommendations of local diets and health habits. Our hybrid telemedicine model will support local health management by connecting customers with qualified experts, reinforcing our commitment to proactive health management in Latin America.

We believe that these strengths allow us to compete favorably with other players in our sector. Although many competitors have a longer operating history, larger customer bases, greater brand recognition, or more resources, our unique market positioning, data-driven approach, and local partnerships enable us to address the specific needs of the Latin American market effectively.

Seasonality

Our business remains largely unaffected by seasonal patterns and external factors that influence other industries. However, as we enter new markets and launch new products, seasonality may become more pronounced, potentially causing fluctuations in our operating results.

Regulation

We are, and will continue be, subject to laws and regulations of the countries where we operate, which include laws and regulations governing biotechnology and precision medicine companies related to the development, approval, processing, import, export, marketing and sale of our products.

Regulations Applicable to our Laboratory Operations

We uphold the highest standards in our laboratory operations, as evidenced by the quality certifications we have obtained by CAP, EMQN, and UKNEQAS for our Argentina facility. For our Heritas services, we have obtained certification from the CAP that ensures that our Non-Invasive Prenatal, Clinical Exome, and CMA tests meet the global standard of laboratory quality assurance, reflecting our commitment to excellence and patient care. In addition, we have accreditation from EMQN and the United Kingdom National External Quality Assessment Service (“UKNEQAS”) to oversee our Hereditary Cancer testing protocols, offering an external quality assessment that guarantees our tests’ standards, as well as precision and diagnostic reliability. These certifications from CAP, EMQN, and UKNEQAS exemplify Heritas Diagnostics’ dedication to quality, which is foundational to our operations and instrumental to provide global quality services to patients and healthcare providers alike. It is important to note that if our laboratory is found to be out of compliance with the requirements to uphold these certifications, we may be subject to sanctions and suspension, limitation, or revocation of the CAP, UKNEQAS and EMQN certificates. As such, we maintain the highest standards to comply with all requirements. We are subject to survey and inspection every year to assess compliance with CAP’s and EMQN’s program standards, and we may be subject to additional unannounced inspections.

Additionally, our laboratory operations, for both Rewell and Heritas Diagnostics’ products, are certified under the ISO 9001:2015 standard, a testament to commitment to quality management. This certification underscores our commitment to consistent, high-quality processes and procedures that enhance customer satisfaction and operational efficiency. It is an integral part of our quality assurance program, ensuring that every aspect of our service adheres to international best practices and continual improvement strategies. This ISO certification, which is also subject to survey and inspection every year, aligns with our overarching mission to deliver exceptional genetic testing services and to foster trust and reliability in the global healthcare landscape.

Regulations Applicable to our Products and Services

Rewell and Heritas Diagnostics Tests

We have developed our products as LDTs, which are a type of in vitro diagnostic test that is designed, manufactured, and used within a laboratory. LDTs are developed under the complexity and uniqueness of a laboratory’s specific needs, which allows us to offer tests with unique conditions, develop tests using new technologies, or respond to market health needs that traditional commercial tests do not address.

All our products and services fall under the category of LDTs, reflecting our capacity to develop specialized diagnostics tailored to the unique needs of our customers. These proprietary tests are a cornerstone of our service offering, enabling us to deliver personalized insights into individual health concerns, particularly in areas where commercial testing options are limited or non-existent. Responsibility for ensuring compliance with legal standards lies with the laboratory conducting the test and the authorized professionals signing the results. Specifically, in Argentina and Mexico, the responsible professional must be a licensed biochemist, who is authorized to sign-off on laboratory results from LDTs, ensuring compliance with local professional and healthcare regulations. The Company, in turn, guarantees that each partner laboratory complies with the necessary legal authorizations, including facility and professional certifications, to perform these tests in accordance with local regulations.

As of the date of this Registration Statement of which this prospectus forms part, there are no regulatory approvals for LDTs required by Argentine and Mexican law, and we have not sought any such approvals. In Argentina, Mexico, and Paraguay, our main target markets in the short-term, regulatory oversight of LDTs varies but generally does not require specific regulatory approval processes as required in the United States and the European Union. The only applicable regulation pertains to laboratories, which might comply with operational standards. In Argentina, LDTs are regulated under general clinical laboratory standards rather than a specific regulatory framework, placing responsibility on laboratories and professionals for quality and reliability. In Mexico, LDTs used solely within laboratory settings are governed by general health regulations without requiring formal approval, while in Paraguay, similar general health regulations apply, with laboratories accountable for quality and compliance.

In most countries in Latin America, the ISO 15189:2012 standard is used as a reference for clinical laboratory accreditation; however, compliance with this standard is not mandatory in any of them. To differentiate the value of our LDTs, the objective will be to accredit the tests that we introduce to the market under this standard. While certification is not required in the countries where these products will be marketed, obtaining international accreditation strengthens the validity and quality of their development, even in the absence of a legal framework requiring it.

In summary, while LDTs in these countries, as well as in Latin America in general, are not subject to specific regulatory approval processes, laboratories are expected to maintain high standards of practice, ensure the competence of their personnel, and comply with general health regulations. Laboratories within our consortium are required to meet these standards, adhering to rigorous quality practices, maintaining the appropriate legal authorizations, and demonstrating the professional qualifications necessary to deliver reliable LDTs across diverse markets. Our commitment to excellence in LDTs ensures that all our products and services provide the most accurate results, providing our customers with the most precise and relevant information for their healthcare and lifestyle decisions.

Telemedicine Services

Our telemedicine services will be subject to the regulatory framework within each country where we operate. In Argentina, telemedicine is permitted and regulated under general healthcare standards, and practitioners are required to be licensed and comply with Ministry of Health guidelines to ensure quality and safety in remote consultations. Telemedicine providers in Argentina must adhere to standards of patient confidentiality and data protection, governed by the Personal Data Protection Law, to secure sensitive patient information. In Paraguay, telemedicine practices are less defined by specific regulations, as formal telemedicine standards are still under development. However, the Ministry of Public Health and Social Welfare has endorsed telemedicine as a viable healthcare option, encouraging providers to follow best practices for patient care and data privacy. Our services in Paraguay are aligned with these general standards to ensure quality and compliance with emerging regulatory frameworks. In Mexico, telemedicine is permitted but not governed by specific regulations; services must comply with general healthcare laws, including patient rights and data protection. We strictly adhere to these regulations, ensuring that licensed healthcare providers conduct all telemedicine consultations in compliance with Mexico’s Federal Law on the Protection of Personal Data Held by Private Parties.

All our medical geneticists and nutrigeneticists are certified and possess the necessary permissions and are authorized to operate within the telemedicine industry in Argentina. These professionals are qualified to provide telemedicine consultations in compliance with local regulations, and they maintain industry standards for telehealth practices to ensure safe and effective patient care. As we currently offer Rewell only in Argentina and Heritas Diagnostics in both Argentina and Paraguay, our operations are fully compliant with the local regulations applicable in each market.

To maintain compliance in countries with strict telemedicine regulations, our telemedicine consultations will occur within the country of service, ensuring that providers are authorized under local laws to serve patients. Additionally, Rewell’s nutrigenetic consultations will be delivered by specialists familiar with local diets and health practices to offer culturally and geographically relevant recommendations. For Rewell’s expansion, this requires engaging nutrigeneticists from each specific country to tailor health guidance effectively to each customer’s unique needs within their geographic context. These nutrigeneticists will assist in the development of AI Agents catered to each specific geography.

Regarding the integration of AI Agents into our telemedicine services, it is important to note that AI-specific regulations in these countries are still evolving. In Argentina, legislative proposals were introduced in 2023 aiming to regulate AI technologies, focusing on ethical and responsible use, with an emphasis on protecting human rights and privacy. As of now, these initiatives have not been enacted into law. Similarly, Mexico and Paraguay have yet to implement comprehensive AI policies, though discussions are ongoing.

In the absence of specific AI regulations, our approach is to comply with existing healthcare and data protection laws in each country. We ensure that all AI-driven services are supervised by certified medical professionals authorized to operate within the telemedicine industry in their respective countries. This includes maintaining high standards of patient confidentiality, data security, and informed consent. We are committed to monitoring regulatory developments related to AI and telemedicine in all operating countries and will adapt our practices to ensure ongoing compliance with any new laws or guidelines.

Biological Sample Logistics and Data Transfer

The collection, transport, and analysis of biological samples, as well as the cross-border transfer of biological data, must comply with each country’s regulations to protect patient safety and ensure data privacy. In Argentina, biological sample transport adheres to national and international safety standards, and data transfer is governed by the Personal Data Protection Law to ensure confidentiality. In Mexico, the General Health Law governs biological sample handling, while the Federal Law on the Protection of Personal Data governs data transfer. In Paraguay, similar general health regulations apply to the safe handling and confidentiality of biological samples and data, with laboratories required to follow standardized protocols for privacy and safety.

Cross-border transfer of biological samples and data is generally permitted in Latin America, including Argentina, Mexico, and Paraguay, provided that such transfers comply with the respective national regulations and international agreements. This requires obtaining necessary permits, adhering to biosafety standards, and implementing robust data protection measures. Laboratories within our consortium are required to meet these standards as a condition for distributing our products and services. They must have the appropriate permits, biosafety protocols, and data protection measures in place to ensure regulatory compliance.

OmnigenicsAI, in turn, adheres to biosafety standards, and enforces comprehensive data protection protocols to support safe and compliant cross-border operations. Currently, we do not hold an import permit for biological samples. Instead, we conduct sample imports through our partner and shareholder, CIBIC, who holds the necessary permits and oversees compliance with import regulations. As we continue expanding our operations in Latin America, we aim to develop our own import capabilities in the near future to support our growth.

Privacy and Security Regulation

We believe that Heritas Argentina, our main operating subsidiary, is fully compliant with Argentina’s national data protection law, Law 25,326, which provides a framework for the protection of personal data, including sensitive health-related information. This legislation establishes the principles for the lawful processing of personal data and is particularly pertinent to health-related information. It guarantees that personal, health, and credit data are safeguarded and that such data cannot be utilized without explicit consent. We ensure that all our products and services offered adhere strictly to these principles, safeguarding our clients’ data and upholding their right to data privacy and protection.

As we enter or expand our business to other international jurisdictions, there may be several privacy and data protection laws that apply to our business. These laws are usually triggered by our physical location in the jurisdiction, data processing activities that take place in the jurisdiction, and/or the processing of personal information about individuals located in that jurisdiction. In response, we are committed to compliance with the most stringent standards applicable, ensuring robust protection of our customers’ privacy and the security of their data across all jurisdictions. This commitment is integral to our operational ethos and is critical to maintaining the trust and confidence of our customers worldwide.

Clinical Trials

To validate the sensitivity and specificity of our genomic tests, we conducted clinical studies under GCP guidelines to ensure scientific credibility and data reliability. Adhering to GCP standards safeguards participant rights, safety, and data confidentiality, supporting regulatory approval by demonstrating rigorous, ethical research methodologies. This approach facilitates the integration of genomic diagnostics into clinical practice while building trust among patients, healthcare providers, and regulatory bodies, thereby accelerating the acceptance and integration of genomic diagnostics into clinical practice.

Each country has different regulations about how to generate data and validate the accuracy of a genetic diagnostic test. By applying the highest international standards in our clinical studies, we strive to ensure that we can use the information irrespective of borders. If necessary, we gather local data to validate genomic backgrounds and environmental conditions.

Cardiovascular Disease Polygenic Risk Score (PRS) Study

A cross-sectional study was conducted from June 2022 to October 2023, sponsored by our subsidiary, Heritas Argentina and in collaboration with Hospital Italiano de Rosario. Principal Investigator (P.I.): M.D. Anibal Gentiletti. Approved by the hospital’s ethics committee, the study involved 155 participants aged 30-85, divided into cases and controls:

•        Cases (n=39): Individuals with a CAD diagnosis.

•        Controls (n=111): Individuals without a CAD diagnosis, family history, or associated clinical risk factors.

Each participant’s genetic material was purified from a saliva sample and analyzed using low-coverage whole-genome sequencing with our imputation platform, calculating the PRS from approximately 1.7 million markers. Results showed a statistically significant difference between cases and controls (p-value: 0.000288), with higher PRS values associated with increased risk. The area under the curve (AUC) was 0.767, indicating moderate-to-high predictive capacity

Breast Cancer PRS Study

Another cross-sectional study, conducted from September 2021 to October 2023, was sponsored by Heritas Argentina in collaboration with Centro de Mastología Rosario. P.I.: M.D. Gonzalo Tabares. Approved by Comité de Etica Caici-Ciap, Rosario, Argentina, the study included female participants aged 45 – 65:

•        Cases (n=140): Women with a breast cancer diagnosis before age 45, negative for high/moderate-penetrance genes, and a family history of breast cancer.

•        Controls (n=91): Women without a breast cancer diagnosis or family history of breast cancer.

Genetic material from blood or saliva samples underwent low-coverage whole-genome sequencing, with PRS calculations based on 77 markers. Mean PRS values were statistically significantly different between cases and controls (p-value: 1.54e-5). The AUC was 0.62, showing moderate predictive capacity for breast cancer risk.

In both studies, participant data, including health and lifestyle information, were anonymized and coded. These findings demonstrate the PRS’s potential for identifying individuals at elevated disease risk, supporting the use of these tools in preventive health. No serious adverse events occurred, and none of the collaborating institutions or sponsors are affiliates of OmnigenicsAI or its subsidiary, Heritas Argentina.

Environmental, Operational Safety, and Health Regulation

Our commitment to health and safety encompasses both preventive and responsive measures. We have established clear protocols for workplace safety, accident prevention, and emergency response, focusing on maintaining a secure and healthy environment. Training in fire detection, emergency coordination, and evacuation procedures ensures preparedness across the entire organization and within our facility. With a focus on safety in all aspects of operations, from everyday activities to unforeseen emergencies, our policies are aligned with the highest standards, ensuring the well-being of all employees and stakeholders.

In addition, we are committed to responsible waste management, adhering to rigorous standards in handling various types of waste, including domestic, recyclable, pathological, hazardous, and electronic. We ensure proper disposal protocols, such as secure containment and professional waste removal, aligning with environmental and safety regulations. To ensure that the samples we collect from our customers are recycled properly, we utilize a certified external waste collection service that ensures traceability and accountability, operating in full compliance with all necessary quality standards and regulatory requirements.

Intellectual Property

We rely (and expect to rely in the future) on a combination of intellectual property rights, such as trade secrets, copyrights, trademarks and customary contractual protections, to safeguard our core technologies and intellectual property. We may also rely upon trade secret protection to protect unpatented know-how and continuing technological innovation.

Trade Secrets

We expect to rely in the future on trade secrets, including unpatented know-how, technology, and other proprietary information, to maintain and develop our competitive position afforded by our laboratory, analytic, and business practices. For instance, significant elements of our genetic tests and testing procedures, including aspects of specimen preparation, bioinformatics algorithms, and related processes and adaptive learning software, are based on unpatented trade secrets and know-how. We expect to take steps to keep these trade secrets and know-how confidential, such as entering into nondisclosure and confidentiality agreements with parties who have access to them, such as our employees and certain third parties, and entering into invention assignment agreements with our employees and consultants that require them to transfer any inventions developed in the course of their work to us.

Patents

We do not currently have any patents or patent applications directed to the sequences of specific genes or variants of such genes, nor do we rely on any such in-licensed patent rights of any third party. To date, we have not developed any patentable products.

Copyrights

Heritas Argentina copyright is registered in Argentina, Paraguay, Mexico, Dominican Republic, Costa Rica and Panama. The Rewell copyright is registered in Argentina, Mexico, Peru, Chile and Colombia.

Services Agreements

CIBIC

Pursuant to the Commercialization Agreement, we appointed CIBIC, one of our indirect shareholders, as exclusive agent for the commercialization of Heritas Diagnostics tests in Argentina. CIBIC cannot commercialize outside of Argentina without Heritas Argentina’s consent. The Commercialization Agreement’s term is 30 years, which shall be automatically renewed for ten additional years at its term. In addition, CIBIC is not entitled to any of our intellectual property rights, trade secrets, or know-how associated with the NGS tests. We grant CIBIC an exclusive, royalty-free license to use the Heritas brand for marketing NGS tests.

Pursuant to the Commercialization Agreement, we, through Heritas Argentina, sell NGS tests to CIBIC at a price determined by pre-agreed pricing lists, after which CIBIC resells these NGS tests to its clients. Further, in accordance with the Commercialization Agreement, Heritas Argentina may update the NGS tests pricing lists at its discretion following five business days’ written notice to CIBIC. Heritas Argentina invoices CIBIC for NGS tests monthly.

Pursuant to the Commercialization Agreement, CIBIC is authorized to supply the requisite reagents and equipment according to the specifications and requirements of Heritas Argentina. Additionally, CIBIC is responsible for covering the maintenance expenses of the equipment used in connection with the Commercialization Agreement. In return, we, through Heritas Argentina, provide CIBIC with related analytical services and deliver the final report with test results in accordance with the Commercialization Agreement. The pricing structure for NGS tests varies based on complexity and intended use. Solely for the convenience of the reader, amounts in Argentine Pesos have been translated into U.S. dollars at the exchange rate as of December 31, 2024 of Ps.1,052.50 to U.S.$1.00. Accordingly, the dollar-equivalent cost of individual tests ranges approximately from U.S.$35 to U.S.$360. These tests fall into three broad pricing bands based on complexity and scope of analysis: foundational (e.g., BRCA 1 and 2 genetic tests priced at approximately U.S.$40), mid-range (e.g., Gut Microbiome Studies or Hereditary Cancer Panels, ranging approximately from U.S.$65 to U.S.$165), and advanced panels (e.g., Clinical Exome Trio analyses or Myeloid Panels, with prices ranging approximately from U.S.$210 to U.S.$355).

For more information, see “Risk Factors — Risks Related to Our Business and Strategy — We depend on CIBIC, one of our indirect shareholders, for a substantial part of our revenues, and if the Commercialization Agreement is terminated, our business and results of operations would be materially adversely affected” and “Certain Company Relationships and Related Party Transactions.”

Meyer

On January 25, 2021, we entered into a distribution agreement with Meyer Lab S.A. (“Meyer”) in Paraguay pursuant to which we provide clinical genetic diagnostic tests from our Heritas Diagnostics division to Meyer. We process and perform the sequencing of samples provided by Meyer and we deliver the results to Meyer. Our services include receiving and evaluating the quality of genetic material (DNA and RNA) from submitted samples, performing sequencing using Illumina’s next-generation sequencing instruments, conducting bioinformatics analysis, interpreting genetic variants associated with health conditions, and generating diagnostic reports. Additionally, we provide pre- and post-test genetic counseling as part of our services under the distribution agreement.

Invoicing occurs monthly on the last day of each month and includes a detailed breakdown of the services provided. Payments are due within 15 days of the invoice date. Pricing for services is governed by the terms outlined in the agreement’s annex, and Heritas, or one of its affiliates, may issue invoices with prior notice to Meyer. These invoicing procedures do not alter the obligations of Meyer under the agreement.

Under our agreement with Meyer, genomic diagnostic services offered through the Heritas Diagnostics division encompass various applications, including reproductive health, rare diseases, hereditary cancer, and human microbiome analysis. These services include sample quality control, sequencing performed on Illumina platforms, bioinformatic data analysis, interpretation of genetic variants related to health conditions, and the generation of genomic diagnostic reports. The percentage of revenue attributable to the distribution agreement with Meyer is approximately 1.2% of our total revenues for the period reported in this prospectus.

On March 11, 2024, we entered into a services agreement with Meyer in Paraguay, as amended on November 1, 2024, pursuant to which we process and perform the sequencing of samples provided by Meyer and we deliver the results to Meyer. The service includes receiving and evaluating the quality of genetic material (DNA, RNA) from samples sent by the client, analyzing samples using Illumina’s next generation sequencing instruments, generating and analyzing bioinformatics data, assessing genetic variants related to health conditions, and providing diagnostic reports.

Under the services agreement, invoicing occurs monthly and includes detailed descriptions of each service.

The term of the services agreement is one year, with the option for either party to terminate early with 30 days’ written notice. If no notice is given, a one-month service fee for exit costs will be billed when the agreement is terminated. The parties are independent, and no partnership, joint venture, or representation relationship is created between them.

Genetics Institute of America

In the past, we entered into a memorandum of understanding with the Genetics Institute of America which was not renewed. However, once the Mexican Wet-Lab is built, we expect to pursue new commercial opportunities with them to develop our expansion in Latin America.

Environmental Matters

We are committed to upholding compliance with all environmental laws applicable to our operations and products, and we are aware of the need to take steps to address our environmental footprint. We take our responsibility for environmental stewardship seriously and believe that we must do our part in addressing global climate change challenges. Additionally, our operations require the use of laboratory equipment, laboratory and hazardous materials as well as biological samples such as saliva, stool, blood and tissue, that subject it to a variety of federal, state and local environmental and safety laws and regulations, which could lead to liability for damages and fines as a result of our, or others’, business operations should contamination of the environment or individual exposure to hazardous substances occur.

We recognize the importance of the environment to a healthy, sustainable future for our business and our footprint to the communities we provide our services. Therefore, we are committed to the protection of our employees and the environment. We believe we are substantially compliant with applicable environmental laws and regulations in the areas where we operate. However, we cannot predict if there would be any changes in these applicable laws and regulations and how it might impact our business. In addition, we account for these risks in our business planning, and as such, we take the necessary measures and actions completely minimize any environmental liability.

Research and Development Pipeline

Our R&D activities are focused on developing new products for all our product segments, as well as improving existing products to address market needs and expand the addressable market for our products and services. As a dynamic market, we are seeking to lead innovation in the field. We are committed to providing the highest accuracy and diagnostic efficacy in all of our genomic tests, utilizing data science for ongoing development for both Rewell and Heritas. We maintain a continuous pipeline of scientific and technological innovation focused on disease prevention and treatment. In addition, consistent with our mission to become an increasingly data-driven company, we are working on the initiatives set forth below.

Integration of LLM Technologies in Heritas Processes

The aim of this project is to ensure the scalability of our products and services by applying LLM technology to assist various internal stakeholders, such as the team of medical genetic analysts. The use of LLM-based copilots has transformed the way code is developed. Similarly, we aim to leverage this technology to simplify and expedite routine tasks, leading to significant time savings and accordingly, cost reductions. In addition, this, in turn, enables genetic analysts and researchers to focus on other priority areas. Currently, this technology is in the testing phase for activities such as assisting in drafting the interpretation of clinical cases. In collaboration with a microservices infrastructure currently under development, it has demonstrated improvements in the analysis processes.

Democratizing Access to Data for Internal Stakeholders

One of our objectives is to become a data-driven company. Therefore, over a year ago, the process of democratizing access to information began, providing reliable and up-to-date data. This allows users to access information generated throughout the organization that would otherwise be confined in a data lake, data warehouse, or information silos. Further, it empowers both technical and non-technical users to search for and find the answers they need to enhance productive processes, as well as it produces actionable analysis and information easily understandable for the average end user, not just technical professionals. To achieve this goal, we plan to continue deepening data policies and access definitions, developing functionalities that ensure automated and integrated data provisioning. One project in this regard is the creation of organization-wide dashboards that enable easy tracking of information and report generation without the need for verbal or written communication between sectors.

Enhancing Cloud Infrastructure and Continuing Microservices Development

In 2022, we initiated our digital transformation, starting with the migration of on-premises service infrastructure to the cloud. Our goal is to enhance this infrastructure, focusing on security aspects and compliance with data protection standards. To achieve this, we are transitioning from an outsourced operating development scheme to an in-house team capable of interacting more directly and efficiently with sectors and stakeholders. This process has already begun with an analysis of our current infrastructure and the beginning of our redefinition to ensure better security practices and improved scalability possibilities.

Improvements in Pipelines and Bioinformatic Processes Associated with Rewell

One of our organizational objectives is the launch of products related to prevention in Mexico. This is a project that spans various areas of the organization. In the case of our data science and bioinformatics team, our focus is on enhancing and customizing the pipelines and services associated with the management of genetic and microbiome data to support activities in other countries. This not only entails making web apps and application programming interface available in other countries but also involves intrinsic issues related to biological considerations that must be addressed for a product of this nature to be deployed. Accordingly, we are working on creating a microbiome database for the Mexican population. Additionally, we will utilize ancestry information from this country with the aim of providing polygenic risk scores in that market.

Decision to Terminate the MultiplAI Share Purchase Agreement

We initially entered into a triple merger agreement with MultiplAI and APx, aimed at unifying resources and expertise to bolster our presence in the AI-enabled genomics space. This merger was strategically envisioned to aid us in becoming a public company, thereby facilitating future M&A deals and focusing on an initial target post-acquisition.

Previously, on January 23, 2024, and further amended on March 13, 2024, the Parent, MultiplAI, and the MultiplAI Shareholders had entered into the MultiplAI Share Purchase Agreement, relating to the sale and purchase of all ordinary shares of MultiplAI.

While MultiplAI’s technology demonstrated potential, a few critical risks emerged while preparing for the integration. Notably, there was a significant discrepancy between the operational focus of the companies and the financial needs required to execute on both. MultiplAI, being pre-revenue and primarily focused on the U.S. market, contrasted with our established operations and market presence in Latin America. The combined entity’s projected capital expenditures and operational expenditures surpassed initial projections, presenting a substantial financial risk for the Combined Company.

In addition to this, on May 6, 2024, the FDA issued a final rule on Laboratory Developed Tests (LDTs), that impacted the regulatory landscape for these tests in the US for the coming years. As MultiplAI’s test is classified as an LDT, this new regulatory environment introduced different compliance challenges and operational risks than were originally envisioned, requiring additional resources to address.

In light of these factors, on August 27, 2024, Parent, MultiplAI and the MultiplAI Shareholders (with APx’s consent) terminated the MultiplAI Share Purchase Agreement. In connection with such termination, the parties entered into discussions to transition to an exclusive commercial agreement, which allow us to market and commercialize MultiplAI’s tests in Latin America. This agreement would minimize risks for both entities while leveraging our respective core strengths. It also would facilitate data sharing and acquisition, allowing us to integrate MultiplAI’s products within our Heritas precision medicine business unit.

On August 11, 2024, MultiplAI, the Company, and Parent entered into a term sheet for the Reseller License Agreement, pursuant to which MultiplAI granted OmnigenicsAI an exclusive license to market certain products in Latin America through December 31, 2030. Concurrently with the Restructuring, the Parent has agreed to contribute to OmnigenicsAI receivables totaling $395,260 owed by MultiplAI to Parent pursuant to loan agreements entered into by the Parent and MultiplAI in the period between the signing of the Business Combination Agreement and the termination of the MultiplAI Share Purchase Agreement. This binding term sheet was entered into in the context of negotiations relating to the termination of the MultiplAI Share Purchase Agreement.

Strategic Focus Post-Termination

The termination of the SPA with MultiplAI allow us to refocus our strategic efforts on expanding our market presence in Latin America — a region with considerable growth potential. This focus ensures that we can develop and mature our products and services in an underserved market, establishing a robust entry barrier against international competitors. By concentrating capital expenditures and operational expenditures on regional growth, we aim to maximize value creation for our shareholders.

AI Integration and Future Development

MultiplAI’s AI technology primarily utilizes classic machine learning algorithms. However, we have adopted a broader and more ambitious strategy, focusing on the development of Generative AI foundation models. These models will be trained by omni-modal data collected from our comprehensive services suite. The data obtained through the commercial agreement which we expect to enter into with MultiplAI will further enhance these foundation models.

To support our AI strategy, we plan to build our in-house expertise to develop AI and genomic solutions. This self-development approach involves bringing together a specialized team of AI and genomics experts, utilizing more advanced and user-friendly technology to enhance the accuracy, precision, and overall performance of its genomic services while significantly reducing costs.

Our strategic vision includes the creation of AI Agents, aimed at generating additional revenue streams and providing value to pharmaceutical companies, medical institutions, and clinical labs. We plan to derive these AI Agents from pre-trained foundation models, designed to support diverse health management scenarios.

Despite the Notice of Termination and MultiplAI SPA Termination Agreement relating to MultiplAI, we remain steadfastly committed to its long-term vision of innovating AI-driven healthcare solutions. The development and advancement of these technologies continue unimpacted, underscoring our unwavering dedication to their strategic goals.

Rewell

Improving the precision of Health Indicators, Health Reports and Actionable Habit Plans

In 2023, we released a total of 18 additional indicators for Rewell, expanding our DNA and microbiome result offering to customers, based on feedback received. Currently, we are advancing a series of strategic initiatives to elevate the functionality and impact of our Rewell platform. Key enhancements include refining the user interface and the narrative quality of our health reports, with a particular focus on enriching the ancestral section for greater user engagement. We are also finalizing the local validation of polygenic risk scores for cardiovascular diseases and Type 2 Diabetes, anticipating their integration into our health assessments for more personalized health insights, which we expect to produce synergies with Clinical Diagnostic’s R&D pipeline.

A customer feedback channel will also be implemented, to capture user responses on the relevance, validation, and clarity of the health indicators presented in our reports. This is part of our broader strategy to improve the interpretability of the Rewell habit plans, ensuring that they not only inform but also inspire actionable health choices. Additionally, we plan to introduce new health indicators that align with customer needs and market trends.

In addition, research projects are in progress that promise to introduce novel indicators and insights, with a view to further enrich our health reporting upon project completion. Concurrently, in pursuit of technical excellence, our data science team is further optimizing the precision of Rewell by developing a combination of machine learning models using several layers of datasets, derived from our users. This consented data includes genetic data, microbiome data, lifestyle data and other deep phenotyping datasets with integration of wearable analytics. Ultimately, the refinement of these models with several thousands of users datapoints will leverage an enhanced precision and better user experience in our goal to prevent disease development.

Scaling Nutritional Nutrigenetic Specialists

The goal is to make the Rewell platform independent of a growing number of specialists that would increase linearly with the number of users, and thus increase costs. To achieve this, we are exploring various machine learning models and LLMs for automatic customer segmentation, generation of recommendations, and habit planning, which can be curated by the nutrigenetic specialists. We are developing AI Agents using LLM technology to assist users within the platform, and designing solutions that leverage the entire set of user information (genetic, microbiome, habit questionnaires) to enhance the sense of personalization.

These initiatives reflect our dedication to delivering superior and actionable health analytics, fostering a deeper engagement with our users, and maintaining our commitment to innovation in the field of genomic health.

Heritas

Reproductive Genetics: Carrier Screening

This product would implement carrier genetic testing to complement and strengthen our portfolio in the field of reproductive genetics. Carrier testing is an important genetic test when planning a family because it helps to determine the risk of having a child with a genetic disease. It determines if a user and their partner or donor are carriers of single-gene recessive conditions. In addition, if a user and their partner, or donor, both carry the same mutation, the probability of having a sick child is 25%. Through this project, we would be able to combine all reproductive genetic tests in an all-in-one genetic test solution, which includes carrier screening to prenatal testing, aimed at couples planning a family.

Reproductive Genetics: PGT-A

This initiative would implement preimplantation genetic testing to complement and further strengthen the portfolio of solutions of our reproductive genomics portfolio. PGT-A is a genetic test performed on embryos to identify numerical chromosomal abnormalities (aneuploidy), which are detected prior to embryo transfer to enable informed decisions and increase pregnancy success. This project is currently establishing the technical conditions to deploy pilot testing in patients in Argentina.

Oncology: Solid Tumor CGP (Comprehensive Genomic Profile)

Through our exclusive Commercialization Agreement with CIBIC, who works on a shared project with F. Hoffmann-La Roche AG (“Roche”), we are advancing a project to integrate a genomic profiling panel into routine diagnostics for solid tumors in Argentina. This project leverages Roche’s proprietary technology and the proven capabilities of the FoundationOne® CDx panel to provide comprehensive genomic insights from tissue samples. In Argentina, CIBIC will be responsible for providing the commercial channels and may provide supplies for processing samples in certain cases, while we will manage the technology implementation and develop result interpretation and support. Roche, in turn, will supply the necessary reagents and IT solutions. Successful project implementation in Argentina is expected to serve as a model for potential expansion into Roche’s network of clients within Latin America, specifically including Argentina, Uruguay, Paraguay, and Bolivia. As the project scales, we plan to assume responsibility for providing the commercial channels. Additionally, through CIBIC in Argentina, we collaborate with Roche Argentina and Hospital Austral on a clinical trial assessing the impact of liquid biopsies on altering treatment plans for patients with treatment-naïve metastatic lung adenocarcinoma, a step that could significantly enhance personalized treatment options in precision oncology.

Oncology: Hereditary Cancer RNA test

We plan to integrate RNA genetic testing into our hereditary cancer panel to provide more clinically actionable insights. Recognizing that many patients with a suspected genetic predisposition to cancer often receive inconclusive results from DNA-only testing, this project aims to provide specific results and significantly reduce uncertainty. By incorporating RNA testing with the DNA testing, we will enhance our ability to detect variants and interpret mutations which will allow for a more precise determination of pathogenicity, offering patients and their families more definitive and informative results.

Polygenic Risk Scores: Breast Cancer, Cardiovascular Disease, Prostate Cancer, Type II Diabetes

This initiative focuses on the evaluation and clinical application of PRS, which synthesize the risk across a vast array of genetic variants to assess an individual’s predisposition to common diseases. While PRS have shown enhanced predictive capabilities, making them increasingly relevant in clinical settings, their effective use raises questions, particularly concerning their applicability to diverse populations with different ethnicities and genetic backgrounds than those they were originally developed for. This project aims to assess the performance of various published PRS within our local demographic, examining their utility for predicting a range of conditions and diseases, and thereby tailoring their application to the genetic makeup of our regional population.

Manufacturing, Raw Materials and Suppliers

Raw Materials and Key Suppliers

Heritas Diagnostics and Rewell rely on a limited number of suppliers, or, in some cases, sole suppliers, for certain laboratory reagents, as well as sequencers and other equipment and materials which we use in our laboratory operations. These include Ilumina, Inc., Amoy Diagnostics Co., Ltd. (“Amoydx”), SOPHiA GENETICS SA (“Sophia Genetics”), and CIBIC. Our tests rely on Illumina NGS technology primarily for production piloting results during the development of our tests. Illumina is the main provider of reagents required for these processes, including those used in our NIPT solution. However, while Illumina is our principal supplier, providing over 85% of the supplies needed to process the SKUs for both Rewell and Heritas Diagnostics, such as next generation sequencers, associated reagents, and maintenance and repair services, the reagents and next generation sequencers can be substituted by other providers if necessary. Other than supplying reagents and equipment, Illumina has no additional involvement in the development of our tests. We currently do not have a contract with Ilumina, as we provide periodical purchase orders for the associated reagents based on our sales forecast. However, we are in discussions with CIBIC to implement a technology change for sequencing equipment. Amoydx and Sophia Genetics, on the other hand, serve as minor suppliers for library preparation and genetic sequencing consumables. If we encounter delays or difficulties in securing these reagents and enzymes, sequencers or other equipment or materials, and if we cannot obtain an acceptable substitute, our operations could be interrupted, which could significantly affect our business, financial condition, results of operations and reputation. There are only a few other manufacturers that are currently capable of supplying and servicing the equipment necessary for our operations, including sequencers and various associated reagents and enzymes, and transitioning to a new supplier would be time consuming and expensive, may potentially result in interruptions in operations, could affect the performance specifications of our laboratory operations or could require that we revalidate our tests. We have other minimal suppliers for disposable laboratory materials and personal protective equipment that require renewal from time to time. These supplies come from suppliers in Argentina, and as such these pose no meaningful operational risks.

Wet-Lab

In addition, our wet-lab’s machinery and equipment depreciate and due to normal wear and tear could eventually become inoperable, even though we maintain insurance and preventive maintenance operations in place. If any operational hazard occurs due to breakdowns or import delays for spare parts, an alternative would be to outsource sample processing to a third party, either locally or internationally, but this could affect our competitive advantage, which is focused on efficient turnaround times and optimum result quality.

All samples from our products and services are processed at our Argentine Wet-Lab, where substantially all machinery and equipment are wholly owned, as one sequencing equipment is leased from Illumina, Inc. As such, no external services are necessary for sample processing.

We do not have in-house manufacturing capabilities and do not plan to develop such capacity in the foreseeable future.

Dry-Lab

We rely on Amazon Web Services as our primary provider for cloud computing and data storage solutions. In our commitment to safeguarding the confidentiality and integrity of patient data, we adhere to the latest cybersecurity standards, striving to achieve the utmost level of protection. We understand that our practices are substantially compliant with the Health Insurance Portability and Accountability Act, reflecting our dedication to maintaining the security and privacy of patient information. To ensure a robust defense against potential cyber threats, we enforce stringent cybersecurity measures that apply to both our internal employees and our external partners. These precautions are designed to prevent unauthorized access, ensuring that patient data remains secure and confidential across all points of interaction.

We also apply internal solutions to patients’ bioinformatic pipelines using open-source software. For specific and key tasks, we trust external partners. For example, to produce the final report for Heritas Diagnostics, we utilize GNX Data Systems, Ltd.’s medical genetics platform Franklin to enable more personalized and targeted therapies.

Customer Concentration and Revenue Trends

We rely on our indirect shareholders and commercial partnerships, such as CIBIC, which provides for a significant part of our revenue and accounted for 97.9%, 93.5% and 96.6% of revenues for the six months ended December 31, 2024 and for the years ended June 30, 2024 and 2023, respectively. CIBIC is the exclusive distributor in Argentina for our diagnostic tests. This allows the use of CIBIC’s commercial channels in a business-to-business model, as other CIBIC products complement our product offerings in Argentina. This model does not apply to Rewell, where CIBIC neither distributes the product nor holds exclusivity over it, functioning in a business-to-business-to-consumer distribution model. As this product grows, dependence on CIBIC will decrease. Additionally, CIBIC will not participate in sales of our Heritas Diagnostic and Rewell products in countries other than Argentina.

Other funding sources will include: Rewell in Argentina (business to consumer or business-to-business); Diagnostics and Rewell in other countries.

The distribution model reduces the risks associated with product market entry (both commercial and regulatory) in each country and, in parallel, allows exclusive distribution to be anchored to a business plan that the distributor must meet, minimizing the initial risk of operations in each country.

In addition, we receive payments from a variety of sources, including patients, biopharmaceutical partners, third-party payers, and other business-to-business customers. We rely on sales that occur through private channels and from social security.

We believe that our performance and future success depends on several factors that present significant opportunities for growth but also pose risks and challenges, including those in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to Our Business and Industry.”

Human Capital Resources

People and Diversity

The strength of our team and the culture in which they work is essential to our ability to achieve our broader mission. As such, we seek to attract and retain top tier talent and provide them the opportunity to develop along with the company. Our human capital is dedicated to enhancing individual development and nurturing a culture of collaboration and unity within our teams.

We foster a community filled with people from various disciplines, including science, medicine, data science, entrepreneurship, business, marketing, and sales. This multifaceted team is not only diverse in expertise but also in geography, with dedicated professionals hailing from Argentina, Peru, and Portugal, further enriching our culture with a variety of perspectives and experiences, which further adds to our talent development.

As of the date hereof, we have 25 employees, of which approximately 83% identified as women, highlighting our commitment to inclusivity and gender diversity within our dynamic team.

Culture

Our culture is driven to make a difference for health management, striving to be a model of excellence within the healthcare industry. The team is defined by the drive to collaborate effectively, creating a workplace that fosters innovation and attracts, nurtures, and retains a diverse and talented workforce. Our approach to culture, engagement, and change management is proactive and aligned with our overarching business goals.

We are dedicated to creating an environment that champions creativity, promotes professional growth, and supports employees as they achieve both scientific and personal milestones. This philosophy is ingrained in every facet of our operations and propels us toward our goal of providing groundbreaking genetic products. By valuing and empowering each team member, we unite our efforts to not only advance healthcare but also to generate a meaningful impact on the communities where we act. The essence of our culture is central to our identity and is critical for attracting and retaining the industry’s best talent, thereby ensuring our continued success and leadership in the field.

Compensation, Development and Benefits

We offer competitive compensation packages, which includes base compensation, incentive compensation, equity, healthcare coverage, an employee share purchase plan. Recognizing the evolving needs of our workforce, we have enriched our offerings with family and parental leave for new parents, fertility and adoption benefits, and are proactively updating our benefits to include flexible work arrangements and extended vacation days. These benefits are constantly assessed for relevance and effectiveness through employee usage and satisfaction surveys.

In addition, we are committed to cultivating the talent necessary for our sustained success. This commitment is embodied by our senior leadership and human resources teams, who ensure that all staff, including contractors and consultants, receive the training they need to excel. By refining salary structures, clarifying human resources procedures, and establishing a robust career development monitoring system, we are creating an environment that supports personal and professional growth, thereby reinforcing our strategic investment in our people and affirming our pledge to foster career mobility and employee development as fundamental aspects of our business’s growth trajectory.

Health and Safety

We are dedicated to upholding and improving the health and safety of our employees. All personnel are expected to abide by our protocols, rules, policies and practices, and to report any accidents, injuries and unsafe equipment, practices or conditions in accordance with our Code of Business Conduct and Ethics and health and safety policies. We continually monitor, update and adjust our corporate policies to comply with applicable occupational health and safety rules.

Executive Officers

Please see “Management of the Company Prior to the Business Combination.”

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of or business. As of the date hereof, we are not party to any legal proceedings.

Organizational Structure

Please see “Certain Company Relationships and The Business Combination Agreement — The Structure of the Business Combination.”

Management of the Company prior to the Business Combination

References in this section to “we”, “our”, “us”, the “Company” or “OmnigenicsAI” generally refer to OmnigenicsAI Corp prior to the consummation of the Business Combination.

Executive Officers

The name of our executive officer and his age, as of the date hereof, are as follows:

Name	Age	Position
Federico Trucco	47	Director

Biographical information for the member of our board of directors is set forth below.

Federico Trucco.    Federico Trucco, Ph.D., has served as the Company and Heritas Argentina director since their inception, as the chief executive officer of Bioceres Crop Solutions Crop. (NASDAQ: BIOX) since June 2011 and was appointed as a member of Bioceres S.A.’s board of directors in December 2014 and President of Bioceres LLC (formerly Bioceres Inc.) in February 2012. He previously served in various positions at Instituto de Agrobiotecnología Rosario S.A.U. (“INDEAR”) including as general manager from 2009 to 2011, director of product development from 2008 to 2009 and research team leader of the Amaranth project from 2005 to 2009. Dr. Trucco also serves as president of Rasa Holding LLC, director and president of BCS Holding Inc., manager of Verdeca, director of Trigall, director of Rizobacter Argentina, director of Bioceres Semillas, vice president of Bioceres Crops S.A. (formerly SEMYA), director of Synertech Industrias S.A., director of Heritas S.A. and director of Moolec Science Ltd. Dr. Trucco received a Ph.D. in crop sciences and a CBA from the University of Illinois, a Master of Science degree in plant pathology and weed science from the Colorado State University and a bachelor’s degree in biochemistry from the Louisiana State University. In 2018, Federico was recognized with the Konex Award for business innovation for 2008-18, one of Argentina’s most prestigious leadership prizes. He was also recognized with the EY Entrepreneur of the Year Award for Argentina in 2019. Mr. Trucco was appointed President of the Argentine Chamber of Biotechnology in 2020.

Director Compensation

The Company does not pay any additional compensation to directors who are executives or employees of the Company or to non-executive/employee directors.

The aggregate compensation, including benefits in kind, accrued or paid to our senior management with respect to the year ended June 30, 2024, for services in all capacities was $1,411,308.

We have not set aside or accrued any amount to provide pension, retirement or similar benefits for the fiscal year ended June 30, 2024.

Heritas Argentina

The name of Heritas Argentina’s directors and their ages, as of the date hereof, are as follows:

Name	Age	Position
Fabian Fay	59	President
Federico Trucco	47	Vice President
Celina Trucco	57	Director
Laura Barberio	53	Director

Biographical information for the members of Heritas Argentina’s board of directors is set forth below.

Fabian Fay.    Upon the Closing of the Business Combination, Mr. Fay is expected to serve as director of the Company. Mr. Fay has served as the Chief Executive Officer of Parent since its inception in 2021. He has held positions such as director of Grupo Oroño, an Argentinean Health Group, since 2022, member of the Endeavor Argentina Regional Board of Directors from 2015 to 2022, president of the Latin American Association of Private Clinical Laboratories since 2010 and director of Medicina Esencial, a regional health management organization since 2003. He also served as the director of ACLIRES LAB from 2007 to 2011 where he was dedicated to phase 1 clinical trials, director of Sanatorio Parque and the Sanatorio de Niños Lab from 1992 until 2004, director of the Center of Molecular Diagnostics in BioSidus from 1995 to 2001 and director and President of CIBIC Laboratories since 1990. Mr. Fay has actively overseen laboratory operations for local, regional and central laboratories for over 20 clinical trials between

1994 and 2015. Mr. Fay also has extensive experience in the introduction of diagnostic technology in Argentina and Latin America. In addition, he was an ad-honorem consultant for a COVID program with the state of Santa Fe from 2020 until 2023 and has been an ad-honorem consultant for HIV and Hepatitis National Health Programs with the Argentinean Health Ministry since 2005. Mr. Fay was also an Invited Professor for several post-graduate courses since 2005 and a member of the Expert Committee on Viral Hepatitis for the Argentinean Association of Liver Diseases. Mr. Fay is a biochemist with a degree from the National University of Rosario, with a post-graduate degree in clinical pharmacology from the National University of Buenos Aires from 2002.

Federico Trucco.    Federico Trucco, Ph.D., has served as the Company and Heritas Argentina director since their inception, as the chief executive officer of Bioceres Crop Solutions Crop. (NASDAQ: BIOX) since June 2011 and was appointed as a member of Bioceres S.A.’s board of directors in December 2014 and President of Bioceres LLC (formerly Bioceres Inc.) in February 2012. He previously served in various positions at INDEAR including as general manager from 2009 to 2011, director of product development from 2008 to 2009 and research team leader of the Amaranth project from 2005 to 2009. Dr. Trucco also serves as president of Rasa Holding LLC, director and president of BCS Holding Inc., manager of Verdeca, director of Trigall, director of Rizobacter Argentina, director of Bioceres Semillas, vice president of Bioceres Crops S.A. (formerly SEMYA), director of Synertech Industrias S.A., director of Heritas S.A. and director of Moolec Science Ltd. Dr. Trucco received a Ph.D. in crop sciences and a CBA from the University of Illinois, a Master of Science degree in plant pathology and weed science from the Colorado State University and a bachelor’s degree in biochemistry from the Louisiana State University. In 2018, Dr. Trucco was recognized with the Konex Award for business innovation for 2008-18, one of Argentina’s most prestigious leadership prizes. He was also recognized with the EY Entrepreneur of the Year Award for Argentina in 2019. Dr. Trucco was appointed President of the Argentine Chamber of Biotechnology in 2020. Federico and Celina Trucco, two of Heritas Argentina’s directors, are siblings.

Celina Trucco.    Celina is a lawyer and graduated from Universidad Nacional de Rosario. She holds a Diploma in Human Resources and has completed advanced programs in Agricultural Business Management and Food Science at FAUBA (Facultad de Agronomía de la Universidad de Buenos Aires) and in Natural Resources Management at UCA (Universidad Católica Argentina) in Buenos Aires. Celina has been serving as Controller since 2006. In addition to her role as Controller, she holds various key positions within the Bioceres Group: Agrality S.A.: director; Agrality Inc.: director; Agrality Seeds, Inc.: director; Instituto de Agrobiotecnología Rosario S.A.U.: Vice-President; Heritas Argentina: director; Ingeniería Metabólica S.A.: Alternate director. Previously, Celina was Administrative Coordinator from 2001 and later served as Manager of Administration and Controller starting in 2006. In 2011, while continuing her duties as Controller, she also assumed the role of Legal Manager, a position she held until 2014. Celina and Federico Trucco, two of Heritas Argentina’s directors, are siblings.

Laura Barberio.    Laura Barberio holds a degree in Administration from the Universidad Abierta Interamericana and has built a distinguished career over three decades at CIBIC in Rosario, Santa Fe, Argentina. Currently serving as the Quality Manager since September 2022, she previously held roles with increasing responsibility within the Quality Department, including Quality Chief (2018 – 2022) and Quality Supervisor (2015 – 2018), where she led quality initiatives and ensured adherence to rigorous standards. Earlier in her career, Laura worked as a Clinical Studies Analyst for a decade, focusing on clinical data analysis, and spent 12 years as a Technical Support Specialist for laboratory information systems, gaining robust technical knowledge. Her extensive experience across various levels of quality and technical support highlights her expertise in quality management and operational efficiency within the healthcare and laboratory sectors.

Director and Senior Management Compensation

The aggregate compensation, including benefits in kind, accrued or paid to the senior management of Heritas Argentina with respect to the year ended June 30, 2024, for services in all capacities was $279,421.

Heritas Argentina does not pay any additional compensation to directors who are executives or employees of Heritas Argentina or to non-executive/employee directors.

Heritas Argentina has not set aside or accrued any amount to provide pension, retirement or similar benefits for the fiscal year ended June 30, 2024.

Certain Compensation Agreements

Deferred Share Right Agreement with the CEO

On October 18, 2024, the Parent entered into a Deferred Share Right Agreement (the “Deferred Share Right Agreement”) with the Chief Executive Officer of the Parent (the “CEO”), based on the compensation package of the CEO. The award defined in the Deferred Share Right Agreement is in accordance with consultancy agreement, dated September 29, 2021, between Heritas Argentina and the CEO. Under the terms of the Deferred Share Right Agreement, the Parent will transfer a specified number of shares to the CEO in exchange for services rendered to the Group until 12 months post-closing.

Pursuant to the agreement, the CEO will receive 513,750 ordinary shares of the Parent, which will be transferred one year after the Closing. Additionally, 78,750 ordinary shares may be transferred based on the achievement of certain performance milestones, also one year after the Closing.

In addition, in the event that the CEO ceases to be employed by the Parent or its affiliates prior to the one-year anniversary of the Closing, the deferred share rights will vest immediately. In the event of resignation or termination for cause prior to the one-year anniversary of the Closing, the deferred share rights will be forfeited.

Deferred Share Right Agreements with Key Employees

In October 2024, the Parent, at the sole discretion of the shareholders of the Parent, entered into Deferred Share Right Agreements (“DSRs”) with three key employees of Heritas Argentina (each a “Key Employee”). These agreements were structured to incentivize and retain critical talent identified as essential for OmnigenicsAI and Heritas Argentina’s success following the Closing.

Under the terms of these DSRs, (i) each employee will receive a deferred share grant of 30,000 shares of the Parent, for a total of 90,000 shares to be granted; (ii) the shares will vest and be transferred one year after the Closing (the “Vesting Date”), provided the Key Employee remains employed with the Parent, or its affiliates, including OmnigenicsAI and Heritas Argentina; and in the event of resignation or termination for cause before the Vesting Date, the shares will be forfeited. Conversely, in the case of termination without cause, the rights will vest immediately. No additional share-based incentives have been provided.

Share Option Plan

The Company has no share option plan in place for employees.

OmnigenicsAI Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The following discussion and analysis provide information which our management believes is relevant to an assessment and understanding of OmnigenicsAI’s results of operations and financial condition. This discussion and analysis should be read together with the section of this proxy statement/prospectus entitled “Selected Historical Financial Information of OmnigenicsAI”, the audited combined financial statements, and related notes of OmnigenicsAI that are included elsewhere in this proxy statement/prospectus, which include financial data for the year ended June 30, 2024 and as of June 30, 2024. This discussion and analysis should also be read together with the unaudited interim condensed combined financial statements for the six-month period ended December 31, 2024, the section of this proxy statement/prospectus entitled “Business of the Company and Information About the Company” and the unaudited pro forma combined consolidated financial information for the year ended June 30, 2024, and as of and for the six-month period ended December 31, 2024 in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Combined Financial Information.” In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this proxy statement/prospectus.

Overview

Prior to the Heritas Contribution (as defined below), we have substantially conducted our business operations through Heritas Argentina. Heritas Argentina was incorporated on July 10, 2015 and is registered with the public registry of Rosario, circunscripción N° 1, Santa Fe, Argentina, under the number T98 F252 N12. It initially focused on developing proprietary clinical tests in genomics and reproductive health. Leveraging Bioceres’ scientific team and CIBIC’s extensive experience in clinical diagnostics, Heritas Argentina successfully launched precision medicine products and services, and it specializes in clinical genetic services, offering tests that cater to diverse medical fields such as oncology, prenatal care, and rare diseases.

In response to changing consumer habits which resulted from the COVID-19 pandemic, Heritas Argentina expanded its offerings by launching Rewell, a direct-to-consumer brand focused on at-home DNA and microbiome testing. Rewell aims to empower consumers through personalized health data to enhance their long-term well-being through optimal lifestyle choices. In addition, Rewell’s services include a secure digital platform for accessing test results and scheduling, in certain circumstances, consultations, complemented by tailored health plans aimed at prevention and wellness. In early 2025, Rewell transitioned from a direct-to-consumer model to a business-to-business-to-consumer strategy, leveraging partnerships with diagnostic laboratories and wellness professionals to improve scalability and economic sustainability across Latin America. This shift is aligned with OmnigenicsAI’s broader strategy to scale through a consortium-based model involving local laboratory partners.

Pursuant to a contribution agreement between the Parent and us, on February 26, 2024, all of the issued and outstanding shares of Heritas Argentina were contributed to us, resulting in Heritas Argentina becoming our wholly owned subsidiary (the “Heritas Contribution”). In exchange for the Heritas Contribution, we issued 30 million shares to the Parent. This restructuring was completed with a view to prepare us for our strategic business combination with APx.

Key Factors Affecting Operating Results

The Company has historically incurred significant losses: $1,322,306, $4,516,095 and $1,291,932 for the six months ended December 31, 2024, and for the fiscal years ended June 30, 2024 and 2023, respectively. The Company has also recorded accumulated deficits of $8,263,789, $6,941,483 and $3,588,427 as of December 31, 2024, June 30, 2024 and 2023, respectively. Additionally, the Company’s recurring cash outflows from operations amounted to $816,433, $1,885,895 and $1,306,705 for the six months ended December 31, 2024 and for the years ended June 30, 2024 and 2023, respectively.

We expect to continue to incur significant expenses and operating losses for the foreseeable future as we continue to expand research and development efforts, enhance our existing consumer products, services and business model, broaden our customer base, work with regulatory agencies, and hire additional employees to support our growth. Any future losses may have an adverse effect on our shareholders’ equity and working capital, which could negatively impact our operations and investments capacity. A failure to sustain or grow its revenue levels or obtain sufficient profitability levels may negatively affect our business, financial condition, results of operations and cash flows. In this context, we may need to raise additional capital in the future through share issuances, which could cause the market price of our shares to decline. These factors indicate that a material uncertainty exists that may cast significant doubt (or raise substantial doubt as contemplated by PCAOB standards) about the Company’s ability to continue as a going concern. The accompanying audited combined financial statements and the accompanying unaudited interim condensed combined financial statements of the Company do not include any adjustments that might result from the outcome of this uncertainty. We believe that our performance and future success depends on several factors that present significant opportunities for growth but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to our Business and Strategy.”

Basis of Preparation and Significant Accounting Policies

The following is a description of the Company’s accounting policies that it believes are most critical to the portrayal of its financial conditions and results of operations and that require significant, difficult, subjective or complex judgments. The basis of preparation and significant accounting policies are described in note 3 of the Company’s audited combined financial statements included elsewhere in this proxy statement/prospectus, which have been applied consistently to all the periods presented in the audited combined financial statements.

Accounting Standards and Basis of Preparation

Please refer to the Company’s audited combined financial statements for the year ended June 30, 2024 and 2023 and the notes thereto, as well as the unaudited interim condensed combined financial statements for the six-month period ended December 31, 2024.

Foreign Currency

Transactions entered into by the Company in a currency other than its functional currency, which is the Argentine Peso, are recorded at the relevant exchange rates at the date upon which such transactions occur. Foreign currency monetary assets and liabilities are translated at the prevailing exchange rates as of the final day of each reporting period. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Exchange differences arising on the retranslation of unsettled monetary asset and liabilities are recognized immediately in the statements of operations.

Financial Assets

Classification of financial assets

If and when applicable the Company follows the framework and requirements outlined in IFRS 9 to classify financial assets based on whether:

•        the financial asset is held within a business model whose objective is to collect contractual cash flows or whose objective is achieved through the collection of contractual cash flows and the sale of financial assets; and

•        the contractual terms give rise to cash flows that are only payments of principal and interest.

By default, all other financial assets are subsequently measured at fair value through profit or loss.

Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business. They are generally due for settlement within 30-60 days and are therefore all classified as current. Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components, when they are recognized at fair value. The Company holds the trade receivables with the objective of collecting the contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method.

Gains and losses in foreign currency

Trade receivables denominated in a currency other than the subsidiaries’ functional currency are determined in that foreign currency and converted to the functional currency at the end of each reporting period, using the prevailing spot rate at that time. Exchange differences are recognized through profit or loss and are classified within financial income/expenses.

Derecognition of financial assets

The Company derecognizes a financial asset only when the contractual rights to the asset’s cash flows expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Company does not transfer or retain substantially all risks and rewards of ownership and continues to control the transferred asset, the Company recognizes its interest retained in the asset and an associated liability for the amounts to be paid. If the Company retains substantially all the risks and rewards of ownership of a transferred financial asset, the Company continues to recognize the financial asset and also recognizes a loan secured by the revenue received.

Upon derecognition of a financial asset measured at amortized cost, the difference between the carrying amount of the asset and the sum of the consideration received and receivable is recognized through profit or loss.

The Company also derecognizes a financial asset when there is information which indicates that the counterparty is in serious financial difficulty and there is no realistic prospect of recovery. The derecognized financial assets may still be subject to compliance activities in accordance with the Company’s recovery procedures, taking into account legal advice when appropriate. Any recovery is recognized through profit or loss.

Financial Liabilities

Classification as debt or equity

Debt and equity instruments are classified as financial liabilities or equity in accordance with the substance of the contractual agreement and definitions of financial liability and equity instrument.

Equity instruments

An equity instrument consists of any contract that evidences a residual interest in the assets of an entity, after deducting all of its liabilities. Equity instruments issued by the Company are recognized for income received, net of direct issue costs.

The repurchase of equity instruments of the Company is recognized and deducted directly in equity. No gain or loss is recognized through profit or loss, arising from the purchase, sale, issue or cancellation of the equity instruments of the Company. During the fiscal year ended June 30, 2024 and 2023, no repurchase of equity instruments took place.

Financial liabilities

Financial liabilities are classified at their inception at fair value through profit or loss or at amortized cost, using the effective interest amortization method.

Taxation

The income tax expense or credit for the period is the tax payable or recoverable on the current period’s taxable income based on the applicable income tax rate adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses.

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax is measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates that have been enacted or substantively enacted at the balance sheet date.

The Company has concluded not to recognize deferred tax assets due to the improbability of future taxable amounts being available to offset those temporary differences and losses.

Revenue recognition

The Company derives revenues primarily from Heritas Diagnostics division, which includes the provision of clinical genetic services, and from Rewell, which offers at-home DNA and microbiome testing kits.

The Company recognizes revenue when its customers obtain control of promised services in an amount that reflects the consideration that it expects to receive in exchange for transferring the services to a customer. Revenue generated from selling the tests and other genetics sequencing services is recognized at a point in time when the reports with the results of the tests are sent to CIBIC.

Heritas Diagnostics

The Heritas Diagnostics division provides clinical genetic test, covering the fields of oncology, prenatal care, rare diseases and human microbiome, and provides other genetic sequencing services.

To supply these clinical genetic tests, Heritas Argentina has established a commercial partnership with CIBIC, a shareholder of the Parent. CIBIC handles the commercialization of all clinical genetic tests from the Heritas Diagnostics business in Argentina on an exclusive basis. Under this arrangement, Heritas Argentina has identified one performance obligation, which is the delivery of the analysis result to the customer. Heritas Argentina enables CIBIC to offer these tests as part of its portfolio of services, and CIBIC is responsible to market these tests directly to patients and health industry stakeholders, such as physicians and health institutions. CIBIC collects the samples from patients in its medical centers and delivers them to Heritas Argentina’s laboratory for processing. Once samples are processed, Heritas Argentina generates reports with the results, which CIBIC then delivers to patients and physicians.

For the services provided, the Company sets a price for each category of tests, which CIBIC pays per test requested to Heritas Argentina. CIBIC then sells these tests to end consumers at a price it determines. To a lesser extent, the Company also provides other genetic sequencing services to scientific and health institutions. Revenue generated from selling the tests and other genetics sequencing services is recognized at a point in time when the reports with the results of the tests are sent to CIBIC.

Rewell

The Rewell division provides an at-home DNA and microbiome test kits for nutrition-based health risk-management that fosters preventive health strategies through DNA and gut microbiome insights.

There are two identifiable performance obligations of Rewell: (i) the delivery of the results of the tests to the customer, and (ii) holding a coaching session, with the clients that request it, to review the test results and develop an actionable health plan.

The transaction price for Rewell revenue includes the amount of fixed consideration that the Company expects to receive. Revenue generated from the Rewell division is recognized at a point in time when each performance obligation is satisfied.

Expenses

Sales and marketing, General administrative and Research and development expenses

The Company recognizes expenses in the period in which these costs are incurred and are presented by function on the statements of operations. Sales and marketing expenses primarily relate to marketing materials and research that the Company undertakes to increase brand awareness and commercialize its services in the marketplace. Administrative expenses primarily comprise professional fees (mainly related to consultancy, accountancy and legal expenses) and payroll compensation to certain executives. Other operating expenses relate to those that do not depend on general business operations or relate to the other expense categories.

Results of Operations

Comparison of the Six Months ended December 31, 2024 and the Six months ended December 31, 2023

The following table sets forth the Company’s results of operations for the six months ended December 31, 2024 and 2023:

	For the six months ended December 31,		Variation (US$)	Variation (%)
	2024	2023
	(in U.S. dollars)
Revenues	834,782	703,392	131,390	18.7%
Cost of revenues	(1,060,964)	(759,520)	(301,444)	39.7%
Gross (loss)/profit	(226,182)	(56,128)	(170,054)	303.0%
Continuing operations
Selling expenses	(152,409)	(135,697)	(16,712)	12.3%
General and administrative expenses	(621,783)	(183,085)	(438,698)	239.6%
Research and development expenses	(319,693)	(224,298)	(95,395)	42.5%
Other operating income	1,305	23,249	(21,944)	(94.4)%
Operating loss	(1,318,762)	(575,959)	(742,803)	129.0%
Finance income	3,676	13,265	(9,589)	(72.3)%
Finance costs	(304,683)	(102,482)	(202,201)	197.3%
Other financial results, net	(501,113)	(1,447,763)	946,650	(65.4)%
Inflation adjustment	798,576	678,255	120,321	17.7%
Financial results, net	(3,544)	(858,725)	862,269	(99.6)%
Loss before income tax	(1,322,306)	(1,434,684)	(1,304,417)	90.9%
Income tax	—	—	—	—
Net loss	(1,322,306)	(1,434,684)	112,378	(7.8)%
Total other comprehensive income/(loss)	(200,548)	(11,780)	(188,768)	1602.4%
Total comprehensive loss for the year	(1,522,854)	(1,446,464)	(76,390)	5.3%
Basic and diluted loss per share	(0.04)	(0.05)	0.01	20%

____________

Notes:

n.m. — not meaningful.

Revenues

Revenues increased by $131,390, or 18.7%, from $703,392 for the six months ended December 31, 2023, to $834,782 for the six months ended December 31, 2024. Revenues from the Heritas Diagnostics segment increased by $24,270, or 3.6%, from $672,336 for the six months ended December 31, 2023, to $696,606 for the six months ended December 31, 2024. The increase was entirely attributable to a price effect, as the number of samples processed remained substantially consistent between periods, indicating a neutral volume effect.

Revenues from the Rewell segment increased by $107,120, or 344.9%, from $31,056 for the six months ended December 31, 2023, to $138,176 for the six months ended December 31, 2024. This growth is explained as follows:

•        volume effect:    79% of the increase is due to a 61% growth in the number of kits sold, reflecting expanded commercialization efforts and improved sales strategies; and

•        price effect:    21% of the increase is due to a 20% rise in the average price per kit, which is quoted in U.S. dollars, driven by adjustments in pricing strategies and increased direct-to-consumer sales.

Overall, approximately 83% and 17% of total revenues were derived from the Heritas Diagnostics segment and the Rewell segment, respectively, in the six months ended December 31, 2024, compared to 95.6% and 4.4%, respectively, in the six months ended December 31, 2023.

Cost of revenues

Cost of revenues increased by $301,444, or 39.7%, from $759,520 for the six months ended December 31, 2023, to $1,060,964 for the six months ended December 31, 2024. The observed increase occurred despite test volumes remaining relatively stable for the six-month periods, with 3,424 tests processed for the six-month period ending December 31, 2023, compared to 3,479 tests processed for the six-month period ending December 31, 2024, reflecting only a marginal change in the number of units processed.

A portion of the increase is also attributable to the higher share of revenues coming from Rewell, while Rewell sales expanded during the period, its impact on cost of revenues was not material, given its relatively limited scale compared to the Diagnostics segment.

The increase was primarily driven by the following factors:

•        Increase in Salaries and Severance Costs Due to Restructuring:    The Company implemented a salary increase for laboratory staff and analysts, which contributed to higher labor costs. Additionally, severance payments were made as part of the restructuring process, further increasing personnel-related expenses during the period.

•        Higher Prices from International and Local Suppliers of Laboratory Materials, Primarily Reagents:    The Company experienced price increases from both local and international suppliers, particularly for laboratory reagents. This was driven by rising global demand, supply chain disruptions, and inflationary pressures, which significantly raised the cost of raw materials per test.

•        Rising Maintenance Costs for Equipment:    The cost of maintaining laboratory equipment, especially related to preventive maintenance, increased due to inflation and rising service fees. These higher maintenance costs added to the overall cost of revenues, impacting profitability during the period.

•        Operational Inefficiencies due to Laboratory Restructuring and Equipment Transition:    As part of the Company’s ongoing transition from the Illumina NextSeq 500 platform to the NextSeq 2000 system, some temporary inefficiencies emerged. These inefficiencies included overlapping quality control steps, personnel retraining, and downtime for installation, all of which contributed to higher average costs per test. However, these changes are expected to reduce costs in the future by improving laboratory efficiency and throughput.

Selling expenses

Selling expenses increased by $16,712, or 12.3%, from $135,697 for the six months ended December 31, 2023, to $152,409 for the six months ended December 31, 2024. This increase was primarily attributed to higher salaries for marketing employees during the period, as well as professional services contracted for marketing activities related to Rewell.

General and administrative expenses

General and administrative expenses increased by $438,698, or 239.6%, from $183,085 for the six months ended December 31, 2023, to $621,783 for the six months ended December 31, 2024. This significant increase was primarily driven by two factors:

•        a higher share-based payment charge amounting to approximately $174,920, allocated to the CEO and three key employees, reflecting equity incentives granted during the period.

•        the remaining increase of approximately $263,778 was due to the hiring of new personnel, resulting in higher compensation expenses and related administrative costs such as benefits, and other overhead.

Research and Development Expenses

Research and development expenses increased by $95,395, or 42.5%, from $224,298 for the six months ended December 31, 2023, to $319,693 for the six months ended December 31, 2024. This increase was mainly due to an increase in higher personnel costs due to salary adjustments and staffing changes within the R&D team. No R&D expenses during this period were allocated to the development of new products or services.

Finance income

Finance income decreased by $9,589, or 72.3%, from $13,265 for the six months ended December 31, 2023, to $3,676 for the six months ended December 31, 2024, primarily due to a lower allocation of excess cash to mutual fund investments.

Finance costs

Finance costs increased by $202,201, or 197.3%, from $102,482 for the six months ended December 31, 2023, to $304,683 for the six months ended December 31, 2024. The increase was primarily due to higher interest expenses arising from loans with shareholders and related parties, which accounted for the largest portion of the increase. In addition, a smaller portion of the increase was due to interest on discounted deferred checks with financial institutions.

The Company opted to discount deferred checks received from CIBIC at the bank to accelerate cash flow and avoid waiting for the maturity of the checks, which were originally due in 60 days. This decision allowed the Company to obtain cash earlier by paying a discount to the bank, which led to an increase in financial expenses related to interest charges in respect of these transactions. While this strategy improved liquidity and provided faster access to funds, the associated costs were reflected in the higher finance costs during the period.

Other financial results, net

Other financial results, net, decreased by $946,650, or 65.4%, from $1,447,763 for the six months ended December 31, 2023, to $501,113 for the six months ended December 31, 2024. The decrease was primarily due to a lower impact from foreign exchange differences.

In contrast to the prior year, the Company experienced more stable exchange rates, resulting in a reduced positive effect from the revaluation of foreign currency-denominated liabilities, including shareholder loans and payments to international suppliers.

Net loss for the six months ended

Net loss decreased by $112,378, or 7.8%, from $1,434,684 for the six months ended December 31, 2023, to $1,322,306 for the six months ended December 31, 2024. This decrease was primarily driven by a lower impact of foreign exchange differences reflected in other financial results, which offset the increase in operating loss. Although revenues declined and both cost of revenues and operating expenses increased compared to the prior period, which are factors that would typically lead to a higher net loss, the reduced financial loss from currency fluctuations more than compensated for the operating deterioration, resulting in an overall improvement in net loss.

Comparison of the Year Ended June 30, 2024 and the Year Ended June 30, 2023

The following table sets forth The Company’s results of operations for the years ended June 30, 2024 and 2023:

	For the year ended June 30,		Variation (US$)	Variation (%)
	2024	2023
	(in U.S. dollars)
Revenues	1,819,370	1,879,939	(60,569)	(3.2)%
Cost of revenues	(1,874,738)	(1,920,443)	45,705	(2.4)%
Gross (loss)/profit	(55,368)	(40,504)	(14,864)	36.7%
Continuing operations
Selling expenses	(402,981)	(451,207)	48,864	(10.7)%
General and administrative expenses	(2,864,316)	(551,955)	(2,312,361)	418.9%
Research and development expenses	(695,609)	(400,268)	(295,341)	73.8%
Other operating income	38,539	17,684	20,855	117.9%
Operating loss	(3,979,735)	(1,426,250)	(2,553,485)	179.0%
Finance income	32,195	23,169	9,026	39.0%
Finance costs	(345,811)	(161,201)	(184,610)	114.5%
Other financial results, net	(1,970,797)	(236,224)	(1,734,573)	734.2%
Inflation adjustment	1,748,053	508,574	1,239,479	243.7%
Financial results, net	(536,360)	134,318	(670,678)	n.m.
Loss before income tax	(4,516,095)	(1,291,932)	(3,224,163)	249.6%
Income tax	—	—	—	—
Net loss	(4,516,095)	(1,291,932)	(3,224,163)	249.6%
Total other comprehensive income/(loss)	1,569	42,308	(40,739)	(96.3)%
Total comprehensive loss for the year	(4,514,526)	(1,249,624)	(3,264,902)	261.3%
Basic and diluted loss per share	(0.15)	(0.04)	(0.11)	(275.0)%

____________

Notes:

n.m. — not meaningful.

Revenues

Revenues decreased by $60,569, or 3.2%, from $1,879,939 for the year ended June 30, 2023, to $1,819,370 for the year ended June 30, 2024. Revenues from the Heritas Diagnostics segment decreased by $122,105, or 6.7%, from $1,824,664 for the year ended June 30, 2023, to $1,702,559, for the year ended June 30, 2024. This decline is attributable to a combination of volume and price effects:

•        volume effect:    approximately 95.6% of the decline ($116,731) is due to a 6.4% reduction in testing volumes across key areas such as rare diseases, prenatal, and microbiome testing. Reduced customer demand, heightened competition, and evolving market conditions led to fewer tests performed; and

•        price effect:    the remaining 4.4% of the decline ($5,374) is due to a 0.3% decrease in average pricing, which is quoted in U.S. dollars, driven by increased pricing pressures and competitive dynamics in the diagnostics market.

In addition to these market-specific dynamics, macroeconomic factors exacerbated the decline. The transition of Argentina’s government from Alberto Fernández to Javier Milei in December 2023 brought significant economic reforms aimed at reducing inflation and stabilizing the economy. These reforms, however, gave rise to pricing volatility and reduced consumer purchasing power within the healthcare sector, further impacting demand for diagnostic products and services.

Revenues from the Rewell segment increased by $61,536, or 111.3%, from $55,275 in the year ended June 30, 2023, to $116,811 in the year ended June 30, 2024. This growth is explained as follows:

•        volume effect:    29.5% of the increase ($18,153) is due to a 32.84% growth in the number of kits sold, reflecting expanded commercialization efforts and improved sales strategies; and

•        price effect:    70.5% of the increase ($43,383) is due to a 78.49% rise in the average price per kit, which is quoted in U.S. dollars, driven by adjustments in pricing strategies and increased direct-to-consumer sales.

Overall, approximately 93.6% and 6.4% of total revenues were derived from the Heritas Diagnostics segment and the Rewell segment, respectively, in the year ended June 30, 2024, compared to 97.1% and 3.0%, respectively, in the year ended June 30, 2023.

Cost of revenues

Cost of revenues decreased by $45,705, or 2.4%, from $1,920,443 in the year ended June 30, 2023, to $1,874,738 in the year ended June 30, 2024. The reduction was mainly attributed to lower demand for diagnostic tests, leading to a proportional decrease in the utilization of reagents, sequencing consumables, and sample processing services.

In addition to the reduced test volumes, several operational improvements contributed to lower reagent and consumable consumption:

•        operational efficiencies:    sequencing workflow optimizations, including reducing machine runtime, led to a more efficient use of reagents and consumables;

•        improved sequencing efficiency:    enhancements in sequencing protocols resulted in a reduced need for reagents per sample, optimizing their usage; and

•        streamlined sample processing:    process improvements in sample preparation allowed for more efficient use of consumables such as extraction kits and buffers.

These factors, combined with the lower test volumes, led to a decrease in the cost of revenues associated with genomic testing.

Selling expenses

Sales and marketing expenses decreased by $48,864, or 10.7%, from $451,207 in the year ended June 30, 2023, to $402,981 in the year ended June 30, 2024. This decrease was primarily attributed to a more efficient allocation of marketing expenditures, particularly within the Rewell segment. As the marketing strategy transitioned from a direct-to-consumer approach to a business-to-business model, the Company decreased its reliance on third-party professional services, such as external digital marketing agencies and consultants, leading to a reduction in related costs.

General and administrative expenses

Administrative expenses increased by $2,312,361, or 418.9%, from $551,955 in the year ended June 30, 2023, to $2,864,316 in the year ended June 30, 2024. This significant increase was primarily driven by an increase in share-based payments and higher professional service fees related to transaction expenses associated with the Business Combination Agreement.

Regarding the significant rise in share-based payments, during the reporting period ended June 30, 2024, an expense of $1,226,867 was recognized in connection with the CEO’s share-based compensation plan that was granted after year-end, due to the services rendered since he joined the Company. The amount is reflected in the income statement under general and administrative expenses and corresponds to an increase in the share premium within equity. As of June 30, 2023, the non-market conditions affecting the grant were not expected to be met and therefore, the amount of equity instruments that could eventually be vested was zero and therefore, it was not recorded at the fiscal year ended June 30, 2023.

The second component contributing to the increase was higher professional service fees, driven by transaction-related expenses. Specifically, these costs were associated with professional services incurred in connection with the Business Combination Agreement. These transaction-related expenses reflect the strategic efforts involved in advancing the Business Combination and significantly impacted the overall increase in general and administrative expenses.

Research and Development Expenses

Research and development expenses increased by $295,341, or 73.8%, from $400,268 in the year ended June 30, 2023, to $695,609 in the year ended June 30, 2024. This increase was mainly due to the ongoing research activities related to the Rewell platform and advancements in our R&D pipeline for clinical genetic products within the Heritas Diagnostics segment. R&D expenses rose as a result of increased reliance on third-party services to support the continued research of the Rewell platform, including outsourced software development for platform enhancements, system integration, and functionality upgrades. These activities were essential to meeting the evolving demands of our products. However, given the nature of these activities, they did not meet the criteria for capitalization under IFRS and were therefore recorded as expenses. Additionally, personnel costs saw an increase, driven primarily by inflation-related salary adjustments, with some increase in headcount to further support the R&D initiatives. These adjustments were critical for maintaining competitive compensation amidst high inflation, ensuring the retention of key personnel, and supporting the company’s long-term R&D objectives.

Finance income

Financial income increased by $9,026, or 39.0%, from $23,169 in the year ended June 30, 2023, to $32,195 in the year ended June 30, 2024, primarily driven by interest earned from investments in mutual funds. The Company allocated excess cash to low-risk investment vehicles, resulting in a higher return on investments compared to the year ended June 30, 2023.

Finance costs

Finance costs increased by $184,610, or 114.5%, from $161,201 in the year ended June 30, 2023, to $345,811 in the year ended June 30, 2024. The increase was primarily due to higher interest expenses arising from loans with shareholders and related parties, which accounted for the largest portion of the increase. In addition, a smaller portion of the increase was due to interest on discounted deferred checks in the capital market.

The Company opted to discount deferred checks received from CIBIC at the bank to accelerate cash flow and avoid waiting for the maturity of the checks, which were originally due in 60 days. This decision allowed the Company to obtain cash earlier by paying a discount to the bank, which led to an increase in financial expenses related to interest charges in respect of these transactions. While this strategy improved liquidity and provided faster access to funds, the associated costs were reflected in the higher finance costs during the period.

These increased finance costs reflect the Company’s ongoing financing arrangements with related parties, as well as the interest accrued from market-based financing instruments such as the discounting of deferred checks. This approach to managing cash flow helped the company address short-term liquidity needs but resulted in higher financial expenses.

Other financial results, net

Other financial results increased by $1,734,573 from an expense of $236,224 in the year ended June 30, 2023, to $1,970,797 in the year ended June 30, 2024. The increase was primarily due to exchange rate differences from foreign currency-denominated loans with shareholders and payments to foreign suppliers. These fluctuations were more significant in the current period, reflecting changes in exchange rates and their impact on the Company’s foreign currency obligations and payments.

Net loss for the year

Net loss for the year increased by $3,224,163, or 249.6%, from $1,291,932 in the year ended June 30, 2023, to $4,516,095 in the year ended June 30, 2024. The increase was primarily driven by (i) an increase in general and administrative expenses due to share-based incentives granted to the Chief Executive Officer in the year ended June 30, 2024, to reflect the Company’s strategy to align executive compensation with long-term shareholder value creation, (ii) an increase in professional fees driven by transaction-related expenses, specifically in respect of the Business Combination, and (iii) a significant increase in other financial results related to exchange rate differences from foreign currency-denominated loans received from shareholders and related parties, which were amplified by currency fluctuations, impacting the valuation of these obligations and contributing to the overall net loss.

Liquidity and Capital Resources

Overview

Since the Company’s inception, it has funded its operations primarily with equity contributions from its shareholders and the sales of its products and services. Its principal use of cash is to fund its operations, investments in intangible assets, expenditures in property, plant and equipment, working capital requirements and repayment of debt obligations.

As of December 31, 2024, the total indebtedness of the Company was $5,420,074, of which approximately 62% consisted of long-term loans with its shareholder and related parties. Cash and cash equivalents and short-term investments represented approximately 0.2% of the current portion of its debt. As of December 31, 2024, its cash and cash equivalents and short-term investments amounted to $4,638.

As of June 30, 2024, the total indebtedness of the Company was $4,579,006, of which approximately 59.1% consisted of long-term loans with its shareholder and related parties. Cash and cash equivalents and short-term investments represented approximately 0.9% of the current portion of its debt. As of June 30, 2024, its cash and cash equivalents and short-term investments amounted to $41,727. For more information relating to the existing loan agreements with our shareholders. See “Certain Company Relationships and Related Party Transactions — Related Party Loans.”

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company does not have sufficient financial resources to repay its obligations, make any payments in the form of dividends to its shareholders or fully implement its business plan. Without additional capital, the Company will not be able to remain in business.

In addition to general working capital requirements, the Company expects to incur additional cash needs related to its strategic shift to a business-to-business-to-consumer distribution model for its Rewell business line and to support the development and implementation of AI-powered customer service agents by 2026. While the exact capital requirements for these initiatives are still being evaluated, management anticipates initial investments will be required to adapt and integrate the Rewell digital platform into the business-to-business-to-consumer distribution channel, beginning with a pilot in Argentina, and scaling through the OmnigenicsAI distribution network.

Moreover, immediately upon the closing of the proposed business combination, the Company will require financial resources. As shown in the “Sources and Uses” table included in this proxy statement/prospectus, the transaction will result in a significant increase in the Company’s liabilities without a commensurate increase in available cash. As a result, the combination will intensify the Company’s existing liquidity constraints and further limit its ability to fund ongoing operations unless additional capital is secured following the transaction.

However, our management plans to continue to focus on raising the funds necessary to fully implement our business plan. Management believes that certain shareholders and/or investors will continue to advance the capital required to meet its financial obligations, based on historical precedent of ongoing financial support from major shareholders and related parties since inception. There is no assurance, however, that these investors and shareholders will continue to advance capital to the Company or that its business operations will be profitable. The possibility of failure in obtaining additional funding and the potential inability to achieve profitability raise substantial doubts about the Company’s ability to continue as a going concern.

The Company’s ability to generate cash is subject to its performance, general economic conditions, industry trends and other factors. To the extent that its existing cash and cash equivalents are insufficient to fund its future activities and cash needs, the Company may need to raise additional funds through public or private equity or debt financing. If the Company issues equity securities in order to raise additional funds, substantial dilution to existing shareholders may occur. If the Company raises cash through the issuance of indebtedness, they may be subject to additional contractual restrictions on their business. The Company and the Company cannot assure the investor that it would be able to raise additional funds on favorable terms or at all. See “Risk Factors — Risks Related to our Business and Strategy — We may need additional capital, and any inability to obtain such additional capital and on acceptable terms may limit our ability to execute our business plan and our ability to develop and expand our operations.”

Statements of Cash Flows

Presented below is a summary of the Company’s operating and financing cash flow:

	For the six months ended December 31,		For the year ended June 30,
	2024	2023	2024	2023
	(in U.S. dollars)
Net cash used in operating activities	(816,433)	(856,861)	(1,885,895)	(1,306,705)
Net cash generated from/(used in) investing activities	(511)	25,705	163	(529,825)
Net cash generated from financing activities	777,126	857,149	1,934,912	1,867,214
Net increase and decrease in cash and cash equivalents	(39,818)	25,993	49,180	30,684
Cash and cash equivalents at the beginning of the year/period	41,727	48,836	48,836	55,514
Effect of exchange rate changes on cash and equivalents	2,729	(67,946)	(56,289)	(37,362)
Cash and cash equivalents at end of the period	4,638	6,883	41,727	48,836

Net cash used in operating activities

Net cash used in operating activities decreased by $40,428, or 4.7%, from $856,861 for the six months ended December 31, 2023, to $816,433 for the six months ended December 31, 2024. This decrease was primarily driven by a lower use of cash in working capital, particularly due to a mainly due to lower inventory purchases and accounts receivable collections, which generated $78,551 of cash during the period, compared to the absorption of $386,134 in the prior year.

Additionally, non-cash items such as higher amortization of intangible assets and stock-based compensation contributed to narrowing the net loss but had limited influence on operating cash flows, which remained primarily driven by changes in working capital.

Net cash used in operating activities increased by $579,190, or 44.3%, from $1,306,705 for the year ended June 30, 2023, to $1,885,895 for the year ended June 30, 2024. This increase was primarily due to changes in working capital, which included a $571,592 increase in inventories. This inventory buildup was strategically undertaken to meet expected demand and to mitigate potential supply chain risks and the possible adverse effects of economic policy changes during the period.

To enhance liquidity, the Company also discounted deferred checks through financial institutions, primarily received from related parties for the sale of Heritas Diagnostics services. The Company continues to recognize the receivables and the amount received from the financial institution is recorded as a financial liability, and the cash received is classified as a financing cash inflow. When the cash is collected by the financial institution, the liability and the receivables are de-recognised. This transaction is reflected in the cash flow statement as an operating cash inflow for the reduction of the accounts receivable, and a financial cash outflow for the cancellation of the financial debt.

Net cash generated from/(used in) investing activities

Net cash generated from/(used in) investing activities changed by $26,216, from a net cash generated of $25,705 for the six months ended December 31, 2023, to a net cash outflow of $511 for the six months ended December 31, 2024. This change was primarily attributable to the absence of proceeds from disposals of short-term investments during the current period, compared to the $45,303 generated in the same period of 2023. Although capital expenditures decreased significantly, from $19,598 to $511, the lack of investment disposals resulted in a net outflow for the current period.

Net cash used in investing activities changed by $529,988, from a net cash outflow of $529,825 for the year ended June 30, 2023, to a net cash inflow of $163 for the year ended June 30, 2024. This change was primarily attributable to the absence of capitalized expenditures on intangible assets, in comparison to the prior year, which included capital investments related to the development of new diagnostic tests for the Heritas Diagnostics segment and the Rewell platform.

It is important to note that, while the Company continued its research and development efforts related to the Rewell platform and the advancement of clinical genetic products during the year ended June 30, 2024 and through the six-month period ended December 31, 2024, these expenditures were not capitalized. As outlined in the research and development expenses section, the increase in R&D costs was driven by outsourced third-party services for platform enhancements, and functional upgrades, as well as increased personnel expenses. However, these activities did not meet the capitalization criteria under IFRS and, in accordance with applicable accounting standards, were recorded as expenses, resulting in no capitalized intangible asset additions during the period.

Net cash generated from financing activities

Net cash generated from financing activities decreased by $80,023, or 9.3%, from $857,149 for the six months ended December 31, 2023, to $777,126 for the six months ended December 31, 2024. This decrease was primarily driven by:

(i)     higher payments on principal and interest on debts (increase of outflows $795,679);

(ii)    partially offset by a) higher cash proceeds from financial liabilities with third and related parties (increase of inflows $540,189); and b) a capital increase arising from cash contribution ($101,934 in the six-months period ended December 31, 2024) and expenses paid by the Parent company on behalf of OmnigenicsAI ($214,443 during the six-months period ended December 31, 2024 versus $140,910 during the six-months period ended December 31, 2023), recognized as additional shareholder contributions (increase of inflows $175,467).

Net cash generated from financing activities increased by $67,698, or 3.6%, from $1,867,214 for the year ended June 30, 2023, to $1,934,912 for the year ended June 30, 2024, primarily due to financing inflows from loans provided by shareholders and related parties in the year ended June 30, 2024, resulting from increased borrowings with third parties.

Trend Information

Please refer to “— Key Factors Affecting Operating Results.”

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of risks in the ordinary course of our business. These risks primarily include credit risk, liquidity risk and foreign currency risk. For more information about financial risks to which the Company is exposed, see note 3 to the Company’s audited combined financial statements included elsewhere in this proxy statement/prospectus.

Credit Risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations, resulting in us incurring a financial loss. We are exposed to credit risk from our operating and financing activities, which arises principally from our accounts receivable and cash and cash equivalents. We mainly trade with recognized and creditworthy third parties. Trade receivables primarily relate to services provided to CIBIC under the commercialization agreement. Rewell customers pay in advance and therefore credit risk is mitigated. Receivable balances are monitored on an ongoing basis. As of December 31, 2024, and June 30, 2024, the Company had accounts receivable of $251,729 (of which, $248,504 from CIBIC, $2,690 from Bioceres and $535 from others) and $25,908 (of which, $18,056 from CIBIC, $4,351 from Meyer, and $3,501 from Bioceres) respectively. The credit risk in respect of cash balances held with banks and deposits with banks are managed via diversification of bank deposits and we only hold cash balances with major reputable and highly rated financial institutions.

Foreign Currency Risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in foreign exchange rates. We are exposed to foreign exchange risk arising from foreign currency transactions. We may have financial instruments denominated in currencies other than its functional currencies and are therefore exposed to foreign currency risk, as the value of the financial instruments denominated in other currencies will fluctuate due to changes in exchange rates. We do not hedge foreign currency exposure. Our management monitors and manages our foreign currency risk exposure position on an ongoing basis.

Liquidity Risk

Liquidity risk is the risk that we will encounter difficulty in meeting financial obligations due to shortage of funds. Our exposure to liquidity risk arises primarily from mismatches of the maturities of financial assets and liabilities. In order to manage our liquidity risk and ensure that there are adequate funds to meet our liquidity requirements in the short and longer terms, we monitor our risk to shortage of funds and regularly evaluate the maturity of both our financial liabilities and financial assets and projected cash flows from operations. As of December 31, 2024 and June 30, 2024, the Company had current liabilities of $2,240,331 and $1,805,921, respectively, primarily consisting of financial liabilities with related parties and accounts payables.

In the short term, our management plans to continue to focus on raising the funds necessary to fully implement our business plan. Our management believes that certain shareholders and/or investors will continue to advance the capital required to meet our financial obligations. There is no assurance, however, that these investors and shareholders will continue to advance capital to us or that our new business operations will be profitable. The possibility of failure in obtaining additional funding and the potential inability to achieve profitability raise substantial doubts about our ability to continue as a going concern.

Material Weaknesses in our Internal Control

We have identified material weaknesses in our internal control over financial reporting in respect of the Company. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. A company’s internal control over financial reporting is a process designed by, or under the supervision of, a company’s principal executive and principal financial officers, or persons performing similar functions, and effected by a company’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS.

In connection with the preparation of our combined financial statements and audit process for the years ended June 30, 2024 and June 30, 2023, and our unaudited interim condensed combined financial statement and review process for the six-months period ended December 31, 2024, we and our independent registered public accounting firm have identified material weaknesses in our internal controls related to financial reporting. For each of the fiscal years ended June 30, 2024 and 2023, and for the six-months period ended December 31,2024, we have determined that we did not:

•        design or maintain an effective control environment commensurate with our financial reporting requirements due to lack of sufficient accounting professionals with the appropriate level of skill, experience and training. Specifically, we lack sufficient financial reporting and accounting personnel with appropriate knowledge of IFRS to address complex technical accounting issues and to prepare combined financial statements and related disclosures;

•        design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, year-end reporting and disclosures, including controls over the preparation and review of account reconciliations, journal entries and period end financial reporting; and

•        design and maintain effective controls over certain information technology general controls for IT systems that are relevant to the preparation of our combined financial statements. Specifically, we did not design and maintain: (a) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate personnel, (b) program change management controls to ensure that IT program and data changes affecting financial

IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately, and (c) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements

These material weaknesses resulted in adjustments to our combined financial statements during the audit process. We have taken and continue to take steps to remediate the aforementioned material weaknesses and to enhance our overall control environment, including hiring a Chief Financial Officer and retaining an accounting consulting firm to provide additional support to our technical accounting and financial reporting capabilities and support our finance department in the design and implementation of an improved internal controls system. We have also begun the process of reviewing and documenting our accounting and financial processes and internal controls, improving and formalizing accounting and reporting policies, and building out the appropriate technical, financial management and reporting systems infrastructure to automate and standardize such policies.

In addition, as an emerging growth company, we currently are not required to comply with Section 404 of the Sarbanes-Oxley Act. As a result, neither our management nor an independent registered public accounting firm has performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act.

We cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to these material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses.

Additionally, when evaluating internal controls over financial reporting in the future, we may identify additional material weaknesses that we may not be able to remediate in advance to the applicable reporting deadlines imposed upon us once the Company is required to comply with the management assessment reporting requirements of Section 404 of the Sarbanes-Oxley Act. If we identify any additional material weaknesses in our internal control over financial reporting or we are unable to remediate the material weakness described above or comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, or we are unable to conclude in our quarterly and annual reports that our disclosure controls and procedures are effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of the Company Shares could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources. If we fail to remediate any material weakness, our financial statements could be inaccurate, and we could face restricted access to capital markets. See “Risk Factors — Additional Risks Related to the Business Combination — We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and the price of our ordinary shares.”

Certain Company Relationships and Related Party Transactions

The table below sets for the entities the Company has engaged in related party transactions with and their relationships to the Company.

Related Party	Relationship to the Company
Bioceres Group PLC	A company organized under the laws of England and Wales and an indirect shareholder of the Company.
Centro de Diagnóstico Médico de Alta Complejidad S.A.	A company organized under the laws of Argentina and an indirect shareholder of the Company.
Theo I SCSp	A special limited partnership governed by the laws of the Grand Duchy of Luxembourg and subsidiary of Bioceres S.A., an affiliate of Bioceres Group PLC, and an indirect shareholder of the Company.

Commercial Operations

Heritas Argentina conducted commercial operations in the ordinary course of business in arm’s length transactions under market terms with the Company.

On November 1, 2023, Heritas Argentina and CIBIC entered into a lease agreement for Argentine Wet-Lab, located in Rosario, pursuant to which certain laboratory installations would be made available to Heritas Argentina from CIBIC, for monthly payments in the amount of $3,650, beginning on November 1, 2023 through October 30, 2026.

On February 19, 2024, Heritas Argentina and CIBIC entered into an IT services agreement for monthly payments in the amount of $1,500, pursuant to which CIBIC would provide IT support to Heritas Argentina, beginning on February 19, 2024 through February 29, 2025.

Related Party Loans

Under Section 8.5 of the Business Combination Agreement, as part of the Restructuring described therein, certain related party loans will have their maturity extended, as detailed below. Additionally, all other indebtedness owed by the Company or its subsidiaries to any shareholder of Parent will be contributed to the Parent as an in-kind capital contribution. Consequently, the Parent will become the creditor and sole holder of such indebtedness. Following this, all other indebtedness owed by the Company or its subsidiaries to the Parent will also be contributed to the Company as an in-kind capital contribution, making the Company the creditor and sole holder of such indebtedness.

Loan Agreements to be Contributed to the Company

On January 6, 2022, Heritas Argentina entered into a financing in the form of a credit line loan agreement with Parent, pursuant to which the Parent loaned an amount of up to $303,500, which was made available in Argentine Pesos. On January 1, 2024, the parties executed an amendment to extend the term of such agreement and the expiration date of the disbursement requests thereunder. On January 10, 2024, the parties executed an amendment to increase the facility amount to up to $903,500 and adjust additional commercial conditions. The credit line loan agreement will mature in January 2028 and accrues interest at a rate of 6.5% per annum. Subject to and prior to Closing, Parent will contribute its right under the credit line loan agreement to the Company and such debt shall be cancelled. The proceeds of the credit line loan agreement were used to fund the operations of Heritas Argentina from the date of disbursement through Closing.

On May 1, 2024, the Company entered into an additional financing in the form of a credit line loan agreement with Parent, pursuant to which the Parent loaned an amount of up to $100,000. The credit line loan agreement will mature in May 2025 and accrues interest at a rate of 6.5% per annum. Prior to Closing, Parent will contribute its right under the credit line loan agreement to the Company and such debt shall be cancelled. The proceeds of the credit line loan agreement were used to fund the operations of Heritas Argentina from the date of disbursement through Closing.

Loan Agreements to be Extended

On January 17, 2023, Heritas Argentina, Theo and Bioceres S.A., an affiliate of Bioceres Group PLC, entered into a revolving loan agreement in the aggregate amount of up to $460,000, which was made available in Argentine Pesos, for working capital and general corporate purposes, available for disbursement through January 17, 2024. On May 19, 2023, the parties executed an amendment to increase the facility amount to up to $720,000. On March 19, 2024 the maturity of this agreement was extended to January 17, 2028 and accrues interest at 6.5% per annum. The outstanding balance of this loan as of June 30, 2024 was $267,066. On October 23, 2024, the parties executed an amendment to increase the facility amount to up to $820,000. On March 18, 2025, the parties executed an amendment to increase the facility amount to up to $1,000,000.

On September 1, 2023, Heritas Argentina, Theo and Bioceres S.A., an affiliate of Bioceres Group PLC, entered into a revolving loan agreement in the aggregate amount of up to $157,143 which was made available in Argentine Pesos, and is available for disbursement through September 1, 2024. The outstanding balance of this loan as of June 30, 2024 was $22,118. On April 18, 2024 the maturity of this agreement was extended to September 1, 2028 and accrues interest at 6.5% per annum.

On January 17, 2023, Heritas Argentina and CIBIC entered into a revolving loan agreement in the aggregate amount of up to $1,006,686, which was made available in Argentine Pesos, for working capital and general corporate purposes, and is available for disbursement through January 17, 2024. On January 31, 2023, the parties executed an amendment to adjust certain commercial conditions. On October 23, 2023, the parties executed an amendment to increase the facility amount to up to $1,106,686. The outstanding balance of this loan as of June 30, 2024 was $127,190. On April 18, 2024 the maturity of this agreement was extended to January 17, 2028 and accrues interest at 6.5% per annum.

On October 1, 2023, Heritas Argentina and CIBIC entered into a revolving loan agreement in the aggregate amount of up to $238,742, which was made available in Argentine Pesos, and is available for disbursement through October 1, 2024. The outstanding balance of this loan as of June 30, 2024 was $0.01. On March 20, 2024 the maturity of this agreement was extended to October 1, 2028 and accrues interest at 6.5% per annum.

Subsequent Events

Loan Amendments and Credit Line Extensions

In connection with the credit agreements with CIBIC and Bioceres described in note 20 to Omnigenics unaudited interim condensed combined financial statements as of December 31, 2024, and to support ongoing operations, the subsidiary Heritas S.A.U. received financing from these credit facilities after December 31, 2024, totaling $178,006:

•        $81,996 of financing from Bioceres S.A. On March 18, 2025, Heritas Argentina amended its existing loans agreements with Bioceres S.A. to extend the two available credit lines from a total of $977,147 to $1,157,143. This implies that, as of the date of issuance of these interim condensed combined financial statements, $142,231 of said total amount of the credit lines are still available); and

•        $96,010 of financing from CIBIC, of which a) $9,087 were obtained using available credit lines, and b) $86,923 correspond to an additional loan provided by said borrower (with the same conditions as the existing loans as of December 2024). This implies that, as of the date of issuance of these interim condensed combined financial statements, there are not available balances of said credit lines.

These related party loans bear interest at 6.5% per annum and mature in January 2028. For further details, see footnote 5 to the “Adjustments to Unaudited Pro Forma Combined Statement of Financial Position as of December 31, 2024.”

For more information, see notes 20 and 24 of OmnigenicsAI’s interim condensed combined financial statements as of December 31, 2024.

Second Amendment to Commercialization Agreement

On February 1, 2025, Heritas Argentina and CIBIC entered into a second amendment to the Commercialization Agreement. The purpose of this second amendment is to enhance our operational flexibility in Argentina. For more information, see “Business of the Company—Intellectual Property—Services Agreements—CIBIC.”

Business of APx and Certain Information About APx

References in this section to “we”, “our”, “us”, the “Company”, or “APx” generally refer to APx Acquisition Corp. I.

Overview

APx is a blank check company incorporated as a Cayman Islands exempted company on May 13, 2021, whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. APx is not limited to a particular industry or geographic region in its identification and acquisition of a target company.

The Sponsor is a Tennessee limited liability company that holds Founder Shares and the Private Warrants. The Sponsor has no business operations or activities other than holding Founder Shares and the Private Warrants. However, the Sponsor has made, and may make in the future, loans to APx to provide APx with the funds necessary for the payment of working capital expenses.

The registration statement for the IPO was declared effective on December 6, 2021. On December 9, 2021, APx consummated its IPO of 17,250,000 units (the “SPAC Units”), including the issuance of 2,250,000 SPAC Units as a result of the underwriters’ exercise of their over-allotment option in full. Each SPAC Unit consists of one SPAC Class A Ordinary Share, par value $0.0001 per share, and one-half of one redeemable warrant of APx (each whole warrant, a “Public Warrant”), with each Public Warrant entitling the holder thereof to purchase one SPAC Class A Ordinary Share for $11.50 per share, subject to adjustment. The SPAC Units were sold at a price of $10.00 per unit, generating gross proceeds to APx of $172,500,000.

On May 21, 2021, the Initial Sponsor paid $25,000, or approximately $0.006 per share, to cover certain offering costs in consideration for 4,312,500 Founder Shares.

Simultaneously with the closing of the IPO, APx completed the private sale of 8,950,000 Private Placement Warrants to the Initial Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to APx of $8,950,000. The Private Placement Warrants are identical to the Public Warrants included as part of the Units sold in the IPO, except that the Private Placement Warrants, so long as they are held by the Initial Sponsor or its permitted transferees, (i) will not be redeemable by us, (ii) may not (including the SPAC Class A Ordinary Shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. No underwriting discounts or commissions were paid with respect to such sale. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

A total of $175,950,000, comprised of $172,500,000 of the proceeds from the IPO (which amount includes $6,037,500 of the underwriters’ deferred discount) and $8,950,000 of the proceeds of the sale of the Private Placement Warrants, was placed in a U.S.-based trust account at Bank of America, National Association maintained by Continental Stock Transfer & Trust Company, acting as trustee.

On February 27, 2023 we held an extraordinary general meeting (the “February 2023 EGM”) and our shareholders approved an amendment to our amended and restated memorandum and articles of association and to the Investment Management Trust Agreement, dated December 6, 2021 (the “Investment Management Trust Agreement”), by and between APx and Continental Stock Transfer & Trust Company, as trustee, to change the payment required to extend the Combination Period (as defined below) by two three-month periods. In connection with such vote, the holders of 10,693,417 Public Shares properly exercised their right to redeem their shares (and did not withdraw their request for redemption) for an aggregate redemption amount of approximately $111,346,281.12. Following such redemptions, approximately $68,271,080.69 remained in the trust account and 6,556,583 Public Shares remained issued and outstanding.

On March 1, 2023, we deposited $750,000 into the trust account in order to effect the extension of the termination date, from March 9, 2023 to June 9, 2023, and an additional $750,000 into the trust account for a subsequent extension, from June 9, 2023 to September 9, 2023.

On September 7, 2023, APx held an extraordinary general meeting (the “September 2023 EGM”) and its shareholders approved an amendment to the Existing Governing Documents and to the Trust Agreement to extend the time to complete a business combination (the “Termination Date”) up to three (3) times for an additional one (1) month each time from September 9, 2023 to December 9, 2023, by depositing the lesser of $0.025 per Public Share or $125,000 for each one-month extension into the Trust Account. In connection with the September 2023 EGM, the holders of 757,463 Public Shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for an aggregate redemption amount of approximately $8,273,281. Following such redemptions, approximately $63,340,058 remained in the trust account and 5,799,120 Public Shares remained issued and outstanding.

On September 8, 2023, APx entered into a purchase agreement (the “Purchase Agreement”) with the Initial Sponsor and the Sponsor, whereby the Initial Sponsor transferred to the Sponsor, in exchange for $1.00 plus the Sponsor’s agreement to advance up to $50,000 to pay for expenses related to Company’s Exchange Act filing obligations, 3,342,188 Founder Shares (the “Founder Shares”) and 6,936,250 Private Placement Warrants (the “Placement Warrants”) purchased at the time of the IPO pursuant to a Private Placement Warrants Purchase Agreement, dated December 6, 2021. The Sponsor retained 970,312 Founder Shares and 2,013,750 Private Placement Warrants. The transfer of Founder Shares and Private Placement Warrants to the Sponsor pursuant to the Purchase Agreement is referred to as the “Transfer,” which closed on September 8, 2023. The Transfer and all transactions consummated in connection there with are referred to as the “Sponsor Alliance Transaction.” On September 15, 2023, October 19, 2023 and November 13, 2023, APx deposited $125,000 into the Trust Account in order to effect three one-month extensions of the termination date, from September 9, 2023 to December 9, 2023.

On December 8, 2023, APx held an extraordinary general meeting (the “December 2023 EGM”) and its shareholders approved an amendment to the Existing Governing Documents and to the Trust Agreement to extend the Termination Date up to twelve (12) times for an additional one (1) month each time from December 9, 2023 to December 9, 2024, by depositing the Extension Payment for each one-month extension into APx’s Trust Account. In connection with the December 2023 EGM, the holders of 201,496 Public Shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for an aggregate redemption amount of $2,246,585. Following such redemptions, $62,410,856 remained in the trust account and 5,597,624 Public Shares remained issued and outstanding.

Following the December 2023 EGM, APx deposited $125,000 on a monthly basis to the extend the Termination Date by twelve additional one-month periods to December 9, 2024.

On December 4, 2024, APx held an extraordinary general meeting (the “December 2024 EGM”) and its shareholders approved an amendment to the Existing Governing Documents and to the Trust Agreement to extend the Termination Date to December 9, 2025. In connection with the December 2024 EGM, the holders of 5,077,568 Public Shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for an aggregate redemption amount of $60,856,059.42. Following such redemptions, $6,233,015.29 remained in the Trust Account and 520,056 Public Shares remained issued and outstanding.

Initial Business Combination

Nasdaq rules require that APx must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the taxes payable on the interest earned on the Trust Account) at the time it signs a definitive agreement in connection with its initial business combination. This is referred to as the 80% of net assets test. The APx Board determined that this test was met in connection with the Business Combination.

Permitted Purchases of APx Securities

The Initial Shareholders and/or their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. There is no limit on the number of Public Shares that APx Insiders and their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions.

If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

In the event that the Initial Shareholders and/or their affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. APx does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of any such purchases of Public Shares could be, for example, to increase the amount of cash at the closing of the Business Combination. The purpose of any such purchases of Public Warrants could be to reduce the number of Public Warrants outstanding or to vote such Public Warrants on any matters that may be submitted to the holders of APx’s warrants for approval in connection with the Business Combination. Any such purchases of APx Securities may result in the completion of its initial business combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of the Public Shares or Public Warrants may be reduced and the number of beneficial holders of APx Securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of APx Securities on a national securities exchange.

The Initial Shareholders and APx’s officers, directors and/or their affiliates anticipate that they may identify the Public Shareholders with whom the Initial Shareholders and/or their affiliates may pursue privately negotiated purchases by either the shareholders contacting APx directly or by APx’s receipt of redemption requests submitted by the Public Shareholders (in the case of Public Shares) following the mailing of proxy materials in connection with the Business Combination. To the extent that the Initial Shareholders and APx’s officers, directors, advisors and/or their affiliates enter into a private purchase, they would identify and contact only potential selling Public Shareholders who have expressed their election to redeem their Public Shares for a pro rata share of the Trust Account or vote against APx’s initial business combination, whether or not such shareholder has already submitted a proxy with respect to APx’s initial business combination but only if such shares have not already been voted at the Special Meeting. The Sponsor and APx’s officers, directors, advisors and/or any of their affiliates will select which Public Shareholders to purchase Public Shares or Public Warrants from based on a negotiated price and number of Public Shares or Public Warrants and any other factors that they may deem relevant, and will only purchase Public Shares or Public Warrants if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws. The Sponsor and APx’s officers, directors, advisors and/or their affiliates will not make purchases of Public Shares or Public Warrants if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

Additionally, in the event that APx, the Initial Shareholders and/or their affiliates were to purchase Public Shares in privately negotiated transactions from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        This proxy statement/prospectus discloses above the possibility that APx, the Initial Shareholders and/or their affiliates may purchase Public Shares from Public Shareholders outside the redemption process, along with the purpose of such purchases;

•        If APx, the Initial Shareholders and/or their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the price offered through our redemption process;

•        This proxy statement/prospectus includes a representation that any Public Shares purchased by APx, the Initial Shareholders and/or their affiliates would not be voted in favor of approving the Business Combination;

•        The Initial Shareholders, or APx or its directors, executive officers, advisors or affiliates would not possess any Redemption Rights with respect to any Public Shares purchased or, if they do acquire and possess Redemption Rights, they would waive such rights in the event that the Business Combination is consummated; and

•        APx would disclose in a Current Report on Form 8-K, before the Special Meeting, the following material items:

•        the amount of Public Shares purchased outside of the redemption offer by APx, the Initial Shareholders and/or their affiliates, along with the purchase price;

•        the purpose of the purchases by APx, the Initial Shareholders and/or their affiliates;

•        the impact, if any, of the purchases by APx, the Initial Shareholders and/or their affiliates on the likelihood that the Business Combination will be approved;

•        the identities of our security holders who sold to APx, the Initial Shareholders and/or their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, directors, executive officers, advisors or any of their affiliates; and

•        the number of Public Shares for which APx has received redemption requests pursuant to the redemption offer.

Redemption Rights for Holders of Public Shares

Under the Existing Governing Documents, in connection with any proposed business combination, APx will provide the holders of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of APx’s initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account described below as of two business days prior to the consummation of APx’s initial business combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. If APx is unable to complete its initial business combination by the date provided by the Extended Date, APx will redeem 100% of the Public Shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, subject to applicable law and certain conditions as further described herein.

Limitation on Redemption Rights

If APx seeks shareholder approval of its initial business combination and APx does not conduct redemptions in connection with the initial business combination pursuant to the tender offer rules, the Existing Governing Documents provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Excess Shares. However, APx would not restrict its shareholders’ ability to vote all of their shares (including Excess Shares) for or against APx’s initial business combination.

Redemption of Public Shares and Liquidation if No Business Combination

If APx is unable to complete an initial business combination by the Extended Date, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by the Extended Date.

Employees

APx currently has two executive officers: Kyle Bransfield, our chief executive officer, and Xavier Martinez, our chief financial officer. These individuals are not obligated to devote any specific number of hours to APx’s matters but they intend to devote as much of their time as they deem necessary to APx’s affairs until APx has completed its initial business combination. The amount of time APx will devote in any time period will vary based on whether a target business has been selected for its initial business combination and the stage of the Business Combination. APx does not intend to have any full-time employees prior to the completion of its initial business combination.

Directors and Executive Officers

Our officers and directors are as follows:

Name	Age	Position
Kyle Bransfield	41	Chief Executive Officer and Chairman of the Board of Directors
Xavier Martinez	32	Chief Financial Officer
Daniel Braatz	40	Director
Alfredo Vara Alonso	55	Director
Fara Remtulla	51	Director
Daniel Mudd	65	Director
Thomas P.M. Barry	41	Director

Kyle Bransfield.    Mr. Bransfield serves as our Chief Executive Officer and Chairman of the Board of Directors. Mr. Bransfield also is the founder of Union Acquisition Group and has served as its Chief Executive Officer and director since inception. He has also served as director and Chief Executive Officer of Union Acquisition Corp, and Union Acquisition Corp. II, leading the companies through successful mergers with Bioceres Crop Solutions (NASDAQ: BIOX) and Procaps Group (NASDAQ: PROC) in March 2019 and September 2021, respectively. Mr. Bransfield previously served on the board of Procaps Group and sat on the audit committee and the mergers and acquisitions committee. Following Lightjump Acquisition Corp’s successful business combination with Moolec Science Ltd. (NASDAQ: MLEC) in December 2022, Mr. Bransfield now serves as a board member on the compensation and audit committees. Mr. Bransfield was a Partner at Exos Technology Financial Partners, where he established a SPAC Asset Management business through the formation of Exos SPAC Opportunities I and the Morgan Creek-Exos SPAC+ Fund. Mr. Bransfield has over 16 years of experience in direct equity and debt private markets principal investing, public markets portfolio management, capital raising, and investment banking. Prior to joining Exos, Mr. Bransfield was a partner at Atlantic-Pacific Capital, leading the firm’s global direct private placement and structured investment activities from 2015 to 2019. Prior to Atlantic-Pacific, Mr. Bransfield was an investment banker in Sagent Advisors’ Private Financing Solutions Group from 2014 to 2015. Prior to Sagent, Mr. Bransfield spent five years as a Principal and General Partner at CS Capital Partners, a Philadelphia-based multi-family office focused on alternative investments. Mr. Bransfield began his career in the Mergers & Acquisitions Group at Stifel Nicolaus Weisel and received a B.S. in Business Administration from American University. We believe Mr. Bransfield’s extensive corporate and private venture capital experience, including as our Chief Executive Officer, as well as his extensive experience serving in a number of executive positions and as a board member of other companies, makes him well qualified to serve as a Director.

Xavier Martinez.    Mr. Martinez serves as our Chief Financial Officer. Mr. Martinez has been a member of APx Capital since inception. Prior to APx Capital, Xavier served as Vice President of Investments and Chief Business Development Officer at FHipo. Mr. Martinez is also a co-founder of Yave. Mr. Martinez received a B.S. in Economics from Universidad Iberoamericana and an MBA from the Kellogg School of Management at Northwestern University. We believe Mr. Martinez’s extensive corporate and private venture capital experience makes him well qualified to serve as Chief Financial Officer.

Daniel Braatz.    Mr. Braatz currently serves as a Director and previously served as our Chief Executive Officer and Chairman of the Board since our initial public offering through the closing of the transactions contemplated by the Purchase Agreement. In addition, Mr. Braatz (i) co-founded (a) FHipo, the first MREIT in the region with over $1.4 billion in AUM, and (b) VACE Partners, a company providing specialized financial services, (ii) founded (a) Yave, a leading non-bank digital mortgage lender in Mexico, (b) VRE, a vertical residential developer, and (c) AC Capital, a distressed asset fund, (iii) currently serves as a board member of FHipo, Infosel, Conjunto Inmobiliario Polanco, Yave, Parkour Ventures and AC Capital and (iv) holds an LPAC position in Yaax Capital. Prior to his entrepreneurial life, Mr. Braatz worked at Citigroup as an investment banker. Mr. Braatz holds a B.S. in Industrial Engineering from Instituto Tecnológico Autónomo de México (ITAM). We believe Mr. Braatz’s extensive corporate and private venture capital experience, as well as his extensive experience serving in a number of executive positions and as a board member of other companies, makes him well qualified to serve as a Director.

Alfredo Vara Alonso.    Mr. Vara serves as one of our independent directors. Mr. Vara is co-founder and member of the board of APx Capital. Has more than 25 years of experience in the public and private financial sector, through diverse financial institutions and investing platforms with AUM in excess of $1.5 billion). Mr. Vara is co-founder of VACE Partners, directing diverse transactions through Mexico and Latin America including M&A, structured debt, capital raising, and financial advice, among others. Mr. Vara is Co-founder, member of the board, and the first managing partner of FHipo, and is currently involved in the vehicle’s strategic decision-making. Mr. Vara is co-founder and board member of AC Capital and Yave. Mr. Vara is the largest minority investor in HiTo, master administrator platform, and advisor to the board. Mr. Vara was General Director of Banobras, the fifth largest bank in Mexico by loan portfolio, from February 2017 to November 2018 and during his tenure financial performance was substantially improved while financial access was promoted. Banobras became the first issuer of sustainable bonds in Latin America, among other important achievements. Mr. Vara was also in charge of overseeing FONADIN’s investments, the biggest MLP in Mexico. Mr. Vara has served as board member, at different times, of Afore XXI, Infonavit, Fincasa, Finrural, among others. Prior to his entrepreneurial experiences, Mr. Vara was a first level officer at IPAB (Instituto para la Protección al Ahorro Bancario). He also worked for Deutsche Bank’s Latin American Global Market Sales Group, where he headed the Debt Local Capital Markets effort in Mexico. Mr. Vara is currently working on several new initiatives. Mr. Vara holds a B.S. in Economics from ITAM, and an MBA and M.A. in Economics from Yale University. We believe Mr. Vara’s extensive corporate and private venture capital experience, as well as his extensive experience serving in a number of executive positions and as a board member of other companies, makes him well qualified to serve as a director.

Fara Remtulla.    Ms. Remtulla serves as one of our independent directors and the chair of our nominating and corporate governance committee. Ms. Remtulla has served as the Chief Operating Officer at Bridge It, Inc., a leading financial wellness application focused on helping users improve their financial health, since August 2021. She also served as Head of Digital Delivery at BSF Digital Ventures, a subsidiary of Banque Saudi Fransi, from 2019 to 2021. Ms. Remtulla is an experienced Fintech practitioner who has been involved in launching new digital banking propositions, including co-founding BankCLEARLY, a middle-eastern neo-bank, where she worked closely with regional banks to advance fintech across the banking system, from 2016 to 2018. Prior to founding BankCLEARLY, Ms. Remtulla was the Vice President of Group Strategy at Abu Dhabi Commercial Bank, where she focused on corporate and digital strategy, innovation, and customer experience from 2012 to 2016. Ms. Remtulla also held leadership roles at Deutsche Bank in the Corporate and Investment Bank from 2005 to 2010 and at Citigroup from 2003 to 2005. She began her career with McKinsey & Company in their New York office in 2001. She holds a Masters in Business Administration from Columbia Business School and a Bachelors in Engineering from McGill University.

Daniel Mudd.    Mr. Mudd serves as one of our independent directors and the chair of our audit committee Director. Since 2015, Mr. Mudd has served as senior adviser at Gore Street Capital, an alternatives asset manager in the United Kingdom. He served as Chief Executive Officer of Fortress Investment Group LLC, an alternative asset manager, from August 2009 through December 2011. Previously, Mr. Mudd served as President and Chief Executive Officer of Fannie Mae from 2005 to 2008. Mr. Mudd was also a member of the Fannie Mae Board of Directors. Prior to serving as Chief Executive Officer of Fannie Mae, Mr. Mudd served as the Vice Chairman and Chief Operating Officer of Fannie Mae from 2001 to 2005. As Chief Operating Officer, Mr. Mudd was responsible for originations, marketing, operations, systems, local outreach and administration. Prior to joining Fannie Mae in February 2000, Mr. Mudd served as a senior officer at GE Capital from 1991 to 2000. Prior to his tenure at GE Capital, Mr. Mudd held positions in management consulting and financial services with Xerox Corporation, Ayers Whitmore and Company, and the World Bank. Mr. Mudd previously served on the boards of Ryder System, Inc., Hampton University, the

University of Virginia Board of Managers, the Marine Corps University Foundation, the Local Initiatives Support Corporation, Sidwell Friends School and GEMS Asia Advisors. Mr. Mudd holds a B.A. in American History from the University of Virginia and a Masters in Public Administration from the John F. Kennedy School at Harvard University.

Thomas P.M. Barry.    Mr. Barry serves as one of our independent directors and the chair of our compensation committee. Mr. Barry is the Founder and has served as Chief Investment Officer of TBarry Capital from 2017. He has also served as chief executive officer and a director of Jones Lake Management since Mary 2024. He was an executive with Ruppert Companies where he has served as Chief Financial Officer from 2014 to 2016 and Division President from 2016 to 2024 for Ruppert Landscape, LLC, one of the US’s largest commercial landscaping businesses. From 2008 to 2014, Mr. Barry served as the Chief Investment Officer of The Carr Companies (including The Oliver Carr Company, Carr Hospitality and Carr City Centers), where he oversaw acquisitions, dispositions, financing, partnership structuring and a range of contract negotiations within the commercial real estate sector. Mr. Barry served as a Senior Associate at FBR Capital Markets in the Real Estate Equity Research Group from 2005 to 2008. Mr. Barry earned his Master of Business Administration from the Wharton School at the University of Pennsylvania and his Bachelor’s of Science degree in Business Administration from American University. He is also currently a member of Harvard Business School’s OPM 61 class.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the Nasdaq. The term of office of the first class of directors, consisting of Mr. Bransfield and Mr. Mudd, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Ms. Remtulla and Mr. Alonso, will expire at our second annual general meeting. The term of office of the third class of directors, consisting of Mr. Braatz and Mr. Barry, will expire at our third annual general meeting.

Only holders of SPAC Class B ordinary shares have the right to appoint directors in any general meeting held prior to or in connection with the completion of our initial business combination. Holders of our public shares are not entitled to vote on the appointment of directors during such time. These provisions of our Existing Governing Documents relating to the rights of holders of SPAC Class B ordinary shares to appoint directors may be amended by a special resolution passed by at least 90% of our ordinary shares voting in a general meeting. Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our Existing Governing Documents.

Executive Compensation

None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities are first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we were required to pay Sponsor or an affiliate thereof up to $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team and other expenses and obligations of Sponsor. In connection with the Sponsor Alliance, this agreement has been terminated.

In addition, our Sponsors, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsors, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the Company to the Sponsors, officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

Director Independence

Nasdaq listing standards require that a majority of our Board of Directors be independent within one year of our initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder, shareholder or officer of an organization that has a relationship with the company). Our board of directors has determined that Alfredo Alonso, Fara Remtulla, Daniel Mudd and Thomas P.M. Barry are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Both our audit committee and our compensation committee will be composed solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the Nasdaq require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors.

Audit Committee

Fara Remtulla, Daniel Mudd and Thomas P.M. Barry serve as members of our audit committee. Our board of directors has determined that each of Fara Remtulla, Daniel Mudd and Thomas P.M. Barry are independent under the Nasdaq listing standards and applicable SEC rules. Daniel Mudd serves as the Chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Each member of the audit committee is financially literate and our board of directors has determined that Daniel Mudd qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•        assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the registered public accounting firm has with us in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “APx’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Fara Remtulla, Daniel Mudd and Thomas P.M. Barry. Fara Remtulla serves as chair of the nominating and corporate governance committee. Under the Nasdaq listing standards, we are required to have a nominating and corporate governance committee composed entirely of independent directors. Our board of directors has determined that each of Fara Remtulla, Daniel Mudd and Thomas P.M. Barry are independent.

The nominating and corporate governance committee is responsible for:

•        identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for appointment at the annual general meeting or to fill vacancies on the board of directors;

•        developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Compensation Committee

The members of our compensation committee are Fara Remtulla, Daniel Mudd and Thomas P.M. Barry. Thomas P.M. Barry serves as chairman of the compensation committee.

Under the Nasdaq listing standards, we are required to have a compensation committee composed entirely of independent directors. Our board of directors has determined that each of Fara Remtulla, Daniel Mudd and Thomas P.M. Barry are independent.

The compensation committee is responsible for:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

•        reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of our sponsor of up to $10,000 per month, for up to 24 months, for office space, utilities, secretarial and administrative support, other expenses and obligations of our sponsor and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Business Conduct and Ethics and Committee Charters

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Business Conduct and Ethics as an exhibit to the registration statement related to our IPO. You will be able to review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees of our board of directors will be provided without charge upon request from us. If we make any amendments to our Code of Business Conduct and Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website is not incorporated by reference into this Form F-4 or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

Facilities

APx currently utilizes office space at 714 Westview Avenue, Nashville, TN 37205 from the Sponsor and the members of its management team. APx considers its current office space adequate for its current operations.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against APx or any members of its management team in their capacity as such, and APx and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

APx Management’s Discussion and Analysis of Financial Condition and Results of Operations

References in this section to “we”, “our”, “us”, the “Company” or “APx” generally refer to APx Acquisition Corp. I. References to our “management” or our “management team” refer to our officers and directors, and references to the “Initial Sponsor” refer to APx Cap Sponsor Group I, LLC, a Cayman Islands limited liability company and “Sponsor” refer to Templar LLC, a Tennessee limited liability company.

Overview

We are a blank check company incorporated on May 13, 2021 as a Cayman Islands exempted company formed for the purpose of effecting an initial business combination. We intend to effectuate our initial business combination using remaining cash in the Trust Account from the proceeds of the offering and the private placement of the private placement warrants, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements we may enter into following the consummation of the offering or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.

The Company’s initial sponsor was APx Cap Sponsor Group I, LLC (the “Initial Sponsor”). The registration statement for the IPO was declared effective on December 9, 2021. On December 9, 2021, the Company consummated the IPO of 17,250,000 units (the “Units” and, with respect to the shares of SPAC Class A Ordinary Shares included in the Units sold, the “Public Shares”), at a price of $10.00 per Unit, generating gross proceeds of $172,500,000, including 2,250,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option. Each Unit consists of one SPAC Class A Ordinary Share, par value $0.0001 per share and one-half of one redeemable warrant. Each whole public warrant entitles the holder to purchase one SPAC Class A Ordinary Share at a price of $11.50 per share, subject to adjustment.

Following the closing of the IPO, an amount of $175,950,000 from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account located in the United States at Bank of America, N.A., and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company.

Concurrently with the closing of the IPO, our Initial Sponsor purchased an aggregate of 8,950,000 Private Placement Warrants at a price of $1.00 per private placement warrants. Each warrant is exercisable to purchase one SPAC Class A Ordinary Share at $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account (as defined below).

We paid an underwriting discount at the closing of the IPO of $3.45 million. An additional fee of $6.04 million was deferred and would become payable upon our completion of an initial business combination. The deferred portion of the discount would become payable to the underwriters from the amounts held in the Trust Account solely in the event we complete our initial business combination subject to the terms of the underwriting agreement. However, on September 28, 2022, the underwriters waived their right to receive the deferred fee, resulting in a gain from settlement of deferred underwriting commissions of approximately $6.04 million.

The Proposed Business Combination

On March 25, 2024, the Company, OmnigenicsAI, Heritas Merger Sub and MultiplAI, entered into a Business Combination Agreement. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Proposed Business Combination.”

On August 27, 2024, Parent, MultiplAI and the MultiplAI Shareholders (with the consent of the Company) terminated the MultiplAI Share Purchase Agreement. As a result of such termination, MultiplAI will not be acquired by OmnigenicsAI, its business will not be combined pursuant to the Business Combination Agreement, and all rights and obligations of MultiplAI under the Business Combination Agreement shall cease and terminate, subject to certain exceptions. Except as set forth above, no other terms of the Business Combination have been modified, and the Company and OmnigenicsAI intend to complete the combination of their businesses (without the acquisition of MultiplAI) as set forth in the Business Combination Agreement.

For more information on the Business Combination, the Business Combination Agreement and related agreements, see “The Business Combination,” “The Business Combination Agreement” and “Certain Agreements Related to the Business Combination.”

Results of Operations

Our entire activity from inception up to March 31, 2025 was related to our formation and the IPO. Since the IPO, our activity has been limited to the evaluation of business combination candidates, and we will not be generating any operating revenues until the closing and completion of our initial business combination. We expect to generate small amounts of non-operating income in the form of interest income on cash and investments. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. We expect our expenses to increase substantially after this period.

For the three months ended March 31, 2025, we had a net loss of $3,676,898 which was comprised of operating costs of $351,503. In this period, we incurred unrealized loss of $3,339,250 related to the change in fair value of warrants, interest income of $65,522 from investments in our Trust Account and interest expense of $51,667.

For the three months ended March 31, 2024, we had a net loss of $2,249,261, which was comprised of operating costs of $1,305,094. In this period, we incurred unrealized loss of $1,757,500 related to the change in fair value of warrants and interest income of $813,333 from investments in our Trust Account. The operating expenses were primarily due to fees to professionals such as the auditors, legal counsel and consultants, and insurance expenses.

For the year ended December 31, 2024, we reported a net loss of $119,057. This amount included operating costs of $2,612,483 and was offset by interest income of $3,056,533 from investments in our Trust Account. Additionally, it comprised an unrealized loss on fair value changes of warrants totaling $527,250 and interest expense amounting to $35,857. Our operating expenses were primarily attributed to consultancy and audit fees paid to professionals such as auditors and legal counsel as well as consultants and insurance expenses.

For the year ended December 31, 2023, we reported a net income of $4,256,395. This amount included operating costs of $1,744,855 and was offset by interest income of $4,024,613 from investments in our Trust Account. Additionally, it comprised one-time advisory fee income of $1,625,000; a gain on settlement of trade payables totaling $878,886; a gain on settlement of debt amounting to $117,373; an unrealized loss on fair value changes of warrants totaling $562,277; and interest expense amounting to $82,345. Our operating expenses were primarily attributed to consultancy and audit fees paid to professionals such as auditors and legal counsel as well as consultants and insurance expenses.

Factors That May Adversely Affect our Results of Operations

Our results of operations and our ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, public health considerations and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. We cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Liquidity and Capital Resources

As of March 31, 2025 the Company had $72 in its operating bank account, and a working capital deficit of $5,168,585, excluding accrued interest receivable as it is not available for working capital purposes.

The Company’s liquidity needs up to March 31, 2025 had been satisfied through a payment from APx Sponsor of $25,000 for the founder shares to cover certain offering expenses. In addition, in order to finance transaction costs in connection with an initial business combination, the Company issued the Amended and Restated Note to Templar Sponsor in February 2024 i.e. an unsecured promissory note (the “Working Capital Promissory Note”) in the amount of up to $2,000,000. As of March 31, 2025, there was $1,743,499 outstanding under the Amended and Restated Note. Due to the conversion feature of the note capped at $1,500,000, the principal balance of $1,500,000 is presented as Convertible note payable, with the remaining non-convertible portion of the note balance shown under Notes Payable.

Based on the foregoing, management believes that the Company will not have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. As such, the Company may need to obtain alternative liquidity and capital resources to meet its needs, which may not be available to the Company. Over this time period, the Company will be using any available funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Account Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The Company has until December 9, 2025 (48 months from the closing of the IPO) if we further extend the period by up to twelve additional one-month periods, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, as well as insufficient cash flows, raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

On August 26, 2024, the Company issued a the unsecured Bioceres Note in the principal amount of $446,000 to Bioceres, an indirect shareholder of OmnigenicsAI Corp, the counterparty to the Company’s previously announced business combination. The First Bioceres Note bears interest at 20% per annum. The Company shall repay all interested accrued and the principal balance on the date on which the Company consummates its initial business combination. The First Bioceres Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Note as well as all accrued interest and all other sums payable with regard to the Note becoming immediately due and payable.

On November 7, 2024, the Company issued the unsecured Second Bioceres Note in the principal amount of $700,000 to Bioceres. The Second Bioceres Note bears interest at 20% per annum. The Company shall repay all interested accrued and the principal balance on the date on which the Company consummates its initial business combination. The note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the note as well as all accrued interest and all other sums payable with regard to the note becoming immediately due and payable. The Second Bioceres Note was amended and restated as of March 21, 2025, to include a principal amount of up to $712,038.

As of March 31, 2025, $1,158,037 has been drawn under the Bioceres Notes.

Based on the availability under the Amended and Restated Note and the Bioceres Notes, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a business combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable and structuring, negotiating and consummating the Proposed Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Account Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The Company has until December 9, 2025 (48 months from the closing of the IPO) if we further extend the period by up to twelve additional one-month periods, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, as well as insufficient cash flows, raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Other Contractual Obligations

Administrative Services Agreement

Commencing on the date of the prospectus and until completion of the Company’s initial business combination or liquidation, the Company may reimburse an affiliate of the Initial Sponsor up to an amount of $10,000 per month for office space and secretarial and administrative support provided to members of the Company’s management team. In connection with the Sponsor Alliance Transaction, the Company and the Initial Sponsor terminated the administrative services agreement as of August 30, 2023, and no fees remain outstanding thereunder.

Registration Rights

The holders of Founder Shares, Private Placement Warrants, and securities that may be issued upon conversion of working capital loans, if any, (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement dated as of December 6, 2021, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our SPAC Class A Ordinary Shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, these holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $3,450,000, or $0.20 per unit of the gross proceeds of the initial 17,250,000 Units (inclusive of 2,250,000 Unit over-allotment option) sold in the IPO, in the aggregate. In addition, the underwriters are entitled to a deferred fee of (i) $0.35 per unit of the gross proceeds of the initial 15,000,000 Units sold in the IPO, or $5,250,000, and (ii) $0.35 per unit of the gross proceeds from the 2,250,000 Units sold pursuant to the over-allotment option, or $787,500, aggregating to a deferred fee of $6,037,500. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement.

Effective as of September 28, 2022, the underwriters from the Initial Public Offering resigned and withdrew from their role in the Business Combination and thereby waived their right to the deferred underwriting commissions in the amount of $6,037,500, which the Company has recorded as a gain on settlement of underwriter fees on the statement of shareholders’ equity for the year ended December 31, 2022 for $5,788,453, which represents the original amount recorded to accumulated deficit, and the remaining balance representing the original amount recorded to the statement of operations of $249,047 was recorded for the year ended December 31, 2022. No deferred underwriting commissions remain outstanding as of March 31, 2025.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company has identified the following as its critical accounting policies:

Warrant Liabilities

The Company accounts for warrants based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Binomial Lattice simulation model-based approach.

SPAC Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Net Income Per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares. Income and losses are shared pro rata between the two classes of shares. Net income per ordinary share is calculated by dividing the net income by the weighted average shares of ordinary shares outstanding for the respective period.

The calculation of diluted net income does not consider the effect of the warrants underlying the Units sold in the IPO (including the consummation of the Over-allotment) and the Private Placement Warrants to purchase an aggregate of 17,575,000 SPAC Class A Ordinary Shares in the calculation of diluted income per share, because their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income per share is the same as basic net income per share for the year ended March 31, 2025. Accretion associated with the redeemable SPAC Class A Ordinary Shares is excluded from earnings per share as the redemption value approximates fair value.

Off-Balance Sheet Arrangements

As of March 31, 2025, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASU 2023-07, which is applicable to entities with a single reportable segment, will primarily require enhanced disclosures about significant segment expenses and enhanced disclosures in interim periods. The guidance in ASU 2023-07 will be applied retrospectively and is effective for annual reporting periods in fiscal years beginning after December 15, 2023 and interim reporting periods in fiscal years beginning after December 31, 2024, with early adoption permitted. The Company adopted this guidance as of January 1, 2024. The adoption resulted in disclosure changes only.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). ASU 2023-09 is intended to enhance the decision usefulness of income tax disclosures and requires the disclosure of various disaggregated information, including an entity’s effective tax rate reconciliation as well as additional information on taxes paid. This ASU is effective on a prospective basis for annual periods beginning after December 15, 2024, with early adoption allowed. The Company is currently assessing the impact, if any, ASU 2023-09 would have on its disclosures.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

Material Weaknesses in our Internal Control

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2025. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective, as of March 31, 2025, because of material weaknesses in our internal control over financial reporting related to errors in warrant liabilities, errors in proper accounting of related party gains, classification of temporary and permanent equity, classification error in statement of cash flows, and accuracy and completeness of accrued expenses and accounts payable, accrued interest receivable and redemption value of ordinary shares subject to redemption. The detection of errors did not trigger a financial restatement and had no impact on previously issued financial statements.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

The Chief Executive Officer and Chief Financial Officer performed additional post-closing review procedures including reviewing historical filings and consulting with subject matter experts related to the accounting for warrant liabilities. The Company’s management has expended, and will continue to expend, a substantial amount of effort and resources for the remediation and improvement of our internal control over financial reporting.

While we have processes to properly identify and evaluate the appropriate accounting technical pronouncements and other literature for all significant or unusual transactions, we have improved, and will continue to improve, these processes to ensure that the nuances of such transactions are effectively evaluated in the context of the increasingly complex accounting standards. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

Certain APx Relationships and Related Person Transactions

References in this section to “we”, “our”, “us”, the “Company” or “APx” generally refer to APx Acquisition Corp. I.

Founder Shares

On May 21, 2021, the Company issued an aggregate of 4,312,500 Founder Shares to the Initial Sponsor for an aggregate purchase price of $25,000. The Founder Shares include an aggregate of up to 562,500 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the IPO. As of the date hereof, all of the over-allotment units had been settled simultaneously with the close of the Initial Public Offering. No SPAC Class B ordinary shares were forfeited or subject to forfeiture.

On September 8, 2023, as part of the Purchase Agreement between the Initial Sponsor and the Sponsor, the Initial Sponsor transferred to the Sponsor 3,342,188 Founders Shares purchased at the time of the IPO. The Sponsor retained 970,312 Founder Shares.

On October 2, 2023, the Company entered into a Share Exchange Agreement with the Initial Sponsor and the Sponsor (the “Share Exchange Agreement”), pursuant to which each of the Initial Sponsor and the Sponsor exchanged (the “Share Exchange”) all Class B ordinary shares then held (totaling an aggregate of 4,312,500 shares) into Class A ordinary shares. The Company issued 4,312,500 SPAC Class A Ordinary Shares (the “Exchange Shares”) in connection with the Share Exchange.

Other than as described above, the Sponsor has agreed not to transfer, assign or sell any of its Founder Shares (including the Exchange Shares) until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s SPAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the Business Combination, the Founder Shares (including the Exchange Shares) will be released from the lock-up.

Private Placement Warrants

Simultaneously with the closing of the IPO, the Company consummated the private placement of 8,950,000 Private Placement Warrants to the Initial Sponsor, each exercisable to purchase one SPAC Class A Ordinary Share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $8,950,000.

On September 8, 2023, pursuant to the Sponsor Alliance Transaction, the Initial Sponsor transferred to the Sponsor, 6,936,250 Private Placement Warrants. The Initial Sponsor retained 2,013,750 Private Placement Warrants.

Initial Note — Related Party

On May 21, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Initial Note”). The Initial Note is non-interest bearing and is payable on the earlier of (i) May 1, 2022 or (ii) the consummation of the Initial Public Offering. The Company has not drawn on the Initial Note and no longer has access to draw funds.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

On February 28, 2023, the Company issued an unsecured promissory note to the Initial Sponsor in an amount of $875,000 in order to economically facilitate their ability to effect the extension of the termination date. An amount of $125,000 was used in order to economically facilitate the extension payment to extend the period from September 9, 2023 to October 9, 2023. The First Promissory Note is payable in full on the earlier of (a) consummation of an initial business combination or (b) December 31, 2023 (the “First Due Date”). On the First Due Date, the Company shall pay to the payee under the First Promissory Note (the “Payee”) the outstanding principal amount of the First Promissory Note in immediately available funds and deliver to the Payee, as interest-in-kind, 875,000 of newly issued warrants. The terms of the warrants are identical to the Private Placement Warrants the Company issued in connection with the Initial Public Offering. The Payee shall be entitled to certain registration rights with respect to the warrants and the shares issuable upon exercise of the warrants.

On May 26, 2023, the Company issued a second unsecured promissory note to the Initial Sponsor (the “Second Promissory Note” and, together with the First Promissory Note, the “Promissory Notes”) in an amount of $750,000 in order to economically facilitate the ability to effect the extension of the termination date, from June 9, 2023 to September 9, 2023 (the “Second Extension”). The Second Promissory Note is payable in full on the earlier of (a) consummation of an initial business combination or (b) December 31, 2023 (the “Second Due Date”). On the Second Due Date, the Company shall pay to the Payee under the Second Promissory Note the outstanding principal amount of the Second Promissory Note in immediately available funds and deliver to the Payee, as interest-in-kind, 750,000 of newly issued warrants. The terms of the warrants are identical to the Private Placement Warrants the Company issued in connection with the Initial Public Offering. The Payee shall be entitled to certain registration rights with respect to the warrants and the shares issuable upon exercise of the warrants.

On August 18, 2023, the Company paid in full the outstanding balance of $1,625,000 drawn on the First Promissory and Second Promissory Notes, in connection the Company incurred a gain on settlement of debt of $117,373. The Promissory Note payable is considered paid in full, and the Company no longer has access to draw funds. The Payee forfeited all newly issued private placement warrants, and the ending debt discount as of March 31, 2025 was $0.

On September 8, 2023, in connection with the Sponsor Alliance Transaction, the Company issued an unsecured promissory note to the Sponsor in the amount of up to $500,000. The note is non-interest bearing and is convertible at the option of the holder into one or more private placement warrants. The proceeds of the Working Capital Promissory Note are to be used to finance operating costs in connection with a business combination. The Working Capital Promissory Note is payable in full upon the Company’s consummation of a business combination.

On February 9, 2024, APx issued the Amended and Restated Note, amending and restating the Working Capital Promissory Note to increase the maximum principal amount from $500,000 to $2,000,000 and to provide that, in addition to funding working capital needs, amounts under the Amended and Restated Note may be used for the purposes of making one or more payments to Continental Stock Transfer & Trust Company, a New York limited liability trust company, as Extension Payments (as defined in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 29, 2023, as amended). As of March 31, 2025, $1,743,499 has been drawn under the Amended and Restated Promissory Note.

Sponsor Loan Agreement

On August 17, 2023, Mr. Bransfield, as borrower, entered into the Sponsor Loan Agreement with Bioceres Group PLC, an indirect shareholder of Parent, as the lender, and UG Holdings LLC, an affiliate of Mr. Bransfield, as the pledgor. Mr. Bransfield, as borrower, also entered into a pledge and security agreement, with Bioceres Group PLC, as the lender, and UG Holdings LLC, as the pledgor, pursuant to which, in order to secure his obligations under the Sponsor Loan Agreement, he pledged 100,000 ordinary shares of Moolec Science SA as security. The Sponsor Loan Agreement was amended on September 6, 2023 to increase the credit line from $250,000 to $275,000; on October 12, 2023 to increase the credit line to $400,000; on November 9, 2023 to increase the credit line to $1,000,000, and on March 25, 2024 to increase the credit line to $2,000,000. On November 9, 2023, the rights and obligations of Mr. Bransfield under the Sponsor Loan Agreement were transferred to the Sponsor and the Sponsor assumed such rights and obligations. On March 25, 2024, the parties entered into a fourth amendment to the Sponsor Loan Agreement, pursuant to which certain commercial conditions were amended, including the placement of a legend on 700,000 SPAC Ordinary Shares owned by the Sponsor. The Sponsor Loan accrues interest at 11% per annum and matures either on the first, second or third anniversary of the closing of the Business Combination, according to certain thresholds related to the volume weighted average price of Company Shares on such dates. As of March 31, 2025, $2,000,000 has been drawn under the Sponsor Loan Agreement, which amounts have been lent onward from the Sponsor to APx under the Amended and Restated Note.

Bioceres Promissory Note

On August 26, 2024, the Company issued an unsecured promissory note (the “First Bioceres Note”) in the principal amount of $446,000 to Bioceres LLC (“Bioceres”), an indirect shareholder of OmnigenicsAI. The Note bears interest at 20% per annum. The Company shall repay all interested accrued and the principal balance on the date on which the Company consummates its initial business combination. The First Bioceres Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the First Bioceres Note as well as all accrued interest and all other sums payable with regard to the First Bioceres Note becoming immediately due and payable.

On November 7, 2024, the Company issued an unsecured promissory note in the principal amount of $700,000 to Bioceres (the “Second Bioceres Note” and, together with the First Bioceres Note, the “Bioceres Notes”). The Company shall repay all interested accrued and the principal balance on the date on which the Company consummates its initial business combination. The Second Bioceres Note was amended and restated as of March 21, 2025, to include a principal amount of up to $712,038. As of March 31, 2025, $1,158,038 has been drawn under the Bioceres Notes.

Administrative Support Agreement

Commencing on the date of the prospectus and until completion of the Company’s initial business combination or liquidation, the Company may reimburse an affiliate of the Sponsor up to an amount of $10,000 per month for office space and secretarial and administrative support provided to members of the Company’s management team. The Company considered this agreement under the guidance of ASC 842, Leases, and determined that this agreement did not meet the definition of a lease. In connection with the Sponsor Alliance Transaction, the Company and the Initial Sponsor terminated the administrative services agreement as of the end of the September 2023, and the Company ceased paying these monthly fees.

Amended and Restated Limited Liability Company Agreement

On March 25, 2024, the Sponsor and Theo entered into an amended and restated limited liability company agreement (the “Amended and Restated LLC Agreement”) of Templar Subco, which supersedes the initial agreement dated March 15, 2024. In addition to the provisions relating to the operational framework of Templar Subco, the Amended and Restated LLC Agreement provides for capital contributions made by the Sponsor and Theo, the latter in exchange for services under the Backstop Agreement relating to the Business Combination. Further, pursuant to the Amended and Restated LLC Agreement, Templar Subco will distribute funds to its members following certain liquidity events, including the transfer or sale of Company Shares. In respect of the distributions under the Amended and Restated LLC Agreement, all distributions shall be directed at the Sponsor until the contribution made by the Sponsor to Templar Subco is fully returned. Upon the closing of transactions under the Business Combination, distributions are made to Theo in the amount of up to $2,100,000 or relating to the sale of up to 210,000 Company Shares. The Amended and Restated LLC Agreement also provides for distributions to Theo of up to 50% of the Backstop Amount, capped at $5,000,000, in the event that Theo funds its Backstop Commitment. Any remaining funds are then distributed to the Sponsor. As of the date of the Amended and Restated LLC Agreement, the Sponsor and Theo are the sole members of Templar Subco.

Management of the Company After the Business Combination

References in this section to “we”, “our”, “us” and the “Company” generally refer to OmnigenicsAI and its combined subsidiaries, after giving effect to the Business Combination.

Management and Board of Directors

The following table sets forth the persons SPAC and the Company anticipate will become the executive officers and directors of the Company.

For biographical information concerning the directors, see below.

Name	Age	Title
Executive Officers:(1)
Marius Calmet(2)	40	Chief Executive Officer
Kyle Bransfield(3)	41	Chief Financial Officer
Martin Vazquez(4)	58	Chief Science Officer
Director Nominees:(5)
Fabian Fay(6)(7)	59	Director Nominee
Kyle Bransfield(3)(11)	41	Director Nominee
Natalia Zang(7)(8)	48	Director Nominee
Federico Trucco(7)(9)	47	Director
Sandra Sánchez-Oldenhage(10)(11)	55	Director Nominee

____________

Notes:-

(1)      Pursuant to the Business Combination Agreement, the Company will appoint the Chief Financial Officer prior to Closing.

(2)      The business address of Mr. Calmet is Zeballos 249, S2000 Rosario, Santa Fe, Argentina.

(3)      The business address of Mr. Bransfield is 714 Westview Ave Nashville, TN 37205, United States.

(4)      The business address of Mr. Vazquez is Zeballos 249, S2000 Rosario, Santa Fe, Argentina.

(5)      Pursuant to the Business Combination Agreement, the Sponsor will appoint an additional independent director

(6)      The business address of Mr. Fay is Presidente Roca 746, Rosario, Santa Fe, Argentina.

(7)      Parent designee. Pursuant to the Business Combination Agreement, the Company will appoint an additional director nominee prior to Closing.

(8)      The business address of Ms. Zang is Paseo de los Parques 6. Portal 4. 1d 28109 Alcobendas, Madrid, Spain.

(9)      The business address of Mr. Trucco is Ocampo 210 bis. Predio CCT, Rosario, Santa Fe, Argentina.

(10)    The business address of Ms. Oldenhage is Calle Eucalipto 22, Torre CD 2004, Huixquilucan, Mexico.

(11)    Sponsor designee.

Marius Calmet.    Upon the closing of the Business Combination, Mr. Calmet will serve as Chief Executive Officer of the Company. Mr. Calmet brings over 15 years of experience in business development, entrepreneurship, corporate strategy, and strategic innovation across Latin America. Since 2022, Mr. Calmet has served as CEO of Heritas Argentina, where he significantly transformed the company into a leader in precision medicine. He co-developed Rewell, a health prevention service, and successfully restructured the business to support growth and lay a robust foundation for OmnigenicsAI. Before his tenure at Heritas Argentina, Mr. Calmet spearheaded business development and product strategy efforts to scale a fintech SaaS product in Latin America. Additionally, he played a critical role in driving innovation and managing organizational change at an innovation hub within a South American conglomerate, valued at US$12.7 billion. Mr. Calmet’s early career included strategic roles in a search fund, acquiring and developing a US$25 million project in Chile, and developing and launching financial products within a financial institution. Mr. Calmet received a Master of Business Administration from the Kellogg School of Management and a Bachelor’s of Science in Industrial Management from Purdue University.

Kyle Bransfield.    Upon the closing of the Business Combination, Mr. Bransfield will assume the role of Chief Financial Officer and director of the Company. Please see “Business of APx and Certain Information about APx — Directors and Executive Officers.”

Martin Vazquez.    Upon the Closing of the Business Combination, Mr. Vazquez will assume the role of Chief Science Officer of the Company. Mr. Vazquez co-founded Heritas Argentina in 2015 and has been serving as its Chief Science Officer since then, bringing a wealth of experience in biotechnology and leadership to the company. Prior to this, he held the same position at Bioceres from 2011 to 2015. Mr. Vazquez earned his Ph.D. in Molecular Biology and

Genomics from the University of Buenos Aires in 1996, and since then has deepened his expertise in next-generation sequencing, bioinformatics, and biotechnology. His career highlights include directing significant research and development projects within the biotech sector, particularly with Conicet since 1999, where he led high-impact consortia in Argentina and played a pivotal role in fostering innovation as an industry advisor. With certifications in strategic management and entrepreneurship obtained in 2020, Vazquez combines his scientific expertise with business acumen. His academic contributions are substantial, including supervising over ten Ph.D. students and teaching at the University of Buenos Aires, where he shared his knowledge on molecular biology, biotechnology, and genetic engineering for more than 15 years. Mr. Vazquez published more than 80 scientific papers in relevant journals.

Fabian Fay.    Upon the Closing of the Business Combination, Mr. Fay is expected to serve as director of the Company. Mr. Fay currently serves as the Chief Executive Officer of Parent since its inception in 2021. He has held positions such as director of Grupo Oroño, an Argentinean Health Group, since 2022, member of the Endeavor Argentina Regional Board of Directors from 2015 to 2022, president of the Latin American Association of Private Clinical Laboratories since 2010 and director of Medicina Esencial, a regional health management organization since 2003. He also served as the director of ACLIRES LAB from 2007 to 2011 where he was dedicated to phase 1 clinical trials, director of Sanatorio Parque and the Sanatorio de Niños Lab from 1992 until 2004, director of the Center of Molecular Diagnostics in BioSidus from 1995 to 2001 and director and President of CIBIC Laboratories since 1990. Mr. Fay has actively overseen laboratory operations for local, regional and central laboratories for over 20 clinical trials between 1994 and 2015. Mr. Fay also has extensive experience in the introduction of diagnostic technology in Argentina and Latin America. In addition, he was an ad-honorem consultant for a COVID program with the state of Santa Fe from 2020 until 2023 and has been an ad-honorem consultant for HIV and Hepatitis National Health Programs with the Argentinean Health Ministry since 2005. Mr. Fay was also an Invited Professor for several post-graduate courses since 2005 and a member of the Expert Committee on Viral Hepatitis for the Argentinean Association of Liver Diseases. Mr. Fay is a biochemist with a degree from the National University of Rosario, with a post-graduate degree in clinical pharmacology from the National University of Buenos Aires from 2002.

Natalia Zang.    Upon the Closing of the Business Combination, Ms. Zang is expected to serve as non-executive director of the Company. Ms. Zang is a business leader with more than 28 years of experience in private equity, venture capital and corporate finance in Latin America, Europe and Australia. Ms. Zang has served as a Bioceres Crop Solutions Corp. non-executive director since March 2019. She also serves as a non-executive director of Moolec Science SA, chair of the audit and compensation committee. She currently advises Gameto, a women-led biotech company developing treatment solutions to improve women’s reproductive health. She served as the COO of Jazzya Investments, member of the investment committee of MBV Fund and CFO of Overture Life a biotech company focused on automating procedures for embryology. Previously, Ms. Zang held C-level positions in several industries, including mining, retail and real estate. In late 2015, Ms. Zang joined President Macri’s administration in Argentina, initially as Undersecretary for the Chief of Staff and then as Secretary (General Coordinator of the G20). Ms. Zang is a sought-after lecturer on business and women’s leadership issues, and she is active in mentoring programs for students and women entrepreneurs Ms. Zang received a master’s degree in finance from the Universidad del CEMA and a bachelor’s degree in Business Administration from the Universidad Torcuato Di Tella.

Federico Trucco.    Please see “Management of the Company Prior to the Business Combination — Executive Officers.”

Sandra Sánchez-Oldenhage.    Upon the Closing of the Business Combination, Ms. Oldenhage is expected to serve as non-executive director of the Company. Sandra Sánchez-Oldenhage is a seasoned executive with 37 years of leadership in the life sciences sector, specializing in strategic growth and transformation across Latin America. She has held senior roles at global pharmaceutical leaders including Pfizer, Merck, and Novartis, and led the successful market entry and expansion of Amgen and Biogen in Mexico. As founder and CEO of PharmAdvice, she advises companies on commercial strategy, regulatory affairs, and market access. Recognized among Mexico’s top businesswomen by CNN Expansión and Forbes, Sandra has served on numerous boards including PROCAPS Group (NASDAQ: PROC), Centro Médico ABC, and CANIFARMA. She holds an MBA from ITESM, and executive education credentials from Harvard, Cambridge, and Washington University in St. Louis.

Directors and Senior Management Compensation

Following the Closing of the Business Combination, we expect our executive compensation program to reflect our compensation policies and philosophies, as they may be modified and updated from time to time. We expect that decisions with respect to the compensation of our executive officers and senior management team, including our named executive officers, will be made prior to or following the Closing of the Business Combination by the Compensation Committee of our Board and, to the extent necessary, ratified by our board of directors and subject to shareholders’ approval. Our executive compensation programs for 2023 are further described above under “Management of the Company — Company’s Executive Compensation” and “Management of the Company — Director Compensation.”

Foreign Private Issuer Exemption

As a “foreign private issuer,” as defined by the SEC, we are permitted to follow, and expect to follow, home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers other than with respect to certain voting and committee requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. As an exempted company incorporated in the Cayman Islands and expected to be listed on the Nasdaq, we intend to follow our home country practice with respect to the composition of our board of directors and nominations committee and executive sessions. Unlike the requirements of the Nasdaq, the corporate governance practice and requirements in the Cayman Islands do not require us to have a majority of our board of directors to be independent; do not require us to establish a nominations committee; and do not require us to hold regular executive sessions in which only independent directors shall be present. Such Cayman Islands home country practices may afford less protection to holders of our ordinary shares.

We are considered a “foreign private issuer” under the Exchange Act and we are therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. We will not be required to file financial statements prepared in accordance with or reconciled to the accounting principles generally accepted in the United States of America (“U.S. GAAP”) so long as our financial statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.

Because we are a foreign private issuer, our directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Corporate Governance

We will structure our corporate governance in a manner APx and the Company believe will closely align our interests with those of our shareholders following the Business Combination. Notable features of this corporate governance include:

•        we will have a majority of independent directors and independent director representation on our audit, compensation and nominating committees immediately following the consummation of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•        at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•        we will implement a range of other corporate governance practices, including implementing a robust director education program.

Independence of our Board of Directors

We currently expect that upon consummation of the Business Combination, three of our five directors will be independent directors and Company’s Board will have an independent audit committee, nominating committee and compensation committee. We anticipate that Kyle Bransfield and each of the Parent and the Sponsor director nominees to be appointed prior to the Closing Date will be “independent directors,” as defined in Nasdaq listing standards and applicable SEC rules.

Board Committees

Audit Committee

Our audit committee will be responsible for, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•        discussing with our independent registered public accounting firm their independence from management;

•        reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the SEC;

•        overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing our policies on risk assessment and risk management;

•        reviewing related party transactions; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The members of our audit committee will be designated by our Board at the closing of the Business Combination, and each will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. In addition, all of the audit committee members will meet the requirements for financial literacy under applicable SEC and Nasdaq rules and at least one of the members will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. Our Board will adopt a new written charter for the audit committee, which will be available on our website after adoption. The reference to our websites in this proxy statement/prospectus does not include or incorporate by reference the information on our website into this proxy statement/prospectus.

Compensation Committee

Our compensation committee will be responsible for, among other things:

•        reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•        overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•        reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•        reviewing and approving all employment agreement and severance arrangements for our executive officers;

•        making recommendations to our board of directors regarding the compensation of our directors; and

•        retaining and overseeing any compensation consultants.

The members of our compensation committee will be designated by our Board at the closing of the Business Combination, and each will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership, including the heightened independence standards for members of a compensation committee. Our Board will adopt a new written charter for the compensation committee, which will be available on our website after adoption. The reference to our website address in this proxy statement/prospectus does not include or incorporate by reference the information on our website into this proxy statement/prospectus.

Nominating Committee

Our nominating committee will be responsible for, among other things:

•        identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•        overseeing succession planning for our Chief Executive Officer and other executive officers;

•        periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•        reviews developments in corporate governance practices;

•        overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•        developing and recommending to our board of directors a set of corporate governance guidelines.

The members of our nominating committee will be designated by our Board at the closing of the Business Combination, and each will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to nominating committee membership. Our Board will adopt a new written charter for the nominating committee, which will be available on our website after adoption. The reference to our website address in this proxy statement/prospectus does not include or incorporate by reference the information on our website into this proxy statement/prospectus.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Code of Ethics

Our Board will adopt a Code of Ethics applicable to our directors, executive officers and team members that complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics will be available on our website. In addition, we intend to post on the Corporate Governance section of its website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to our website address in this proxy statement/prospectus does not include or incorporate by reference the information on our website into this proxy statement/prospectus.

Description of the Company’s Securities

As a result of the Business Combination, APx shareholders and the Company shareholders who receive Company Shares in the Business Combination will become the Company shareholders. Your rights as the Company shareholders will be governed by the laws of the Cayman Islands and the Company M&A. The following description of the material terms of Company’s share capital, including the Company Shares to be issued in the Business Combination, reflects the anticipated state of affairs immediately upon completion of the Business Combination. We urge you to read the applicable provisions of Cayman law and the Company M&A carefully and in their entirety because they describe your rights as a holder of Company Shares upon consummation of the Business Combination.

The following description of the material terms of the securities of the Company following the Closing includes a summary of specified provisions of the Company M&A that will be in effect upon Closing. This description is qualified by reference to the Company M&A, as will be in effect upon Closing, substantially in the form attached to this proxy statement/prospectus as Annex D and incorporated in this proxy statement/prospectus by reference.

The Company M&A are not significantly different from the requirements of the Cayman Companies Act and the conditions imposed by the Company M&A governing changes in capital are not more stringent than what is required by the Cayman Companies Act.

Company Shares

The Company is a Cayman Islands exempted company and its affairs upon Closing will be governed by the Company M&A, the Cayman Companies Act and the common law of the Cayman Islands. Under the Company M&A, the authorized share capital of the Company is $50,000 divided into 500,000,000 Company Shares of par value $0.0001 each.

There are no sinking fund provisions applicable to the Company Shares.

As of the date of this proxy statement/prospectus, there are 30,000,000 Company Shares issued and outstanding.

Options

As of the date of this proxy statement/prospectus, there are no outstanding options of the Company and it has not adopted a share option plan.

Variation of Rights of Shares

If our share capital is divided into more than one class of shares, the rights attached to any such class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not we are being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Dividends

Subject to any rights and restrictions for the time being attached to any Company Shares, or as otherwise provided for in the Cayman Companies Act and the Company M&A, the payment of cash dividends in the future, if any, will be at the discretion of the Company Board and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, the Company’s overall financial condition, available distributable reserves and any other factors deemed relevant by the Company’s board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits (including retained earnings) or share premium, provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of its business.

Even if the Company’s board of directors decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that Company Board may deem relevant. When making recommendations on the timing, amount and form of future dividends, if any, the Company Board will consider, among other things:

•        the Company’s results of operations and cash flow;

•        the Company’s expected financial performance and working capital needs;

•        the Company’s future prospects;

•        the Company’s capital expenditures and other investment and growth plans;

•        the Company’s capital expenditures and other investment and growth plans;

•        dividend yields of comparable companies globally;

•        restrictions on payment of dividend that may be imposed on us by financing arrangements;

•        statutory restrictions on the payment of dividends; and

•        general economic and business conditions.

In addition, the Company is a holding company and depends on the receipt of dividends and other distributions from its subsidiaries to pay dividends on the Company Shares. For a more detailed description on potential restrictions on its subsidiaries’ ability to pay dividends or make other distributions to the Company, see the section titled “Comparison of Shareholder Rights — Dividends” included elsewhere in this proxy statement/prospectus.

Voting rights

Each Company Share shall entitle the holder thereof to one vote on all matters subject to a poll vote at general meetings of the Company.

No shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of shares carrying the right to vote held by him have been paid. On a poll, votes may be given either personally or by proxy.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares by those shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all members entitled to vote.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of Company Shares), if the assets available for distribution amongst the Company’s shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Company’s shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. If the Company’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by the Company’s shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary shares will be the same in any liquidation event.

Transfer of Shares

Subject to the restrictions contained in the Company M&A, any Company shareholder may transfer all or any of its Company Shares by an instrument of transfer in the usual or common form or in a common form or in any other form approved by the Company Board.

Redemption, Purchase and Surrender of Shares

Subject to the provisions of the Cayman Companies Act, the Company may issue shares on terms that such shares are subject to redemption, at the Company’s option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by the Company’s Board or by a special resolution of the Company’s shareholders. The Company may also repurchase any of its shares provided that the manner and terms of such purchase have been approved by the Company Board or are otherwise authorized by the Company M&A. Under the Cayman Companies Act, the redemption or repurchase of any share may be paid out of the Company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium accounts and capital redemption reserve) if the Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, the Company may accept the surrender of any fully paid share for no consideration.

Warrants

Pursuant to the SPAC Warrant Assignment, Assumption and Amendment Agreement, SPAC will assign to the Company all of SPAC’s right, title and interest in and to the SPAC Warrant Agreement and the Company will assume, and agree to pay, perform, satisfy and discharge in full, all of SPAC’s liabilities and obligations under the SPAC Warrant Agreement arising from and after the Closing.

Each SPAC Warrant is exercisable to purchase one (1) Company Share and only whole warrants are exercisable. The exercise price of the Company Warrants is $11.50 per share, subject to adjustment as described in the SPAC Warrant Assignment, Assumption and Amendment Agreement. A Company Warrant may be exercised only during the period (i) commencing on the date of the consummation of the Business Combination Agreement, and (ii) terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company in accordance with the Company M&A, as amended from time to time, if the Company fails to complete a Business Combination, and (z) the Redemption Date (as defined in the SPAC Warrant Assignment, Assumption and Amendment Agreement) as provided in SPAC Warrant Assignment, Assumption and Amendment Agreement; provided, however, that the exercise of any Company Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in the SPAC Warrant Assignment, Assumption and Amendment Agreement, with respect to an effective registration statement or a valid exemption therefrom being available.

The private warrants will be treated identical to the public warrants.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Company M&A on the rights of non-resident or foreign shareholders to hold or exercise voting rights on the Company Shares. In addition, the Company M&A do not contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed.

Comparison of Shareholder Rights

APx	The Company
Authorized Share Capital

APx’s authorized share capital is $22,100 divided into 200,000,000 SPAC Class A Ordinary Shares of a par value of $0.0001 each, 20,000,000 SPAC Class B Ordinary Shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each.

The Company’s authorized share capital is $50,000 divided into 500,000,000 Company Shares of a nominal or par value of $0.0001 each.

Subject to applicable law, the terms of the Company’s M&A and the rules of the applicable stock exchange and/or regulatory authority, the Company Board is authorized to issue shares in one or more series without shareholder approval. The Company Board has the discretion to determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences unissued shares.

Rights of Shares

Subject to the APx’s amended and restated memorandum and articles of association and applicable rules and regulations, if at any time the share capital of the company is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the amended and restated memorandum and articles of association of APx, which as stated therein shall only require the consent in writing of the holders of a majority of the issued shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Subject to the Company’s M&A and the rules of the applicable stock exchange and/or regulatory authority, if at any time the share capital of the Company is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Number and Qualification of Directors

The APx Board must consist of not less than one person; provided that such limits in the number of directors may be increased or reduced by ordinary resolution.

Directors will not be required to hold any shares in APx unless and until such time that APx in a general meeting fixes a minimum shareholding required to be held by a director.

The minimum number of directors of the Company shall be one and the maximum number shall be five. There is no age limit for directors save that they must be aged at least 18 years.

Directors will not be required to hold any shares in the Company unless determined otherwise determined by an ordinary resolution of the Company’s shareholders.

Classified Board of Directors

The APx Board shall be divided into three classes: Class I, Class II and Class III. The APx Board shall determine the initial Directors assigned to each class. The term of office of Directors assigned to Class I shall expire at the first annual general meeting of shareholders following the effectiveness of the APx amended and restated memorandum and articles of association; the term of office of the Directors assigned to Class II shall expire at

The Company Board shall be divided into three classes: Class I, Class II and Class III. The Board shall determine the initial Directors assigned to each class. The term of office of Directors assigned to Class I shall expire at the third annual general meeting of shareholders following the effectiveness of the Company M&A; the term of office of the Directors assigned to Class II shall expire at the second annual general meeting of shareholders following the effectiveness of the Company M&A; and

APx	The Company

the second annual general meeting of shareholders following the effectiveness of the APx amended and restated memorandum and articles of association; and the term of office of the Directors assigned to Class III shall expire at the third annual general meeting of shareholders following the effectiveness of the APx amended and restated memorandum and articles of association.

the term of office of the Directors assigned to Class III shall expire at the first annual general meeting of shareholders following the effectiveness of the Company M&A.
Appointment/Removal of Directors

Prior to the closing of a business combination, APx may appoint or remove any director by an ordinary resolution of the holders of SPAC Class B Ordinary Shares.

In addition, the APx Board may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the APx amended and restated memorandum and articles of association as the maximum number of directors.

The directors shall have power to appoint any person to be a director, either as a result of a vacancy or as an additional director, subject to the maximum number of directors.

Subject to the preceding Articles regarding the classification of the directors, a director can be appointed, or removed, with or without cause, by an ordinary resolution of the Company’s shareholders.

Voting
Cumulative Voting
Holders of SPAC Shares will not have cumulative voting rights.	Holders of Company Shares will not have cumulative voting rights.
Vacancies on the Board of Directors

The office of any director shall be vacated if:

(a) such director resigns by notice in writing to APx;

(b) such director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the APx Board without special leave of absence from the directors, and the directors pass a resolution that he has by reason of such absence vacated office;

(c) such director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d) such director is found to be or becomes of unsound mind; or

(e) all of the other directors (being not less than two in number) determine that such director should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the APx amended and restated memorandum and articles of association or by a resolution in writing signed by all of the other directors.

The office of any the Company director shall be vacated if:

(a) such director gives notice in writing to the Company that he resigns the office of director;

(b) the director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that he has by reason of such absence vacated office; or

(c) such director dies, becomes bankrupt or makes any arrangement or composition with his creditors;

(d) the Director is found to be or becomes of unsound mind.

APx	The Company
Amendment to Articles of Association

Pursuant to the Cayman Companies Act and the APx amended and restated memorandum and articles of association, the APx amended and restated memorandum and articles of association may only be amended by a special resolution of the shareholders of SPAC; provided that, prior to the closing of a business combination, article 29.1 (regarding the appointment and removal of directors prior to a business combination) may only be amended by a special resolution of the shareholders passed by at least 90% of such shareholders as, being entitled to do so, vote in person or by proxy at a general meeting or by way of unanimous written resolution.

Pursuant to the Cayman Companies Act and the Company M&A, the Company may by special resolution (which has the meaning given to the term in the Cayman Companies Act) alter or amend the articles of association in whole or in part.

Quorum

Shareholders. The holders of at least one-third of the shares of APx being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum for a general meeting of APx. If it is proposed that rights attached to any class of shares vary, the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued shares of the relevant class.

Board of Directors. The quorum for the transaction of the business of the APx directors may be fixed by the APx directors, and unless so fixed shall be a majority of the APx directors then in office.

Shareholders. The quorum consists of one or more shareholders holding a simple majority of the Company Shares entitled to vote, being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy.

Board of Directors. The quorum for the transaction of the business of the Company directors shall be three if there are three or more directors and shall be two if there are only two directors and shall be one if there is only one director.

Shareholder Meetings

General meetings may be called only by:

(a) the APx directors;

(b) the chief executive officer of APx; or

(c) the chairman of the APx board of directors.

Shareholders do not have the ability to call general meetings.

General meetings may be called by:

(a) the Company directors; or

(b) any shareholder or shareholders entitled to attend and vote at general meetings of the Company holding at least 10.0% of the rights to vote at a general meeting may call a general meeting.

Notice of Shareholder Meetings

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting; provided that a general meeting of APx will, whether or not the foregoing notice provisions have been complied with, be deemed to have been duly convened if it is so agreed:

(a) in the case of an annual general meeting, by all APx shareholders entitled to attend and vote thereat; and

(b) in the case of an extraordinary general meeting, by a majority in number of the APx shareholders having a right to attend and vote at the meeting, together holding not less than 95% in par value of the shares of APx giving that right.

At least five clear days’ notice must be given of any general meeting of the Company. But a meeting may be convened on shorter notice with the consent of the shareholder or the shareholders who, individually or collectively, hold at least 95% of the voting rights of all those who have a right to vote at that meeting.

APx	The Company
Indemnification, Liability Insurance of Directors and Officers

Every APx director and officer (which for the avoidance of doubt, shall not include auditors of APx), together with every former director and former officer (each an “Indemnified Person”) shall be indemnified out of APx’s assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

APx directors, on behalf of APx, may purchase and maintain insurance for the benefit of any APx director or officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to APx.

The Company M&A will provide for indemnification of each existing or former secretary, director (including alternate director), and other officers against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. The Company shall advance to each such person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such person for which indemnity will or could be sought.

Dividends

Subject to the Cayman Companies Act and the APx amended and restated memorandum and articles of association and except as otherwise provided by the rights attached to any shares of APx, the APx directors may resolve to pay dividends and other distributions on shares of APx in issue and authorize payment of the dividends or other distributions out of the funds of APx lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the APx directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No dividend or other distribution shall be paid except out of the realized or unrealized profits of APx, out of the share premium account or as otherwise permitted by law. As a matter of Cayman Islands corporate law, a Cayman Islands company may declare and pay a dividend on its shares out of either profit or share premium account, provided always that a dividend may not be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Subject to any rights and restrictions for the time being attached to any shares, or as otherwise provided for in the Cayman Companies Act and the Company M&A, the Company directors may resolve to pay interim and final dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions out of the funds of the Company lawfully available therefor.

Winding up

The APx amended and restated memorandum and articles of association provide that if APx does not consummate a business combination (as defined in the APx amended and restated memorandum and articles of association) within fifteen months after the consummation of APx’s IPO (or such later time as the APx shareholders may approve in accordance with the APx amended and restated memorandum and articles of association), APx will (i) cease all operations except for the purposes of winding up, (ii) redeem the Public Shares issued in APx’s IPO for a redemption price equal to its Trust Account, and (iii) as promptly as reasonably possible following such redemption, liquidate and dissolve.

If the Company is wound up, the shareholders may, subject to these Articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following: (i) to divide in specie among the shareholders the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; (ii) to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up. The directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

APx	The Company
Supermajority Voting Provisions

A special resolution, which requires a majority of not less than a two-thirds of the votes which are cast by those shareholders of APx who, being entitled to do, attend and vote at a general meeting of APx, is required to:

(a) change APx’s name;

(b) amend the APx amended and restated articles of association;

(c) amend APx’s amended and restated memorandum of association with respect to any objects, powers or other matters specified therein;

(d) reduce APx’s share capital and any capital redemption reserve fund;

(e) approve the manner and other terms upon which APx may redeem any redeemable shares proposed to be issued by APx (other than the SPAC Class A Ordinary Shares issued in APx’s IPO);

(f)  in a winding up, approve the liquidator’s distribution in kind among the shareholders of APx of the whole or any part of the assets of APx (and the liquidator may for that purpose value any assets of APx and determine how the division will be carried out between the shareholders or different classes of shareholders), or approve the liquidator’s vesting of the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders of APx as the liquidator shall think fit, except that no shareholder shall be compelled to accept any asset upon which there is a liability;

(g) approve APx’s registration by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands, and its deregistration in the Cayman Islands; and

(h) authorize the merger or consolidation of APx with one or more other constituent companies.

A special resolution, which requires a majority of not less than two-thirds of such shareholders of the Company who, being entitled to do, attend and vote at a general meeting of the Company, is required to:

(a) change the Company’s name;

(b) change the provisions of the Company’s memorandum with respect to its objects, powers or any other matter specified in the memorandum;

(c) amend the Company’s articles of association;

(d) reduce the Company’s share capital;

(e) approve any merger or consolidation of the Company with one or more constituent companies;

(f)  approve various matters related to the winding up of the Company; and

(g) approve the Company’s registration by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands, and its deregistration in the Cayman Islands.

Anti-Takeover Provisions

Some provisions of APx amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of APx or its management, including provisions that authorize the APx Board to issue shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as APx Board thinks proper.

Some provisions of the Company M&A may discourage, delay or prevent a change of control of the Company or management that shareholders may consider favorable, including provisions that restrict the requisition of general meetings by shareholders holding less than 10.0% of the rights to vote at a general meeting.

Shares Eligible for Future Sale

Immediately following the Closing, the authorized share capital of the Company (excluding the issued share capital) is set at $50,000 divided into 500,000,000 Company Shares with a nominal value of $0.0001 each and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 35,205,673 Company Shares issued and outstanding, assuming that (i) none of SPAC’s existing Public Shareholders exercise their redemption rights in connection with the approval of the Business Combination with respect to their Public Shares, and (ii) no additional equity securities of SPAC are issued prior to the Closing. In addition, the Company is expected to have 17,574,991 warrants issued and outstanding, each warrant exercisable for one Company Share at $11.50 per share. All of the Company Shares issued to the SPAC Shareholders in connection with the Business Combination will be freely transferable by persons other than by the Company’s “affiliates” or APx’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Company Shares in the public market could adversely affect prevailing market prices of the Company Shares. Prior to the Business Combination, there has been no public market for Company Shares. The Company intends to apply for listing of the Company Shares and Company Warrants on Nasdaq, but the Company cannot assure you that a regular trading market will develop in the Company Shares and Company Warrants.

Lock-up Agreements and Registration Rights

In connection with, and as a condition to the consummation of the Business Combination, the Company, the Parent, SPAC, the Sponsor, Theo and SPAC Shareholders will enter into the Registration Rights and Lock-Up Agreement pursuant to which, among other things, the Company, the Parent, SPAC, the Sponsor, Theo and SPAC Shareholders shall have customary demand and piggyback registration rights in connection with the Parent issued to them in the Merger. Additionally, the Company Shares held by each party to the Registration Rights and Lock-Up Agreement will be subject to a lock-up until (i) the date that is twelve (12) months from the Closing Date, and (ii) such date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders of the Company having the right to exchange their Company Shares for cash, securities or other property, provided that if the share price of the Company Shares exceeds $12.00 per Company Share (as adjusted for share splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period, the parties to the Registration Rights and Lock-Up Agreement may transfer up to 50% of the Company Shares subject to the Registration Rights and Lock-Up Agreement.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement.”

Rule 144

All of the Company’s equity shares that will be outstanding upon the completion of the Business Combination, other than those equity shares issued to the SPAC Shareholders, are “restricted securities” as that term is defined in Rule 144 under the Securities Act, and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of the Company and has beneficially owned the Company’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about the Company. Persons who are affiliates of the Company and have beneficially owned the Company’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding equity shares of the same class; or

•        the average weekly trading volume of the Company Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of the Company under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•        at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of the Company’s employees, consultants or advisors who purchases equity shares from the Company in connection with a compensatory share plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Security Ownership of Certain Beneficial Owners and Management

APx

The following table sets forth information regarding the beneficial ownership of SPAC Ordinary Shares as of the record date based on information obtained from the persons named below, with respect to the beneficial ownership of shares of SPAC, by:

•        each person known by SPAC to be the beneficial owner of more than 5% of the outstanding shares;

•        each of SPAC’s executive officers and directors that beneficially owns ordinary shares; and

•        all of SPAC’s officers and directors as a group.

The Sponsor and SPAC’s directors, officers, advisors or their affiliates may purchase SPAC Ordinary Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so and they have no current plans to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and SPAC’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from SPAC Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or SPAC Ordinary Shares owned by the Sponsor and/or SPAC’s directors, officers, advisors, or their affiliates. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. Any SPAC Ordinary Shares purchased by the Sponsor or SPAC’s directors, officers or advisors, or their respective affiliates will not (i) be purchased at a price higher than the price offered through the redemption process, (ii) be voted in favor of the Business Combination or (iii) have redemption rights, and if such SPAC Ordinary Shares does have redemption rights then such rights will be waived by the Sponsor, or SPAC’s directors, officers or advisors, or their respective affiliates.

In addition, if such purchases are made, the public “float” of the SPAC Ordinary Shares and the number of beneficial holders of SPAC’s securities may be reduced, possibly making it difficult for the Company to obtain the quotation, listing or trading of its securities on a national securities exchange.

As of the Record Date, there were 4,832,556 SPAC Ordinary Shares issued and outstanding. Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the Public Warrants.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage
Kyle Bransfield(2)	3,342,188	69.2%
Xavier Martinez	—	—
Daniel Braatz	—	—
Alfredo Vara Alonso	—	—
Fara Remtulla	—	—
Daniel Mudd	—	—
Thomas P.M. Barry	—	—
All executive officers and directors as a group (6 individuals)	3,342,188	69.2%

____________

Notes:-

(1)      Unless otherwise noted, the business address of each of the following is 714 Westview Avenue, Nashville, TN 37205.

(2)      Represents shares held by Templar LLC, an entity controlled by Mr. Bransfield. The business address of Templar LLC is 714 Westview Avenue, Nashville, TN 37205.

The table above does not include the shares issuable upon exercise of outstanding warrants because the warrants are not exercisable within 60 days of the record date for the special meeting.

The Company

The following table shows the beneficial ownership of Company Shares as of the date of this proxy statement/prospectus by:

•        each person known by the Company to beneficially own more than 5% of the outstanding Company Shares;

•        each of the Company’s named executive officers and directors; and

•        all of the Company’s executive officers and directors as a group.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Company Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Company Shares as to which the holder has sole or shared voting power or investment power and also any Company Shares which the holder has the right to acquire within 60 days of the date of this proxy statement/prospectus through the exercise of any option, conversion or any other right. The table does not include share options and restricted shares held by the executive officers that do not vest or become exercisable, and do not provide voting rights, within 60 days of the date of this proxy statement/prospectus. See the section entitled “Management of the Company.” As of the date of this proxy statement/prospectus, there were 30,000,000 Company Shares issued and outstanding and immediately prior to the Merger Effective Time, there will be 30,000,000 Company Shares issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares
Executive Officers and Directors
Federico Trucco(1)	—	—
All directors and executive officers as a group (one individual)	—	—
Five Percent or More Holders
Heritas Ltd.(2)(3)	28,500,000	100%
Fabian Fernando Fay(4)(8)	7,000,000	24.6%
Martin Vazquez(5)	3,000,000	10.5%
Marcelo Fay(6)(8)	4,000,000	14.0%
Jorgelina Fay(7)(8)	4,000,000	14.0%

____________

Notes:-

(1)      The business address of Mr. Trucco is Ocampo 210 bis. Predio CCT, Rosario, Santa Fe, Argentina.

(2)      The business address of Heritas Ltd. is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. Heritas Ltd.’s significant shareholders are CIBIC, which holds 42.1% of its shares, and Theo, which holds 36.8% of its shares. Heritas Ltd. is jointly controlled by CIBIC and Theo. No natural person holds more than 5% of Theo’s issued and outstanding capital stock.

(3)      Prior to Closing, the Parent expects to redeem 62,500 Parent shares held by Theo, and Theo expects to subsequently distribute a total of 1,500,000 Company Shares to between 300 and 424 shareholders of Bioceres S.A. and Bioceres Group, which is consistent with Bioceres Group PLC’s policy to distribute shares of its investees to its limited partners, so that they hold shares directly, and not through any investment vehicle.

(4)      The business address of Fabian Fay is Presidente Roca 746, Rosario, Santa Fe, Argentina. Corresponds to 7,368,421 Company Shares held by Fabian Fay indirectly through Parent, in which Fabian Fay holds a 10.5% equity interest, and indirectly through CIBIC, in which Fabian Fay holds approximately 33.3% equity interest.

(5)      The business address of Martin Vazquez is Zeballos 249, S2000 Rosario, Santa Fe, Argentina. Corresponds to 3,157,895 Company Shares held by Martin Vazquez through Parent, in which Martin Vazquez holds a 10.5% equity interest.

(6)      The business address of Marcelo Fay is Presidente Roca 746, Rosario, Santa Fe, Argentina. Corresponds to 4,210,526 Company Shares held by Marcelo Fay indirectly through CIBIC, in which Marcelo Fay holds approximately 33.3% equity interest.

(7)      The business address of Jorgelina Fay is Presidente Roca 746, Rosario, Santa Fe, Argentina. Corresponds to 4,210,526 Company Shares held by Jorgelina Fay indirectly through CIBIC, in which Jorgelina Fay holds an approximately 33.3% equity interest.

(8)      Fabian Fay, Marcelo Fay and Jorgelina Fay are members of the same family, and together may be deemed to beneficially own the majority of the issued and standing capital stock of the Company.

The following table shows the beneficial ownership of Company Shares following the consummation of the Business Combination by:

•        each person known to the Company who will beneficially own more than 5% of the Company Shares issued and outstanding immediately after the consummation of the Business Combination;

•        each person who will become an executive officer or a director of the Company upon consummation of the Business Combination; and

•        all of the executive officers and directors of the Company as a group upon consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of Company Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Company Shares as to which the holder has sole or shared voting power or investment power and also any Company Shares which the holder has the right to acquire within 60 days of the date of this proxy statement/prospectus through the exercise of any option, warrant or any other right.

The expected beneficial ownership of Company Shares post-Business Combination has been determined based upon the following: (i) none of SPAC’s existing Public Shareholders exercise their redemption rights in connection with the approval of the Business Combination with respect to their Public Shares, and (ii) no additional equity securities of SPAC are issued prior to the Closing.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares
Marius Calmet(1)	—	—
Martin Vazquez	—	—
Fabian Fernando Fay	—	—
Natalia Zang(2)	—	—
Federico Trucco(3)	—	—
Kyle Bransfield(4)	3,342,188	9.5%
All directors and executive officers as a group (seven individuals)	3,342,188	9.5%
Five Percent or More Holders
Heritas Ltd.(5)(6)	28,500,000	80.9%
Fabian Fernando Fay(7)	7,000,000	19.9%
Martin Vazquez(8)	3,000,000	8.5%
Marcelo Fay(9)	4,000,000	11.4%
Jorgelina Fay(10)	4,000,000	11.4%

____________

Notes:-

(1)      The business address of Mr. Calmet is Zeballos 249, S2000 Rosario, Santa Fe, Argentina.

(2)      The business address of Ms. Zang is Paseo de los Parques 6. Portal 4. 1d 28109 Alcobendas, Madrid, Spain.

(3)      The business address of Mr. Trucco is Ocampo 210 bis. Predio CCT, Rosario, Santa Fe, Argentina.

(4)      Represents shares held by Templar LLC, an entity controlled by Mr. Bransfield. The business address of Templar LLC is 714 Westview Avenue, Nashville, TN 37205.

(5)      The business address of Heritas Ltd. is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. Heritas Ltd.’s significant shareholders are CIBIC, which holds 42.1% of its shares, and Theo, which holds 36.8% of its shares. Heritas Ltd. is jointly controlled by CIBIC and Theo. No natural person holds more than 5% of Theo’s issued and outstanding capital stock.

(6)      Prior to Closing, the Parent expects to redeem 62,500 Parent shares held by Theo, and Theo expects to subsequently distribute a total of 1,500,000 Company Shares to between 300 and 424 shareholders of Bioceres S.A. and Bioceres Group, which is consistent with Bioceres Group PLC’s policy to distribute shares of its investees to its limited partners, so that they hold shares directly, and not through any investment vehicle.

(7)      The business address of Fabian Fay is Cochabamba 579, Rosario, Santa Fe, Argentina. Corresponds to 7,368,421 Company Shares held by Fabian Fay indirectly through Parent, in which Fabian Fay holds a 10.5% equity interest, and indirectly through CIBIC, in which Fabian Fay holds approximately 33.3% equity interest.

(8)      The business address of Martin Vazquez is Zeballos 249, S2000 Rosario, Santa Fe, Argentina. Corresponds to 3,157,895 Company Shares held by Martin Vazquez through Parent, in which Martin Vazquez holds a 10.5% equity interest.

(9)      The business address of Marcelo Fay is Cochabamba 579, Rosario, Santa Fe, Argentina. Corresponds to 4,210,526 Company Shares held by Marcelo Fay indirectly through CIBIC, in which Marcelo Fay holds approximately 33.3% equity interest.

(10)    The business address of Jorgelina Fay is Cochabamba 579, Rosario, Santa Fe, Argentina. Corresponds to 4,210,526 Company Shares held by Jorgelina Fay indirectly through CIBIC, in which Jorgelina Fay holds an approximately 33.3% equity interest.

Price Range of Securities and Dividends

APx

Price Range of APx Securities

The following table shows, for the periods indicated, the high and low sales prices per share of the SPAC Units, SPAC Ordinary Shares and Public Warrants as reported by Nasdaq. Prior to December 7, 2021, there was no established public trading market for APx’s securities.

	SPAC Units		SPAC Ordinary Shares		Public Warrants
	High	Low	High	Low	High	Low
	(in U.S. dollars)
Quarter Ended
2021
Fourth Quarter(1)	10.08	10.05	—	—	—	—

2022
First Quarter(2)	10.00	10.00	9.97	9.97	0.23	0.23
Second Quarter	9.64	9.64	10.01	10.01	0.08	0.08
Third Quarter	10.12	10.12	10.12	10.12	0.07	0.07
Fourth Quarter	10.26	10.26	10.28	10.28	0.02	0.02

2023
First Quarter	10.55	10.55	10.52	10.52	0.06	0.06
Second Quarter	10.73	10.73	10.74	10.74	0.10	0.10
Third Quarter	11.00	11.00	10.97	10.97	0.04	0.04
Fourth Quarter	10.90	10.90	11.18	11.18	0.05	0.05

2024
First Quarter	11.19	11.19	11.42	11.42	0.17	0.17
Second Quarter	11.55	11.55	11.61	11.61	0.17	0.17
Third Quarter	12.10	11.55	11.82	11.54	0.1651	0.05
Fourth Quarter(3)	11.55	11.55	11.98	1.00	0.099	0.0502

____________

Notes:-

(1)      The Fourth Quarter 2021 reflects the high and low trade prices of SPAC Units beginning as of December 7, 2021, the first day that the SPAC Units began trading on the Nasdaq Capital Market.

(2)      The First Quarter 2022 reflects the high and low trade prices of SPAC Ordinary Shares and Public Warrants beginning as of January 28, 2022 and February 1, 2022, respectively, the first day that the shares of SPAC Ordinary Shares and Public Warrants began trading on the Nasdaq Capital Market.

(3)      The Fourth Quarter 2024 reflects the high and low trade prices of SPAC Units, SPAC Ordinary Shares and Public Warrants through December 17, 2024, the date that the SPAC Units, SPAC Ordinary Shares and Public Warrants were suspended from trading on the Nasdaq Capital Market. Following the delisting on Nasdaq, our Class A ordinary shares are quoted on the Pink Open Market of the OTC under the symbol “APXIF”.

Dividends

APx has not paid any cash dividends on the SPAC Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Company

Price Range of Company Securities

Historical market price information regarding the Company is not provided because the Company is a privately held company and there is no public market for the Company’s securities.

Dividends

The Company has not paid any cash dividends on its shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Enforceability of Civil Liabilities

Enforceability of Civil Liabilities in the Cayman Islands

The Company is an exempted company incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a different body of securities laws as compared to the United States and these securities provide less protection for investors as compared to the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of the Company’s assets are located outside the United States. In addition, a majority of the Company’s directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon the Company or these persons, or to bring an action against the Company or against these persons in the United States, in the event that you believe that your rights have been infringed under the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against the Company and its officers and directors. The Company has appointed Cogency Global Inc. as its agent to receive service of process in the United States.

Ogier (Cayman) LLP (“Ogier”), our counsel as to Cayman Islands law, has advised us that the courts of the Cayman Islands are unlikely (1) to recognize or enforce against us judgments of U.S. courts obtained against the Company or its directors or officers, predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands against the Company or its directors or officers, predicated upon the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

Ogier has further advised us that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us, judgments of courts of the United States obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States. The courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal, punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Enforceability of Civil Liabilities in Argentina

The Company is a unipersonal corporation (sociedad anónima unipersonal, or SAU) incorporated under the laws of Argentina. The advantages of a unipersonal corporation include the ability to clearly establish sole ownership of a company, avoiding the need for “apparent partners,” “frontmen,” or “family members,” which can often lead to complications. Additionally, the SAU structure limits business risks for each unit of operation, as the commercial, labor, and tax obligations of the company, as well as its bankruptcy, do not transfer to the sole shareholder, provided that all legal requirements are met in form and substance. There is also no limit to the number of SAUs that a natural or legal person can establish. In terms of costs, if the shareholder is the sole director and the company’s accountant also serves as the statutory auditor, there is no significant increase in fees. While the law requires “permanent state supervision” (article 299, section 7 of the Argentine General Corporate Law), as long as corporate and accounting formalities are up to date, there should be no issues in complying with the specific rules of such supervision. The remaining requirements for a unipersonal corporation are relatively straightforward: like all corporations, it must be established through a public deed (article 165) with a minimum capital (article 186); the sole shareholder cannot be another unipersonal corporation (article 1); the company name must include the words “Sociedad Anónima Unipersonal,” its abbreviation, or the acronym “S.A.U.” (article 164); and all capital contributions must be fully paid at the time of incorporation article 187). However, a SAU must also comply with additional obligations, such as maintaining a board of directors and a statutory audit committee, publishing assembly notices in the Official Gazette and a widely circulated newspaper and undergoing permanent state supervision. These requirements, while intended to ensure transparency and accountability, may impose significant costs and complexities, making the SAU structure less accessible for smaller businesses. It is important to note that, in practice, the flexibility in the structure of the board of directors and the audit committee may vary depending on the size and nature of the company.

Substantially the Company’s assets are located outside the United States. In addition, a majority of the Company’s directors and officers are nationals or residents of jurisdictions other than the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon the Company or these persons, or to bring an action against the Company or against these persons in the United States, in the event that you believe that your rights have been infringed under the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against the Company and its officers and directors.

For a foreign judgment to be enforced in Argentina, it must meet specific requirements under article 517 of the Argentine National Civil and Commercial Procedure Code, which are discussed below, provincial procedural codes, and applicable international treaties.

Article 517 of the Argentine National Civil and Commercial Procedure Code establishes the conditions under which foreign judgments can be enforced in Argentina. If there is a treaty between Argentina and the country where the judgment was issued, the judgment will be enforceable under the terms of that treaty. If no treaty exists, the judgment must meet the following requirements to be enforceable:

•        it must be final (res judicata) in the country of origin and issued by a court with jurisdiction under Argentine international jurisdiction rules. It must result from a personal action or an action involving movable property that was brought to Argentina during or after the foreign proceedings;

•        the defendant must have been personally notified and given the opportunity to defend themselves;

•        the judgment must meet the validity and authenticity requirements of the country where it was issued and comply with Argentine legal standards and

•        the judgment must not violate Argentine public policy principles.

Further, the judgment must not conflict with any prior or simultaneous judgment issued by an Argentine court.

If a bilateral or multilateral treaty exists between Argentina and the country where the judgment was issued, the judgment will be enforceable under the treaty’s terms. Argentina is a party to several international treaties, such as the Hague Convention on the Recognition and Enforcement of Foreign Judgments, which facilitate this process.

If no treaty exists, Argentine procedural laws apply. The foreign court must have jurisdiction according to Argentine rules, and the judgment must comply with Argentine public policy and due process standards. Additionally, the judgment must be properly legalized and authenticated. The defendant must have been properly notified and given the opportunity to defend themselves in the foreign proceeding, ensuring compliance with the constitutional right to defense (article 18 of the Argentine Constitution). A brief exequatur process verifies compliance with these requirements without re-examining the merits of the case. If the requirements are not met, the judgment will not be enforced in Argentina. In summary, a foreign judgment can only be enforced in Argentina if it meets procedural and substantive requirements under Argentine law and applicable treaties. Otherwise, it will lack enforceability in Argentina.

The analysis of directors’ liability in Argentina focuses on the duties of loyalty and diligence established in article 59 of the Argentine General Corporate Law. These concepts require directors to act with honesty and professionalism, prioritizing the interests of the company over personal gains. Loyalty involves avoiding conflicts of interest, such as contracting with the company or competing with it, while diligence requires technical skills and appropriate experience for the role. Directors’ liability is joint and unlimited, meaning they are personally liable for damages caused by fraud, abuse of authority, or gross negligence. This includes violations of the law, bylaws, or regulations, as well as negligent decisions that harm the company, shareholders, or third parties. Joint liability extends to all directors, even if they did not actively participate in the harmful decision, unless they formally opposed it in writing. In cases of insolvency, directors must inform shareholders and take measures to avoid the company’s dissolution. Failure to do so can result in liability for damages to creditors. Precedent of the Argentine courts has established that directors must act diligently to avoid operating under insolvent conditions, protecting creditors’ interests. In the tax realm, directors can be jointly liable for the company’s tax debts if their negligence or fault in fulfilling tax obligations is proven. However, directors may be exempt from liability if they demonstrate that they were not involved in the decisions that led to the non-compliance. In customs matters, they are responsible for unpaid fines by the company, unless they prove they were not in office at the time of the violation. In the criminal sphere, directors may be liable for offenses such as fraudulent administration, falsification of financial statements, or breach of confidentiality, provided intent or gross negligence is proven. In labor law, directors’ joint liability is exceptional and requires evidence of fraud or simulation. Argentine courts tend to be restrictive in extending liability to directors unless there is clear evidence of abuse. In environmental matters, directors can be held accountable for environmental damage caused by the company, although there are few precedents in this regard. The trend in Argentina is toward greater responsibility in this area, especially with the increasing importance of environmental regulations.

Legal Matters

The validity of the Company Shares to be issued in connection with the Business Combination will be passed upon by Ogier (Cayman) LLP and the material U.S. federal income tax consequences of the Business Combination will be passed upon by Greenberg Traurig, P.A.

Experts

The combined financial statements of OmnigenicsAI Corp as of June 30, 2024 and 2023, and for the years ended June 30, 2024 and 2023 included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to OmnigenicsAI Corp’s ability to continue as a going concern as described in Note 1 to the combined financial statements) of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of APx Acquisition Corp. I as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 included in this proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Marcum LLP, independent registered public accountants, which includes an explanatory paragraph as to the ability of APx Acquisition Corp. I to continue as a going concern, upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

As a foreign private issuer, after the consummation of the Business Combination, the Company will be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end. APx files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read APx’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

All documents subsequently filed by APx pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date on which the special meeting is held, shall be deemed to be incorporated by reference into this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you may request copies of this proxy statement/prospectus and any other publicly available information concerning Bridgetown, without charge, by written or oral request, to:

Telephone: (202) 465-5882
APx Acquisition Corp. I

714 Westview Avenue

Nashville, TN 37205

You may also obtain these documents by requesting them in writing or by telephone from APx’s proxy solicitation agent at the following address, telephone number and email:

[•]
P.O. [•]
[•]
Attn: [•]
Toll Free Telephone: [•]
Main Telephone: [•]
E-mail: [•]

If you are a shareholder of APx and would like to request documents, please do so by            , 2025 to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information in this proxy statement/prospectus relating to APx has been supplied by APx, and all such information relating to the Company has been supplied by the Company. Information provided by either APx or the Company does not constitute any representation, estimate or projection of any other party.

The Company does not file any annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s website address is www.omnigenics.ai.

None of the Company or APx has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

APX ACQUISITION CORP. I
CONDENSED BALANCE SHEETS

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets
Cash	$72	$120
Accrued interest receivable	22,474	60,458
Total Current Assets	22,546	60,578
Non-current Investment held in Trust Account	6,311,873	6,208,367
TOTAL ASSETS	$6,334,419	$6,268,945

LIABILITIES, CLASS A ORDINARY SHARE SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses and accounts payable	$2,266,609	$2,118,948
Notes payable	1,401,536	1,146,075
Convertible note payable	1,500,000	1,500,000
Due to Related Party	512	512
Total current liabilities	5,168,657	4,765,535
Warrant liabilities	4,745,250	1,406,000
Total Liabilities	9,913,907	6,171,535

Commitments and Contingencies (Note 7)
Class A ordinary shares; 520,056 shares subject to possible redemption as of March 31, 2025 and December 31, 2024, at redemption value outstanding.	6,334,347	6,268,825
Shareholders’ Deficit
Preferred Stock – $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of March 31, 2025 and December 31, 2024	—	—
Class A ordinary shares – $0.0001 par value; 200,000,000 shares authorized; 4,312,500 issued and outstanding as of March 31, 2025 and December 31, 2024	431	431
Class B ordinary shares – $0.0001 par value; 20,000,000 shares authorized, none issued and outstanding as of March 31, 2025 and December 31, 2024	—	—
Additional paid-in capital	—	—
Accumulated Deficit	(9,914,266)	(6,171,846)
Total Shareholders’ Deficit	(9,913,835)	(6,171,415)
TOTAL LIABILITIES, CLASS A ORDINARY SHARE SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$6,334,419	$6,268,945

The accompanying notes are an integral part of these unaudited condensed financial statements.

APX ACQUISITION CORP. I
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31, 2025	For the Three Months Ended March 31, 2024
Operating expenses	$351,503	$1,305,094
Loss from operations	(351,503)	(1,305,094)

Other income (expense):
Interest earned on investments in Trust Account	65,522	813,333
Interest expense	(51,667)	—
Change in fair value of warrant liabilities	(3,339,250)	(1,757,500)
Total Other Income (expense), net	(3,325,395)	(944,167)
Net loss	$(3,676,898)	$(2,249,261)
Weighted average shares outstanding of Class A ordinary shares, redeemable	520,056	5,597,624
Basic and diluted net loss per share, Class A ordinary shares, redeemable	$(0.76)	$(0.23)
Weighted average shares outstanding, Class A ordinary shares, non-redeemable	4,312,500	4,312,500
Basic and diluted net loss per share, Class A ordinary shares, non-redeemable	$(0.76)	$(0.23)

The accompanying notes are an integral part of these unaudited condensed financial statements.

APX ACQUISITION CORP. I
UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2024	4,312,500	$431	—	$—	$—	$(6,171,846)	$(6,171,415)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	—	(65,522)	(65,522)
Net loss	—	—	—	—	—	(3,676,898)	(3,676,898)
Balance – March 31, 2025	4,312,500	$431	—	$—	$—	$(9,914,266)	$(9,913,835)

The accompanying notes are an integral part of these unaudited condensed financial statements.

APX ACQUISITION CORP. I
UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2023	4,312,500	$431	—	$—	$—	$(1,616,517)	$(1,616,086)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	—	(1,188,333)	(1,188,333)
Net loss	—	—	—	—	—	(2,249,261)	(2,249,261)
Balance – March 31, 2024	4,312,500	$431	—	$—	$—	$(5,054,111)	$(5,053,680)

The accompanying notes are an integral part of these unaudited condensed financial statements.

APX ACQUISITION CORP. I
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31, 2025	For the Three Months Ended March 31, 2024
Cash Flows from Operating Activities:
Net loss	$(3,676,898)	$(2,249,261)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	3,339,250	1,757,500
Income earned in investments in trust account	(103,506)	(816,813)
Changes in operating assets and liabilities:
Prepaid expenses	—	(24,990)
Accrued interest receivable	37,984	3,480
Accrued expenses and accounts payable	147,661	1,169,208
Due to Related Party	—	512
Net cash used in operating activities	(255,509)	(160,364)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(375,000)
Net cash used in investing activities	—	(375,000)

Cash Flows from Financing Activities:
Convertible note payable	—	527,765
Proceeds received from promissory notes	255,461	—
Net cash provided by financing activities	255,461	527,765
Net Change in Cash	(48)	(7,599)
Cash – Beginning of period	120	8,167
Cash – End of period	$72	$568

Non-cash investing and financing activities:
Remeasurement of Class A shares subject to possible redemption	$65,522	$1,188,333

The accompanying notes are an integral part of these unaudited condensed financial statements.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN

APx Acquisition Corp. I (the “Company”) is a blank check company incorporated in the Cayman Islands on May 13, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2025, the Company had not yet commenced any operations. All activity for the period May 13, 2021 (inception) through March 31, 2025, relates to the Company’s formation, the initial public offering (the “Initial Public Offering”) and, since the closing of the Initial Public Offering and until March 25, 2025, the search for a prospective initial business combination, which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is APx Cap Sponsor Group I, LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 6, 2021. On December 9, 2021, the Company consummated the Initial Public Offering of 17,250,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $172,500,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 8,950,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $8,950,000 (Note 4).

Transaction costs amounted to $10,321,097, consisting of $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees and $833,597 of other offering costs.

Upon the closing of the Initial Public Offering, an amount of $175,950,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”) located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

On October 17, 2022, the Company entered into an engagement letter with EarlyBirdCapital, Inc. (“EBC”) for the provision of M&A advisory services (the “Advisory Agreement”) and an engagement letter with EBC for placement agency services (the “Placement Agency Agreement”). Pursuant to the Advisory Agreement, the Company would pay to EBC a fee of $2,000,000 in cash upon the closing of a business combination or similar

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

transaction (the “Transaction Fee”). Pursuant to the Placement Agency Agreement, the Company would pay to EBC upon the closing of a business combination or similar transaction a cash placement fee (the “Placement Agent Fee”) equal to (a) 4.5% of the aggregate equity amount funded by investors contacted by EBC in connection with the placement, and (b) 2.5% of the aggregate debt financing amount, including secured and convertible debt, funded by investors contacted by EBC in connection with the placement. On August 22, 2023, the Company and EBC entered into a letter agreement (the “Letter Amendment”) which terminated the Placement Agency Agreement (including, for the avoidance of doubt, the Placement Agent Fee) and amended the Advisory Agreement. Pursuant to the Letter Amendment, the Advisory Agreement was amended to provide that the Company, at its option, could elect to pay up to $500,000 of the Transaction Fee in ordinary shares of the post-business combination company (in lieu of cash), with such issuance to occur on the six month anniversary of the closing of the business combination, and valued based on the volume weighted average price of the post-business combination company’s ordinary shares for the ten trading days immediately preceding the six month anniversary of the closing of the business combination.

On December 21, 2023, the Company received a deficiency letter (the “Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”). The Letter notified the Company that since the Company had not yet filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, the Company does not comply with Nasdaq’s Listing Rule 5250(c)(1) relating to the Company’s obligation to file periodic financial reports for continued listing. The Letter further stated that the Company had until February 19, 2024, to submit a plan to regain compliance with respect to the delinquent reports. The Company subsequently filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, within the cure period provided by Nasdaq within the Letter.

On May 30, 2024, the Company received a deficiency letter (the “Report Letter”) from the Listing Qualifications Department of Nasdaq. The Report Letter notified the Company that since the Company had not yet filed its Annual Report on Form 10-K for the year ended December 31, 2023, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, the Company does not comply with Nasdaq’s Listing Rule 5250(c)(1) relating to the Company’s obligation to file periodic financial reports for continued listing. The Report Letter further stated that the Company has until July 29, 2024, to submit a plan to regain compliance with respect to the delinquent reports.

On July 24, 2024, the Company submitted its plan to regain compliance with respect to its failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2023, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (collectively the “Forms”). The remediation plan entails filing of the Form in advance of September 27, 2024, which would be the expiration of the 180-day exception period pursuant to Nasdaq Listing Rule 5810(c)(2)(F)(ii) as referenced in the Report Letter. On September 4, 2024, Nasdaq notified the Company that it has been granted an extension to regain compliance with the above referenced requirements (and the requirement to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024), which extension terminated on September 27, 2024. The Company filed the Forms and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 prior to the expiration of such deadline.

On September 4, 2024, the Company received a deficiency letter (the “Warrant Letter”) from Nasdaq. The Warrant Letter notified the Company had failed to maintain a minimum of $1,000,000 in aggregate market value of its outstanding warrants and is not in compliance with Nasdaq’s Listing Rule 5452(b)(C). The Warrant Letter further stated that the Company has until October 21, 2024, to submit a plan to regain compliance with respect to such deficiency.

On October 29, 2024, the Company received written notice from the Staff (the “November Notice”), stating that the Compliance Plan the Company submitted in response to the September 4, 2024 deficiency letter (the “Warrant Letter”) was not accepted as the Company had provided insufficient evidence to demonstrate that it can effect the Compliance Plan by its 36-month expiration date of December 6, 2024, at which time the Company’s securities will be delisted from Nasdaq, irrespective of the Company’s progress or lack thereof toward regaining compliance with the Rule, and that the Staff had determined to initiate procedures to delist the Company’s warrants from Nasdaq due to the Company’s non-compliance.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Pursuant to the Notice, unless the Company requests a hearing to appeal this determination by November 5, 2024, the Company’s warrants and units will be suspended at the opening of business on November 5, 2024, and a Form 25-NSE will be filed with the SEC, which will remove the Company’s warrants and units from listing and registration on Nasdaq (the “Warrant/Unit Delisting”). The Company does not intend to request a hearing. The Warrant/Unit Delisting does not affect the listing or trading of the Company’s Class A ordinary shares on the Nasdaq Global Market, other than those contained within the units. As of the date of this Quarterly Report on Form 10-Q, our warrants and units have been suspended from trading; however, Nasdaq has not yet filed the Form 25-NSE with the SEC.

On December 10, 2024, APx received a letter from the Listing Qualifications Department of Nasdaq stating that, pursuant to Nasdaq Listing Rule IM-5101-2, Nasdaq’s staff had determined that (i) APx’s securities will be delisted from Nasdaq, (ii) trading of SPAC Class A Ordinary Shares, Public Warrants, and SPAC Units would be suspended at the opening of business on December 17, 2024 and (iii) a Form 25-NSE will be filed with the SEC, which will remove APx’s securities from listing and registration on Nasdaq. Under Rule IM-5101-2, a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement. Since APx failed to complete our initial business combination by December 6, 2024, Nasdaq’s staff concluded that APx did not comply with Rule IM-5101-2 and that APx’s securities are now subject to delisting.

As a result, trading in APx’s securities on Nasdaq was effectively suspended with the open of the market on December 17, 2024, and APx’s securities are currently eligible to trade only on the over-the-counter markets system.

On March 21, 2025, Nasdaq filed a Form 25-NSE in respect of APx’s Class A ordinary shares with the SEC, and the delisting of APx’s Class A ordinary shares became effective on March 31, 2025. On May 8, 2025, Nasdaq filed a Form 25-NSE in respect of APx’s units and warrants with the SEC, and the delisting of APx’s units and warrants will become effective on May 18, 2025. Following the delisting on Nasdaq, APx’s Class A ordinary shares are quoted on the Pink Open Market of the OTC under the symbol “APXIF”. We will remain a reporting entity under the Securities Exchange Act of 1934, as amended, with respect to continued disclosure of financial and operational information.

Despite the delisting of our securities from Nasdaq, the Company intends to proceed with its efforts to consummate our initial Business Combination. However, Nasdaq approval of OmnigenicsAI’s initial listing application with respect to the Business Combination is a condition to such Business Combination, and there can be no guarantee that Nasdaq will approve such initial listing application, which may delay, or ultimately prevent the consummation of the proposed Business Combination.

Following the suspension of trading on Nasdaq, the Company’s Class A ordinary shares are quoted on the Pink Open Market of the OTC under the symbol “APXIF”.

The Company will remain a reporting entity under the Securities Exchange Act of 1934, as amended, with respect to continued disclosure of financial and operational information.

First, Second and Third Extensions

On February 27, 2023, the Company held an extraordinary general meeting (the “February 2023 EGM”) and its shareholders approved an amendment to its amended and restated memorandum and articles of association (as amended, the “Articles of Association”) and to the investment management trust agreement dated as of September 7, 2021 (as amended, the “Trust Agreement”) to change the payment required to extend the Combination Period by two three-month periods (the “February Extension Amendment Amendment”). In connection with such vote, the holders of 10,693,417 public shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for an aggregate redemption amount of $111,346,281. Following such redemptions, approximately $68,271,081 remained in the trust account and 6,556,583 public shares remained issued and outstanding. Such remaining amount in the trust account will be distributed either to (i) all holders of public shares upon our liquidation or (ii) holders of public shares who elect to have their shares redeemed in connection with the consummation of our

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

initial business combination. Accordingly, on March 1, 2023, the Company deposited $750,000 into the Trust Account in order to effect the extension of the termination date, from March 9, 2023 to June 9, 2023 (the “First Extension”). On June 22, 2023, the Company deposited an additional $750,000 into the Trust Account for a subsequent extension of the termination date, from June 9, 2023 to September 9, 2023 (the “Second Extension”), that the Company may need to complete an initial business combination.

On September 7, 2023, the Company held an extraordinary general meeting (the “September 2023 EGM”) and its shareholders approved an amendment to its Articles and to the Trust Agreement to extend the time to complete a business combination (the “Termination Date”) up to three (3) times for an additional one (1) month each time (each, an “Extension”) from September 9, 2023 to December 9, 2023, by depositing the lesser of $0.025 per public share or $125,000 (each such payment, an “Extension Payment”) for each one-month extension into the Company’s trust account (the “Trust Account”). In connection with the September 2023 EGM, the holders of 757,463 public shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for an aggregate redemption amount of approximately $8,273,281. Following such redemptions, approximately $63,340,058 remained in the trust account and 5,799,120 public shares remained issued and outstanding. Such remaining amount in the trust account will be distributed either to (i) all holders of public shares upon our liquidation or (ii) holders of public shares who elect to have their shares redeemed in connection with the consummation of our initial business combination.

On September 15, 2023, October 19, 2023 and November 13, 2023, the Company deposited $125,000 into the Trust Account in order to effect three one-month extensions of the termination date, from September 9, 2023 to December 9, 2023.

Fourth Extension

On December 8, 2023, the Company held an extraordinary general meeting (the “December 2023 EGM”) and its shareholders approved an amendment to its Articles and to the Trust Agreement to extend the Termination Date up to twelve (12) times for an additional one (1) month each time from December 9, 2023 to December 9, 2024, by depositing the lesser of $0.025 per public share or $125,000 for each one-month extension into the Company’s Trust Account. In connection with the December 2023 EGM, the holders of 201,496 public shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for an aggregate redemption amount of $2,246,585. Following such redemptions, 62,410,856 remained in the trust account and 5,597,624 public shares remained issued and outstanding. Such remaining amount in the trust account will be distributed either to (i) all holders of public shares upon our liquidation or (ii) holders of public shares who elect to have their shares redeemed in connection with the consummation of our initial business combination.

On December 20, 2023, January 24, 2024, February 12, 2024, March 12, 2024, April 8, 2024 and May 28, 2024, the Company deposited $125,000 each month into the Trust Account in order to effect six one-month extensions of the termination date to June 9, 2024.

On September 27, 2024, the Company deposited a lumpsum of $379,740 for back payments to the Trust representing $125,000 for each of the months of June 2024, July 2024 and August 2024 to extend the termination date to September 9, 2024, with the remaining balance making up the interest. On November 8, 2024, APx deposited a lumpsum of $375,000 for back payments to the Trust representing $125,000 for each of the months of September 2024, October 2024 and November 2024 as Extension Payments to extend the termination date to December 9, 2024.

Fifth Extension

On December 4, 2024, the Company held an extraordinary general meeting (the “December 2024 EGM”), As approved by its shareholders at the meeting, the Company and its trustee, Continental Stock Transfer & Trust Company, signed an amendment to the investment management trust agreement dated as of December 6, 2021, giving the Company the right to extend the Combination Period to December 9, 2025. Following the December 2024 EGM, no further Extension Payments are required.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

In connection with the December 2024 EGM, the holders of 5,077,568 Public Shares properly exercised their right to redeem their Public Shares (and did not withdraw their redemption) for an aggregate redemption amount of $60,856,059.42. Following such redemptions, $6,233,015.29 remained in the Trust Account and 520,056 Public Shares remained issued and outstanding.

Sponsor Alliance

On September 8, 2023, the Company entered into a purchase agreement (the “Purchase Agreement”) with the Company’s sponsor, APx Cap Sponsor Group I, LLC (the “Sponsor”) and Templar, LLC and its designees (the “Purchaser”), whereby the Sponsor transferred to the Purchaser, in exchange for $1.00 plus the Purchaser’s agreement to advance up to $50,000 to pay for expenses related to Company’s Exchange Act filing obligations, 3,342,188 of the Company’s Class B ordinary shares, $0.0001 par value (the “Founder Shares”) and 6,936,250 private placement warrants (the “Placement Warrants”) purchased at the time of the Company’s initial public offering (“IPO”) pursuant to a Private Placement Warrants Purchase Agreement, dated December 6, 2021. The Sponsor retained 970,312 Founder Shares and 2,013,750 Private Placement Warrants. The transfer of Founder Shares and Private Placement Warrants to the Purchaser pursuant to the Purchase Agreement is referred to as the “Transfer,” which closed on September 8, 2023. The Transfer and all transactions consummated in connection there with are referred to as the “Sponsor Alliance Transaction.”

On March 21, 2024, in connection with the transfer by Templar LLC of 800,000 Class A ordinary shares of the Company to its wholly owned subsidiary, Templar Subco LLC (“Templar Subco”), Templar Subco entered into a joinder agreement with the Company (the “Joinder Agreement”) to become a party to the Letter Agreement and the Registration Rights Agreement, both dated December 6, 2021 and entered into in connection with the Company’s initial public offering.

The Proposed Business Combination

On March 25, 2024, the Company, OmnigenicsAI Corp, a Cayman Islands exempted company (“OmnigenicsAI”), Heritas Merger Sub Limited, a Cayman Islands exempted company and a direct wholly-owned subsidiary of OmnigenicsAI (“Merger Sub”) and MultiplAI Health Ltd, a private limited company formed under the laws of England and Wales (“MultiplAI” and, together with OmnigenicsAI, the “Target Companies”), entered into a Business Combination Agreement (the “Business Combination Agreement”).

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares without voting, and if they do vote, irrespective of whether they vote for or against a Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Certificate of Incorporation provides that, a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The public shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (Note 8). There will be no redemption rights upon the completion of a Business Combination

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

with respect to the Company’s warrants. These Class A ordinary shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Articles, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor has agreed (a) to vote its Founder Shares (Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s with respect to the Company’s pre-Business Combination activities prior to the closing of a Business Combination unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Articles relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination by December 9, 2025, 48 months from the closing of the IPO, assuming we further extend the period by up to twelve additional one-month periods (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholder’s rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of applicable law. The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit $10.00.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

the Company. Therefore, the Company cannot assure its shareholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of March 31, 2025 and December 31, 2024, the Company had $72 and $120 in cash and a working capital deficit of $5,168,585 and $4,765,415, respectively, excluding accrued interest receivable as it is not available for working capital purposes.

The Company’s liquidity needs up to March 31, 2025, had been satisfied through a payment from the Sponsor of $25,000 (Note 5) for the Founder Shares and the remaining net proceeds from our Initial Public Offering, the Private Placement Warrants and the Promissory Notes (as defined below), to cover certain offering expenses. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (Note 6).

On February 28, 2023, the Company issued an unsecured promissory note (the “First Promissory Note”) in the amount of $875,000. The proceeds of the First Promissory Note were drawn in a single instance and will be used to economically facilitate the Company’s ability to effect the extension of the termination date. The First Promissory Note is payable in full on the earlier of (a) the Company’s consummation of a Business Combination or (b) December 31, 2023.

On May 26, 2023, the Company issued a second unsecured promissory note (the “Second Promissory Note”) and, together with the First Promissory Note, the “Promissory Notes”) in the amount of $750,000. The proceeds of the Second Promissory Note were drawn in a single instance and will be used to economically facilitate the Company’s ability to effect the extension of the termination date. The Second Promissory Note is payable in full on the earlier of (a) the Company’s consummation of a Business Combination or (b) December 31, 2023.

On August 18, 2023, the Company paid in full the outstanding balance of $1,625,000 drawn on the First Promissory and Second Promissory Notes, in connection the Company incurred a gain on settlement of debt of $117,373. The Note payable is considered paid in full, and the Company no longer has access to draw funds.

On September 8, 2023, in connection with the Sponsor Alliance, the Company issued an unsecured promissory note (the “Working Capital Promissory Note”) in the amount of up to $500,000, which amount was later amended to up to $2,000,000. The note is non-interest bearing and is convertible at the option of the holder into one or more private placement warrants. The proceeds of the Promissory Note will be used to finance operating costs in connection with a Business Combination. The Working Capital Promissory Note is payable in full upon the Company’s consummation of a Business Combination. Management determined that there was an embedded conversion feature related to the note that would require bifurcation and be classified as a liability. However, as of March 31, 2025, the amount was determined to be de minimis. As of March 31, 2025, and December 31, 2024, a principal balance of $1,743,499 and $1,731,460 was outstanding under the Working Capital Promissory Note. Because the conversion feature of the note is capped at $1,500,000, this amount of the principal balance as of March 31, 2025 is presented as Convertible note payable, with the remaining non-convertible portion of $243,499 presented as Notes payable.

On August 26, 2024, the Company issued an unsecured promissory note (the “Bioceres Note”) in the principal amount of $446,000 to Bioceres LLC (“Bioceres”), an indirect shareholder of OmnigenicsAI Corp, the counterparty to the Company’s previously announced business combination. The Bioceres Note bears interest at 20% per annum. The Company shall repay all interest accrued and the principal balance on the date on which the Company consummates its initial business combination. As of March 31, 2025, the principal balance outstanding is $446,000.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

On November 7, 2024, the Company issued the unsecured Second Bioceres Note in the principal amount of $700,000 to Bioceres. The Second Bioceres Note bears interest at 20% per annum. The Company shall repay all interest accrued and the principal balance on the date on which the Company consummates its initial business combination. The note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the note as well as all accrued interest and all other sums payable with regard to the note becoming immediately due and payable. The note was amended and restated as of March 21, 2025, to include a principal amount of up to $712,038. As of March 31, 2025, the principal balance outstanding is $712,037.

Based on the foregoing, management believes that the Company will not have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Risks and Uncertainties

The military conflict that commenced in February 2022 by the Russian Federation in Ukraine and the surrounding region, and Hamas’ and Iran’s Fall 2023 attack on Israel and the ensuing war, have created and are expected to create further global economic consequences, including but not limited to the possibility of extreme volatility and disruptions in the financial markets, diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in inflation rates and uncertainty about economic and political stability. Such global consequences may materially and adversely affect the Company’s ability to consummate an initial Business Combination, or the operations of a target business with which the Company ultimately consummates an initial Business Combination. In addition, the Company’s ability to consummate an initial Business Combination may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the global economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate an initial Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Going Concern Consideration

At March 31, 2025 and December 31, 2024, the Company had $72 and $120 in operating cash and a working capital deficit of $5,168,585 and $4,765,415, respectively, excluding Accrued interest receivable as it is not available for working capital purposes. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Account Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The Company has until December 9, 2025 (48 months from the closing of the IPO), if we further extend the period by up to twelve additional one-month periods, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution as well as insufficient cash flows raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Operating Segments

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the chief operating decision maker (“CODM”), which is the Chief Executive Officer and Chairman of the Board, in deciding how to allocate resources and assess performance. The Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources. The Company is not organized by market and is managed and operated as one business. A single management team that reports to the CODM comprehensively manages the entire business. Accordingly, the Company does not accumulate discrete financial information with respect to separate divisions and does not have separate operating or reportable segments. Since the Company operates in one operating segment, all required financial segment information can be found in the financial statements.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $72 and $120 in cash and no cash equivalents as of March 31, 2025 and December 31, 2024, respectively.

Investment Held in Trust Account

As of March 31, 2025 and December 31, 2024, the Company had $6,311,873 and $6,208,367, respectively, held in the Trust Account which invests only in direct U.S. government treasury obligations.

Share-based Compensation

The transfer of the Founder Shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, share- based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Share-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon occurrence of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied by the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares. As of March 31, 2025, the Company determined that a Business Combination is not considered probable and, therefore, no share- based compensation expense has been recognized.

The fair value at the grant date of the 40,000 Founder Shares transferred to the Company’s directors was approximately $203,000 or $5.08 per share. Upon consummation of an initial business combination, the Company will recognize approximately $203,000 in compensation expense.

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 17,575,000 of the Company’s Class A ordinary shares in the calculation of diluted income per share.

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. The Company applies the two-class method in calculating earnings per share. The contractual formula utilized to calculate the redemption amount approximates fair value. The Class feature to redeem at fair value means that there is effectively only one class of stock. Changes in fair value are not considered a dividend for the purposes of the numerator in the earnings per share calculation. Net income per ordinary share is computed by dividing the pro rata net income between the redeemable shares and the non-redeemable shares by the weighted average number of ordinary shares outstanding for each of the periods. The calculation of diluted income per ordinary stock does not consider the effect of the warrants issued in connection with the Initial Public Offering since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except share amounts) for the three months ended March 31, 2025 and March 31,2024:

	For the Three Months Ended March 31,
	2025		2024
	Class A Ordinary Shares, Redeemable	Class A Ordinary Shares, Non-Redeemable	Class A Ordinary Shares, Redeemable	Class A Ordinary Shares, Non-Redeemable
Basic and diluted net loss per ordinary share
Numerator
Allocation of net loss	$(395,690)	$(3,281,208)	$(1,270,470)	$(978,791)
Denominator
Basic and diluted weighted average shares outstanding	520,056	4,312,500	5,597,624	4,312,500
Basic and diluted net loss per ordinary shares	$(0.76)	$(0.76)	$(0.23)	$(0.23)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Warrant Liability

The Company accounts for warrants based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Monte Carlo simulation model-based approach (see Note 11).

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’ own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred in the condensed consolidated statements of operations. Offering costs associated with the Class A ordinary shares issued were charged to temporary equity and warrants upon the completion of the Initial Public Offering. Offering costs amounting to $10,321,097 were charged to shareholders’ equity upon the completion of the Initial Public Offering and $465,166 were expensed as of the date of the Initial Public Offering.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASU 2023-07, which is applicable to entities with a single reportable segment, will primarily require enhanced disclosures about significant segment expenses and enhanced disclosures in interim periods. The guidance in ASU 2023-07 will be applied retrospectively and is effective for annual reporting periods in fiscal years beginning after December 15, 2023, and interim reporting periods in fiscal years beginning after December 31, 2024, with early adoption permitted. The Company adopted this guidance as of January 1, 2024. The adoption resulted in disclosure changes only.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). ASU 2023-09 is intended to enhance the decision usefulness of income tax disclosures and requires the disclosure of various disaggregated information, including an entity’s effective tax rate reconciliation as well as additional information on taxes paid. This ASU is effective on a prospective basis for annual periods beginning after December 15, 2024, with early adoption allowed. The Company is currently assessing the impact, if any, ASU 2023-09 would have on its disclosures.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholder’s equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholder’s equity section of the Company’s balance sheet.

NOTE 3. INITIAL PUBLIC OFFERING

On December 9, 2021, the Company sold 17,250,000 Units at $10.00 per Unit, generating gross proceeds of $172.5 million, and incurring offering costs of to $10,321,097, consisting of $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees and $833,897 of other offering costs.

Each Unit consists of one share of the Company’s Class A ordinary shares, par value $0.0001 per share, and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of Class A ordinary shares at an exercise price of $11.50 per whole share (Note 8).

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor has purchased 8,950,000 Private Placement Warrants at a price of $1.00 per warrant, generating total proceeds of $8,950,000 to the Company.

Each Private Placement Warrant is identical to the warrants offered in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the trust account with respect to Private Placement Warrants when the price per share of Class A ordinary shares equals or exceeds $18.00, which will expire worthless if the Company does not consummate a Business Combination within the Combination Period.

On September 8, 2023, as part of the Purchase Agreement between the Company’s Sponsor, APx Cap Sponsor Group I, LLC (the “Sponsor”) transferred to Templar, LLC and its designees (the “Purchaser”), 6,936,250 private placement warrants purchased at the time of the Company’s initial public offering (“IPO”) pursuant to a Private Placement Warrants Purchase Agreement, dated December 6, 2021. The Sponsor retained 2,013,750 Private Placement Warrants. The transfer was executed as part of the Sponsor Alliance Transaction.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 21, 2021, the Company issued an aggregate of 4,312,500 shares of Class B ordinary shares (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. The Founder Shares include an aggregate of up to 562,500 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As of March 31, 2025, all of the over-allotment units had been settled simultaneously with the close of the Initial Public Offering. No Class B ordinary shares were forfeited or subject to forfeiture.

Other than as described above, the Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the Business Combination, the Founder Shares will be released from the lock-up.

On September 8, 2023, as part of the Purchase Agreement between the Company’s Sponsor, APx Cap Sponsor Group I, LLC (the “Sponsor”) transferred to Templar LLC and its designees (the “Purchaser”), 3,342,188 of the Company’s class B ordinary shares, $0.0001 par value (the “Founder Shares”) purchased at the time of the Company’s initial public offering (“IPO”) pursuant to a Private Placement Warrants Purchase Agreement, dated December 6, 2021. The Sponsor retained 970,312 Found Shares. The transfer was executed as part of the Sponsor Alliance Transaction.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. See the description of the First Promissory Note, the Second Promissory Note, the Working Capital Promissory Note, and the Amended and Restated Note under Note 6 — Promissory Notes Payable for activity under this arrangement.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 6. PROMISSORY NOTE PAYABLE

On February 28, 2023, the Company issued an unsecured promissory note (the “First Promissory Note”) in an amount of $875,000 in order to economically facilitate their ability to effect the extension of the termination date. An amount of $125,000 was used in order to economically facilitate the extension payment to extend the period from September 9, 2023 to October 9, 2023. The First Promissory Note is payable in full on the earlier of (a) consummation of an initial business combination or (b) December 31, 2023 (the “First Due Date”). On the First Due Date, the Company shall pay to the payee under the First Promissory Note (the “Payee”) the outstanding principal amount of the First Promissory Note in immediately available funds and deliver to the Payee, as interest-in-kind, 875,000 of newly issued warrants. The terms of the warrants are identical to the Private Placement Warrants the Company issued in connection with the Initial Public Offering. The Payee shall be entitled to certain registration rights with respect to the warrants and the shares issuable upon exercise of the warrants.

On May 26, 2023, the Company issued a second unsecured promissory note (the “Second Promissory Note” and, together with the First Promissory Note, the “Promissory Notes”) in an amount of $750,000 in order to economically facilitate the ability to effect the extension of the termination date, from June 9, 2023 to September 9, 2023 (the “Second Extension”). The Second Promissory Note is payable in full on the earlier of (a) consummation of an initial business combination or (b) December 31, 2023 (the “Second Due Date”). On the Second Due Date, the Company shall pay to the Payee under the Second Promissory Note the outstanding principal amount of the Second Promissory Note in immediately available funds and deliver to the Payee, as interest-in-kind, 750,000 of newly issued warrants. The terms of the warrants are identical to the Private Placement Warrants the Company issued in connection with the Initial Public Offering. The Payee shall be entitled to certain registration rights with respect to the warrants and the shares issuable upon exercise of the warrants.

On August 18, 2023, the Company paid in full the outstanding balance of $1,625,000 drawn on the First Promissory and Second Promissory Notes, in connection the Company incurred a gain on settlement of debt of $117,373. The Promissory Note payable is considered paid in full, and the Company no longer has access to draw funds. The Payee forfeited all newly issued private placement warrants, and there was no debt discount outstanding as of March 31, 2025 and December 31, 2024.

On September 8, 2023, in connection with the Sponsor Alliance Transaction, the Company issued an unsecured promissory note (the “Working Capital Promissory Note”) in the amount of up to $500,000. The note is non-interest bearing and is convertible at the option of the holder into one or more private placement warrants. The proceeds of the Promissory Note will be used to finance operating costs in connection with a Business Combination. The Working Capital Promissory Note is payable in full upon the Company’s consummation of a Business Combination.

On February 9, 2024, the Company and Templar amended and restated the Working Capital Promissory Note (the “Amended and Restated Note”), to increase the maximum principal amount from $500,000 to $2,000,000 and to provide that, in addition to funding working capital needs, amounts under the Amended and Restated Note may be used for the purposes of making one or more payments to Continental Stock Transfer & Trust Company, a New York limited liability trust company, as Extension Payments (as defined in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 29, 2023, as amended). Other than as set forth above, the terms of the Amended and Restated Note are identical to those of the Working Capital Promissory Note. The issuance of the Amended and Restated Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. As of March 31, 2025 and December 31, 2024, a principal balance of $1,743,499 and $1,731,460, respectively, was outstanding and the fair value of the conversion feature was immaterial. However, due to the conversion feature of the note capped at $1,500,000, the principal balance as of March 31, 2025 is presented as Convertible note payable, with the remaining non-convertible portion of the note balance shown under Notes payable.

On August 26, 2024, the Company issued an unsecured promissory note (the “Bioceres Note”) in the principal amount of $446,000 to Bioceres LLC (“Bioceres”), an indirect shareholder of OmnigenicsAI Corp, the counterparty to the Company’s previously announced business combination. The Bioceres Note bears interest at 20% per annum. The Company shall repay all interest accrued and the principal balance on the date on which the Company consummates

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 6. PROMISSORY NOTE PAYABLE (cont.)

its initial business combination. The Bioceres Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Bioceres Note as well as all accrued interest and all other sums payable with regard to the Note becoming immediately due and payable. As of March 31, 2025, the principal balance outstanding is $446,000 and is shown under Notes payable.

On November 7, 2024, the Company issued the unsecured Second Bioceres Note in the principal amount of $700,000 to Bioceres. The Second Bioceres Note bears interest at 20% per annum. The Company shall repay all interested accrued and the principal balance on the date on which the Company consummates its initial business combination. The note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the note as well as all accrued interest and all other sums payable with regard to the note becoming immediately due and payable. The note was amended and restated as of March 21, 2025, to include a principal amount of up to $712,038. As of March 31, 2025, the principal balance outstanding is $712,037 and is presented as Notes payable.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans and the Promissory Notes (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Advisory Agreement

On October 17, 2022, the Company had entered into an engagement letter with EarlyBirdCapital, Inc. (“EBC”) for the provision of M&A advisory services (the “Advisory Agreement”) which was subsequently amended on August 22, 2023. The Advisory Agreement was amended to provide that the Company at its option, could elect to pay up to $500,000 of the transaction fee in ordinary shares of the post-business combination company (in lieu of cash), with such issuance to occur on the six month anniversary of the closing of the business combination, and valued based on the volume weighted average price of the post business combination company’s ordinary shares for the ten trading days immediately preceding the six month anniversary of the closing of the business combination.

NOTE 8. WARRANT LIABILITY

The Company accounted for the 17,575,000 warrants issued in connection with the Initial Public Offering (8,625,000 Public Warrants and 8,950,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40.

Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company has classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 8. WARRANT LIABILITY (cont.)

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30-day redemption period; and

•        if, and only if, the closing price of our Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (the “Reference Value”).

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 8. WARRANT LIABILITY (cont.)

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.

Once the Warrants become exercisable, the Company may redeem the Warrants for redemption:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive the number of shares determined by reference to the table set forth under “Description of Securities-Warrants-Public Shareholders’ Warrants” based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined below);

•        if, and only if, the Reference Value (as defined above under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

•        if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), the private placement warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holder’s ability to cashless exercise its warrants) as the outstanding public warrants, as described above.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A ordinary shares (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 8. WARRANT LIABILITY (cont.)

The Private Placement Warrants will be identical to the Public Warrants included in the Units being sold in the Initial Public Offering, except that the Private Placement Warrants will not and the ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. SHAREHOLDERS’ DEFICIT

Preferred Shares — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred shares. As of March 31, 2025 and December 31, 2024, there were no preferred shares issued or outstanding.

Class A Ordinary shares — The Company is authorized to issue 200,000,000 shares of $0.0001 par value Class A shares. At March 31, 2025 and December 31, 2024, there were 4,312,500 shares issued and outstanding (excluding 520,056 shares subject to possible redemption).

Class B Ordinary shares — The Company is authorized to issue up to 20,000,000 shares of Class B shares, $0.0001 par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At March 31, 2025 and December 31, 2024, there were zero Class B ordinary shares issued and outstanding.

The shares of Class B ordinary shares will automatically convert into shares of Class A ordinary shares at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A ordinary shares, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B ordinary shares shall convert into shares of Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding shares of Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A ordinary shares issuable upon conversion of all shares of Class B ordinary shares will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of ordinary shares outstanding upon the completion of the Initial Public Offering plus all shares of Class A ordinary shares and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B ordinary shares into an equal number of shares of Class A ordinary shares, subject to adjustment as provided above, at any time.

On October 2, 2023, the Company entered into a Share Exchange Agreement with the Purchaser and the Sponsor (the “Share Exchange Agreement”), pursuant to which each of the Purchaser and the Sponsor exchanged (the “Share Exchange”) all Class B ordinary shares then held (totaling an aggregate of 4,312,500 shares) into Class A ordinary shares. The Company issued 4,312,500 Class A ordinary shares (the “Exchange Shares”) in connection with the Share Exchange.

The offer and sale of the Exchange Shares has not been registered under the Securities Act or any state securities laws and the Exchange Shares are not offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements. Nothing contained in this Quarterly Report on Form 10-Q constitutes an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

In the Share Exchange Agreement, each of the Purchaser and the Sponsor represented to the Company that it is an “accredited investor”, as defined in Rule 501 promulgated under the Securities Act, and the Company’s offer and sale of the Exchange Shares have been made in reliance upon the exemption from the registration requirements of the Securities Act.

The Company may issue additional ordinary shares or preferred share to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 10. CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

At March 31, 2025 and December 31, 2024, the Class A ordinary shares subject to possible redemption reflected in the balance sheet is reconciled in the following table:

Class A ordinary shares subject to possible redemption at December 31, 2024	$6,268,825
Remeasurement of carrying value to redemption value	65,522
Class A ordinary shares subject to possible redemption at March 31, 2025	$6,334,347

NOTE 11. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

The following table presents information about the Company’s assets and liabilities that are measured at fair value at March 31, 2025 and December 31, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	March 31, 2025	December 31, 2024
Assets:
Investments held in Trust Account – (1)	1	$6,311,873	$6,208,367
Liabilities:
Warrant Liability – Public Warrants – (2)	3	$2,328,750	$690,000
Warrant Liability – Private Warrants – (2)	3	$2,416,500	$716,000

____________

(1)      The fair value of the investments held in Trust Account approximates the carrying amount primarily due to the short-term nature.

(2)      Due to the suspension of trading of the public warrants in November 2024 the public and private warrants have been assessed as Level 3 as of December 31, 2024 and March 31, 2025 as no directly or indirectly observable public warrant list price.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 11. FAIR VALUE MEASUREMENTS (cont.)

Warrants

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the statements of operations.

Initial Measurement

The Warrants were valued using a Binomial Lattice model-based approach, which is considered to be a Level 3 fair value measurement. The Binomial Lattice simulation model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.

The key inputs into the Binomial Lattice simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement:

Inputs	December 9, 2021 (Initial Measurement)
Risk-free interest rate	1.26%
Expected term (years)	5.0
Expected volatility	15.0%
Exercise price	$11.50
Stock price	$9.59

The Company’s use of a Binomial Lattice simulation model required the use of subjective assumptions:

•        The risk-free interest rate assumption was based on the five-year U.S. Treasury rate, which was commensurate with the contractual term of the Warrants, which expire on the earlier of (i) five years after the completion of the initial business combination and (ii) upon redemption or liquidation. An increase in the risk-free interest rate, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

•        The expected term was determined to be five years, in-line with a typical equity investor assumed holding period

•        The expected volatility assumption was based on the implied volatility from a set of comparable publicly-traded warrants as determined based on the size and proximity of business combinations by similar special purpose acquisition companies. An increase in the expected volatility, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

•        The fair value of the Units, which each consist of one Class A ordinary share and one-half of one Public Warrant, represents the closing price on the measurement date as observed from the ticker APXIU.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. At the subsequent measurement dates of March 31, 2025 and December 31, 2024, the Warrants were fair valued using the Binomial Lattice Simulation Method.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 11. FAIR VALUE MEASUREMENTS (cont.)

The key inputs into the Binomial Lattice simulation model for the Warrants are as follows at subsequent measurement:

Inputs	March 31, 2025	December 31, 2024
Risk-free interest rate	3.99%	4.42%
Expected term (years)	0.42	0.33
Expected volatility	1.00%	1.11%
Exercise price	$11.50	$11.50
Stock price	$10.21	$9.99
Dividend Yield	0.00%	0.00%
Expected Term to Maturity Date	4.87	4.82
Probability of a successful merger	90.00%	90.00%

The following table presents the changes in the fair value of the Level 3 warrant liabilities:

Private Placement
Fair value as of December 31, 2024	$716,000
Change in valuation inputs or other assumptions	1,700,500
Fair value as of March 31, 2025	2,416,500

Changes in valuation inputs or other assumptions are recognized in the change in fair value of warrant liabilities in the statements of operations.

NOTE 12. SEGMENT REPORTING

ASC Topic 280, “Segment Reporting” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic area, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and access performance.

The Company’s chief operating decision maker has been identified as the Chief Executive Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	For the Three Months Ended March 31, 2025	For the Three Months Ended March 31, 2024
Operating expenses	$351,503	1,305,094
Interest earned on investments held in Trust Account	$65,522	813,333

The key measures of segment profit or loss reviewed by our CODM are interest earned on investments held in Trust Account and operating expenses. The CODM reviews interest earned on investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. Operating expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews operating expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
March 31, 2025

NOTE 13. SUBSEQUENT EVENTS

The Company evaluated events that have occurred after the balance sheet date up through the date the financial statements was issued. Based upon the review, management did not identify, other than below, any subsequent events that would have required adjustment or disclosure in the financial statements.

On May 8, 2025, Nasdaq filed a Form 25-NSE in respect of APx’s units and warrants with the SEC, and the delisting of APx’s units and warrants became effective on May 18, 2025.

APX ACQUISITION CORP. I
CONDENSED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets
Cash	$168	$8,167
Prepaid expenses	—	—
Accrued interest receivable	274,501	281,963
Total Current Assets	274,669	290,130
Non-current Investment held in Trust Account	64,679,869	62,406,649
TOTAL ASSETS	$64,954,538	$62,696,779

LIABILITIES, CLASS A ORDINARY SHARE SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses and accounts payable	$1,423,657	$224,903
Convertible note payable	1,427,460	520,600
Due to Related Party	512	—
Total current liabilities	2,851,629	745,503
Warrant liabilities	2,901,633	878,750
Total Liabilities	5,753,262	1,624,253

Commitments and Contingencies (Note 8)
Class A ordinary shares – 5,597,624 shares subject to possible redemption at $11.60 and $11.20 per share redemption value at June 30, 2024 and December 31, 2023, respectively	64,954,370	62,688,612
Shareholders’ Deficit
Preferred shares – $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Class A ordinary shares – $0.0001 par value; 200,000,000 shares authorized; 4,312,500 issued and outstanding (excluding 5,597,624 shares subject to possible redemption) at June 30, 2024 and December 31, 2023	431	431
Class B ordinary shares – $0.0001 par value; 20,000,000 shares authorized, none issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	—	—
Accumulated Deficit	(5,753,525)	(1,616,517)
Total Shareholders’ Deficit	(5,753,094)	(1,616,086)

TOTAL LIABILITIES, CLASS A ORDINARY SHARE SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$64,954,538	$62,696,779

The accompanying notes are an integral part of these unaudited condensed financial statements.

APX ACQUISITION CORP. I
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30, 2024	For the Three Months Ended June 30, 2023 (As revised)	For the Six Months Ended June 30, 2024	For the Six Months Ended June 30, 2023 (As revised)
Formation costs and other operating expenses	$184,030	$441,603	$1,489,124	$1,362,299
Loss from operations	(184,030)	(441,603)	(1,489,124)	(1,362,299)
Other income (expense):
Interest earned on investments in Trust Account	827,424	819,171	1,640,757	2,274,975
Interest expense	—	(45,489)	—	(57,903)
Change in fair value of warrant liabilities	(265,383)	(198,571)	(2,022,883)	(913,627)
Total Other Income (expense), net	562,041	575,111	(382,126)	1,303,445
Net income (loss)	$378,011	$133,508	$(1,871,250)	$(58,854)
Weighted average shares outstanding of Class A ordinary shares, redeemable	5,597,624	6,556,583	5,597,624	9,978,476
Basic and diluted net income (loss) per share, Class A ordinary shares, redeemable	$0.04	$0.01	$(0.19)	$(0.00)
Weighted average shares outstanding, Class A and Class B ordinary shares, non-redeemable	4,312,500	4,312,500	4,312,500	4,312,500
Basic and diluted net income (loss) per share, Class A and Class B ordinary shares, non-redeemable	$0.04	$0.01	$(0.19)	$(0.00)

The accompanying notes are an integral part of these unaudited condensed financial statements.

APX ACQUISITION CORP. I
UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024

	Class A Common Shares		Class B Common Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2023	4,312,500	$431	—	$—	$—	$(1,616,517)	$(1,616,086)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	—	(1,188,333)	(1,188,333)
Net loss	—	—	—	—	—	(2,249,261)	(2,249,261)
Balance – March 31, 2024	4,312,500	$431	—	$—	$—	$(5,054,111)	$(5,053,680)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	—	(1,077,425)	(1,077,425)
Net income	—	—	—	—	—	378,011	378,011
Balance – June 30, 2024	4,312,500	$431	—	$—	$—	$(5,753,525)	$(5,753,094)

The accompanying notes are an integral part of these unaudited condensed financial statements.

APX ACQUISITION CORP. I
UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023 (AS REVISED)

	Class A Common Shares		Class B Common Shares		Additional Paid-in Capital	Accumulated Deficit (As revised)	Total Shareholders’ Deficit (As revised)
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	—	$—	4,312,500	$431	$—	$(552,763)	$(552,332)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	—	(1,455,804)	(1,455,804)
Net loss	—	—	—	—	—	(192,362)	(192,362)
Balance – March 31, 2023	—	$—	4,312,500	$431	$—	$(2,200,929)	$(2,200,498)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	—	(2,319,171)	(2,319,171)
Net income	—	—	—	—	—	133,508	133,508
Balance – June 30, 2023	—	$—	4,312,500	$431	$—	$(4,386,592)	$(4,386,161)

The accompanying notes are an integral part of these unaudited condensed financial statements.

APX ACQUISITION CORP. I
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30, 2024	For the Six Months Ended June 30, 2023 (As revised)
Cash Flows from Operating Activities:
Net loss	$(1,871,250)	$(58,854)
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	2,022,883	913,627
Interest earned on marketable securities held in trust	(1,648,220)	(2,566,535)
Amortization of debt discount	—	57,904
Changes in operating assets and liabilities:	—	—
Prepaid expenses	—	75,000
Accrued interest receivable	7,462	291,560
Accounts payable and accrued expenses	1,198,754	840,944
Due to Related Party	512	—
Net cash used in operating activities	(289,859)	(446,354)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(625,000)	(1,500,000)
Investment withdrawn from Trust Account	—	111,346,281
Net cash provided by (used in) investing activities	(625,000)	109,846,281

Cash Flows from Financing Activities:
Proceeds received from promissory note, convertible	906,860	—
Proceeds received from promissory note	—	1,625,000
Payments for redemption for class A ordinary shares	—	(111,346,281)
Net cash provided by (used in) financing activities	906,860	(109,721,281)
Net Change in Cash	(7,999)	(321,354)
Cash – Beginning of period	8,167	413,206
Cash – End of period	$168	$91,852
Non-cash investing and financing activities:
Remeasurement of Class A ordinary shares subject to possible redemption	$2,265,758	$3,774,975

The accompanying notes are an integral part of these unaudited condensed financial statements.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN

APx Acquisition Corp. I (the “Company”) is a blank check company incorporated in the Cayman Islands on May 13, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2024, the Company had not yet commenced any operations. All activity for the period May 13, 2021 (inception) through June 30, 2024, relates to the Company’s formation, the initial public offering (the “Initial Public Offering”) and, since the closing of the Initial Public Offering and until March 25, 2024, the search for a prospective initial business combination, which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is APx Cap Sponsor Group I, LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 6, 2021. On December 9, 2021, the Company consummated the Initial Public Offering of 17,250,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $172,500,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 8,950,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $8,950,000 (Note 5).

Transaction costs amounted to $10,321,097, consisting of $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees and $833,597 of other offering costs. In addition, at December 9, 2021, cash of $ 1,295,936 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Upon the closing of the Initial Public Offering, an amount of $175,950,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”) located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

On October 17, 2022, the Company entered into an engagement letter with EarlyBirdCapital, Inc. (“EBC”) for the provision of M&A advisory services (the “Advisory Agreement”) and an engagement letter with EBC for placement agency services (the “Placement Agency Agreement”). Pursuant to the Advisory Agreement, the Company would pay to EBC a fee of $2,000,000 in cash upon the closing of a business combination or similar

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

transaction (the “Transaction Fee”). Pursuant to the Placement Agency Agreement, the Company would pay to EBC upon the closing of a business combination or similar transaction a cash placement fee (the “Placement Agent Fee”) equal to (a) 4.5% of the aggregate equity amount funded by investors contacted by EBC in connection with the placement, and (b) 2.5% of the aggregate debt financing amount, including secured and convertible debt, funded by investors contacted by EBC in connection with the placement. On August 22, 2023, the Company and EBC entered into a letter agreement (the “Letter Amendment”) which terminated the Placement Agency Agreement (including, for the avoidance of doubt, the Placement Agent Fee) and amended the Advisory Agreement. Pursuant to the Letter Amendment, the Advisory Agreement was amended to provide that the Company, at its option, could elect to pay up to $500,000 of the Transaction Fee in ordinary shares of the post-business combination company (in lieu of cash), with such issuance to occur on the six month anniversary of the closing of the business combination, and valued based on the volume weighted average price of the post-business combination company’s ordinary shares for the ten trading days immediately preceding the six month anniversary of the closing of the business combination.

On December 21, 2023, the Company received a deficiency letter (the “Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”). The Letter notified the Company that since the Company had not yet filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, the Company does not comply with Nasdaq’s Listing Rule 5250(c)(1) relating to the Company’s obligation to file periodic financial reports for continued listing. The Letter further stated that the Company had until February 19, 2024, to submit a plan to regain compliance with respect to the delinquent reports. The Company subsequently filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, within the cure period provided by Nasdaq within the Letter.

On May 30, 2024, the Company received a deficiency letter (the “Report Letter”) from the Listing Qualifications Department of Nasdaq. The Report Letter notified the Company that since the Company had not yet filed its Annual Report on Form 10-K for the year ended December 31, 2023, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, the Company does not comply with Nasdaq’s Listing Rule 5250(c)(1) relating to the Company’s obligation to file periodic financial reports for continued listing. The Report Letter further stated that the Company has until July 29, 2024, to submit a plan to regain compliance with respect to the delinquent reports.

First, Second and Third Extensions

On February 27, 2023, the Company held an extraordinary general meeting (the “February 2023 EGM”) and its shareholders approved an amendment to its amended and restated memorandum and articles of association (as amended, the “Articles of Association”) and to the investment management trust agreement dated as of September 7, 2021 (as amended, the “Trust Agreement”) to change the payment required to extend the combination period by two three-month periods (the “February Extension Amendment Amendment”). In connection with such vote, the holders of 10,693,417 public shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for an aggregate redemption amount of $111,346,281. Following such redemptions, approximately $68,271,081 remained in the trust account and 6,556,583 public shares remained issued and outstanding. Such remaining amount in the trust account will be distributed either to (i) all holders of public shares upon our liquidation or (ii) holders of public shares who elect to have their shares redeemed in connection with the consummation of our initial business combination. Accordingly, on March 1, 2023, the Company deposited $750,000 into the Trust Account in order to effect the extension of the termination date, from March 9, 2023, to June 9, 2023 (the “First Extension”). On June 22, 2023, the Company deposited an additional $750,000 into the Trust Account for a subsequent extension of the termination date, from June 9, 2023, to September 9, 2023 (the “Second Extension”).

On September 7, 2023, the Company held an extraordinary general meeting (the “September 2023 EGM”) and its shareholders approved an amendment to its Articles and to the Trust Agreement to extend the time to complete a business combination (the “Termination Date”) up to three (3) times for an additional one (1) month each time (each, an “Extension”) from September 9, 2023 to December 9, 2023, by depositing the lesser of $0.025 per public share or $125,000 (each such payment, an “Extension Payment”) for each one-month extension into the Company’s trust account (the “Trust Account”). In connection with the September 2023 EGM, the holders of 757,463 public

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for an aggregate redemption amount of approximately $8,273,281. Following such redemptions, approximately $63,340,058 remained in the trust account and 5,799,120 public shares remained issued and outstanding. Such remaining amount in the trust account will be distributed either to (i) all holders of public shares upon our liquidation or (ii) holders of public shares who elect to have their shares redeemed in connection with the consummation of our initial business combination.

On September 15, 2023, October 19, 2023, and November 13, 2023, the Company deposited $125,000 into the Trust Account in order to effect three one-month extensions of the termination date, from September 9, 2023, to December 9, 2023.

Fourth Extension

On December 8, 2023, the Company held an extraordinary general meeting (the “December 2023 EGM”) and its shareholders approved an amendment to its Articles and to the Trust Agreement to extend the Termination Date up to twelve (12) times for an additional one (1) month each time from December 9, 2023 to December 9, 2024, by depositing the lesser of $0.025 per public share or $125,000 for each one-month extension into the Company’s Trust Account. In connection with the December 2023 EGM, the holders of 201,496 public shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for an aggregate redemption amount of $2,246,585. Following such redemptions, 62,410,856 remained in the trust account and 5,597,624 public shares remained issued and outstanding. Such remaining amount in the trust account will be distributed either to (i) all holders of public shares upon our liquidation or (ii) holders of public shares who elect to have their shares redeemed in connection with the consummation of our initial business combination.

On December 20, 2023, January 24, 2024, February 12, 2024, March 12, 2024, April 8, 2024 and May 28, 2024, the Company deposited $125,000 each month into the Trust Account and, on September 26, 2024, the Company deposited $375,000 (plus accrued interest) into the Trust Account, in order to effect nine one-month extensions of the termination date to September 9, 2024.

As of the date of this Quarterly Report on Form 10-Q, the Company is in the process of making a further deposit of $125,000 for the month of September, to extend the termination date to October 9, 2024.

Sponsor Alliance

On September 8, 2023, the Company entered into a purchase agreement (the “Purchase Agreement”) with the Company’s sponsor, APx Cap Sponsor Group I, LLC (the “Sponsor”) and Templar, LLC and its designees (the “Purchaser”), whereby the Sponsor transferred to the Purchaser, in exchange for $1.00 plus the Purchaser’s agreement to advance up to $50,000 to pay for expenses related to Company’s Exchange Act filing obligations, 3,342,188 of the Company’s Class B ordinary shares, $0.0001 par value (the “Founder Shares”) and 6,936,250 private placement warrants (the “Placement Warrants”) purchased at the time of the Company’s initial public offering (“IPO”) pursuant to a Private Placement Warrants Purchase Agreement, dated December 6, 2021. The Sponsor retained 970,312 Founder Shares and 2,013,750 Private Placement Warrants. The transfer of Founder Shares and Private Placement Warrants to the Purchaser pursuant to the Purchase Agreement is referred to as the “Transfer,” which closed on September 8, 2023. The Transfer and all transactions consummated in connection there with are referred to as the “Sponsor Alliance Transaction.”

On March 21, 2024, in connection with the transfer by Templar LLC of 800,000 Class A ordinary shares of the Company to its wholly owned subsidiary, Templar Subco LLC (“Templar Subco”), Templar Subco entered into a joinder agreement with the Company (the “Joinder Agreement”) to become a party to the Letter Agreement and the Registration Rights Agreement, both dated December 6, 2021 and entered into in connection with the Company’s initial public offering.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares without voting, and if they do vote, irrespective of whether they vote for or against a Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Certificate of Incorporation provides that, a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The public shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (Note 8). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These Class A ordinary shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor has agreed (a) to vote its Founder Shares (Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association with respect to the Company’s pre-Business Combination activities prior to the closing of a Business Combination unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Memorandum and Articles of Association relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination by December 9, 2024, 36 months from the closing of the IPO, assuming we further extend the period by up to twelve additional one-month periods (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholder’s rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of applicable law. The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit $10.00.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its shareholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The Proposed Business Combination

On March 25, 2024, the Company, OmnigenicsAI Corp, a Cayman Islands exempted company (“OmnigenicsAI”), Heritas Merger Sub Limited, a Cayman Islands exempted company and a direct wholly-owned subsidiary of OmnigenicsAI (“Merger Sub”) and MultiplAI Health Ltd, a private limited company formed under the laws of England and Wales (“MultiplAI” and, together with OmnigenicsAI, the “Target Companies”), entered into a Business Combination Agreement (the “Business Combination Agreement”).

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares without voting, and if they do vote, irrespective of whether they vote for or against a Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Certificate of Incorporation provides that, a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

The public shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (Note 8). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These Class A ordinary shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Articles, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor has agreed (a) to vote any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s with respect to the Company’s pre-Business Combination activities prior to the closing of a Business Combination unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Articles relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination by December 9, 2024, 36 months from the closing of the IPO, assuming we further extend the period by up to twelve additional one-month periods (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholder’s rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of applicable law. The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit $10.00.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its shareholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of June 30, 2024, the Company had $168 in cash and a working capital deficit of $2,851,461 excluding accrued interest receivable as it is not available for working capital purposes.

The Company’s liquidity needs up to June 30, 2024, had been satisfied through a payment from the Sponsor of $25,000 (Note 6) for the Founder Shares and the remaining net proceeds from our Initial Public Offering, the Private Placement Warrants and the Promissory Notes (as defined below), to cover certain offering expenses. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (Note 7). As of June 30, 2024, there were no amounts outstanding under any Working Capital Loans.

On February 28, 2023, the Company issued an unsecured promissory note (the “First Promissory Note”) in the amount of $875,000. The proceeds of the First Promissory Note were drawn in a single instance and will be used to economically facility the Company’s ability to effect the extension of the termination date. The First Promissory Note was payable in full on the earlier of (a) the Company’s consummation of a Business Combination or (b) December 31, 2023.

On May 26, 2023, the Company issued a second unsecured promissory note (the “Second Promissory Note”) and, together with the First Promissory Note, the “Promissory Notes”) in the amount of $750,000. The proceeds of the Second Promissory Note were drawn in a single instance and will be used to economically facility the Company’s ability to effect the extension of the termination date. The Second Promissory Note was payable in full on the earlier of (a) the Company’s consummation of a Business Combination or (b) December 31, 2023.

On August 18, 2023, the Company paid in full the outstanding balance of $1,625,000 drawn on the First Promissory and Second Promissory Notes, in connection the Company incurred a gain on settlement of debt of $117,373. The Note payable is considered paid in full, and the Company no longer has access to draw funds.

On September 8, 2023, in connection with the Sponsor Alliance Transaction, the Company issued an unsecured promissory note (the “Working Capital Promissory Note”) in the amount of up to $500,000. The note is non-interest bearing and is convertible at the option of the holder into one or more private placement warrants. The proceeds of the Promissory Note will be used to finance operating costs in connection with a Business Combination. The Working Capital Promissory Note is payable in full upon the Company’s consummation of a Business Combination. Management determined that there was an embedded conversion feature related to the note that would require bifurcation and be classified as a liability. However, as of June 30, 2024, the amount was determined to be immaterial. As of June 30, 2024, and December 31, 2023, a principal balance of $1,427,460 and $520,600, respectively, was outstanding under the Working Capital Promissory Note. This amount includes $20,600 of advances received from the Sponsor Alliance to cover expenses until the amendment to the working capital promissory note was finalized (See Note 7).

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Based on the foregoing, management believes that the Company will not have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Risks and Uncertainties

The military conflict that commenced in February 2022 by the Russian Federation in Ukraine and the surrounding region, and Hamas’ and Iran’s Fall 2023 attack on Israel and the ensuing war, have created and are expected to create further global economic consequences, including but not limited to the possibility of extreme volatility and disruptions in the financial markets, diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in inflation rates and uncertainty about economic and political stability. Such global consequences may materially and adversely affect the Company’s ability to consummate an initial Business Combination, or the operations of a target business with which the Company ultimately consummates an initial Business Combination. In addition, the Company’s ability to consummate an initial Business Combination may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the global economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate an initial Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Going Concern Consideration

At June 30, 2024, the Company had $168 in cash and a working capital deficit of $2,851,461, excluding accrued interest receivable as it is not available for working capital purposes. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Account Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The Company has until December 9, 2024 (36 months from the closing of the IPO), if we further extend the period by up to twelve additional one-month periods, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution as well as insufficient cash flows raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

NOTE 2. REVISION TO PRIOR PERIOD FINANCIAL STATEMENTS

The Company had been recording interest income related to the Trust account based on statements received indicating the receipt of cash into the account. And while the Company had recorded twelve months of interest income, this did not include the effect of period end accruals of interest earned but not received. This resulted in an understatement of current assets, Class A ordinary shares subject to possible redemption, and income at June 30, 2023.

The Company evaluated the materiality of the error described above from a qualitative and quantitative perspective. Based on this evaluation, taking into account the guidance in the SEC Staff Accounting Bulletin No. 99, “Materiality”, (“SAB 99”) and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 2. REVISION TO PRIOR PERIOD FINANCIAL STATEMENTS (cont.)

Quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”), the Company concluded that the correction would not be material to the financial position or results of operations for the three and six months ended June 30, 2023. The unaudited financial statements as of June 30, 2023, are revised as follows:

	As Previously Reported	Revisions	As Revised
Balance Sheet as of June 30, 2023
Current assets
Accrued interest receivable	$—	$286,385	$286,385
Total Current Assets	154,352	286,385	440,737
TOTAL ASSETS	$70,826,808	$286,385	$71,113,193
Commitments and Contingencies
Class A ordinary shares	$70,672,456	$286,385	$70,958,841
TOTAL LIABILITIES, CLASS A ORDINARY SHARE SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$70,826,808	$286,385	$71,113,193
	As Previously Reported	Revisions	As Revised
Statement of Operations for the three months ended June 30, 2023
Interest earned on investments in Trust Account	$797,524	$21,647	$819,171
Total other income, net	553,464	21,647	575,111
Net income	$111,861	$21,647	$133,508
Basic and diluted net income per share, Class A ordinary shares, redeemable	$0.01	$0.00	$0.01
Basic and diluted net income per share, Class A and Class B ordinary shares, non-redeemable	$0.01	$0.00	$0.01
	As Previously Reported	Revisions	As Revised
Statement of Operations for the six months ended June 30, 2023
Interest earned on investments in Trust Account	$2,566,535	$(291,560)	$2,274,975
Total other income (expense), net	1,595,005	(291,560)	1,303,445
Net income (loss)	$232,706	$(291,560)	$(58,854)
Basic and diluted net income (loss) per share, Class A ordinary shares, redeemable	$0.02	$(0.02)	$(0.00)
Basic and diluted net income (loss) per share, Class A and Class B ordinary shares, non-redeemable	$0.02	$(0.02)	$(0.00)
	As Previously Reported	Revisions	As Revised
Statement of Changes in Shareholders’ Deficit for the three and six months June 30, 2023
Remeasurement of Class A ordinary shares to redemption amount for the three months ended March 31, 2023	$(1,769,011)	$313,207	$(1,455,804)
Net income (loss) for the three months ended March 31, 2023	$120,845	$(313,207)	$(192,362)
Remeasurement of Class A ordinary shares to redemption amount for the three months ended June 30, 2023	$(2,297,524)	$(21,647)	$(2,319,171)
Net income for the three months ended June 30, 2023	$111,861	$21,647	$133,508

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 2. REVISION TO PRIOR PERIOD FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Revisions	As Revised
Statement of Cash Flows for the six months ended June 30, 2023
Net income	$232,706	$(291,560)	$(58,854)
Changes in operating assets and liabilities:
Accrued interest receivable	$—	$291,560	$291,560
Supplemental Disclosures
Remeasurement of Class A ordinary shares subject to possible redemption	$4,066,535	$(291,560)	$3,774,975

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $168 and $8,167 in cash and no cash equivalents as of June 30, 2024 and December 31, 2023, respectively.

Investment Held in Trust Account

As of June 30, 2024 and December 31, 2023, the Company had $64,679,869 and $62,406,649, respectively, held in the Trust Account which invests only in direct U.S. government treasury obligations.

Share-based Compensation

The transfer of the Founder Shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, share-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Share-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon occurrence of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied by the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares. As of June 30, 2024, the Company determined that a Business Combination is not considered probable and, therefore, no share-based compensation expense has been recognized.

The fair value at the grant date of the 40,000 Founder Shares transferred to the Company’s directors was approximately $203,000 or $5.08 per share. Upon consummation of an initial business combination, the Company will recognize approximately $203,000 in compensation expense.

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 17,575,000 of the Company’s Class A ordinary shares in the calculation of diluted income per share.

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. The Company applies the two-class method in calculating earnings per share. The contractual formula utilized to calculate the redemption amount approximates fair value. The Class feature to redeem at fair value means that there is effectively only one class of stock. Changes in fair value are not considered a dividend for the purposes of the numerator in the earnings per share calculation. Net income per ordinary share is computed by dividing the pro rata net income between the redeemable shares and the non-redeemable shares by the weighted average number of ordinary shares outstanding for each of the periods. The calculation of diluted income per ordinary stock does not consider the effect of the warrants issued in connection with the Initial Public Offering since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except share amounts) for the three months ended June 30, 2024 and 2023:

	For the Three Months Ended June 30,
	2024		2023 (As Revised)
	Class A Ordinary Shares, Redeemable	Class A and B Ordinary Shares, Non-Redeemable	Class A Ordinary Shares, Redeemable	Class A and B Ordinary Shares, Non-Redeemable
Basic and diluted net income per ordinary share
Numerator
Allocation of net income	$213,515	$164,496	$80,536	$52,972
Denominator
Basic and diluted weighted average shares outstanding	5,597,624	4,312,500	6,556,583	4,312,500
Basic and diluted net income per ordinary shares	$0.04	$0.04	$0.01	$0.01
	For the Six Months Ended June 30,
	2024		2023 (As Revised)
	Class A Ordinary Shares, Redeemable	Class A and B Ordinary Shares, Non-Redeemable	Class A Ordinary Shares, Redeemable	Class A and B Ordinary Shares, Non-Redeemable
Basic and diluted net income per ordinary share
Numerator
Allocation of net income	$(1,056,955)	$(814,295)	$(41,094)	$(17,760)
Denominator
Basic and diluted weighted average shares outstanding	5,597,624	4,312,500	9,978,476	4,312,500
Basic and diluted net income per ordinary shares	$(0.19)	$(0.19)	$(0.00)	$(0.00)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Warrant Liability

The Company accounts for warrants based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Monte Carlo simulation model-based approach (see Note 12).

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’ own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred in the condensed consolidated statements of operations. Offering costs associated with the Class A ordinary shares issued were charged to temporary equity and warrants upon the completion of the Initial Public Offering. Offering costs amounting to $10,321,097 were charged to shareholders’ equity upon the completion of the Initial Public Offering and $465,166 were expensed as of the date of the Initial Public Offering.

Recently Issued Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09).ASU 2023-09 is intended to enhance the decision usefulness of income tax disclosures and requires the disclosure of various disaggregated information, including an entity’s effective tax rate reconciliation

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

as well as additional information on taxes paid. This ASU is effective on a prospective basis for annual periods beginning after December 15, 2024, with early adoption allowed. The Company is currently assessing the impact, if any, ASU 2023-09 would have on its disclosures.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholder’s equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholder’s equity section of the Company’s balance sheet.

NOTE 4. INITIAL PUBLIC OFFERING

On December 9, 2021, the Company sold 17,250,000 Units at $10.00 per Unit, generating gross proceeds of $172.5 million, and incurring offering costs of to $10,321,097, consisting of $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees and $833,897 of other offering costs.

Each Unit consists of one share of the Company’s Class A ordinary shares, par value $0.0001 per share, and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of Class A ordinary shares at an exercise price of $11.50 per whole share (Note 9).

In September 2022, the Company reversed the $6,037,500 of deferred underwriting fees as the underwriters resigned from their role in the Business Combination and thereby waived their right of the deferred underwriting commissions (Note).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor has purchased 8,950,000 Private Placement Warrants at a price of $1.00 per warrant, generating total proceeds of $8,950,000 to the Company.

Each Private Placement Warrant is identical to the warrants offered in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the trust account with respect to Private Placement Warrants when the price per share of Class A ordinary shares equals or exceeds $18.00, which will expire worthless if the Company does not consummate a Business Combination within the Combination Period.

On September 8, 2023, as part of the Purchase Agreement between the Company’s Sponsor, APx Cap Sponsor Group I, LLC (the “Sponsor”) transferred to Templar, LLC and its designees (the “Purchaser”), 6,936,250 private placement warrants purchased at the time of the Company’s initial public offering (“IPO”) pursuant to a Private Placement Warrants Purchase Agreement, dated December 6, 2021. The Sponsor retained 2,013,750 Private Placement Warrants. The transfer was executed as part of the Sponsor Alliance Transaction.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On May 21, 2021, the Company issued an aggregate of 4,312,500 shares of Class B ordinary shares (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. The Founder Shares include an aggregate of up to 562,500 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As of June 30, 2024, all of the over-allotment units had been settled simultaneously with the close of the Initial Public Offering. No Class B ordinary shares were forfeited or subject to forfeiture.

Other than as described above, the Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the Business Combination, the Founder Shares will be released from the lock-up.

On September 8, 2023, as part of the Purchase Agreement between the Company’s Sponsor, APx Cap Sponsor Group I, LLC (the “Sponsor”) transferred to Templar LLC and its designees (the “Purchaser”), 3,342,188 of the Company’s class B ordinary shares, $0.0001 par value (the “Founder Shares”) purchased at the time of the Company’s initial public offering (“IPO”) pursuant to a Private Placement Warrants Purchase Agreement, dated December 6, 2021. The Sponsor retained 970,312 Found Shares. The transfer was executed as part of the Sponsor Alliance Transaction.

Promissory Note — Related Party

On May 21, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Initial Note”). The Initial Note is non-interest bearing and is payable on the earlier of (i) May 1, 2022, or (ii) the consummation of the Initial Public Offering. As of June 30, 2024 and December 31, 2023, the Company has not drawn on the Initial Note and no longer has access to draw funds. No such amounts remain outstanding as of June 30, 2024 and December 31, 2023.

During the year ended December 31, 2022, the Company incurred $6,900 of administrative fees that was paid directly by the Sponsor. The Company reimbursed the Sponsor shortly thereafter, therefore there is no related party payable balance outstanding as of June 30, 2024 and December 31, 2023.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2024 and December 31, 2023, the Company has not drawn any balance and no longer has access to draw funds.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

Administrative Support Agreement

Commencing on the date of the prospectus and until completion of the Company’s initial business combination or liquidation, the Company may reimburse an affiliate of the Sponsor up to an amount of $10,000 per month for office space and secretarial and administrative support provided to members of the Company’s management team. The Company considered this agreement under the guidance of ASC 842, Leases, and determined that this agreement did not meet the definition of a lease. In connection with the Sponsor Alliance Transaction, the Company and APx Sponsor Group I terminated the administrative services agreement as of the end of the September 2023, and the Company ceased paying these monthly fees.

NOTE 7. PROMISSORY NOTE PAYABLE

On February 28, 2023, the Company issued an unsecured promissory note (the “First Promissory Note”) in an amount of $875,000 in order to economically facilitate their ability to effect the extension of the termination date. An amount of $125,000 was used in order to economically facilitate the extension payment to extend the period from September 9, 2023 to October 9, 2023. The First Promissory Note is payable in full on the earlier of (a) consummation of an initial business combination or (b) December 31, 2023 (the “First Due Date”). On the First Due Date, the Company shall pay to the payee under the First Promissory Note (the “Payee”) the outstanding principal amount of the First Promissory Note in immediately available funds and deliver to the Payee, as interest-in-kind, 875,000 of newly issued warrants. The terms of the warrants are identical to the Private Placement Warrants the Company issued in connection with the Initial Public Offering. The Payee shall be entitled to certain registration rights with respect to the warrants and the shares issuable upon exercise of the warrants.

On May 26, 2023, the Company issued a second unsecured promissory note (the “Second Promissory Note” and, together with the First Promissory Note, the “Promissory Notes”) in an amount of $750,000 in order to economically facilitate the ability to effect the extension of the termination date, from June 9, 2023 to September 9, 2023 (the “Second Extension”). The Second Promissory Note is payable in full on the earlier of (a) consummation of an initial business combination or (b) December 31, 2023 (the “Second Due Date”). On the Second Due Date, the Company shall pay to the Payee under the Second Promissory Note the outstanding principal amount of the Second Promissory Note in immediately available funds and deliver to the Payee, as interest-in-kind, 750,000 of newly issued warrants. The terms of the warrants are identical to the Private Placement Warrants the Company issued in connection with the Initial Public Offering. The Payee shall be entitled to certain registration rights with respect to the warrants and the shares issuable upon exercise of the warrants.

On August 18, 2023, the Company paid in full the outstanding balance of $1,625,000 drawn on the First Promissory and Second Promissory Notes, in connection the Company incurred a gain on settlement of debt of $117,373. The Promissory Note payable is considered paid in full, and the Company no longer has access to draw funds. The Payee forfeited all newly issued private placement warrants, and there was no debt discount outstanding as of June 30, 2024 and December 31, 2023.

On September 8, 2023, in connection with the Sponsor Alliance Transaction, the Company issued an unsecured promissory note (the “Working Capital Promissory Note”) in the amount of up to $500,000. The note is non-interest bearing and is convertible at the option of the holder into one or more private placement warrants. The proceeds of the Promissory Note will be used to finance operating costs in connection with a Business Combination. The Working Capital Promissory Note is payable in full upon the Company’s consummation of a Business Combination.

On February 9, 2024, the Company and Templar amended and restated the Working Capital Promissory Note (the “Amended and Restated Note”), to increase the maximum principal amount from $500,000 to $2,000,000 and to provide that, in addition to funding working capital needs, amounts under the Amended and Restated Note may be used for the purposes of making one or more payments to Continental Stock Transfer & Trust Company, a New York limited liability trust company, as Extension Payments (as defined in the Company’s definitive proxy statement filed

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 7. PROMISSORY NOTE PAYABLE (cont.)

with the Securities and Exchange Commission on November 29, 2023, as amended). Other than as set forth above, the terms of the Amended and Restated Note are identical to those of the Working Capital Promissory Note. The issuance of the Amended and Restated Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. As of June 30, 2024 and December 31, 2023, a principal balance of $1,427,460 and $520,600, respectively, was outstanding and the fair value of the conversion feature was immaterial.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans and the Promissory Notes (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter’s Agreement

The Company granted the underwriter a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The underwriter exercised all of the over-allotment units simultaneously with the close of the Initial Public Offering.

The underwriter was entitled to a cash underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering, or $3,450,000 as the over-allotment option was exercised in full. In addition, the underwriter would be entitled to a deferred fee of three and half percent (3.50%) of the gross proceeds of the Initial Public Offering, or $6,037,500 as the over-allotment option was exercised in full. The deferred fee would become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Effective as of September 28, 2022, the underwriter from the Initial Public Offering resigned and withdrew from their role in the Business Combination and thereby waived their right to the deferred underwriting commissions in the amount of $6,037,500, which the Company has recorded as a gain on settlement of underwriter fees on the statement of shareholders’ deficit for the year ended December 31, 2022 for $5,788,453, which represents the original amount recorded to accumulated deficit, and the remaining balance representing the original amount recorded to the statements of operations of $249,047 was recorded for the year ended December 31, 2022. As of June 30, 2024 and December 31, 2023, there are no deferred underwriting commissions outstanding.

Advisory Agreement

On October 17, 2022, the Company had entered into an engagement letter with EarlyBirdCapital, Inc. (“EBC”) for the provision of M&A advisory services (the “Advisory Agreement”) which was subsequently amended on August 22, 2023. The Advisory Agreement was amended to provide that the Company at its option, could elect to pay up to $500,000 of the transaction fee in ordinary shares of the post-business combination company (in lieu of cash), with such issuance to occur on the six month anniversary of the closing of the business combination, and valued based on the volume weighted average price of the post business combination company’s ordinary shares for the ten trading days immediately preceding the six month anniversary of the closing of the business combination.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 9. WARRANT LIABILITY

The Company accounted for the 17,575,000 warrants issued in connection with the Initial Public Offering (8,625,000 Public Warrants and 8,950,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company has classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30-day redemption period; and

•        if, and only if, the closing price of our Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (the “Reference Value”).

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 9. WARRANT LIABILITY (cont.)

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.

Once the Warrants become exercisable, the Company may redeem the Warrants for redemption:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive the number of shares determined by reference to the table set forth under “Description of Securities-Warrants-Public Shareholders’ Warrants” based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined below);

•        if, and only if, the Reference Value (as defined above under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

•        if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), the private placement warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holder’s ability to cashless exercise its warrants) as the outstanding public warrants, as described above.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A ordinary shares (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 9. WARRANT LIABILITY (cont.)

Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants included in the Units being sold in the Initial Public Offering, except that the Private Placement Warrants will not and the shares of common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. SHAREHOLDERS’ DEFICIT

Preferred Shares — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred shares. As of June 30, 2024 and December 31, 2023, there were no preferred shares issued or outstanding.

Class A Ordinary shares — The Company is authorized to issue 200,000,000 shares of $0.0001 par value Class A shares. At June 30, 2024 and December 31, 2023, there were 4,312,500 shares issued and outstanding (excluding 5,597,624 shares subject to possible redemption).

Class B Ordinary shares — The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At June 30, 2024 and December 31, 2023, there were zero Class B ordinary shares issued and outstanding.

The shares of Class B ordinary shares will automatically convert into shares of Class A ordinary shares at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A ordinary shares, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B ordinary shares shall convert into shares of Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding shares of Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A ordinary shares issuable upon conversion of all shares of Class B ordinary shares will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of ordinary shares outstanding upon the completion of the Initial Public Offering plus all shares of Class A ordinary shares and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B ordinary shares into an equal number of shares of Class A ordinary shares, subject to adjustment as provided above, at any time.

On October 2, 2023, the Company entered into a Share Exchange Agreement with the Purchaser and the Sponsor (the “Share Exchange Agreement”), pursuant to which each of the Purchaser and the Sponsor exchanged (the “Share Exchange”) all Class B ordinary shares then held (totaling an aggregate of 4,312,500 shares) into Class A ordinary shares. The Company issued 4,312,500 Class A ordinary shares (the “Exchange Shares”) in connection with the Share Exchange.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 10. SHAREHOLDERS’ DEFICIT (cont.)

The offer and sale of the Exchange Shares has not been registered under the Securities Act or any state securities laws and the Exchange Shares are not offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements. Nothing contained in this Quarterly Report on Form 10-Q constitutes an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

In the Share Exchange Agreement, each of the Purchaser and the Sponsor represented to the Company that it is an “accredited investor”, as defined in Rule 501 promulgated under the Securities Act, and the Company’s offer and sale of the Exchange Shares have been made in reliance upon the exemption from the registration requirements of the Securities Act.

The Company may issue additional ordinary shares or preferred share to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

NOTE 11. CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

At December 31, 2023 and June 30, 2024, the Class A ordinary shares subject to possible redemption reflected in the balance sheet is reconciled in the following table:

Class A ordinary shares subject to possible redemption at December 31, 2023	$62,688,612
Add:
Remeasurement of carrying value to redemption value	2,265,758
Class A ordinary shares subject to possible redemption at June 30, 2024	$64,954,370

NOTE 12. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 12. FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets and liabilities that are measured at fair value at June 30, 2024 and December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	June 30, 2024	December 31, 2023
Assets:
Investments held in Trust Account –(1)	1	$64,679,869	$62,406,649
Liabilities:
Warrant Liability – Public Warrants(2)	1	$1,423,988	$431,250
Warrant Liability – Private Warrants(2)	2	$1,477,645	$447,500

____________

(1)      The fair value of the investments held in Trust Account approximates the carrying amount primarily due to the short-term nature.

(2)      Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants was transferred from a Level 3 measurement to a Level I measurement during the year ended December 31, 2023, when the Public Warrants were separately listed and traded in an active market. The estimated fair value of the Private Warrants was transferred from a Level 3 measurement to a Level 2 measurement during the year ended December 31, 2023, as the key inputs to the valuation model became directly or indirectly observable from the Public Warrants listed price. There have been no transfers for the six-month period ended June 30, 2024 and during the year ended December 31, 2023.

Warrants

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the statements of operations.

Initial Measurement

The Warrants were valued using a Monte Carlo simulation model-based approach, which is considered to be a Level 3 fair value measurement. The Monte Carlo simulation model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement:

Inputs	December 9, 2021 (Initial Measurement)
Risk-free interest rate	1.26%
Expected term (years)	5.0
Expected volatility	15.0%
Exercise price	$11.50
Stock price	$9.59

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 12. FAIR VALUE MEASUREMENTS (cont.)

The Company’s use of a Monte Carlo simulation model required the use of subjective assumptions:

•        The risk-free interest rate assumption was based on the five-year U.S. Treasury rate, which was commensurate with the contractual term of the Warrants, which expire on the earlier of (i) five years after the completion of the initial business combination and (ii) upon redemption or liquidation. An increase in the risk-free interest rate, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

•        The expected term was determined to be five years, in-line with a typical equity investor assumed holding period

•        The expected volatility assumption was based on the implied volatility from a set of comparable publicly-traded warrants as determined based on the size and proximity of business combinations by similar special purpose acquisition companies. An increase in the expected volatility, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

•        The fair value of the Units, which each consist of one Class A ordinary share and one-half of one Public Warrant, represents the closing price on the measurement date as observed from the ticker APXIU.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. At the subsequent measurement dates of June 30, 2024 and December 31, 2023, the Private Placement Warrants were fair valued using the Monte Carlo Simulation Method.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants are as follows at subsequent measurement:

Inputs	June 30, 2024	December 31, 2023
Risk-free interest rate	4.38%	3.88%
Expected term (years)	0.50	0.75
Expected volatility	1.46%	0.55%
Exercise price	$11.50	$11.50
Stock price	$11.61	$11.18
Dividend Yield	0.00%	0.00%
Expected Term to Maturity Date	5.42	5.20
Probability of a successful merger	90.00%	90.00%

The following table presents the changes in the fair value of the Level 2 warrant liabilities:

Private Placement
Fair value as of December 31, 2023	$447,500
Change in valuation inputs or other assumptions	1,030,145
Fair value as of June 30, 2024	$1,477,645

Changes in valuation inputs or other assumptions are recognized in the change in fair value of warrant liabilities in the statements of operations.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
June 30, 2024

NOTE 13. SUBSEQUENT EVENTS

The Company evaluated events that have occurred after the balance sheet date up through the date the financial statements was issued. Based upon the review, management did not identify, other than below, any subsequent events that would have required adjustment or disclosure in the financial statements.

Nasdaq Notice

On May 30, 2024, the Company received a deficiency letter (the “Report Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”). The Report Letter notified the Company that since the Company had not yet filed its Annual Report on Form 10-K for the year ended December 31, 2023, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, the Company does not comply with Nasdaq’s Listing Rule 5250(c)(1) relating to the Company’s obligation to file periodic financial reports for continued listing. The Report Letter further stated that the Company has until July 29, 2024, to submit a plan to regain compliance with respect to the delinquent reports.

On July 24, 2024, the Company submitted its plan to regain compliance with respect to its failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2023, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (collectively the “Forms”). The remediation plan entails filing of the Form in advance of September 27, 2024, which would be the expiration of the 180-day exception period pursuant to Nasdaq Listing Rule 5810(c)(2)(F)(ii) as referenced in the Report Letter. On September 4, 2024, Nasdaq notified the Company that it has been granted an extension to regain compliance with the above referenced requirements (and the requirement to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024), which extension terminates on September 27, 2024.

On September 4, 2024, the Company received a deficiency letter (the “Warrant Letter”) from Nasdaq. The Warrant Letter notified the Company had failed to maintain a minimum of $1,000,000 in aggregate market value of its outstanding warrants and is not in compliance with Nasdaq’s Listing Rule 5452(b)(C). The Warrant Letter further stated that the Company has until October 21, 2024, to submit a plan to regain compliance with respect to such deficiency.

Bioceres Note

On August 26, 2024, the Company issued an unsecured promissory note (the “Bioceres Note”) in the principal amount of $446,000 to Bioceres LLC (“Bioceres”), an indirect shareholder of OmnigenicsAI Corp, the counterparty to the Company’s previously announced business combination. The Bioceres Note bears interest at 20% per annum. The Company shall repay all interested accrued and the principal balance on the date on which the Company consummates its initial business combination. The Bioceres Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Bioceres Note as well as all accrued interest and all other sums payable with regard to the Note becoming immediately due and payable.

Departure of MultiplAI from the Business Combination

On August 27, 2024, Parent, MultiplAI and the MultiplAI Shareholders (with the consent of the Company) terminated the MultiplAI SPA. As a result of such termination, MultiplAI will not be acquired by OmnigenicsAI, its business will not be combined pursuant to the Business Combination Agreement, and all rights and obligations of MultiplAI under the Business Combination Agreement shall cease and terminate, subject to certain exceptions.

Except as set forth above, no other terms of the Business Combination have been modified, and the Company and OmnigenicsAI intend to complete the combination of their businesses (without the acquisition of MultiplAI) as set forth in the Business Combination Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
APx Acquisition Corp. I

Opinion on the Financial Statements

We have audited the accompanying balance sheets of APx Acquisition Corp. I (the “Company”) as of December 31, 2024 and 2023, the related statements of operations, changes in shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before December 9, 2025. The Company entered into a definitive merger/business combination agreement with a business combination target on March 25, 2024; however, the completion of this transaction is subject to the approval of the Company’s shareholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to December 9, 2025, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after December 9, 2025, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Houston, Texas

March 31, 2025

APX ACQUISITION CORP. I
BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash	$120	$8,167
Prepaid expenses	—	—
Accrued interest receivable	60,458	281,963
Total Current Assets	60,578	290,130
Non-current Investment held in Trust Account	6,208,367	62,406,649
TOTAL ASSETS	$6,268,945	$62,696,779
LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses and accounts payable	$2,118,948	$224,903
Notes payable	1,146,075	—
Convertible note payable	1,500,000	520,600
Due to Related Party	512	—
Total current liabilities	4,765,535	745,503
Warrant liabilities	1,406,000	878,750
Total Liabilities	6,171,535	1,624,253
Commitments and Contingencies (Note 7)
Class A ordinary shares – 520,056 and 5,597,624 shares subject to possible redemption at $12.05 and $11.20 per share redemption value at December 31, 2024 and 2023, respectively	6,268,825	62,688,612
Shareholders’ Deficit
Preferred Stock – $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2024 and 2023	—	—
Class A ordinary shares – $0.0001 par value; 200,000,000 shares authorized; 4,312,500 issued and outstanding at December 31, 2024 and 2023 (excluding 520,056 and 5,597,624 shares subject to possible redemption at December 31, 2024 and 2023, respectively)	431	431
Class B ordinary shares – $0.0001 par value; 20,000,000 shares authorized, none issued and outstanding at December 31, 2024 and 2023	—	—
Additional paid-in capital	—	—
Accumulated Deficit	(6,171,846)	(1,616,517)
Total Shareholders’ Deficit	(6,171,415)	(1,616,086)
TOTAL LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$6,268,945	$62,696,779

The accompanying notes are an integral part of the financial statement.

APX ACQUISITION CORP. I
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Formation costs and other operating expenses	$2,612,483	1,744,855

Loss from operations	(2,612,483)	(1,744,855)

Other income (expense):
Interest earned on investments in Trust Account	3,056,533	4,024,613
One-time advisory fee	—	1,625,000
Gain on settlement of debt	—	117,373
Interest expense	(35,857)	(82,345)
Change in fair value of warrant liabilities	(527,250)	(562,277)
Gain on settlement of trade payables	—	878,886
Total Other Income (expense), net	2,493,426	6,001,250
Net (loss) income	$(119,057)	$4,256,395
Weighted average shares outstanding of Class A ordinary shares, redeemable	5,222,899	8,018,829
Basic and diluted net (loss) income per share, Class A ordinary shares, redeemable	$(0.01)	$0.35
Weighted average shares outstanding, Class A and Class B ordinary shares, non-redeemable	4,312,500	4,312,500
Basic and diluted net (loss) income per share, Class A and Class B ordinary shares, non-redeemable	$(0.01)	$0.35

The accompanying notes are an integral part of the financial statement.

APX ACQUISITION CORP. I
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Class A Common Shares		Class B Common Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2023	4,312,500	$431			$—	$(1,616,517)	$(1,616,086)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—		(4,436,272)	(4,436,272)
Net loss	—	—	—	—	—	(119,057)	(119,057)
Balance – December 31, 2024	4,312,500	$431	—	$—	$—	$(6,171,846)	$(6,171,415)
	Class A Common Shares		Class B Common Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	—	$—	4,312,500	$431	$—	$(552,763)	$(552,332)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	(704,464)	(5,320,149)	(6,024,613)
Gain on settlement of related party payables					704,464	—	704,464
Conversion of Class B into Class A shares	4,312,500	431	(4,312,500)	(431)
Net income	—	—	—	—	—	4,256,395	4,256,395
Balance – December 31, 2023	4,312,500	$431	—	$—	$—	$(1,616,517)	$(1,616,086)

The accompanying notes are an integral part of the financial statement.

APX ACQUISITION CORP. I
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Cash Flows from Operating Activities:
Net (loss) income	$(119,057)	$4,256,395
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Change in fair value of warrant liabilities	527,250	562,277
Interest earned on marketable securities held in trust	(3,278,038)	(4,320,595)
Amortization of debt discount	—	82,345
Gain on settlement of debt	—	(117,373)
Gain on settlement of trade payables	—	(878,886)
Changes in operating assets and liabilities:
Prepaid expenses	—	137,500
Accrued interest receivable	221,505	295,982
Accounts payable and accrued expenses	1,894,045	1,056,716
Due to Related party	512	—
Net cash (used in) provided by operating activities	(753,783)	1,074,361
Cash Flows from Investing Activities:
Cash deposited in Trust Account	(1,379,739)	(2,000,000)
Investment withdrawn from Trust Account	60,856,059	121,866,147
Net cash provided by investing activities	59,476,320	119,866,147
Cash Flows from Financing Activities:
Proceeds received from promissory note, convertible	979,400	520,600
Proceeds received from promissory note	1,146,075	1,625,000
Repayment of promissory note		(1,625,000)
Payments for redemption for class A common share	(60,856,059)	(121,866,147)
Net cash used in financing activities	(58,730,584)	(121,345,547)
Net Change in Cash	(8,047)	(405,039)
Cash – Beginning of period	8,167	413,206
Cash – End of period	$120	$8,167
Non-cash investing and financing activities:
Conversion of class B to class A shares	$—	$431
Gain on settlement of related party payables	$—	$704,464
Remeasurement of Class A shares subject to possible redemption	$(4,436,272)	$6,024,612

The accompanying notes are an integral part of the financial statement.

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN

APx Acquisition Corp. I (the “Company”) is a blank check company incorporated in the Cayman Islands on May 13, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2024, the Company had not yet commenced any operations. All activity for the period May 13, 2021 (inception) through December 31, 2024, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is APx Cap Sponsor Group I, LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 6, 2021. On December 9, 2021, the Company consummated the Initial Public Offering of 17,250,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $172,500,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 8,950,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $8,950,000 (Note 4).

Transaction costs amounted to $10,321,097, consisting of $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees and $833,597 of other offering costs. In addition, at December 9, 2021, cash of $1,295,936 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

On October 17, 2022, the Company entered into an engagement letter with EarlyBirdCapital, Inc. (“EBC”) for the provision of M&A advisory services (the “Advisory Agreement”) and an engagement letter with EBC for placement agency services (the “Placement Agency Agreement”). Pursuant to the Advisory Agreement, the Company would pay to EBC a fee of $2,000,000 in cash upon the closing of a business combination or similar transaction (the “Transaction Fee”). Pursuant to the Placement Agency Agreement, the Company would pay to EBC upon the closing of a business combination or similar transaction a cash placement fee (the “Placement Agent Fee”) equal to (a) 4.5% of the aggregate equity amount funded by investors contacted by EBC in connection with the placement, and (b) 2.5% of the aggregate debt financing amount, including secured and convertible debt, funded by investors contacted by EBC in connection with the placement. On August 22, 2023, the Company and EBC entered into a letter agreement (the “Letter Amendment”) which terminated the Placement Agency Agreement (including, for the avoidance of doubt, the Placement Agent Fee) and amended the Advisory Agreement. Pursuant to the Letter Amendment, the Advisory Agreement was amended to provide that the Company, at its option, could elect to pay up to $500,000 of the Transaction Fee in ordinary shares of the post-business combination company (in lieu of cash), with such issuance to occur on the six month anniversary of the closing of the business combination, and valued based on the volume weighted average price of the post-business combination company’s ordinary shares for the ten trading days immediately preceding the six month anniversary of the closing of the business combination.

On December 21, 2023, the Company received a deficiency letter (the “Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”). The Letter notified the Company that since the Company had not yet filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, the Company does not comply with Nasdaq’s Listing Rule 5250(c)(1) relating to the Company’s obligation to file periodic financial reports for continued listing. The Letter further stated that the Company has until February 19, 2024 to submit a plan to regain compliance with respect to the delinquent reports. The Company subsequently filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 within the cure period provided by Nasdaq within the Letter.

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

On May 30, 2024, the Company received a deficiency letter (the “Report Letter”) from the Listing qualifications Department of Nasdaq. The Report Letter notified the Company that since the Company had not yet filed its Annual Report on Form 10-K for the year ended December 31, 2023, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, the Company does not comply with Nasdaq’s Listing Rule 5250(c)(1) relating to the Company’s obligation to file periodic financial reports for continued listing. The Report Letter further stated that the Company has until July 29, 2024, to submit a plan to regain compliance with respect to the delinquent reports.

On July 24, 2024, the Company submitted its plan to regain compliance with respect to its failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2023, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (collectively the “Forms”). The remediation plan entails filing of the Form in advance of September 27, 2024, which would be the expiration of the 180-day exception period pursuant to Nasdaq Listing Rule 5810(c)(2)(F)(ii) as referenced in the Report Letter. On September 4, 2024, Nasdaq notified the Company that it has been granted an extension to regain compliance with the above referenced requirements (and the requirement to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024), which extension terminated on September 27, 2024. The Company filed the Forms and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 prior to the expiration of such deadline.

On September 4, 2024, the Company received a deficiency letter (the “Warrant Letter”) from Nasdaq. The Warrant Letter notified the Company had failed to maintain a minimum of $1,000,000 in aggregate market value of its outstanding warrants and is not in compliance with Nasdaq’s Listing Rule 5452(b)(C). The Warrant Letter further stated that the Company has until October 21, 2024, to submit a plan to regain compliance with respect to such deficiency.

On October 29, 2024, the Company received written notice from the Staff (the “November Notice”), stating that the Compliance Plan the Company submitted in response to the September 4, 2024 deficiency letter (the “Warrant Letter”) was not accepted as the Company had provided insufficient evidence to demonstrate that it can effect the Compliance Plan by its 36-month expiration date of December 6, 2024, at which time the Company’s securities will be delisted from Nasdaq, irrespective of the Company’s progress or lack thereof toward regaining compliance with the Rule, and that the Staff had determined to initiate procedures to delist the Company’s warrants from Nasdaq due to the Company’s non-compliance.

Pursuant to the Notice, unless the Company requests a hearing to appeal this determination by November 5, 2024, the Company’s warrants and units will be suspended at the opening of business on November 5, 2024, and a Form 25-NSE will be filed with the SEC, which will remove the Company’s warrants and units from listing and registration on Nasdaq (the “Warrant/Unit Delisting”). The Company does not intend to request a hearing. The Warrant/Unit Delisting does not affect the listing or trading of the Company’s Class A ordinary shares on the Nasdaq Global Market, other than those contained within the units. As of the date of this Annual Report on Form 10-K, our warrants and units have been suspended from trading; however, Nasdaq has not yet filed the Form 25-NSE with the SEC.

On December 10, 2024, the Company received a letter from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) stating that, pursuant to Nasdaq Listing Rule IM-5101-2 (“Rule IM-5101-2”), the staff of Nasdaq (“Staff”) had determined that (i) the Company’s securities will be delisted from Nasdaq, (ii) trading of the Company’s Class A common stock, warrants, and units will be suspended at the opening of business on December 17, 2024 and (iii) a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on Nasdaq. Under Rule IM-5101-2, a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement. Since the Company failed to complete its initial business combination by December 6, 2024, the Staff concluded that the Company did not comply with Rule IM-5101-2 and that the Company’s securities are now subject to delisting.

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

As a result, trading in our securities on Nasdaq was effectively suspended with the open of the market on December 17, 2024, and our securities are currently eligible to trade only on the over-the-counter markets system.

On March 21, 2025, Nasdaq filed a Form 25-NSE in respect of our Class A ordinary shares with the SEC, and the delisting of our Class A ordinary shares will become effective on March 31, 2025.

In order to complete the delisting process with respect to our units and warrants, we expect that Nasdaq will file a Form 25-NSE in respect of such securities with the SEC, and the delisting will become effective ten days after such Form 25-NSE is filed. Although we expect that we will be notified by Nasdaq prior to the filing of such Form 25-NSE, as well as prior to the release of a press release by Nasdaq announcing the delisting event, we are not at this time able to determine when such Form 25-NSE will be filed or when the delisting of our units and warrants from Nasdaq will be complete. However, the filing of the Form 25-NSE by Nasdaq and the subsequent delisting of our units and warrants may occur at any time without prior notice.

Despite the delisting of our securities from Nasdaq, we intend to proceed with our efforts to consummate our initial Business Combination. However, Nasdaq approval of OmnigenicsAI’s initial listing application with respect to the Business Combination is a condition to such Business Combination, and there can be no guarantee that Nasdaq will approve such initial listing application, which may delay, or ultimately prevent the consummation of the proposed Business Combination.

Following the suspension of trading on Nasdaq, our Class A ordinary shares are quoted on the Pink Open Market of the OTC under the symbol “APXIF”.

The Company will remain a reporting entity under the Securities Exchange Act of 1934, as amended, with respect to continued disclosure of financial and operational information.

First and Second Extension

On February 27, 2023, the Company held an extraordinary general meeting (the “February 2023 EGM”) and its shareholders approved an amendment to our amended and restated memorandum and articles of association (as amended, the “Articles of Association”) and to the investment management trust agreement dated as of September 7, 2021 (as amended, the “Trust Agreement”) to change the payment required to extend the Combination Period by two three-month periods (the “February Extension Amendment Amendment”). In connection with such vote, the holders of 10,693,417 public shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for an aggregate redemption amount of $111,346,281. Following such redemptions, approximately $68,271,081 remained in the trust account and 6,556,583 public shares remained issued and outstanding. Such remaining amount in the trust account will be distributed either to (i) all holders of public shares upon our liquidation or (ii) holders of public shares who elect to have their shares redeemed in connection with the consummation of our initial business combination. Accordingly, on March 1, 2023, the Company deposited $750,000 into the Trust Account in order to effect the extension of the termination date, from March 9, 2023 to June 9, 2023 (the “First Extension”). On June 22, 2023, the Company deposited an additional $750,000 into the Trust Account for a subsequent extension of the termination date, from June 9, 2023 to September 9, 2023 (the “Second Extension”), that the Company may need to complete an initial business combination.

Third Extension

On September 7, 2023, the Company held an extraordinary general meeting (the “September 2023 EGM”) and its shareholders approved an amendment to its Articles and to the Trust Agreement to extend the time to complete a business combination (the “Termination Date”) up to three (3) times for an additional one (1) month each time (each, an “Extension”) from September 9, 2023 to December 9, 2023, by depositing the lesser of $0.025 per public share or $125,000 (each such payment, an “Extension Payment”) for each one-month extension into the Company’s trust account (the “Trust Account”). In connection with the September 2023 EGM, the holders of 757,463 public

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for an aggregate redemption amount of approximately $8,273,281. Following such redemptions, approximately $63,340,058 remained in the trust account and 5,799,120 public shares remained issued and outstanding. Such remaining amount in the trust account will be distributed either to (i) all holders of public shares upon our liquidation or (ii) holders of public shares who elect to have their shares redeemed in connection with the consummation of our initial business combination.

On September 15, 2023, October 19, 2023 and November 13, 2023, the Company deposited $125,000 into the Trust Account in order to effect three one-month extensions of the termination date, from September 9, 2023 to December 9. 2023.

Fourth Extension

On December 8, 2023, the Company held an extraordinary general meeting (the “December 2023 EGM”) and its shareholders approved an amendment to its Articles and to the Trust Agreement to extend the Termination Date up to twelve (12) times for an additional one (1) month each time from December 9, 2023 to December 9, 2024, by depositing the lesser of $0.025 per public share or $125,000 for each one-month extension into the Company’s Trust Account. In connection with the December 2023 EGM, the holders of 201,496 public shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for an aggregate redemption amount of $2,246,585. Following such redemptions, 62,410,856 remained in the trust account and 5,597,624 public shares remained issued and outstanding. Such remaining amount in the trust account will be distributed either to (i) all holders of public shares upon our liquidation or (ii) holders of public shares who elect to have their shares redeemed in connection with the consummation of our initial business combination.

On December 20, 2023, January 24, 2024, February 12, 2024, March 12, 2024, April 8, 2024 and May 28, 2024, the Company deposited $125,000 each month into the Trust Account in order to effect six one-month extensions of the termination date to June 9, 2024.

On September 27, 2024, the Company deposited a lumpsum of $379,740 for back payments to the Trust representing $125,000 for each of the months of June 2024, July 2024 and August 2024 to extend the termination date to September 9, 2024, with the remaining balance making up the interest. On November 8, 2024, APx deposited a lumpsum of $375,000 for back payments to the Trust representing $125,000 for each of the months of September 2024, October 2024 and November 2024 as Extension Payments to extend the termination date to December 9, 2024.

Fifth Extension

On December 4, 2024, the Company held an extraordinary general meeting (the “December 2024 EGM”), As approved by its shareholders at the meeting, APx Acquisition Corp. I (the “Company”), and its trustee, Continental Stock Transfer & Trust Company (the “Trustee”), signed an amendment (the “Trust Agreement Amendment”) to the investment management trust agreement dated as of December 6, 2021 (the “Trust Agreement”), giving the Company the right to extend the date by which it has to consummate a business combination (the “Combination Period”) to December 9, 2025 (as extended, the “Extended Date”) (i.e., for a period of time ending 48 months after the consummation of its initial public offering (the “IPO”)) (the “Extension Amendment Proposal”).

Sponsor Alliance

On September 8, 2023, the Company entered into a purchase agreement (the “Purchase Agreement”) with the Company’s sponsor, APx Cap Sponsor Group I, LLC (the “Sponsor”) and Templar, LLC and its designees (the “Purchaser”), whereby the Sponsor transferred to the Purchaser, in exchange for $1.00 plus the Purchaser’s agreement to advance up to $50,000 to pay for expenses related to Company’s Exchange Act filing obligations, 3,342,188 of the Company’s Class B ordinary shares, $0.0001 par value (the “Founder Shares”) and 6,936,250 private placement warrants (the “Placement Warrants”) purchased at the time of the Company’s initial public offering (“IPO”) pursuant to a Private Placement Warrants Purchase Agreement, dated December 6, 2021. The Sponsor retained 970,312 Founder

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Shares and 2,013,750 Private Placement Warrants. The transfer of Founder Shares and Private Placement Warrants to the Purchaser pursuant to the Purchase Agreement is referred to as the “Transfer,” which closed on September 8. 2023. The Transfer and all transactions consummated in connection there with are referred to as the “Sponsor Alliance Transaction.”

On March 21, 2024, in connection with the transfer by Templar LLC of 800,000 Class A ordinary shares of the Company to its wholly owned subsidiary, Templar Subco LLC (“Templar Subco”), Templar Subco entered into a joinder agreement with the Company (the “Joinder Agreement”) to become a party to the Letter Agreement and the Registration Rights Agreement, both dated December 6, 2021 and entered into in connection with the Company’s initial public offering.

Upon the closing of the Initial Public Offering, an amount of $175,950,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”) located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares without voting, and if they do vote, irrespective of whether they vote for or against a Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Certificate of Incorporation provides that, a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The public shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. There will be no redemption rights upon the completion of a Business Combination

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

with respect to the Company’s warrants. These Class A ordinary shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor has agreed (a) to vote its Founder Shares (Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association with respect to the Company’s pre-Business Combination activities prior to the closing of a Business Combination unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Memorandum and Articles of Association relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination by December 9, 2025, 48 months from the closing of the IPO, assuming we further extend the period by up to twelve additional one-month periods (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholder’s rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of applicable law. The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit $10.00.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its shareholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The Proposed Business Combination

On March 25, 2024, the Company, OmnigenicsAI Corp, a Cayman Islands exempted company (“OmnigenicsAI”), Heritas Merger Sub Limited, a Cayman Islands exempted company and a direct wholly-owned subsidiary of OmnigenicsAI (“Merger Sub”) and MultiplAI Health Ltd, a private limited company formed under the laws of England and Wales (“MultiplAI” and, together with OmnigenicsAI, the “Target Companies”), entered into a Business Combination Agreement (the “Business Combination Agreement”).

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares without voting, and if they do vote, irrespective of whether they vote for or against a Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Certificate of Incorporation provides that, a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The public shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These Class A ordinary shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Articles, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor has agreed (a) to vote any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s with respect to the Company’s pre-Business Combination activities prior to the closing of a Business Combination unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) into the right to receive cash from

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Articles relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination by December 9, 2025, 48 months from the closing of the IPO, assuming we further extend the period by up to twelve additional one-month periods (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholder’s rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of applicable law. The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit $10.00.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its shareholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2024 and 2023, the Company had $120 and $8,167 in cash and a working capital deficit of $4,765,415 and $737,336, respectively, excluding accrued interest receivable as it is not available for working capital purposes.

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

The Company’s liquidity needs up to December 31, 2024, had been satisfied through a payment from the Sponsor of $25,000 (Note 5) for the Founder Shares and the remaining net proceeds from our Initial Public Offering, the Private Placement Warrants and the Promissory Notes (as defined below), to cover certain offering expenses. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (Note 6).

On February 28, 2023, the Company issued an unsecured promissory note (the “First Promissory Note”) in the amount of $875,000. The proceeds of the First Promissory Note were drawn in a single instance and will be used to economically facility the Company’s ability to effect the extension of the termination date. The First Promissory Note is payable in full on the earlier of (a) the Company’s consummation of a Business Combination or (b) December 31, 2023.

On May 26, 2023, the Company issued a second unsecured promissory note (the “Second Promissory Note”) and, together with the First Promissory Note, the “Promissory Notes”) in the amount of $750,000. The proceeds of the Second Promissory Note were drawn in a single instance and will be used to economically facility the Company’s ability to effect the extension of the termination date. The Second Promissory Note is payable in full on the earlier of (a) the Company’s consummation of a Business Combination or (b) December 31, 2023.

On August 18, 2023, the Company paid in full the outstanding balance of $1,625,000 drawn on the First Promissory and Second Promissory Notes, in connection the Company incurred a gain on settlement of debt of $117,373. The Note payable is considered paid in full, and the Company no longer has access to draw funds.

On September 8, 2023, in connection with the Sponsor Alliance, the Company issued an unsecured promissory note (the “Working Capital Promissory Note”) in the amount of up to $500,000, which amount was later amended to $2,000,000. The note is non-interest bearing and is convertible at the option of the holder into one or more private placement warrants. The proceeds of the Promissory Note will be used to finance operating costs in connection with a Business Combination. The Working Capital Promissory Note is payable in full upon the Company’s consummation of a Business Combination. Management determined that there was an embedded conversion feature related to the note that would require bifurcation and be classified as a liability. However, as of December 31, 2024, the amount was determined to be de minimis. As of December 31, 2024, and December 31, 2023, a principal balance of $1,731,460 and $520,600 was outstanding under the Working Capital Promissory Note. The amount outstanding as of December 31, 2023, includes $20,600 of advances received from the Sponsor Alliance to cover expenses until the amendment to the working capital promissory note was finalized (See Note 6). Because the conversion feature of the note is capped at $1,500,000, this amount of the principal balance as of December 31, 2024 is presented as Convertible note payable, with the remaining non-convertible portion of $231,460 presented as Notes payable.

On August 26, 2024, the Company issued an unsecured promissory note (the “Bioceres Note”) in the principal amount of $446,000 to Bioceres LLC (“Bioceres”), an indirect shareholder of OmnigenicsAI Corp, the counterparty to the Company’s previously announced business combination. The Bioceres Note bears interest at 20% per annum. The Company shall repay all interest accrued and the principal balance on the date on which the Company consummates its initial business combination. As of December 31, 2024, the principal balance outstanding is $446,000.

On November 7, 2024, the Company issued the unsecured Second Bioceres Note in the principal amount of $700,000 to Bioceres. The Second Bioceres Note bears interest at 20% per annum. The Company shall repay all interested accrued and the principal balance on the date on which the Company consummates its initial business combination. The note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the note as well as all accrued interest and all other sums payable with regard to the note becoming immediately due and payable. As of December 31, 2024, the principal balance outstanding is $468,615.

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Based on the foregoing, management believes that the Company will not have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Risks and Uncertainties

The military conflict that commenced in February 2022 by the Russian Federation in Ukraine and the surrounding region, and Hamas’ and Iran’s Fall 2023 attack on Israel and the ensuing war, have created and are expected to create further global economic consequences, including but not limited to the possibility of extreme volatility and disruptions in the financial markets, diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in inflation rates and uncertainty about economic and political stability. Such global consequences may materially and adversely affect the Company’s ability to consummate an initial Business Combination, or the operations of a target business with which the Company ultimately consummates an initial Business Combination. In addition, the Company’s ability to consummate an initial Business Combination may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the global economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate an initial Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Going Concern Consideration

At December 31, 2024 and 2023, the Company had $120 and $8,167 in operating cash and a working capital deficit of $4,765,415 and $737,336, respectively, excluding Accrued interest receivable as it is not available for working capital purposes. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Account Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The Company has until December 9, 2025 (48 months from the closing of the IPO), if we further extend the period by up to twelve additional one-month periods, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution as well as insufficient cash flows raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Operating Segments

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the chief operating decision maker (“CODM”), which is the Chief Executive Officer and Chairman of the Board, in deciding how to allocate resources and assess performance. The Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources. The Company is not organized by market and is managed and operated as one business. A single management team that reports to the CODM comprehensively manages the entire business. Accordingly, the Company does not accumulate discrete financial information with respect to separate divisions and does not have separate operating or reportable segments. Since the Company operates in one operating segment, all required financial segment information can be found in the financial statements.

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $120 and $8,167 in cash and no cash equivalents as of December 31, 2024, and 2023, respectively.

Investments Held in Trust Account

As of December 31, 2024, and 2023, the Company had $6,208,367 and $62,406,649 respectively held in the Trust Account which invests only in direct U.S. government treasury obligations.

Share-based Compensation

The transfer of the Founder Shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, share- based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Share-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon occurrence of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied by the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares. As of December 31, 2024 and 2023, the Company determined that a Business Combination is not considered probable and, therefore, no share-based compensation expense has been recognized.

The fair value at the grant date of the 40,000 Founder Shares transferred to the Company’s directors was approximately $203,000 or $5.08 per share. Upon consummation of an initial business combination, the Company will recognize approximately $203,000 in compensation expense.

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 17,575,000 of the Company’s Class A ordinary shares in the calculation of diluted income per share.

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. The Company applies the two-class method in calculating earnings per share. The contractual formula utilized to calculate the redemption amount approximates fair value. The Class feature to redeem at fair value means that there is effectively only one class of stock. Changes in fair value are not considered a dividend for the purposes of the numerator in the earnings per share calculation. Net income per ordinary share is computed by dividing the pro rata net income between the redeemable shares and the non-redeemable shares by the weighted average number of ordinary shares outstanding for each of the periods. The calculation of diluted income per ordinary stock does not consider the effect of the warrants issued in connection with the IPO since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

On October 2, 2023, in accordance with the provision of the Articles, each of the APx Sponsor and the Templar Sponsor exercised its rights to convert an aggregate of 4,312,500 Class B ordinary shares into an equal number of Class A ordinary shares, on a one-for-one basis (the “Class B Conversion”). As a result of the Class B Conversion, no Class B ordinary shares remain outstanding as of December 31, 2023 and December 31, 2024.

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except share amounts) for the years ended December 31, 2024 and 2023:

	For the Year Ended December 31, 2024		For the Year Ended December 31, 2023
	Class A Ordinary Shares, Redeemable	Class A and Class B Ordinary Shares, Non-Redeemable	Class A Ordinary Shares, Redeemable	Class A and B Ordinary Shares, Non-Redeemable
Basic and diluted net income per ordinary share Numerator:
Allocation of net (loss) income	$(65,212)	$(53,845)	$2,767,853	$1,488,542
Denominator Basic and diluted weighted average shares outstanding	5,222,899	4,312,500	8,018,829	4,312,500
Basic and diluted net (loss) income per ordinary shares	$(0.01)	$(0.01)	$0.35	$0.35

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Warrant Liability

The Company accounts for warrants based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Binomial Lattice model-based approach (see Note 11).

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’ own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred in the condensed consolidated statements of operations. Offering costs associated with the Class A ordinary shares issued were charged to temporary equity and warrants upon the completion of the Initial Public Offering. Offering costs amounting to $10,321,097 were charged to shareholders’ equity upon the completion of the Initial Public Offering and $465,166 were expensed as of the date of the Initial Public Offering.

Recently Issued Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted beginning on January 1, 2021. The Company assessed the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows and determined there to be none.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASU 2023-07, which is applicable to entities with a single reportable segment, will primarily require enhanced disclosures about significant segment expenses and enhanced disclosures in interim periods. The guidance in ASU 2023-07 will be applied retrospectively and is effective for annual reporting periods in fiscal years beginning after December 15, 2023 and interim reporting periods in fiscal years beginning after December 31, 2024, with early adoption permitted. The Company adopted this guidance as of January 1, 2024. The adoption resulted in disclosure changes only.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). ASU 2023-09 is intended to enhance the decision usefulness of income tax disclosures and requires the disclosure of various disaggregated information, including an entity’s effective tax rate reconciliation as well as additional information on taxes paid. This ASU is effective on a prospective basis for annual periods beginning after December 15, 2024, with early adoption allowed. The Company is currently assessing the impact, if any, ASU 2023-09 would have on its disclosures.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholder’s equity. The Company’s ordinary shares feature

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholder’s equity section of the Company’s balance sheet.

NOTE 3. INITIAL PUBLIC OFFERING

On December 9, 2021, the Company sold 17,250,000 Units at $10.00 per Unit, generating gross proceeds of $172.5 million, and incurring offering costs of $10,321,097, consisting of $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees and $833,897 of other offering costs.

Each Unit consists of one share of the Company’s Class A ordinary shares, par value $0.0001 per share, and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of Class A ordinary shares at an exercise price of $11.50 per whole share (Note 8).

ln September 2022, the Company reversed the $6,037,500 of deferred underwriting fees as the underwriters resigned from their role in the Business Combination and thereby waived their right of the deferred underwriting commissions.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor has purchased 8,950,000 Private Placement Warrants at a price of $1.00 per warrant, generating total proceeds of $8,950,000 to the Company.

Each Private Placement Warrant is identical to the warrants offered in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the trust account with respect to Private Placement Warrants when the price per share of Class A ordinary shares equals or exceeds $18.00, which will expire worthless if the Company does not consummate a Business Combination within the Combination Period.

On September 8, 2023, as part of the Purchase Agreement between the Company’s Sponsor, APx Cap Sponsor Group I, LLC (the “Sponsor”) transferred to Templar, LLC and its designees (the “Purchaser”), 6,936,250 private placement warrants purchased at the time of the Company’s initial public offering (“IPO”) pursuant to a Private Placement Warrants Purchase Agreement dated December 6, 2021. The Sponsor retained 2,013,750 Private Placement Warrants. The transfer was executed as part of the Sponsor Alliance Transaction.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 21, 2021, the Company issued an aggregate of 4,312,500 shares of Class B ordinary shares (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. The Founder Shares include an aggregate of up to 562,500 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As of December 31, 2024 and 2023, all of the over-allotment units had been settled simultaneously with the close of the IPO. No Class B ordinary shares were forfeited or subject to forfeiture.

Other than as described above, the Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the Business Combination, the Founder Shares will be released from the lock-up.

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

On September 8, 2023, as part of the Purchase Agreement between the Company’s Sponsor, APx Cap Sponsor Group I, LLC (the “Sponsor”) transferred to Templar LLC and its designees (the “Purchaser”), 3,342,188 of the Company’s class B ordinary shares, $0.0001 par value (the “Founder Shares”) purchased at the time of the Company’s initial public offering (“IPO”) pursuant to a Private Placement Warrants Purchase Agreement, dated December 6, 2021. The Sponsor retained 970,312 Founder Shares. The transfer was executed as part of the Sponsor Alliance Transaction.

Related Party Loans/Promissory Note — Related Party

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. See the description of the First Promissory Note, the Second Promissory Note, the Working Capital Promissory Note, and the Amended and Restated Note under Note 6 — Promissory Notes Payable for activity under this arrangement.

Administrative Support Agreement

Commencing on the date of the prospectus and until completion of the Company’s initial business combination or liquidation, the Company may reimburse an affiliate of the Sponsor up to an amount of $10,000 per month for office space and secretarial and administrative support provided to members of the Company’s management team. The Company considered this agreement under the guidance of ASC 842, Leases, and determined that this agreement did not meet the definition of a lease. In connection with the Sponsor Alliance Transaction, the Company and APx Sponsor Group I terminated the administrative services agreement as of the end of September 2023, and the Company ceased paying these monthly fees.

NOTE 6. PROMISSORY NOTE PAYABLE

On February 28, 2023, the Company issued an unsecured promissory note (the “First Promissory Note”) in an amount of $875,000 in order to economically facilitate their ability to effect the extension of the termination date. An amount of $125,000 was used in order to economically facilitate the extension payment to extend the period from September 9, 2023 to October 9, 2023. The First Promissory Note is payable in full on the earlier of (a) consummation of an initial business combination or (b) December 31, 2023 (the “First Due Date”). On the First Due Date, the Company shall pay to the payee under the First Promissory Note (the “Payee”) the outstanding principal amount of the First Promissory Note in immediately available funds and deliver to the Payee, as interest-in-kind, 875,000 of newly issued warrants. The terms of the warrants are identical to the Private Placement Warrants the Company issued in connection with the Initial Public Offering. The Payee shall be entitled to certain registration rights with respect to the warrants and the shares issuable upon exercise of the warrants.

On May 26, 2023, the Company issued a second unsecured promissory note (the “Second Promissory Note” and, together with the First Promissory Note, the “Promissory Notes”) in an amount of $750,000 in order to economically facilitate the ability to effect the extension of the termination date, from June 9, 2023 to September 9, 2023 (the “Second Extension”). The Second Promissory Note is payable in full on the earlier of (a) consummation of an initial business combination or (b) December 31, 2023 (the “Second Due Date”). On the Second Due Date, the Company shall pay to the Payee under the Second Promissory Note the outstanding principal amount of the Second Promissory Note in immediately available funds and deliver to the Payee, as interest-in-kind, 750,000 of newly issued warrants. The terms of the warrants are identical to the Private Placement Warrants the Company issued in connection with the Initial Public Offering. The Payee shall be entitled to certain registration rights with respect to the warrants and the shares issuable upon exercise of the warrants.

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 6. PROMISSORY NOTE PAYABLE (cont.)

On August 18, 2023, the Company paid in full the outstanding balance of $1,625,000 drawn on the First Promissory and Second Promissory Notes. In connection, the Company incurred a gain on settlement of debt of $117,373. The Promissory Note payable is considered paid in full, and the Company no longer has access to draw funds. The Payee forfeited all newly issued private placement warrants, and there was no debt discount as of December 31, 2024, and December 31, 2023.

On September 8, 2023, in connection with the Sponsor Alliance, the Company issued an unsecured promissory note (the “Working Capital Promissory Note”) in the amount of up to $500,000. The note is non-interest bearing and is convertible at the option of the holder into one or more private placement warrants. The proceeds of the Promissory Note will be used to finance operating costs in connection with a Business Combination. The Working Capital Promissory Note is payable in full upon the Company’s consummation of a Business Combination. As of December 31, 2023, the principal balance of $520,600 was outstanding and the fair value of the conversion feature was di minimis. This amount includes $20,600 of advances received from the Sponsor Alliance to cover expenses until the amendment to the Working Capital Promissory note was finalized (see below).

On February 9, 2024, the Working Capital Promissory Note was amended and restated (the “Amended and Restated Note”), to increase the maximum principal amount from $500,000 to $2,000,000 and to provide that, in addition to funding working capital needs, amounts under the Amended and Restated Note may be used for the purposes of making one or more payments to Continental Stock Transfer & Trust Company, a New York limited liability trust company, as Extension Payments (as defined in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 29, 2023, as amended). Other than as set forth above, the terms of the Amended and Restated Note are identical to those of the Working Capital Promissory Note. The issuance of the Amended and Restated Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. As of December 31, 2024, a principal balance of $1,731,460 was outstanding and the fair value of the conversion feature was immaterial. However, because the conversion feature of the note is capped at $1,500,000, this amount of the principal balance as of December 31, 2024 is presented as Convertible note payable, with the remaining non-convertible portion of $231,460 presented as Notes payable.

On August 26, 2024, the Company issued an unsecured promissory note (the “Bioceres Note”) in the principal amount of $446,000 to Bioceres LLC (“Bioceres”), an indirect shareholder of OmnigenicsAI Corp, the counterparty to the Company’s previously announced business combination. The Bioceres Note bears interest at 20% per annum. The Company shall repay all interest accrued and the principal balance on the date on which the Company consummates its initial business combination. The Bioceres Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Bioceres Note as well as all accrued interest and all other sums payable with regard to the Note becoming immediately due and payable. As of December 31, 2024, the principal balance outstanding is $446,000 and is presented as Notes payable.

On November 7, 2024, the Company issued the unsecured Second Bioceres Note in the principal amount of $700,000 to Bioceres. The Second Bioceres Note bears interest at 20% per annum. The Company shall repay all interested accrued and the principal balance on the date on which the Company consummates its initial business combination. The note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the note as well as all accrued interest and all other sums payable with regard to the note becoming immediately due and payable. As of December 31, 2024, the principal balance outstanding is $468,615 and is presented as Notes payable.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 7. COMMITMENTS AND CONTINGENCIES (cont.)

Shares, only after conversion to our Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Advisory Agreement

On October 17, 2022, the Company had entered into an engagement letter with EarlyBirdCapital, Inc. (“EBC”) for the provision of M&A advisory services (the “Advisory Agreement”) which was subsequently amended on August 22, 2023. The Advisory Agreement was amended to provide that the Company at its option, could elect to pay up to $500,000 of the transaction fee in ordinary shares of the post-business combination company (in lieu of cash), with such issuance to occur on the six month anniversary of the closing of the business combination, and valued based on the volume weighted average price of the post business combination company’s ordinary shares for the ten trading days immediately preceding the six month anniversary of the closing of the business combination.

Structuring Services Agreement

On May 18, 2023, Grupo Promotor de Desarrollo e Infraestructura, S.A. de C.V. (“Prodi Capital”) engaged the Company to act as a structuring agent in connection with potential transaction related to a business combination. The Company will be entitled to customary fees in such capacity, with payment due upon finalization of the advisory services. In connection with the Sponsor Alliance Transaction (see Note 1), the Company ended the services agreement. For the years ended December 31, 2024 and 2023, the Company received nil for services rendered in relation to this agreement.

NOTE 8. WARRANT LIABILITY

The Company accounted for the 17,575,000 warrants issued in connection with the Public Offering (8,625,000 Public Warrants and 8,950,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company has classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 8. WARRANT LIABILITY (cont.)

Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30-day redemption period; and

•        if, and only if, the closing price of our Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (the “Reference Value”).

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.

Once the Warrants become exercisable, the Company may redeem the Warrants for redemption:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive the number of shares determined by reference to the table set forth under “Description of Securities-Warrants-Public Shareholders’ Warrants” based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined below);

•        if, and only if, the Reference Value (as defined above under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

•        if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), the private placement warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holder’s ability to cashless exercise its warrants) as the outstanding public warrants, as described above.

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 8. WARRANT LIABILITY (cont.)

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A ordinary shares (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants included in the Units being sold in the Initial Public Offering, except that the Private Placement Warrants will not and the shares of common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. SHAREHOLDERS’ DEFICIT

Preferred Shares — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred shares. As of December 31, 2024 and 2023, there were no preferred shares issued or outstanding.

Class A Ordinary shares — The Company is authorized to issue 200,000,000 shares of $0.0001 par value Class A shares. As of December 31, 2024 and 2023, there were 4,312,500 shares issued and outstanding (excluding 520,056 and 5,597,624 shares subject to possible redemption as of December 31, 2024 and 2023, respectively).

Class B Ordinary shares — The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At December 31, 2024 and 2023, there were zero Class B ordinary shares issued and outstanding.

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 9. SHAREHOLDERS’ DEFICIT (cont.)

The shares of Class B ordinary shares will automatically convert into shares of Class A ordinary shares at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A ordinary shares, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B ordinary shares shall convert into shares of Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding shares of Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A ordinary shares issuable upon conversion of all shares of Class B ordinary shares will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of ordinary shares outstanding upon the completion of the Initial Public Offering plus all shares of Class A ordinary shares and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B ordinary shares into an equal number of shares of Class A ordinary shares, subject to adjustment as provided above, at any time.

On October 2, 2023, the Company entered into a Share Exchange Agreement with the Purchaser and the Sponsor (the “Share Exchange Agreement”), pursuant to which each of the Purchaser and the Sponsor exchanged (the “Share Exchange”) all Class B ordinary shares then held (totaling an aggregate of 4,312,500 shares) into Class A ordinary shares. The Company issued 4,312,500 Class A ordinary shares (the “Exchange Shares”) in connection with the Share Exchange. As a result of the Class B Conversion, no Class B ordinary shares remain outstanding as of December 31, 2024 and 2023.

The offer and sale of the Exchange Shares has not been registered under the Securities Act or any state securities laws and the Exchange Shares not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements. Nothing contained in this Annual Report on Form 10-K constitutes an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

In the Share Exchange Agreement, each of the Purchaser and the Sponsor represented to the Company that it is an “accredited investor”, as defined in Rule 501 promulgated under the Securities Act, and the Company’s offer and sale of the Exchange Shares have been made in reliance upon the exemption from the registration requirements of the Securities Act.

The Company may issue additional ordinary shares or preferred share to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

NOTE 10. CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 10. CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION (cont.)

In February of 2023, in connection with the vote to approve the First Extension and the Trust Amendment, the holders of 10,693,417 Public Shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.41 per share, for an aggregate redemption amount of $111,346,281. Following such redemptions, approximately $68,271,081 remained in the trust account and 6,556,583 public shares remained issued and outstanding. Such remaining amount in the trust account will be distributed either to (i) all holders of public shares upon our liquidation or (ii) holders of public shares who elect to have their shares redeemed in connection with the consummation of our initial business combination. Accordingly, on March 1, 2023, the Company deposited $750,000 into the Trust Account in order to effect the extension of the termination date, from March 9, 2023 to June 9, 2023 (the “First Extension”). On June 22, 2023, the Company deposited an additional $750,000 into the Trust Account for a subsequent extension of the termination date, from June 9, 2023 to September 9, 2023 (the “Second Extension”).

In September of 2023, in connection with the shareholders’ vote at the Extraordinary General Meeting, the holders of 757,463 public shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.92 per share, for an aggregate redemption amount of approximately $8,273,281. Following such redemptions 5,799,120 public shares remained issued and outstanding. The remaining amount in the Trust Account will be distributed either to: (i) all of the holders of shares of Class A ordinary shares issued as part of the units sold in the Initial Public Offering (the “Public Shares”) upon the Company’s liquidation or (ii) holders of Public Shares who elect to have their shares redeemed in connection with the consummation of a Business Combination.

In connection with the December 2023 EGM, the holders of 201,496 public shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for an aggregate redemption amount of $2,246,585. Following such redemptions, $62,410,856 remained in the trust account and 5,597,624 public shares remained issued and outstanding. Such remaining amount in the trust account will be distributed either to (i) all holders of public shares upon our liquidation or (ii) holders of public shares who elect to have their shares redeemed in connection with the consummation of our initial business combination.

In connection with the shareholders’ vote at the December 2024 EGM of shareholders held by the Company on December 4, 2024, 5,077,568 Public Shares were tendered for redemption, leaving 520,056 Public Shares subject to redemption. As a result, $60,856,059.42 (approximately $11.99 per share) will be removed from the Trust Account to pay such holders, without taking into account additional allocation of payments to cover any tax obligation of the Company since that date. After the redemptions, $6,233,015.29 will remain in the Trust Account.

At December 31, 2024 and 2023, the Class A ordinary shares subject to possible redemption reflected in the balance sheet is reconciled in the following table:

Class A ordinary shares subject to possible redemption at December 31, 2022	$178,530,147
Less:
Shares redeemed in February 2023	(111,346,281)
Shares redeemed in September 2023	(8,273,281)
Shares redeemed in December 2023	(2,246,585)
Add:
Remeasurement of carrying value to redemption value	6,024,612
Class A ordinary shares subject to possible redemption at December 31, 2023	$62,688,612
Less:
Shares redeemed in December 2024	(60,856,059)
Add:
Remeasurement of carrying value to redemption value	4,436,272
Class A ordinary shares subject to possible redemption at December 31, 2024	$6,268,825

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 11. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

The following table presents information about the Company’s assets and liabilities that are measured at fair value at December 31, 2024 and 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	December 31, 2024	December 31, 2023
Assets:
Investments held in Trust Account –(1)	1	$6,208,367	$62,406,649
Liabilities:
Warrant Liability – Public Warrants –(2)	3/1	$690,000	$431,250
Warrant Liability – Private Warrants –(2)	3/2	$716,000	$447,500

____________

(1)      The fair value of the investments held in Trust Account approximates the carrying amount primarily due to the short-term nature.

(2)      Due to the suspension of trading of the public warrants in November 2024, the public and private warrants have been assessed as Level 3 as of December 31, 2024 as no directly or indirectly observable public warrant list price.

Warrants

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the statements of operations.

Initial Measurement

The Warrants were valued using a Binomial Lattice model-based approach, which is considered to be a Level 3 fair value measurement. The Binomial Lattice simulation model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.

The key inputs into the Binomial Lattice simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement:

Inputs	December 9, 2021 (Initial Measurement)
Risk-free interest rate	1.26%
Expected term (years)	5.0
Expected volatility	15.0%
Exercise price	$11.50
Stock price	$9.59

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 11. FAIR VALUE MEASUREMENTS (cont.)

The Company’s use of a Binomial Lattice simulation model required the use of subjective assumptions:

•        The risk-free interest rate assumption was based on the five-year U.S. Treasury rate, which was commensurate with the contractual term of the Warrants, which expire on the earlier of (i) five years after the completion of the initial business combination and (ii) upon redemption or liquidation. An increase in the risk-free interest rate, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

•        The expected term was determined to be five years, in-line with a typical equity investor assumed holding period

•        The expected volatility assumption was based on the implied volatility from a set of comparable publicly-traded warrants as determined based on the size and proximity of business combinations by similar special purpose acquisition companies. An increase in the expected volatility, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

•        The fair value of the Units, which each consist of one Class A ordinary share and one-half of one Public Warrant, represents the closing price on the measurement date as observed from the ticker APXIU.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. At the subsequent measurement date of December 31, 2024, and 2023, the Private Placement Warrants were fair valued using the Binomial Lattice Simulation Method.

The key inputs into the Binomial Lattice simulation model for the Private Placement Warrants are as follows at subsequent measurement:

Inputs	December 31, 2024	December 31, 2023
Risk-free interest rate	4.42%	3.88%
Expected term (years) to exercise date	.33	.75
Expected volatility	1.11%	.55%
Exercise price	$11.50	$11.50
Stock price	$9.99	$11.18
Dividend yield	0.00%	0.00%
Expected term to maturity date	4.82	5.20
Probability of a successful merger	90.00%	90.00%

The following table presents the changes in the fair value of the Level 3 and Level 2 warrant liabilities as of December 31, 2024, and December 31, 2023, respectively:

Private Placement
Fair value as of December 31, 2023	$447,500
Change in valuation inputs or other assumptions	268,500
Fair value as of December 31, 2024	$716,000

____________

(1)      Changes in valuation inputs or other assumptions are recognized in the change in fair value of warrant liabilities in the statements of operations.

APX ACQUISITION CORP. I
NOTES TO FINANCIAL STATEMENTS

NOTE 12. SEGMENT REPORTING

ASC Topic 280, “Segment Reporting” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic area, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and access performance.

The Company’s chief operating decision maker has been identified as the Chief Executive Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	December 31, 2024	December 31, 2023
Formation costs and other operating expenses	$2,612,483	1,744,855
Interest earned on investments held in Trust Account	$3,056,533	4,024,613

The key measures of segment profit or loss reviewed by our CODM are interest earned on investments held in Trust Account and formation costs and other operating expenses. The CODM reviews interest earned on investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. Formation costs and operating expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews formation costs and operating expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

NOTE 13. SUBSEQUENT EVENTS

The Company evaluated events that have occurred after the balance sheet date up through the date the financial statements was issued. Based upon the review, management did not identify, other than what has already been disclosed as part of the financial statement footnotes, any subsequent events that would have required adjustment or disclosure in the financial statements.

OmnigenicsAI Corp
Interim Condensed Combined Statements of Operations
For the six-month periods ended December 31, 2024 and 2023
(All amounts in US Dollars, except for share data and otherwise indicated)
(Unaudited)

		For the six-month period ended December 31,
	Note	2024	2023
Revenues (*)	16	834,782	703,392
Cost of revenues	17	(1,060,964)	(759,520)
Gross (loss)		(226,182)	(56,128)
Selling expenses	17	(152,409)	(135,697)
General and administrative expenses	17	(621,783)	(183,085)
Research and development expenses	17	(319,693)	(224,298)
Other operating income		1,305	23,249
Operating Loss		(1,318,762)	(575,959)
Finance income	18	3,676	13,265
Finance costs	18	(304,683)	(102,482)
Other financial results, net	18	(501,113)	(1,447,763)
Inflation adjustment	18	798,576	678,255

Financial results, net		(3,544)	(858,725)

Net loss for the period		(1,322,306)	(1,434,684)

Basic and diluted loss per share	19	(0.044)	(0.048)

The accompanying notes are an integral part of these Unaudited interim condensed Combined Financial Statements.

____________

(*)      For the six-month periods ended December 31, 2024 and 2023, includes sales to related parties amounted to US$ 696,606 and US$ 672,336, respectively.

See Note 20

OmnigenicsAI Corp
Interim condensed Combined Statements of Other Comprehensive Loss
For the six-month periods ended December 31, 2024 and 2023
(All amounts in US Dollars, except for share data and otherwise indicated)
(Unaudited)

	For the six-month period ended December 31,
	2024	2023
Other comprehensive loss
Net loss for the period	(1,322,306)	(1,434,684)
Items that may be reclassified to profit or loss
Foreign exchange differences on translation of foreign operations	(200,548)	(11,780)
Total other comprehensive (loss)	(200,548)	(11,780)
Total comprehensive loss for the period	(1,522,854)	(1,446,464)

The accompanying notes are an integral part of these Unaudited interim condensed Combined Financial Statements.

OmnigenicsAI Corp
Interim condensed Combined Statements of Financial Position
As of December 31, 2024 and June 30, 2024
(All amounts in US Dollars, except for share data and otherwise indicated)
(Unaudited)

	Notes	As of December 31, 2024	As of June 30, 2024
ASSETS
Non-current assets
Property, plant and equipment, net	4	72,705	84,637
Intangible assets, net	5	851,605	840,583
Right-of-use assets	6	176,266	194,604
Trade and other receivables with third parties, net	8	25,191	62,977
Total non-current assets		1,125,767	1,182,801
Current assets
Inventories	7	243,007	464,230
Trade and other receivables with third parties, net	8	12,297	18,687
Trade receivables with related parties, net	9	251,729	25,908
Cash and cash equivalents	10	4,638	41,727
Total current assets		511,671	550,552
TOTAL ASSETS		1,637,438	1,733,353
SHAREHOLDERS’ DEFICIT
Share capital	11	3,000	3,000
Share premium	11	3,239,232	2,828,281
Share-based incentives	11-13	1,401,787	1,226,867
Cumulative translation adjustment		(162,866)	37,682
Accumulated deficit		(8,263,789)	(6,941,483)
TOTAL SHAREHOLDERS’ DEFICIT		(3,782,636)	(2,845,653)
LIABILITIES
Non-Current liabilities
Financial liabilities with related parties	12	3,102,486	2,661,008
Lease liabilities	6	77,257	112,077
Total Non-Current liabilities		3,179,743	2,773,085
Current liabilities
Financial liabilities with related parties	12	48,950	—
Financial liabilities with third parties	12	245,853	45,664
Trade and other payables	14	1,639,187	1,561,852
Contract liability	16	118,038	94,982
Payroll and social security liabilities		138,010	68,521
Lease liabilities	6	50,293	34,902
Total Current liabilities		2,240,331	1,805,921
TOTAL LIABILITIES		5,420,074	4,579,006
TOTAL SHAREHOLDERS’ (DEFICIT)/EQUITY AND LIABILITIES		1,637,438	1,733,353

The accompanying notes are an integral part of these Unaudited interim condensed Combined Financial Statements.

OmnigenicsAI Corp
Interim condensed Combined Statements of Changes in Shareholders’ Deficit
For the six-month periods ended December 31, 2024 and 2023
(All amounts in US Dollars, except for share data and otherwise indicated)
(Unaudited)

	Share capital	Capital inflation adjustment	Share Premium	Cumulative translation adjustment	Accumulated deficit	Total shareholders’ deficit
Balance as of June 30, 2024	3,000	—	4,055,148	37,682	(6,941,483)	(2,845,653)
Parent company’s contribution (Note 20)	—	—	410,951	—	—	410,951
Other comprehensive loss	—	—	—	(200,548)	—	(200,548)
Stock based incentive (Note 13)	—	—	174,920	—	—	174,920
Net loss for the period	—	—	—	—	(1,322,306)	(1,322,306)
Balance as of December 31, 2024	3,000	—	4,641,019	(162,866)	(8,263,789)	(3,782,636)
	Share capital	Capital inflation adjustment	Share Premium	Cumulative translation adjustment	Accumulated deficit	Total shareholders’ equity
Balance as of June 30, 2023	13,059	39,826	3,533,699	36,113	(3,588,427)	34,270
Parent company’s contribution (Note 20)	—	—	140,910	—	—	140,910
Other comprehensive loss	—	—	—	(11,780)	—	(11,780)
Net loss for the period	—	—	—	—	(1,434,684)	(1,434,684)
Balance as of December 31, 2023	13,059	39,826	3,674,609	24,333	(5,023,111)	(1,271,284)

The accompanying notes are an integral part of these Unaudited interim condensed Combined Financial Statements.

OmnigenicsAI Corp
Interim condensed Combined Statements of Cash Flows
For the six-month periods ended December 31, 2024 and 2023
(All amounts in US Dollars, except for share data and otherwise indicated)
(Unaudited)

		For the six-month period ended December 31,
	Notes	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period		(1,322,306)	(1,434,684)
Adjustments to reconcile loss for the period to net cash flows
Financial results, net	20	3,544	858,725
Depreciation of property, plant and equipment	4	18,408	15,789
Amortization of intangible assets	5	48,219	27,807
Amortization of right of use asset	6	32,053	20,600
Stock based incentive		174,920	—
Terminated leases		—	28,840

Changes in working capital
Inventories		174,991	(94,639)
Trade and other receivables		(96,440)	(291,495)
Income tax credit		—	72
Trade and other payable		63,530	(37,257)
Contract liability		16,360	4,846
Employee benefits and social security		70,288	44,535
Net cash flows used in operating activities		(816,433)	(856,861)

CASH FLOWS FROM INVESTING ACTIVITIES (*)
Disposals of short-term investments		—	45,303
Additions of property, plant and equipment	4	(511)	(19,598)
Net cash flows (used)/generated in investing activities		(511)	25,705

CASH FLOWS FINANCING ACTIVITIES (*)
Cash received from the financial liabilities with third parties	12	985,910	—
Cash received from the financial liabilities with related parties	12	286,431	732,152
Payments of financial liabilities with third parties	12	(733,414)	(3,200)
Payments of lease liabilities	6	(15,433)	(12,713)
Payments of interests	12	(62,745)	—
Capital increase from expenses paid through parent’s company contribution	20	316,377	140,910
Net cash flows generated from financing activities		777,126	857,149

Net (decrease)/increase in cash and cash equivalents		(39,818)	25,993

Cash and cash equivalents as of beginning of the period	10	41,727	48,836
Effect of exchange rate changes on cash and equivalents		2,729	(67,946)
Cash and cash equivalents as of the end of the period	10	4,638	6,883

____________

(*)      Non-cash transaction:

Operating activities
Terminated leases		—	28,840
Financing activities
Capital increase from in kind contribution	20	94,574	—

The accompanying notes are an integral part of these Unaudited interim condensed Combined Financial Statements.

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

1.      General Information

OmnigenicsAI Corp (“OmnigenicsAI” or the “Company”) is a company with limited liability, organized under the laws of the Cayman Islands, incorporated on January 9, 2024, originally under the name Heritas Cayco. The Company was incorporated for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its subsidiary. On March 18, 2024, Heritas Cayco formally changed its name to OmnigenicsAI Corp.

On February 26, 2024, the Company underwent an intragroup reorganization pursuant to which Heritas Ltd., an exempted company organized under the laws of the Cayman Islands, contributed to OmnigenicsAI a wholly owned subsidiary of Heritas Ltd., all the issued and outstanding shares in its subsidiary, Heritas SAU (“Heritas Argentina”) in exchange for 30,000,000 newly issued shares, making Heritas SAU a wholly owned subsidiary. Together, OmnigenicsAI and its subsidiary, Heritas SAU, are referred to as the “Group.”

On March 25, 2024, the Company entered into a Business Combination Agreement (“BCA”) with APx Acquisition Corp. I (“SPAC”). The transaction includes merging a subsidiary into SPAC, converting all SPAC’s shares and warrants into OmnigenicsAI shares, pursuant to the terms of the BCA. Upon consummation of the BCA restructuring of intercompany debt will be carried out between Heritas Argentina and Heritas Ltd., which involves the forgiveness of certain intercompany loans (in whose the lender is Heritas Ltd., see Note 20), which will be accounted for as capital contributions without issuing additional equity.

The Group conducts its business operations through two business segments, Heritas Diagnostics and Rewell.

The Heritas Diagnostics segment provides a suite of clinical genetic tests for doctors, patients, and their families, for diagnosis, prognosis and monitoring, allowing them to make informed decisions over various conditions. These tests are distributed through exclusive partnerships with clinical laboratories, empowering them to offer these advanced diagnostic services to their customers. Heritas Diagnostics products are used for reproductive genetics, oncology, genetic and rare diseases, and human microbiome testing purposes. The Rewell segment provides patients with direct access to DNA and microbiome information to enable them to make more informed long-term health decisions and minimize the development of chronic diseases. This includes providing health risk information through Polygenic Risk Scores (“PRS”). Patients view their results on Rewell’s proprietary digital platform, where they can also schedule a telemedicine consultation with a healthcare professional to interpret their results and receive a health plan with recommendations.

Basis of presentation and consolidation

The accompanying financial statements include the combined financial results for OmnigenicsAI and Heritas Argentina for the six-month periods ended December 31, 2024 and 2023.

These unaudited interim combined financial statements include certain operating expenses of the Group that were incurred by Heritas Ltd. on behalf of the Group. These expenses, amounting to US$214,443 (this excludes stock-based compensation — see note 13 and contributions — see note 20) and US$140,910 for the six-month period ended December 31, 2024 and 2023, respectively, were recognized as a capital contribution in Share Premium.

Going concern

As of December 31, 2024 and June 30, 2024, the Group had a negative working capital amounting to US$1,728,660 and US$1,255,369, and a shareholders’ deficit of US$3,782,636 as of December 31, 2024. Additionally, the Group reported recurring operating losses amounting to US$1,318,762 and US$575,959 and negative operating cash flows amounting to US$1,505,040 and US$856,861 for the six-month periods ended December 31, 2024 and 2023, respectively.

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

1.      General Information (cont.)

These conditions raise substantial doubt about the Group’s ability to continue as a going concern. The accompanying interim condensed combined financial statements do not include any adjustments that might result from the outcome of this uncertainty. Currently, the Group lacks sufficient financial resources to meet its obligations, distribute dividends to its shareholders, or fully implement its business plan. Without securing additional capital, the Group will not be able to sustain its operations.

Management has plans to address the Company’s financial situation as follows:

In the near term, management plans to continue to focus on raising the funds necessary to fully implement the Company’s business plan. Management believes that certain shareholders and/or investors will continue to advance the capital required to meet the Company’s financial obligations (see notes 2(d) and 23). There is no assurance, however, that these investors and shareholders will continue to advance capital to the Company or that the new business operations will be profitable. The possibility of failure in obtaining additional funding and the potential inability to achieve profitability raise substantial doubts about the Company’s ability to continue as a going concern.

The accompanying interim condensed combined financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Argentine currency status and macroeconomic outlook

Heritas S.A.U. operates in Argentina. The Argentine economy has been declared hyperinflationary as of July 1, 2018. For the six-month ended December 31, 2024, and 2023, Argentina’s inflation rate was 21.13% and 106.67%, respectively. The Group uses Argentina’s official exchange rate to account for its operations and transactions in Argentina. As of December 31, 2024, and 2023, the official exchange rate was ARS1032.00 and ARS808.45, respectively, against the US Dollar. For the six-month ended December 31, 2024 and 2023, Argentina’s official exchange rate against the US Dollar increased 13% and 215%, respectively.

2.      Basis of Preparation

(a)    Statement of compliance

These unaudited Interim Condensed Combined financial statements as of and for the six months ended December 31, 2024 (hereinafter referred to as the “Interim Combined Financial Statements”) have been prepared in accordance with International Accounting Standard 34 (IAS 34), “Interim Financial Reporting” as issued by International Accounting Standard Board (“IASB”). These unaudited interim condensed consolidated financial statements do not include all the information required for a complete set of IFRS financial statements. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last annual consolidated financial statements.

These Interim Combined Financial Statements include all adjustments necessary for a fair statement of the results of the interim period. These adjustments consist of normal recurring items. These Interim Combined Financial Statements are not necessarily indicative of results that may be expected for any other interim period or for the full year. These Interim Combined Financial Statements should be read in conjunction with the audited combined financial statements and related notes for the year ended June 30, 2024.

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

2.      Basis of Preparation (cont.)

(b)    Authorization for the issue of the interim condensed combined financial statements

These unaudited interim condensed combined financial statements of the Company were authorized by the Board of Directors of the Company on May 30, 2025.

(c)     Use of estimates and judgements

The preparation of these Interim Combined Financial Statements requires the use of estimates and assumptions in accordance with generally accounting principles. The estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of these Interim Combined Financial Statements. These estimates and assumptions also affect the reported amount of net loss during any period. The actual financial results could differ significantly from these estimates.

There have been no changes in the significant estimates underlying these Interim Combined Financial Statements as compared to the ones used in the audited combined financial statements for the year ended June 30, 2024.

(d)    Financial risk management

The Company is exposed to a variety of financial risks that arise from its limited activities and from its use of financial instruments.

The Company’s activities are subject to several financial risks: market risk (considering the foreign exchange rate risk), credit risk and liquidity risk.

The following table sets out the contractual maturities of the Group’s financial liabilities as of each period/year-end indicated:

As of December 31, 2024	Up to 3 months	3 to 6 months	6 to 9 months	9 to 12 months	More than 12 months
Financial liabilities	294,803	—	—	—	3,774,140
Lease liabilities	14,635	14,412	14,178	13,893	102,420
Trade and other payables	649,687	494,750	494,750	—	—
Total	959,125	509,162	508,928	13,893	3,784,382
As of June 30, 2024	Up to 3 months	3 to 6 months	6 to 9 months	9 to 12 months	More than 12 months
Financial liabilities	20,080	25,584	—	—	3,267,220
Lease liabilities	4,798	9,626	10,082	10,396	112,077
Trade and other payables	572,352	—	494,750	494,750	—
Total	597,230	35,210	504,832	505,146	3,379,297

There have been no significant changes in the Company’s risk management policies as compared to the policies included in Note 3 to the audited combined financial statements as of June 30, 2024.

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

3.      Significant accounting policies

The accounting policies applied in these Interim combined financial statements are the same with those used in the Annual combined financial statements of the Group as of and for last fiscal year ended on June 30, 2024, and have been applied consistently by the Group, except as indicated below.

New standards and interpretations adopted by the Group

a)      The following new standards, amendments and interpretations became applicable for the current reporting period and adopted by the Group.

•        Amendments to IFRS 16 — Lease Liability in a Sale and Leaseback.

•        Amendments to IAS1 — Non-current liabilities with covenants.

•        Amendments to IAS 7 — Statement of Cash Flows & to IFRS 7 — Financial Instruments: Disclosures.

•        Amendment to IAS 7 and IFRS 7 — Supplier Financing.

These new standards and amendments did not have any material impact on the Group.

b)      The following new standards are not yet adopted by the Group.

•        Amendments to IAS 21 — The Effects of Changes in Foreign Exchange Ratestitled Lack of Exchangeability. The amendments are effective for annual reporting periods beginning on or after 1 January 2025.

•        Amendment to IFRS 9 and IFRS 7 — Classification and measurement of financial instruments. The amendments are effective for annual periods beginning on or after January 1, 2026.

•        IFRS 19 — Subsidiaries without Public Accountability: Disclosures — The amendments are effective for annual periods beginning on or after January 1, 2027.

•        Annual Improvements to IFRS Accounting Standards — Volume 11. The amendments are effective for annual periods beginning on or after January 1, 2026.

•        Amendments to IFRS 9 and IFRS 7 — Contracts Referencing Nature-dependent Electricity. The amendments are effective for annual periods beginning on or after January 1, 2026.

The above amendments are not expected to have material impact on the Group.

•        IFRS 18 — Presentation and Disclosure in Financial Statements. This standard sets out requirements for the presentation and disclosure of information in general purpose financial statements to help ensure they provide relevant information that faithfully represents an entity’s assets, liabilities, equity, income and expenses. It is effective for annual periods beginning on or after January 1, 2027.

The Group is analyzing the potential impact of this standard on our financial statements.

As of the date of publication of these interim combined financial statements there are no other significant changes, new standards, amendments and interpretations of IFRS accounting policies.

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

4.      Property, plant and equipment, net

Changes in the Company’s property, plant and equipment for the six-month period ended December 31, 2024 and for the year ended June 30, 2024 were as follows:

	Instrumental	Machinery and equipment	Furniture and fixtures	Computer equipment	Total
Net book amount at June 30, 2023	26,855	4,823	7,785	31,789	71,252
Additions	29,508	—	19,126	6,914	55,548
Depreciation charge	(17,287)	(5,043)	(2,473)	(20,619)	(45,422)
Currency translation adjustment	1,229	220	356	1,454	3,259
Net book amount at June 30, 2024	40,305	—	24,794	19,538	84,637
Additions	—	—	431	80	511
Depreciation charge(i)	(8,175)	—	(1,709)	(8,524)	(18,408)
Currency translation adjustment	2,840	—	1,748	1,377	5,965
Net book amount at December 31, 2024	34,970	—	25,264	12,471	72,705

Cost	69,942	213,531	34,273	92,950	410,696
Accumulated depreciation	(34,972)	(213,531)	(9,009)	(80,479)	(337,991)
Net book amount at December 31, 2024	34,970	—	25,264	12,471	72,705

____________

(i)      The depreciation charge is included in “General and administrative expenses”, “Costs of sales”, “Research and development expenses” and “Selling expenses” as of December 31, 2024, see Note 17.

5.      Intangible assets

	New Diagnostic Test Development	Rewell Development	In-Process Research & Development	Total intangible assets
Net book amount at June 30, 2023	65,696	385,234	438,684	889,614
Transfers	7,291	208,670	(215,961)	—
Amortization charge	(24,181)	(65,541)	—	(89,722)
Currency translation adjustment	3,003	27,167	10,521	40,691
Balance as of June 30, 2024	51,809	555,530	233,244	840,583
Amortization charge(i)	(13,139)	(35,080)	—	(48,219)
Currency translation adjustment	3,651	39,151	16,439	59,241
Balance as of December 31, 2024	42,321	559,601	249,683	851,605

____________

(i)      The amortization charge is included in “General and administrative expenses”, “Costs of sales”, “Research and development expenses” and “Selling expenses” as of December 31, 2024, see Note 17.

There were no additions of intangible assets for the six-month period ended December 31, 2024.

The Company amortises intangible assets with a limited useful life, using the straight-line method over the following periods:

Useful Life
New Diagnostic Test Development	4 – 5 years
Rewell Developmentl	10 years

In-process research & development costs are not amortized until the completion or abandonment of the associated research and development efforts. If and when development is complete, the associated assets would be deemed finite-lived and would then be amortized based on their respective estimated useful lives at that point in time.

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

6.      Lease

The Group has entered a lease for laboratory space with CIBIC with an initial term 48 months, beginning on January 1, 2024, and ending on December 31, 2027. The lease is not automatically renewable and requires mutual agreement between both parties for any extensions.

Under the terms of the lease, the Group is obliged to make lease payments on a monthly basis. However, for the first fourteen months of the lease (January 2024 to February 2025), Heritas Ltd made a contribution of the Group as further explained in Note 20. This was recorded as a decrease in the lease liability and an increase in equity in share premium for US$ 21,900.

Also, the Group as a lessee, leases office space from a third party called Compañia Insumos y Granos S.A., under a lease with an initial term of 36 months and which does not also renew automatically. The lease begins on January 1, 2024, and ends on December 31, 2027.

Supplemental information regarding the lease is as follows:

	As of December 31, 2024	As of June 30, 2024
Rights of use of asset

Original value
Beginning of the year	224,546	150,688
Additions	—	224,546
Terminated leases	—	(157,580)
Currency translation adjustment	15,825	6,892
End of the period/year	240,371	224,546

Accumulated Amortization value
Beginning of the year	29,942	75,344
Amortization charge(i)	32,053	62,772
Terminated leases	—	(111,620)
Currency translation adjustment	2,110	3,446
End of the period/year	64,105	29,942
Net book amount	176,266	194,604

____________

(i)      Amortization charge was recognized in the amount of US$32,053 under “Cost of Sales” for the six-month period ended December 31, 2024 in the Unaudited Interim Condensed Combined Statement of Operations. (See Note 17 for further information).

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

6.      Lease (cont.)

	As of December 31, 2024	As of June 30, 2024
Lease Liability

Original value
Beginning of the year	146,979	74,656
Additions	—	224,546
Interest accrued	31,957	40,153
Inflation and translation adjustment	(24,412)	(107,918)
Terminated leases (See Note 20 – Related parties)	—	(45,960)
Reduction due to in kind contribution (See Note 20 – Related parties)	(21,900)	(29,200)
Payments	(15,433)	(12,713)
Currency translation adjustment	10,359	3,415
End of the period/year	127,550	146,979
Current	50,293	34,902
Non-Current	77,257	112,077
Total	127,550	146,979

7.      Inventories

	As of December 31, 2024	As of June 30, 2024
Laboratory supplies	243,007	464,230
Total inventories	243,007	464,230

8.      Trade and other receivables with third parties, net

	As of December 31, 2024	As of June 30, 2024
Trade receivables	905	5,232
Total trade receivables	905	5,232
Prepayments	10,200	7,448
Tax credits	25,521	68,008
Others	862	976
Total other receivables	36,583	76,432
Total trade and other receivables with related parties, net	37,488	81,664

Non-current	25,191	62,977
Current	12,297	18,687
Total	37,488	81,664

The fair value of current receivables approximates their respective carrying amounts given their short-term nature. However, for tax credits, a fair value assessment is performed at each reporting period. When the fair value of these credits is lower than their amortized cost, the Group recognizes an impairment loss. This adjustment is recorded as a reduction in the carrying amount of the tax credits, with a corresponding charge to general and administrative expenses in the statement of operations.

As of December 31, 2024, the Group recognized an impairment loss of US$69,290 due to adjustments in the fair value of tax credits.

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

9.      Trade and other receivables with related parties, net

	As of December 31, 2024	As of June 30, 2024
Trade receivables(*)	251,729	25,908
Total trade receivables with related parties, net	251,729	25,908

Non-current	—	—
Current	251,729	25,908
Total	251,729	25,908

____________

(*)      As of December 31, 2024, trade receivables include: CIBIC US$248,504, Bioceres S.A. US$2,690 and Heritas Ltd. US$535. As of June 30, 2024, trade receivables include: CIBIC US$18,056; Meyerlab S.A. US$4,351 and Bioceres S.A. US$3,501. See Note 20 — Related parties.

Management evaluates the recoverability of the receivables and, where appropriate, records the corresponding write-offs. Based on the evaluation, there are no material expected credit losses as of December 31 and June 30 2024.

10.    Cash and cash equivalents

	As of December 31, 2024	As of June 30, 2024
Bank accounts	4,604	28,900
Short term investments	34	12,827
Total cash and cash equivalents	4,638	41,727

11.    Shareholder’s deficit

As of December 31, 2024, the Group reports a shareholders’ deficit, reflecting a net negative equity position primarily driven by accumulated losses. The main concepts are detailed as follows:

Share Capital

The Company’s issued and fully paid share capital as of December 31, 2024, amounts to US$3,000, representing 30,000,000 registered common shares with a par value of US$0.0001 per share. Each common share carries one voting right.

As of June 30, 2024, the capital of OmnigenicsAI amounts to US$3,000, representing 30,000,000 registered common shares with a par value of AR$0.0001 per share. Each common share carries one voting right. See Note 1 for details of the reorganization of Héritas S.A.U. into OmnigenicsAI Corp.

	As of December 31, 2024	As of June 30, 2024
Share Capital	3,000	3,000

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

11.    Shareholder’s deficit (cont.)

Share Premium

Movements in share premium described as follows:

Balance as of June 30, 2024	4,055,148
Parent Company Contribution (Note 20)	410,951
Shared-based incentives (Note 13)	174,920
Balance as of December 31, 2024	4,641,019

Balance as of June 30, 2023	3,533,699
Parent Company Contribution	407,736
Reorganization effect(*)	49,885
Shared-based incentives	1,226,867
Absorption of accumulated losses(**)	(1,163,039)
Balance as of June 30, 2024	4,055,148

____________

(*)      Reorganization Effect: The reclassification of US$49,885 corresponds to the adjustment made as part of the capital reduction resulting from the reorganization described in Note 1 of the annual financial statements and detailed within this note under “Movements in Share Capital.” This adjustment aligns the reported balances with the accounting implications of the restructuring completed on February 26, 2024.

(**)    In accordance with the provisions of the minutes of shareholders meeting No. 11 dated October 26, 2023, the accumulated losses have been fully absorbed by the share premium and irrevocable contributions.

12.    Financial liabilities

Since its inception, the Group has been financially supported through long-term loans from its shareholders and other related parties; additionally, the Group obtained short-term financing through bank loans. The following table shows the outstanding financial liabilities for the end of each of the period/year presented:

	As of December 31, 2024			As of June 30,2024
	Current	Non- Current	Total	Current	Non- Current	Total
Secured
Bank loans	245,853	—	245,853	45,664	—	45,664
Total secured financial liabilities	245,853	—	245,853	45,664	—	45,664

Unsecured
Loans from related parties	48,950	3,102,486	3,151,436	—	2,661,008	2,661,008
Total unsecured financial liabilities	48,950	3,102,486	3,151,436	—	2,661,008	2,661,008
Total financial liabilities	294,803	3,102,486	3,397,289	45,664	2,661,008	2,706,672

Bank Loans

As of December 31, 2024 and June 30, 2024, the Group had outstanding short-term bank loans with local financial institutions, detailed as follows:

Lender	Date of Disbursement	Maturity Date	Annual Average Interest Rate	Currency	Nominal Value	Book Value as of December 31, 2024
Banco BBVA Argentina S.A.	December, 2024	December, 2025	37.90%	Argentine Peso	32,558	32,655
Discounted checks with recourse(*)						213,198
Total Bank Loans						245,853

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

12.    Financial liabilities (cont.)

Lender	Date of Disbursement	Maturity Date	Annual Average Interest Rate	Currency	Nominal Value	Book Value as of June 30, 2024
Banco Galicia y Buenos Aires S.A.	May, 2024	December, 2024	63.21%	Argentine Peso	7,982	7,978
Banco BBVA Argentina S.A.	May, 2024	December, 2024	49.88%	Argentine Peso	38,528	37,686
Total Bank Loans						45,664

These borrowings are classified as current liabilities, as their maturity falls within one year from the reporting date.

____________

(*)      As of December 31, 2024, the Company has discounted checks receivable with recourse amounting to $213,198 with financial institutions. These arrangements do not qualify for derecognition under IFRS 9 as the Company retains substantially all the risks and rewards of ownership. Accordingly, the discounted checks remain recognized as financial assets, and the proceeds received are recorded against financial liabilities. The obligation is extinguished upon maturity of the check (which occurs 60 days after collection), the currency is Argentine peso and the interest rate is between 34% and 49% per year. This transaction is reflected in the cash flow statement as an operating cash inflow for the reduction of the accounts receivable, and a financial cash outflow for the cancellation of the financial debt (as deemed cash movements).

Loans from related parties

As of December 31, 2024, the Group has outstanding borrowings from related parties under credit line agreements with Heritas Ltd, Bioceres S.A., and CIBIC. Further details regarding borrowings from related parties see Note 20.

The following tables summarize the activity related to the Group’s issuance of borrowings for the six months ended December 31, 2024 and 2023:

	Cash Movement	Non-cash Movement	Total
Balance as of June 30, 2024	—	—	2,706,672
Additions	1,272,341	—	1,272,341
Interest accrued	—	223,462	223,462
Payments of principal	(733,414)	—	(733,414)
Payments of interest	(62,745)	—	(62,745)
Inflation adjustment	—	(9,027)	(9,027)
Balance as of December 31, 2024	476,182	214,435	3,397,289
	Cash Movement	Non-cash Movement	Total
Balance as of June 30, 2023	—	—	1,129,957
Additions	732,152	—	732,152
Interest accrued	—	39,200	39,200
Payments of principal	(3,200)	—	(3,200)
Payments of interest	—	—	—
Inflation adjustment	—	350,975	350,975
Balance as of December 31, 2023	728,952	390,175	2,249,084

Fair value

Bank loans fair values are not materially different from their carrying amounts, since they are of a short-term nature.

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

12.    Financial liabilities (cont.)

In relation to loans from related parties, fair values are as follows:

	As of December 31, 2024		As of June 30, 2024
	Amortized cost	Fair value	Amortized cost	Fair value
Loans from related parties	3,151,436	2,409,651	2,661,008	1,992,618

The fair values of non-current borrowings are based on discounted cash flows using a current borrowing rate.

13.    Shared-based incentives

Deferred Share Right Plan

The Deferred Share Right plan (the “Plan”), established in October 2024 at the sole discretion of the Shareholders of Heritas Ltd. to provide long-term incentives for key employees, advisors, and contractors, aims to deliver long-term value to shareholders by incentivizing participants to improve business performance. Under the Plan, participants are granted Deferred Share Rights (“DSRs”) in the Parent entity, Heritas Ltd. These rights entitle participants to receive shares in Heritas Ltd. upon the fulfilment of certain service-based and/or performance-based conditions.

Participation in the Plan is determined solely by the Board of Heritas Ltd., and no participant has a contractual right to receive any guaranteed benefits. The Plan includes a conditional vesting acceleration feature, whereby all unvested shares will fully vest upon the occurrence of specific events, such as a “Share Sale” or “Asset Sale”. These events, which result in a change of control or the disposal of all or substantially all of the Group’s assets, override the Vesting Conditions mentioned below. Specifically, if the acceleration feature is triggered by a Share Sale or Asset Sale, all DSRs will be immediately transferred to each participant. In the absent of any specific event, the Vesting Conditions mentioned below apply.

Participants under the Plan do not have shareholder rights, including voting or dividend rights, until such time as the shares are transferred to them. However, participants are entitled to Dividend Equivalents, which are recorded in a bookkeeping account and will be paid in cash upon vesting of the Deferred Share Rights.

Vesting Conditions

The DSRs under the Plan are subject to a one-year vesting period following the closing of the Business Combination Agreement (the “Closing”), signed on March 25, 2024. Accordingly, the shares will vest on the first anniversary of the Closing date, provided the participant remains employed by Heritas Ltd. or its affiliates during the vesting period. If a participant resigns or is terminated for cause before the end of the vesting period, they forfeit their DSRs.

Deferred Share Right Agreement to Key Employees

On October 24, 2024, Heritas Ltd. entered into a Deferred Share Right Agreements to three key employees of the Group. These individuals were identified by the Board of Directors as strategically critical to the successful execution of the Group’s business plan within the 12 months following the Closing of the BCA. Each of the three employees was granted 30,000 ordinary shares of Heritas Ltd., which will be transferred one year after the Closing. No performance-based shares or additional bonuses were included in these grants.

Should the employees cease to be employed by Heritas, Ltd. or its affiliates due to resignation or termination for cause following the one-year anniversary following the Closing, the deferred share rights will be forfeited. However, in the event of a termination without cause, the deferred share rights will vest immediately.

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

13.    Shared-based incentives (cont.)

Accrual of Deferred Shares

The total accrued expense of the deferred shares granted is US$174,920 during the six-month period ended December 2024 (US$28,288 corresponds to the new deferred shares of the three key employees mentioned above). The fair value at the grant date was independently determined using an adjusted version of the Black-Scholes model, incorporating a Monte Carlo simulation model.

Key Assumptions for Fair Value Calculation

The primary inputs used in determining the fair value of the deferred shares are categorized as level 3 inputs and are based on the following:

•        Fair Value per Share of Heritas Ltd.: Derived from a discounted cash flow (DCF) analysis. The Group estimates revenue growth, operating cost ratios, and changes in working capital. To account for the risks associated with an early-stage company, a start-up risk premium has been added to the Company’s weighted average cost of capital (WACC).

•        Liquidity Event Date: Estimated based on projections of when a liquidity event, such as an initial public offering (IPO), is expected to occur.

•        Share Volatility: Estimated using market data from comparable companies within the same industry or of similar size.

Accounting Treatment of Fair Value

Since these are grants from the parent company, the counterparty is treated as a capital contribution under IFRS 2. See the statement of changes in equity.

14.    Trade and other payable

	As of December 31, 2024	As of June 30, 2024
Trade payables(*)	1,628,526	1,502,292
Tax payables	10,661	59,560
Total trade and other payables	1,639,187	1,561,852

The fair value of payables approximates their respective carrying amounts because, due to their short-term nature, the effect of discounting is not considered significant.

____________

(*)      As of December 31, 2024, trade payables include CIBIC US$12,864. As of June 30, 2024, trade payables include CIBIC US$21,024. See Note 20 – Related parties.

15.    Income tax

OmnigenicsAI Corp. is an exempted company incorporated under the laws of the Cayman Islands. As such, it is not subject to income tax in the Cayman Islands under local regulations.

Heritas SAU, the Company’s wholly owned subsidiary, is domiciled in Argentina and subject to local income tax regulations. As such, the Company’s income tax has been calculated based on the estimated taxable profit for each year at the prevailing corporate tax rate in Argentina, which is 25%.

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

15.    Income tax (cont.)

Below is a reconciliation between income tax expense and the tax calculated applying the current tax rate to loss before taxes for the periods ended December 31, 2024, and 2023:

	As of December 31, 2024	As of December 31, 2023
Loss before tax	(1,322,306)	(1,434,684)
Tax rate	25%	25%
Income tax (benefit)	330,577	358,671
Adjustments:
Unrecognized tax losses	(190,118)	(382,693)
Unrecognized deferred tax assets	—	902
Inflation adjustment (IAS 29)	169,793	76,178
Tax inflation adjustment	(132,436)	(60,813)
Share based incentive	(43,430)
Non-deductible expenses	(134,386)	(1,588)
Other	—	9,343
Income tax from continuing operations	—	—

Principal Statutory Tax Rates by Jurisdiction

The principal statutory income tax rates applicable in the jurisdictions where the Group operates for all the periods presented are summarized below:

Tax Jurisdiction	As of December 31, 2024	As of December 31, 2023
Argentina(*)	25% – 35%	25% – 35%
Cayman Islands	0%	0%

____________

(*)      In June 2021, Law 27,630 was enacted, introducing a new graduated rate structure for income tax in Argentina with three tiers based on the level of cumulative taxable net income, with tax rates ranging from 25% to 35%.

Unrecognized deferred tax assets

As of December 31, 2024, and 2023 deferred tax assets relating to the Company have not been recognized because the Company has estimated that the tax loss exceeds the expected future benefits, and it is not probable that future taxable amounts will be available to utilize those temporary differences.

Therefore, the Company did not recognize deferred income tax assets generated by the tax loss carry forward as of December 31, 2024, and June 30, 2024 for the amount of US$639,854 and US$477,167.

The following table shows the expiration date of the recognized accumulated tax loss carryforwards pursuant to statutes of limitations:

Fiscal year	Tax-loss carry forward	Deferred tax asset	Expiration	Tax jurisdiction
2020	20,467	5,117	2025	Argentine
2021	52,965	13,241	2026	Argentine
2022	44,988	11,247	2027	Argentine
2023	135,117	33,779	2028	Argentine
2024	1,655,133	413,783	2029	Argentine
2025	650,747	162,687	2030	Argentine

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

16.    Revenues

	For the six-month period ended December 31,
	2024	2023
Heritas Diagnostics	696,606	672,336
Rewell	138,176	31,056
Total revenues	834,782	703,392

Contract liability

As of December 31, 2024 and June 30, 2024, contract liabilities consisted of the following.

	As of December 31, 2024	As of June 30, 2024
Heritas Diagnostics	112,672	87,170
Rewell	5,366	7,812
Total contract liability	118,038	94,982

The Group recognizes as contract liabilities the amount of advance payments and billings that exceed recognized revenue. In the case of the Rewell test services, customer revenue is generally billed upon collection and recognized at the time when the corresponding service is provided to the customers (this is, when control of the deliverable is transferred). To the extent that the service is not provided by the reporting date, the amount is recognized as a contract liability.

17.    Expenses by nature

Expenses are classified by their function in the statement of operations, The following tables provide additional disclosure regarding their nature and their relationship to the function for the six-month ended December 31, 2024, and 2023:

	Cost of sales	Research and development expenses	General and administrative expenses	Selling expenses	For the six-month ended December 31, 2024
Laboratory supplies	488,847	5,192	—	—	494,039
Salaries, social security costs and other personnel expenses	278,589	189,307	130,972	53,259	652,127
Fees and payments for services	75,110	95,148	281,617	34,486	486,361
Maintenance, security, cleaning, repairs and others	109,987	11,886	2,721	2,358	126,952
Taxes, rates and contributions	18,832	7,953	12,212	54,494	93,491
Amortization of rights of use of assets	32,053	—	—	—	32,053
Depreciation of property, plant and equipment	12,885	1,841	1,841	1,841	18,408
Amortization of Intangible assets	33,753	4,822	4,822	4,822	48,219
Stock basic incentive	—	—	174,920		174,920
Others	10,908	3,544	12,678	1,149	28,279
Total expenses by nature	1,060,964	319,693	621,783	152,409	2,154,849

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

17.    Expenses by nature (cont.)

	Cost of sales	Research and development expenses	General and administrative expenses	Selling expenses	For the six-month ended December 31, 2023
Laboratory supplies	410,295	1,677	—	—	411,972
Salaries, social security costs and other personnel expenses	191,464	87,209	33,660	42,668	355,001
Fees and payments for services	18,390	109,255	121,883	16,890	266,418
Maintenance, security, cleaning, repairs and others	76,304	4,168	508	1,313	82,293
Taxes, rates and contributions	13,246	5,167	8,477	53,248	80,138
Amortization of rights of use of assets	10,300	4,120	2,060	4,120	20,600
Depreciation of property, plant and equipment	11,052	1,579	1,579	1,579	15,789
Amortization of Intangible assets	19,464	2,781	2,781	2,781	27,807
Others	9,005	8,342	12,137	13,098	42,582
Total expenses by nature	759,520	224,298	183,085	135,697	1,302,600

18.    Financial results, net

	For the six-month period ended December 31,
	2024	2023
Financial income
Interest income	3,676	13,265
Total financial income	3,676	13,265
Financial costs
Interest expense	(304,683)	(102,482)
Total financial costs	(304,683)	(102,482)
Other financial results:
Foreign exchange, net(i)	(501,113)	(1,447,763)
Total other financial results	(501,113)	(1,447,763)
Inflation adjustment	798,576	678,255
Total financial results, net	(3,544)	(858,725)

____________

(i)      The exchange rate difference originated is explained by the variation in the exchange rate (see Note 1 for further information about the currency situation in Argentina), generated by the items of borrowings and accounts payables.

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

19.    Loss per share

Basic loss per share for the Company’s common stock is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period, When applicable, diluted earnings per share is computed using the weighted-average outstanding common shares including the dilutive effect of potentially dilutive financial instruments, In periods when the Company recognizes a net loss, the impact of outstanding potentially dilutive financial instruments is excluded from the diluted loss per share calculation as their inclusion would have an antidilutive effect, To date the Company has not issued any financial instrument with a potentially dilutive effect.

	For the six-month period ended December, 31
	2024	2023
Numerator
Loss for the period (basic and diluted EPS)	(1,322,306)	(1,434,684)
Denominator
Weighted average number of shares (basic and diluted EPS)	30,000,000	30,000,000
Basic and diluted loss per share	(0.04)	(0.05)

As a result of the reorganization indicated in note 1 of the Annual combined financial statements, the loss per share for the six-month ended December 31, 2023 is presented considering the number of shares outstanding after the reorganization.

20.    Related parties

Shareholders’ contributions and loans:

Since inception the Company has been financially supported mainly through shareholders’ contributions and loans.

a)      Contributions:

The Group received the following contributions:

Name	For the six-month period ended
Heritas Ltd.	December 31, 2024	410,951	(i)
		410,951
Name	For the six-month period ended
Heritas Ltd.	December 31, 2023	140,910	(i)
		140,910

____________

(i)      Detail of contributions:

	For the six-month period ended December 31,
	2024	2023
Expenses paid on behalf of the Group	214,443	140,910
Contributions	196,508	—
Total	410,951	140,910

Expenses paid on behalf of the Group:    The contributions made by Heritas Ltd. during the six-month periods ended December 31, 2024 and 2023, primarily relate to operating costs, including management and director compensation, maintenance costs for laboratory equipment, medical genetics platform expenses and legal fees. The amounts for both periods are included within the Share Premium account in the interim Combined Statements of Changes in Shareholders’ Deficit.

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

20.    Related parties (cont.)

Contributions:    During the six-month period ended December 31, 2024, various contributions were made by Heritas Ltd. as follows, and recorded in Share Premium within equity:

Cash contribution	US$	101,934
In kind contributions	US$	94,574	(i)

____________

(i)      Includes mainly inventory (reagents, which were acquired by parent on behalf of the group in exchange for share based instruments of the parent) and lease agreements (Note 6).

Share-Based Incentives: In addition to the direct contributions described above, Heritas Ltd. provided share-based incentives amounting to US$174,920 during the six-month period ended December 31, 2024. This represents the fair value of equity instruments issued under the Parent Company’s share-based payment arrangements and is recognized in the Combined Income Statement under “General and Administrative Expenses”. The corresponding increase is recorded in the Share premium within equity.

b)      Loans:

The Group has received financial support through loans provided by its shareholders and other related parties. Below is a detailed breakdown of the composition of these loans:

Lender	December 31, 2024	June 30, 2024
Heritas Ltd.	754,933	642,699
CIBIC	1,000,295	1,279,997
Bioceres S.A.	1,396,208	738,312
Total Borrowings	3,151,436	2,661,008
Lender	Date of Loan Agreement	Maturity	Annual Average Interest Rate	Currency	Nominal Value As of December 31, 2024	Book Value		Credit line available as of December 31, 2024
						As of December 31, 2024	As of June 30, 2024
Heritas Ltd. (Line 1)	01/6/2022	01/6/2028	6.5%	US$	647,426	705,983	642,699	246,074
Heritas Ltd. (Line 2)	01/8/2024	01/5/2025	6.5%	US$	47,693	48,950	—	52,307
CIBIC (Line 1)	01/17/2023	01/17/2028	6.5%	US$	1,097,599	1,140,465	1,032,078	9,087
CIBIC (Line 2)	10/1/2023	10/1/2028	6.5%	US$	238,742	255,743	247,919	—
BIOCERES (Line 1)	01/17/2023	01/17/2028	6.5%	US$	777,511	839,917	597,846	42,489
BIOCERES (Line 2)	09/1/2023	09/1/2028	6.5%	US$	155,405	160,378	140,466	1,738
Total Borrowings						3,151,436	2,661,008

Outstanding balance and transaction with other related party:

Cibic

Since inception the Company commercializes its Diagnostics services through an exclusive commercialization agreement with CIBIC, one of the shareholders of Heritas Ltd, the parent company of the Company.

	As of December 31, 2024	As of June 30, 2024
Trade receivables	248,504	18,056
Trade payables	12,864	21,024

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

20.    Related parties (cont.)

Transactions with CIBIC are as follows:

	For the six-month period ended December 31,
	2024	2023
Revenue	682,147	645,496
Laboratory services provided by CIBIC	16,764	—
IT services provided by CIBIC	9,204	10,792

Indear

	For the six-month period ended December 31,
	2024	2023
Purchase of services	—	38,210

Bioceres

	As of December 31, 2024	As of June 30, 2024
Trade and other receivables	2,690	3,536

The following transactions occurred with Bioceres:

	For the six-month period ended December 31,
	2024	2023
Revenue	—	3,985

Meyerlab

	As of December 31, 2024	As of June 30, 2024
Trade and other receivables	—	—

The following transactions occurred with Meyerlab:

	For the six-month period ended December 31,
	2024	2023
Revenue	14,459	22,855

Grupo Araucaria (Other related party)

	As of December 31, 2024	As of June 30, 2024
Trade payables	1,723	28,646

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

20.    Related parties (cont.)

The following transactions occurred with Grupo Araucaria:

	For the six-month period ended December 31,
	2024	2023
Purchase of services	57,220	148,960

Lease of laboratory and office space:

CIBIC

The Group leases space for laboratory from CIBIC (See note 6):

	As of December 31, 2024	As of June 30, 2024
Right-of-use asset	144,163	157,117
Lease liability	103,394	117,788

Compensation and benefits to directors and key management personnel:

Total aggregate compensation to key management personnel was US$428,568 and US$72,590 for the six-month ended December 31, 2024 and 2023, respectively.

	Compensation amount		Compensation Payable
	For the six-month period ended December 31,		As of December 31,
	2024	2023	2024	2023
Short-term employee benefits	253,648	72,590	138,975	—
Share-based payments	174,920	—	—	—
Total aggregate compensation	428,568	72,590	138,975	—

21.    Segment information

For management purposes, the Group’s business is managed in two operating and reportable segments: a direct-to-consumer segment named “Rewell” and a business-to-business segment named “Heritas Diagnostics”.

Heritas Diagnostics Segment

The Heritas Diagnostics segment provides clinical genetic tests, covering the fields of oncology, prenatal care, rare diseases and clinical gut health, and provides other genetic sequencing services.

Rewell Segment

The Rewell segment provides an at-home DNA and microbiome test kits. Under IFRS 8 (Segment Information), operating segments are reported in a manner consistent with the internal reporting provided to the CODM which, in the case of the Group, is the Executive Team. The Executive Team is composed of a Chief Executive Officer, a Chief Science Officer, and a Chief Financial Officer. The CODM is responsible for allocating resources and assessing performance of the business.

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

21.    Segment information (cont.)

The Executive Team measures the performance of the Group’s business by its “Gross Profit or Loss” as per the statement of operations.

Business segment information for the six-month ended December 31, 2024 and 2023 is as follows:

Six-month period ended December 31, 2024	Heritas Diagnostics	Rewell	Total as per the statement of operations
Revenues	696,606	138,176	834,782
Cost of revenues(*)	(945,539)	(115,425)	(1,060,964)
Profit/(Loss) per segment	(248,933)	22,751	(226,182)
Six-month period ended December 31, 2023	Heritas Diagnostics	Rewell	Total as per the statement of operations
Revenues	672,336	31,056	703,392
Cost of revenues(*)	(683,568)	(75,952)	(759,520)
Profit/(Loss) per segment	(11,232)	(44,896)	(56,128)

There are no transactions between segments for any of the periods presented. The revenue breakdown per segment is included in Note 16. Substantially all of the Group ‘s revenues are related to customers in Argentina.

All of the Group’s assets are located in Argentina.

____________

(*)      Below is a breakdown by segment of cost of revenues by nature of expense.

Six-month period ended December 31, 2024	Heritas Diagnostics	Rewell	Total
Laboratory supplies	431,859	56,988	488,847
Salaries, social security costs and other personnel expenses	264,543	14,046	278,589
Fees and payments for services	63,741	11,369	75,110
Maintenance, security, cleaning, repairs	106,142	3,845	109,987
Taxes, rates and contributions	13,651	5,180	18,831
Depreciation of rights of use of assets	28,848	3,205	32,053
Depreciation of Property, plant and equipment	11,597	1,289	12,886
Amortization of Intangible assets	16,876	16,876	33,752
Others	8,282	2,627	10,909
Total cost of revenues	945,539	115,425	1,060,964
Six-month period ended December 31, 2023	Heritas Diagnostics	Rewell	Total
Laboratory supplies	369,265	41,030	410,295
Salaries, social security costs and other personnel expenses	172,318	19,146	191,464
Fees and payments for services	16,551	1,839	18,390
Maintenance, security, cleaning, repairs	68,674	7,630	76,304
Taxes, rates and contributions	11,921	1,325	13,246
Depreciation of rights of use of assets	9,270	1,030	10,300
Depreciation of Property, plant and equipment	9,947	1,105	11,052
Amortization of Intangible assets	17,518	1,946	19,464
Others	8,104	901	9,005
Total cost of revenues	683,568	75,952	759,520

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

22.    Additional information of financial assets and liabilities

The following tables show information of the financial assets and liabilities recorded as of December 31 and June 30, 2024.

Financial assets by category

	Amortized cost		Fair value through profit or loss
	As of December 2024	As of June 2024	As of December 2024	As of June 2024
Financial asset
Cash and cash equivalents	4,604	28,900	34	12,827
Short term investments	—	—	—	—
Receivables and other receivables(*)	253,496	32,116	—	—
Total	258,100	61,016	34	12,827

____________

(*)      Prepaid expenses and tax balances are not included.

Financial liabilities by category

In the ordinary course of our business, we enter into loan agreements with related companies. The loans under these loan agreements accrue interest at prevailing market rates.

	Amortized cost
	As of December 2024	As of June 30, 2024
Financial liability
Trade and other payables	1,639,187	1,561,852
Borrowings (note 11)	3,348,339	2,706,672
Lease liability	127,550	146,979
Total	5,000,281	4,415,503

Financial instruments measured at fair value

Fair value by hierarchy

According to the requirements of IFRS 7, the Group classifies each class of financial instrument valued at fair value into three levels, depending on the relevance of the judgment associated with the assumptions used for measuring the fair value.

Level 1 comprises financial assets and liabilities with fair values determined by reference to quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 comprises inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

22.    Additional information of financial assets and liabilities (cont.)

Level 3 comprises financial instruments with inputs for estimating fair value that are not based on observable market data.

Measurement at fair value at	As of December 2024	As of June 30, 2024
	Level 2
Financial assets at fair value

Cash and cash equivalents
Short term investments	34	12,827
Total	34	12,827

Estimation of fair value

The fair value of short-term investments is calculated using the market approach, which means assessing recent transactions of similar assets in the market to derive a fair value estimation. These instruments are included in level 2.

Financial instruments not measured at fair value

Financial instruments not measured at fair value comprise trade and other receivables, other accounts receivable, trade payables, and other debts.

For the majority of these instruments, the carrying amounts approximate their fair values. This is because they are measured at amortized cost and are either short-term in nature or subject to terms that reflect current market conditions.

Exception — Loans from Related Parties

As of December and June, 2024, material differences between the amortized cost and fair value were identified for loans from related parties. These differences result from the application of discounted cash flow techniques using current borrowing rates. The fair values of these loans are classified as Level 2 in the fair value hierarchy.

For detailed information regarding the comparison of amortized cost and fair value, refer to Note 12 — Financial liabilities.

23.    Binding term sheet with MultiplAI

On August 8, 2024, OmnigenicsAI Corp, Heritas Ltd., and MultiplAI Health Ltd. signed a binding term sheet outlining the terms and conditions for a Reseller License Agreement to settle MultiplAI Ltd.’s outstanding debt to Heritas Ltd, amounting to US$395,260, due by February 2025. As part of the agreement, MultiplAI Ltd. will grant OmnigenicsAI Corp, exclusive rights to commercialize its proprietary blood-based screening tests in Latin America, along with providing 600 pre-paid tests for business development purposes during the term of three years starting on January 1st, 2025. These exclusive rights are granted for a period of five years, commencing on January 1, 2025.

As of December 31, 2024, the contribution has not been made. In addition, the Group is evaluating the recoverability of said license and products in light of the conditions necessary to commercialize such products in the territory defined in the contract, within the period established therein.

Notes to Unaudited Interim Condensed Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

24.    Events after the reporting period

Management has considered subsequent events through May 30, 2025, which is the date in which these unaudited interim condensed combined financial statements were issued.

New Disbursement under existing loan agreements

In connection with the credit agreements with CIBIC and Bioceres described in note 20, and to support ongoing operations, the subsidiary Heritas S.A.U. received financing from these credit facilities after December 31, 2024, totaling $178,006:

•        $81,996 of financing from Bioceres S.A. On March 18, 2025, Heritas Argentina amended its existing loans agreements with Bioceres S.A. to extend the two available credit lines (see note 20, b), Bioceres “Line 1” and “Line 2”) from a total of $977,147 to $1,157,143. This implies that, as of the date of issuance of these interim condensed combined financial statements, $142,231 of said total amount of the credit lines are still available); and

•        $96,010 of financing from CIBIC, of which a) $9,087 were obtained using available credit lines (see note 20, b), CIBIC “Line 1” and “Line 2”), and b) $86,923 correspond to an additional loan provided by said borrower (with the same conditions as the existing loans as of December 2024). This implies that, as of the date of issuance of these interim condensed combined financial statements, there are not available balances of said credit lines.

Report of Independent Registered Public Accounting Firm

To the board of directors and shareholders of OmnigenicsAI Corp

Opinion on the Combined Financial Statements

We have audited the accompanying combined statement of financial position of OmnigenicsAI Corp (the “Company”) as of June 30, 2024 and 2023, and the related combined statements of operations, of other comprehensive loss, of changes in shareholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Substantial doubt about the Company’s ability to continue as a going concern

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the combined financial statements, the Company has suffered recurring losses from operations, has negative working capital, has a shareholders´ deficit and recurring cash outflows from operations, and has stated that these events or conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Price Waterhouse & Co. S.R.L.

/s/ Sebastian Azagra
Sebastian Azagra Partner
Rosario, Argentina
January 22, 2025
We have served as the Company’s auditor since 2023.

OmnigenicsAI Corp

Combined Statements of Operations

(Amounts in US Dollars, except otherwise indicated)

		Years ended June 30
	Note	2024	2023
Revenues(*)	16	1,819,370	1,879,939
Cost of revenues	17	(1,874,738)	(1,920,443)
Gross loss		(55,368)	(40,504)
Selling expenses	17	(402,981)	(451,207)
General and administrative expenses	17	(2,864,316)	(551,955)
Research and development expenses	17	(695,609)	(400,268)
Other operating income		38,539	17,684
Operating Loss		(3,979,735)	(1,426,250)
Finance income	18	32,195	23,169
Finance costs	18	(345,811)	(161,201)
Other financial results, net	18	(1,970,797)	(236,224)
Inflation adjustment	18	1,748,053	508,574
Financial results, net		(536,360)	134,318
Net loss		(4,516,095)	(1,291,932)
Basic and diluted loss per share	19	(0.15)	(0.04)

____________

(*)      For the years ended June 30, 2024 and 2023, includes sales to related parties for US$1,762,787 and US$1,796,498, respectively. See Note 20.

The accompanying notes are an integral part of these Combined Financial Statements.

OmnigenicsAI Corp

Combined Statements of Other Comprehensive Loss

(Amounts in US Dollars, except otherwise indicated)

	Years ended June 30
	2024	2023
Other comprehensive loss
Net loss	(4,516,095)	(1,291,932)
Items that may be reclassified to profit or loss
Currency translation adjustment	1,569	42,308
Total other comprehensive income	1,569	42,308
Total comprehensive loss	(4,514,526)	(1,249,624)

The accompanying notes are an integral part of these Combined Financial Statements.

OmnigenicsAI Corp

Combined Statements of Financial Position

(Amounts in US Dollars, except otherwise indicated)

	Note	As of June 30,
		2024	2023
ASSETS
Non-current assets
Property, plant and equipment, net	4	84,637	71,252
Intangible assets, net	5	840,583	889,614
Right-of-use assets	6	194,604	75,344
Trade and other receivables with third parties, net	7	62,977	56,352
Total non-current assets		1,182,801	1,092,562
Current assets
Inventories	9	464,230	251,696
Trade and other receivables with third parties, net	7	18,687	17,039
Trade receivables with related parties, net	8	25,908	301,489
Short term investments		—	53,274
Cash and cash equivalents	10	41,727	48,836
Total current assets		550,552	672,334
TOTAL ASSETS		1,733,353	1,764,896

SHAREHOLDERS’ DEFICIT
Share capital	11	3,000	52,885
Share premium	11	2,828,281	3,533,699
Share-based incentives	14	1,226,867	—
Cumulative translation adjustment		37,682	36,113
Accumulated deficit		(6,941,483)	(3,588,427)
TOTAL SHAREHOLDERS’ DEFICIT		(2,845,653)	34,270

LIABILITIES
Non-Current liabilities
Borrowings with related parties	12	2,661,008	—
Lease liabilities	6	112,077	—
Total Non-Current liabilities		2,773,085	—
Current liabilities
Borrowings with third parties	12	45,664	—
Borrowings with related parties	12	—	1,129,957
Trade and other payables	13	1,561,852	463,436
Contract liability	16	94,982	4,346
Payroll and social security liabilities		68,521	58,231
Lease liabilities	6	34,902	74,656
Total Current liabilities		1,805,921	1,730,626
TOTAL LIABILITIES		4,579,006	1,730,626
TOTAL SHAREHOLDERS’ (DEFICIT)/EQUITY AND LIABILITIES		1,733,353	1,764,896

The accompanying notes are an integral part of these Combined Financial Statements.

OmnigenicsAI Corp

Combined Statements of Changes in Shareholders’ Deficit

(Amounts in US Dollars, except otherwise indicated)

	Share capital (Note 11)	Capital inflation adjustment	Share Premium (Note 11)	Cumulative translation adjustment	Accumulated deficit	Total shareholders’ deficit
Balance as of June 30, 2023	13,059	39,826	3,533,699	36,113	(3,588,427)	34,270
Reorganizations effects (Note 11)	(10,059)	(39,826)	49.885	—	—	—
Subtotal	3,000	—	3,583,584	36,113	(3,588,427)	34,270
Comprehensive Loss for the year:
Absorption of accumulated losses(*)	—	—	(1,163,039)	—	1,163,039	—
Net Loss for the year	—	—	—	—	(4,516,095)	(4,516,095)
Other comprehensive income	—	—	—	1,569	—	1,569
Total Comprehensive Loss for the year	—	—	(1,163,039)	1,569	(3,353,056)	(4,514,526)
Transaction with Group owners in their capacity as owners:
Parent company’s contribution (Note 20)	—	—	407,736	—	—	407,736
Shared-based incentives (Note 14)	—	—	1,226,867	—	—	1,226,867
Balance as of June 30, 2024	3,000	—	4,055,148	37,682	(6,941,483)	(2,845,653)
	Share capital	Capital inflation adjustment	Share Premium	Cumulative translation adjustment	Accumulated deficit	Total shareholders’ deficit
Balance as of June 30, 2022	13,059	39,826	3,068,153	(6,195)	(2,296,495)	818,348
Comprehensive Loss for the year:
Net loss for the year	—	—	—	—	(1,291,932)	(1,291,932)
Other comprehensive income	—	—	—	42,308	—	42,308
Total Comprehensive Loss for the year	—	—	—	42,308	(1,291,932)	(1,249,624)
Transaction with Group owners in their capacity as owners:
Parent company’s contribution (Note 20)	—	—	465,546	—	—	465,546
Balance as of June 30, 2023	13,059	39,826	3,533,699	36,113	(3,588,427)	34,270

____________

(*)      In accordance with the provisions of the minutes of shareholders meeting No. 11 dated October 26, 2023, the accumulated losses have been fully absorbed by the share premium and irrevocable contributions.

The accompanying notes are an integral part of these Combined Financial Statements.

OmnigenicsAI Corp

Combined Statements of Cash Flows

(Amounts in US Dollars, except otherwise indicated)

		Years ended June 30
	Notes	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		(4,516,095)	(1,291,932)
Adjustments to reconcile net loss to net cash used in operating activities
Financial results, net	18	536,360	(134,318)
Depreciation of property, plant and equipment	4 – 17	45,422	28,424
Amortization of intangible assets	5 – 17	89,722	54,256
Amortization of right of use asset	6 – 17	62,772	75,344
Shared-based incentive	14	1,226,867	—

Changes in working capital
Inventories		(426,892)	144,700
Trade and other receivables with related parties		29,025	(8,706)
Trade and other receivables with third parties		(161,454)	(358,226)
Income tax credit		(68,564)	(31,723)
Trade and other payable		1,148,593	160,078
Contract liability		90,438	4,346
Employee benefits and social security		57,911	51,052
Net cash flows used in operating activities		(1,885,895)	(1,306,705)

CASH FLOWS FROM INVESTING ACTIVITIES
Short term investment subscriptions		—	(51,382)
Short term investment withdrawals		55,711	—
Additions of property, plant and equipment	4	(55,548)	(18,261)
Capitalized development expenditures	5	—	(460,182)
Net cash flows generated from (used in) investing activities		163	(529,825)

CASH FLOWS FINANCING ACTIVITIES
Borrowings with related parties	12	1,494,226	1,483,668
Borrowings with third parties	12	45,664	—
Payments of lease liabilities	6	(12,713)	(82,000)
Capital increase from expenses paid through parent’s company contribution		407,735	465,546
Net cash flows generated from financing activities		1,934,912	1,867,214

Net decrease and increase in cash and cash equivalents		49,180	30,684

Cash and cash equivalents as of beginning of the year	10	48,836	55,514
Effect of exchange rate changes on cash and equivalents		(56,289)	(37,362)
Cash and cash equivalents as of the end of the year	10	41,727	48,836

Non-cash transaction for the year ended June 30, 2024 and 2023:
Right of use assets additions: $224,546 and $150,688 – Investing activities
Lease liability additions: $224,546 and $150,688 – Financing activities
Termination of Laboratory Lease Agreement (Note 20): $45,960 in June 30, 2024 – Financing activities

The accompanying notes are an integral part of these Combined Financial Statements.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

1.      The Group’s business, reorganization and general information

OmnigenicsAI Corp (“Omnigenics” or the “Company”) is a company with limited liability, organized under the laws of the Cayman Islands on January 9, 2024, originally under the name Heritas Cayco. The Company was incorporated for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its subsidiary. On March 18, 2024, Heritas Cayco formally changed its name to OmnigenicsAI Corp.

On February 26, 2024, the Company underwent a reorganization pursuant to which Heritas Ltd., an exempted company organized under the laws of the Cayman Islands, contributed to OmnigenicsAI a wholly owned subsidiary of Heritas Ltd., all the issued and outstanding shares in its subsidiary, Heritas SAU (“Heritas Argentina”). Heritas SAU, officially formed on July 10, 2015, is a company incorporated and domiciled in Argentina. Together, OmnigenicsAI and its subsidiary, Heritas SAU, are referred to as the “Group.” As a result of this contribution, Heritas Argentina became a wholly owned subsidiary of OmnigenicsAI. In exchange for this contribution, OmnigenicsAI issued 30,000,000 shares with a par value of US$0.0001 per share to Heritas Ltd., thereby completing the reorganization. This entailed, in the year ended June 30, 2024, a reduction of the share capital from US$13,059 to US$3,000. The effect of the reduction in share capital by US$10,059 and the related inflation adjustment on share capital of US$39,826 was impacted by an offsetting in share premium in accordance with the movement identified as “Reorganization effects” in the Combined Statement of Changes in Shareholders’ Deficit.

On March 25, 2024, the Company entered into a Business Combination Agreement (“BCA”) with APx Acquisition Corp. I (“SPAC”), Heritas Merger Sub Limited and MultiplAI Health Ltd., a private limited company formed under the laws of England and Wales, to effectuate a business combination. The transaction, designed to transition OmnigenicsAI into a publicly traded entity, involves the merger of Heritas Merger Sub Limited, a wholly-owned subsidiary of OmnigenicsAI incorporated in the Cayman Islands, with and into SPAC, a company also incorporated in the Cayman Islands, with SPAC continuing as the surviving entity and becoming a wholly-owned subsidiary of OmnigenicsAI. As part of the transaction, all SPAC shares and warrants will convert into equity in OmnigenicsAI, pursuant to the terms of the BCA. Within the framework of the BCA, an agreement has been reached, which is conditional on the closing of the BCA. If this were to occur, a restructuring of intercompany debt will be carried out between Heritas Argentina and Heritas Ltd. The restructuring involves the forgiveness of certain intercompany loans (in whose the lender is Heritas Ltd., see Note 20), which will be accounted for as capital contributions without issuing additional equity.

Besides, the agreement outlines pre-merger conditions, including SPAC shareholder redemption rights and the restructuring of OmnigenicsAI’s corporate structure to align with transaction objectives. Post-merger, OmnigenicsAI’s governance structure will include a newly constituted board of directors with representation from the participating entities, and SPAC will continue its operations under OmnigenicsAI’s oversight. However, after the reporting period, on August 27, 2024, Heritas Ltd. and MultiplAI Health Ltd. mutually agreed to terminate the Amended and Restated Share Purchase Agreement (SPA) originally executed on March 13, 2024, effectively ending MultiplAI Health Ltd.’s participation in the BCA. Despite this development, the transaction remains and is supported by other key agreements, including a Voting and Support Agreement and a Backstop Agreement to ensure the business combination fees are covered, along with compliance with U.S. securities regulations and Nasdaq listing standards. This combination establishes OmnigenicsAI as a combined entity leveraging integrated genomic and AI-driven health solutions.

The Group conducts its business operations through two business segments, Heritas Diagnostics and Rewell.

The Heritas Diagnostics segment provides a suite of clinical genetic tests for doctors, patients, and their families, for diagnosis, prognosis and monitoring, allowing them to make informed decisions over various conditions. These tests are distributed through exclusive partnerships with clinical laboratories, empowering them to offer these advanced diagnostic services to their customers. Heritas Diagnostics products are used for reproductive genetics, oncology, genetic and rare diseases, and human microbiome testing purposes. The Rewell segment provides customers with direct access to DNA and microbiome information to enable them to make more informed long-term health decisions and minimize the development of chronic diseases. This includes providing

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

1.      The Group’s business, reorganization and general information (cont.)

health risk information through Polygenic Risk Scores (“PRS”). Customers view their results on Rewell’s proprietary digital platform, where consumers can also schedule a telemedicine consultation with a healthcare professional to interpret their results and receive a health plan with recommendations.

Basis of presentation and consolidation

The accompanying financial statements include the combined financial results for Omnigenics and Heritas Argentina for the fiscal years ended June 30, 2024, and June 30, 2023. The financial statements for the fiscal year ended June 30, 2023, reflect the operations of Heritas Argentina prior to its acquisition by Omnigenics. The financial statements for the fiscal year ended June 30, 2024, reflect the combined operations of Omnigenics and its wholly owned subsidiary, Heritas Argentina, following the reorganization.

The financial statements have been prepared using consistent accounting policies across both fiscal years to ensure comparability.

The reorganization on February 26, 2024, represents a combination of entities under common control. This transaction does not meet the definition of a business combination and was accounted for as a capital reorganization of Heritas Argentina in the financial statememts of Omnigenics. Accordingly, no adjustments were made to the carrying amounts of assets and liabilities. The financial statements reflect the historical carrying values of Heritas Argentina’s assets and liabilities for the fiscal year ended June 30, 2023, and the combined carrying values for the fiscal year ended June 30, 2024. However, the issued share capital at June 30, 2024 reflects that of OmnigenicsAI as of the reorganization date.

These combined financial statements include certain operating expenses of the Group that were incurred by Heritas Ltd. on behalf of the Group. These expenses, amounting to US$407,735 (this excludes stock based compensation — see note 13) and US$465,546 for the years ended June 30, 2024 and 2023, respectively, were recognized as a capital contribution in Share Premium. See Note 20 Related Parties for further information.

Going concern

As of June 30, 2024 and 2023, the Group had a negative working capital amounting to US$1,255,369 and US$1,058.292, and a shareholders´ deficit of US$2,845,653 as of June 30, 2024. Additionally, the Group reported recurring operating losses amounting to US$3,979,735 and US$1,426,250, and negative operating cash flows amounting to US$1,885,895 and US$1,306,705 for the years ended June 30, 2024 and 2023, respectively.

These conditions raise substantial doubt about the Group’s ability to continue as a going concern. The accompanying combined financial statements do not include any adjustments that might result from the outcome of this uncertainty. Currently, the Group lacks sufficient financial resources to meet its obligations, distribute dividends to its shareholders, or fully implement its business plan. Without securing additional capital, the Group will not be able to sustain its operations.

Management has plans to address the Group’s financial situation as follows:

In the near term, management plans to focus on raising the capital necessary to fully execute the Group’s business plan. Management believes that certain shareholders and/or investors will continue to provide the funding required to meet the Group’s financial obligations. However, there is no assurance that these investors and shareholders will continue to provide such capital or that Group’s future operations will generate profitability. The uncertainty surrounding the ability to secure additional funding and the potential for continued operational losses contribute to substantial doubt about the Group’s ability to continue as a going concern.

Also see Note 1 about the restructuring of intercompany debt with Heritas Ltd. as an element of the BCA.

The accompanying combined financial statements do not include any adjustments that may be required to address the potential impacts on the recoverability and classification of assets or the amounts and classifications liabilities, should the Group be unable to continue as a going concern.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

1.      The Group’s business, reorganization and general information (cont.)

Argentine currency status and macroeconomic outlook

Heritas S.A.U. operates in Argentina. The Argentine economy has been declared hyperinflationary as of July 1, 2018. For the years ended June 30, 2024, and 2023, Argentina’s annual inflation rate was 271.53% and 115.58%, respectively. The Group uses Argentina’s official exchange rate to account for its operations and transactions in Argentina. As of June 30, 2024, and 2023, the official exchange rate was ARS912.00 and ARS256.70, respectively, against the US Dollar. For the years ended June 30, 2024 and 2023, Argentina’s official exchange rate against the US Dollar increased 255% and 105% respectively.

2.      Summary of significant accounting policies and basis of preparation

2.1.   Basis of preparation

(a)    Statement of compliance

These combined financial statements have been prepared in accordance with IFRS Accounting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and interpretations issued by the IFRS Interpretations Committee (IFRIC).

The Group’s financial year-end is June 30. These combined financial statements were authorized by the Board of Directors of the Company on January 22, 2025.

(b)    Basis of measurement

These combined financial statements have been prepared on the historical cost basis, except for items that are required to be accounted for at fair value.

The significant accounting policies set out in Note 2 have been consistently applied in preparing these combined financial statements to all the periods presented, unless otherwise stated.

Due to the activities of the Group, costs and expenses presented in the statement of operations are classified according to their function. The statement of financial position has been prepared based on the nature of the transactions, distinguishing: (a) current assets from non-current assets, where current assets are assets that should be realized, sold or used during the normal operating cycle, or the assets owned with the aim of being sold in the short-term (within 12 months); (b) current liabilities from non-current liabilities, where current liabilities are liabilities that should be paid during the normal operating cycle or over the 12-month period subsequent to the reporting date.

All other assets and liabilities are classified as non-current. Current and deferred tax assets and liabilities (income tax credits/liabilities) are presented separately from each other and from other assets and liabilities, classified as current and non-current, respectively.

(c)     Functional and presentation currency

Items included in these combined financial statements are measured using the currency of the primary economic market in which the Company operates (“the functional currency”). The Company’s functional currency is the Argentine Peso.

These combined financial statements are presented in US Dollars. Unless otherwise stated, references to ‘ARS’ are to Argentine Pesos and references to ‘US$’ or ‘US Dollars’ are to US Dollars.

The Group has applied IAS 29 “Financial Reporting in Hyperinflationary Economies”, which mandates that when the functional currency of an entity is subject to hyperinflation, the financial statements must be adjusted to reflect the value of money at the end of the reporting period. This is regardless of whether they are based on the historical cost method or the current cost method. For such purpose, the inflation

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

2.      Summary of significant accounting policies and basis of preparation (cont.)

produced from the date of acquisition or from the revaluation date, as applicable, must be computed in non-monetary items. This requirement also includes the comparative information of the financial statements.

In order to conclude on whether an economy is categorized as hyper-inflationary in the terms of IAS 29, the standard details a series of factors to be considered, including the existence of an accumulated inflation rate in two years that is approximate or exceeds 100%. In accordance with IAS 29, Argentina was considered a hyperinflationary economy as from July 1, 2018.

The restatement mechanism of IAS 29 establishes that monetary assets and liabilities are not restated because they are already expressed in a current unit of measurement at the end of the reporting period. Assets and liabilities subject to adjustments based on specific agreements, are adjusted according to those agreements.

Non-monetary items measured at their current values at the end of the reporting period, such as the net realizable value or others, do not need to be restated. The remaining non-monetary assets and liabilities are restated according to a general price index. The loss or gain for the net monetary position is included in the “Inflation Adjustment” line item in the statement of operations.

The inflation adjustment to the initial balances was calculated by means of a conversion factor derived from the Argentine price indexes published by INDEC, the National Institute of Statistics.

(d)    Reporting cash flows

The Group reports cash flows from operating activities using the indirect method. Interest paid is presented within financing activities. Interest received is presented within investing activities.

(e)     Use of estimates and judgements

The preparation of these combined financial statements requires management to make certain estimates and assumptions, either at the statement of position date or during the year, which affect the reported amounts of revenues, expenses, assets, liabilities, and contingent amounts. Estimates are based on historical experience and other assumptions that are considered reasonable under the given circumstances and are regularly monitored. Actual outcomes and results could differ from those estimates and assumptions. Revisions to estimates are recognized in the period in which the estimate is revised.

The following is intended to provide an understanding of the policies that management considers critical because of the level of complexity, judgment or estimations involved in their application and their impact on the combined Financial Statements. These judgments involve assumptions or estimates in respect of future events. Actual results may differ from these estimates.

Intangible Assets impairment testing

As explained in note 2.6, “Intangible assets”, management assesses the recoverable value of intangible assets based on value in use calculations which require the use of assumptions. The calculations use cash flow projections based on financial budgets approved by management covering a five-year period. Cash flows beyond the five-year period are extrapolated using the estimated growth rates. This approach involves key assumptions that leave considerable scope for judgement. The key assumptions being made related to this impairment test are consistent with those indicated in Note 14 — Shared-based incentives.

Estimated useful life of intangible assets

See note 2.6 and note 5 for further information about how the Group estimates the useful life of intangible assets.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

2.      Summary of significant accounting policies and basis of preparation (cont.)

Income taxes

The Group must perform the estimation of income tax in the country it operates. This process includes the estimated final tax exposure and the determination of temporary differences resulting from the deferred treatment in certain items, such as accruals and depreciations, for tax and accounting purposes. These differences may result in deferred tax assets and liabilities, which are included in the individual financial position statement.

Leases

See note 2.7, “Leases”, for further information about how the Group estimates the interest rate for measure the lease liability at the present value of lease payments not yet paid at that date.

Shared-based incentive

For further details regarding the estimation methodologies and assumptions of share-based incentive, please refer to Note 14 — Share-Based Incentives.

2.2.   New and amended IFRS Standards that are effective for the current year

a)      The following new standards, amendments and interpretations became applicable for the current reporting period and adopted by the Group:

•        Amendment to IAS 12 — Deferred tax related to assets and liabilities arising from a single transaction.

•        International Tax Reform — Pillar Two Model Rules (Amendments to IAS 12).

•        Amendments to IAS 1 and IFRS Practice Statement 2 — Disclosure of Accounting Policies.

•        Amendments to IAS 8 — Definition of Accounting Estimates.

These new standards and amendments did not have any material impact on the Group.

b)      The following new standards and amendments are not yet adopted by the Group.

•        IFRS 19 — Simplifying disclosure requirements for certain subsidiary financial statements. This standard specifies the disclosure requirements that an entity is permitted to apply instead of the disclosure requirements in other IFRS Accounting Standards. It is effective for annual periods beginning on or after 1 January 2027.

•        Amendments to IFRS 16 — Lease Liability in a Sale and Leaseback. The amendments are effective for annual reporting periods beginning on or after 1 January 2024.

•        Amendments to IAS 1 — Non-current liabilities with covenants. The amendments are effective for annual reporting periods beginning on or after 1 January 2024.

•        Amendments to IAS 7 — Statement of Cash Flows & to IFRS 7 — Financial Instruments: Disclosures. The amendments are effective for annual reporting periods beginning on or after 1 January 2024.

•        Amendments to IAS 21 — The Effects of Changes in Foreign Exchange Rates Titled Lack of Exchangeability. The amendments are effective for annual reporting periods beginning on or after 1 January 2025.

•        Amendment to IAS 7 and IFRS 7 — Supplier Financing. The amendments are effective for annual periods beginning on or after January 1, 2024.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

2.      Summary of significant accounting policies and basis of preparation (cont.)

These standards and amendments are not expected to have a material impact on the Group:

•        IFRS 18 — Presentation and Disclosure in Financial Statements. This standard sets out requirements for the presentation and disclosure of information in general purpose financial statements to help ensure they provide relevant information that faithfully represents an entity’s assets, liabilities, equity, income and expenses. It is effective for annual periods beginning on or after January 1, 2027

•        Amendments to IFRS 9 and IFRS 7 — Amendments to the Classification and Measurement of Financial Instruments. The amendments are effective for reporting periods beginning on or after 1 January 2026.

The Group is currently analyzing the potential impact of these new standards on our financial statements.

2.3    Foreign currency

Foreign currency transactions are translated into the functional currency of the Company using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities nominated in foreign currencies are recognized in the profit or loss for the year.

Foreign exchange gains and losses are presented in the statement of operations within other financial income, as appropriate, unless they have been capitalized.

2.4    Revenue recognition

The Group operates through two operating segments, Rewell and Heritas Diagnostics. The Group recognizes revenue when control of the services are fully delivered to customers when performance obligations are met. This is recognized at an amount that reflects the consideration to which the Group expects to receive in exchange for transferring these services to customers (the “Transaction Price”).

Heritas Diagnostics Segment

Revenues from the Group’s Heritas Diagnostics segment are typically generated from genetic sequencing and diagnostics services covering the fields of oncology, prenatal care, rare diseases and clinical gut health, and provides other genetic sequencing services.

The Group has entered into a commercial partnership with Cibic — Centro de Diagnóstico Medico de Alta Complejidad S.A. (“CIBIC”), a shareholder of OminigenicsAI Corp., for the purpose of providing these clinical genetic tests. Under this partnership agreement, CIBIC exclusively handles the commercialization of all Heritas Diagnostics clinical genetic tests in Argentina. (See Note 2.10 — Trade and other receivables, net)

The Group identified a single performance obligation, namely, the delivery of the analysis results to CIBIC. The Group enables CIBIC to include these tests in its service portfolio, with CIBIC responsible to market these tests directly to patients and stakeholders in the healthcare industry, including physicians and healthcare institutions. CIBIC collects patient samples from its medical centers and delivers them to the Group’s laboratory for processing. Once the samples are received and processed, the Group generates reports with the results, which CIBIC then delivers to the patients and physicians.

The Group establishes a price for each test, which CIBIC pays per test sold. CIBIC independently determines the retail price at which it sells these tests to end consumers.

Revenue generated from selling the tests and other genetics sequencing services is recognized at a point in time when the reports with the results of the tests are sent to CIBIC.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

2.      Summary of significant accounting policies and basis of preparation (cont.)

Rewell Segment

The Rewell division provides at-home DNA and microbiome test kits designed to support nutrition-based health risk-management and promote preventive health strategies through DNA and gut microbiome insights.

The Group has identified two performance obligations, namely, the delivery of test results to the customer, and the provision of an upon-demand complementary coaching session to review test results and develop an actionable health plan.

The transaction price includes the amount of fixed consideration the Group expects to receive.

Revenue generated is recognized at a point in time when each performance obligation is satisfied. The transaction price is allocated between the two performance obligations by the amount that represents the portion of the consideration to which the entity expects to be entitled in exchange for transferring the services promised to the customer, based on the relative stand-alone selling price.

2.5    Property, plant and equipment, net

Property, plant and equipment assets are measured at historical cost less accumulated depreciation and impairment loss, if any.

The cost of property, plant and equipment is the fair value of the consideration initially provided to acquire or construct the item and prepare it for use. Subsequent costs incurred for repair and maintenance are expensed in the statements of comprehensive income unless these costs meet the criteria for capitalization (i.e. extension of the useful life). Depreciation commences when the assets are ready for use.

Property, plant and equipment is depreciated based on the straight-line method over estimated useful lives.

An item of property, plant and equipment will be derecognized upon disposal or when future economic benefits from the continued use of the asset are no longer expected. The gain or loss arising from the derecognition is measured as the difference between the gain on sale and the carrying amount of the asset and is recognized through profit or loss.

The useful lives of property, plant and equipment are:

Machinery and equipment	10 years
Furniture and fixtures	10 years
Computer equipment	3 – 5 years
Instrumental	5 – 10 years

2.6    Intangible assets

The Group’s development activities involve a plan or design to produce new tests or products for the Heritas Diagnostics segment and development for the Rewell segment.

Development costs of new genetic tests within the Heritas Diagnostics segment consist of capitalized internally generated costs that are directly attributable to the development and setup of identifiable genetic tests controlled by the Group.

Development costs within the Rewell segment consist of capitalized internally generated costs that are directly attributable to the design, development, and testing of identifiable and unique applications (development related to software) controlled by the Group. These developments are primarily included within the Group’s proprietary GetRewell digital platform.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

2.      Summary of significant accounting policies and basis of preparation (cont.)

Development costs are capitalized only when they can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group has the intent and sufficient resources to complete development and either use or sell the asset. Costs capitalized includes materials, direct labor, overhead costs that are directly attributable to preparing the asset for its intended use, and any capitalized borrowing costs. All other development costs are expensed as incurred.

When these criteria are not met, development costs are expensed as incurred.

Subsequent to initial recognition, capitalized development costs are measured at cost, less accumulated amortization and accumulated impairment losses, if any.

Intangible Assets subject to amortization are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The useful life of an asset is reviewed every year as required by IAS 38. See note 5 for further information.

Intangible Assets in progress are tested for impairment each year. The key assumptions being made related to this impairment test are consistent with those indicated in Note 14 — Shared-based incentives.

Management’s estimates are based on available evidence, existing facts and circumstances, and reasonable and supportable assumptions used in cash flow projections. As a result, the financial statements do not include any adjustments that would reflect any potential inability of the Group to recover the recorded value of the aforementioned assets through the generation of sufficient future economic benefits.

The principal assumptions employed are outlined below:

Key assumption	Management’s approach
Discount rate	The discount rate used ranges between 15% and 20%.
Budgeted market share

The projected revenue from the products has been estimated by management, based on market penetration data for comparable products and technologies and on future expectations of foreseen economic and market conditions.

The value assigned is consistent with external sources of information.

Budgeted product prices	The prices estimated in revenue projections are based on current and projected market prices for the products.
Budgeted gross margin	Based on past performance and management’s expectations for the future.

2.7    Leases

Leases are recorded pursuant to IFRS 16. The Group leases a laboratory facility from related party (see Notes 6 and 20) and offices from a third party, both in Argentina.

Contracts that grant the Group control over the use of a leased asset for a specified period of time in exchange for consideration are accounted for as leases. Upon initial recognition, the Group recognizes a liability at the present value of the balance of future lease payments (these payments do not include certain variable lease payments), and concurrently recognizes a right-of-use asset at the same amount of the lease liability, adjusted for any prepaid or accrued lease payments or provision for impairment, plus initial direct costs incurred in respect of the lease. The lease term is the non-cancellable period of the lease, plus periods covered by an extension or termination option if it is reasonably certain that the lessee will or will not exercise the option, respectively. Since the interest rate implicit in the Group’s lease is not readily determinable, which involves a management’s estimations, the incremental borrowing rate of the lessee is used. Subsequent to initial recognition, the right-of-use asset is accounted for using the cost model and amortized over the shorter of the lease term or useful life of the asset.

2.8    Inventories

Inventories include materials, supplies or other assets held for consumption for producing the Group’s services, specifically for processing biological samples to generate test results.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

2.      Summary of significant accounting policies and basis of preparation (cont.)

Inventories are measured at the lower of acquisition cost or net realizable value. Inventories are presented net of the allowances for obsolescence, if any.

2.9    Cash and cash equivalents

Cash and cash equivalents include cash on hand and in banks and short-term highly liquid investments with original maturities of three months or less, which are readily convertible to known amounts of cash.

2.10  Trade and other receivables with third and related parties, net

The counterparty to the receivables generated within the Heritas Diagnostics segment is its shareholder CIBIC, due to a commercialization partnership agreement. See Note 2.4 — Revenue Recognition and Note 20 — Related parties for details.

The Group receives payment directly from customers within the Rewell segment. See Note 9 — Trade and other receivables.

Trade receivables are carried at amortized cost.

Other receivables include tax credits, prepaid expenses and guarantee deposits.

Tax credits included under other receivables are assessed for impairment at each reporting period. When the recoverable value of these tax credits is lower than their amortized cost, the Group recognizes an impairment loss. The impairment is recorded as a reduction in the carrying amount of the tax credits, with a corresponding charge to other financial results in the statement of profit or loss.

The Group assesses trade accounts receivables for expected credit losses at each reporting period by disaggregating by payer type. The Group reviews receivables for expected credit losses based on historical payment trends as well as forward looking data and current economic trends. If a credit loss is determined, the Group records a reduction to the accounts receivable balance with a corresponding general and administrative expense.

2.11  Contract liability

The Group records a contract liability when cash payments are received or due in advance of its performance related to one or more performance obligations.

2.12  Share capital and reserves

Ordinary shares

Ordinary shares are classified as equity. Initial balances and movements for the period are recorded at their historical values.

Foreign currency translation adjustment

The foreign currency translation reserve is used to record exchange differences arising from the translation of the financial statements from the functional currency of the Group — Argentine Peso — into the presentation currency — US Dollar-.

2.13  Trade and other payables

Trade and other payables are recognized when the Group has a legal or a constructive obligation, as a result of a past event, and it is probable that there may be an outflow of resources embodying economic benefits to settle the obligation and the obligation can be measured reliably. These amounts represent liabilities for goods and services provided to the Group prior to the end of financial year which are unpaid.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

2.      Summary of significant accounting policies and basis of preparation (cont.)

The Group removes financial liabilities from its balance sheet only when its obligations are fully met, settled, or are no longer in effect. Any discrepancy between the reported value of the financial liability that has been removed and the actual payment made is recorded in the income statement as a gain or loss.

Other payables comprise employment obligations and provisions.

2.14  Borrowings

Borrowings are initially recognized at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction cost) and the redemption amount is recognized in profit or loss over the period of the borrowing using the effective interest method. See Note 12 and 20 for further information.

2.15  Financial instruments

Financial assets and liabilities are recognized when an entity of the Group becomes party to the contractual provisions of an instrument.

Financial assets and liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and liabilities (other than those designated at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or liabilities, when appropriate, at initial recognition. Transaction costs directly attributable to the acquisition of financial assets or liabilities designated at fair value through profit or loss are recognized immediately through profit or loss.

The Group applies a hierarchy to classify valuation methods used to measure financial instruments carried at fair value. Levels 1 to 3 are defined based on the degree to which fair value inputs are observable and have a significant effect on the recorded fair value, as follows:

•        Level 1:    Quoted prices (unadjusted) in active markets for identical assets or liabilities;

•        Level 2:    Valuation techniques use significant observable inputs, either directly (i.e., as prices) or indirectly (i.e., derived from prices), or valuations are based on quoted prices for similar instruments; and

•        Level 3:    Valuation techniques use significant inputs that are not based on observable market data (unobservable inputs).

2.15.1    Financial assets

Classification of financial assets

If and when applicable, the Group follows the framework and requirements outlined in IFRS 9 to classify financial assets based on whether:

•        The financial asset is held within a business model with the objective of collecting contractual cash flows or a combination of collecting contractual cash flows and selling financial assets; and

•        The contractual terms give rise to cash flows that are only payments of principal and interest.

By default, all other financial assets are subsequently measured at fair value through profit or loss.

Trade receivables originated from the Heritas Diagnostics segment are amounts primarily due from CIBIC which must be settled within 60 days following invoicing, and to a lesser extent by Meyerlab S.A. (a company incorporated in Paraguay, to which Omnigenics provides genomic diagnostic services under a contract signed on March 11, 2024, and is also a related party to the Group) which must be settled within 15 days following invoicing and are therefore classified as current. See Note 20 for further information about related parties.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

2.      Summary of significant accounting policies and basis of preparation (cont.)

Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components, when they are recognized at fair value. The Group holds trade receivables with the objective of collecting the contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method.

Gains and losses in foreign currency

Trade payables denominated in a currency other than the subsidiaries’ functional currency are determined in that foreign currency and converted to the functional currency at the end of each reporting period, using the prevailing spot rate at that time. Exchange differences are recognized through profit or loss and are classified within financial income/expenses.

Derecognition of financial assets

The Group derecognizes a financial asset only when the contractual rights to the asset’s cash flows expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Group does not transfer or retain substantially all risks and rewards of ownership and continues to control the transferred asset, the Group recognizes its interest retained in the asset and an associated liability for the amounts to be paid. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and also recognizes a loan secured by the revenue received.

Upon derecognition of a financial asset measured at amortized cost, the difference between the carrying amount of the asset and the sum of the consideration received or receivable is recognized through profit or loss.

The Group also derecognizes a financial asset when there is information which indicates that the counterparty is in serious financial difficulty and there is no realistic prospect of recovery. The derecognized financial assets may still be subject to compliance activities in accordance with the Group’s recovery procedures, taking into account legal advice when appropriate. Any recovery is recognized through profit or loss.

2.15.2    Financial liabilities and equity instruments

Classification as debt or equity

Debt and equity instruments are classified as financial liabilities or equity in accordance with the substance of the contractual agreement and definitions of financial liability and equity instrument.

Equity instruments

An equity instrument consists of any contract that evidences a residual interest in the assets of an entity, after deducting all of its liabilities. Equity instruments issued by the Group are recognized at the proceeds received, net of direct issue costs.

The repurchase of equity instruments of the Group is recognized and deducted directly in equity. No gain or loss is recognized through profit or loss, arising from the purchase, sale, issue or cancellation of the equity instruments of the Group. During the fiscal year ended June 30, 2024 and 2023, no repurchase of equity instruments took place.

Financial liabilities

Financial liabilities are classified at their inception at fair value through profit or loss or at amortized cost, using the effective interest amortization method.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

2.      Summary of significant accounting policies and basis of preparation (cont.)

2.16  Short term employee benefits

Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

2.17  Shared-based incentives

The Group grants share-based benefits to its executive team in the form of Deferred Shares, which are classified as equity-settled share-based payments in accordance with the requirements of IFRS 2 — Share-Based Payment. This standard prescribes that share-based payments settled in an entity’s equity instruments are accounted for as equity-settled transactions.

Accordingly, the Fair Value of the Deferred Shares is recognized as an expense over the requisite service period, aligning with the matching principle, which ensures that costs are recognized in the periods in which the associated services are rendered. The expense is recognized as employee benefits expense in the income statement, with a corresponding increase in equity under capital reserves.

The cumulative expense is adjusted based on the best estimate of the number of equity instruments expected to vest, considering the satisfaction of the service and performance conditions.

Additional details related to the assumptions used for fair value estimation, as well as the models applied, are disclosed in Note 14.

2.18  Taxation

The income tax expense or credit for the period is the tax payable or recoverable on the current period’s taxable income based on the applicable income tax rate, adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses.

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and its carrying amounts for financial reporting purposes at the reporting date.

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits, and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax is measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates that have been enacted or substantively enacted at the balance sheet date.

The Group has concluded not to recognize deferred tax assets due to the improbability of future taxable amounts being available to offset those temporary differences and losses.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

2.      Summary of significant accounting policies and basis of preparation (cont.)

2.19  Expenses

Sales and marketing expenses, general and administrative expenses, and research and development expenses

The Group recognizes expenses in the period in which these costs are incurred and are presented by function on the statements of operations. Sales and marketing expenses primarily relate to marketing materials and research the Group generates to increase brand awareness and commercialize its services in the marketplace. Administrative expenses primarily comprise professional fees (mainly related to consultancy, accountancy and legal expenses), payroll compensation to certain executives. Other operating expenses relate to those that do not depend on general business operations or relate to the other expense categories.

2.20  Segment reporting

The Group operates in two business segments, a direct-to-consumer segment named “Rewell”, and a business-to-business segment named “Heritas Diagnostics”. Under IFRS 8 (Segment Information), the Group’s operating segments are reported in a manner consistent with the internal reporting provided to the Chief Operating Decision Maker (“CODM”) which, in the case of the Group, is the Executive Team. The Executive Team is composed of a Chief Executive Officer, a Chief Science Officer, and a Chief Financial Officer. The CODM is responsible for allocating resources and assessing performance of the business. See Note 21 for further details.

3.      Financial risk management

Overview:

The Group has exposure to the following risks from its use of financial instruments:

•        Credit risk

•        Liquidity risk

•        Market risk

This note presents quantitative and qualitative information about the Group’s exposure to each of the above risks, and the Group’s objectives, policies and processes for measuring and managing risk.

The Group does not use derivative financial instruments to hedge any of the above risks.

Risk management framework:

The Board of Directors has overall responsibility for the establishment and oversight of the Group’s risk management framework. The Board is responsible for developing and monitoring the Group’s risk management policies and processes.

The Group’s risk management policies are established to identify and analyze the risks faced by the Group, establish appropriate risk limits and controls, and monitor these risks to ensure adherence to established limits. These policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities.

(a)    Credit risk

Credit risk arises from the potential non-performance of contractual obligations by the parties, resulting in a financial loss for the Group.

The carrying amount of financial assets represents the maximum credit exposure.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

3.      Financial risk management (cont.)

The maximum exposure to credit risk at the reporting date was as follows:

	June 30,
	2024	2023
Financial asset
Cash and cash equivalents	41,727	48,836
Short term investments	—	53,274
Trade receivables and other receivables(*)(**)	32,116	308,532
Total	73,843	410,642

____________

(*)      Prepaid expenses and tax balances are not included.

(**)    Trade receivables primarily relate to services provided to CIBIC under the commercialization agreement. There is a concentration of credit risk related to the Heritas Diagnostics segment whereas CIBIC accounted for 61% and 98% of trade receivables, respectively. Meyerlab S.A. represented 15% of trade receivables at June 30, 2024. The Group assessed that there was no need to establish an allowance for credit expected losses for any of the periods presented. See Note 9 for details. In the Rewell segment, not one single customer represents a significant amount as of June 30, 2024 and 2023. Credit risk within the Rewell segment is mitigated due to the upfront cash collection of invoices.

Cash balances held with banks and bank deposits are managed via diversification of financial institutions and the Group only holds cash balances with major reputable and highly rated of them.

The Group believes it is not exposed to a significant amount of credit risk.

(b)    Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or other financial assets. The Group’s approach to managing liquidity is to ensure, as far as possible, that it has sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

As explained in Note 1, in the near term, management plans to continue to focus on raising the funds necessary to fully implement the Group’s business plan. Management believes that certain shareholders and/or investors will continue to advance the capital required to meet the Group’s financial obligations. There is no assurance, however, that these investors and shareholders will continue to advance capital to the Group or that the new business operations will be profitable. The possibility of failure in obtaining additional funding and the potential inability to achieve profitability raise substantial doubts about the Group’s ability to continue as a going concern.

In order to obtain greater liquidity, if necessary, the Group discounts deferred payment checks in financial institutions. Such checks are received mainly from its related parties for the sale of diagnostic services. For the years ended June 30, 2024 and 2023, the amount of instruments that have been discounted amounts to US$1,322,740 and no cases of discount, respectively.

The following table sets out the contractual maturities of the Group’s financial liabilities as of each year-end indicated:

As of June 30, 2024	Up to 3 months	3 to 6 months	6 to 9 months	9 to 12 months	More than 12 months
Borrowings	20,080	25,584	—	—	3,267,220
Lease liabilities	4,798	9,626	10,082	10,396	112,077
Trade and other payables	572,352	—	494,750	494,750	—
Total	597,230	35,210	504,832	505,146	3,379,297

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

3.      Financial risk management (cont.)

As of June 30, 2023	Up to 3 months	3 to 6 months	6 to 9 months	9 to 12 months	More than 12 months
Borrowings	—	—	91,819	1,038,138	—
Lease liabilities	39,574	35,082	—	—	—
Trade and other payables	463,436	—	—	—	—
Total	503,010	35,082	91,819	1,038,138	—

(c)     Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates and interest rates, affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

The following table sets forth out net exposure to foreign currency risk as of June 30, 2024:

Foreign liability currency position	As of June 30, 2024
Amount expressed in US$	3,008,226
Amount expressed in Euros	18,537

A devaluation (or revaluation) of the Argentine Peso of 100% against the U.S. dollar or any other foreign currency, with all other variables remaining constant, would have a positive (negative) impact on the statement of operations as a result of foreign exchange gains (or losses) of $3,026,763.

(d)    Financial instruments by category

The following tables show information required under IFRS 7 on the financial assets and liabilities recorded as of June 30, 2024, and 2023.

Financial assets by category

	Amortized cost		Fair value through profit or loss
	As of June 30		As of June 30
	2024	2023	2024	2023
Financial asset
Cash and cash equivalents	28,900	2,495	12,827	46,341
Short term investments	—	—	—	53,274
Receivables and other receivables(*)	32,116	308,532	—	—
Total	61,016	311,027	12,827	99,615

____________

(*)      Prepaid expenses and tax balances are not included.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

3.      Financial risk management (cont.)

Financial liabilities by category

In the ordinary course of our business, we enter into loan agreements with related companies. The loans under these loan agreements accrue interest at prevailing market rates.

	Amortized cost
	As of June 30, 2024	As of June 30, 2023
Financial liability
Trade and other payables	1,561,852	463,436
Borrowings (note 11)	2,706,672	1,129,957
Lease liability	146,979	74,656
Total	4,415,503	1,668,049

Financial instruments measured at fair value

Fair value by hierarchy

According to the requirements of IFRS 7, the Group classifies each class of financial instrument valued at fair value into three levels, depending on the relevance of the judgment associated with the assumptions used for measuring the fair value.

Level 1 comprises financial assets and liabilities with fair values determined by reference to quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 comprises inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

Level 3 comprises financial instruments with inputs for estimating fair value that are not based on observable market data.

	As of June 30, 2024	As of June 30, 2023
Measurement at fair value at(*)	Level 2
Financial assets at fair value

Cash and cash equivalents	12,827	46,341
Short term investments	—	53,274
Total	12,827	99,615

Estimation of fair value

The fair value of short-term investments is calculated using the market approach, which means assessing recent transactions of similar assets in the market to derive a fair value estimation. These instruments are included in level 2.

Financial instruments not measured at fair value

Financial instruments not measured at fair value comprise trade and other receivables, other accounts receivable, trade payables, and other debts.

For the majority of these instruments, the carrying amounts approximate their fair values. This is because they are measured at amortized cost and are either short-term in nature or subject to terms that reflect current market conditions.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

3.      Financial risk management (cont.)

Exception — Loans from Related Parties

As of June 30, 2024, material differences between the amortized cost and fair value were identified for loans from related parties. These differences result from the application of discounted cash flow techniques using current borrowing rates. The fair values of these loans are classified as Level 2 in the fair value hierarchy.

For detailed information regarding the comparison of amortized cost and fair value, refer to Note 11 — Borrowings

Capital Management

The Group’s objectives when managing capital are to: (i) safeguard their ability to continue as a going concern; and (ii) maintain an optimal capital structure to reduce the cost of capital.

4.      Property, plant and equipment, net

Changes in the Group’s property, plant and equipment for the years ended June 30, 2024, and 2023 were as follows:

	Instrumental	Machinery and equipment	Furniture and fixtures	Computer equipment	Total
Net book amount at June 30, 2022	28,326	10,700	8,535	29,852	77,413
Additions	—	—	—	18,261	18,261
Currency translation adjustment	1,465	553	441	1,543	4,002
Depreciation charges(i)(ii)	(2,936)	(6,430)	(1,191)	(17,867)	(28,424)
Net book amount at June 30, 2023	26,855	4,823	7,785	31,789	71,252
Additions	29,508	—	19,126	6,914	55,548
Currency translation adjustment	1,229	220	356	1,454	3,259
Depreciation charges(i)(ii)	(17,287)	(5,043)	(2,473)	(20,619)	(45,422)
Net book amount at June 30, 2024	40,305	—	24,794	19,538	84,637

Costs	34,262	190,748	11,911	76,314	313,235
Accumulated depreciation	(7,407)	(185,925)	(4,126)	(44,525)	(241,983)
Net book amount at June 30, 2023	26,855	4,823	7,785	31,789	71,252

Costs	65,338	199,473	31,582	86,717	383,110
Accumulated depreciation	(25,033)	(199,473)	(6,788)	(67,179)	(298,473)
Net book amount at June 30, 2024	40,305	—	24,794	19,538	84,637

____________

(i)      The depreciation charge is included in “General and administrative expenses”, “Costs of sales”, “Research and development expenses” and “Selling expenses” for the years ended June 30, 2024 and 2023, see Note 16

(ii)     The depreciation included U$S 1,681 for the year ended June 30, 2023 that have been recorded as additions of intangible assets

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

5.      Intangible assets, net

Changes in the Group’s intangible assets for the years ended June 30, 2024, and 2023 were as follows:

	New Heritas Diagnostic Test Development	Rewell Development(iii)	In-Process Research & Development(iv)	Total intangible assets
Balance as of June 30, 2022	83,460	—	376,451	459,911
Additions	—	406,623	53,559	460,182
Transfers(ii)	—	208,670	(208,670)	—
Currency translation adjustment	4,315	10,788	8,674	23,777
Amortization charges(i)	(22,079)	(32,177)	—	(54,256)
Balance as of June 30, 2023	65,696	593,904	230,014	889,614
Transfers	7,291	—	(7,291)	—
Currency translation adjustment	3,003	27,167	10,521	40,691
Amortization charges(i)	(24,181)	(65,541)	—	(89,722)
Balance as of June 30, 2024	51,809	555,530	233,244	840,583

____________

(i)      The Amortization charge is included in “General and administrative expenses”, “Costs of sales”, “Research and development expenses” and “Selling expenses” as of June 30, 2023 and 2022, see Note 16

(ii)     The transfer during fiscal year 2023 has been incorporated into these combined financial statements, due to revision of the balance between In process R&D and Rewell Development.

(iii)    Development related to software.

(iv)    Development related to projects about Diagnostic Test and Rewell segments. See Note 2.6

The Group amortizes intangible assets with a definite useful life, using the straight-line method over the following periods:

Useful Life
New Heritas Diagnostics Test Development	4 – 5 years
Rewell Development	10 years

In-process research & development costs are not amortized until the completion or abandonment of the associated research and development efforts. If and when development is complete, the associated assets would be deemed finite-lived and would then be amortized based on their respective estimated useful lives at that point in time.

The nature of expenses capitalized are the following:

	Additions – Internal Development
	2024(*)	2023
Laboratory supplies	—	13,569
Salaries, social security costs and other personnel expenses	—	158,859
Fees and payments for services	—	276,096
Taxes, rates and contributions	—	9,093
Depreciation of PPE	—	1,681
Others	—	884
Total expenses by nature	—	460,182

____________

(*)      There was no capitalization of intangible assets during the fiscal year ended June 30, 2024, as all new projects are still in the research phase.

6.      Leases

The Group has entered a lease for laboratory space with CIBIC with an initial term 48 months, beginning on January 1, 2024, and ending on December 31, 2027. The lease is not automatically renewable and requires mutual agreement between both parties for any extensions.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

6.      Leases (cont.)

Under the terms of the lease, the Group is obliged to make lease payments on a monthly basis. However, for the first eight months of the lease (January to August 2024), CIBIC has agreed not to charge the Group for these lease obligations. Instead, these payments will be treated as an Additional In-Kind Financing Amount under the terms of Heritas Ltd.’s Simple Agreement for Future Equity (“SAFE”). This arrangement means that CIBIC has opted to receive shares of Heritas Ltd. in exchange for the lease provided to CIBIC during this period, rather than receiving direct payment for the lease obligations. This was recorded as a decrease in the lease liability and an increase in equity in share premium for the amount of the SAFE (US$29,200). For further details on the amounts of the lease payments, refer to note 20.

Also, the Group leases office space to a third party called Compañia Insumos y Granos S.A., under a lease with an initial term of 36 months and which does not also renew automatically. The lease begins on January 1, 2024, and ends on December 31, 2027.

Supplemental information regarding the lease is as follows:

	June 30, 2024	June 30, 2023
Rights of use of asset

Original value
Beginning of the year	150,688	—
Additions	224,546	150,688
Terminated leases	(157,580)	—
Currency translation adjustment	6,892	—
End of the year	224,546	150,688

Accumulated Amortization value
Beginning of the year	75,344	—
Amortization charge(i)	62,772	75,344
Terminated leases	(111,620)	—
Currency translation adjustment	3,446	—
End of the year	29,942	75,344
Net book amount	194,604	75,344

____________

(i)      Amortization charge was recognized in the amount of US$79,187 and US$75,355 under “General and administrative expenses” for the years ended June 30, 2024, and 2023, respectively in the Statement of Operations (See Note 17 for further information).

	June 30, 2024	June 30, 2023
Lease Liability

Original value
Beginning of the year	74,656	—
Additions	224,546	150,688
Interest accrued	40,153	67,607
Inflation and translation adjustment	(107,918)	(61,639)
Terminated leases (See Note 20 – Related parties)	(45,960)	—
Reduction due to SAFE (See Note 20 – Related parties)	(29,200)	—
Payments	(12,713)	(82,000)
Currency translation adjustment	3,415	—
End of the year	146,979	74,656

Current	34,902	74,656
Non-Current	112,077	—
Total	146,979	74,656

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

7.      Trade and other receivables with third parties, net

	June 30, 2024	June 30, 2023
Trade receivables	5,232	6,829
Total trade receivables	5,232	6,829
Prepayments	7,448	—
Tax credits	68,008	66,348
Others	976	214
Total other receivables	76,432	66,562

Total trade and other receivables with related parties, net	81,664	73,391
Non-current	62,977	56,352
Current	18,687	17,039
Total	81,664	73,391

The fair value of current receivables approximates their respective carrying amounts given their short-term nature. However, for tax credits, a fair value assessment is performed at each reporting period. When the fair value of these credits is lower than their amortized cost, the Group recognizes an impairment loss. This adjustment is recorded as a reduction in the carrying amount of the tax credits, with a corresponding charge to general and administrative expenses in the statement of operations. See note 2.10 — Trade and other receivables with third and related parties, net.

For the year ended June 30, 2024, the Group recognized an impairment loss of US$94,377 due to adjustments in the fair value of tax credits.

8.      Trade receivables with related parties, net

	June 30, 2024	June 30, 2023
Trade receivables(*)	25,908	301,489
Total trade receivables with related parties, net	25,908	301,489
Non-current	—	—
Current	25,908	301,489
Total	25,908	301,489

____________

(*)      As of June 30, 2024, trade receivables include: CIBIC US$18,056; Meyerlab S.A. US$4,351, Bioceres S.A. US$3,501 and Others US$5,232. As of June 30, 2023, trade receivables include: CIBIC US$297,953; Bioceres S.A. US$3,536 and Others US$6,829. See Note 20 — Related parties.

9.      Inventories

	June 30, 2024	June 30, 2023
Laboratory supplies	464,230	251,696
Total inventories	464,230	251,696

10.    Cash and cash equivalents

	As of June 30, 2024	As of June 30, 2023
Cash	—	870
Bank accounts	28,900	1,625
Short term investments	12,827	46,341
Total cash and cash equivalents	41,727	48,836

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

11.    Shareholders’ (Deficit/Equity)

As of June 30, 2024, the Group reports a shareholders’ deficit, reflecting a net negative equity position primarily driven by accumulated losses. The main concepts are detailed as follows:

Share Capital

The Company’s issued and fully paid share capital as of June 30, 2024, amounts to US$3,000, representing 30,000,000 registered common shares with a par value of US$0.0001 per share. Each common share carries one voting right.

As of June 30, 2023, the capital of Heritas S.A.U. amounts to US$13,059, representing 1,250,000 registered common shares with a par value of AR$1 per share. Each common share carries one voting right. See Note 1 for details of the reorganization of Héritas S.A.U. into OmnigenicsAI Corp.

	As of June 30, 2024	As of June 30, 2023
Share Capital	3,000	13,059

Movements in Share Capital:

A net adjustment of US$(10,059) was recorded to align share capital with restructuring measures approved by the Board on February 26, 2024.

The reorganization, completed on February 26, 2024, involved Heritas Ltd., an exempted company organized under the laws of the Cayman Islands, contributing all the issued and outstanding shares in its subsidiary, Heritas SAU (“Heritas Argentina”), to OmnigenicsAI. As part of the reorganization, Heritas SAU, incorporated in Argentina, became a wholly owned subsidiary of OmnigenicsAI.

In exchange for this contribution, OmnigenicsAI issued 30,000,000 shares with a par value of US$0.0001 per share to Heritas Ltd., completing the reorganization and adjusting the share capital accordingly. This transaction is also described in Note 1. For purposes of presenting loss per share, the reorganization has been reflected as a deemed stock split, as if the 30,000,000 shares were outstanding for all periods, so the loss per share was retroactively adjusted to reflect the shares outstanding as of June 2024 (see Note 19).

Share Premium

The share premium account reflects additional paid-in capital resulting from the issuance of shares above their nominal value. As of June 30, 2024, the balance stands at US$2,828,281, down from US$3,533,699 in the prior year due to the absorption of accumulated losses. Movements in share premium described as follows:

	As of June 30, 2024	As of June 30, 2023
Beginning of the year	3,533,699	3,068,153
Parent Company Contribution (Note 20)	407,735	465,546
Reorganization effect(*)	49,885	—
Shared-based incentives (Note 14)	1,226,867	—
Absorption of accumulated losses(**)	(1,163,038)	—
End of the year	4,055,148	3,533,699

____________

(*)      Reorganization Effect: The reclassification of US$49,885 corresponds to the adjustment made as part of the capital reduction resulting from the reorganization described in Note 1 and detailed within this note under “Movements in Share Capital.” This adjustment aligns the reported balances with the accounting implications of the restructuring completed on February 26, 2024.

(**)    In accordance with the provisions of the minutes of shareholders meeting No. 11 dated October 26, 2023, the accumulated losses have been fully absorbed by the share premium and irrevocable contributions.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

11.    Shareholders’ (Deficit/Equity) (cont.)

Accumulated deficit

Movements in accumulated deficit described as follows:

	As of June 30, 2024	As of June 30, 2023
Beginning of the year	(3,588,427)	(2,296,495)
Absorption of accumulated losses(*)	1,163,038	—
Net Loss for the year	(4,516,095)	(1,291,932)
End of the year	(6,941,483)	(3,588,427)

____________

(*)      In accordance with the provisions of the minutes of shareholders meeting No. 11 dated October 26, 2023, the accumulated losses have been fully absorbed by the share premium and irrevocable contributions.

12.    Borrowings with third and related parties

Since its inception, the Group has been financially supported through long-term loans from its shareholders and other related parties; additionally, during the year 2024 the Group obtained short-term financing through bank loans. The following table shows the outstanding loans payable for each of the years presented:

	As of June 30, 2024			As of June 30, 2023
	Current	Non- Current	Total	Current	Non- Current	Total

Secured
Bank loans	45,664	—	45,664	—	—	—
Total secured borrowings	45,664		45,664	—	—	—

Unsecured
Loans from related parties	—	2,661,008	2,661,008	1,129,957	—	1,129,957
Total unsecured borrowings	—	2,661,008	2,661,008	1,129,957	—	1,129,957
Total Borrowings	45,664	2,661,008	2,706,672	1,129,957	—	1,129,957

Bank Loans

As of June 30, 2024, the Group had outstanding short-term bank loans with local financial institutions, detailed as follows:

Lender	Date of Disbursement	Maturity Date	Annual Average Interest Rate	Currency	Nominal Value	Book Value as of June 30, 2024
Banco Galicia y Buenos Aires S.A.	May, 2024	December, 2024	63.21%	Argentine Peso	7,982	7,978
Banco BBVA Argentina S.A.	May, 2024	December, 2024	49.88%	Argentine Peso	38,528	37,686
Total Bank Loans						45,664

These borrowings are classified as current liabilities, as their maturity falls within one year from the reporting date.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

12.    Borrowings with third and related parties (cont.)

Loans from related parties

As of June 30, 2024, the Group has outstanding borrowings from related parties under credit line agreements with Heritas Ltd, Bioceres S.A., and CIBIC. The terms of these agreements have been amended through various addenda, as described below:

Heritas Ltd Loan Agreement:

1)      The original agreement has been amended on January 1, 2024, to extend the maturity date for all disbursements under the agreement to January 2028. The addendum also updates the applicable interest rate to 6.5% annually.

2)      Additionally, during the reporting period, the Group entered into an intercompany loan agreement with Heritas Ltd on May 1, 2024. This agreement carries an annual interest rate of 6.5% and is scheduled for repayment on May 1, 2025. As of June 30, 2024, no funds have been received for this loan agreement by the Group.

Bioceres S.A. and CIBIC Loan Agreements:

Addenda signed on March 19, 2024 to these agreements have extended the original maturity dates to January 2028 and October 2028, respectively, in accordance with the terms of each credit line.

Further details regarding borrowings from related parties see Note 20.

The following tables summarize the activity related to the Group’s issuance of borrowings as of June 30, 2024, and 2023:

	Cash Movement	Non-cash Movement	Total
Balance as of June 30, 2022	—	—	85,000
Additions	1,483,668	—	1,483,668
Interest accrued	—	11,820	11,820
Inflation adjustment	—	(450,531)	(450,531)
Balance as of June 30, 2023	1,483,668	(438,711)	1,129,957
	Cash Movement	Non-cash Movement	Total
Balance as of June 30, 2023	—	—	1,129,957
Additions	1,539,890	—	1,539,890
Interest accrued	—	140,275	140,275
Inflation adjustment	—	(103,450)	(103,450)
Balance as of June 30, 2024	1,539,890	36,825	2,706,672

Fair value

Bank loans fair values are not materially different from their carrying amounts, since they are of a short-term nature.

In relation to loans from related parties, fair values are as follows:

	As of June 30, 2024		As of June 30, 2023
	Amortized cost	Fair value	Amortized cost	Fair value
Loans from related parties	2,661,008	1,992,618	1,129,957	1,016,705

The fair values of non-current borrowings are based on discounted cash flows using a current borrowing rate. They are classified as level 2 fair values in the fair value hierarchy (see note 3(d)).

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

13.    Trade and other payables

	As of June 30, 2024	As of June 30, 2023
Trade payables	1,502,292	399,234
Tax payables	59,560	64,202
Total trade and other payables	1,561,852	463,436

The fair value of payables approximates their respective carrying amounts because, due to their short-term nature, the effect of discounting is not considered significant.

14.    Shared-based incentives

Deferred Share Right Plan

The Deferred Share Right plan (the “Plan”), established in 2024 at the sole discretion of the Shareholders of Heritas Ltd. to provide long-term incentives for key employees, advisors, and contractors, aims to deliver long-term value to shareholders by incentivizing participants to improve business performance. Under the Plan, participants are granted Deferred Share Rights (“DSRs”) in the Parent entity, Heritas Ltd. These rights entitle participants to receive shares in Heritas Ltd. upon the fulfilment of certain service-based and/or performance-based conditions.

Participation in the Plan is determined solely by the Board, and no participant has a contractual right to receive any guaranteed benefits. The Plan includes a conditional vesting acceleration feature, whereby all unvested shares will fully vest upon the occurrence of specific events, such as a “Share Sale” or “Asset Sale”. These events, which result in a change of control or the disposal of all or substantially all of the Group’s assets, override the Vesting Conditions mentioned below. Specifically, if the acceleration feature is triggered by a Share Sale or Asset Sale, all DSRs will be immediately transferred to each participant. In the absent of any specific event, the Vesting Conditions mentioned below apply.

Participants under the Plan do not have shareholder rights, including voting or dividend rights, until such time as the shares are transferred to them. However, participants are entitled to Dividend Equivalents, which are recorded in a bookkeeping account and will be paid in cash upon vesting of the Deferred Share Rights.

Vesting Conditions

The DSRs under the Plan are subject to a one-year vesting period following the closing of the Business Combination Agreement (the “Closing”), signed on March 25, 2024. Accordingly, the shares will vest on the first anniversary of the Closing date, provided the participant remains employed by Heritas Ltd. or its affiliates during the vesting period. If a participant resigns or is terminated for cause before the end of the vesting period, they forfeit their DSRss. No grants of the Plan have been performed as of year end, therefore, no effect is recognized in these financial statements, other than the Deferred Share Right Agreement with the CEO, as explained below.

Deferred Share Right Agreement with CEO

After the reporting period (See Note 21), on October 18, 2024, Heritas Ltd. entered into a Deferred Share Right Agreement with the CEO of Heritas Ltd (the “CEO”), based on the compensation package provided to the CEO. The award defined in this Deferred Share Right Agreement was pursuant to the September 2021 consultancy agreement signed between Heritas S.A.U. and the CEO. Under the terms of the Deferred Share Right Agreement, Heritas Ltd. will transfer a specified number of shares to the CEO in exchange for services rendered to the Group until 12 months post-closing.

The agreement stipulates that the CEO will receive 513,750 ordinary shares of Heritas, Ltd., which will be transferred one year after the Closing. Additionally, 78,750 ordinary shares be transferred based on the achievement of certain performance milestones, also one year after the Closing.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

14.    Shared-based incentives (cont.)

Should the CEO cease to be employed by Heritas, Ltd. or its affiliates due to resignation or termination for cause following the one-year anniversary following the Closing, the deferred share rights will be forfeited. However, in the event of a termination without cause, the deferred share rights will vest immediately.

Similar Deferred Share Right Agreements have been extended to other three key employees after the reporting period, a time when these employees were identified by the Board of Directors as critical for the Group’s success within the one-year anniversary of the closing of the Business Combination Agreement. For further details on these DRSS, please refer to Note 21.

Fair Value of Deferred Shares

The fair value of the stock granted to the CEO has been assessed at US$3.3935 per share. The fair value at the grant date was independently determined using an adjusted version of the Black-Scholes model, incorporating a Monte Carlo simulation model. This model takes into account various factors including:

•        Exercise price and the term of the option.

•        Impact of dilution where applicable.

•        Share price at grant date and expected price volatility of the underlying shares.

•        Expected dividend yield.

•        Risk-free interest rate for the duration of the option.

•        Correlations and volatilities of comparable peer group companies

Key Assumptions for Fair Value Calculation

The primary inputs used in determining the fair value of the deferred shares are categorized as level 3 inputs and are based on the following:

•        Fair Value per Share of Heritas Ltd.:    Derived from a discounted cash flow (DCF) analysis. The Group estimates revenue growth, operating cost ratios, and changes in working capital. To account for the risks associated with an early-stage company, a start-up risk premium has been added to the Company’s weighted average cost of capital (WACC).

•        Liquidity Event Date:    Estimated based on projections of when a liquidity event, such as an initial public offering (IPO), is expected to occur.

•        Share Volatility:    Estimated using market data from comparable companies within the same industry or of similar size.

The Company has considered the following sensitivity analysis of the fair value of the share-based incentives that was recorded in the year ended June 30, 2024, evaluating the following changes in the key assumptions (and leaving all other variables constant):

(a)     a decrease of 100% in the share-based incentives that was recorded in the year ended June 30, 2024, if the closing of the BCA does not occur;

(b)    a decrease of 2% in the share-based incentives that was recorded in the year ended June 30, 2024, in the event that the BCA closes one month later than the expected date;

(c)     a decrease of 41% in the share-based incentives that was recorded in the year ended June 30, 2024, if the discount rate used to discount the flows (31,83%) increases by 20% (discount rate of 38,20%), and an increase of 79% in the shared-based incentives, if the discount rate used to discount the flows decreases by 20% (discount rate of 25,47%);

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

14.    Shared-based incentives (cont.)

(d)    an increase of 34% of the share-based incentives that was recorded in the year ended June 30, 2024, if the volume of sales units increases by 10% compared to the estimated values in each year, and a decrease of 34% of the shared-based incentives if the volume of sales units decreases by 10% compared to the estimated values in each year;

(e)     an increase of 20% of the share-based incentives that was recorded in the year ended June 30, 2024, if the value of the share on the market is 20% higher than that calculated through the fair value, and a decrease of 20% of the shared-based incentives if the value of the share on the market is 20% lower than that calculated through the fair value.

Accounting Treatment of Fair Value

During the reporting period ended June 30, 2024, an expense of $1,226,867 was recognized in connection with the CEO’s share-based compensation plan that was granted after year-end. The service inception date for the CEO award for purposes of computing the compensation charge in the period ended June 30, 2024 was in 2021, as per the consultancy agreement signed between Heritas S.A.U. and the CEO mentioned above. The amount is reflected in the income statement under General and Administrative Expenses and corresponds to an increase in the Share Premium within equity. See Note 2.17 for further information. The overall fair value of the award determined at the grant date was $ 1,943,847.

As of June 30, 2023, the non-market conditions affecting the grant were not expected to be met, so the amount of equity instruments that could eventually be vested was zero and therefore, it was not recorded at the fiscal year ended June 30, 2023.

15.    Income tax

OmnigenicsAI Corp. is an exempted company incorporated under the laws of the Cayman Islands. As such, it is not subject to income tax in the Cayman Islands under local regulations. However, the Company may be considered a “U.S. tax entity” for certain purposes under United States tax laws if it engages in activities or maintains operations that create a taxable nexus in the United States. As of June 30, 2024, and 2023, the Company has no taxable nexus in the United States and, therefore, no income tax obligations in the United States.

Heritas SAU, the Company’s wholly owned subsidiary, is domiciled in Argentina and subject to local income tax regulations. As such, the Company’s income tax has been calculated based on the estimated taxable profit for each year at the prevailing corporate tax rate in Argentina, which is 25%.

Below is a reconciliation between income tax expense and the tax calculated applying the current tax rate to loss before taxes for years ended June 30, 2024, and 2023:

	As of June 30, 2024	As of June 30, 2023
Loss before tax	(4,516,095)	(1,291,932)
Tax rate	25%	25%
Income tax (benefit)	1,129,024	322,983
Adjustments:
Unrecognized tax losses	(513,607)	(149,366)
Unrecognized deferred tax assets	—	(61,758)
Inflation adjustment (IAS 29)	195,024	(44,296)
Tax inflation adjustment	(138,493)	21,482
Non-deductible expenses	(662,350)	(2,334)
Adjustment for inflation of balances that do not affect the deferred position	(9.598)	(86,711)
Income tax from continuing operations	—	—

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

15.    Income tax (cont.)

Principal Statutory Tax Rates by Jurisdiction

The principal statutory income tax rates applicable in the jurisdictions where the Group operates for all the years presented are summarized below:

Tax Jurisdiction	As of June 30, 2024	As of June 30, 2023
Argentina(*)	25% – 35%	25% – 35%
Cayman Islands	0%	0%

____________

(*)      In June 2021, Law 27,630 was enacted, introducing a new graduated rate structure for income tax in Argentina with three tiers based on the level of cumulative taxable net income, with tax rates ranging from 25% to 35%.

Unrecognized deferred tax assets

The Group has not recognized deferred tax assets for any of the years presented because its estimated tax losses exceed the expected future benefits, and the Group believes it is not probable that future taxable income will be available to utilize those temporary differences.

Therefore, the Group did not recognize deferred income tax assets generated by tax loss carryforwards for the years ended June 30, 2024, and 2023, for the amounts of US$719,050 and US$190,122, respectively.

The following table shows the expiration date of unrecognized accumulated tax loss carryforwards pursuant to statutes of limitations:

Fiscal year	Tax-loss carry forward	Deferred tax asset	Expiration	Tax jurisdiction
2020	82,283	28,799	2025	Argentina
2021	212,933	74,527	2026	Argentina
2022	180,865	63,303	2027	Argentina
2023	543,207	190,122	2028	Argentina
2024	2,054,429	719,050	2029	Argentina

16.    Revenues

	Years ended June 30,
	2024	2023
Heritas Diagnostics	1,702,559	1,824,664
Rewell Test Services	116,811	55,275
Total revenues	1,819,370	1,879,939

Contract liability

As of June 30, 2024, contract liabilities consisted of the following:

	As of June 30, 2024	As of June 30, 2023
Heritas Diagnostics	87,170	—
Rewell Test Services	7,812	4,346
Total contract liability	94,982	4,346

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

16.    Revenues (cont.)

The Group recognizes as contract liabilities the amount of advance payments and billings that exceed recognized revenue. In the case of the Rewell test services, customer revenue is generally billed upon collection and recognized at the time when the corresponding service is provided to the customers (this is, when control of the deliverable is transferred). To the extent that the service is not provided by the reporting date, the amount is recognized as a contract liability.

17.    Expenses by nature

Expenses are classified by their function in the statement of operations. The following tables provide additional disclosure regarding their nature and their relationship to the function for the years ended June 30, 2024, and 2023:

	Year ended June 30, 2024
	Cost of revenues	Research and development expenses	General and administrative expenses	Selling expenses	Total
Laboratory supplies	744,421	18,710	—	—	763,131
Salaries, social security costs and other personnel expenses	469,663	306,657	116,818	121,713	1,014,851
Shared-based incentives (Note 14)	—	—	1,226,867	—	1,226,867
Fees and payments for services	193,116	310,441	1,340,819	104,479	1,948,855
Maintenance, security, cleaning, repairs	211,887	17,992	7,823	8,828	246,530
Taxes, rates and contributions	81,199	16,108	22,421	144,739	264,467
Depreciation of rights of use of assets	55,275	—	7,497	—	62,772
Depreciation of Property, plant and equipment	31,796	4,542	4,542	4,542	45,422
Amortization of Intangible assets	62,806	8,972	8,972	8,972	89,722
Impairment of fiscal credits(*)	—	—	94,377	—	94,377
Others	24,575	12,187	34,180	9,708	80,650
Total expenses by nature	1,874,738	695,609	2,864,316	402,981	5,837,644

____________

(*)      USD 84,939 corresponds to the Heritas diagnostic segment and USD 9,438 to the Rewell segment.

	Year ended June 30, 2023
	Cost of revenues	Research and development expenses	General and administrative expenses	Selling expenses	Total
Laboratory supplies	971,433	4,067	—	—	975,500
Salaries, social security costs and other personnel expenses	492,942	77,682	92,778	128,580	791,982
Fees and payments for services	129,479	260,140	398,130	193,175	980,924
Maintenance, security, cleaning and repairs	186,064	10,520	5,045	5,872	207,501
Taxes, rates and contributions	21,876	9,330	14,209	89,952	135,367
Depreciation of rights of use of assets	37,672	15,069	7,534	15,069	75,344
Depreciation of Property, plant and equipment	18,568	2,725	2,725	2,725	26,743
Amortization of Intangible assets	37,978	5,426	5,426	5,426	54,256
Others	24,431	15,309	26,108	10,408	76,256
Total expenses by nature	1,920,443	400,268	551,955	451,207	3,323,873

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

18.    Financial results, net

	For the year ended June 30,
	2024	2023
Financial income
Interest income	32,195	23,169
Total financial income	32,195	23,169
Financial costs
Interest expense	(345,811)	(161,201)
Total financial costs	(345,811)	(161,201)
Other financial results:
Foreign exchange, net(*)	(1,970,797)	(236,224)
Total other financial results	(1,970,797)	(236,224)
Inflation adjustment	1,748,053	508,574
Total financial results, net	(536,360)	134,318

____________

(*)      See Note 2.3 Foreign Currency

19.    Loss per share

Basic loss per share for the Group’s common stock is computed by dividing net loss for the year by the weighted average number of common shares outstanding during the year. When applicable, diluted earnings per share is computed using the weighted-average outstanding common shares, including the dilutive effect of potentially dilutive financial instruments. In periods when the Group recognizes a net loss, the impact of outstanding potentially dilutive financial instruments is excluded from the diluted loss per share calculation as their inclusion would have an antidilutive effect. To date, the Group has not issued any financial instrument with a potentially dilutive effect.

	For the years ended June 30,
	2024	2023
Numerator
Loss for the year (basic and diluted EPS)	(4,516,095)	(1,291,932)
Denominator
Weighted average number of shares (basic and diluted EPS)	30,000,000	30,000,000
Basic and diluted loss per share	(0.15)	(0.04)

As a result of the reorganization indicated in note 1, the loss per share for the year 2023 is presented considering the number of shares outstanding after the reorganization.

The number of shares existing as of June 30, 2023 is indicated in note 11.

20.    Related parties

Shareholders’ contributions and loans:

Since inception, the Group has been financially supported through shareholders’ contributions and loans.

a)      Contributions:

The Group received the following contributions since its inception:

Name	Date
Heritas Ltd.	June 30, 2024	1,634,603	(i)
		1,634,603

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

20.    Related parties (cont.)

Name	Date
Heritas Ltd.	June 30, 2023	465,546	(i)
		465,546

____________

(i)      Detail of contributions:

Expenses Paid on Behalf of the Group:    The contributions made by Heritas Ltd. during the years ended June 30, 2024, and June 30, 2023, primarily relate to operating costs, including management and director compensation, maintenance costs for laboratory equipment, medical genetics platform expenses, and legal fees. The amounts for both years are included within the Share Premium account in the Combined Statements of Changes in Shareholders’ Deficit. These expenses are detailed as follows:

Year ended June 30, 2024:    US$359,736

Year ended June 30, 2023:    US$465,546

SAFEs:    During the year ended June 30, 2024, CIBIC has opted to receive shares of Heritas Ltd. for US$48,000 under the terms of Heritas Ltd.’s Simple Agreement for Future Equity. The corresponding increase is recorded in the Share premium within equity.

This SAFE was associated with the following elements:

Lease liability (See Note 6):    US$ 29,200

IT Services liabilitiy:    US$ 10,500

Tax liabilities associated with the above concepts:    US$ 8,300

Share-Based Incentives:    In addition to the direct contributions described above, Heritas Ltd. provided share-based incentives amounting to US$1,226,867 during the fiscal year ended June 30, 2024. This represents the fair value of equity instruments issued under the Parent Company’s share-based payment arrangements and is recognized in the Combined Income Statement under “General and Administrative Expenses”. The corresponding increase is recorded in the Share premium within equity.

b)      Loans:

The Group has received financial support through long-term loans provided by its shareholders and other related parties. Below is a detailed breakdown of the composition of these loans:

Lender	June 30, 2024	June 30, 2023
Heritas Ltd.	642,699	303,500
CIBIC	1,279,997	264,649
Bioceres S.A.	738,312	561,808
Total Borrowings	2,661,008	1,129,957
Lender	Date of Loan Agreement	Maturity	Annual Average Interest Rate	Currency	Nominal Value As of June 30, 2024	Book Value
						As of June 30, 2024	As of June 30, 2023
Heritas Ltd.(*)	01/6/2022	1/6/2028	6.5%	US$	604,538	642,699	303,500
CIBIC	01/17/2023	01/17/2028	6.5%	US$	979,496	1,032,078	264,649
CIBIC	10/1/2023	10/1/2028	6.5%	US$	238,743	247,919	—
BIOCERES	01/17/2023	01/17/2028	6.5%	US$	552,935	597,846	561,808
BIOCERES	09/1/2023	9/1/2028	6.5%	US$	135,025	140,466	—
Total Borrowings					2,510,737	2,661,008	1,129,957

____________

(*)      See Note 1 about the restructuring of intercompany debt with Heritas Ltd. as an element of the BCA.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

20.    Related parties (cont.)

Outstanding balances and transactions with other related parties:

CIBIC

The Group commercializes its diagnostics services through an exclusive commercialization partnership agreement with CIBIC.

	June 30, 2024	June 30, 2023
Trade receivables	18,056	297,953
Trade payables	21,024	37,830

Transactions with CIBIC are as follows:

	Years ended June 30,
	2024	2023
Revenue – Heritas Diagnostics	1,702,559	1,792,109
Laboratory services provided by CIBIC	58,680	47,640
IT Services provided by CIBIC	10,500	—

Bioceres S.A.

The Group commercializes its genetic sequencing services to Bioceres S.A.. See Note 2.4.

	June 30, 2024	June 30, 2023
Trade and other receivables	3,501	3,536

Transactions with Bioceres S.A. were as follows:

	Years ended June 30,
	2024	2023
Revenue	2,589	4,389

Meyerlab S.A.

The Group commercializes its Heritas Dagnostics services with Meyerlab S.A. See Note 2.4.

	June 30, 2024	June 30, 2023
Trade receivables	4,351	—

Transactions with Meyerlab S.A. were as follows:

	Years ended June 30,
	2024	2023
Revenue – Heritas Diagnostics	57,639	—

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

20.    Related parties (cont.)

Lease of laboratory and office space:

CIBIC

The Group leases space for laboratory from CIBIC. (See Note 6)

	June 30, 2024	June 30, 2023
Right-of-use asset	157,117	—
Lease liability	117,788	—

INDEAR

The Group terminated its lease agreement for laboratory space with INDEAR effective November 30, 2023.

	June 30, 2024	June 30, 2023
Right-of-use asset	—	75,344
Lease liability	—	74,656

Compensation and benefits to directors and key management personnel:

Total aggregate compensation to key management personnel was US$1,411,308 and US$182,838 for the years ended June 30, 2024 and 2023, respectively.

	Compensation amount		Compensation Payable
	As of June 30,		As of June 30,
	2024	2023	2024	2023
Short-term employee benefits	184,441	182,838	—	—
Share-based payments	1,226,867	—	—	—
Total aggregate compensation	1,411,308	182,838	—	—

21.    Segment information

For management purposes, the Group’s business is managed in two operating and reportable segments: a direct-to-consumer segment named “Rewell” and a business-to-business segment named “Heritas Diagnostics”. See Note 2.4 — Revenue Recognition for further detail on the business segments.

Heritas Diagnostics Segment

The Heritas Diagnostics segment provides clinical genetic tests, covering the fields of oncology, prenatal care, rare diseases and clinical gut health, and provides other genetic sequencing services.

Rewell Segment

The Rewell segment provides an at-home DNA and microbiome test kits. Under IFRS 8 (Segment Information), operating segments are reported in a manner consistent with the internal reporting provided to the CODM which, in the case of the Group, is the Executive Team. The Executive Team is composed of a Chief Executive Officer, a Chief Science Officer, and a Chief Financial Officer. The CODM is responsible for allocating resources and assessing performance of the business.

The Executive Team measures the performance of the Group’s business by its “Gross Profit or Loss” as per the statement of operations.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

21.    Segment information (cont.)

Business segment information for the years ended June 30, 2024 and 2023 is as follows:

Year ended June 30, 2024	Heritas Diagnostics	Rewell	Total as per the statement of operations
Revenues	1,702,559	116,811	1,819,370
Cost of revenues(*)	(1,631,757)	(242,981)	(1,874,738)
Profit/(Loss) per segment	70,802	(126,170)	(55,368)
Year ended June 30, 2023	Heritas Diagnostics	Rewell	Total as per the statement of operations
Revenues	1,824,664	55,275	1,879,939
Cost of revenues(*)	(1,768,503)	(151,940)	(1,920,443)
Profit/(Loss) per segment	56,159	(96,663)	(40,504)

There are no transactions between segments for any of the years presented. The revenue breakdown per segment is included in Note 16. For details of concentration of revenue, see Note 3. Substantially all of the Group’s revenues are related to customers in Argentina with a de minimis amount (3.6% of revenues of the Heritas Diagnostics segment in 2024) related to exports to Paraguay and nil for 2023.

All of the Group’s assets are located in Argentina.

____________

(*)      Below is a breakdown by segment of cost of revenues by nature of expense.

Year ended June 30, 2024	Heritas Diagnostics	Rewell	Total
Laboratory supplies	654,070	90,351	744,421
Salaries, social security costs and other personnel expenses	444,498	25,165	469,663
Fees and payments for services	101,398	91,718	193,116
Maintenance, security, cleaning, repairs	202,164	9,723	211,887
Taxes, rates and contributions	75,320	5,879	81,199
Depreciation of rights of use of assets	48,998	6,277	55,275
Depreciation of Property, plant and equipment	28,616	3,180	31,796
Amortization of Intangible assets	56,525	6,281	62,806
Others	20,168	4,407	24,575
Total cost of revenues	1,631,757	242,981	1,874,738
Year ended June 30, 2023	Heritas Diagnostics	Rewell	Total
Laboratory supplies	903,433	68,000	971,433
Salaries, social security costs and other personnel expenses	443,648	49,294	492,942
Fees and payments for services	120,961	8,518	129,479
Maintenance, security, cleaning, repairs	171,179	14,885	186,064
Taxes, rates and contributions	20,126	1,750	21,876
Depreciation of rights of use of assets	34,658	3,014	37,672
Depreciation of Property, plant and equipment	17,083	1,485	18,568
Amortization of Intangible assets	34,940	3,038	37,978
Others	22,477	1,954	24,431
Total cost of revenues	1,768,505	151,938	1,920,443

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

22.    Events after the reporting period

Management has evaluated subsequent events through January 22, 2025, the date on which these combined financial statements were issued.

New Disbursement:and Addenda under existing loan agreements

Intercompany Loan Agreement with Heritas Ltd:

Subsequent to June 30, 2024, the Parent provided financing to the Group amounting to US$47,693, under the agreement mentioned in Note 12 — Borrowings with third and related parties, Loans from related parties, Heritas Ltd Loan Agreement, point 2).

Additional Financing to Heritas Argentina:

Subsequent to June 30, 2024, Heritas Argentina received additional funding of US$69,863 from Heritas Ltd., US$215,322 from Bioceres S.A., and U$S29,762 from CIBIC pursuant to loan agreements executed prior to the reporting date, maintaining the same conditions. For further details, see Note 12 — Borrowings with third and related parties and 20 — Related parties.

Loan Amendments and Credit Line Extensions:

On October 23, 2024, Heritas Argentina amended its existing loan agreements with CIBIC and Bioceres S.A. (see Note 12 — Borrowings) to incorporate credit line extensions. These amendments allow for additional financing of up to US$100,000 from each lender.

Shareholders and Business Combination Agreement

On August 27, 2024, Heritas Ltd, and MultiplAI Health Ltd. mutually agreed to terminate the Amended and Restated Share Purchase Agreement (SPA) originally executed on March 13, 2024, thereby terminating MultiplAI Health Ltd,’s participation in the Business Combination Agreement dated March 25, 2024. Subsequently, OmnigenicsAI Corp signed a notice of termination. This decision was made following a detailed evaluation of the financial and operational risks inherent in the integration process, as well as the recent regulatory changes issued by the U.S. FDA in May 2024 concerning Laboratory Developed Tests (LDTs), which directly impacted MultiplAI Health Ltd.’s compliance and market strategy in the U.S.. The termination of the SPA is intended to safeguard the strategic interests of Heritas Ltd., OmnigenicsAI Corp, and their shareholders. Upon execution of this termination agreement, all rights and obligations outlined in the SPA and related transaction documents ceased, ensuring the protection of the involved parties’ interests and compliance with any residual obligations under the Business Combination Agreement.

On August 8, 2024, OmnigenicsAI Corp, Heritas Ltd., and MultiplAI Health Ltd. signed a binding term sheet outlining the terms and conditions for a Reseller License Agreement to settle MultiplAI Ltd.’s outstanding debt to Heritas Ltd,, amounting to US$395,260, due by February 2025. As part of the agreement, MultiplAI Ltd. will grant OmnigenicsAI Corp, exclusive rights to commercialize its proprietary blood-based screening tests in Latin America, along with providing 600 pre-paid tests for business development purposes. These exclusive rights are granted for a period of five years, commencing on January 1, 2025.

Shared-based incentives

In October 2024, Heritas Ltd., at the sole discretion of the shareholders of Heritas Ltd., entered into Deferred Share Right Agreements (“DSRs”) with three key employees of Heritas Argentina (referred to as the “Key Employee”, on an individual basis). These agreements were structured to incentivize and retain critical talent identified as essential for the Group’s success following the Closing.

Notes to Combined Financial Statements
(Amounts in US Dollars, except otherwise indicated)

22.    Events after the reporting period (cont.)

Under the terms of these DSRs, (i) each employee will receive a deferred share grant of 30,000 shares of Heritas Ltd. (the “Shares”), for a total of 90,000 shares to be granted; (ii) the Shares will vest and be transferred one year after the Closing (the “Vesting Date”), provided the Key Employee remains employed with Heritas Ltd., or its affiliates, including the Group; and in the event of resignation or termination for cause before the Vesting Date, the Shares will be forfeited. Conversely, in the case of termination without cause, the rights will vest immediately.

These share-based agreement have a service inception date after year ended June 30, 2024.

As of the date of issuance of these combined financial statements, no additional share-based incentives have been provided.

OmnigenicsAI Corp

6,332,556 Ordinary Shares
17,574,991 Warrants to Purchase Ordinary Shares
17,574,991 Ordinary Shares Underlying Warrants of OmnigenicsAI Corp

________________________________________________

PROSPECTUS

________________________________________________

              , 2025

Annex A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

APX ACQUISITION CORP. I,

OMNIGENICSAI CORP,

HERITAS MERGER SUB LIMITED,

and

MULTIPLAI HEALTH LTD,

dated March 25, 2024

Annex A-i

Annex A-ii

Annex A-iii

Annex A-iv

Annex A Page No.
EXHIBIT A PLAN OF MERGER	A-95
EXHIBIT B FORM OF AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY	A-96
EXHIBIT C FORM OF ARTICLES OF THE SURVIVING SUBSIDIARY	A-97
EXHIBIT D FORM OF VOTING AND SUPPORT AGREEMENT	A-98
EXHIBIT E FORM OF BACKSTOP AGREEMENT
EXHIBIT F FORM OF REGISTRATION RIGHTS AND LOCK-UP AGREEMENT
EXHIBIT G FORM OF ASSIGNMENT, ASSUMPTION, AND AMENDMENT AGREEMENT
SCHEDULE 1.1 SPAC TRANSACTION EXPENSES CAP
SCHEDULE 8.12 RESTRUCTURING

Annex A-v

INDEX OF DEFINED TERMS

$1.1
2023 Pro Forma Financial Statements	8.4(c)
AI	4.21(a)
Action	1.1
Additional MultiplAI PCAOB Financial Statements	8.4(g)(ii)
Additional PCAOB Financial Statements	8.4(g)(i)
Additional Pro Forma Financial Statements	8.4(g)(iii)
Affiliate	1.1
Agreement	Preamble
Anti-Bribery Laws	1.1
Anti-Money Laundering Laws	1.1
Applicable GAAP	1.1
Articles of the Surviving Subsidiary	2.2(e)
Assignment, Assumption and Amendment Agreement	Recitals
Audited Financial Statements	4.8(a)
Authorization Notice	2.2(b)(i)
Backstop Agreement	Recitals
Benefit Plan	1.1
Business Combination	1.1
Business Day	1.1
Cayman Companies Act	Recitals
Cayman Registrar	1.1
CIBIC	Recitals
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble
Company Benefit Plan	1.1
Company Board	1.1
Company Cure Period	12.1(d)
Company Director	2.2(f)
Company Disclosure Letter	Article IV
Company Fundamental Representations	1.1
Company Group	13.20(b)
Company Indemnified Parties	10.6(a)
Company Material Adverse Effect	1.1
Company Material Contract	4.12(a)
Company M&A	2.2(d)
Company Product	1.1
Company Registered Intellectual Property	4.20(a)
Company Related Party	1.1
Company Restructuring Indebtedness	Schedule 8.12
Company Shares	1.1
Company Transaction Expenses	1.1
Competing Company Transaction Competing SPAC Transaction	1.1
Company Warrant	3.1(a)(iii)
Confidentiality Agreement	1.1
Contracts	1.1
Copyleft License	1.1
COVID-19	1.1

Annex A-vi

COVID-19 Measures	1.1
D&O Indemnified Parties	10.6(a)
Data Protection Requirements	1.1
December Extension Amendment Proposal	13.1
December Form 8-K	13.1
Disclosure Letter	1.1
Dissenting SPAC Shareholders	3.4(a)
Dissenting SPAC Shares	3.4(a)
Dollars	1.1
DTC	1.1
EarlyBird Engagement Letter	1.1
EarlyBird Fees	1.1
Enforceability Exceptions	4.3
Equity Securities	1.1
ERISA	1.1
Events	1.1
Exchange Act	1.1
Exchange Agent	3.2(a)
Executive-level Employee	1.1
Extension Amendment Proposals	13.1
Extension Form 8-Ks	13.1
February Extension Amendment Proposal	13.1
February Form 8-K	13.1
GAAP	1.1
Governing Documents	1.1
Governing Documents Proposal	10.2(a)(i)
Government Official	1.1
Governmental Authority	1.1
Governmental Authorization	4.5
Governmental Order	1.1
Greenberg	13.20(a)
Health Care Laws	1.1
Heritas Argentina	1.1
IFRS	1.1
Indebtedness	1.1
Intellectual Property	1.1
Intended Tax Treatment	Recitals
Interim Period	8.1
Interim Pro Forma Financial Statements	8.4(f)
International Trade Laws	1.1
Investment Company Act	1.1
IPO	5.9
IT Systems	1.1
JOBS Act	1.1
Law	1.1
Leased Real Property	1.1
Legal Proceedings	4.10
Letter of Transmittal	3.2(b)
Licenses	1.1
Lien	1.1
Linklaters	13.20(b)

Annex A-vii

ML	4.21(a)
Merger	Recitals
Merger Consideration	1.1
Merger Effective Time	2.2(a)
Merger Sub	Preamble
Merger Sub Fundamental Representations	1.1
Merger Sub Share	7.7(a)
MultiplAI	Recitals
MultiplAI Benefit Plan	1.1
MultiplAI Contribution	Recitals
MultiplAI Disclosure Letter	Article VI
MultiplAI Equity Plans	1.1
MultiplAI Financial Statements	6.9(a)
MultiplAI Fundamental Representations	1.1
MultiplAI Intellectual Property	1.1
MultiplAI Material Adverse Effect	1.1
MultiplAI PCAOB Audited Financial Statements	8.4(a)
MultiplAI PCAOB Financial Statements	8.4(g)(ii)
MultiplAI PCAOB Interim Financial Statements	8.4(e)
MultiplAI Product	1.1
MultiplAI Registered Intellectual Property	6.26(a)
MultiplAI Share Consideration	2.1(a)(ii)
MultiplAI Shareholder	1.1
MultiplAI Shares	1.1
MultiplAI Share Purchase Agreement	1.1
MultiplAI Termination Deadline	8.13(b)
MultiplAI Termination Request	8.13(b)
Nasdaq	1.1
Non-Recourse Parties	13.18(b)
Non-U.S. Subsidiaries	10.4(b)
Open Source License	1.1
Open Source Materials	1.1
Other Transaction Documents	10.11
Outside Date	12.1(f)
Parent	1.1
PCAOB	1.1
PCAOB Audited Financial Statements	8.4(a)
PCAOB Financial Statements	8.4(g)(i)
PCAOB Interim Financial Statements	8.4(d)
Permitted Liens	1.1
Person	1.1
Personal Data	1.1
PFIC	10.4(b)
PIPE Investment	Recitals
PIPE Investor	1.1
PIPE Subscription Agreement	1.1
Plan of Merger	1.1
Process or Processing or Processed	1.1
Pro Forma Financial Statements	8.4(g)(iii)
Prospectus	13.1
Proxy/Registration Statement	10.2(a)(i)

Annex A-viii

Public Shareholders	13.1
Real Property Leases	1.1
Redeeming SPAC Shares	1.1
Registration Rights and Lock-up Agreement	Recitals
Regulatory Approvals	10.1(a)
Related Party Agreements	4.12(a)(ix)
Released Claims	13.1
Remaining Trust Fund Proceeds	9.1
Representatives	1.1
Restraint	11.1(d)
Restricted Person	1.1
Restructuring	1.1
Sanctioned Jurisdiction	1.1
Sanctioned Person	1.1
Sanctions	1.1
Sarbanes-Oxley Act	1.1
SEC	1.1
SEC Required Financials	8.4(g)(iii)
Securities Act	1.1
September Extension Amendment Proposal	13.1
September Form 8-K	13.1
SPAC	Preamble
SPAC Board	1.1
SPAC Board Recommendation	10.2(b)(v)
SPAC Charter	1.1
SPAC Class A Ordinary Shares	1.1
SPAC Class B Ordinary Shares	1.1
SPAC Cure Period	12.1(g)
SPAC Director	2.2(f)
SPAC Disclosure Letter	Article V
SPAC Financial Statements	5.7(c)
SPAC Fundamental Representations	1.1
SPAC Group	13.20(a)
SPAC Indemnified Parties	10.6(a)
SPAC Material Adverse Effect	1.1
SPAC Material Contracts	5.18(a)
SPAC Ordinary Shares	1.1
SPAC SEC Filings	5.6
SPAC Share Redemption	1.1
SPAC Shareholder Redemption Amount	1.1
SPAC Shareholder Redemption Right	1.1
SPAC Shareholders	1.1
SPAC Shareholders’ Approval	1.1
SPAC Shareholders’ Meeting	1.1
SPAC Transaction Expenses	1.1
SPAC Transaction Expenses Cap	1.1
SPAC Unit	1.1
SPAC Warrant Agreement	1.1
SPAC Warrants	1.1
Sponsor	1.1
Subsidiary	1.1

Annex A-ix

Support Agreement	Recitals
Surviving Subsidiary	Recitals
Tax	1.1
Tax Return	1.1
Taxes	1.1
Terminating Company Breach	12.1(d)
Terminating MultiplAI Breach	8.13(c)
Terminating SPAC Breach	12.1(g)
Theo	Recitals
Transaction Documents	1.1
Transaction Proposals	10.2(a)(i)
Transactions	1.1
Treasury Regulations	1.1
Trust Account	13.1
Trust Agreement	5.9
Trustee	5.9
Unit Separation	3.1(a)(i)
Written Objection	2.2(b)
Working Capital Promissory Note	1.1

Annex A-x

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated March 25, 2024 (this “Agreement”), is made and entered into by and among APx Acquisition Corp. I, a Cayman Islands exempted company (“SPAC”), OmnigenicsAI Corp (formerly Heritas Cayco), a Cayman Islands exempted company (and any predecessor thereof, collectively, the “Company”), Heritas Merger Sub Limited, a Cayman Islands exempted company and a direct wholly-owned Subsidiary of the Company (“Merger Sub”), and MultiplAI Health Ltd, a private limited company formed under the laws of England and Wales (“MultiplAI”).

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, on March 13, 2024, Parent (as defined herein), the MultiplAI Shareholders (as defined herein) and MultiplAI entered into the MultiplAI Share Purchase Agreement (as defined herein), the closing of which is conditioned on the closing of the transactions contemplated in this Agreement, and pursuant to which Parent has the right to acquire the MultiplAI Shares (as defined herein) and, immediately upon acquiring the MultiplAI Shares, Parent has agreed to contribute the MultiplAI Shares to the Company in exchange for Company Shares to be issued to Parent on the Closing Date in accordance with Section 2.1(a)(ii) (the “MultiplAI Contribution”);

WHEREAS, the Company is a newly incorporated Cayman Islands exempted company and was incorporated for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its Subsidiaries (as defined herein);

WHEREAS, Merger Sub is a newly incorporated Cayman Islands exempted company, wholly-owned by the Company, and was incorporated for the purpose of effectuating the Merger and consummating the Transactions;

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby Merger Sub will merge with and into SPAC (the “Merger”), with SPAC being the surviving entity and becoming a wholly-owned Subsidiary of the Company (SPAC is hereinafter referred to for the periods from and after the Merger Effective Time (as defined herein) as the “Surviving Subsidiary”), and the Merger is to occur upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”);

WHEREAS, upon the Merger Effective Time, all SPAC Ordinary Shares and SPAC Warrants will be converted or exchanged into the right to receive the Merger Consideration as set forth in Section 3.1(a) of this Agreement;

WHEREAS, prior to the Merger Effective Time the Company will be required to cause the consummation of the Restructuring (as defined herein);

WHEREAS, each of the parties hereto intends that, for U.S. federal income tax purposes (and to the extent applicable, for state and local tax purposes), the Merger, taken together with other relevant transactions, (i) be treated as undertaken as part of a prearranged, integrated plan and (ii) qualify as an exchange described in Section 351(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations (as defined herein) promulgated thereunder (the “Intended Tax Treatment”);

WHEREAS, the SPAC Board (as defined herein) has (i) determined that it is advisable for SPAC to enter into this Agreement and the other Transaction Documents (including the Plan of Merger), (ii) approved the execution and delivery of this Agreement and the other Transaction Documents (including the Plan of Merger) and the Merger and the other Transactions, and (iii) recommended the adoption and approval of this Agreement, the other Transaction Documents (including the Plan of Merger), the Merger, and the other Transactions by the shareholders of SPAC;

WHEREAS, the Company Board (as defined herein) has (i) determined that it is advisable for the Company to enter into this Agreement and the other Transaction Documents, (ii) approved the execution and delivery of this Agreement and the other Transaction Documents and the Transactions, and (iii) recommended the adoption and approval of this Agreement, the other Transaction Documents and the Transactions by the shareholders of the Company;

Annex A-1

WHEREAS, (i) the board of directors of Merger Sub has (a) determined that it is advisable for Merger Sub to enter into this Agreement and the other Transaction Documents (including the Plan of Merger), (b) approved the execution and delivery of this Agreement and the other Transaction Documents (including the Plan of Merger) and the Merger and the other Transactions, and (ii) the Company, as the sole shareholder of Merger Sub, has adopted a resolution by written consent approving this Agreement, the other Transaction Documents (including the Plan of Merger), the Merger and the other Transactions;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, SPAC shall provide an opportunity to the shareholders of SPAC to have their issued and outstanding SPAC Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and the Governing Documents (as defined herein) of SPAC, in connection with obtaining the SPAC Shareholders’ Approval (as defined herein);

WHEREAS, as a condition and inducement to the Company’s and SPAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, SPAC, the Sponsor (as defined herein), the Company and Parent have each executed and delivered to the Company and SPAC the Voting and Support Agreement (in the form attached hereto as Exhibit D) (the “Support Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Theo I SCSp, a special limited partnership (société en commandite spéciale) incorporated in the Grand Duchy of Luxembourg (“Theo”), SPAC and the Company have entered into a Backstop Agreement (in the form attached hereto as Exhibit E) (the “Backstop Agreement”) pursuant to which Theo, SPAC and the Company commit to cause that the Company and SPAC have a certain minimum amount of aggregate cash on the Closing Date, as set forth therein;

WHEREAS, in connection with the Transactions, the Company and SPAC will exercise commercially reasonable efforts to enter into PIPE Subscription Agreements (as defined herein) with PIPE Investors (as defined herein) providing for investments in Company Shares at $10.00 per Company Share (the “PIPE Investment”);

WHEREAS, at the Closing, SPAC, Sponsor, the Company, Parent, certain other shareholders of SPAC, certain shareholders of Parent, Theo, Centro de Diagnóstico Médico de Alta Complejidad, a sociedad anónima organized under the laws of Argentina (“CIBIC”), Bioceres S.A., a sociedad anónima organized under the laws of Argentina, the MultiplAI Shareholders and certain other Persons specified therein shall enter into a Registration Rights and Lock-up Agreement (substantially in the form attached hereto as Exhibit F) (the “Registration Rights and Lock-up Agreement”); and

WHEREAS, at the Closing, the Company, SPAC and the warrant agent thereunder shall enter into an Assignment, Assumption and Amendment Agreement (in the form attached hereto as Exhibit G) (the “Assignment, Assumption and Amendment Agreement”) pursuant to which, (i) SPAC will assign to the Company all of SPAC’s rights, interests, and obligations in and under the SPAC Warrant Agreement (as defined herein), and (ii) the SPAC Warrant Agreement will be amended to, inter alia, (a) change all references from “Warrants” (as such term is defined therein) to Company Warrants, (b) change all references from “Ordinary Shares” (as such term is defined therein) underlying such warrants to Company Shares, and (c) cause each outstanding Company Warrant to represent the right to acquire, from the date on which such Company Warrant becomes exercisable, one whole Company Share.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, the Company, Merger Sub and MultiplAI agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or formal inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise, provided, however, that for purposes of this Agreement, (i) Sponsor and SPAC shall be deemed not to be Affiliates of the Company, its Subsidiaries, or MultiplAI; (ii) Affiliates of MultiplAI shall be deemed not to be

Annex A-2

Affiliates of the Company or SPAC, and (iii) Affiliates of SPAC and Affiliates of Sponsor shall be deemed to only refer to Sponsor, SPAC and, if applicable, their respective directors and officers. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anti-Bribery Laws” means the anti-bribery and accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, the Foreign Extortion Prevention Act of 2023, the Anti-Corruption Act (As Revised) of the Cayman Islands and any rules or regulations promulgated thereunder or other Laws of other countries implementing the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Company or any of its Subsidiaries operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

“Applicable GAAP” means, with respect to Heritas Argentina, MultiplAI and the Company, IFRS; and with respect to SPAC, GAAP.

“Benefit Plan” means, with respect to any Person, an “employee benefit plan” as defined in Section 3(3) of ERISA or any similar plan subject to laws of a jurisdiction outside of the United States (whether or not subject to ERISA), or any other plan, policy, program, practice, or agreement (including any employment, bonus, incentive or deferred compensation, or employee loan, note or pledge agreement, and any equity or equity-based compensation, profit-sharing, severance, retention, retirement, supplemental retirement, pension scheme, disability, death benefit, fringe benefit, insurance, change in control or similar plan, policy, program, practice or agreement) providing compensation or other benefits to any current or former (solely to the extent of any ongoing liability) director, officer, individual consultant, worker or employee, or other individual service provider, which are maintained, sponsored or contributed to by such Person or any of its Subsidiaries, or to which such Person or any of its Subsidiaries, is a party or has or would reasonably be expected to have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded.

“Business Combination” has the meaning set forth in Article 1.1 of the SPAC Charter as in effect on the date hereof.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States, in London, England, in Buenos Aires, Argentina or George Town, in the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Company Benefit Plan” means any Benefit Plan of the Company or any of its Subsidiaries.

“Company Board” means the board of directors of the Company.

“Company Fundamental Representations” means the representations and warranties made pursuant to the Section 4.1 (Company Organization) (other than the second sentence of Section 4.1), Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.4 (No Conflict), Section 4.5 (Governmental Authorities; Consents), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries), Section 4.28 (Brokers’ Fees), and Section 4.31 (Consideration Shares).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially adversely affect the ability of the Company to consummate the Transactions; provided that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any

Annex A-3

change in applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action or failure to take any action as required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure in and of itself of the Company to meet any projections or forecasts (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except where such Event is otherwise excluded under any of clauses (a) through (e) or clauses (g) through (h) of this definition), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (h) any action taken by, or at the written request of, SPAC; or (i) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded); provided, further, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent such Event disproportionately and adversely affects the business, assets, liabilities, results of operations or condition of the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which such Persons operate shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants.

“Company Product” means any product or service currently produced, marketed, licensed, sold, distributed, provided or performed by the Company or any of its Subsidiaries and any product or service that is being researched or under development for use in the Company’s or any of its Subsidiaries’ business, including those set forth on Section 4.20(a) of the Company Disclosure Letter.

“Company Related Party” means any member, shareholder or equity interest holder of the Company or any of its Subsidiaries or any director (including any nominee and alternative director), officer, commissioner, legal representative, or Executive-level Employee (or higher) of the Company or any of its Subsidiaries or any immediate family member of the foregoing Persons, who, to the knowledge of the Company, has, (i) an economic interest in any Person that furnishes or sells, material services or products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any material goods or services; (iii) an economic interest in any Person (other than the Company and its Subsidiaries) party to any material Contract; or (iv) any material contractual or other arrangement with the Company or any of its Subsidiaries, other than Contracts or arrangements constituting Transaction Documents or customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this definition.

“Company Shares” means ordinary shares, par value $0.0001 per share, of the Company.

“Company Transaction Expenses” means any and all the reasonable and documented out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries or Affiliates, or Merger Sub (whether or not billed or accrued for) as a result of, or relating to or in connection with the negotiation, documentation and consummation of the Transactions, including all the reasonable and documented out-of-pocket fees, costs, expenses, commissions, and disbursements payable by the Company or any of its Subsidiaries or Affiliates, or Merger Sub in connection with (i) the Transactions to financial advisors, investment banks, data room administrators, attorneys, accountants, auditors and other advisors and service providers, including consultants and public relations firms, (ii) preparing and obtaining all financial statements and pro-forma financial information in respect of the Company, its Subsidiaries, Affiliates, and MultiplAI (including the standards of the PCAOB), (iii) obtaining the consent or approval of any person or Governmental Authority in connection with the Transactions, (iv) the continuation of Heritas Corp., incorporated under the laws of the State of Delaware, as Heritas Ltd., incorporated under the laws of the Cayman Islands, (v) the formation of the Company, Merger Sub and any other Subsidiaries of the Company, and the structuring, negotiation and documentation of the Merger, (vi) the MultiplAI Share Purchase Agreement and any other agreements arising

Annex A-4

thereunder or entered into with any equityholders or Affiliates of MultiplAI, (vii) the negotiation, preparation or consummation of any PIPE Investment,(viii) the Restructuring, (ix) the MultiplAI Contribution, (x) the fully paid “tail” directors’ and officers’ liability insurance policy covering the D&O Indemnified Parties, (xi) one half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and the fees payable for any filings made with the SEC in connection with the Transactions, and (xii) filing fees payable to any Governmental Authorities in connection with the Transactions other than those set forth expressly in the definition of SPAC Transaction Expenses.

“Competing Company Transaction” means (other than as part of the Transactions) any (a) sale or transfer (except in the ordinary course of business consistent with past practices), in one or a series of related transactions, of all or a substantial portion of the assets of the Company or any of its Subsidiaries to any person, (b) merger, consolidation, business combination or similar transaction (or series of related transactions) between the Company or any of its Subsidiaries, on the one hand, and any other person, on the other hand, or (c) sale or transfer of any shares of capital stock of the Company or any of its Subsidiaries to any Person not affiliated with Parent.

“Competing SPAC Transaction” means (i) any Business Combination, in one transaction or a series of transactions, involving SPAC or any of its current or future controlled Affiliates or involving all or a material portion of the assets, equity securities or businesses of SPAC or its current or future controlled Affiliates (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (ii) any equity or similar investment in or by SPAC and/or any of its controlled Affiliates, in each case, other than the Transactions.

“Confidentiality Agreement” means the confidentiality agreement, dated July 10, 2023, between Templar LLC, Heritas Ltd. (formerly, Heritas Corp.) and Theo.

“Contracts” means any legally binding (whether written or verbal) contracts, deeds, agreements, subcontracts, leases, licenses, sublicenses, insurance policies, purchase orders or undertakings of any nature that have any outstanding rights or obligations.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) be made available or distributed source code form, (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s, or MultiplAI’s or any Subsidiary of MultiplAI’s, as applicable, products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no charge.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, direction or guidelines promulgated by any Governmental Authority or the World Health Organization, in each case, in connection with or in response to COVID-19 for similarly situated companies.

“Data Protection Requirements” means, collectively, all of the following to the extent relating to any Personal Data or other data that can identify, relate to, describe, be associated with, or be reasonably capable of being associated with a particular individual or legal entity, sensitive information (including genetic, genomic or other health-related information, credit card information) or data or otherwise relating to privacy, direct marketing, online advertising, cyber security, or security breach notification: (i) rules, policies and procedures (whether physical or technical in nature, or otherwise) of the Company or any of its Subsidiaries, or MultiplAI or any of its Subsidiaries, as applicable (ii) applicable Laws, (iii) any industry standards applicable to the industry in which the Company or any of its Subsidiaries, or MultiplAI or any of its Subsidiaries, as applicable, operates, and (iv) Contracts into which the Company or any of its Subsidiaries, or MultiplAI or any of its Subsidiaries, as applicable, has entered into or by which it is otherwise bound.

“Disclosure Letter” means, as applicable, each the Company Disclosure Letter, MultiplAI Disclosure Letter, and SPAC Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

Annex A-5

“DTC” means Depository Trust Company.

“EarlyBird Engagement Letter” means the engagement letter dated October 17, 2022 (as amended on August 22, 2023) between SPAC and EarlyBirdCapital, Inc.

“EarlyBird Fees” means all fees payable to EarlyBird pursuant to the EarlyBird Engagement Letter.

“Equity Securities” means, with respect to any Person, any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such Person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Events” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Executive-level Employee” means any employee of the Company or any Subsidiary of the Company with an annual base salary payable by the Company or any Subsidiary of the Company exceeding $50,000.00.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which govern(s) its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a Delaware limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a Cayman Islands exempted company limited by shares are its memorandum and articles of association and certificate of incorporation issued by the Cayman Registrar, and the “Governing Documents” of a Cayman Islands limited liability company are its limited liability company agreement and certificate of registration issued by the Cayman Islands Registrar of Limited Liability Companies.

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), any candidate for political office, or any employee of a government owned or controlled entity.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, any arbitrator or arbitral body, governmental authority, taxing, regulatory or administrative agency, any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Health Care Laws” means any applicable Law regarding health care products and services applicable to the Company or its Subsidiaries, or MultiplAI or any of its Subsidiaries, as applicable, or the Company Products or MultiplAI Products, as applicable, including any applicable Law the purpose of which is to ensure the safety, efficacy and quality of genetic testing and diagnostic and similar products by regulating the research, development, manufacturing and distribution of such products, including applicable record keeping and filing of required reports, and relating to promotion and sales of health care products to providers and facilities that bill or submit claims under government healthcare programs.

“Heritas Argentina” means Heritas S.A., a sociedad anónima (in the process of transforming into Heritas S.A.U, a sociedad anónima unipersonal) formed under the laws of Argentina.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

Annex A-6

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under Applicable GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business) and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all indebtedness of another Person referred to in clauses (a) through (g) above guaranteed by such Person or for which such Person or any of its Subsidiaries has given assurance, comfort, keep-well or any similar undertaking, directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to intellectual property of any type or nature, created, arising, or protected under applicable Law, throughout the world, including all: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisional patent applications, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, registrations, pending registration applications therefor, and internet domain names and social media handles, together with the goodwill symbolized by or associated with any of the foregoing and any common law rights with respect thereto; (iii) registered and unregistered copyrights, and registrations and applications for registration of copyright, including such corresponding rights in databases, compilations, software and other works of authorship; (iv) moral rights, rights of attribution and integrity, and (v) inventions (whether or not patentable), trade secrets, know-how, and other confidential information or proprietary rights (including proprietary rights with respect to ideas, formulas, compositions, processes, diagnostic tests, techniques, methods, algorithms, research and development information, specifications, designs, genomic, genetic or other scientific or technical data, financial and marketing plans and proposals, pricing and cost information and customer and supplier lists and information); (vi) rights of publicity, privacy or other name and likeness rights; (vii) all other intellectual property and proprietary rights; (viii) all actions and rights to sue at law or in equity for any past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom; and (ix) all copies and tangible embodiments or descriptions of any of the foregoing in any form or medium.

“International Trade Laws” means all export, import, customs, anti-boycott, and other trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, customs, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to the Company or any of its Subsidiaries.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IT Systems” means all of the following used by or for, or otherwise relied on by, MultiplAI or any of its Subsidiaries, or the Company or any of its Subsidiaries, as applicable in this Agreement (whether owned by any of them or a third party): computers, computer systems, servers, hardware, software, firmware, middleware, websites, data, networks, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or software systems, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority having jurisdiction over a given matter, or any provisions or interpretations of the foregoing by the competent Governmental Authorities, including general principles of common and civil law and equity.

Annex A-7

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries, or MultiplAI or any of its Subsidiaries, as applicable.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits, certificates, or orders of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, rights of preemption, leases, subleases, licenses, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding transfer restrictions under applicable securities Laws).

“Merger Consideration” means the sum of all Company Shares and Company Warrants receivable by SPAC Shareholders pursuant to Section 3.1(a).

“Merger Sub Fundamental Representations” means the representations and warranties made pursuant to Section 7.1 (Merger Sub Organization) (other than the second sentence of Section 7.1), Section 7.2 (Due Authorization), Section 7.3 (No Conflict), Section 7.6 (Governmental Authorities; Consents); Section 7.7 (Capitalization of Merger Sub), and Section 7.8 (Brokers’ Fees), Section 7.9 (Business Activities).

“MultiplAI Benefit Plan” means any Benefit Plan of MultiplAI.

“MultiplAI Equity Plans” means (i) the Unapproved Share Option Scheme — Advisors of MultiplAI, adopted on November 16, 2022, pursuant to which MultiplAI may grant options to officers, directors, employees and persons providing advisory or consultancy services, to acquire ordinary shares in MultiplAI; and (ii) the Unapproved Share Option Scheme — Employees & Contractors of MultiplAI adopted on November 19, 2022, pursuant to which MultiplAI may grant options to officers, directors, employees and persons providing advisory or consultancy services, to acquire ordinary shares in MultiplAI.

“MultiplAI Fundamental Representations” means the representations and warranties made pursuant to the Section 6.1 (MultiplAI Organization) (other than the second sentence of Section 6.1), Section 6.2 (Subsidiaries), Section 6.3 (Due Authorization), Section 6.4 (No Conflict), Section 6.6 (Governmental Authorities; Consents), Section 6.7 (Capitalization of MultiplAI), Section 6.8 (Capitalization of Subsidiaries) and Section 6.27 (Brokers’ Fees).

“MultiplAI Intellectual Property” means any Intellectual Property of MultiplAI.

“MultiplAI Material Adverse Effect” means any Event that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of MultiplAI and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially adversely affect the ability of MultiplAI to consummate the Transactions; provided that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a MultiplAI Material Adverse Effect: (a) any change in applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action or failure to take any action as required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure in and of itself of MultiplAI to meet any projections or forecasts (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a MultiplAI Material Adverse Effect except where such Event is otherwise excluded under any of clauses (a) through (e) or clauses (g) through (h) of this definition), (g) any Events generally applicable to the industries or markets in which MultiplAI and its Subsidiaries operate, (h) any action taken by, or at the request of, SPAC and the Company; or (i) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation)

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on MultiplAI’s and its Subsidiaries’ relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded); provided, further, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent such Event disproportionately and adversely affects the business, assets, liabilities, results of operations or condition of MultiplAI and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which such Persons operate shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a MultiplAI Material Adverse Effect, but only to the extent of the incremental disproportionate effect on MultiplAI and its Subsidiaries, taken as a whole, relative to such similarly situated participants.

“MultiplAI Product” means any product or service currently produced, marketed, licensed, sold, distributed, provided or performed by MultiplAI and any product or service that is being researched or under development for use in MultiplAI’ s business, including those set forth on Section 6.26 of the MultiplAI Disclosure Letter.

“MultiplAI Shareholder” means any holder of any MultiplAI Shares.

“MultiplAI Shares” means the ordinary shares, par value £0.0001, of MultiplAI and any other equity commitments or Equity Securities of MultiplAI, including any securities or commitments convertible into, exchangeable or exercisable for, or representing the right to subscribe for, any ordinary shares, par value £0.0001, of MultiplAI.

“MultiplAI Share Purchase Agreement” means the amended and restated share purchase agreement dated March 13, 2024 among the Parent, the MultiplAI Shareholders and MultiplAI.

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Parent” means Heritas Ltd., a Cayman Islands exempted company, formerly Heritas Corp., a Delaware corporation, and any predecessor thereof.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Permitted Liens” means (i) mechanic’s, workmen’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with Applicable GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with IFRS (with respect to the Company, MultiplAI or any of their respective Subsidiaries) or GAAP (with respect to SPAC), (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of any property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the use of such property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any automatic statutory landlord Lien thereon, (B) any Lien permitted under a Real Property Lease as set forth on Schedule 1 attached hereto, and (C) any Liens not created by the Company or any of its Subsidiaries encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, and (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice.

“Person” means any individual, firm, corporation, exempted company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

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“Personal Data” means any information regarding, relating to, describing, capable of being associated with or that could reasonably be expected to be linked with, directly or indirectly, an identified or identifiable individual Person or device, including (A) information that identifies, could be used to identify or is otherwise identifiable with an individual Person, including name, alias, physical address, telephone number, email address, financial account number, account name, government-issued identifier (including government identification number, passport number and driver’s license number), genetic, genomic, medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, audio, electronic, visual, thermal, olfactory or similar information, biometric information (e.g. fingerprint, voice print, retina or iris image, or other unique physical representation or digital representation), and any other data used or intended to be used to identify, contact, precisely locate an individual (e.g., geolocation data), (B) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information), (C) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), and (D) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Data may relate to an individual, including a current, prospective or former customer or employee of any individual or entity.

“PIPE Investor” means those certain investors participating with the Company’s and SPAC’s written approval in the PIPE Investment pursuant to the PIPE Subscription Agreements.

“PIPE Subscription Agreement” means any subscription agreement executed by SPAC, the Company, and a PIPE Investor after the date hereof pursuant to which, such PIPE Investor shall agree to purchase for cash Company Shares from the Company on the Closing Date.

“Plan of Merger” means the plan of merger substantially in the form attached hereto as Exhibit A and any amendment or variation thereto made in accordance with the provisions of the Cayman Companies Act and the terms thereof.

“Process” (or “Processing” or “Processed”) means any access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, sorting, treatment, manipulation, performance of operations on, enhancement, aggregation, destruction, security or disposal of any data or set thereof.

“Real Property Leases” means the true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to (i) the Company or any of its Subsidiaries, or (ii) MultiplAI or any of its Subsidiaries, as applicable, including all amendments, terminations and modifications thereof.

“Redeeming SPAC Shares” means SPAC Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of such Person or its Affiliates.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

“Restructuring” means the restructuring and transactions set forth on Schedule 8.12 hereto.

“Sanctioned Jurisdiction” means any country or territory subject to comprehensive Sanctions Laws, including, without limitation, Cuba, Iran, North Korea, Syria, Russia, the government of Venezuela and the Crimea, Donetsk and Luhansk regions of Ukraine.

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of the Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union, any European Union member states, or any other applicable

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Governmental Authority where the Company or any of its Subsidiaries, or MultiplAI or any of its Subsidiaries, as applicable, operates), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

“Sanctions” means those trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including through the U.S. Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (b) the European Union or any European Union member states, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom (including as may be extended to the Cayman Islands by order in Council of His Majesty’s Privy Counsel in the United Kingdom), or (e) any other Governmental Authority where the Company or any of its Subsidiaries operates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SPAC Board” means the board of directors of SPAC.

“SPAC Charter” means the amended and restated memorandum and articles of association of SPAC currently in effect on the date hereof.

“SPAC Class A Ordinary Shares” means class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Fundamental Representations” means the representations and warranties made pursuant to Section 5.1 (SPAC Organization) (other than the second sentence of Section 5.1), Section 5.2 (Due Authorization), Section 5.4 (No Conflict), Section 5.8 (Governmental Authorities; Consents), Section 5.13 (Capitalization of SPAC) and Section 5.14 (Brokers’ Fees).

“SPAC Material Adverse Effect” means any Event that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of SPAC, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially adversely affect the ability of SPAC to consummate the Transactions; provided that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a SPAC Material Adverse Effect: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action or failure to take any action as required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any matter set forth in the SPAC Disclosure Letter, (g) any action taken by, or at the request of, the Company or MultiplAI; (h) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on SPAC’s relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded) or (i) any change in the trading price or volume of the SPAC Units, SPAC Ordinary Shares or SPAC Warrants (provided that the underlying causes of such changes referred to in this clause (i) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such cause is otherwise excluded under any of clauses (a) through (h) of this definition); provided, further, that in the case of each of clauses (a), (b), (d) and (e), any such Event to the extent such Event disproportionately and adversely affects SPAC relative to other similarly situated special purpose acquisition companies shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect, but only to the extent of the incremental disproportionate effect on SPAC relative to such similarly situated special purpose acquisition companies. Notwithstanding the foregoing, with respect to SPAC, the number of shareholders of SPAC who exercise their SPAC Shareholder Redemption Right, the number of Dissenting SPAC Shares or the failure to obtain SPAC Shareholders’ Approval shall be deemed not to be a SPAC Material Adverse Effect.

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“SPAC Ordinary Shares” means SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with SPAC’s Governing Documents) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with SPAC’s Governing Documents) in connection with the Transaction Proposals.

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares.

“SPAC Shareholder Redemption Right” means the right of an eligible (as determined in accordance with SPAC’s Governing Documents) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with SPAC’s Governing Documents) in connection with the Transaction Proposals.

“SPAC Shareholders” means the holders of the SPAC Ordinary Shares as of immediately prior to the Merger Effective Time.

“SPAC Shareholders’ Approval” means the approval of (a) the Transactions other than the Merger by Ordinary Resolution (as defined in the SPAC Charter), (b) the Plan of Merger and the Merger by special resolution (as defined in the Cayman Companies Act) of the shareholders of SPAC (which requires an affirmative vote of at least two-thirds of the holders of the issued and outstanding SPAC Ordinary Shares) who, being entitled to do so, vote in person or, where proxies are allowed, by proxy (as determined in accordance with SPAC’s Governing Documents) at a SPAC Shareholders’ Meeting duly called by the SPAC Board held for such purpose and (c) any other proposals that the SEC indicates (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) are required to be approved by the shareholders of SPAC in order for the Transactions to be consummated.

“SPAC Shareholders’ Meeting” means an extraordinary general meeting of the holders of SPAC Ordinary Shares to be held for the purpose of approving the Transaction Proposals.

“SPAC Transaction Expenses” means any and all reasonable and documented out-of-pocket fees and expenses payable by SPAC (whether or not billed or accrued for) as a result of, in relation to or in connection with SPAC’s negotiation, documentation and consummation of the Transactions, including all the reasonable and documented out-of-pocket fees, costs, expenses, commissions, and disbursements payable by SPAC in connection with (i) the Transactions to financial advisors, investment banks (including the EarlyBird Fees), data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms; provided that SPAC Transaction Expenses shall not include any fees or commissions of the underwriters of the IPO that are deferred and not yet due or payable on the date hereof, (ii) one half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and the fees payable for any filings made with the SEC in connection with the Transactions, and (iii) fees and other payments required to be made with Nasdaq in connection with the Transactions; provided further that SPAC Transaction Expenses shall not include any such fees and expenses paid or payable by SPAC, Sponsor or its Affiliates as a result of, in relation to or in connection with any Business Combination other than the Transactions.

“SPAC Transaction Expenses Cap” means $5,880,759.00, which shall be allocated in accordance with Schedule 1.1 hereto.

“SPAC Unit” means the units issued by SPAC in the IPO (including pursuant to the exercise of the underwriters’ overallotment option), each consisting of one SPAC Class A Ordinary Share and one-half of a SPAC Warrant.

“SPAC Warrant Agreement” means the Warrant Agreement, dated December 6, 2021, between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrants” means the warrants to purchase one (1) SPAC Class A Ordinary Share at an exercise price of $11.50 issued prior to the date of this Agreement.

“Sponsor” means Templar LLC, a Tennessee limited liability company.

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“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Securities or equity interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member or has the power to direct the policies, management and affairs of such entity, and a Subsidiary is a “wholly-owned Subsidiary” of such Person when substantially all of the voting power of its Equity Securities or equity interests is owned or controlled by such Person; it being understood and agreed that MultiplAI shall not be considered a subsidiary of the Company until the closing of the transaction contemplated by and pursuant to the MultiplAI Share Purchase Agreement.

“Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, Equity Securities, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, form, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Plan of Merger, the Company M&A, the Support Agreement, the Registration Rights and Lock-up Agreement, the Assignment, Assumption and Amendment Agreement, the Backstop Agreement, the MultiplAI Share Purchase Agreement, each PIPE Subscription Agreement (if any) and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transactions” means, collectively, the Merger, the transaction under the MultiplAI Share Purchase Agreement, and the Restructuring, and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Working Capital Promissory Note” means that certain amended and restated promissory note, dated as of February 9, 2024, by SPAC, as maker, in favor of Sponsor, as Payee (as amended, restated, modified or supplemented from time to time).

Section 1.2 Construction.

(a)     Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” or “in particular” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)     Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under Applicable GAAP.

(e)     Headings and table of contents should be ignored in constructing this Agreement.

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(f)     References to this Agreement shall include any Exhibits, Schedules and Recitals to it and references to Sections, Exhibits and Schedules are to Sections of, Exhibits to and Schedules to, this Agreement.

(g)    References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

Section 1.3 Knowledge. As used herein, (a) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter, (b) the phrase “to the knowledge” of SPAC shall mean the knowledge of the individuals identified on Section 1.3 of the SPAC Disclosure Letter, (c) the phrase “to the knowledge” of MultiplAI shall mean the knowledge of the individuals identified on Section 1.3 of the MultiplAI Disclosure Letter, in each case, as such individuals would have acquired in the exercise of reasonable inquiries of direct reports and (d) the phrase “to the knowledge” of Merger Sub shall mean the actual knowledge of the directors of Merger Sub.

Section 1.4 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Company Shares or SPAC Class A Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Shares or SPAC Class A Ordinary Shares, will be appropriately adjusted to provide to the holders of Company Shares and the holders of SPAC Ordinary Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.4 shall not be construed to permit SPAC or the Company to take any action with respect to their respective securities if such action is prohibited by the terms and conditions of this Agreement, provided, further, that notwithstanding the foregoing, any changes to the capital of the Company or any of its Subsidiaries required to be made to comply with the Company’s covenants under this Agreement or any other Transaction Document (including with respect to the Restructuring or any other Transaction) shall not require or permit any adjustment to the capital of the Company or any of its Subsidiaries under this Section 1.4.

ARTICLE II

THE MERGER; MERGER CLOSING

Section 2.1 Pre-Merger Actions.

(a)     On the Closing Date but prior to the Merger Effective Time:

(i)           except if the MultiplAI Share Purchase Agreement has been terminated in accordance with its terms, MultiplAI shall, and shall cause the MultiplAI Shareholders, and the Company shall cause Parent, to subject to the terms and conditions thereunder, consummate all transactions under the MultiplAI Share Purchase Agreement;

(ii)          except if the MultiplAI Share Purchase Agreement has been terminated in accordance with its terms, (A) the Company shall, and shall cause Parent to, consummate the MultiplAI Contribution pursuant to which Parent shall contribute all of the issued and outstanding MultiplAI Shares to the Company in form and substance reasonably satisfactory to SPAC and the Company will own all of the issued and outstanding MultiplAI Shares, free and clear of all Liens, (B) the Company shall, and shall cause Parent to, and MultiplAI shall, and shall cause the MultiplAI Shareholders to, assign all of the Parent’s rights under MultiplAI Share Purchase Agreement to the Company, in form and substance reasonably satisfactory to SPAC and (C) the Company shall issue to Parent an aggregate amount of 4,000,000 Company Shares (the “MultiplAI Share Consideration”), free and clear of all Liens;

(iii)         the Company and MultiplAI shall cause the consummation of the Restructuring, substantially in accordance with the terms set forth in Section 8.12;

(iv)         if applicable, the Company shall cause the consummation of the PIPE Investment and all other transactions contemplated by the PIPE Subscription Agreements shall be consummated in accordance with the terms thereunder; and

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(v)          if applicable, Theo and Sponsor shall comply with their respective covenants under the Backstop Agreement and consummate all transactions thereunder.

Section 2.2 The Merger.

(a)     Merger. Subject to Section 2.2(b), on the date which is five (5) Business Days after the first date on which all conditions set forth in Section 11.1, Section 11.2 and Section 11.3 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed upon by SPAC and the Company in writing, the closing of the Merger and the other Transactions (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 13.9. At Closing, and subject to and upon the terms and conditions of this Agreement and the Plan of Merger and in accordance with the applicable provisions of the Cayman Companies Act, the Merger Sub shall merge with and into SPAC, with SPAC being the surviving company in the Merger (the day on which Closing occurs, the “Closing Date”). On the Closing Date, the Company, SPAC and Merger Sub shall execute and cause to be filed with the Cayman Registrar, the Plan of Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the Merger effective. The Merger shall be consummated and be effective on the date and at the time at which the Plan of Merger is registered by the Cayman Registrar in accordance with the Cayman Companies Act, or at such later date and/or time permitted by the Cayman Companies Act as may be agreed by Merger Sub and SPAC in writing with the prior written consent of the Company and specified in the Plan of Merger (the “Merger Effective Time”), provided that the Merger Effective Time shall not be a date later than the ninetieth (90th) day after the date when the Plan of Merger is filed and registered with the Cayman Registrar.

(b)    Notice to Shareholders of SPAC Delivering Written Objection. If any shareholders of SPAC gives to SPAC, before the SPAC Shareholders’ Approval is obtained at the SPAC Shareholders’ Meeting, written objection to the Merger (each, a “Written Objection”) in accordance with Section 238(2) and 238(3) of the Cayman Companies Act:

(i)           SPAC shall, in accordance with Section 238(4) of the Cayman Companies Act, within twenty (20) days immediately following the date on which the SPAC Shareholders’ Approval is obtained, promptly give written notice of the authorization of the Merger (the “Authorization Notice”) to each such shareholder of SPAC who has made a Written Objection; and

(ii)          unless SPAC and the Company elect by agreement in writing to waive this Section 2.2(b)(ii) or unless there remains fewer than twenty-one (21) days prior to the Outside Date, no party shall be obligated to commence the Closing, and the Plan of Merger shall not be filed with the Cayman Registrar until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given to each shareholder of SPAC who has made a Written Objection (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 11.1, Section 11.2, Section 11.3, and Section 11.4.

(c)     Effects of the Merger. At and after the Merger Effective Time, the Merger shall have the effects set forth in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, Indebtedness, liabilities and duties of SPAC and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, Indebtedness, liabilities and duties of SPAC as the Surviving Subsidiary (including all rights and obligations with respect to the Trust Account), which shall include the assumption by SPAC of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in this Agreement and the other Transaction Documents to which SPAC or Merger Sub is a party, and SPAC shall thereafter exist as a wholly-owned Subsidiary of the Company and the separate corporate existence of Merger Sub shall cease to exist.

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(d)    Governing Documents of the Company. At the Merger Effective Time, the Governing Documents of the Company, as in effect immediately prior to the Merger Effective Time, shall be amended and restated and replaced in their entirety with the form amended and restated memorandum and articles of association of the Company attached hereto as Exhibit B, to among other things, provide that the name of the Company shall be changed to a name that complies with the Cayman Companies Act and is selected by the Company in its sole discretion, and for the authorized share capital of the Company to consist of a sufficient number of Company Shares in order to effect and consummate the Transactions (as so amended, the “Company M&A”), and the Company M&A shall be the memorandum and articles of association of the Company, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

(e)     Governing Documents of the Surviving Subsidiary. At the Merger Effective Time, the Governing Documents of SPAC, as in effect immediately prior to the Merger Effective Time, shall be amended and restated and replaced in its entirety with the form of the amended and restated memorandum and articles of association of the Surviving Subsidiary attached hereto as Exhibit C (the “Articles of the Surviving Subsidiary”).

(f)     Directors and Officers of the Company. At the Merger Effective Time and to the extent the Sponsor has so elected pursuant to Section 8.10(a), such Person as the Sponsor may designate pursuant to a written notice to be delivered to the Company sufficiently in advance to allow for inclusion of such Person in the Proxy/Registration Statement (the “SPAC Director”) shall be appointed as a member of the board of directors of the Company, in addition to the then existing directors of the Company (each a “Company Director”), effective as of the Merger Effective Time. At the Merger Effective Time, the existing officers of the Company (if any) shall cease to hold office and the initial officers of the Company from the Merger Effective Time shall be appointed as determined by the board of directors of the Company. The directors and officers of the Company shall hold office in accordance with the Company M&A until they are removed or resign in accordance with the Company M&A or until their respective successors are duly elected or appointed and qualified in accordance with Section 8.10(a).

(g)    Directors and Officers of the Surviving Subsidiary. At the Merger Effective Time, the existing officers of the Surviving Subsidiary shall cease to hold office and the board of directors of the Surviving Subsidiary shall be appointed as set forth in the Plan of Merger and officers of the Surviving Subsidiary shall be appointed as determined by the Company. The directors and officers of the Surviving Subsidiary shall hold office in accordance with the Articles of the Surviving Subsidiary until they are removed or resign in accordance with the Articles of the Surviving Subsidiary or until their respective successors are duly elected or appointed and qualified.

Section 2.3 Closing Deliverables.

(a)     At Closing,

(i)           the Company and Merger Sub will deliver or cause to be delivered to SPAC a certificate signed by the chief executive officer of the Company, dated the Closing Date, certifying as to the satisfaction of the conditions specified in Section 11.2(a), Section 11.2(c), and Section 11.2(d);

(ii)          MultiplAI will deliver or cause to be delivered to SPAC a certificate signed by an officer of MultiplAI, dated the Closing Date, certifying as to the satisfaction of the conditions specified in Section 11.2(b) and Section 11.2(f);

(iii)         the Company will deliver or cause to be delivered to SPAC, evidence of the appointment of the SPAC Director as a member of the board of directors of the Company in accordance with Section 2.2(f), effective as of the Merger Effective Time;

(iv)         SPAC will deliver or cause to be delivered to the Company a certificate signed by the chief executive officer of SPAC, dated the Closing Date, certifying as to the satisfaction of the conditions specified in Section 11.3(a) and Section 11.3(b);

(v)          the Company and the Surviving Subsidiary shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered;

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(vi)         the Company and the Surviving Subsidiary shall settle (or cause the Trustee to settle) (A) as and when due all amounts payable on account of the SPAC Shareholder Redemption Amount to former shareholders of SPAC pursuant to their exercise of the SPAC Shareholder Redemption Right, (B) all accrued and unpaid SPAC Transaction Expenses, subject to the SPAC Transaction Expenses Cap, as set forth on a written statement to be delivered to the Company by or on behalf of SPAC, not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, (C) all accrued and unpaid Company Transaction Expenses, as set forth on a written statement to be delivered to SPAC by or on behalf of the Company or Surviving Subsidiary, not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfers instructions for the payment thereof and (D) immediately thereafter, the Remaining Trust Fund Proceeds to a bank account designated by the Surviving Subsidiary for its immediate use, subject to this Agreement and the Trust Agreement; and

(vii)        thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

(b)    If a bank account of the Company or any of its Subsidiaries is designated by the Surviving Subsidiary under Section 9.1(a)(ii)(4), the payment of the Remaining Trust Fund Proceeds to such bank account will be treated as an advance on a loan from the Surviving Subsidiary to the Company or such Subsidiary of the Company, subject to applicable Laws.

Section 2.4 Tax Matters. No party to this Agreement shall take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties shall, and shall cause their Subsidiaries to, prepare and file all Tax Returns consistent with the Intended Tax Treatment, and shall not, and shall cause their Subsidiaries not to, take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. The Parties shall reasonably cooperate, shall cause their respective representatives to reasonably cooperate, and in the case of the Company, the Company shall cause the Parent to cooperate, to document and support the Intended Tax Treatment, including providing customary representation and factual support letters.

ARTICLE III

EFFECTS OF THE MERGER ON SPAC AND COMPANY EQUITY SECURITIES

Section 3.1 Conversion of SPAC Securities.

(a)     At the Merger Effective Time, by virtue of and as the agreed consideration for the Merger and without any action on the part of any holder of SPAC Ordinary Shares or the Company, as sole holder of securities of Merger Sub:

(i)           SPAC Units. Each SPAC Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically separated and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”); provided that no fractional SPAC Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants. The underlying SPAC Ordinary Shares and the SPAC Warrants held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 3.1(a).

(ii)          SPAC Ordinary Shares. Immediately following the Unit Separation in accordance with Section 3.1(a)(i), each SPAC Class A Ordinary Share (which, for the avoidance of doubt, includes the SPAC Class A Ordinary Shares held as a result of the Unit Separation) issued and

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outstanding immediately prior to the Merger Effective Time (other than any Redeeming SPAC Shares and Dissenting SPAC Shares) shall automatically be surrendered, cancelled and cease to exist in exchange for the right to receive, upon delivery of the applicable Letter of Transmittal in accordance with Section 3.2 (if required by the Exchange Agent in accordance with Section 3.2), one newly issued Company Share. As of the Merger Effective Time, each SPAC Shareholder shall cease to have any other rights in and to such SPAC Ordinary Shares, except as expressly provided herein.

(iii)         SPAC Warrants. Immediately following the Unit Separation in accordance with Section 3.1(a)(i), each SPAC Warrant (which, for the avoidance of doubt, includes the SPAC Warrants held as a result of the Unit Separation) issued and outstanding immediately prior to the Merger Effective Time shall cease to be a warrant with respect to SPAC Ordinary Shares and be assumed by the Company and converted into a validly issued and fully paid warrant to purchase one Company Share (each, a “Company Warrant”). Each Company Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the SPAC Warrant Agreement and the Assignment, Assumption and Amendment Agreement.

(iv)         SPAC Treasury Shares. Notwithstanding Section 3.1(a)(i) above or any other provision of this Agreement to the contrary, if there are any SPAC Ordinary Shares that are held by SPAC as treasury shares or any SPAC Ordinary Shares held by any direct or indirect Subsidiary of SPAC immediately prior to the Merger Effective Time, such SPAC Ordinary Shares shall automatically be surrendered, if applicable, and cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(v)          Redeeming SPAC Shares. Each Redeeming SPAC Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the SPAC Charter.

(vi)         Dissenting SPAC Shares. Each Dissenting SPAC Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist in accordance with Section 3.4 and shall thereafter represent only the right to be paid the fair value of such Dissenting SPAC Share and such other rights as are granted by the Cayman Companies Act.

(vii)        Merger Sub Share. At the Merger Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into an equal number of ordinary shares of the same class of the Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of Surviving Subsidiary.

(b)    Notwithstanding anything to the contrary contained herein, no fraction of a Company Share will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Company Share (after aggregating all fractional Company Shares that otherwise would be received by such holder) shall instead have the number of Company Shares issued to such Person rounded down in the aggregate to the nearest whole Company Share.

Section 3.2 Share Exchange Procedures.

(a)     Prior to Closing, the Company shall appoint Continental Stock Transfer & Trust Company or such other exchange agent reasonably acceptable to the Company and SPAC (the “Exchange Agent”) to act as the agent for the purpose of exchanging (i) SPAC Ordinary Shares for a number and class of Company Shares in accordance with the Plan of Merger and this Agreement; and (ii) SPAC Warrants for a number of Company Warrants in accordance with the Plan of Merger and this Agreement. At or before the Merger Effective Time, the Company shall deposit, or cause to be deposited with the Exchange Agent, the Merger Consideration.

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(b)    If the Exchange Agent requires that, as a condition to receive the Merger Consideration, any holder of SPAC Ordinary Shares or SPAC Warrants delivers a letter of transmittal to the Exchange Agent, then at or as promptly as practicable following the Merger Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each SPAC Shareholder or holder of SPAC Warrant (as applicable) a letter of transmittal (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share or warrant to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as SPAC or the Company may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”). Notwithstanding any other provision of this Section 3.2, any obligation on the Company under this Agreement to issue Company Shares to (i) SPAC Shareholders entitled to receive Company Shares may be satisfied by the Company issuing such Company Shares to DTC or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) reasonably acceptable to the Company and SPAC, as may be necessary or expedient, and each such SPAC Shareholder shall hold such Company Shares in book-entry form or through a holding of depositary receipts and DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be) will be the holder of record of such Company Shares.

(c)     Each holder of SPAC Ordinary Shares or SPAC Warrants that have been converted into the right to receive a portion of the Merger Consideration, pursuant to Section 3.1(a)(ii) or Section 3.1(a)(iii), respectively, shall be entitled to receive such portion of the Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal (if required by the Exchange Agent in accordance with Section 3.2(b)) and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share or warrant.

(d)    Promptly following the date that is one (1) year after the Merger Effective Time, the Company shall instruct the Exchange Agent to deliver to the Company all documents in the Exchange Agent’s possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Merger Consideration that remains unclaimed shall be returned to the Company and the unclaimed Company Shares or Company Warrants comprising the Merger Consideration shall be deemed surrendered for nil consideration and held by the Company, in the case of Company Shares, as treasury shares upon such surrender, and any Person that was a holder of SPAC Ordinary Shares (other than any Redeeming SPAC Shares and Dissenting SPAC Shares) or SPAC Warrants as of immediately prior to the Merger Effective Time that has not exchanged such SPAC Ordinary Shares or SPAC Warrants, for an applicable portion of the Merger Consideration in accordance with this Section 3.2, or prior to the date that is one (1) year after the Merger Effective Time, may provide evidence of former ownership of such SPAC Ordinary Shares or SPAC Warrants immediately prior to the Merger Effective Time that is satisfactory to the Company and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and the Company shall promptly transfer, such applicable portion of the Merger Consideration without any interest thereupon. None of SPAC, the Company, Merger Sub, MultiplAI, the Surviving Subsidiary or the Exchange Agent shall be liable to any Person in respect of any of the Merger Consideration transferred to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such Merger Consideration shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of all Liens or claims or interest of any Person previously entitled thereto. The obligations under this Section 3.2(d) shall survive the Closing.

Section 3.3 Withholding. Notwithstanding any other provision of this Agreement, each of SPAC, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Tax Law (as reasonably determined by SPAC, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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Section 3.4 Dissenting Shares.

(a)     Subject to Section 2.2(b)(ii) but notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, SPAC Ordinary Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by SPAC Shareholders who shall have validly exercised their dissenters’ rights for such SPAC Ordinary Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting SPAC Shares”, and the holders of such Dissenting SPAC Shares being the “Dissenting SPAC Shareholders”) shall not be converted into, and such Dissenting SPAC Shareholders shall have no right to receive, the applicable Merger Consideration unless and until such Dissenting SPAC Shareholder fails to perfect or effectively withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Act. The SPAC Ordinary Shares owned by any SPAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Companies Act shall cease to be Dissenting SPAC Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the applicable Merger Consideration, without any interest thereon in accordance with Section 3.1(a)(ii).

(b)    Prior to Closing, SPAC shall give the Company prompt written notice of any demands for dissenters’ rights made in accordance with the Cayman Companies Act and received by SPAC from any of its shareholders, and any withdrawals of such demands and SPAC shall have complete control over its own negotiations and proceedings with respect to such dissenters’ rights of its shareholders, except that SPAC shall not make or commit or agree to make any payment with respect to any exercise by its shareholders of their rights to dissent from the Merger or commit or agree to settle or compromise any demands for appraisal, without the prior written consent of the Company, in any such case with such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 13.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article IV), and (b) as otherwise explicitly contemplated by this Agreement, the Company represents and warrants to SPAC as follows.

Section 4.1 Company Organization. The Company has been duly incorporated and is validly existing as an exempted company under the Laws of the Cayman Islands, and has the requisite company power, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Company has heretofore furnished to SPAC true, complete and correct copies of the Governing Documents of the Company, as amended and/or restated as of the date of this Agreement. Each of the Company’s Governing Documents are in full force and effect and the Company is not in violation of any of the provisions of such Governing Documents. The Company is duly licensed or qualified and in good standing as an exempted company in the Cayman Islands. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction outside of the Cayman Islands in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 4.2 Subsidiaries. A complete list, as of the date of this Agreement, of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities (including respective numbers and percentages), as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. At the Closing, upon the completion of the Restructuring and the MultiplAI Contribution, except if the MultiplAI Share Purchase Agreement has been terminated in accordance with its terms, immediately prior to the Merger Effective Time, MultiplAI, the Subsidiaries of MultiplAI listed in Section 6.2 of the MultiplAI Disclosure Letter and the Subsidiaries listed on Section 4.2 of the Company Disclosure Letter shall be the only Subsidiaries of the Company. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite corporate or company power and

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authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. The Company has heretofore furnished to SPAC true, complete and correct copies of the Governing Documents of each Subsidiary of the Company, in each case, as amended and/or restated as of the date of this Agreement. Each of the Company’s Subsidiaries’ Governing Documents are in full force and effect and each Subsidiary of the Company is not in violation of any of the provisions of such Subsidiary’s Governing Documents. Each Subsidiary of the Company is duly licensed or qualified and in good standing its jurisdiction of incorporation, formation or organization. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. Except with respect to the Subsidiaries of the Company listed on Section 4.2 of the Company Disclosure Letter (and MultiplAI and the Subsidiaries of MultiplAI listed in Section 6.2 of the MultiplAI Disclosure Letter as of the Closing Date, except if the MultiplAI Share Purchase Agreement has been terminated in accordance with its terms, immediately prior to the Merger Effective Time), the Company does not directly or indirectly own any Equity Securities or similar interest in, or any interest convertible into or exchangeable or exercisable for any Equity Securities or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.3 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions have been duly and validly authorized and approved by the Company Board, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other Transaction Documents to which the Company is a party or the performance of all obligations to be performed by the Company hereunder or thereunder. This Agreement has been, and the other Transaction Documents to which the Company is a party will be at or prior to Closing, duly and validly executed and delivered by the Company. This Agreement constitutes, and each of the other Transaction Documents to which the Company is a party constitutes or will constitute at or prior to the Closing, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general equitable principles (the “Enforceability Exceptions”). To the knowledge of the Company, no state, provincial, federal, domestic or foreign takeover statute is applicable to the Transactions, except as otherwise contemplated herein.

Section 4.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions do not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or any of the Company’s Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Company Material Contract, or terminate or result in the termination of any such foregoing Contract, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that any such conflict, violation, breach, or default would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPAC and MultiplAI contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) or other Person is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or any other Transaction Document to which it is a party or the consummation by the Company of the Transactions, except (a) as otherwise listed on Section 4.5 of the Company Disclosure Letter, (b) for the filing of the Proxy/Registration Statement with the SEC, other filings with respect to the Transactions pursuant to the applicable state blue sky or other securities Laws, the registration of the Plan of Merger and filing

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of the related documentation with the Cayman Registrar, the filing of the Articles of the Surviving Subsidiary and the Company M&A with the Cayman Registrar and publication of notification of the Merger in the Cayman Islands Government Gazette, in each case in accordance with the Cayman Companies Act, (c) for any filings or approvals required under any applicable antitrust or competition Law, including Argentine Law No. 27,442 (Ley de Defensa de la Competencia), and (d) as and where the failure to obtain such consents, approvals, authorizations, designations, declarations, or waivers, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions or otherwise prevent the Company from performing its material obligations under this Agreement and each such Transaction Document.

Section 4.6 Capitalization of the Company.

(a)     As of the date of this Agreement, the authorized share capital of the Company consists of $50,000.00, divided into 500,000,000 Company Shares of which 30,000,000 Company Shares, in aggregate, are issued and outstanding. Set forth on Section 4.6(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Shares and the number of Company Shares held by each such holder as of the date of this Agreement, which in aggregate constitute the entire issued, outstanding and paid-up share capital of the Company as of the date of this Agreement.

(b)    On the Closing Date, upon the completion of the Restructuring and the MultiplAI Contribution, immediately prior to the Merger Effective Time, the authorized share capital of the Company shall consist of $50,000.00, divided into 500,000,000 Company Shares of which no more than 34,000,000 Company Shares (including Company Shares corresponding to the MultiplAI Share Consideration) shall be issued and outstanding on a fully diluted basis in addition to any Company Shares issued pursuant to the PIPE Subscription Agreements and the Backstop Agreement; provided, however, that if the MultiplAI Share Purchase Agreement has been terminated in accordance with its terms and the MultiplAI Contribution has not been consummated, no more than 30,000,000 Company Shares shall be issued and outstanding on a fully diluted basis immediately prior to the Merger Effective Time, in addition to any Company Shares issued pursuant to the PIPE Subscription Agreements and the Backstop Agreement.

(c)     All of the issued and outstanding Company Shares (i) have been duly authorized and validly issued and allotted and are fully paid; (ii) have been offered and issued by the Company in compliance with applicable Law, including the Cayman Companies Act and federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance or allotment of such securities to which the Company is a party or otherwise bound; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) were issued free and clear of any Liens (other than any restrictions on transfers as provided for in the Company’s Governing Documents). All filings and returns required by applicable Law to be delivered or made by the Company to the Cayman Registrar or Governmental Authorities in any other jurisdiction in respect of all issuances and transfers of Company Shares have been duly and correctly delivered or made on a timely basis.

(d)    Except as set forth on Section 4.6(d) of the Company Disclosure Letter, the Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, restricted shares, restricted share units, share appreciation rights, phantom equity, warrants, rights or other securities (including debt securities) convertible, into or exchangeable or exercisable for Company Shares or any other Equity Securities of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities, or for the repurchase or redemption of shares or other Equity Securities of the Company or the value of which is determined by reference to shares or other Equity Securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares or any other Equity Securities of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Subsidiary of the Company set forth on Section 4.2 of the Company Disclosure Letter.

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Section 4.7 Capitalization of Subsidiaries.

(a)     The issued and outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (including, for the avoidance of doubt, those Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter) (i) have been duly authorized and validly issued and allotted, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance or allotment of such securities by such Subsidiary; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which any such Subsidiary is a party or otherwise bound; and (iv) were issued free and clear of any Liens.

(b)    The Company owns of record and beneficially all the issued and outstanding Equity Securities of its Subsidiaries (including, for the avoidance of doubt, those Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter) and, as of the Closing Date, upon completion of the MultiplAI Contribution, except if the MultiplAI Share Purchase Agreement has been terminated in accordance with its terms, its Subsidiaries and MultiplAI, free and clear of any Liens other than Permitted Liens.

(c)     Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, restricted shares, restricted share units, share appreciation rights, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any Equity Securities of the Company’s Subsidiaries (including, for the avoidance of doubt, those Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter) and, as of the Closing Date, upon completion of the Restructuring and the MultiplAI Contribution, except if the MultiplAI Share Purchase Agreement has been terminated in accordance with its terms, the Company’s Subsidiaries, MultiplAI and MultiplAI’s Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities, or for the repurchase or redemption of shares or other Equity Securities of such Subsidiaries or the value of which is determined by reference to shares or other Equity Securities of such Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any such Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

Section 4.8 Financial Statements; Internal Controls.

(a)     Section 4.8(a) of the Company Disclosure Letter sets forth true and complete copies of (i) the audited consolidated statement of financial position and consolidated statements of comprehensive income, changes in equity and cash flows of Heritas Argentina as of and for the years ended June 30, 2023 and June 30, 2022, together with the auditor’s reports thereon, audited in accordance with IFRS (including the notes thereto) and (ii) the audited consolidated statement of financial position and consolidated statements of comprehensive income, changes in equity and cash flows of Heritas Argentina as of and for the years ended June 30, 2022 and June 30, 2021, together with the auditor’s reports thereon, audited in accordance with IFRS (including the notes thereto) (collectively, the “Audited Financial Statements”).

(b)    Each of the Audited Financial Statements (i) was prepared in accordance with IFRS applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto), (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of Heritas Argentina and its Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein, and (iii) were prepared from, and are in accordance in all material respects with, the books and records of Heritas Argentina.

(c)     Neither the Company, any director or officer of Heritas Argentina, the Company, or any of the Company’s Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Heritas Argentina or the Company, (ii) any fraud, whether or not material, that involves Heritas Argentina’s or the Company’s management or other

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employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Heritas Argentina or the Company or (iii) any claim, allegation, assertion or complaint (whether written or oral) regarding the accounting or auditing practices, procedures, methodologies or methods of Heritas Argentina or the Company or their respective internal accounting controls, including any such material complaint, allegation, assertion or claim that Heritas Argentina or the Company has engaged in questionable accounting or auditing practices. There have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors of Heritas Argentina or the Company or any committee thereof.

(d)    Heritas Argentina, the Company and the Company’s Subsidiaries maintain a system of internal accounting controls that are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) that Heritas Argentina, the Company and the Company’s Subsidiaries maintain records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets, distribution of dividends and/or any other type of equity distributions, and its liabilities, (iii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iv) access to assets is permitted only in accordance with management’s general or specific authorization, (v) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books and records of Heritas Argentina and the Company have been, and are being, maintained in all material respects in accordance with IFRS and any other applicable legal and accounting requirements.

(e)     If applicable, the Company has delivered to SPAC a copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of Heritas Argentina or the Company to Heritas Argentina’s or the Company’s independent auditors and relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Heritas Argentina, the Company or any of the Company’s Subsidiaries to record, process, summarize and report financial data. The Company has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Heritas Argentina, the Company or any of the Company’s Subsidiaries.

(f)     Except as set forth on Section 4.8(f) of the Company Disclosure Letter, there are no outstanding loans or other extensions of credit made by the Company or its Subsidiaries to any of their respective executive officers (as defined in Rule 3b-7 under the Exchange Act) or any Company Director or its Subsidiaries.

Section 4.9 No Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other material liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) required to be set forth, reflected or reserved for on the Audited Financial Statements or disclosed in the notes thereto, (b) that have arisen in the ordinary course of business, consistent with past practice, of the Company and/or its Subsidiaries since the date of the most recent Audited Financial Statement, (c) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound incurred in the ordinary course of business consistent with past practice of the Company and/or its Subsidiaries, (d) arising under this Agreement or any other Transaction Documents, (e) that will be discharged or paid off prior to or at Closing or (f) which are not and would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

Section 4.10 Litigation and Proceedings.

(a)     There is no pending or, to the knowledge of the Company, threatened, lawsuits, claims, proceedings or any other Actions (including any investigations or formal inquiries pending or, to the knowledge of the Company, threatened at law or in equity by or before any Governmental Authority (collectively, “Legal

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Proceedings”)), against the Company or any of the Company’s Subsidiaries or their respective properties or assets, or any Legal Proceeding that would, if adversely determined, materially and adversely affect the ability of Company to consummate the Transactions or otherwise perform its obligations under this Agreement.

(b)    There is no outstanding Governmental Order specifically directed at and imposed upon the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, except, in each case, as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

(c)     Neither the Company nor any of its Subsidiaries nor any material property or asset of the Company or any of its Subsidiaries is subject to any continuing material order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.11 Legal Compliance.

(a)     Each of the Company and its Subsidiaries is in compliance with all applicable Laws, in all material respects.

(b)    In the past three (3) years (or such short period as the Company or any of its Subsidiaries have had corporate existence), none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, by any Governmental Authority, except where such violation has not been and would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(c)     The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, or employees, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 4.12 Contracts; No Defaults.

(a)     Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xxiv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound (excluding purchase orders submitted by customers) (each such Contract, a “Company Material Contract”). True, correct and complete copies of each Company Material Contract have previously been delivered to or made available to SPAC or its Representatives, together with all amendments thereto.

(i)           All Contracts and agreements relating to voting, profit sharing, and other rights or obligations of an equity holder of the Company and/or of any of its Subsidiaries;

(ii)          All Contracts relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities of the Company or of any of its Subsidiaries or other securities or any options, warrants or other rights to purchase or otherwise acquire any such Equity Securities of the Company or any of its Subsidiaries, other securities or options, warrants or other rights for the foregoing of any other Person;

(iii)         Each Contract involving obligations (contingent or otherwise), payments or revenues in excess $500,000 in the aggregate or of $200,000 in the twelve months ended June 30, 2023, or expected obligations (contingent or otherwise), payments or revenues in excess of $200,000 in the next twelve months after the date of this Agreement;

(iv)         Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by, or other Indebtedness of, the Company or any of the Company’s Subsidiaries, including any other agreement or commitment for future loans, credit or financing, in each case, in excess of $200,000;

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(v)          Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, other than Contracts solely between the Company and its wholly-owned Subsidiaries;

(vi)         Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or tangible personal property that involves aggregate payments in excess of $100,000 in any calendar year;

(vii)        Each Contract involving the formation, establishment, contribution to, or operation of a (A) partnership, (B) corporation, limited liability company or other entity, or (C) joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), excluding, in the case of clauses (A) and (B), any wholly-owned Subsidiary of the Company;

(viii)       Each Contract pursuant to which the Company or any of its Subsidiaries has provided funds to, made any investment, advance, loan or capital contribution to, acquired the securities, Equity Securities or assets of, or assumed, guaranteed or agreed to act as a surety with respect to any liability of, any Person;

(ix)         Contracts between the Company and its Subsidiaries, on the one hand, and any Company Related Party, on the other hand (collectively, “Related Party Agreements”);

(x)          Contracts that require a notice or consent to, or otherwise contains a provision relating to, an assignment or a “change of control,” provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions or that would prohibit or delay the consummation of any of the Transactions;

(xi)         Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect.

(xii)        Any collective bargaining agreement or similar labor-related Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other similar labor organization representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xiii)       All management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or its Subsidiaries, but excluding any such Contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business and which the aggregate payments thereunder did not exceed $100,000 in any calendar year;

(xiv)       Any (A) employment agreements pursuant to which an employee is entitled to receive base annual compensation in excess of $100,000; and (B) consulting agreements pursuant to which an independent contractor is entitled to receive annual payments in excess of $100,000; and (C) severance agreements that provide for mandatory or potential severance payments in excess of $50,000.

(xv)        Each Contract (including license agreements, coexistence agreements and agreements with covenants not to sue, but not including non-disclosure agreements or incidental trademark licenses incident to marketing, printing or advertising or services provided to the Company or its Subsidiaries or other agreements for subject matter unrelated to development, licensing or use of Intellectual Property that contain an incidental license necessary for the provision or receipt of services that is not material to the Company’s or any of its Subsidiaries’ businesses entered into in the ordinary course of business) pursuant to which the Company or any of the

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Company’s Subsidiaries (A) grants to a third Person the right to use Intellectual Property of the Company and its Subsidiaries (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), or (B) is granted by a third Person the right to use Intellectual Property (other than standard Contracts granting non-exclusive rights to use commercially available unmodified off-the-shelf software having a purchase price or license fee of less than $25,000 and Open Source Licenses);

(xvi)       Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $200,000 in any calendar year;

(xvii)      Any Contract that grants to any Person any “most favored nation rights”;

(xviii)     Any Contract that grants to any Person price guarantees for a period greater than one (1) year and requires aggregate future payments to the Company and its Subsidiaries in excess of $200,000 in any calendar year;

(xix)       Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xx)        Contracts in connection with the waiver, compromise, or settlement of any Legal Proceedings (including any agreement pursuant to which any employment related claim is settled);

(xxi)        Contracts with a Governmental Authority or sole-source supplier of any product or service (other than utilities);

(xxii)       All Contracts entered into by the Company or any of its Subsidiaries and their respective directors, offices, employees or consultants that provide for the authorship, invention, creation or assignment of any Intellectual Property used by the Company or by any Subsidiary of the Company in connection with business;

(xxiii)     All non-disclosure or confidentiality Contracts or agreements entered into by the Company or any of its Subsidiary; and

(xxiv)     Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xxiii) of this Section 4.12(a).

(b)    All of the Company Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, in each case, except as limited by the Enforceability Exceptions. The Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under the Company Material Contracts and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or, to the knowledge of the Company, written notice of termination or breach of or default under any Company Material Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). Except as set forth on Section 4.12(b) of the Company Disclosure Letter, none of the Company Material Contracts are being negotiated and no counterparty to any Company Material Contracts has sought or threatened in writing or, to the knowledge of the Company, otherwise threatened to renegotiate any such Contract or threatened non-performance under any such Contract as of the date hereof.

(c)     The MultiplAI Share Purchase Agreement is in full force and effect and represents the legal, valid and binding obligations of the Parent and, to the knowledge of the Company, represents the legal, valid and binding obligations of MultiplAI and the MultiplAI Shareholders, in each case, except as limited by the Enforceability Exceptions. The Parent has performed in all respects all of its obligations required to be
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performed by the Parent to date and neither the Parent, nor, to the knowledge of the Company, MultiplAI or any of the MultiplAI Shareholders is in breach of or default under the MultiplAI Share Purchase Agreement, (y) neither the Company nor the Parent has received any written claim or written notice of termination or breach of or default under the MultiplAI Share Purchase Agreement, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under the MultiplAI Share Purchase Agreement by the Parent, MultiplAI or any of the MultiplAI Shareholders (in each case, with or without notice or lapse of time or both).

Section 4.13 Benefit Plans.

(a)     The Company has no Company Benefit Plans other than any mandatory statutory plans, programs, practices or arrangements that are required under applicable Law and maintained by any Governmental Authority.

(b)    With respect to each Company Benefit Plan, the Company has made available to SPAC, if applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, and (iii) any material non-routine correspondence from any Governmental Authority with respect to each Company Benefit Plan within the past three (3) years.

(c)     Neither the execution and delivery of this Agreement nor the other Transaction Documents nor the consummation of the Transactions will or could reasonably be expected to (alone or in combination with any other event) (i) result in (A) a material increase in the amount of compensation or benefits to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; (B) any material payment or benefit becoming due to or in respect of any current or former employee, officer, director, individual independent contractor and/or consultant; (C) the acceleration of the vesting, funding or timing of payment of any material compensation or benefits payable to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; or (D) any increased or accelerated material funding obligation with respect to any Company Benefit Plan; (ii) limit the right to merge, amend or terminate any material Company Benefit Plan; or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Subsidiary of the Company has any material indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code or otherwise.

(d)    None of the Company Benefit Plans provides for, nor does the Company or any Subsidiary of the Company have or reasonably expects to have any material liability or obligation to provide any post-employment or post-service health or welfare benefits or retiree medical or life insurance to any current or former employee, officer, director, individual independent contractor or consultant of the Company or any Subsidiary of the Company after termination of employment or service except (i) as set forth in any existing employment or severance agreement or (ii) as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA or similar applicable Law for which the covered individual pays the full cost of coverage.

(e)     In all material respects, (i) each of the Company Benefit Plans is and has been established, maintained and administered in accordance with its terms and in compliance with the requirements of all applicable Laws, and (ii) other than routine or non-material claims for benefits in the ordinary course of business, no material actions, litigation, claims, lawsuits, audits, inquiries, arbitrations, investigations, or proceedings are pending or, to the knowledge of Company, threatened, from any Governmental Authority in connection with any Company Benefit Plan or by or on behalf of any participant in any Company Benefit Plan, or otherwise involving or relating to any Company Benefit Plan or the assets of any Company Benefit Plan or any trust thereunder or the plan sponsor or plan administrator of any Company Benefit Plan (acting in such individual’s capacity as plan sponsor or plan administrator) and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such material action, litigation, claim, lawsuit, audit, inquiry, arbitration, investigation or proceeding.

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(f)     Except as would not result in material liability to the Company and its Subsidiaries, taken as a whole, either individually or in the aggregate, there have been no acts or omissions by the Company or any of its Subsidiaries with respect to any Company Benefit Plan that have given or could reasonably be expected to give rise to any fines, penalties, taxes or related charges under applicable Law.

(g)    All material liabilities or expenses of the Company or any of its Subsidiaries in respect of any Company Benefit Plan which have not been paid, if any, have been properly accrued on the Audited Financial Statements in compliance with IFRS. With respect to each Company Benefit Plan, all material contributions or payments and premium or benefit payments that are due or are required to be made under the terms of any Company Benefit Plan or in accordance with applicable Laws, if any, have been made within the time periods prescribed by the terms of each such Company Benefit Plan, and applicable Laws, as the case may be, except as would not result in material liability to the Company, and all such contributions or payments that are not yet due or required to be made under the terms of any Company Benefit Plan or in accordance with applicable Laws, if any, have been properly accrued in accordance with IFRS, applied on a consistent basis, and reflected on the Audited Financial Statements.

Section 4.14 Labor Relations; Employees.

(a)     Section 4.14(a) of the Company Disclosure Letter sets forth a true and complete list of all employees and individual independent contractors of the Company and its Subsidiaries as of the date hereof, setting forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) location; (iv) hire date or date the contract of employment began; (v) current annual base compensation rate; (vi) commission, bonus or other incentive based compensation; and (vii) details of which company employs or engages each employee or independent contractor. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Audited Financial Statements). Neither the Company nor any Subsidiary has granted any credit, loan or any other kind of financing to any employee or independent contractor.

(b)    Except as set forth on Section 4.14(b) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar labor-related agreement with any labor union or similar labor organization representing employees of the Company or any of the Company’s Subsidiaries, and no such agreement is currently being negotiated by the Company or any of the Company’s Subsidiaries, and (ii) to the knowledge of the Company, no labor union or any other similar labor organization has a certification or representation petition currently pending before any applicable labor relations tribunal or similar Governmental Authority seeking to represent any of the employees of the Company or its Subsidiaries. Except as set forth on Section 4.14(b) of the Company Disclosure Letter, to the knowledge of the Company, there has been no labor organizing activity involving any employees of the Company or any of its Subsidiaries in the past three (3) years (or such short period as the Company or any of its Subsidiaries have had corporate existence). In the past three (3) years (or such short period as the Company or any of its Subsidiaries have had corporate existence), there has been no actual or, to the knowledge of the Company, threatened strike, concerted slowdown, concerted work stoppage, lockout or other labor dispute against the Company or any Subsidiary of the Company, in each case except as would not have been or could be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are and have been in compliance in all material respects with all collective bargaining agreements, or any similar labor-related agreements with any labor union or similar labor organization representing employees of the Company or any of the Company’s Subsidiaries.

(c)     (i) The Company and its Subsidiaries are and have been in compliance, in all material respects, with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay, working time, employee classification, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, overtime, collective bargaining and the payment and withholding of taxes, social security contributions, and other sums as required by the appropriate Governmental Authority and where required, maintain adequate and up to date records and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; and (ii) no employee has

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been or is being investigated in connection with any misconduct, nor subject to any disciplinary action in connection with such misconduct that could reasonably be expected to cause any material damage to the reputation or business of the Company or any of its Subsidiaries.

(d)    In the past five (5) years (or such short period as the Company or any of its Subsidiaries have had corporate existence), except as would not have been or could be or reasonably be expected to be material to the business of the Company and its Subsidiaries, the Company and its Subsidiaries have not been party to (i) any unfair labor practice charge or labor complaint pending or, to the knowledge of the Company, threatened, before the U.S. National Labor Relations Board or any other similar labor-related Governmental Authority against them, (ii) any complaints, grievances or arbitrations arising out of any collective bargaining agreement pending before any Governmental Authority, (iii) any material charge or complaint pending or, to the knowledge of the Company, threatened, before the Equal Employment Opportunity Commission, or any other similar Governmental Authority responsible for the prevention of unlawful employment practices brought by any employee of the Company or its Subsidiaries, (iv) to the knowledge of the Company, any pending investigation by any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws relating to the Company’s labor or employment practices, or (v) any complaint or lawsuit pending or, to the knowledge of the Company, threatened before any Governmental Authority by or on behalf of any present or former employee of the Company or its Subsidiaries alleging violations of any applicable Law governing employment or the termination thereof.

(e)     No present employee of the Company or any of the Company’s Subsidiaries is in material violation of (i) any restrictive covenant or nondisclosure agreement with the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure agreement with a former employer of such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information of such former employer, in each case except as the effect of such violation would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(f)     Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with outstanding obligations with a current or former officer or employee of the Company or any of the Company’s Subsidiaries that involves allegations of sexual harassment, sexual misconduct or unlawful discrimination against any current (i) officer of the Company or any of the Company’s Subsidiaries or (ii) Executive-level Employee of the Company or any of the Company’s Subsidiaries. To the knowledge of the Company, there are no material allegations of sexual harassment, sexual misconduct or unlawful discrimination against any current (y) officer of the Company or any of the Company’s Subsidiaries or (z) Executive-level Employee of the Company or any of the Company’s Subsidiaries, in each case made to or filed with the human resources department of the Company or the Company’s Subsidiaries by another employee of the Company or the Company’s Subsidiaries and currently pending or being investigated.

(g)    In the past five (5) years, the Company and its Subsidiaries have not implemented any “mass layoffs” or “plant closings”, as such terms are defined under the Worker Adjustment and Retraining Notification Act, or implemented any group terminations, group layoffs or similar workforce actions that required notices be provided to employees of the Company or its Subsidiaries pursuant to any similar state or foreign Law where any material liability remains outstanding.

Section 4.15 Taxes.

(a)     All income Tax Returns and all other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions) and all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects. All material Taxes due and payable (whether or not shown on any Tax Return) of the Company and its Subsidiaries have been fully and timely paid.

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(b)    The Company and its Subsidiaries have (i) withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld by the Company or its Subsidiaries, as applicable, and (ii) paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)     There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d)    No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid.

(e)     No notification has been served on the Company or any of its Subsidiaries of any Tax audit or other examination of the Company or any of its Subsidiaries that is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request or to the knowledge of the Company, threat for such an audit or other examination. Neither the Company or any of its Subsidiaries has agreed to any waivers, extensions or requests for any waivers or extensions of any statute of limitations that are currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(f)     Neither the Company nor any of its Subsidiaries has made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes, which agreement, in each case, is currently in effect. Neither the Company nor any of its subsidiaries has made a change of any method of accounting with respect to any Taxes.

(g)    Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes), which agreement, in each case, is currently in effect.

(h)    Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)     Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or otherwise, or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, local, or non U.S. income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j)     To the knowledge of the Company, no written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k)    Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l)     Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m)   To the knowledge of the Company, no Person who will be a shareholder of the Company immediately after consummation of the Merger has a current plan or intention to transfer Company Shares after the consummation of the Merger. Neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

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(n)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) any agreement with any taxing authority, including any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or deferred payment sale made on or prior to the Closing Date; (iv) any election to defer income under any applicable Tax Law made at or prior to the Closing Date; or (v) any prepaid amounts, deposits or advance payments received on or prior to the Closing Date. The Company and its Subsidiaries have not deferred until after the Closing the payment of any Taxes the due date for the original payment of which was at or prior to the Closing.

Section 4.16 Insurance(a) . Section 4.16 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to SPAC. All such policies are legal, valid, binding and enforceable in accordance with its terms and in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.16 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy held by or for the benefit of the Company or any of its Subsidiaries during the last three (3) years (or such short period as the Company or any of its Subsidiaries have had corporate existence), except as such coverage denial or dispute would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary of the Company is in breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any such policy. To the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. The Company and its Subsidiaries hold policies of insurance in amounts providing reasonably adequate coverage against risks customarily insured against by companies of similar nature and size operating in similar lines of business as the Company and its Subsidiaries, including any insurance required to be maintained by any Company Material Contract.

Section 4.17 Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets substantially in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect and each of the Company and its Subsidiaries have properly and validly completed all filings and registrations that are required for the operation of the business operated by the Company and its Subsidiaries as currently conducted. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and to the knowledge of the Company no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any License to which it is a party, (b) is or has been the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License, or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, materially modify the terms of, or not renew any such License, except as otherwise disclosed on Section 4.17 of the Company Disclosure Letter, or except for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect. Section 4.17 of the Company Disclosure Letter sets forth a true, correct and complete list of all material Licenses held by the Company or its Subsidiaries, or that are required for the operation of their business.

Section 4.18 Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, material equipment and other material tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, all material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable, sufficient and appropriate for their respective current and contemplated uses.

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Section 4.19 Real Property

(a)     Neither the Company nor its Subsidiaries owns any real property.

(b)    Section 4.19(b) of the Company Disclosure Letter lists the street address of each parcel of Leased Real Property, and also identifies with respect to each Leased Real Property, each lease, sublease, license or other contractual arrangement under which such Leased Real Property is occupied or used, including the date of and legal name of each of the parties to such Leased Real Property, and each guaranty, amendment, restatement, modification or supplement thereto. True, correct and complete copies of all agreements of Leased Real Property have been made available to SPAC.

(c)     The Leased Real Property constitutes all material interests in real property currently used, occupied or held for use in connection with the business of the Company and the Subsidiaries and necessary for the continued operation of the business of the Company and the Subsidiaries, as applicable. The Leased Real Property, including all buildings, fixtures and other improvements constituting a part thereof, is in good operating condition, except for ordinary wear and tear, without structural defects and is suitable, sufficient and appropriate for its current and contemplated uses. All mechanical and other systems located at the Leased Real Property are in good operating condition, except for ordinary wear and tear, and no condition exists requiring material repairs (other than routine maintenance) or material alterations thereof. No Leased Real Property is subject to any sublease, license or right of occupancy in favor of any third party.

(d)    The Company and the Subsidiaries, as applicable, have a valid, binding and enforceable leasehold interest of each Leased Real Property, free and clear of all Liens other than Permitted Liens. Each agreement of Leased Real Property is in full force and effect and is the valid, binding and enforceable, obligation of each party thereto in accordance with its terms. The Company and its Subsidiaries, as applicable, have accepted full possession of each individual Leased Real Property and are currently occupying and using same pursuant to the terms of the applicable agreement for such Leased Real Property. None of the Company or any of its Subsidiaries, nor to the knowledge of the Company, any other person is in material breach or material violation of, or default under, any agreement for any Leased Real Property, and no event has occurred and no circumstance exists which, if not remedied, would result in such a breach, violation or default (with or without notice or lapse of time, or both). No party has exercised any termination rights with respect thereto, and no such party has given written notice of any outstanding material dispute with respect to any Leased Real Property.

(e)     There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries.

(f)     There do not exist any actual or, to the knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof, and none of the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Authority in connection with any such condemnation or eminent domain proceedings of any Leased Real Property or any part thereof or interest therein.

Section 4.20 Intellectual Property.

(a)     Section 4.20(a) of the Company Disclosure Letter includes a complete and correct list of each item of: (i) Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries (“Company Registered Intellectual Property”), (ii) material proprietary software and other material unregistered Intellectual Property owned by the Company or any of the Company’s Subsidiaries, (iii) Intellectual Property licensed exclusively to the Company or any of the Company’s Subsidiaries, and (iv) each Company Product, identifying for each, the Intellectual Property owned by the Company or its Subsidiaries and the Intellectual Property licensed to the Company or its Subsidiaries forming part of, embodied by, or used in or for such Company Product. The Company or

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one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of the Intellectual Property indicated on Section 4.20(a) of the Company Disclosure Letter as owned or purported to be owned by the Company or any of its Subsidiaries, and all such Intellectual Property is subsisting and in full force and effect, and is valid and enforceable. All actions required to be taken and all fees and costs required to be paid relating to prosecution, registration or maintenance of the registrations and pending registration applications for the Company Registered Intellectual Property that are due on or before the date hereof have been taken and paid by the Company and its Subsidiaries and no additional maintenance, renewal or other filing or fee is due with respect to any of the registrations or pending registration applications for any Company Registered Intellectual Property during the ninety (90) days following the date of this Agreement. None of the Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries is subject to any claims or defenses that would impair or preclude enforcement of such rights, including misuse, laches, acquiescence, statute of limitations, abandonment or fraudulent registration and no such claims have been made within the past six (6) years or, to the knowledge of the Company, are threatened, contesting the validity, use, ownership, enforceability or registrability of any of the Intellectual Property owned by the Company or any of its Subsidiaries, and, to the knowledge of the Company, there is no reasonable basis for any such claim. No Company Registered Intellectual Property has been finally rejected, withdrawn, opposed, nor entered into the public domain nor has had the term or scope of protection reduced.

(b)    The Company and/or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid and enforceable right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof and as currently operated and currently contemplated to be operated in the future. The Intellectual Property owned by or licensed to the Company and its Subsidiaries is sufficient for the conduct of the business currently conducted by them and for the continued conduct of such business immediately after the Closing in substantially the same manner as currently conducted. The execution and delivery by the Company of, and the performance of its obligations under, this Agreement and the other Transaction Documents to which it is a party, will not materially alter or impair, or cause the loss, forfeiture or termination of the ownership and right to use any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries or result in a creation of Lien thereon.

(c)     The Company and its Subsidiaries have not, within the last six (6) years nor have any Company Products or the conduct of the business conducted by them, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no action pending before any Governmental Authority to which the Company or any of the Company’s Subsidiaries is a named party, or, to the knowledge of the Company, that is threatened against the Company or its Subsidiaries, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, and there is no reasonable basis for any such claim. Neither the Company nor any of its Subsidiaries has received or requested any opinion of counsel, verbal or written, regarding the validity or enforceability of Intellectual Property owned by the Company or any Subsidiary or any Intellectual Property of a third party or regarding the infringement of any Intellectual Property of any third party.

(d)    Except as set forth on Section 4.20(d) of the Company Disclosure Letter, to the knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of the Company’s Subsidiaries, and neither the Company nor its Subsidiaries have sent to any Person any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any material Intellectual Property owned by the Company or any of the Company’s Subsidiaries.

(e)     The Company and its Subsidiaries have taken and currently take commercially reasonable measures to protect the confidentiality of trade secrets and other confidential information included in their Intellectual Property. There has not been any unauthorized disclosure of or unauthorized access to any such trade secrets or such other material confidential information of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may reasonably be expected to result in the misappropriation of, or loss of such trade secret or other rights in and to such information. No such trade secrets have been or

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are authorized to be disclosed to any Person other than to employees of the Company and its Subsidiaries that need to know same and who have executed and delivered a written agreement obligating them to maintain the confidentiality thereof and not use same other than as necessary for activities in connection with and in furtherance of the Company’s and its Subsidiaries’ business.

(f)     Each current and former employee, consultant and contractor of the Company or any of its Subsidiaries, and each other Person that has authored, developed or otherwise created any Company Product or Intellectual Property for or on behalf of the Company or any of its Subsidiaries has entered into agreements with the Company or a Company Subsidiary pursuant to which such Person (i) agrees to maintain the confidentiality of and otherwise protect the trade secrets of the Company and its Subsidiaries and (ii) assigns to the Company or any of its Subsidiaries, all Intellectual Property authored, developed or otherwise created in the course of such Person’s employment or other relationship with the Company or its Subsidiaries, without further consideration or any restrictions or obligations on the Company’s or any Company Subsidiaries’ use or ownership of such Intellectual Property whatsoever, and such agreements are valid and enforceable in accordance with their terms. To the knowledge of the Company, no Person has breached any such agreement.

(g)    All software used by the Company or any of its Subsidiaries is owned by the Company or a Subsidiary or is used pursuant to, and within the scope of, a valid license or other enforceable right and is not a “bootleg” or otherwise unauthorized version or copy. The Company and its Subsidiaries have a sufficient number of license seats (and scope of rights) for all third party software that is used or held for use by them in the conduct of their business, and the Company and its Subsidiaries have complied in all respects with the terms and conditions of the agreements corresponding to such software. No software used in the conduct of the Company’s or its Subsidiaries’ business is licensed by an employee of the Company or a Subsidiary instead of the Company or the applicable Subsidiary.

(h)    Except as set forth on Section 4.20(h) of the Company Disclosure Letter, none of the shareholders of the Company or any officer or director of the Company, or, to the knowledge of the Company, any of the current or former employees, consultants, advisors and independent contractors of the Company or any of the Company’s Subsidiaries (i) is or was, at the time services were provided to the Company or any of the Company’s Subsidiaries, subject to any Contract with any Person other than the Company or a Subsidiary of the Company which requires such employee, consultant, advisor or independent contractor to assign any interest in any Intellectual Property that is used or held for use in the conduct of the business of the Company or any of its Subsidiaries or keep confidential any trade secrets of any Person other than the Company or a Subsidiary of the Company, or (ii) has any ownership or other interest in, or uses, any Intellectual Property owned or purported to be owned by, licensed to or otherwise used by the Company or any of its Subsidiaries or is subject to any Contract with any Person other than the Company or a Subsidiary of the Company which requires such employee, consultant, advisor or independent contractor to assign any interest in any Intellectual Property that is used or held for use in the conduct of the business of the Company.

(i)     Neither the Company nor any of its Subsidiaries is bound by any Contract containing any covenant or other provision relating to Intellectual Property that in any way limits or restricts their ability to use, exploit, assert or enforce any of the Intellectual Property used by them or conduct their business anywhere in the world, including any change of control restriction, consent or notification requirement with respect thereto.

(j)     Neither the Company nor any of its Subsidiaries has used any Open Source Materials in any manner that could (i) require, or condition the use or distribution of such software or any software constituting derivative works based thereon or other software integrated therewith, on the disclosure, licensing, or distribution of any source code for any portion of such software, (ii) require the licensing of any Intellectual Property owned by the Company or any of its Subsidiaries or any portion thereof, or (iii) otherwise impose any limitation, restriction, encumbrance, obligation or condition on the right or ability of the Company or any of its Subsidiaries to use, license, distribute, or otherwise exploit any such software (including any limitation on the compensation chargeable in connection with any such software or any requirement that any such software be disclosed, licensed or distributed for the purpose of making derivative works or conducting any reverse-engineering, or requiring that the source code for same or any software owned by the Company or any Subsidiary be provided). The Company and its Subsidiaries have complied with all notice, attribution and other requirements of each license applicable to such Open Source Materials.

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(k)    The Company and its Subsidiaries possess all source code for all software forming part of the Intellectual Property owned by them. Neither the Company nor its Subsidiaries has delivered, licensed or made available, and the Company and its Subsidiaries have no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any software owned by the Company or its Subsidiaries to any escrow agent or other third Person (other than contractors or consultants in the course of performing services for the Company and its Subsidiaries and that are subject to non-disclosure agreements).

(l)     Except as set forth on Section 4.20(l) of the Company Disclosure Letter, no funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Product or Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including any portion of the Company Products. Neither the Company nor any of its Subsidiaries are or have ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any third party any license or right to such Intellectual Property.

Section 4.21 Privacy and Cybersecurity.

(a)     The Company and its Subsidiaries maintain and are in compliance with, and during the last five (5) years have maintained and been in compliance with all Data Protection Requirements. To the extent Company and its Subsidiaries use Artificial Intelligence (“AI”)/Machine Learning (“ML”) models to conduct their operations and/or create their product and services, Company and its Subsidiaries have taken all necessary steps and obtained necessary rights, permissions, and approvals to permit the use of Personal Data in such AI/ML products and services. There are no pending Actions by any Person, or to the knowledge of the Company, any circumstances that may reasonably be expected to lead to an Action (including by any Governmental Authority) against the Company or any of its Subsidiaries alleging a violation of any third Person’s privacy or Personal Data rights by the Company or its Subsidiaries in connection with the foregoing, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries have taken all necessary steps or, prior to Closing, will obtain any necessary rights, permissions, and approvals to permit the transfer of Personal Data in connection with the consummation of the Transactions, and such transfer will not violate in any material respect any applicable Laws.

(b)    (i) During the last five (5) years, there have been no breaches of the security of the IT Systems of the Company and its Subsidiaries, including actual or potential unauthorized access, destruction, loss, use, modification, or disclosure of Personal Data owned, stored, used, maintained, or controlled by the Company and its Subsidiaries, and (ii) during the last five (5) years, there have been no disruptions in any IT Systems, in each case, that materially adversely affected the Company’s and its Subsidiaries’ business or operations, and have not been remedied in all material respects. The IT Systems used by the Company and its Subsidiaries in the conduct of their business: (A) are sufficient for the conduct of its business as currently conducted and as proposed to be conducted, by the Company and its Subsidiaries as of the Closing; (B) are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology, and data processing operations necessary for the conduct of its business; (C) are free of any material viruses, defects, bugs, and errors; and (D) are in compliance with all applicable Laws. The Company and its Subsidiaries take commercially reasonable measures (and any other measures required by applicable Law) to protect IT Systems and Personal Data owned, stored, used, maintained or controlled by or on behalf of the Company and its Subsidiaries from and against unauthorized access, use, modification, disclosure or other misuse, including through implementation and adherence to industry standard administrative, technical and physical safeguards and policies such as, but not limited to, data backup plans, disaster avoidance and recovery procedures, business continuity procedures, and encryption and other security protocols. Neither the Company nor any Subsidiary of the Company has (A) experienced any material incident in which Personal Data was stolen or improperly accessed, including in connection with a breach of security or Company’s and its Subsidiaries’ IT Systems, (B) received any written notice or complaint from any Person with respect to any of the foregoing incident, or has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries, or (C) experienced any failures, breakdowns, continued substandard performance, or other adverse events

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affecting Company and any of its Subsidiaries’ IT Systems. Each employee of the Company or any of its Subsidiaries has received training regarding information security that is relevant to each such employee’s role and responsibility within the business and such employee’s access to Personal Data, IT Systems and other data and information used in the conduct of the Company’s or the applicable Company Subsidiary’s business.

Section 4.22 Absence of Changes. Except as set forth on Section 4.22 of the Company Disclosure Letter, since the date of the most recent statement of financial position included in the Audited Financial Statements, (i) there has not been any Company Material Adverse Effect; (ii) the Company has, in all material respects, conducted its business and operated its properties in the ordinary course of business in a manner consistent with past practice; (iii) the Company and its Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property) other than non-exclusive licenses or assignments or transfers in the ordinary course of business in a manner consistent with past practices; (iv) none of the Company or its Subsidiaries has incurred any indebtedness for borrowed money; and (v) none of the Company or any of its Subsidiaries have taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 8.1.

Section 4.23 Anti-Corruption Compliance.

(a)     Neither the Company nor its Subsidiaries, nor any of their directors or officers acting for or on behalf of the Company or any of its Subsidiaries, nor to the knowledge of the Company, any of the Company or its Subsidiaries’ respective employees, agents, Representatives or other Persons acting for or on behalf of the Company or any of its Subsidiaries has: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable Anti-Bribery Laws; (ii) been in violation of any Anti-Bribery Laws, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of: (A) influencing any act or decision of any Government Official in his or her official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his or her lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; (iii) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (iv) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Bribery Laws.

(b)    Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws.

(c)     There are no current or pending internal investigations, or, to the knowledge of the Company, any third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.24 Anti-Money Laundering, Sanctions and International Trade Compliance.

(a)     The Company and its Subsidiaries, and each of their respective directors, officers, employees, agents, Representatives and other Persons acting on behalf of the Company or any of the Company’s Subsidiaries (i) are, and have been in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any filings with, any applicable Governmental Authority for all activities and transactions relating to the business operations of the Company or its Subsidiaries, including for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. Neither the Company nor any of its Subsidiaries have been notified of any no pending or, to the knowledge of the Company, threatened, claims, complaints,

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charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to violations of Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(b)    Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees, agents, Representatives or other Persons acting on behalf of the Company or any Subsidiary, (i) is, or has been a Sanctioned Person or a Restricted Person, or (ii) to knowledge of the Company, has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(c)     The Company and its Subsidiaries have in place policies, procedures, controls, and systems reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws.

Section 4.25 Government Contracts. Except as set forth on Section 4.25 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

Section 4.26 Health Care Law Compliance.

(a)     Except as set forth on Section 4.26 of the Company Disclosure Letter, the Company and its Subsidiaries are, and since inception have been, in compliance with all applicable Health Care Laws. Except as set forth on Section 4.26 of the Company Disclosure Letter, neither the Company nor its Subsidiaries have received any notice or other communication from any Governmental Authority alleging any violation of any Health Care Law.

(b)    All Company Products are in material compliance with all applicable requirements under the Health Care Laws, including all requirements relating to research, storing, testing, record-keeping, reporting, import and export. Except as set forth on Section 4.26 of the Company Disclosure Letter, neither the Company nor its Subsidiaries have received any notice or other communication from any Governmental Authority alleging any violation of such requirements.

(c)     All studies performed in connection with or as the basis for any approval required for any Company Product (i) have been conducted in accordance, in all material respects, with applicable requirements and Health Care Laws and (ii) have employed in all material respects the procedures and controls generally used by qualified experts in accordance with Health Care Laws. Neither the Company nor its Subsidiaries have received any notice or other written communication from an applicable Governmental Authority requiring the termination or suspension or material modification of any study with respect to any Company Product.

Section 4.27 Investment Company; Exchange Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Neither the Company nor any Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.28 Brokers’ Fees. Except as set forth on Section 4.28 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates with respect to which SPAC or any of its Affiliates, Merger Sub, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.29 Related Party Transactions. Except as set forth on Section 4.29 of the Company Disclosure Letter, and except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business and pursuant to any Company Benefit Plan, no director, officer or other Affiliate of the Company or any Subsidiary of the Company, to the knowledge of the Company, has, directly or

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indirectly: (i) an economic interest in any person that furnishes or sells, material services or products that the Company or its Subsidiaries furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Subsidiary of the Company, any material goods or services; (iii) an economic interest in any person (other than the Company and its Subsidiaries) party to any Company Material Contract; or (iv) any material contractual or other arrangement with the Company or any Subsidiary, other than contracts or arrangements constituting Transaction Documents or customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.29. Neither the Company nor any of its Subsidiaries have (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.30 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of the Company and any of its respective directors, managers, officers, employees, equityholders, partners, members or Representatives, acknowledge and agree that the Company has made its own investigation of SPAC and that neither SPAC nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, other than those expressly given by SPAC in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be provided by SPAC, as well as any information, documents or other materials (including any such materials reviewed by the Company or its Subsidiaries pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Company, its Subsidiaries or any of its or their Affiliates or Representatives are not and will not be deemed to be representations or warranties of SPAC, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of SPAC are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever. Notwithstanding anything herein to the contrary, nothing in this Section 4.30 shall be deemed or construed to preclude or in any way limit any claim for fraud.

Section 4.31 Consideration Shares. The Merger Consideration, when issued in accordance with the terms hereof, will be duly authorized and validly issued and allotted, fully paid and non-assessable and issued or allotted in compliance with all applicable Law, including state and federal securities Laws, and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company’s Governing Documents, or any Contract to which the Company is a party or otherwise bound.

Section 4.32 Foreign Private Issuer and Emerging Growth Company. The Company is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Proxy/Registration Statement with the SEC through Closing, (a) a foreign private issuer as defined in Rule 405 under the Securities Act and (b) an “emerging growth company” as that term is defined in the JOBS Act.

Section 4.33 Board Approval. The Company Board, by duly adopted unanimous written resolutions and not subsequently rescinded or modified in any way, has (i) determined that this Agreement, the Transaction Documents and the Transactions are in the best interests of the Company and (ii) approved this Agreement, the Transaction Documents and the Transactions. The board of directors of Parent has by duly adopted unanimous written resolutions and not subsequently rescinded or modified in any way, (i) determined that this Agreement, the Transaction Documents and the Transactions are in the best interests of Parent and the Company and (ii) approved this Agreement, the Transaction Documents and the Transactions.

Section 4.34 Business Activities of the Company. The Company was formed for the sole purposes of entering into this Agreement and the Transaction Documents to which it is party and engaging in the Transactions. Since formation, the Company has not conducted any business activities or incurred any liabilities other than those directed toward the consummation of the Transactions.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except (a) as set forth in any SPAC SEC Filings (excluding any disclosures in any risk factors section that do not constitute statements of fact, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.9, Section 5.13, and Section 5.14), (b) as set forth in the disclosure letter delivered by SPAC to the Company (the “SPAC Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 13.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article V), and (c) as otherwise explicitly contemplated by this Agreement, SPAC represents and warrants to the Company as follows:

Section 5.1 SPAC Organization. SPAC has been duly formed, incorporated, or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. SPAC’s Governing Documents, as amended to the date of this Agreement and as previously made available by or on behalf of SPAC to the Company, are true, correct and complete. SPAC is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have, a SPAC Material Adverse Effect.

Section 5.2 Due Authorization.

Other than the SPAC Shareholders’ Approval, SPAC has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which SPAC is a party and the consummation of the Transactions have been (A) duly and validly authorized and approved by the SPAC Board and (B) determined by the SPAC Board as advisable to SPAC and the shareholders of SPAC and recommended by the SPAC Board for approval by the shareholders of SPAC. No other company proceeding on the part of SPAC is necessary to authorize this Agreement and the other Transaction Documents to which SPAC is a party. This Agreement has been, and the other Transaction Documents to which SPAC is a party will be at or prior to Closing, duly and validly executed and delivered by SPAC, and this Agreement constitutes, and each of the other Transaction Documents to which SPAC is a party constitutes or will constitute at or prior to Closing, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except as limited by the Enforceability Exceptions.

Section 5.3 Compliance with Applicable Laws. SPAC is in material compliance with, and since the date of its incorporation has been in material compliance with, all applicable Laws, except where such failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. Since the date of its incorporation, SPAC has not received any written notice alleging the violation of any applicable Laws, except where such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.4 No Conflict. Subject to obtaining the SPAC Shareholders’ Approval, the execution and delivery by SPAC of this Agreement and the other Transaction Documents to which SPAC is a party and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of SPAC, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to SPAC, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which SPAC is a party or by which SPAC may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SPAC, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, have, or reasonably be expected to have, a SPAC Material Adverse Effect.

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Section 5.5 Litigation and Proceedings. As of the date hereof (a) there are no pending or, to the knowledge of SPAC, threatened, in writing, Legal Proceedings against SPAC or its properties or assets; and (b) there is no outstanding Governmental Order specifically directed at and imposed upon SPAC or any of its properties or assets, except, in each case, as would not, individually or in the aggregate, have, or reasonably be expected to have, a SPAC Material Adverse Effect.

Section 5.6 SEC Filings. SPAC has timely filed or furnished, in all material respects, all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 9, 2023, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of their respective dates (or if amended or superseded by a filing, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings.

Section 5.7 Internal Controls; Listing; Financial Statements.

(a)     Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC, including its consolidated Subsidiaries, if any, other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which it reasonably believes is sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC Financial Statements for external purposes in accordance with GAAP.

(b)    Except as set forth on Section 5.7(b) of the SPAC Disclosure Letter, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c)     The SPAC SEC Filings contain true and complete copies of the (x) audited balance sheet of SPAC as of December 31, 2022 and December 31, 2021, and (y) statements of operations, changes in shareholders’ deficit and cash flow and shareholders’ equity of SPAC for the period from May 13, 2021 (inception) through December 31, 2021 and for the year ended December 31, 2022, together with the auditor’s reports thereon (the “SPAC Financial Statements”). The SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC, as at the respective dates thereof, and the results of operations, changes in shareholders’ deficit and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of SPAC have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d)    There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(e)     SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

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(f)     Neither SPAC nor any director or officer of SPAC nor, to the knowledge of SPAC, any employee of SPAC, or SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

Section 5.8 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and MultiplAI contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of SPAC with respect to SPAC’s execution or delivery of this Agreement or the consummation of the Transactions, except (a) for the SPAC Shareholders’ Approval, (b) for the filing of the Proxy/Registration Statement with the SEC, other filings with respect to the Transactions pursuant to the applicable state “blue sky” or other securities Laws, the registration of the Plan of Merger and filing of the related documentation with the Cayman Registrar, the filing of the Articles of the Surviving Subsidiary and the Company M&A with the Cayman Registrar and publication of notification of the Merger in the Cayman Islands Government Gazette, in each case in accordance with the Cayman Companies Act, (c) for any filings or approvals required under any applicable antitrust or competition Law, including Argentine Law No. 27,442 (Ley de Defensa de la Competencia), and (d) as and where the failure to obtain such consents, approvals, or authorizations, or to make such filings or notifications, would not, individually or in the aggregate, have, or reasonably be expected to have, a SPAC Material Adverse Effect.

Section 5.9 Trust Account. As February 29, 2024, SPAC has at least $63,214,027.45 in the Trust Account, such monies held in cash deposit accounts pursuant to the Investment Management Trust Agreement, dated December 6, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (as amended by Amendment No. 1 to the Investment Management Trust Agreement dated as of February 27, 2023, Amendment No. 2 to the Investment Management Trust Agreement dated as of September 7, 2023 and Amendment No. 3 to the Investment Management Trust Agreement dated as of December 8, 2023, the “Trust Agreement”). The Trust Agreement has not been amended or modified since December 8, 2023, and is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. There are no separate Contracts, side letters or other binding arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of SPAC holding SPAC Ordinary Shares initially sold in SPAC’s initial public offering (the “IPO”) who shall have elected to redeem their SPAC Ordinary Shares pursuant to SPAC’s Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to SPAC Share Redemptions. There are no claims or proceedings pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. Each of SPAC and, to the Knowledge of SPAC, the Trustee have performed all material obligations required to be performed by it to date under, and is not in default, in breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. As of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Governing Documents shall terminate, and as of the Merger Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions (other than use of the funds in the Trust Account for SPAC Share Redemptions). No shareholder of SPAC shall be entitled to receive any amount in the Trust Account except to the extent such shareholder of SPAC has exercised a SPAC Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company, Merger Sub and MultiplAI contained herein and the compliance by the Company, Merger Sub and MultiplAI with its respective obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date (other than use of the funds in the Trust Account for SPAC Share Redemptions).

Section 5.10 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.11 Absence of Changes. Since September 30, 2023, (a) there has not been any SPAC Material Adverse Effect, and (b) SPAC has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

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Section 5.12 No Undisclosed Liabilities. Except for any SPAC Transaction Expenses, there is no other material liability, debt (including Indebtedness) or obligation of or claim or judgment against SPAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in SPAC SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the SPAC SEC Filings in the ordinary course of business of SPAC, (c) that are executory obligations under any Contract to which SPAC is a party or by which it is bound incurred in the ordinary course of business consistent with past practice of SPAC, (d) arising under this Agreement or any other Transaction Documents, (e) that will be discharged or paid off prior to or at Closing or (f) which are not and would not reasonably be expected to be material to SPAC.

Section 5.13 Capitalization of SPAC.

(a)     As of the date of this Agreement, the authorized share capital of SPAC consists of $22,100.00 divided into (i) 200,000,000 SPAC Class A Ordinary Shares, of which 9,910,124 shares are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 SPAC Class B Ordinary Shares, of which no shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement, which in the aggregate constitute the entire share capital of SPAC as of the date of this Agreement. All issued and outstanding SPAC Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued by SPAC in compliance in all material respects with applicable Law, including the Cayman Companies Act and federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities to which SPAC is a party or otherwise bound; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound; and (iv) were issued free and clear of any Liens (other than SPAC’s own Lien as provided for in the SPAC Charter). All filings and returns required by applicable Law to be delivered or made by SPAC to the Cayman Registrar or Governmental Authorities in any jurisdiction in respect of all issuances and transfers of SPAC Ordinary Shares have been duly and correctly delivered or made on a timely basis.

(b)    As of the date of this Agreement, 17,575,000 SPAC Warrants are issued and outstanding. The SPAC Warrants are not exercisable until thirty (30) days after the closing of a Business Combination. All outstanding SPAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to the Enforceability Exemptions; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound. Except for the SPAC’s Governing Documents and this Agreement, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares.

(c)     Except as set forth in this Section 5.13 or as contemplated by this Agreement or the other Transaction Documents, SPAC has not issued, granted and is not otherwise bound by or subject to any outstanding subscriptions, options, restricted shares, restricted share units, share appreciation rights, warrants, rights or other securities convertible (including debt securities), exchangeable or, exercisable or exchangeable for SPAC Ordinary Shares, or any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of any SPAC Ordinary Shares or other shares or equity interests of SPAC or the value of which is determined by reference to the SPAC Ordinary Shares or other shares or equity interests of SPAC, and there are no Contracts of any kind which may obligate SPAC to issue, purchase, register for sale, redeem or otherwise acquire any of its SPAC Ordinary Shares.

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(d)    SPAC has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not party to any Contract that obligates SPAC to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.14 Brokers’ Fees. Except for the EarlyBird Fees, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates. The underwriter of the IPO has validly waived all claims against the Trust in connection with its resignation from its role in the Business Combination.

Section 5.15 Indebtedness. Except for the EarlyBird Engagement Letter and the Working Capital Promissory Note, or as permitted by Section 9.3 after the date hereof, SPAC does not have any Indebtedness exceeding $100,000.

Section 5.16 Taxes.

(a)     All income Tax Returns and all other material Tax Returns required to be filed by or with respect to SPAC have been timely filed (taking into account any applicable extensions) and all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects. All material Taxes due and payable (whether or not shown on any Tax Return) have been fully and timely paid.

(b)    SPAC has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)     There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of SPAC.

(d)    No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against SPAC that remains unresolved or unpaid.

(e)     No notification has been served on SPAC of any Tax audit or other examination of SPAC that is presently in progress, and SPAC has not been notified of any request or threat for such an audit or other examination. SPAC has not agreed to any waivers, extensions or requests for any waivers or extensions of any statute of limitations that are currently in effect with respect to any Taxes of SPAC.

(f)     SPAC has not made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. SPAC has not made a change of any method of accounting with respect to any Taxes.

(g)    SPAC is not a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes), which agreement, in each case, is currently in effect.

(h)    SPAC has not been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)     SPAC (i) is not liable for Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(j)     SPAC does not have, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(k)    To the knowledge of SPAC, no written claim has been made by any Governmental Authority where SPAC does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(l)     SPAC has not participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

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(m)   To the knowledge of SPAC, no Person who will be a shareholder of the Company immediately after consummation of the Merger has a current plan or intention to transfer Company Shares after the consummation of the Merger. SPAC has not taken any action or agreed to take any action, nor to the knowledge of SPAC are there any facts or circumstances, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(n)    SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date under Code Section 481I (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) any agreement with any taxing authority, including any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or deferred payment sale made on or prior to the Closing Date; (iv) any election to defer income under any applicable Tax Law made at or prior to the Closing Date; or (v) any prepaid amounts, deposits or advance payments received on or prior to the Closing Date. SPAC has not deferred until after the Closing the payment of any Taxes the due date for the original payment of which was at or prior to the Closing.

Section 5.17 Employees and Employee Benefit Plans. Other than any officers of SPAC as described in the SPAC SEC Filings, SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under, any Benefit Plans of SPAC. Neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the Transactions will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due by SPAC to any director, officer or employee of SPAC; or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit.

Section 5.18 Material Contracts.

(a)     The SPAC SEC Filings include true and complete copies of each “material contract” (as such term is defined in Regulation S- K of the SEC) to which SPAC is party (the “SPAC Material Contracts”).

(b)    With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect under such SPAC Material Contract; (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect under any SPAC Material Contract; (v) SPAC has not received written notice by any party to any SPAC Material Contract to terminate such SPAC Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect SPAC in any material respect or those contemplated by this Agreement; and (vi) SPAC has not waived any material rights under any SPAC Material Contract.

Section 5.19 Business Activities.

(a)     Since incorporation, SPAC has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in SPAC’s Governing Documents or as otherwise contemplated by the Transaction Documents and the Transactions, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to SPAC.

(b)    Except for the Transactions, this Agreement and the other Transaction Documents, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the other Transaction Documents and the Transactions, SPAC has no material interests, rights, obligations or

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liabilities with respect to, and is not party to, bound by or have its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)     Except for the EarlyBird Engagement Letter, Working Capital Promissory Note, Contracts relating to SPAC Transaction Expenses, this Agreement and the other Transaction Documents to which SPAC is a party and the other documents and Transactions contemplated thereby, SPAC is not as of the date hereof party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract (or in the aggregate with any series of related Contracts).

Section 5.20 Nasdaq Stock Market Quotation. The SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “APXI”. Except as set forth on Section 5.20 of the SPAC Disclosure Letter, SPAC is in compliance in all material respects with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or terminate the listing of SPAC Class A Ordinary Shares on Nasdaq. None of SPAC nor any of its Affiliates or Representatives has taken any action to terminate the registration of the SPAC Class A Ordinary Shares under the Exchange Act except as contemplated any of the Transaction Documents.

Section 5.21 Proxy/Registration Statement. The information supplied by SPAC in writing specifically for inclusion in the Proxy/Registration Statement shall not, at the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act or declared effective, at the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, at the time of the SPAC Shareholders’ Meeting or at the Merger Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.22 Related Party Transactions. Except as described in the SPAC SEC Filings prior to the date of this Agreement or the Working Capital Promissory Note there are no Contracts between SPAC, on the one hand, and any (a) present or former officer, director or employee of SPAC, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the capital stock or equity interests of SPAC or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing, on the other hand, in each case, except for (i) employment or engagement agreements, confidentiality agreements and fringe benefits and other compensation to directors, officers or employees, (ii) reimbursements of expenses incurred in connection with their employment or service, or (iii) the existing arrangements relating to the D&O Indemnified Parties.

Section 5.23 EarlyBird Engagement. The EarlyBird Engagement Letter has not been amended or modified since August 22, 2023 and Sponsor has complied with all its obligations thereunder.

Section 5.24 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of SPAC and any of its respective directors, managers, officers, employees, equityholders, partners, members or Representatives, acknowledge and agree that SPAC has made its own investigation of the Company, Merger Sub and MultiplAI and that neither the Company, Merger Sub, MultiplAI nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied (other than those expressly given by the Company in Article IV, Merger Sub in Article VII and MultiplAI in Article VI and Section 9.1 of the MultiplAI Share Purchase Agreement), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, Merger Sub, MultiplAI or their Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be provided by the Company, Merger Sub or MultiplAI, as well as any information, documents or other materials (including any such materials reviewed by SPAC pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates or Representatives are not and will not be deemed not to be representations or warranties of the Company, Merger Sub and MultiplAI, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement or the other Transaction Documents. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and

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business of the Company, Merger Sub, MultiplAI and their Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, Article VI, Article VII and in Section 9.1 of the MultiplAI Share Purchase Agreement, with all faults and without any other representation or warranty of any nature whatsoever. Notwithstanding anything herein to the contrary, nothing in this Section 5.24 shall be deemed or construed to preclude or in any way limit any claim for fraud.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF MULTIPLAI

Except (a) as set forth in the disclosure letter delivered to SPAC by MultiplAI on the date of this Agreement (the “MultiplAI Disclosure Letter”) (each section of which, subject to Section 13.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article VI), and (b) as otherwise explicitly contemplated by this Agreement, MultiplAI represents and warrants to the Company and SPAC, on behalf of itself only, as follows:

Section 6.1 MultiplAI Organization. MultiplAI has been duly formed or organized and is validly existing as a company under the Laws of England and Wales, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. MultiplAI has heretofore furnished to SPAC true, complete and correct copies of its Governing Documents, as amended and/or restated as of the date of this Agreement. Each of MultiplAI’s Governing Documents are in full force and effect and MultiplAI is not in violation of any of the provisions of such Governing Documents. MultiplAI is duly licensed or qualified and in good standing in the United Kingdom. MultiplAI is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a MultiplAI Material Adverse Effect.

Section 6.2 Subsidiaries. A complete list, as of the date of this Agreement, of each Subsidiary of MultiplAI and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities (including respective numbers and percentages), as applicable, is set forth on Section 6.2 of the MultiplAI Disclosure Letter. At the Closing, upon the completion of the Restructuring and the MultiplAI Contribution, except if the MultiplAI Share Purchase Agreement has been terminated in accordance with its terms, immediately prior to the Merger Effective Time, the Subsidiaries listed on Section 6.2 of the MultiplAI Disclosure Letter shall be the only Subsidiaries of MultiplAI. The Subsidiaries of MultiplAI have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite corporate or company power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. MultiplAI has heretofore furnished to SPAC true, complete and correct copies of the Governing Documents of each Subsidiary of MultiplAI, in each case, as amended and/or restated as of the date of this Agreement. Each of MultiplAI’s Subsidiaries’ Governing Documents are in full force and effect and each Subsidiary of MultiplAI is not in violation of any of the provisions of such Subsidiary’s Governing Documents. Each Subsidiary of MultiplAI is duly licensed or qualified and in good standing in its jurisdiction of incorporation, formation or organization. Each Subsidiary of MultiplAI is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a MultiplAI Material Adverse Effect. Except with respect to the Subsidiaries of MultiplAI listed on Section 6.2 of the MultiplAI Disclosure Letter, MultiplAI does not directly or indirectly own any Equity Securities or similar interest in, or any interest convertible into or exchangeable or exercisable for any Equity Securities or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 6.3 Due Authorization. MultiplAI has all requisite corporate power and authority to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (b) consummate the Transactions and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which MultiplAI is a party and the consummation of the Transactions have been duly and validly authorized and approved by the board of directors of MultiplAI and the shareholders of MultiplAI and determined by the board of directors and shareholders of MultiplAI as advisable to MultiplAI and its shareholders. No other corporate proceeding on the part of MultiplAI is necessary to authorize this Agreement and the other Transaction Documents to which MultiplAI is a party or the performance of all obligations to be performed by MultiplAI hereunder

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or thereunder. This Agreement has been, and the other Transaction Documents to which MultiplAI is a party will be at or prior to Closing, duly and validly executed and delivered by MultiplAI. This Agreement constitutes, and each of the other Transaction Documents to which MultiplAI is a party constitutes or will constitute at or prior to the Closing, a legal, valid and binding obligation of MultiplAI, enforceable against MultiplAI in accordance with its terms, except as limited by the Enforceability Exceptions. To the knowledge of MultiplAI, no state, provincial, federal, domestic or foreign takeover statute is applicable to the Transactions, except as otherwise contemplated herein.

Section 6.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.6, the execution and delivery by MultiplAI of this Agreement and the other Transaction Documents to which MultiplAI is a party and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of MultiplAI, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to MultiplAI, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which MultiplAI is a party or by which MultiplAI may be bound, or terminate or result in the termination of any such Contract, or (d) result in the creation of any Lien upon any of the properties or assets of MultiplAI, except, in the case of clauses (b) through (d), to the extent that any such conflict, violation, breach, or default would not, individually or in the aggregate, have, or reasonably be expected to have, a MultiplAI Material Adverse Effect.

Section 6.5 Litigation and Proceedings. There are no pending or, to the knowledge of MultiplAI, threatened Legal Proceedings against MultiplAI, its properties or assets, or any Legal Proceeding that would, if adversely determined, materially and adversely affect the ability of MultiplAI to consummate the Transactions or otherwise perform its obligations under this Agreement or the MultiplAI Share Purchase Agreement; (b) there is no outstanding Governmental Order specifically directed at and imposed upon MultiplAI, nor are any properties or assets of MultiplAI or its business is bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, have, or reasonably be expected to have, a MultiplAI Material Adverse Effect; and (c) Neither MultiplAI nor any of its material property or assets is subject to any continuing material order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of MultiplAI, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 6.6 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and SPAC contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of MultiplAI with respect to MultiplAI’s execution or delivery of this Agreement or any other Transaction Documents to which it is a party or the consummation by MultiplAI of the Transactions, except (a) for any filings or approvals required under any applicable antitrust or competition Law, including Argentine Law No. 27,442 (Ley de Defensa de la Competencia), or (b) as and where the failure to obtain such consents, approvals, authorizations, designations, declarations or waivers, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent MultiplAI from performing its material obligations under this Agreement and each such Transaction Document.

Section 6.7 Capitalization of MultiplAI.

(a)     As of the date of this Agreement, the issued share capital of MultiplAI consists of 1,153,963 ordinary shares, par value £0.0001 per share, all of which are issued and outstanding as of the date of this Agreement. At the Closing, except if the MultiplAI Share Purchase Agreement has been terminated in accordance with its terms, immediately following the consummation of the transactions contemplated by the MultiplAI Share Purchase Agreement, but prior to the MultiplAI Contribution, Parent shall be the sole owner and record holder of all issued and outstanding MultiplAI Shares. All of the issued and outstanding MultiplAI Shares (i) have been duly authorized and validly issued and allotted, are fully paid and non-assessable; (ii) have been offered, sold, transferred and issued in compliance with applicable Law, including the Companies Act 2006 and federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of MultiplAI and (B) any other applicable Contracts governing the issuance or allotment of such securities to which MultiplAI is a party or otherwise bound; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of MultiplAI

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or any Contract to which MultiplAI is a party or otherwise bound; and (iv) were issued free and clear of any Liens. All filings and returns required by applicable Law to be delivered or made by MultiplAI to the relevant authorities in England and Wales or any other jurisdiction in respect of all issuances and transfers of MultiplAI Shares has been duly and correctly delivered or made on a timely basis.

(b)    Except as set forth on Section 6.7(b) of the MultiplAI Disclosure Letter, MultiplAI has not granted any subscriptions, options, restricted shares, restricted share units, share appreciation rights, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any Equity Securities of MultiplAI, any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other Equity Securities of MultiplAI or the value of which is determined by reference to shares or other equity interests of MultiplAI, and there are no voting trusts, proxies or agreements of any kind which may obligate MultiplAI to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(c)     As of the Closing: (i) the MultiplAI Equity Plans have been terminated and no equity-based awards remain outstanding under the MultiplAI Equity Plans; (ii) each equity-based award, whether vested or unvested, under the MultiplAI Equity Plans was cancelled without any consideration paid therefor, other than as set forth in the MultiplAI Share Purchase Agreement, and the holder thereof shall have no further right, title or interest with respect to any such equity-based award previously granted under the MultiplAI Equity Plans, including in any MultiplAI Shares underlying any such equity-based awards; (iii) MultiplAI has obtained any consents, adopted applicable resolutions, and taken all other actions that are necessary to give effect to the termination of the MultiplAI Equity Plans, and to ensure that from and after the effective date of such termination, no holders of any equity-based awards under the MultiplAI Equity Plans, any beneficiary thereof, or any other participant in the MultiplAI Equity Plans (or any beneficiary thereof) shall have any right thereunder to acquire any MultiplAI Shares or to receive any payment or benefit with respect to any equity-based award previously granted under the MultiplAI Equity Plans.

Section 6.8 Capitalization of Subsidiaries.

(a)     The issued and outstanding share capital or other Equity Securities of each Subsidiary of MultiplAI (i) have been duly authorized and validly issued and allotted, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance or allotment of such securities by such Subsidiary; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which any such Subsidiary is a party or otherwise bound; and (iv) were issued free and clear of any Liens.

(b)    MultiplAI owns of record and beneficially all the issued and outstanding Equity Securities of its Subsidiaries, free and clear of any Liens other than Permitted Liens.

(c)     There are no outstanding subscriptions, options, restricted shares, restricted share units, share appreciation rights, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any Equity Securities of MultiplAI’s Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities, or for the repurchase or redemption of shares or other Equity Securities of such Subsidiaries or the value of which is determined by reference to shares or other Equity Securities of such Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any such Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

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Section 6.9 Financial Statements; Internal Controls.

(a)     Section 6.9(a) of the MultiplAI Disclosure Letter sets forth true and complete copies of (i) the unaudited income statement and statement of financial position of MultiplAI and its Subsidiaries as of and for the period from October 1, 2021 through December 31, 3022 (including the notes thereto), (ii) the unaudited income statement and statement of financial position of MultiplAI and its Subsidiaries as of and for the period from September 9, 2020 through September 30, 2021 (including the notes thereto), and (iii) the balance sheet and profit and loss statement of MultiplAI and its Subsidiaries as of and for the year ended June 30, 2023 (collectively, the “MultiplAI Financial Statements”).

(b)    Each of the MultiplAI Financial Statements (i) was prepared in accordance with IFRS applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto), (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of MultiplAI and its Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein, and (iii) were prepared from, and are in accordance in all material respects with, the books and records of MultiplAI.

(c)     Neither MultiplAI, nor any director or officer of MultiplAI, or any of its Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by MultiplAI or its Subsidiaries, (ii) any fraud, whether or not material, that involves MultiplAI’s or its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized MultiplAI or its Subsidiaries or (iii) any claim, allegation, assertion or complaint (whether written or oral) regarding the accounting or auditing practices, procedures, methodologies or methods of MultiplAI or its Subsidiaries or their respective internal accounting controls, including any such material complaint, allegation, assertion or claim that MultiplAI or its Subsidiaries has engaged in questionable accounting or auditing practices. There have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors of MultiplAI or any committee thereof.

(d)    MultiplAI and its Subsidiaries maintain a system of internal accounting controls that are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) MultiplAI and the its Subsidiaries maintain records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets, distribution of dividends and/or any other type of equity distributions, and its liabilities, (iii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iv) access to assets is permitted only in accordance with management’s general or specific authorization, (v) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books and records of MultiplAI have been, and are being, maintained in all material respects in accordance with IFRS and any other applicable legal and accounting requirements.

(e)     If applicable, MultiplAI has delivered to SPAC and the Company a copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of MultiplAI or its independent auditors and relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of MultiplAI or any of its Subsidiaries to record, process, summarize and report financial data. MultiplAI has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of MultiplAI or any of its Subsidiaries.

Section 6.10 Legal Compliance.

(a)     MultiplAI is in compliance with all applicable Laws, in all material respects.

(b)    In the past three (3) years, MultiplAI has not received any written notice of, or been charged with, the violation of any Laws, by any Governmental Authority, except where such violation has not been and would not reasonably be expected to be material to the business of MultiplAI, taken as a whole.

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(c)     MultiplAI maintains a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of MultiplAI’s directors, officers, or employees, acting on behalf of MultiplAI, will be prevented, detected and deterred.

Section 6.11 Licenses. MultiplAI has obtained, and maintains, all of the material Licenses required to permit MultiplAI to acquire, originate, own, operate, use and maintain their assets substantially in the manner in which they are now operated and maintained and to conduct the business of MultiplAI as currently conducted. Each material License held by MultiplAI is in full force and effect and MultiplAI has properly and validly completed all filings and registrations that are required for the operation of the business operated by MultiplAI as currently conducted. MultiplAI (a) is not in default or violation (and to the knowledge of MultiplAI no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any License to which it is a party, (b) is not and has not been the subject of any pending or, to the knowledge of MultiplAI, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License, or (c) has not received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, materially modify the terms of, or not renew any such License, except for any such conflicts, violations, breaches, defaults or other occurrences which would not have a MultiplAI Material Adverse Effect.

Section 6.12 Equipment and Other Tangible Property. MultiplAI owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, material equipment and other material tangible property reflected on the books of MultiplAI as owned by MultiplAI, free and clear of all Liens other than Permitted Liens. Except as would not reasonably be expected to be material to the business of MultiplAI, all material personal property and leased personal property assets of MultiplAI are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable, sufficient and appropriate for their respective current and contemplated uses.

Section 6.13 Real Property

(a)     MultiplAI does not own any real property.

(b)    Section 6.13(b) of the MultiplAI Disclosure Letter lists the street address of each parcel of Leased Real Property, and also identifies with respect to each Leased Real Property, each lease, sublease, license or other contractual arrangement under which such Leased Real Property is occupied or used, including the date of and legal name of each of the parties to such Leased Real Property, and each guaranty, amendment, restatement, modification or supplement thereto. True, correct and complete copies of all agreements of Leased Real Property have been made available to SPAC.

(c)     The Leased Real Property constitutes all material interests in real property currently used, occupied or held for use in connection with the business of MultiplAI and necessary for the continued operation of the business of MultiplAI. The Leased Real Property, including all buildings, fixtures and other improvements constituting a part thereof, is in good operating condition, except for ordinary wear and tear, without structural defects and is suitable, sufficient and appropriate for its current and contemplated uses. All mechanical and other systems located at the Leased Real Property are in good operating condition, except for ordinary wear and tear, and no condition exists requiring material repairs (other than routine maintenance) or material alterations thereof. No Leased Real Property is subject to any sublease, license or right of occupancy in favor of any third party.

(d)    MultiplAI has a valid, binding and enforceable leasehold interest of each Leased Real Property, free and clear of all Liens other than Permitted Liens. Each agreement of Leased Real Property is in full force and effect and is the valid, binding and enforceable, obligation of each party thereto in accordance with its terms. MultiplAI has accepted full possession of each individual Leased Real Property and are currently occupying and using same pursuant to the terms of the applicable agreement for such Leased Real Property. MultiplAI is not, and to the knowledge of MultiplAI, no other person is, in material breach or material violation of, or default under, any agreement for any Leased Real Property, and no event has occurred and no circumstance exists which, if not remedied, would result in such a breach, violation or default (with or without notice or lapse of time, or both). No party has exercised any termination rights with respect thereto, and no such party has given written notice of any outstanding material dispute with respect to any Leased Real Property.

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(e)     There are no contractual or legal restrictions that preclude or restrict the ability of MultiplAI to use any Leased Real Property by such party for the purposes for which it is currently being used. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to MultiplAI.

(f)     There do not exist any actual or, to the knowledge of MultiplAI, threatened condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof, and MultiplAI has not received any written notice of the intention of any Governmental Authority in connection with any such condemnation or eminent domain proceedings of any Leased Real Property or any part thereof or interest therein.

Section 6.14 Absence of Changes. Except as set forth on Section 6.14 of the MultiplAI Disclosure Letter, since June 30, 2023, (i) there has not been a MultiplAI Material Adverse Effect; (ii) MultiplAI has, in all material respects, conducted its business and operated its properties in the ordinary course of business in a manner consistent with past practice; (iii) MultiplAI has not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including MultiplAI Intellectual Property) other than non-exclusive licenses or assignments or transfers in the ordinary course of business in a manner consistent with past practices, (iv) MultiplAI has not incurred any indebtedness for borrowed money, and (v) MultiplAI has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 8.2.

Section 6.15 Anti-Corruption Compliance.

(a)     Neither MultiplAI, nor any of their directors or officers acting for or on behalf of MultiplAI, nor to the knowledge of MultiplAI, any of MultiplAI’s employees, agents, Representatives or other Persons acting for or on behalf of MultiplAI has: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable Anti-Bribery Laws; (ii) been in violation of any Anti-Bribery Laws, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his or her official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his or her lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting MultiplAI, or any agent or any other Person acting for or on behalf of MultiplAI, in obtaining or retaining business for or with, or in directing business to, any Person; (iii) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (iv) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Bribery Laws.

(b)    MultiplAI has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws.

(c)     There are no current or pending internal investigations, or, to the knowledge of MultiplAI, any third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations concerning possible material violations of the Anti-Bribery Laws related to MultiplAI.

Section 6.16 Anti-Money Laundering, Sanctions and International Trade Compliance.

(a)     MultiplAI, and its directors, officers, employees, agents, Representatives and other Persons acting on behalf of MultiplAI (i) are, and have been in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any filings with, any applicable Governmental Authority for all activities and transactions relating to the business operations of MultiplAI, including for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. MultiplAI has not been notified of any no pending or, to the knowledge of MultiplAI, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against MultiplAI related to violations of Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

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(b)    Neither MultiplAI nor any of its respective directors, officers, employees, agents, Representatives or other Persons acting on behalf of MultiplAI, (i) is, or has been a Sanctioned Person or a Restricted Person, or (ii) to knowledge of MultiplAI, has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(c)     MultiplAI has in place policies, procedures, controls, and systems reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws.

Section 6.17 Government Contracts. MultiplAI is not party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between MultiplAI, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which MultiplAI has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

Section 6.18 Investment Company; Exchange Act. MultiplAI is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. MultiplAI is not currently (or has previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 6.19 Related Party Transactions .

(a)     Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business and pursuant to any MultiplAI Benefit Plan, no director, officer or other Affiliate of MultiplAI, to the knowledge of MultiplAI, has, directly or indirectly: (i) an economic interest in any person that furnishes or sells, material services or products that MultiplAI furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, MultiplAI, any material goods or services; (iii) an economic interest in any person party to any material Contract with MultiplAI; or (iv) any material contractual or other arrangement with MultiplAI, other than contracts or arrangements constituting Transaction Documents or customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 6.19. MultiplAI has not (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of MultiplAI, or (ii) materially modified any term of any such extension or maintenance of credit.

(b)    MultiplAI does not have any transactions and outstanding payables and receivables with any Affiliates of MultiplAI as of June 30, 2023.

Section 6.20 Material Contracts.

(a)     All of the material Contracts to which MultiplAI is a party are (a) in full force and effect and (b) represent the legal, valid and binding obligations of MultiplAI and, to the knowledge of MultiplAI, represent the legal, valid and binding obligations of the counterparties thereto, in each case, except as limited by the Enforceability Exceptions. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of MultiplAI, (a) MultiplAI has performed in all respects all of the obligations required to be performed by it under the material Contracts to which it is a party and neither MultiplAI, nor, to the knowledge of MultiplAI, any other party thereto is in breach of or default under any such Contract, (b) during the last twelve (12) months, MultiplAI has not received any written claim or written notice of termination or breach of or default under any such Contract, and (c) to the knowledge of MultiplAI, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under any such Contract by MultiplAI or, to the knowledge of MultiplAI, any other party thereto (in each case, with or without notice or lapse of time or both). No material Contract to which MultiplAI is a party are in the process of being renegotiated. No counterparty to any material Contracts to which MultiplAI is a party has sought or threatened in writing or, to the knowledge of MultiplAI, otherwise threatened to renegotiate any such Contract or threatened non-performance under any such Contract as of the date hereof.

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(b)    MultiplAI and each MultiplAI Shareholder has executed and delivered the MultiplAI Share Purchase Agreement. The MultiplAI Share Purchase Agreement is in full force and effect and represents the legal, valid and binding obligations of MultiplAI and the MultiplAI Shareholders and, to the knowledge of MultiplAI, represents the legal, valid and binding obligations of the Parent, in each case, except as limited by the Enforceability Exceptions. MultiplAI and the MultiplAI Shareholders have performed in all respects all of their obligations required to be performed by them to date and neither MultiplAI, the MultiplAI Shareholders, nor, to the knowledge of MultiplAI, the Parent is in breach of or default under the MultiplAI Share Purchase Agreement, (y) neither MultiplAI nor the MultiplAI Shareholders have received any written claim or written notice of termination or breach of or default under the MultiplAI Share Purchase Agreement, and (z) to the knowledge of MultiplAI, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under the MultiplAI Share Purchase Agreement by MultiplAI, the MultiplAI Shareholders or the Parent (in each case, with or without notice or lapse of time or both).

Section 6.21 Benefit Plans.

(a)     Section 6.21(a) of the MultiplAI Disclosure Letter sets forth a true and complete list of all MultiplAI Benefit Plans, other than mandatory statutory plans, programs, practices or arrangements that are required under applicable Law and maintained by any Governmental Authority.

(b)    With respect to each MultiplAI Benefit Plan, MultiplAI has made available to SPAC and Company, if applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, and (iii) any material non-routine correspondence from any Governmental Authority with respect to any MultiplAI Benefit Plan within the past three (3) years.

(c)     Neither the execution and delivery of this Agreement nor the other Transaction Documents nor the consummation of the Transactions will or could reasonably be expected to (alone or in combination with any other event) (i) result in (A) a material increase in the amount of compensation or benefits to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; (B) any material payment or benefit becoming due to or in respect of any current or former employee, officer, director, individual independent contractor and/or consultant; (C) the acceleration of the vesting, funding or timing of payment of any material compensation or benefits payable to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; or (D) any increased or accelerated material funding obligation with respect to any MultiplAI Benefit Plan; (ii) limit the right to merge, amend or terminate any material MultiplAI Benefit Plan; or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. Neither MultiplAI nor any of its Subsidiaries has any material indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code or otherwise.

(d)    None of the MultiplAI Benefit Plans provides for, nor does MultiplAI or any of its Subsidiaries have or reasonably expect to have any material liability or obligation to provide any post-employment or post-service health or welfare benefits or retiree medical or life insurance to any current or former employee, officer, director, individual independent contractor or consultant of MultiplAI or any of its Subsidiaries after termination of employment or service except (i) as set forth in any existing employment or severance agreement or (ii) as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA or similar applicable Law for which the covered individual pays the full cost of coverage.

(e)     In all material respects, (i) each MultiplAI Benefit Plan is and has been established, maintained and administered in accordance with its terms and in compliance with the requirements of all applicable Laws, and (ii) other than routine or non-material claims for benefits in the ordinary course of business, no material actions, litigation, claims, lawsuits, audits, inquiries, arbitrations, investigations, or proceedings are pending or, to the knowledge of MultiplAI, threatened, from any Governmental Authority in connection with any MultiplAI Benefit Plan or by or on behalf of any participant in any MultiplAI Benefit Plan, or otherwise involving or relating to any MultiplAI Benefit Plan or the assets of any MultiplAI Benefit Plan or any trust thereunder or the plan sponsor or plan administrator of any MultiplAI Benefit Plan (acting

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in such individual’s capacity as plan sponsor or plan administrator) and, to the knowledge of MultiplAI, no facts or circumstances exist that could reasonably be expected to give rise to any such material action, litigation, claim, lawsuit, audit, inquiry, arbitration, investigation or proceeding.

(f)     Except as would not result in material liability to MultiplAI and its Subsidiaries, taken as a whole, either individually or in the aggregate, there have been no acts or omissions by MultiplAI or any of its Subsidiaries with respect to any MultiplAI Benefit Plan that have given or could reasonably be expected to give rise to any fines, penalties, taxes or related charges under applicable Law.

(g)    All material liabilities or expenses of MultiplAI or any of its Subsidiaries in respect of any MultiplAI Benefit Plan which have not been paid, if any, have been properly accrued on the MultiplAI Financial Statements in compliance with IFRS. With respect to each MultiplAI Benefit Plan, all material contributions or payments and premium or benefit payments that are due or are required to be made under the terms of any MultiplAI Benefit Plan or in accordance with applicable Laws, if any, have been made within the time periods prescribed by the terms of each MultiplAI Benefit Plan, and applicable Laws, as the case may be, except as would not result in material liability to MultiplAI, and all such contributions or payments that are not yet due or required to be made under the terms of any MultiplAI Benefit Plan or in accordance with applicable Laws, if any, have been properly accrued in accordance with IFRS, applied on a consistent basis, and reflected on the MultiplAI Financial Statements.

Section 6.22 Labor Relations; Employees.

(a)     Except as set forth in Section 6.22(a) of the MultiplAI Disclosure Letter, all compensation, including wages, commissions and bonuses, due and payable to all employees of MultiplAI for services performed on or prior to the date hereof have been paid in full. MultiplAI has not granted any credit, loan or any other kind of financing to any employee or independent contractor.

(b)    MultiplAI is not a party to or bound by any collective bargaining agreement, or any similar labor-related agreement with any labor union or similar labor organization representing its employees, and no such agreement is currently being negotiated, and to the knowledge of MultiplAI, no labor union or any other similar labor organization has a certification or representation petition currently pending before any applicable labor relations tribunal or similar Governmental Authority seeking to represent any of its employees. To the knowledge of MultiplAI, there has been no labor organizing activity involving any of its employees in the past three (3) years. In the past three (3) years, there has been no actual or, to the knowledge of MultiplAI, threatened strike, concerted slowdown, concerted work stoppage, lockout or other labor dispute against MultiplAI, except as would not have been or could be or reasonably be expected to be, individually or in the aggregate, material to the business of MultiplAI.

(c)     (i) MultiplAI has been in compliance, in all material respects, with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay, working time, employee classification, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, overtime, collective bargaining and the payment and withholding of taxes, social security contributions, and other sums as required by the appropriate Governmental Authority and where required, maintain adequate and up to date records and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (ii) no employee has been or is being investigated in connection with any misconduct, nor subject to any disciplinary action in connection with such misconduct that could reasonably be expected to cause any material damage to the reputation or business of MultiplAI; and (iii) to the knowledge of MultiplAI no employee has engaged in any conduct or cover-up of such conduct, or aided or assisted any other person or entity to engage in any conduct that could cause or has caused any material damage to the reputation or business of MultiplAI or any employee, including, but not limited to, any conduct constituting sexual misconduct, harassment (including sexual harassment), discrimination or retaliation.

(d)    MultiplAI has not been party to (i) any unfair labor practice charge or labor complaint pending or, to the knowledge of MultiplAI, threatened, before the U.S. National Labor Relations Board or any other similar labor-related Governmental Authority against them, (ii) any complaints, grievances or arbitrations

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arising out of any collective bargaining agreement pending before any Governmental Authority, (iii) any material charge or complaint pending or, to the knowledge of MultiplAI, threatened, before the Equal Employment Opportunity Commission, or any other similar Governmental Authority responsible for the prevention of unlawful employment practices brought by any of its employees, (iv) to the knowledge of MultiplAI, any pending investigation by any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws relating to MultiplAI’s labor or employment practices, or (v) any complaint or lawsuit pending or, to the knowledge of MultiplAI, threatened before any Governmental Authority by or on behalf of any present or former employee of MultiplAI alleging violations of any applicable Law governing employment or the termination thereof.

(e)     No present employee of MultiplAI is in material violation of (i) any restrictive covenant or nondisclosure agreement with MultiplAI or (ii) any restrictive covenant or nondisclosure agreement with a former employer of such individual relating to (A) the right of any such individual to work for or provide services to MultiplAI, or (B) the knowledge or use of trade secrets or proprietary information of such former employer, in each case except as the effect of such violation would not reasonably be expected to be, individually or in the aggregate, material to the business of MultiplAI.

(f)     MultiplAI is not party to any settlement agreement with outstanding obligations with a current or former officer or employee that involves allegations of sexual harassment, sexual misconduct or unlawful discrimination against any current (i) officer of MultiplAI or (ii) executive-level employee of MultiplAI. To the knowledge of MultiplAI, there are no material allegations of sexual harassment, sexual misconduct or unlawful discrimination against any current (y) officer of MultiplAI or (z) executive-level employee of MultiplAI, in each case made to or filed with the human resources department of MultiplAI by another employee of MultiplAI and currently pending or being investigated.

(g)    No employee of MultiplAI has given notice of resignation or, to the knowledge of MultiplAI, currently intends to terminate his or her service with MultiplAI expressing that any such notice or termination is as a consequence of the execution of the Transactions.

Section 6.23 Taxes.

(a)     All income Tax Returns and all other material Tax Returns required to be filed by or with respect to MultiplAI have been timely filed (taking into account any applicable extensions) and all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects. All material Taxes due and payable (whether or not shown on any Tax Return) of MultiplAI have been fully and timely paid.

(b)    MultiplAI has (i) withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld by MultiplAI, and (ii) paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)     There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of MultiplAI.

(d)    No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against MultiplAI that remains unresolved or unpaid.

(e)     No notification has been served on MultiplAI of any Tax audit or other examination of MultiplAI that is presently in progress, nor has MultiplAI been notified of any request or threat for such an audit or other examination. MultiplAI has not agreed to any waivers, extensions or requests for any waivers or extensions of any statute of limitations that are currently in effect with respect to any Taxes of MultiplAI.

(f)     MultiplAI has not made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes, which agreement, in each case, is currently in effect. MultiplAI has not made a change of any method of accounting with respect to any Taxes.

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(g)    MultiplAI is not a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes), which agreement, in each case, is currently in effect.

(h)    MultiplAI has not been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)     MultiplAI (i) is not liable for Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or otherwise, and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, local or non U.S. income Tax purposes.

(j)     To the knowledge of MultiplAI, no written claim has been made by any Governmental Authority where MultiplAI does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k)    MultiplAI does not have, and has never had, a permanent establishment in any country other than the country of its organization, and is not, and has never been, subject to income Tax in a jurisdiction outside the country of its organization.

(l)     MultiplAI has not participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m)   To the knowledge of MultiplAI, no MultiplAI Shareholder who will be an equity owner of Parent immediately after consummation of the Merger has a current plan or intention to cause the Parent to transfer Company Shares after the consummation of the Merger. MultiplAI has not taken any action or agreed to take any action, nor to the knowledge of MultiplAI are there any facts or circumstances, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(n)    MultiplAI will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) any agreement with any taxing authority, including any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or deferred payment sale made on or prior to the Closing Date; (iv) any election to defer income under any applicable Tax Law made at or prior to the Closing Date; or (v) any prepaid amounts, deposits or advance payments received on or prior to the Closing Date. MultiplAI has not deferred until after the Closing the payment of any Taxes the due date for the original payment of which was at or prior to the Closing.

Section 6.24 Privacy and Cybersecurity.

(a)     MultiplAI maintains and is in compliance with, and during the last five (5) years has maintained and been in compliance with all Data Protection Requirements. To the extent that MultiplAI uses AI/ML models to conduct its operations and/or create its product and services, MultiplAI has taken all necessary steps and obtained all necessary rights, permissions, and approvals to permit the use of Personal Data in such AI/ML products and services. There are no pending Actions by any Person, or to the knowledge of MultiplAI any circumstances that may reasonably be expected to lead to an Action, (including by any Governmental Authority) against MultiplAI alleging a violation of any third Person’s privacy or Personal Data rights by MultiplAI in connection with the foregoing, except as would not reasonably be expected to be material to the business of MultiplAI taken as a whole. MultiplAI has taken all necessary steps or, prior to Closing, will obtain all necessary rights, permissions, and approvals to permit the transfer of Personal Data in connection with the consummation of the Transactions, and such transfer will not violate in any material respect any applicable Laws.

(b)    (i) During the last five (5) years, there have been, no breaches of the security of the IT Systems of MultiplAI, including actual or potential unauthorized access, destruction, loss, use, modification, or disclosure of Personal Data owned, stored, used, maintained, or controlled by MultiplAI, and (ii) during

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the last five (5) years, there have been no disruptions in any IT Systems, in each case, that materially adversely affected MultiplAI’s business or operations, and have not been remedied in all material respects. The IT Systems used by MultiplAI in the conduct of their business: (A) are sufficient for the conduct of its business as currently conducted and as proposed to be conducted, by MultiplAI as of the Closing; (B) are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology, and data processing operations necessary for the conduct of its business; (C) are free of any material viruses, defects, bugs, and errors; and (D) are in compliance with all applicable Laws. MultiplAI takes commercially reasonable measures (and any other measures required by applicable Law) to protect IT Systems and Personal Data owned, stored, used, maintained or controlled by or on behalf of MultiplAI from and against unauthorized access, use, modification, disclosure or other misuse, including through implementation and adherence to industry standard administrative, technical and physical safeguards and policies such as, but not limited to, data backup plans, disaster avoidance and recovery procedures, business continuity procedures, and encryption and other security protocols. MultiplAI has not (A) experienced any material incident in which Personal Data was stolen or improperly accessed, including in connection with a breach of security or MultiplAI’s IT Systems, (B) received any written notice or complaint from any Person with respect to any of the foregoing incident, or has any such notice or complaint been threatened in writing against MultiplAI’s, or (C) experienced any failures, breakdowns, continued substandard performance, or other adverse events affecting MultiplAI’s IT Systems. Each employee of MultiplAI has received training regarding information security that is relevant to each such employee’s role and responsibility within the business and such employee’s access to Personal Data, IT Systems and other data and information used in the conduct of the MultiplAI’s business.

Section 6.25 Insurance. All material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, MultiplAI are legal, valid, binding and enforceable in accordance with its terms and in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by MultiplAI with respect to any such policy. No insurer has denied or disputed coverage of any material claim under an insurance policy during the last three (3) years, except as such coverage denial or dispute would not reasonably be expected to be material to the business of MultiplAI. Except as set forth in Section 6.25 of the MultiplAI Disclosure Letter, MultiplAI is not in breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any such policy. To the knowledge of MultiplAI, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. MultiplAI holds policies of insurance in amounts providing reasonably adequate coverage against risks customarily insured against by companies of similar nature and size operating in similar lines of business as MultiplAI, including any insurance required to be maintained by any material Contract that MultiplAI is a party.

Section 6.26 Intellectual Property.

(a)     Section 6.26(a) of the MultiplAI Disclosure Letter includes a complete and correct list of each item of: (i) MultiplAI Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by MultiplAI (“MultiplAI Registered Intellectual Property”), (ii) material proprietary software and other material unregistered MultiplAI Intellectual Property owned by MultiplAI, (iii) the MultiplAI Intellectual Property licensed exclusively to MultiplAI, and (iv) each MultiplAI Product, identifying for each, the MultiplAI Intellectual Property owned by MultiplAI and the MultiplAI Intellectual Property licensed to MultiplAI forming part of, embodied by, or used in or for such MultiplAI Product. MultiplAI is the sole and exclusive beneficial and record owner of the MultiplAI Intellectual Property indicated on Section 6.26(a) of the MultiplAI Disclosure Letter as owned or purported to be owned by MultiplAI and all such MultiplAI Intellectual Property is subsisting and in full force and effect, and is valid and enforceable. All actions required to be taken and all fees and costs required to be paid relating to prosecution, registration or maintenance of the registrations and pending registration applications for the MultiplAI Registered Intellectual Property that are due on or before the date hereof have been taken and paid by MultiplAI and no additional maintenance, renewal or other filing or fee is due with respect to any of the registrations or pending registration applications for any MultiplAI Registered Intellectual Property during the ninety (90) days following the date of this Agreement. None of the MultiplAI Intellectual Property owned or purported to be owned by MultiplAI is subject to any claims or defenses that would impair or preclude enforcement of such rights, including misuse, laches, acquiescence, statute of limitations,

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abandonment or fraudulent registration and no such claims have been made within the past six (6) years or, to the knowledge of MultiplAI, are threatened, contesting the validity, use, ownership, enforceability or registrability of any of the MultiplAI Intellectual Property owned by MultiplAI, and, to the knowledge of MultiplAI, there is no reasonable basis for any such claim. No MultiplAI Registered Intellectual Property has been finally rejected, withdrawn, opposed, nor entered into the public domain nor has had the term or scope of protection reduced.

(b)    MultiplAI owns, free and clear of all Liens (other than Permitted Liens), or has a valid and enforceable right to use, all MultiplAI Intellectual Property reasonably necessary for the continued conduct of the business of MultiplAI in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof and as currently operated and currently contemplated to be operated in the future. The MultiplAI Intellectual Property owned by or licensed to MultiplAI is sufficient for the conduct of the business currently conducted by them and for the continued conduct of such business immediately after the Closing in substantially the same manner as currently conducted. The execution and delivery by MultiplAI of, and the performance of its obligations under, this Agreement and other Transaction Documents to which it is a party, will not materially alter or impair, or cause the loss, forfeiture or termination of the ownership and right to use any Intellectual Property owned by or licensed to MultiplAI or result in a creation of Lien thereon.

(c)     MultiplAI has not, nor has any MultiplAI Products or the conduct of the business conducted by them, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no action pending before any Governmental Authority to which MultiplAI is a named party, or, to the knowledge of MultiplAI, that is threatened against MultiplAI alleging MultiplAI’s infringement, misappropriation or other violation of any Intellectual Property of any third Person, and there is no reasonable basis for any such claim. MultiplAI has not received or requested any opinion of counsel, verbal or written, regarding the validity or enforceability of MultiplAI Intellectual Property owned by MultiplAI or any MultiplAI Intellectual Property of a third party or regarding the infringement of any MultiplAI Intellectual Property of any third party.

(d)    To the knowledge of MultiplAI, no Person is infringing upon, misappropriating or otherwise violating any material MultiplAI Intellectual Property owned by MultiplAI, and MultiplAI has not sent to any Person any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any material MultiplAI Intellectual Property owned by MultiplAI.

(e)     MultiplAI has taken and currently take commercially reasonable measures to protect the confidentiality of trade secrets and other confidential information included in their MultiplAI Intellectual Property. There has not been any unauthorized disclosure of or unauthorized access to any such trade secrets or such other material confidential information of MultiplAI to or by any Person in a manner that has resulted or may reasonably be expected to result in the misappropriation of, or loss of such trade secret or other rights in and to such information. No such trade secrets have been or are authorized to be disclosed to any Person other than to employees of MultiplAI that need to know same and who have executed and delivered a written agreement obligating them to maintain the confidentiality thereof and not use same other than as necessary for activities in connection with and in furtherance of MultiplAI’s business.

(f)     Each current and former employee, consultant and contractor of MultiplAI or any of its Subsidiaries, and each other Person that has authored, developed or otherwise created any MultiplAI Product or MultiplAI Intellectual Property for or on behalf of MultiplAI has entered into agreements with MultiplAI pursuant to which such Person (i) agrees to maintain the confidentiality of and otherwise protect the trade secrets of MultiplAI and (ii) assigns to MultiplAI all MultiplAI Intellectual Property authored, developed or otherwise created in the course of such Person’s employment or other relationship with MultiplAI, without further consideration or any restrictions or obligations on MultiplAI’s use or ownership of such MultiplAI Intellectual Property whatsoever, and such agreements are valid and enforceable in accordance with their terms. To the knowledge of MultiplAI, no Person has breached any such agreement. To the knowledge of MultiplAI, none of the current or former employees, consultants, advisors and independent contractors of MultiplAI is or was, at the time services were provided to MultiplAI, subject to any Contract with any

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Person other than MultiplAI, which requires such employee, consultant, advisor or independent contractor to assign any interest in any MultiplAI Intellectual Property that is used or held for use in the conduct of the business of MultiplAI or keep confidential any trade secrets of any Person other than MultiplAI. None of the shareholders of MultiplAI or any officer, director, manager, employee of MultiplAI or any independent contractor engaged exclusively by MultiplAI has any ownership or other interest in, or uses, any MultiplAI Intellectual Property owned or purported to be owned by, licensed to or otherwise used by MultiplAI. No Person other than MultiplAI possess any current or contingent rights to exhibit, sublicense, sell, distribute, display, manufacture or provide the MultiplAI Products or any other products or services embodying or utilizing, or otherwise use any MultiplAI Intellectual Property owned by MultiplAI, whether currently or after the Closing (other than incidental trademark or other licenses incident to marketing, printing or advertising or services provided to MultiplAI or other agreements for subject matter unrelated to development, licensing or use of MultiplAI Intellectual Property that contain an incidental license necessary for the provision or receipt of services that is not material to MultiplAI’s businesses entered into in the ordinary course of business).

(g)    All software used by MultiplAI is owned by MultiplAI or is used pursuant to, and within the scope of, a valid license or other enforceable right and is not a “bootleg” or otherwise unauthorized version or copy. MultiplAI has a sufficient number of license seats (and scope of rights) for all third party software that is used or held for use by them in the conduct of their business, and MultiplAI has complied in all respects with the terms and conditions of the agreements corresponding to such software. No software used in the conduct of MultiplAI’s business is licensed by an employee of MultiplAI instead of MultiplAI.

(h)    MultiplAI is not bound by any Contract containing any covenant or other provision relating to Intellectual Property that in any way limits or restricts their ability to use, exploit, assert or enforce any of the MultiplAI Intellectual Property used by them or conduct their business anywhere in the world, including any change of control restriction, consent or notification requirement with respect thereto.

(i)     MultiplAI has not used any Open Source Materials in any manner that could (i) require, or condition the use or distribution of such software or any software constituting derivative works based thereon or other software integrated therewith, on the disclosure, licensing, or distribution of any source code for any portion of such software, (ii) require the licensing of any MultiplAI Intellectual Property owned by MultiplAI or any portion thereof, or (iii) otherwise impose any limitation, restriction, encumbrance, obligation or condition on the right or ability of MultiplAI to use, license, distribute, or otherwise exploit any such software (including any limitation on the compensation chargeable in connection with any such software or any requirement that any such software be disclosed, licensed or distributed for the purpose of making derivative works or conducting any reverse-engineering, or requiring that the source code for same or any software owned by MultiplAI). MultiplAI has complied with all notice, attribution and other requirements of each license applicable to such Open Source Materials.

(j)     MultiplAI possess all source code for all software forming part of the MultiplAI Intellectual Property. MultiplAI has not delivered, licensed or made available, and MultiplAI has no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any software owned by MultiplAI to any escrow agent or other third Person (other than contractors or consultants in the course of performing services for MultiplAI and that are subject to non-disclosure agreements).

(k)    Except as set forth on Section 6.26(k) of the MultiplAI Disclosure Letter, no funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any MultiplAI Product or MultiplAI Intellectual Property owned or purported to be owned by MultiplAI, including any portion of the MultiplAI Products. MultiplAI is not, and has not been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel MultiplAI to grant or offer to any third party any license or right to such Intellectual Property.

Section 6.27 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by MultiplAI or any of its Affiliates with respect to which SPAC or any of its Affiliates, Merger Sub, the Company or any of the Company’s Subsidiaries has any obligation.

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Section 6.28 Proxy/Registration Statement. The information supplied by MultiplAI in writing specifically for inclusion in the Proxy/Registration Statement shall not, at the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act or declared effective, at the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, at the time of the SPAC Shareholders’ Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Merger Sub represents and warrants to SPAC as follows:

Section 7.1 Merger Sub Organization. Merger Sub has been duly incorporated and is validly existing as an exempted company under the Laws of the Cayman Islands, and has the requisite company power, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Merger Sub has heretofore furnished to SPAC true, complete and correct copies of the Governing Documents of Merger Sub, as amended and/or restated as of the date of this Agreement. Each of Merger Sub’s Governing Documents are in full force and effect and Merger Sub is not in violation of any of the provisions of such Governing Documents. Merger Sub is duly licensed or qualified and in good standing as an exempted company in the Cayman Islands. Merger Sub is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on Merger Sub’s business, assets, liabilities or financial condition or prevent or materially adversely affect, prevent, or delay the ability of Merger Sub to consummate the Transactions.

Section 7.2 Due Authorization. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Merger Sub is a party and the consummation of the Transactions have been (i) duly and validly authorized and approved by the board of directors of Merger Sub and the Company, as the sole shareholder of Merger Sub, and (ii) determined by the board of directors of Merger Sub as advisable to Merger Sub and Merger Sub’s shareholders. No other company proceeding on the part of Merger Sub is necessary to authorize this Agreement and the other Transaction Documents to which Merger Sub is a party or the performance of all obligations to be performed by Merger Sub hereunder or thereunder. This Agreement has been, and each of the other Transaction Documents to which Merger Sub is a party will be at or prior to Closing, duly and validly executed and delivered by Merger Sub. This Agreement constitutes, and each of the other Transaction Documents to which Merger Sub is a party constitutes or will constitute at or prior to Closing, a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as limited by the Enforceability Exceptions.

Section 7.3 No Conflict. The execution and delivery by Merger Sub of this Agreement and the other Transaction Documents to which Merger Sub is a party and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Merger Sub is a party or by which Merger Sub may be bound, or terminate or result in the termination of any such Contract, or (d) result in the creation of any Lien upon any of the properties or assets of Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

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Section 7.4 Compliance. Merger Sub is not or has not been in material conflict with, or in material default, material breach or material violation of, (a) any Law applicable to Merger Sub or by which any property or asset of Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound. Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Merger Sub to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted.

Section 7.5 Litigation and Proceedings. There are no pending or, to the knowledge of Merger Sub, threatened Legal Proceedings against Merger Sub, its properties or assets; and (b) there is no outstanding Governmental Order specifically directed at or imposed upon Merger Sub, nor are any properties or assets of Merger Sub or its business is bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement; or (ii) be material to the business, assets, liabilities or financial condition of Merger Sub (taken as a whole).

Section 7.6 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPAC and MultiplAI contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Merger Sub with respect to Merger Sub’s execution or delivery of this Agreement or any other Transaction Document to which Merger Sub is a party or the consummation of the Transactions, except (a) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement or the other Transaction Documents to which it is a party, or (ii) be or reasonably be expected to be material to the business, assets, liabilities or financial condition of Merger Sub, (b) for any filings or approvals required under any applicable antitrust or competition Law, including Argentine Law No. 27,442 (Ley de Defensa de la Competencia) and (c) for the filing of the Proxy/Registration Statement with the SEC, the registration of the Plan of Merger and related documentation with the Cayman Registrar and publication of notification of the Merger in the Cayman Islands Government Gazette, in each case in accordance with the Cayman Companies Act.

Section 7.7 Capitalization of Merger Sub.

(a)     As of the date of this Agreement, the authorized share capital of Merger Sub consists of 500,000,000 ordinary shares, par value $0.0001 per share, of which one share (the “Merger Sub Share”) is issued and outstanding as of the date of this Agreement. The foregoing represents all of the issued and outstanding Equity Securities of Merger Sub, as of the date of this Agreement. All of the issued and outstanding Equity Securities of Merger Sub (1) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (2) have been offered, sold, transferred and issued in compliance with applicable Law, including the Cayman Companies Act and federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of Merger Sub and (B) any other applicable Contracts governing the issuance or allotment of such securities to which Merger Sub is a party or otherwise bound; (3) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of Merger Sub or any Contract to which Merger Sub is a party or otherwise bound; (4) were issued free and clear of any Liens (other than any restrictions on transfers as provided for in the Governing Documents of Merger Sub), and (5) are owned by the Company. All filings and returns required by applicable Law to be delivered or made by Merger Sub to the relevant authorities in the Cayman Islands or any other jurisdiction in respect of all issuances and transfers of Equity Securities of Merger Sub has been duly and correctly delivered or made on a timely basis.

(b)    Except as contemplated by this Agreement and the other Transaction Documents to which Merger Sub is a party, Merger Sub has not granted any outstanding subscriptions, options, restricted shares, restricted share units, share appreciation rights, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for any shares of Merger Sub, or any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or

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other agreements providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities, for the repurchase or redemption of any shares or other Equity Securities of Merger Sub or the value of which is determined by reference to the shares or other Equity Securities of Merger Sub, and there are no Contracts of any kind which may obligate Merger Sub to issue, purchase, redeem, register for sale or otherwise acquire any shares of Merger Sub.

(c)     Merger Sub has no Subsidiaries, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Merger Sub is not party to any Contract that obligates Merger Sub to invest money in, loan money to or make any capital contribution to any other Person.

Section 7.8 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Merger Sub.

Section 7.9 Business Activities. Merger Sub was formed for the sole purposes of entering into this Agreement and the Transaction Documents to which it is party and engaging in the Transactions. Since incorporation, Merger Sub has not conducted any business activities or incurred any liabilities other than those directed toward the consummation of the Transactions. Except as set forth in Merger Sub’s Governing Documents or as otherwise contemplated by this Agreement or the other Transaction Documents and the Transactions, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Merger Sub. Merger Sub has no employees or any liabilities under any Benefit Plan.

Section 7.10 Intended Tax Treatment. Merger Sub has not taken any action or agreed to take any action, nor to the knowledge of Merger Sub are there any facts or circumstances, that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 7.11 Proxy/Registration Statement. The information supplied by Merger Sub in writing specifically for inclusion in the Proxy/Registration Statement shall not, at the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act or declared effective, at the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, at the time of the SPAC Shareholders’ Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.12 No Outside Reliance. Notwithstanding anything contained in this Article VII or any other provision hereof, Merger Sub and any of its respective directors, managers, officers, employees, equityholders, partners, members or Representatives, acknowledge and agree that Merger Sub has made its own investigation of SPAC, and that neither SPAC nor any of its respective Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied (other than those expressly given by SPAC in Article V), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, MultiplAI or SPAC. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be provided by SPAC, as well as any information, documents or other materials or management presentations that have been or shall hereafter be provided to Merger Sub, its Subsidiaries or any of its Affiliates or Representatives are not and will be deemed not to be representations or warranties SPAC, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, Merger Sub understands and agrees that any assets, properties and business of SPAC are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

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ARTICLE VIII

COVENANTS OF THE COMPANY, MERGER SUB & MULTIPLAI

Section 8.1 Conduct of Business of the Company and Merger Sub.

From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant Article XII (the “Interim Period”), each of the Company and Merger Sub shall, and the Company shall cause each of its Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, (ii) as contemplated by the Restructuring, (iii) as required by Law, (iv) as set forth on Section 8.1 of the Company Disclosure Letter, or (v) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied): (A) conduct its business in the ordinary course consistent with past practice; (B) comply with its Governing Documents; and (C) in the case of the Company, use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries and use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and its Subsidiaries and to preserve the current relationships of the Company its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiary has significant business relations. By way of amplification and not limitation, except as (x) expressly contemplated or permitted by any other provision of this Agreement or any Transaction Document, (y) contemplated by the Restructuring, (z) as set forth on Section 8.1 of the Company Disclosure Letter, or (w) as required by applicable Law, neither the Company nor Merger Sub shall, and the Company shall cause each of its Subsidiaries not to, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(a)     (i) change or amend its Governing Documents or the Governing Documents of any of the Company’s Subsidiaries; or (ii) form or cause to be formed any new Subsidiary of the Company or Merger Sub;

(b)    make, declare, set aside or pay any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities;

(c)     (i) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s, Merger Sub’s or any of the Company’s Subsidiaries’ Equity Securities, except, solely in the case of the Company or any of the Company’s Subsidiaries other than Merger Sub, for any such transaction by a wholly-owned Subsidiary of the Company for its own Equity Securities where such Subsidiary remains a wholly-owned Subsidiary of the Company after consummation of such transaction; or (ii) amend any term or alter any rights of any of its outstanding Equity Securities;

(d)    purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding share capital or outstanding Equity Securities or Equity Securities of its Subsidiaries, except for transactions solely among the Company, any wholly-owned Subsidiary of the Company or among wholly-owned Subsidiaries of the Company in any such case for Equity Securities of a wholly-owned Subsidiary of the Company;

(e)     enter into, modify in any material respect, terminate (other than expiration in accordance with its terms), waive any provision of or consent to any extension or waiver of any Company Material Contract, or any Real Property Lease, in each case, other than in the ordinary course of business consistent with past practice or as required by Law;

(f)     sell, assign, transfer, convey, lease (as lessor), exclusively license (as licensor), mortgage, pledge, surrender, encumber, divest, cancel abandon, allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, production lines, businesses or interests therein, except for (i) dispositions of obsolete or worthless equipment or other tangible assets or properties, (ii) transactions solely among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries, and (iii) sales, leases or non-exclusive licenses to customers or other transactions in the ordinary course of business consistent with past practice;

(g)    except as otherwise required by Law or a Company Material Contract, (i) hire or terminate (other than for cause or due to death or disability) any employee or consultant of the Company or any Subsidiary of the Company other than any employee or consultant with an annual base salary that does not exceed $100,000,

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(ii) materially increase the cash compensation or bonus opportunity of any employee, officer, director or individual independent contractor, except in the ordinary course of business consistent with past practice, (iii) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries, (iv) take any action to accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, or (v) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant provider whose annual base salary or wage would exceed $100,000;

(h)    (i) acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) make any acquisition of, or investment in, a business, by purchase of stock, Equity Securities or assets, contributions to capital, or loans or advances;

(i)     issue or sell any debt securities or options, warrants or other rights to acquire any debt securities of Merger Sub or the Company or any Subsidiary of the Company or otherwise incur, assume or guarantee or otherwise become liable for any Indebtedness;

(j)     (i) make or change any material election in respect of Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement or other binding written agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes, other than, in the case of (ii), (v) and (vi), and with respect to the Company and its Subsidiaries, in the ordinary course of business consistent with past practices;

(k)    except as contemplated by this Agreement, the other Transaction Documents, or the Transactions, take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(l)     discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds $200,000, except as such obligations become due or in the ordinary course of business consistent with past practice;

(m)   issue, sell, grant, pledge, transfer or otherwise dispose of (i) any of its Equity Securities, (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations to issue, deliver or sell any Equity Securities of the Company, any Subsidiary of the Company, or Merger Sub, or (iii) amend, waive or modify any terms or rights of or attaching to any Equity Securities of any of them;

(n)    adopt a plan of, or otherwise enter into or effect a, merger, consolidation with any other Person, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or winding up of Merger Sub or the Company or any of the Company’s Subsidiaries or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the assets, operations or businesses of Merger Sub, the Company or any of the Company’s Subsidiaries;

(o)    waive, release, settle, compromise or otherwise resolve any Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $200,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, the Company or its Subsidiaries);

(p)    assign or grant to, or agree to assign or grant to, any Person rights to any Intellectual Property or software or dispose of, abandon or permit to lapse any rights to any Intellectual Property, except for (i) the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) which is not renewable or extendable and (ii) non-exclusive licenses entered into in the ordinary course of business consistent with past practice that are not and would not be considered a Company Material Contract;

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(q)    disclose or agree to disclose to any Person (other than SPAC or any of its Representatives) any trade secret of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(r)     make any material change to the Company Products or their production, marketing, distribution, sale or use;

(s)     make or commit to make capital expenditures other than in an aggregate amount not in excess of $200,000;

(t)     fail to pay or satisfy when due any material account payable or other material liability, or manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(u)    other than as required by applicable Law, enter into or extend any collective bargaining agreement or similar labor agreement between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other labor organization representing employees of the Company or any of the Company’s Subsidiaries, on the other hand, or recognize or certify any labor union or labor organization as the bargaining representative for any employees of the Company or its Subsidiaries;

(v)    terminate without replacement, abrogate, suspend, or fail to maintain or keep current and in full force and effect any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(w)    expressly waive the written restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(x)    (i) limit its right or the right of any of its Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, adversely affect, or disrupt, in any material respect, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(y)    voluntarily terminate without replacement or amend in a manner adverse, in any material respect, to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring any risks of the business of the Company or any of the Company’s Subsidiaries;

(z)     make any material change in its accounting principles or methods unless required by IFRS or applicable Law or, to the extent applicable to the Company or its Subsidiaries, applicable local accounting standards;

(aa)   other than expressly required by any Transaction Document and except as otherwise required by Contracts listed in Section 4.12(a) of the Company Disclosure Letter, enter into, renew or amend in any material respect or terminate, any Contract with a Company Related Party;

(bb)  permit the Parent to amend or modify, or consent to the termination (excluding any expiration in accordance with its terms) of the MultiplAI Share Purchase Agreement, or amend or modify, waive, consent to the termination (excluding any expiration in accordance with its terms) of, or assign any of the Parent’s rights or obligations thereunder;

(cc)   create or incur any Lien material to the Company, any of the Company’s Subsidiaries or Merger Sub other than Permitted Liens incurred in the ordinary course of business consistent with past practices;

(dd)  adopt, enter into, materially amend and/or terminate any Company Benefit Plan or any material plan, program, agreement, arrangement or policy for the current or future benefit of any current or former director, officer, employee, consultant or individual independent contractor that would be a Company Benefit Plan if it were in existence on the date hereof (including any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant), except as may be required by applicable Law or health and welfare benefit plan renewals in the ordinary course of business and consistent with past practice;

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(ee)   take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of the Company or any of the Company’s Subsidiaries;

(ff)    take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article XI not being satisfied;

(gg)  engage in any dealings or transactions (i) with any Sanctioned Person or Restricted Person; (ii) involving any Sanctioned Jurisdiction; or (iii) otherwise in violation of Anti-Money Laundering Laws, Sanctions, or International Trade Laws;

(hh)  permit Parent or any holder of Company Shares to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Company Shares, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of Company Shares and any such attempted action shall be null and void and Company will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register of Company;

(ii)    in the case of Merger Sub only, conduct any business activities other than those solely related to the consummation of the Transactions; or

(jj)    enter into any agreement to do any action prohibited under this Section 8.1.

Section 8.2 Conduct of Business of MultiplAI. During the Interim Period, MultiplAI shall, and shall cause its Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, (ii) as required by Law, (iii) as set forth on Section 8.2 of the MultiplAI Disclosure Letter, or (iv) as consented to by SPAC and the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied): (A) conduct its business in the ordinary course consistent with past practice; (B) comply with its Governing Documents; and (C) use its reasonable best efforts to preserve substantially intact the business organization of MultiplAI and its Subsidiaries and use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of MultiplAI and its Subsidiaries and to preserve the current relationships of MultiplAI and its Subsidiaries with customers, suppliers and other persons with which MultiplAI or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, except as (x) expressly contemplated or permitted by any other provision of this Agreement or any other Transaction Document, (y) as set forth on Section 8.2 of the MultiplAI Disclosure Letter, or (z) as required by applicable Law, MultiplAI shall not, and shall cause each of its Subsidiaries not to, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of SPAC and the Company (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(a)     (i) change or amend its Governing Documents or the Governing Documents of any of its Subsidiaries; or (ii) form or cause to be formed any new Subsidiary;

(b)    (i) issue any Equity Securities or securities exercisable for or convertible into Equity Securities, or (ii) grant any options, warrants or other equity-based awards with respect to any Equity Securities;

(c)     merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person, or enter into any partial liquidation, dissolution, restructuring, recapitalization or other reorganization or winding up, or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the assets, operations or businesses of MultiplAI;

(d)    (i) make, declare, set aside or pay any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities or (ii) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities;

(e)     enter into, modify in any material respect, terminate (other than expiration in accordance with its terms), waive any provision of or consent to any extension or waiver of any material Contract of MultiplAI, or any Real Property Lease, in each case, other than in the ordinary course of business consistent with past practice or as required by Law;

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(f)     sell, assign, transfer, convey, lease (as lessor), exclusively license (as licensor), mortgage, pledge, surrender, encumber, divest, cancel abandon, allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, production lines, businesses or interests therein, except for (i) dispositions of obsolete or worthless equipment or other tangible assets or properties, (ii) transactions solely among MultiplAI and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries, and (iii) sales, leases or non-exclusive licenses to customers or other transactions in the ordinary course of business consistent with past practice;

(g)    except as otherwise required by Law or any material Contracts of MultiplAI, (i) hire or terminate (other than for cause or due to death or disability) any employee or consultant of MultiplAI or its Subsidiaries other than any employee or consultant with an annual base salary that does not exceed $50,000, (ii) materially increase the cash compensation or bonus opportunity of any employee, officer, director or individual independent contractor, except in the ordinary course of business consistent with past practice, (iii) establish any trust or take any other action to secure the payment of any compensation payable by MultiplAI or its Subsidiaries or (iv) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant provider whose annual base salary or wage would exceed $50,000;

(h)    (i) acquire or agree to acquire any Equity Securities in any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) make any acquisition of, or investment in, a business, by purchase of stock, Equity Securities or assets, contributions to capital, or loans or advances;

(i)     issue or sell any debt securities or options, warrants or other rights to acquire any debt securities of MultiplAI or any of its Subsidiaries or otherwise incur, assume or guarantee or otherwise become liable for any Indebtedness;

(j)     (i) make or change any material election in respect of Taxes, (ii) amend, modify or otherwise change any filed material Tax Return in any material respect, (iii) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement or other binding written agreement with any taxing authority in respect of material Taxes or enter into any Tax sharing or similar agreement, or (v) settle any claim or assessment in respect of material Taxes;

(k)    except as contemplated by this Agreement, the other Transaction Documents, or the Transactions, take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(l)     waive, release, settle, compromise or otherwise resolve any Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, MultiplAI or its Subsidiaries);

(m)   assign or grant to, or agree to assign or grant to, any Person rights to any Intellectual Property or software or dispose of, abandon or permit to lapse any rights to any Intellectual Property, except for (i) the expiration of MultiplAI Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) which is not renewable or extendable and (ii) non-exclusive licenses entered into in the ordinary course of business consistent with past practice that are not and would not be considered a material Contract of MultiplAI or any of its Subsidiaries;

(n)    disclose or agree to disclose to any Person (other than SPAC or any of its Representatives) any trade secret of MultiplAI or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(o)    make any material change to the MultiplAI Products or their production, marketing, distribution, sale or use;

(p)    make or commit to make capital expenditures other than in an aggregate amount not in excess of $100,000;

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(q)    fail to pay or satisfy when due any material account payable or other material liability, or manage its working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(r)     other than as required by applicable Law, enter into or extend any collective bargaining agreement or similar labor agreement between MultiplAI or any of its Subsidiaries, on one hand, and any labor union or other labor organization representing employees of MultiplAI or any of its Subsidiaries, on the other hand, or recognize or certify any labor union or labor organization as the bargaining representative for any employees of MultiplAI or its Subsidiaries;

(s)     terminate without replacement, abrogate, suspend, or fail to maintain or keep current and in full force and effect any License material to the conduct of the business of MultiplAI and its Subsidiaries, taken as a whole;

(t)     voluntarily terminate without replacement or amend in a manner adverse, in any material respect, to MultiplAI and its Subsidiaries, taken as a whole, any insurance policy insuring any risks of the business of MultiplAI or any of the Company’s Subsidiaries;

(u)    make any material change in its accounting principles or methods unless required by IFRS or applicable Law or, to the extent applicable to MultiplAI or any of its Subsidiaries, applicable local accounting standards;

(v)    other than expressly required by any Transaction Document, enter into, renew or amend in any material respect or terminate, any Contract with an Affiliate;

(w)    enter into any Contract, agreement or understanding with any of the Parent or its Affiliates, other than as contemplated by MultiplAI Share Purchase Agreement;

(x)    create or incur any Lien material to MultiplAI or any of its Subsidiaries other than Permitted Liens incurred in the ordinary course of business consistent with past practices;

(y)    adopt, enter into, materially amend and/or terminate any MultiplAI Benefit Plan or any material plan, program, agreement, arrangement or policy for the current or future benefit of any current or former director, officer, employee or consultant that would be a MultiplAI Benefit Plan if it were in existence on the date hereof (including any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant), except as may be required by applicable Law or health and welfare benefit plan renewals in the ordinary course of business and consistent with past practice;

(z)     take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article XI not being satisfied;

(aa)   engage in any dealings or transactions (i) with any Sanctioned Person or Restricted Person; (ii) involving any Sanctioned Jurisdiction; or (iii) otherwise in violation of Anti-Money Laundering Laws, Sanctions, or International Trade Laws;

(bb)  permit any MultiplAI Shareholder or any other holders of MultiplAI Shares to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any MultiplAI Shares, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of MultiplAI Shares and any such attempted action shall be null and void and MultiplAI will not inscribe any such transfer (of any kind as contemplated in this provision) in its shareholder register; or

(cc)   enter into any agreement to do any action prohibited under this Section 8.2.

Section 8.3 Inspection. Except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligations), and to the extent permitted by applicable Law, each of the Company and MultiplAI shall, and the Company and MultiplAI shall cause its Subsidiaries to, afford each other and to SPAC and its Representatives reasonable access during the Interim Period, during normal business

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hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company, MultiplAI and their respective Subsidiaries taken as a whole, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and MultiplAI and their respective Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information that are in the possession or control of the Company, MultiplAI or their respective Subsidiaries concerning the affairs of the Company, MultiplAI or any of their respective Subsidiaries as such Representatives may reasonably request for the purposes of and in connection with the Transactions or any Transaction Documents, including information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company, MultiplAI and their respective Subsidiaries during the Interim Period. All information obtained from the Company, MultiplAI, or their respective Subsidiaries by SPAC or its respective Representatives pursuant to this Section 8.3 shall be subject to the Confidentiality Agreement. Notwithstanding anything in this Agreement to the contrary, each party to this Agreement (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 8.4 Preparation and Delivery of SEC Required Financials.

(a)     As soon as reasonably practicable following the date hereof, but in any event no later than April 15, 2024, the Company shall deliver to SPAC, audited consolidated statement of financial position and consolidated statements of comprehensive income, changes in equity and cash flows of Heritas Argentina as of and for the years ended June 30, 2023 and June 30, 2022, together with the auditor’s reports thereon, audited in accordance with the auditing standards of the PCAOB and which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “PCAOB Audited Financial Statements”).

(b)    As soon as reasonably practicable following the date hereof, but in any event no later than April 15, 2024, MultiplAI shall deliver to the Company and SPAC restated audited consolidated statement of financial position and consolidated statements of comprehensive income, changes in equity and cash flows of MultiplAI and its Subsidiaries as of and for the years ended June 30, 2023 and June 30, 2022, together with the auditor’s reports thereon, audited in accordance with the auditing standards of the PCAOB and which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “MultiplAI PCAOB Audited Financial Statements”).

(c)     As soon as reasonably practicable following the date hereof, but in any event no later than April 15, 2024, the Company shall deliver to SPAC pro forma consolidated financial statements in respect of Heritas Argentina, MultiplAI and its Subsidiaries and SPAC as of and for the year ended June 30, 2023, which reflect the effect of the Transactions (including for the avoidance of doubt the Restructuring) and comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “2023 Pro Forma Financial Statements”).

(d)    As soon as reasonably practicable following the date hereof, but in any event no later than May 15, 2024, the Company shall deliver to SPAC unaudited consolidated statements of financial position and unaudited consolidated statements of comprehensive income, cash flow and shareholders’ equity of Heritas Argentina and its Subsidiaries as of and for the six-month periods ending December 31, 2023 and December 31, 2022 which comply in all material respects with the applicable accounting requirements (including the standard of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “PCAOB Interim Financial Statements”).

(e)     As soon as reasonably practicable following the date hereof, but in any event no later than May 15, 2024, MultiplAI shall deliver to SPAC and the Company unaudited consolidated statements of financial position and unaudited consolidated statements of comprehensive income, cash flow and shareholders’ equity of MultiplAI and its Subsidiaries as of and for the six-month periods ending December 31, 2023 and

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December 31, 2022 which comply in all material respects with the applicable accounting requirements (including the standard of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “MultiplAI PCAOB Interim Financial Statements”);

(f)     As soon as reasonably practicable following the date hereof, but in any event no later than May 15, 2024, the Company shall deliver to SPAC pro forma consolidated financial statements in respect of Heritas Argentina, MultiplAI and its Subsidiaries and SPAC as of and for the six-month period ending December 31, 2023, which reflect the effect of the Transactions (including for the avoidance of doubt the Restructuring) and comply in all material respects with the applicable accounting requirements (including the standard of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Interim Pro Forma Financial Statements”).

(g)    In connection with any additional “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (including pro forma financial information) that occurs prior to the Closing Date:

(i)           the Company shall deliver to SPAC as promptly as reasonably practicable, and in any event no later than 30 days prior to such “staleness” date, any financial statements of the Company and its Subsidiaries that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (such audited or unaudited financial statements, the “Additional PCAOB Financial Statements” and together with the PCAOB Interim Financial Statements and the PCAOB Audited Financial Statements, the “PCAOB Financial Statements”);

(ii)          MultiplAI shall deliver to the Company and SPAC as promptly as reasonably practicable, and in any event no later than 30 days prior to such “staleness” date, any financial statements of MultiplAI and its Subsidiaries that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (such audited or unaudited financial statements, the “Additional MultiplAI PCAOB Financial Statements” and together with the MultiplAI PCAOB Interim Financial Statements and the MultiplAI PCAOB Audited Financial Statements, the “MultiplAI PCAOB Financial Statements”); and

(iii)         The Company shall deliver to SPAC as promptly as reasonably practicable, and in any event no later than 30 days prior to such “staleness” date, pro forma consolidated financial statements in respect of the Company and its Subsidiaries, MultiplAI and its Subsidiaries and SPAC that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement and which reflect the effect of the Transactions (including for the avoidance of doubt the Restructuring) (such po forma financial statements, the “Additional Pro Forma Financial Statements” and together with the 2023 Pro Forma Financial Statements and the Interim Pro Forma Financial Statements, the “Pro Forma Financial Statements” and together with the PCAOB Financial Statements and the MultiplAI PCAOB Financial Statements, the “SEC Required Financials”).

Section 8.5 Related Party Agreements. Prior to the Merger Effective Time, all Related Party Agreements shall be terminated or settled without further liability to SPAC, the Company or any of the Company’s Subsidiaries, in each case, except for Related Party Agreements that are set forth on Section 8.5 of the Company Disclosure Letter (including any amendment, extension or replacement thereof).

Section 8.6 Exchange Listing. During the Interim Period, the Company shall apply for, and shall use reasonable best efforts to cause, the Company Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq and accepted for clearance by the DTC, subject to official notice of issuance and meet the listing requirements for Nasdaq, prior to the Closing Date.

Section 8.7 Notice of Developments. During the Interim Period, each of the Company, Merger Sub and MultiplAI shall promptly (and in any event prior to the Closing) notify SPAC in writing, upon the Company, any of the Company’s Subsidiaries, MultiplAI or any of MultiplAI’s Subsidiaries, as applicable, becoming aware (awareness of the Company or any of its Subsidiaries being determined with reference to the knowledge of the Company and awareness of the

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MultiplAI or any of its Subsidiaries being determined with reference to the knowledge of MultiplAI) of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause a breach of any of the representations and warranties, covenants or obligations of any party to the Transaction Documents or any condition to the obligations of any party to effect the Transactions not to be satisfied, including, but not limited to, the conditions set forth in Article XI, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause a breach of any of the representations and warranties, covenants or obligations of any party to the MultiplAI Share Purchase Agreement or any condition to the obligations of any party to the MultiplAI Share Purchase Agreement to effect the transactions contemplated thereby not to be satisfied, including, but not limited to, the conditions set forth in Section 4 of the MultiplAI Share Purchase Agreement, or (c) any notice or other communication from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect or a MultiplAI Material Adverse Effect. The delivery of any notice pursuant to this Section 8.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC or any other party to this Agreement or the Transaction Documents.

Section 8.8 No Trading. Each of the Company, Merger Sub and MultiplAI acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. Each of the Company, Merger Sub and MultiplAI hereby agrees that it shall not and shall cause its Subsidiaries not to purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 8.9 Shareholder Litigation. Without limiting Section 8.1 above: (a) in the event that any litigation related to this Agreement, any other Transaction Document or the Transactions is brought, or, to the knowledge of the Company, Merger Sub or MultiplAI, threatened in writing, against the Company, any of its Subsidiaries, Merger Sub or MultiplAI or any of its Subsidiaries, or the board of directors of the Company, any of its Subsidiaries, Merger Sub or MultiplAI or any of its Subsidiaries, by any shareholders of the Company or any MultiplAI Shareholder prior to the Closing, the Company, Merger Sub or MultiplAI, as applicable, shall promptly after becoming aware of such litigation notify SPAC of such litigation and keep SPAC reasonably informed with respect to the status thereof; (b) the Company and Merger Sub shall provide SPAC the opportunity to participate in (at SPAC’s own cost and expense and subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall consider in good faith SPAC’s suggestions with respect to such litigation and shall not settle any such litigation without prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned, delayed or denied, and (c) MultiplAI shall provide SPAC and Company the opportunity to participate in (at SPAC’s and Company’s own cost and expense and subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall consider in good faith SPAC’s and Company’s suggestions with respect to such litigation and shall not settle any such litigation without prior written consent of SPAC and Company, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 8.10 Post-Closing Directors and Officers of the Company. Subject to the terms of the Company M&A, the Company shall take all such action within its power as may be necessary or appropriate such that immediately following the Merger Effective Time:

(a)     the Company Board shall consist of up to five directors, which shall initially consist of (i) if the Sponsor so elects, one individual as the Sponsor may designate pursuant to a written notice to be delivered to the Company sufficiently in advance to allow for inclusion of such Person in the Proxy/Registration Statement, who, unless the Sponsor designates someone else, shall be Kyle Bransfield, who shall be a Class I member of the Company Board in accordance with the Company M&A until he or she is removed or resigns in accordance with the Company M&A or until his or her respective successor is duly elected or appointed and qualified, (ii) upon consummation of the transactions contemplated under the MultiplAI Share Purchase Agreement, if MultiplAI so elects, one individual as MultiplAI may designate pursuant to a written notice to be delivered to the Company sufficiently in advance to allow for inclusion of such Person in the Proxy/Registration Statement, who, unless MultiplAI designates someone else, shall be Santiago Miriuka, who shall be a Class II member of the Company Board in accordance with the Company M&A until he or she is removed or resigns in accordance with the Company M&A or until his or her respective successor

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is duly elected or appointed and qualified, and (iii) all other individuals as the Company may designate sufficiently in advance to allow for inclusion of such Persons in the Proxy/Registration Statement, who shall be Class III members of the Company Board in accordance with the Company M&A until they are removed or resign in accordance with the Company M&A or until their respective successors are duly elected or appointed and qualified; provided that (i) each designee shall be required to complete a customary directors and officers questionnaire and comply with the suitability requirements customary for serving on the board of directors of companies listed on the securities exchange on which the Company Shares shall be listed, and (ii) at least three designees shall comply with the independence requirements for directors (without reference to any applicable exemptions from such requirements, and without reference to any heightened requirements for service on the audit committee or compensation committee of the Company Board) for companies listed on the securities exchange on which the Company Shares shall be listed, provided further, that the Sponsor’s designee shall be independent, and that in the event that Santiago Miriuka does not qualify as independent, at least two of the Company’s designees shall be independent; and

(b)    to appoint the officers set forth on Section 8.10(b) of the Company Disclosure Letter and a chief financial officer designated by the Company, and reasonably acceptable to SPAC, sufficiently in advance to allow for inclusion of such Person in the Proxy/Registration Statement, immediately before the Merger Effective Time, who shall serve in such capacity in accordance with the terms of the Company M&A following the Merger Effective Time, and who shall hold office in accordance with the Company M&A until they are removed or resign in accordance with the Company M&A or until their respective successors are duly elected or appointed and qualified.

Section 8.11 Claims Against Trust Account. Each of the Company, Merger Sub and MultiplAI agrees that, notwithstanding any other provision contained in this Agreement, none of the Company, Merger Sub or MultiplAI has, and shall not at any time prior to the Merger Effective Time have, any claim to, or make any claim against, the trust fund established by SPAC for the benefit of its Public Shareholders (the “Trust Fund”) maintained in the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between or among the Company, Merger Sub, MultiplAI and SPAC, this Agreement or any other Transaction Document or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims against the Trust Fund are collectively referred to in this Section 8.11 as the “Waived Claims”). Notwithstanding any other provision contained in this Agreement, each of the Company, Merger Sub and MultiplAI hereby irrevocably waives any Waived Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof provided, however, that the foregoing waiver will not limit or prohibit any of the Company, Merger Sub or MultiplAI from pursuing a claim against SPAC or any other person for legal relief against monies or other assets of SPAC held outside of the Trust Account (including, in the event this Agreement is terminated for any reason, any Trust Funds that have been released from the Trust Account to SPAC upon the closing of a Competing SPAC Transaction and any assets that have been purchased or acquired with any such amounts) or for specific performance or other equitable relief in connection with the Transactions. In the event that any of the Company, Merger Sub or MultiplAI commences any Waived Claims against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company, Merger Sub or MultiplAI, as applicable, the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

Section 8.12 Restructuring. The Company and MultiplAI shall cause the consummation of the Restructuring, substantially in accordance with the step plan set forth on Schedule 8.12 hereto, and the Company and MultiplAI shall exercise their reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Restructuring as soon as practicable, including, without limitation, using their respective reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities (and consents, approvals and agreements of persons other than Governmental Authorities) necessary for the consummation of the Restructuring as soon as practicable and to maintain SPAC reasonably informed regarding the status of any such permits, consents, approvals, authorizations, qualifications and orders.

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Section 8.13 MultiplAI Share Purchase Agreement.

(a)     MultiplAI shall, and shall cause the MultiplAI Shareholders, and the Company shall cause Parent, to (i) comply with their respective covenants under the MultiplAI Share Purchase Agreement and any other transaction documents related thereto and (ii) exercise reasonable best efforts to satisfy all the closing conditions thereunder. Additionally, the Company shall cause Parent to enforce all of Parent’s rights under the MultiplAI Share Purchase Agreement.

(b)    In the event MultiplAI or any of the MultiplAI Shareholders breaches or violates any representation, warranty, covenant, agreement or obligation contained in the MultiplAI Share Purchase Agreement and such breach or violation would cause the failure to satisfy any of the conditions set forth on Section 4 of the MultiplAI Share Purchase Agreement (absent the written consent or waiver of such breach or violation by Parent and SPAC), SPAC shall have the right, in its sole discretion, to request in writing to the Company to cause Parent to terminate the MultiplAI Share Purchase Agreement (“MultiplAI Termination Request”). Upon receipt by the Company of a MultiplAI Termination Request from SPAC, the Company shall cause Parent to terminate the MultiplAI Share Purchase Agreement no later than ten (10) days after receipt by the Company of a MultiplAI Termination Request (“MultiplAI Termination Deadline”), and MultiplAI agrees, and agrees to cause the MultiplAI Shareholders to agree, to such termination.

(c)     In the event of (i) a MultiplAI Material Adverse Effect, or (ii) any breach of any covenant or agreement on the part of MultiplAI set forth in this Agreement, or if any representation or warranty of MultiplAI shall have become untrue or inaccurate as of any subsequent date after the date of this Agreement, in any case such that any of the conditions specified in Section 11.2 would not be satisfied at Closing (a “Terminating MultiplAI Breach”), if such Terminating MultiplAI Breach is not cured (to the extent curable by MultiplAI) within thirty (30) days after receipt by MultiplAI and the Company of notice from SPAC of such Terminating MultiplAI Breach, but only as long as MultiplAI continues to use its respective reasonable best efforts to cure such Terminating MultiplAI Breach, SPAC shall have the right, in either case and in its sole discretion, to send to the Company a MultiplAI Termination Request. Upon receipt by the Company of a MultiplAI Termination Request, the Company shall cause Parent to terminate the MultiplAI Share Purchase Agreement no later than the MultiplAI Termination Deadline, and MultiplAI agrees, and agrees to cause the MultiplAI Shareholders to agree, to such termination.

(d)    MultiplAI and the Company shall give SPAC prompt written notice upon (i) becoming aware of any breach or default by any party to the MultiplAI Share Purchase Agreement, or any termination (or purported termination) thereunder, (ii) the receipt of any written notice or other written communication from any party to the MultiplAI Share Purchase Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to the MultiplAI Share Purchase Agreement or any provisions of the MultiplAI Share Purchase Agreement, or (iii) if MultiplAI or the Company does not expect the consummation of any of the transactions under the MultiplAI Share Purchase Agreement. MultiplAI and the Company shall not permit, without SPAC’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), any termination (other than any termination under Section 8.13(b) or Section 8.13(c)), amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the MultiplAI Share Purchase Agreement.

Section 8.14 Heritas Argentina Name Change and Company Registration.

(a)     As soon as reasonably practicable, but in any event within thirty (30) calendar days from the date hereof, the Company shall apply and shall file all documents required for a registration as a foreign entity to establish or participate in a local company (inscripción de entidad extranjera para constituir o participar en sociedad local) with the Public Registry of Commerce of Argentina pursuant to Article 123 of the Argentinean Companies Act (Ley General de Sociedades), and during the Interim Period, the Company shall use reasonable best efforts to cause such registration to be perfected as promptly as possible.

(b)    During the Interim Period, the Company shall, and shall cause Heritas Argentina, to use reasonable best efforts to consummate the change of Heritas Argentina’s name from “Heritas S.A.” to “Heritas S.A.U.” with the Public Registry of Commerce to reflect Heritas Argentina’s status as a sociedad anónima unipersonal.

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Section 8.15 Renewal of Distribution Agreements. During the Interim Period, the Company shall, and shall cause Heritas Argentina to, use reasonable best efforts renew the Contracts set forth on Section 4.12(b) of the Company Disclosure Letter on commercially reasonable terms consistent with past practices.

Section 8.16 MultiplAI Insurance. Prior to Closing, MultiplAI shall obtain insurance coverage commensurate with its current insurance policies listed on Section 6.25 of the MultiplAI Disclosure Letter, which shall remain in full force and effect following the Closing.

Section 8.17 MultiplAI Trademark Transfer. Prior to Closing, MultiplAI shall, and shall cause the MultiplAI Shareholders owners of the “MultiplAI Health” trademark in Argentina to, transfer the “MultiplAI Health” trademark registered in Argentina to MultiplAI for no consideration.

Section 8.18 Company Domain Name Transfer. Prior to Closing, the Company shall, and shall cause the registered owner of the domain name “www.heritas.com.ar” to, transfer such domain name to the Company for no consideration.

ARTICLE IX

COVENANTS OF SPAC

Section 9.1 Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article XI and provision of notice thereof to the Trustee (which notice shall be provided by SPAC to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the former shareholders of SPAC pursuant to the SPAC Share Redemptions, (2) to the extent Trust Funds are available, pay all accrued and unpaid SPAC Transaction Expenses subject to the SPAC Transaction Expenses Cap (it being understood that any amount of such excess shall remain with the Company and its Subsidiaries), as set forth on a written statement to be delivered to the Company by or on behalf of SPAC, not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfers instructions for the payment thereof, (3) to the extent Trust Funds are available, pay all accrued and unpaid Company Transaction Expenses, as set forth on a written statement to be delivered to SPAC by or on behalf of the Company, not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfers instructions for the payment thereof, and (4) after the deductions contemplated in (1), (2) and (3), pay all remaining Trust Funds (if any) (the “Remaining Trust Fund Proceeds”) to a bank account designated by the Company for its immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein.

Section 9.2 Nasdaq Listing. From the date of this Agreement through the Merger Effective Time, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on Nasdaq.

Section 9.3 SPAC Conduct of Business.

(a)     During the Interim Period, SPAC shall, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, (ii) as required by Law, or (iii) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) conduct its business in the ordinary course consistent with past practice and (B) comply in all material respects with its Governing Documents. By way of amplification and not limitation, except as (x) expressly contemplated or permitted by any other provision of this Agreement or any Transaction Document, or (y) as required by applicable Law, SPAC shall not, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(i)           seek any approval from the SPAC Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of SPAC, except as contemplated by the Transaction Proposals;

(ii)          merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

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(iii)         (x) make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities, (y) subdivided, consolidate, reclassify or otherwise amend any terms of its Equity Securities, or (z) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, other than redemptions of SPAC Class A Ordinary Shares made as part of the SPAC Share Redemptions;

(iv)         (A) make or change any material election in respect of Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement or other binding written agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes, or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes;

(v)          except as contemplated by this Agreement, the other Transaction Documents, or the Transactions, take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(vi)         amend or otherwise change or replace or waive in any manner whatsoever any lock-up or transfer restriction provided for by the SPAC Material Contracts or otherwise related to any shares of any class of capital stock or other securities of SPAC or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other Equity Securities of SPAC;

(vii)        incur, guarantee or otherwise become liable for any Indebtedness, other than (i) liabilities incurred in the ordinary course of business and in an amount, individually or in the aggregate, not to exceed $100,000, (ii) any SPAC Transaction Expenses and (iii) Indebtedness incurred under the Working Capital Promissory Note;

(viii)       (A) issue any Equity Securities or securities exercisable for or convertible into Equity Securities (other than issuances of SPAC Ordinary Shares issuable upon, or subject to, the exercise or settlement of the SPAC Warrants or in connection with the PIPE Investment), (B) grant any options, warrants or other equity-based awards with respect to any Equity Securities not outstanding on the date hereof, or (C) other than pursuant to or as contemplated by the Transaction Documents, amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the SPAC Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(ix)         make any change in its accounting principles or methods unless required by GAAP or applicable Law;

(x)          form any Subsidiary;

(xi)         liquidate, dissolve, reorganize or otherwise wind-up its business and operations of SPAC;

(xii)        conduct any business activities other than activities directed toward the consummation of the Transactions; or

(xiii)       enter into any agreement to do any action prohibited under this Section 9.3(a).

(b)    During the Interim Period, SPAC shall use reasonable best efforts to maintain the EarlyBird Engagement Letter in full force and effect (and SPAC shall not take any action to cause the EarlyBird Engagement Letter not to be in full force and effect and shall not refrain from taking any commercially reasonable action to maintain the EarlyBird Engagement Letter in full force and effect) and SPAC shall not amend or otherwise change the EarlyBird Engagement Letter without the prior written consent of the Company and any such amendment or change shall be in a form that is mutually agreeable to SPAC and the Company. SPAC shall comply with all requirements of the EarlyBird Engagement Letter in connection with the payment of a portion of the Transaction Fee (as defined in the EarlyBird Engagement Letter) in Company Shares.

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Section 9.4 Inspection. Except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligations), and to the extent permitted by applicable Law, SPAC shall afford the Company and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of SPAC, and solely for purposes in furtherance of the Transactions, to all of SPAC’s books (including, but not limited to, Tax Returns and work papers of, and correspondence with, SPAC’s independent auditors), Contracts, commitments, records and appropriate officers and employees of SPAC, and shall furnish such Representatives all financial and operating data and other information concerning the affairs of SPAC, to the extent then available, as such Representatives may reasonably request, except, in each case, to the extent that SPAC reasonably determines that providing such access or data or information would (a) unreasonably disrupt the normal operations of SPAC, (b) violate any contractual, fiduciary or legal duty or obligation to which SPAC is subject (provided that, to the extent possible, the parties hereto shall cooperate in good faith to permit disclosure of such information in a manner that complies with such duty or obligation), or (c) result in the disclosure of information reasonably pertinent to any Action in which SPAC or any of its Affiliates, on the one hand, and the members of the Company or any of their respective Affiliates, on the other hand, are adverse parties. All information obtained from SPAC by the Company or its Representatives pursuant to this Section 9.4 shall be subject to the Confidentiality Agreement.

Section 9.5 SPAC Public Filings. From the date hereof through the Merger Effective Time, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply with its reporting obligations under applicable Laws.

Section 9.6 Shareholder Litigation. Without limiting Section 9.3 above, in the event that any litigation related to this Agreement, any other Transaction Document or the Transactions is brought, or, to the knowledge of SPAC, threatened in writing, against SPAC or the board of directors of SPAC by any shareholders of SPAC prior to Closing, SPAC shall promptly after becoming aware of such litigation notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (at its own cost and subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall consider in good faith the Company’s suggestions with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 9.7 Section 16 Matters. Prior to the Closing Date, SPAC shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of SPAC Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to the Company, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE X

JOINT COVENANTS

Section 10.1 Regulatory Approvals; Other Filings.

(a)     Each of the Company, MultiplAI, SPAC and Merger Sub shall use its reasonable best efforts to cooperate in good faith with any Governmental Authority and use its reasonable best efforts to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers, and to provide any necessary or advisable regulatory notifications in connection with the Transactions (the “Regulatory Approvals”) as soon as reasonably practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, MultiplAI, SPAC and Merger Sub shall use reasonable best efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as reasonably possible after the execution of this Agreement.

(b)    With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, MultiplAI, Merger Sub and SPAC shall (and, to the extent required, shall cause its Subsidiaries to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization

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and to provide any necessary or advisable regulatory notifications under Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by Law, the Company, Merger Sub and MultiplAI shall (and each of the Company, Merger Sub and MultiplAI shall cause its Subsidiaries to) promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, Merger Sub and MultiplAI, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and each party shall permit counsel to the Company and SPAC an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided that none of the parties shall extend any waiting period or comparable period or enter into any agreement with, or take or cause to be taken any action before, any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions without the written consent of the Company and SPAC. To the extent not prohibited by Law, each of the Company and MultiplAI agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company, MultiplAI and its respective counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, their respective agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

Section 10.2 Preparation of Proxy Statement/Proxy/Registration Statement; SPAC Shareholders’ Meeting and Approvals.

(a)     Proxy/Registration Statement and Prospectus.

(i)           As promptly as reasonably practicable after the execution of this Agreement, the Company, MultiplAI, Merger Sub and SPAC shall jointly prepare, and the Company shall, after delivery of the applicable SEC Required Financials to SPAC, file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including a notice of the SPAC Shareholders’ Meeting proxy statement and prospectus, the “Proxy/Registration Statement”) among other things, registering the Company Shares and Company Warrants issuable to the SPAC Shareholders pursuant to this Agreement and relating to the SPAC Shareholders’ Meeting to approve and adopt: (A) the authorization of the Merger and the authorization and approval of the Plan of Merger, authorization for SPAC to enter into the Plan of Merger, (B) this Agreement, the other Transaction Documents and the Business Combination, (C) an amendment to the SPAC’s Governing Documents to provide that the requirement that the SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) prior to redeeming SPAC Ordinary Shares or consummating an initial Business Combination may be evaluated based on the net tangible assets of the SPAC or of the surviving public company following an initial Business Combination (the “Governing Documents Proposal”), (D) the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or any proposal in (E), and (E) any other proposals as the SEC (or staff member thereof) indicates are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and any other proposals as reasonably agreed in writing by SPAC and the Company to be necessary or appropriate in connection with the Transactions (such proposals in (A) through (E), collectively, the “Transaction Proposals”). Without the prior written consent of the Company, which consent will not be unreasonably withheld, conditioned or delayed, the Transaction Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

(ii)          SPAC, the Company, Merger Sub and MultiplAI shall (and the Company and MultiplAI shall cause each of its Subsidiaries to) each use its reasonable best efforts to (A) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (B) respond as promptly

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as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (C) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (D) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, MultiplAI, SPAC and Merger Sub shall (and the Company and MultiplAI shall cause each of its Subsidiaries to) use its reasonable best efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Company Shares pursuant to this Agreement. Each of the Company, MultiplAI, SPAC and Merger also agrees to (and shall cause each of its Subsidiaries to) use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions, and the Company and Merger Sub shall furnish all information concerning the Company, its Subsidiaries, MultiplAI, its Subsidiaries, and Merger Sub and any of their respective members or shareholders as may be reasonably requested in connection with any such action.

(iii)         As promptly as reasonably practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall use reasonable best efforts to cause the Proxy/Registration Statement to be mailed to the shareholders of SPAC as of the record date of the SPAC Shareholders’ Meeting. Each of SPAC, the Company, Merger Sub and MultiplAI shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company, Merger Sub and MultiplAI or their respective Affiliates to any Governmental Authority (including Nasdaq) in connection with the Transactions.

(iv)         Subject to Section 13.6, the Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees.

(v)          No filing of, or amendment or supplement to, the Proxy/Registration Statement will be made (in each case including documents incorporated by reference therein) by SPAC or the Company without providing the other, to the extent not prohibited by applicable Law, with a reasonable opportunity to review and comment thereon and each party shall give reasonable and good faith consideration to any comments made by any other parties and their counsel. The Company will advise SPAC, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of any Company Shares or Company Warrants to be issued or issuable in connection with this Agreement (or upon exercise of any Company Warrants) for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide SPAC a reasonable opportunity to provide comments and amendments to any such filing. To the extent not prohibited by applicable Law, each of SPAC, the Company and MultiplAI will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with SPAC, the Company or MultiplAI or their counsel in any discussions or meetings with the SEC.

(vi)         Each of SPAC, the Company, Merger Sub and MultiplAI shall ensure that none of the information supplied by it or its Subsidiaries or on its behalf for inclusion or incorporation by reference in (A) the Proxy/Registration Statement will, at the time the Proxy/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Proxy/Registration Statement will, at the date it is first mailed to the shareholders of SPAC and at the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a

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material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(vii)        If at any time prior to the Merger Effective Time the Company, MultiplAI, Merger Sub or SPAC becomes aware that any information relating to the Company, MultiplAI, Merger Sub, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers set forth in the Proxy/Registration Statement is required to be amended, so that the Proxy/Registration Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of SPAC and shareholders of the Company.

(b)    SPAC Shareholders’ Approval.

(i)           As promptly as reasonably practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call and give notice of, and convene and hold the SPAC Shareholders’ Meeting to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals, obtaining the SPAC Shareholders’ Approval (including if necessary any adjournment of such meeting for the purpose of soliciting additional proxies in favor of obtaining the SPAC Shareholders’ Approval), and providing shareholders of SPAC with the opportunity to elect to effect a SPAC Share Redemption and such other matters as agreed to by SPAC and consented to by the Company (such consent not to be unreasonably withheld, delayed or conditioned).

(ii)          SPAC will use its commercially reasonable efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including SPAC Shareholders’ Approval, and (B) obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the SPAC’s Governing Documents.

(iii)         SPAC (A) shall consult with the Company regarding the record date and the date of the SPAC Shareholders’ Meeting, and (B) shall not adjourn the SPAC Shareholders’ Meeting more than twice (and in that event, for no more than thirty (30) days in the aggregate) without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided that SPAC shall not be required to adjourn or propose to adjourn the SPAC Shareholders’ Meeting.

(iv)         Notwithstanding the foregoing provisions of this Section 10.2, if on a date for which the SPAC Shareholders’ Meeting is scheduled, SPAC has not received proxies representing a sufficient number of SPAC Class A Ordinary Shares to obtain the SPAC Shareholders’ Approval, whether or not a quorum would be present, SPAC shall have the right in accordance with the SPAC’s Governing Documents to postpone the SPAC Shareholders’ Meeting to another place, day, and/or hour. It is further acknowledged and agreed that, pursuant to the SPAC’s Governing Documents, (I) if a quorum is not present within half an hour of the time appointed for the SPAC Shareholders’ Meeting, the SPAC Shareholders’ Meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as is determined by the SPAC Board and (II) if at the adjourned meeting a quorum is not present within half an hour of the time appointed for such adjourned meeting, then the SPAC Shareholders’ present shall be a quorum.

(v)          The Proxy/Registration Statement shall include a statement to the effect that the SPAC Board has unanimously recommended that the shareholders of SPAC vote in favor of the Transaction Proposals at the SPAC Shareholders’ Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation.

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Section 10.3 Support of Transaction. Without limiting any covenant contained in Article VIII or Article IX, SPAC, the Company and MultiplAI shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of SPAC, the Company, Merger Sub or MultiplAI or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article XI or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided that the Company, MultiplAI, and SPAC shall not be required to act or omit to take any action that would constitute a breach of Section 8.1, Section 8.2 or Section 9.3, respectively.

Section 10.4 Tax Matters.

(a)     All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement shall be paid for by the Company pursuant to Section 13.6.

(b)    Within ninety (90) days after the end of each taxable year of the Company: (i) the Company shall determine its status as a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”); and (ii) if the Company determines that it was a PFIC for such taxable year, the Company shall determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”). If the Company determines that it was a PFIC for such taxable year, the Company shall use commercially reasonable efforts to provide the statements and information electronically on a per-share basis (including a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable shareholders of the Company and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with the provisions of the Code with respect to PFICs, including making and complying with the requirements of a “qualified electing fund” election pursuant to Section 1295 of the Code with respect to the Company and any Non-US Subsidiary that is also a PFIC.

(c)     Neither the Company nor any of its Subsidiaries shall prepare and file any Tax Return treating the Company or any such Subsidiary as a “domestic corporation” under Section 7874 of the Code, and the Company shall not, and shall cause their Subsidiaries not to, take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code.

(d)    The obligations under this Section 10.4 shall survive the Closing.

Section 10.5 Cooperation; Consultation. Prior to the Closing, each of the Company, MultiplAI, Merger Sub and SPAC shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their respective Representatives to reasonably cooperate in a timely manner in connection with any financing arrangement that SPAC and the Company mutually agree to seek in connection with the Transactions (it being understood and agreed that the consummation of any such financing by the Company, MultiplAI, or SPAC shall be subject to the mutual agreement of the Company, MultiplAI and SPAC), including (if mutually agreed by the Company, MultiplAI and SPAC) (a) by providing such information and assistance as the other party may reasonably request, (b) granting such reasonable access to the other party and its Representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company, MultiplAI and their Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, MultiplAI, SPAC, or their respective auditors.

Section 10.6 Indemnification and Insurance.

(a)     From and after the Merger Effective Time, the Company agrees that it shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of (i) the Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such) (the “Company Indemnified Parties”) and (ii) SPAC and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such) (the “SPAC Indemnified Parties” and together with the Company

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Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Company, SPAC or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and each of their respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Company shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Merger Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s, SPAC’s and their Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, SPAC or their respective Subsidiaries, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)    The Company shall obtain and maintain in effect prior to the Closing, a fully paid “tail” directors’ and officers’ liability insurance policy covering the D&O Indemnified Parties for a period of six (6) years from the Closing Date on terms consistent with market standard for U.S. publicly listed companies, which terms shall not be less favorable than the terms of current insurance coverage (true, correct and complete copies of which have been heretofore made available to the Company, SPAC or their respective Representatives, as applicable).

(c)     Notwithstanding anything in this Agreement to the contrary, (i) this Section 10.6 shall survive Closing indefinitely and shall be binding, jointly and severally, on the Company and the Surviving Subsidiary and all of their respective successors and assigns; and (ii) in the event that the Company and the Surviving Subsidiary or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, each of the Company and the Surviving Subsidiary shall ensure that proper provision shall be made so that the successors and assigns of the Company and the Surviving Subsidiary, as applicable, shall succeed to the obligations set forth in this Section 10.6.

(d)    On or prior to the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of the Company, which indemnification agreements shall continue to be effective following the Closing.

(e)     The provisions of this Section 10.6: (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Closing and the Surviving Subsidiary and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party.

Section 10.7 PIPE Investment.

(a)     SPAC and the Company shall use commercially reasonable efforts to obtain the PIPE Investment from investors mutually agreed upon between SPAC and the Company on terms and in amounts reasonably agreed upon by SPAC and the Company. SPAC, the Company and MultiplAI agree, and shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with (i) the arrangement of any PIPE Investment, and (ii) the marketing of the Transactions in the public markets, including by (A) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions

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with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (B) assisting with the preparation of customary materials, (C) providing the financial statements and such other financial information regarding the Company and MultiplAI as is reasonably requested in connection therewith, subject to confidentiality obligations reasonably acceptable to the Company and MultiplAI, (D) taking all corporate actions that are necessary or customary to obtain the PIPE Investment and market the Transactions, and (E) otherwise reasonably cooperating in the efforts to obtain the PIPE Investment and market the Transactions.

(b)    In the event SPAC and the Company obtain any PIPE Investment, each shall use its reasonable best efforts to (i) comply with their obligations under the PIPE Subscription Agreements, (ii) in the event that all conditions in the PIPE Subscription Agreements have been satisfied (other than conditions that by their nature are to be satisfied at Closing), consummate the transactions contemplated by the PIPE Subscription Agreements at or prior to Closing; and (iii) enforce their rights under the PIPE Subscription Agreements in the event that all conditions in the PIPE Subscription Agreements have been satisfied (other than conditions that by their nature are to be satisfied at Closing), to cause the applicable PIPE Investor to contribute to the Company the applicable portion of the PIPE Investment set forth in the applicable PIPE Subscription Agreement at or prior to Closing. SPAC and the Company shall give each other prompt written notice upon (i) becoming aware of any breach or default by any party to any of the PIPE Subscription Agreements or any termination (or purported termination) of any of the PIPE Subscription Agreements, (ii) the receipt of any written notice or other written communication from any party to any PIPE Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any PIPE Subscription Agreement or any provisions of any PIPE Subscription Agreement and (iii) if SPAC or the Company does not expect the Company to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the PIPE Subscription Agreements. SPAC and the Company shall not permit, without each other the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the PIPE Subscription Agreements.

Section 10.8 Exclusivity.

(a)     During the Interim Period, but only to the extent not inconsistent with the fiduciary duties of the SPAC Board, (i) SPAC shall not, and will direct its Representatives acting on its behalf not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage, submit an indication of interest for, any inquiries, proposals or offer that would reasonably be expected to constitute or lead to, a Competing SPAC Transaction or (B) participate in any negotiations with any third-party regarding a Competing SPAC Transaction; (ii) SPAC will, and will cause its Representatives to, (A) terminate immediately any negotiations with any third-party relating to a Competing SPAC Transaction and (B) promptly advise the Company in writing of any proposal regarding a Competing SPAC Transaction involving third-party that it may receive (it being understood that SPAC will not be required to inform the Company of the identity of the person making such proposal or the material terms thereof).

(b)    During the Interim Period, (i) the Company shall not, and shall not permit the Parent or any of the Company’s Subsidiaries to, and shall direct its Representatives acting on its behalf not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage, submit an indication of interest for, any inquiries, proposals or offer from any person relating to a Competing Company Transaction, (B) participate in any discussions or negotiations with any person regarding, or furnish or make available to any person any information relating to the Company or its Subsidiaries with respect to, a Competing Company Transaction, other than to make such person aware of the provisions of this Section 10.8 or (C) enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with any person relating to a Competing Company Transaction; (ii) the Company shall, and shall cause its Representatives to (A) terminate immediately any negotiations with any person relating to a Competing Company Transaction and (B) promptly advise SPAC of any proposal regarding a Competing Company Transaction that it may receive (it being understood that the Company will not be required to inform SPAC of the identity of the person making such proposal or the material terms thereof).

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Section 10.9 Stock Exchange Listing. The Company and SPAC shall use their respective reasonable best efforts to cause the Merger Consideration, to be issued in the form of Company Shares and Company Warrants and Company Shares that will become issuable upon the exercise of the Company Warrants, to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 10.10 Delisting and Deregistration. The Company and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, shares of SPAC Class A Ordinary Shares and SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective Company securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by the Company) as of the Closing Date or as soon as practicable thereafter.

Section 10.11 Other Transaction Documents. Each party to this Agreement (in accordance with Exhibit F and Exhibit G hereunder) that is expected to be a party to the Registration Rights and Lock-up Agreement or the Assignment, Assumption and Amendment Agreement (the “Other Transaction Documents”) shall, subject to the terms and conditions hereunder, execute and deliver on the Closing Date such Other Transaction Documents. Furthermore, each party to this Agreement shall (a) cause its respective Affiliates expected to be a party to any of the Other Transaction Documents to, and (b) exercise reasonable best efforts to cause each other Person required to be a party to the Other Transaction Documents to, subject to the terms and conditions hereunder, execute and deliver on the Closing Date such Other Transaction Documents.

Section 10.12 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, during the Interim Period, unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of the parties hereto shall use its reasonable best efforts to consult with each other before issuing or having any of their Affiliates issue any press release or otherwise making any public statements (including through social media platforms) with respect to any Transaction Document, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of SPAC and the Company (such consent not to be unreasonably withheld, conditioned or delayed), except as otherwise required by Law or listed company exchange requirements.

ARTICLE XI
CONDITIONS TO OBLIGATIONS

Section 11.1 Conditions to Obligations of SPAC, the Company, Merger Sub and MultiplAI at Closing. The obligations of SPAC, the Company, Merger Sub, and MultiplAI to consummate, or cause to be consummated, the Transactions (including the Merger) are each subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the party or parties whose obligations are conditioned thereupon:

(a)     the SPAC Shareholders’ Approval shall have been obtained and remain in full force and effect;

(b)    the Proxy/Registration Statement shall have become effective under the Securities Act and no stop order then in effect suspends the effectiveness of the Proxy/Registration Statement and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn;

(c)     (i) the Company’s initial listing application with Nasdaq in connection with the Transactions shall have been and remain conditionally approved, and (ii) the Company Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(d)    no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “Restraint”), other than any such Restraint that is immaterial; and

(e)     SPAC or, provided the Governing Documents Proposal shall have been approved by the SPAC Shareholders, the Company, shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after accounting for SPAC Share Redemptions and giving effect to all amounts funded pursuant to SPAC hereunder, including pursuant to the Backstop Agreement.

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Section 11.2 Conditions to Obligations of SPAC at Closing. The obligations of SPAC to consummate, or cause to be consummated, the Transactions (including the Merger) are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)     the Company Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date). Each of the other representations and warranties of the Company contained in this Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception), shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b)    if the MultiplAI Share Purchase Agreement has not been terminated in accordance with its terms, the MultiplAI Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date). Each of the other representations and warranties of MultiplAI contained in this Agreement and the MultiplAI Share Purchase Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “MultiplAI Material Adverse Effect” or any similar qualification or exception), shall be true and correct in all respects at and as of the Closing Date as if made at the Closing Date (except with respect to such other representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a MultiplAI Material Adverse Effect;

(c)     the Merger Sub Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date). Each of the other representations and warranties of Merger Sub contained in this Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “material adverse effect” or any similar qualification or exception), shall be true and correct in all respects at and as of the Closing Date as if made at the Closing Date (except with respect to such other representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, would not reasonably be excepted to have a material adverse effect on Merger Sub;

(d)    each of the agreements and covenants of the Company and Merger Sub under this Agreement that are required to be performed as of or prior to the Closing shall have been performed or complied in all material respects;

(e)     no Company Material Adverse Effect shall have occurred between the date of this Agreement and the Merger Effective Time;

(f)     if the MultiplAI Share Purchase Agreement has not been terminated in accordance with its terms, each of the agreements and covenants of MultiplAI under this Agreement and the MultiplAI Share Purchase Agreement required to be performed as of or prior to the Closing shall have been performed or complied in all material respects;

(g)    if the MultiplAI Share Purchase Agreement has not been terminated in accordance with its terms, no MultiplAI Material Adverse Effect shall have occurred between the date of this Agreement and the Merger Effective Time;

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(h)    if the MultiplAI Share Purchase Agreement has not been terminated in accordance with its terms, evidence, satisfactory to SPAC, that the MultiplAI Contribution has occurred pursuant to documentation acceptable to SPAC;

(i)     evidence, satisfactory to SPAC, that the Restructuring has occurred pursuant to documentation acceptable to SPAC in accordance with the step plan set forth on Schedule 8.12 hereto;

(j)     counterpart signatures to the Registration Rights and Lock-up Agreement, duly executed by the Company, Parent, the shareholders of Parent specified therein, Theo, CIBIC, Bioceres S.A., the MultiplAI Shareholders and those other Persons specified therein (other than SPAC, Sponsor and any shareholder of SPAC);

(k)    counterpart signatures to the Assignment, Assumption and Amendment Agreement, duly executed by the Company; and

(l)     the Company shall have immediately prior to the Merger Effective Time:

(i)          no more than 34,000,000 issued and outstanding Company Shares (on a fully diluted basis after consummation of the Restructuring and the MultiplAI Contribution) in addition to any Company Shares issued pursuant to the PIPE Subscription Agreements and the Backstop Agreement; or

(ii)         if the transactions under the MultiplAI Share Purchase Agreement are not consummated and the MultiplAI Share Purchase Agreement is terminated, no more than 30,000,000 issued and outstanding Company Shares (on a fully diluted after consummation of the Restructuring), in addition to any Company Shares issued pursuant to the PIPE Subscription Agreements and the Backstop Agreement.

Section 11.3 Conditions to Obligations of Merger Sub and the Company at Closing. The obligations of Merger Sub and the Company to consummate, or cause to be consummated, the Transactions (including the Merger) are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)     the SPAC Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date). Each of the other representations and warranties of SPAC contained in this Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “SPAC Material Adverse Effect” or any similar qualification or exception), shall be true and correct in all respects at and as of the Closing Date as if made at the Closing Date (except with respect to such other representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;

(b)    each of the agreements and covenants of SPAC under this Agreement that are required to be performed as of or prior to the Closing shall have been performed or complied in all material respects;

(c)     no SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Merger Effective Time;

(d)    counterpart signatures to the Registration Rights and Lock-up Agreement, duly executed by SPAC, Sponsor and the shareholders of SPAC specified therein; and

(e)     counterpart signatures to the Assignment, Assumption and Amendment Agreement, duly executed by SPAC.

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Section 11.4 Conditions to Obligations of MultiplAI at Closing. The obligations of MultiplAI to consummate, or cause to be consummated, the Transactions (other than the closing of the transactions contemplated by the MultiplAI Share Purchase Agreement) is subject to the satisfaction of the following condition, which may be waived in writing by MultiplAI (but only with the prior written consent of the Company and SPAC):

(a)     the transactions contemplated by the MultiplAI Share Purchase Agreement shall have closed.

ARTICLE XII

TERMINATION/EFFECTIVENESS

Section 12.1 Termination. This Agreement may be terminated, and the Transactions abandoned prior to the Merger Effective Time:

(a)     by mutual written consent of the Company and SPAC;

(b)    by written notice from either the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that has become final and non-appealable and has the effect of making Closing illegal or which otherwise prevents or prohibits consummation of Closing, other than any such Restraint that is immaterial;

(c)     by written notice to SPAC from the Company if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment thereof;

(d)    by written notice to the Company from SPAC if there is any breach of any covenant or agreement on the part of the Company or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company, or Merger Sub shall have become untrue or inaccurate as of any subsequent date after the date of this Agreement, in any case such that any of the conditions specified in Section 11.2 would not be satisfied at Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or Merger Sub (as applicable) through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from SPAC of such breach, but only as long as the Company or Merger Sub (as applicable) continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 12.1(d) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(e)     in accordance with Section 8.13(b) or Section 8.13(c) if the MultiplAI Share Purchase Agreement has not been terminated by the MultiplAI Termination Deadline;

(f)     by written notice from either the Company or SPAC to the other if Closing has not occurred on or before December 9, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 12.1(f) by or on behalf of any party that either directly or indirectly through its Affiliates materially breaches or violates any representation, warranty, covenant, agreement or obligation contained herein and such material breach or violation is the principal cause of the failure to satisfy a condition set forth in Article XI on or prior to the Outside Date;

(g)    by written notice to SPAC from the Company if there is any breach of any covenant or agreement on the part of SPAC set forth in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate as of any subsequent date after the date of this Agreement, in any case such that any of the conditions specified in Section 11.3 would not be satisfied at Closing (a “Terminating SPAC Breach”), except that, if such Terminating SPAC Breach is curable by SPAC through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by SPAC of notice from the Company of such breach, but only as long as SPAC continues to exercise such reasonable best efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC

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Cure Period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 12.1(g) if the Company or Merger Sub is then in material breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement; or

(h)    by written notice to the Company from SPAC if any of the SEC Required Financials shall not have been delivered by the Company or MultiplAI, to SPAC on or prior to the applicable deadline specified for such SEC Required Financials in Section 8.4.

Section 12.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, MultiplAI, SPAC or Merger Sub, as the case may be, for any willful and material breach of this Agreement, except that the provisions of Article I, this Section 12.2, Article XIII, and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Trust Account Waiver. Each of the Company, MultiplAI, and Merger Sub agrees that it has read the final prospectus of SPAC, dated December 1, 2021 and filed with the SEC (File No. 333-261247) on December 8, 2021 (the “Prospectus”), and current reports on Form 8-K of SPAC filed with the SEC on February 27, 2023 (the “February Form 8-K”), on September 13, 2023 (as amended by Amendment No. 1 to Form 8-K filed with the SEC on February 7, 2024, the “September Form 8-K”) and on December 14, 2023 (as amended by Amendment No. 1 to Form 8-K filed with the SEC on December 19, 2023 and Amendment No. 2 to Form 8-K filed with the SEC on February 7, 2024, the “December Form 8-K” and, collectively with the February Form 8-K and the September Form 8-K, the “Extension Form 8-Ks”) available at www.sec.gov, and each has informed SPAC that it understands that (i) SPAC has established a trust account (the “Trust Account”) containing the proceeds of the IPO and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including the public shareholders of the overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), (ii) shareholders of SPAC approved proposals on February 27, 2023 (the “February Extension Amendment Proposal”), on September 7, 2023 (the “September Extension Amendment Proposal”) and on December 8, 2023 (the “December Extension Amendment Proposal” and, collectively with the February Extension Amendment Proposal and the September Extension Amendment Proposal, the “Extension Amendment Proposals”), collectively extending the date by which SPAC must consummate a Business Combination to December 9, 2024 (which is thirty-six (36) months after the closing of the IPO), (iii) in connection with the vote to approve the Extension Amendment Proposals, certain shareholders of SPAC exercised their right to redeem their shares for an aggregate redemption amount of approximately $121,841,638.12, and that, (iv) except as otherwise described in the Prospectus and the Extension Form 8-Ks, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders with respect to SPAC Share Redemptions, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination by December 9, 2024, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses or (d) to SPAC after or concurrently with the consummation of a Business Combination. Each of the Company, MultiplAI, and Merger Sub hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement (other than in Section 9.1), none of the Company, MultiplAI, and Merger Sub or any of their respective Affiliates do now or shall at any time prior to the Merger Effective Time have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) in connection with any claim that arises as a result of, in connection with, or relating to, this Agreement or any other Transaction Document, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability under any Transaction Document (collectively, the “Released Claims”). Each of the Company, MultiplAI, and Merger Sub, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company, MultiplAI, or Merger Sub or any of their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) in connection with any Released Claims (including for an alleged breach of this Agreement or any other Transaction Document); provided, however, that the foregoing waiver will not limit or prohibit the Company, MultiplAI, or Merger Sub from pursuing a claim against SPAC, Sponsor or any other Person for legal relief against monies or other assets of SPAC or Sponsor or such Person held outside of the Trust Account (including any monies that are released from the Trust Account) or for specific performance or other equitable relief in connection with the Transactions contemplated herein. Each of the Company, MultiplAI, and Merger Sub

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agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into the Transaction Documents, and each of the Company, MultiplAI, and Merger Sub further intends and understands such waiver to be valid, binding and enforceable against the Company, MultiplAI, and Merger Sub and each of their respective Affiliates under applicable Law. To the extent the Company, MultiplAI, and Merger Sub or any of their respective Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which action or proceeding seeks, in whole or in part, monetary relief against SPAC, Sponsor or their respective Representatives, each of the Company, MultiplAI, and Merger Sub hereby acknowledges and agrees that the Company’s, MultiplAI’s, Merger Sub’s and each of their respective Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company, MultiplAI, Merger Sub or any of their respective Affiliates (or any person claiming on their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company, MultiplAI, Merger Sub or any of their respective Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief or otherwise, SPAC, its Affiliates, and their respective Representatives, as applicable, shall be entitled to recover from the Company, MultiplAI, Merger Sub and their respective Affiliates the associated legal fees and costs in connection with any such action, in the event SPAC, its Affiliates, or their respective Representatives, as applicable, prevails in such action or proceeding.

Section 13.2 Waiver. Any party to this Agreement may, at any time prior to Closing, by action taken in accordance with its respective Governing Documents and applicable Law, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement, and (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 13.3 Notices. All notices, requests, claims, demands and other communications required or permitted to be given or made hereunder shall be deemed to have been duly given or made upon receipt by the recipient, shall be in writing, and shall be delivered personally, by reputable international overnight courier, or by electronic mail to the intended recipient thereof at its address or at its email address set out below or to such other address or email address as a party or their counsel may from time to time notify the other parties in accordance with this Section 13.3. Any such notice, request, claim, demand or other communication shall be deemed to have been duly served (a) if given personally or sent by reputable international overnight courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; and (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery. The initial addresses and email addresses of the parties (and their counsel) for the purpose of this Agreement are:

(a)     If to SPAC, to:

****

with copies to (which shall not constitute notice):

****

(b)    If to Merger Sub, to:

****

with copies to (which shall not constitute notice):

****

(c)     If to the Company or MultiplAI, to:

****

with copies to (which shall not constitute notice):

****

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Section 13.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 13.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided that (a) the D&O Indemnified Parties may enforce Section 10.6; and (b) the Non-Recourse Parties may enforce Section 13.18.

Section 13.6 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that if Closing shall occur, the Company shall pay or cause to be paid (a) the SPAC Transaction Expenses, subject to the SPAC Transaction Expenses Cap, and (b) the Company Transaction Expenses at the Closing, in each case in accordance with Section 2.3(a)(vi). Sponsor shall pay or cause to be paid, (x) all unpaid SPAC Transaction Expenses in excess of the applicable SPAC Transaction Expenses Cap, (y) any expenses incurred by SPAC in its pursuit of potential acquisition or business targets other than the Company or that were not incurred by SPAC in connection with or in furtherance of the Transactions and (z) all fees and expenses incurred by SPAC solely relating to the Extension Amendment Proposals.

Section 13.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the fiduciary duties of the Company Board and the SPAC Board, the Merger and any exercise of appraisal and dissenters’ rights with respect to the Merger, shall in each case be governed by the laws of the Cayman Islands without regard to laws that may be applicable under conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the Cayman Islands to such matters).

Section 13.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.9 Electronic Execution of Transaction Documents. Except as may otherwise be required under applicable Law in a particular jurisdiction, the words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any Transaction Document (including any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Cayman Islands Electronic Transactions Act (As Revised), the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.10 Company Disclosure Letter, MultiplAI Disclosure Letter and SPAC Disclosure Letter. Each of the Company Disclosure Letter, the MultiplAI Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to the section of this Agreement to which it corresponds and to each other section of this Agreement or other section of the applicable Disclosure Letter to the extent it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other sections of this Agreement or the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may be disclosed even if not required under this Agreement. The disclosure of any information in any applicable Disclosure Letter shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Annex A-90

Section 13.11 Entire Agreement. This Agreement (together with each Disclosure Letter) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement, and the other Transaction Documents.

Section 13.12 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided that after the SPAC Shareholders’ Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the SPAC Shareholders.

Section 13.13 No Presumption Against Drafter. Each party hereto and its advisers cooperated in the drafting and preparation of this Agreement, and any and all drafts relating thereto may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

Section 13.14 Publicity.

(a)     All press releases or other public communications relating to this Agreement, the other Transaction Documents, or any of the Transactions, and the method of the release for publication thereof, shall prior to Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 13.14(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13.14(a). The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company.

(b)    The restriction in Section 13.14(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other parties in advance as to its form, content and timing. For the avoidance of doubt, disclosures resulting from the parties’ obligations under this Agreement shall be deemed not to violate Section 13.14(a); provided that each of the parties shall each use its reasonable best efforts to consult with each other before issuing or having any of their Affiliates issue any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement or any of the other Transaction Documents.

Section 13.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 13.16 Jurisdiction; Waiver of Jury Trial.

(a)     Any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect

Annex A-91

the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 13.16.

(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

Section 13.17 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 13.18 Non-Recourse. Except in the case of claims against a Person in respect of such Person’s fraud:

(a)     this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC and Merger Sub as named parties hereto; and

(b)    except to the extent it is a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of the Company, SPAC or Merger Sub and (ii) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 13.19 Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 12.1(g) or (y) in the case of claims against a Person in respect of such Person’s fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive Closing and each such representation, warranty, covenant, obligation, agreement and provision shall terminate and expire upon the occurrence of the Merger Effective Time (and there shall be no liability after Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after Closing (and any corresponding definitions included therein) and then only with respect to any breaches occurring after Closing and (b) this Article XIII and any corresponding definitions included herein.

Section 13.20 Conflicts and Privilege.

(a)     SPAC, the Company, MultiplAI, and Merger Sub, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Subsidiary), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after Closing between or among (x) the Sponsor, APx Corp Sponsor Group I, LLC, a Cayman Islands limited liability company, the shareholders or holders of other equity interests of SPAC or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Subsidiary) (collectively, the “SPAC Group”), on the one hand, and (y) MultiplAI, the Surviving Subsidiary and/or any member of the Company Group, on the other hand, any legal counsel, including Greenberg Traurig, P.A. (“Greenberg”), that represented SPAC

Annex A-92

and/or the Sponsor, prior to Closing may represent the Sponsor and/or any other member of the SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Subsidiary, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Subsidiary and/or any member of the SPAC Group. SPAC, MultiplAI, the Company and Merger Sub, on behalf of their respective successors and assigns (including, after Closing, the Surviving Subsidiary), further agree that, as to all legally privileged communications prior to Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Document or the Transactions between or among SPAC, the Sponsor and/or any other member of the SPAC Group, on the one hand, and Greenberg, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to members of the SPAC Group after Closing, and shall not pass to or be claimed or controlled by the Surviving Subsidiary. Notwithstanding the foregoing, any privileged communications or information shared by the Company or Merger Sub prior to Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

(b)    SPAC, the Company, MultiplAI, and Merger Sub, on behalf of their respective successors and assigns (including, after Closing, the Surviving Subsidiary), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after Closing between or among (x) the shareholders or holders of other equity interests of the Company or Merger Sub and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Group”), on the one hand, and (y) any member of the SPAC Group, on the other hand, any legal counsel, including Linklaters LLP (“Linklaters”) that was adverse to the Surviving Subsidiary prior to Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Subsidiary, and even though such counsel may have represented the Company and Merger Sub in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Subsidiary. SPAC, MultiplAI, the Company and Merger Sub, on behalf of their respective successors and assigns (including, after Closing, the Surviving Subsidiary), further agree that, as to all legally privileged communications prior to Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the Transactions between or among the Company, Merger Sub and/or any member of the Company Group, on the one hand, and Linklaters, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after Closing, and shall not pass to or be claimed or controlled by the Surviving Subsidiary. Notwithstanding the foregoing, any privileged communications or information shared by any member of the SPAC Group prior to Closing with the Company, Merger Sub, or MultiplAI under a common interest agreement shall remain the privileged communications or information of such member of the SPAC Group.

[Remainder of page intentionally left blank]

Annex A-93

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

APX ACQUISITION CORP. I
By:	/s/ Kyle P. Bransfield
Name: Kyle P. Bransfield
Title: Chief Executive Officer
OMNIGENICSAI CORP
By:	/s/ Federico Trucco
Name: Federico Trucco
Title: Director
HERITAS MERGER SUB LIMITED
By:	/s/ Federico Trucco
Name: Federico Trucco
Title: Director
MULTIPLAI HEALTH LTD
By:	/s/ Mark Paul Ramondt
Name: Mark Paul Ramondt
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A-94

EXHIBIT A

PLAN OF MERGER

[INTENTIONALLY OMITTED]

Annex A-95

EXHIBIT B

FORM OF AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF
THE COMPANY

[INTENTIONALLY OMITTED]

Annex A-96

EXHIBIT C

FORM OF ARTICLES OF THE SURVIVING SUBSIDIARY

[INTENTIONALLY OMITTED]

Annex A-97

EXHIBIT D

FORM OF VOTING AND SUPPORT AGREEMENT

[INTENTIONALLY OMITTED]

Annex A-98

Annex B

FORM OF PLAN OF MERGER

Dated [Date]

APx Acquisition Corp. I
Heritas Merger Sub Limited
OmnigenicsAI Corp

_______________________

PLAN OF MERGER

_______________________

This plan of merger (Plan) is dated [•] 2024

PARTIES:

1       APx Acquisition Corp. I, an exempted company incorporated in the Cayman Islands and having its registered office at Maples Corporate Services Limited, PO Box 309, George Town, Ugland House, Grand Cayman, Cayman Islands (the Surviving Company);

2       Heritas Merger Sub Limited, an exempted company incorporated in the Cayman Islands and having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Merging Company); and

3       OmnigenicsAI Corp, an exempted company incorporated in the Cayman Islands and having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (OmnigenicsAI)

(the Merging Company and the Surviving Company are together the Constituent Companies).

RECITALS:

A      On the date of this Plan, the Surviving Company has an authorised share capital of [US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each of which [insert number] Class A ordinary shares and [insert number] Class B ordinary shares are in issue.

B      On the date of this Plan, the Merging Company has an authorised share capital of US$50,000 divided into 500,000,000 ordinary shares of par value US$0.0001 each of which 1 Ordinary Share is in issue, which is held by OmnigenicsAI Corp (the Merging Company Shareholder).

C      The directors of the Constituent Companies and OmnigenicsAI deem it advisable that, and have resolved that, the Constituent Companies merge, pursuant to Part XVI of the Companies Act (Revised) and upon the terms and conditions hereinafter set forth, intending that the business carried on by the Merging Company shall, from the Effective Date (as defined below), be carried on by the Surviving Company.

D      OmnigenicsAI wishes to enter into this Plan solely for the purposes of clause 3.3.

AGREEMENT:

1       Merger

Upon the terms and subject to the conditions set forth below, at the Effective Date (as defined in clause 2), the Merging Company shall be merged with and into the Surviving Company (the Merger), after which the separate existence of the Merging Company shall cease and the Surviving Company shall be the surviving entity and shall continue to operate under its current name.

2       Effective Date

The Merger shall be effective on the date that the Plan is registered by the Registrar of Companies for the Cayman Islands (such date being the Effective Date).

3       Terms and conditions

3.1    Upon the Effective Date (but not before), the rights, property, business, undertaking, goodwill, benefits, immunities and privileges of the Merging Company shall vest in the Surviving Company in accordance with Section 236(1)(b) of the Companies Act, and the Surviving Company shall become liable for and subject, in the same manner as the Merging Company, to all mortgages, charges and security interests, and all contracts, obligations, claims, debts and liabilities of the Merging Company in accordance with Section 236(1)(c) of the Companies Act.

3.2    Upon the Effective Date, the Merging Company shall be struck from the Register of Companies.

Annex B-1

3.3    OmnigenicsAI undertakes and agrees (it being acknowledged that OmnigenicsAI will be the sole shareholder of the Surviving Company after the Merger) in consideration of the Merger to issue the Merger Consideration in accordance with the terms of the Business Combination Agreement.

4       Shares

4.1    The terms and conditions of converting shares in each constituent company into shares in the Surviving Company, are set out in the Business Combination Agreement dated 25 March 2024 and made between, amongst others, OmnigenicsAI, the Surviving Company and the Merging Company in the form annexed at Annexure 1 hereto as may be amended from time to time (the “Business Combination Agreement”).

4.2    From the Effective Date, the rights and restrictions attaching to the shares of the Surviving Company are set out in the M&A (as defined below).

5       Memorandum and articles of the Surviving Company

5.1    The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date, and the authorised share capital of the Surviving Company shall be as set out therein.

5.2    Upon the Effective Date, the authorised share capital of the Surviving Company shall be increased from US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each to US$50,000 divided into 50,000 Shares each of a par value of US$1.00 each by the cancellation of (i) 20,000,000 Class B ordinary shares of a par value of US$0.0001 each, (ii) 1,000,000 preference shares of a par value of US$0.0001 each, (iii) 199,950,000 Class A ordinary shares of a par value of US$0.0001 each, and the re-designation of 50,000 Class A ordinary shares of a par value of US$0.0001 each to 50,000 ordinary shares of a par value of US$1.00 each.

6       Directors

6.1    The names and addresses of the directors of the Surviving Company are:

Name	Address
[Name]	[Address]
[Name]	[Address]

6.2    No director of the Surviving Company or the Merging Company has received or will receive any benefit consequent upon the Merger.

7       Secured creditors

Neither the Surviving Company nor the Merging Company has any secured creditors.

8       Termination/amendment

At any time before the Effective Date this Plan may be:

(a)     terminated by the directors of the Surviving Company or the Merging Company; or

(b)    amended by the directors of the Surviving Company or the Merging Company to change the Effective Date (provided that the new Effective Date complies with the Act) or to change any other matter permitted by Section 235(1) of the Companies Act.

[Signature page follows.]

Annex B-2

Signed for and on behalf of APx Acquisition Corp. I

Signature	Signature
Name	Name
Director	Director

Signed for and on behalf of Heritas Merger Sub Limited

Signature	Signature

Name Director	Name Director
Signed for and on behalf of OmnigenicsAI Corp

Signature	Signature

Name Director	Name Director

Annex B-3

Annexure 1

Business Combination Agreement

Annex B-4

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex B-5

Annex C

AMENDMENT
TO
AMENDED AND RESTATED MEMORANDUM AND ARTICLES
OF ASSOCIATION
OF
APX ACQUISITION CORP. I

“RESOLVED, as a special resolution, that the amended and restated memorandum and articles of association of the Company be amended by:

(i)     the deletion of the existing Article 49.2 in its entirety and the insertion of the following language in its place:

49.2  Prior to the consummation of a Business Combination, the Company shall either:

(a)     submit such Business Combination to its Members for approval; or

(b)    provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s (or the combined company’s following such Business Combination) net tangible assets to be less than $5,000,001 upon consummation of such Business Combination. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

(ii)    the deletion of the existing Article 49.4 in its entirety and the insertion of the following language in its place:

49.4  At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company (or the combined company following such Business Combination) has net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

(iii)   the deletion of the existing Article 49.5 in its entirety and the insertion of the following language in its place:

49.5  Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned

Annex C-1

on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s (or the combined company’s following such Business Combination) net tangible assets to be less than $5,000,001 following such redemptions (the “Redemption Limitation”).”

Annex C-2

Annex D

FORM OF AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

Dated [            ]

Companies Act (Revised)
of the Cayman Islands

Company Limited by Shares

________________________

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
OMNIGENICSAI CORP

(ADOPTED BY SPECIAL RESOLUTION ON [•] 2024)

_________________________

Companies Act (Revised)
of the Cayman Islands

Company Limited by Shares

Amended and Restated
Memorandum of Association
of
OmnigenicsAI Corp

(Adopted by Special Resolution Dated [•] 2024)

1       The name of the Company is OmnigenicsAI Corp.

2       The Company was formerly known as Heritas Cayco.

3       The Registered Office of the Company shall be at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

4       The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

5       The liability of each Member is limited to the amount unpaid on such Member’s shares.

6       The share capital of the Company is [US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each].

7       The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8       Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

Dated [          ]

Companies Act (Revised)
of the Cayman Islands

Company limited by shares

_______________________

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF

OMNIGENICSAI CORP

(ADOPTED BY SPECIAL RESOLUTION ON [•] 2024)

_______________________

CONTENTS

Pages
1	Interpretation	D-1
2	Commencement of Business	D-3
3	Issue of Shares	D-3
4	Register of Members	D-3
5	Closing Register of Members or Fixing Record Date	D-3
6	Certificates for Shares	D-4
7	Transfer of Shares	D-4
8	Redemption, Repurchase and Surrender of Shares	D-4
9	Treasury Shares	D-5
10	Variation of Rights of Shares	D-5
11	Commission on Sale of Shares	D-5
12	Non Recognition of Trusts	D-5
13	Lien on Shares	D-6
14	Call on Shares	D-6
15	Forfeiture of Shares	D-7
16	Transmission of Shares	D-7
17	Amendments of Memorandum and Articles of Association and Alteration of Capital	D-8
18	Offices and Places of Business	D-8
19	General Meetings	D-8
20	Notice of General Meetings	D-9
21	Proceedings at General Meetings	D-9
22	Votes of Members	D-10
23	Proxies	D-11
24	Corporate Members	D-12
25	Shares that May Not be Voted	D-12
26	Directors	D-12
27	Powers of Directors	D-12
28	Appointment and Removal of Directors	D-12
29	Vacation of Office of Director	D-13
30	Proceedings of Directors	D-13
31	Presumption of Assent	D-14
32	Directors’ Interests	D-14
33	Minutes	D-15
34	Delegation of Directors’ Powers	D-15
35	No Minimum Shareholding	D-16
36	Remuneration of Directors	D-16
37	Seal	D-16
38	Dividends, Distributions and Reserve	D-16
39	Capitalisation	D-17
40	Books of Account	D-17
41	Audit	D-18
42	Notices	D-18
43	Winding Up	D-19
44	Indemnity and Insurance	D-19
45	Financial Year	D-20
46	Transfer by Way of Continuation	D-20
47	Mergers and Consolidations	D-20
Annex D-i

Companies Act (Revised)
of the Cayman Islands

Company limited by shares

Amended and Restated
Articles of Association

of

OmnigenicsAI Corp

(Adopted by Special Resolution Dated [•] 2024)

1            Interpretation

1.1         In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

Articles	means these amended and restated articles of association of the Company.
Audit Committee	means the audit committee of the board of directors of the Company established pursuant to Article 41.2 hereof, or any successor audit committee.
Auditor	means the person for the time being performing the duties of auditor of the Company (if any)
clearing house

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

Company	means the above named company.
Designated Stock Exchange	means any national securities exchange on which the securities of the Company are listed for trading, including Nasdaq Stock Market.
Directors	means the directors for the time being of the Company.
Dividend	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
Electronic Record	has the same meaning as in the Electronic Transactions Act (Revised).
Electronic Transactions Act	means the Electronic Transactions Act (Revised) of the Cayman Islands.
Member	has the same meaning as in the Statute.
Memorandum	means the amended and restated memorandum of association of the Company.
Ordinary Resolution

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

Ordinary Share	means an ordinary share of a par value of US$0.0001 in the share capital of the Company.

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Register of Members	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
Registered Office	means the registered office for the time being of the Company.
Seal	means the common seal of the Company and includes every duplicate seal.
SEC	means the United States Securities and Exchange Commission.
Share	means an Ordinary Share or a Preference Share and includes a fraction of a share in the Company.
Special Resolution	has the same meaning as in the Statute, and includes a unanimous written resolution.
Statute	means the Companies Act (Revised) of the Cayman Islands.
Treasury Share	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2         In the Articles:

(a)         words importing the singular number include the plural number and vice versa;

(b)         words importing the masculine gender include the feminine gender;

(c)         words importing persons include corporations as well as any other legal or natural person;

(d)         “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)         “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)          references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)         any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)         the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)          headings are inserted for reference only and shall be ignored in construing the Articles;

(j)          any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)         any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act (Revised);

(l)          sections 8 and 19(3) of the Electronic Transactions (Revised) shall not apply;

(m)        the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)         the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

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2            Commencement of Business

2.1         The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2         The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3            Issue of Shares

3.1         Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange and/or the SEC, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2         The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3         The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4         The Company shall not issue Shares to bearer.

4            Register of Members

4.1         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2         The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5            Closing Register of Members or Fixing Record Date

5.1         For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the requirements of the Designated Stock Exchange and/or the SEC, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2         In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3         If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be,

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shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6            Certificates for Shares

6.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3         If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4         Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5         Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange and/or the SEC may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7            Transfer of Shares

7.1         Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the applicable rules of the SEC and federal and state securities laws of the United States. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Article 3 on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2         The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange and/or the SEC or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8            Redemption, Repurchase and Surrender of Shares

8.1         Subject to the provisions of the Statute and, where applicable, the rules and regulations of the Designated Stock Exchange and/or the SEC, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

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8.2         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange and/or the SEC, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3         The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4         The Directors may accept the surrender for no consideration of any fully paid Share.

9            Treasury Shares

9.1         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2         The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10          Variation of Rights of Shares

10.1       Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of Article 17.2 hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2       For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3       The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11          Commission on Sale of Shares

11.1       The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12          Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

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13          Lien on Shares

13.1       The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2       The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3       To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4       The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14          Call on Shares

14.1       Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2       A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3       The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4       If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5       An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6       The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7       The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

Annex D-6

14.8       No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15          Forfeiture of Shares

15.1       If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2       If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3       A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4       A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5       A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6       The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16          Transmission of Shares

16.1       If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2       Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

Annex D-7

16.3       A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17          Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1       The Company may by Ordinary Resolution:

(a)         increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)         consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)         convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)         by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)         cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2       All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3       Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)         change its name;

(b)         alter or add to the Articles;

(c)         alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)         reduce its share capital or any capital redemption reserve fund.

18          Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19          General Meetings

19.1       All general meetings other than annual general meetings shall be called extraordinary general meetings.

Annex D-8

19.2       The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in October of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3       The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4       A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5       The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6       If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

19.7       A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

19.8       Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

20          Notice of General Meetings

20.1       At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)         in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)         in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety- five per cent in par value of the Shares giving that right.

20.2       The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21          Proceedings at General Meetings

21.1       No business shall be transacted at any general meeting unless a quorum is present. The holders of a simple majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

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21.2       A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3       A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4       If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5       The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6       If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7       The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8       When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9       A resolution put to the vote of the meeting shall be decided on a poll.

21.10     A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.11     A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.12     In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

22          Votes of Members

22.1       Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which he is the holder.

22.2       In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

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22.3       A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4       No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5       No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6       Votes may be cast either personally or by proxy (or in the case of a corporation or other non- natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7       A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23          Proxies

23.1       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2       The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3       The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4       The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

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24          Corporate Members

24.1       Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

24.2       If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

25          Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26          Directors

Unless otherwise determined by Ordinary Resolution, the minimum number of directors shall be one and the maximum shall be five.

27          Powers of Directors

27.1       Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2       All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3       The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28          Appointment and Removal of Directors

28.1       Immediately prior to the listing of the Shares on a Designated Stock Exchange, the directors shall by resolution classify themselves as Class I, Class II or Class III directors. The Class I directors shall stand appointed for a term expiring at the Company’s third annual general meeting, the Class II directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III directors shall stand appointed for a term expiring at the Company’s first annual general meeting.

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28.2       Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, directors appointed to succeed those directors whose terms expire shall be appointed for a term of office to expire at the first succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified.

28.3       Subject to Article 28.1 and 28.2, the Company may by Ordinary Resolution appoint any person to be a director or may be Ordinary Resolution remove any person as a director.

28.4       Subject to death, resignation or removal, and with the exception of those directors appointed prior to the first annual general meeting of the Company, each director shall serve a term of office that will expire at the first succeeding annual general meeting after their appointment or election.

28.5       A director may be removed from office with or without cause by:

(a)         (following the listing of the Shares on a Designated Stock Exchange but not at any time before) an Ordinary Resolution passed at a meeting of Members called for the purposes of removing the director or for purposes including the removal of the director; or

(b)         subject to Article 28.1 and 28.2, a resolution of directors passed by all of the other Directors (being not less than three in number) at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors (being not less than three in number).

28.6       The directors shall have power at any time to appoint any person to be a director who:

(a)         is recommended as a director nominee by any of the Members; and

(b)         is willing to act as a director, either to fill a vacancy or as an additional director. A director appointed to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28.7       A remaining director may appoint a director even though there is not a quorum of directors.

28.8       No appointment can cause the number of directors to exceed the maximum; and any such appointment shall be invalid.

29          Vacation of Office of Director

The office of a Director shall be vacated if:

(a)         the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)         the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)         the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)         the Director is found to be or becomes of unsound mind.

30          Proceedings of Directors

30.1       The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be three if there are three or more Directors, and shall be two if there are only two Directors and shall be one if there is only one Director.

30.2       Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

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30.3       A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4       A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5       A Director may, or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6       The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7       The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8       All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9       A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31          Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

32          Directors’ Interests

32.1       A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2       A Director may act by himself or by, through or on behalf of his firm in a professional capacity (other than the office of Auditor) for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

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32.3       A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4       No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5       A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33          Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

34          Delegation of Directors’ Powers

34.1       The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2       The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3       The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4       The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

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34.5       The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any chairman of the board of Directors, chief executive officer, president, chief financial officer, vice-presidents, secretary, assistant secretary, treasurer or any other officers as may be determined by the Directors) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members by Ordinary Resolution. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35          No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

36          Remuneration of Directors

36.1       The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

36.2       The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

37          Seal

37.1       The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

37.2       The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

37.3       A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

38          Dividends, Distributions and Reserve

38.1       Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

38.2       Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

38.3       The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

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38.4       The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

38.5       Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

38.6       The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

38.7       Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

38.8       No Dividend or other distribution shall bear interest against the Company.

38.9       Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

39          Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

40          Books of Account

40.1       The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account

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must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

40.2       The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

40.3       The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

41          Audit

41.1       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

41.2       Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange and/or the SEC, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

41.3       If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

41.4       The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

41.5       If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

41.6       Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

41.7       Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42          Notices

42.1       Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served in accordance with the requirements of the Designated Stock Exchange and the SEC.

42.2       Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying

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and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e- mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

42.3       A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

42.4       Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

43          Winding Up

43.1       If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

43.2       if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

43.3       if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

43.4       If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

44          Indemnity and Insurance

44.1       Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an Indemnified Person) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of

Annex D-19

the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

44.2       The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

44.3       The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

45          Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 30th June in each year and shall begin on 1st July in each year.

46          Transfer by Way of Continuation

46.1       If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

47          Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

Annex D-20

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Company M&A shall provide for indemnification of the Company’ officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through willful default or their own actual fraud.

The Company will enter into indemnification agreements with its directors and executive officers, agreeing to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was its director or officer. Except with respect to expenses to be reimbursed by it in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1#†

Business Combination Agreement, dated as of March 25, 2024, by and among APx Acquisition Corp. I, OmnigenicsAI Corp, Merger Sub Limited and MultiplAI Health Ltd. (included as Annex A to the proxy statement/prospectus).

3.1†	Amended and Restated Memorandum and Articles of Association of OmnigenicsAI, dated as of March 16, 2024.
3.2†	Form of Amended and Restated Memorandum and Articles of Association of OmnigenicsAI (included as Annex D to the proxy statement/prospectus).
3.3*

Amended Articles of Association of APx Acquisition Corp. I, dated February 27, 2023 of (incorporated by reference to Exhibit 3.1 to APx Acquisition Corp. I’s Form 8-K, File No. 001-41125, filed with the SEC on February 27, 2023).

4.1†

Warrant Agreement, dated December 6, 2021, by and between APx Acquisition Corp. I and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to APx Acquisition Corp. I’s Form 8-K, File No. 001-41125, filed with the SEC on December 9, 2021).

4.2†

Private Placement Warrants Purchase Agreement, dated December 6, 2021, between APx Acquisition Corp. I and APx Cap Sponsor Group I, LLC (incorporated by reference to Exhibit 10.4 to APx Acquisition Corp. I’s Form 8-K, File No. 001-41125, filed with the SEC on December 9, 2021).

4.3†	Form of Assignment, Assumption and Amendment Agreement with respect to the Warrant Agreement between APx Acquisition Corp. I, OmnigenicsAI and Continental Stock Transfer & Trust Company.
5.1†	Legal Opinion of Ogier (Cayman) LLP.
8.1*	Tax Opinion of Greenberg Traurig, P.A.
10.1†

Voting and Support Agreement, dated as of March 25, 2024 by and among APx Acquisition Corp. I, Templar LLC, OmnigenicsAI Corp and Heritas Ltd. (incorporated by reference to Exhibit 10.2 to APx Acquisition Corp. I’s Form 8-K, File No. 001-41125, filed with the SEC on March 29, 2024).

10.2†

Registration Rights Agreement, dated as of December 6, 2021, by and between APx Acquisition Corp. I, APx Cap Sponsor Group I, LLC and other investors (incorporated by reference to Exhibit 10.3 to APx Acquisition Corp. I’s Form 8-K, File No. 001-41125, filed with the SEC on December 9, 2021).

10.3†	Form of Registration Rights and Lock-Up Agreement.
10.4†	Backstop Agreement (incorporated by reference to Exhibit 10.3 to APx Acquisition Corp. I’s Form 8-K, File No. 001-41125, filed with the SEC March 29, 2024).

Exhibit Number	Description
10.5†

Amended and Restated Promissory Note by APx in favor of Templar LLC (incorporated by reference to Exhibit 10.2 to APx Acquisition Corp. I’s Form 8-K, File No. 001-41125, filed with the SEC February 12, 2024).

10.6†	Promissory Note by APx in favor of Bioceres, LLC (incorporated by reference to Exhibit 10.1 to APx Acquisition Corp. I’s Form 8-K, File No. 001-41125, filed with the SEC on August 28, 2024).
10.7†

IPO Letter Agreement, dated as of December 6, 2021, between SPAC, Initial Sponsor, Sponsor and Templar Subco (as amended on September 8, 2023 and March 21, 2024) (incorporated by reference to Exhibit 10.4 to APx Acquisition Corp. I’s Form 8-K, File No. 001-41125, filed with the SEC on February 7, 2024).

10.8†**	Reseller License Agreement term sheet, dated as of August 11, 2024 between OmnigenicsAI and MultiplAI.
10.9†**	Commercialization Agreement, dated January 3, 2017, between Centro de Diagnóstico Médico de Alta Complejidad S.A. and Heritas SAU.
10.10†	First Amendment to Commercialization Agreement, dated October 1, 2018, between Centro de Diagnóstico Médico de Alta Complejidad S.A. and Heritas SAU.
10.11†**	Services Agreement, dated March 11, 2024, between Meyer Lab S.A. and Heritas SAU.
10.12†**	First Amendment to the Services Agreement, dated November 1, 2024, between Meyer Lab S.A. and Heritas SAU.
10.13†	Promissory Note by APx in favor of Bioceres, LLC (incorporated by reference to Exhibit 10.1 to APx Acquisition Corp. I’s Form 8-K, File No. 001-41125, filed with the SEC on November 7, 2024).
10.14†	Placement Agency Agreement, dated October 17, 2022 (and terminated on August 22, 2023), between APx Acquisition Corp. I and EarlyBirdCapital, Inc.
10.15†	EarlyBird Engagement Letter, dated October 17, 2022 (as amended on August 22, 2023), between APx Acquisition Corp. I and EarlyBirdCapital, Inc.
10.16†	EarlyBird Letter Agreement, dated August 22, 2023, between APx Acquisition Corp. I and EarlyBirdCapital, Inc.
10.17†**	Second Amendment to Commercialization Agreement, dated February 1, 2025, between Centro de Diagnóstico Médico de Alta Complejidad S.A. and Heritas SAU.
21.1†	List of Subsidiaries of OmnigenicsAI Corp.
23.1	Consent of Price Waterhouse & Co. S.R.L.
23.2	Consent of Marcum LLP.
23.3†	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1).
23.4*	Consent of Greenberg Traurig, P.A. (included in Exhibit 8.1).
99.1*	Form of Proxy Card for APx Acquisition Corp. I (included as Annex D to the proxy statement/prospectus).
99.2†	Consent of Fabian Fay to be named as a director.
99.3†	Consent of Natalia Zang to be named as a director.
99.4†	Consent of Kyle Bransfield to be named as a director.
99.5	Consent of Sandra Sánchez-Oldenhage to be named as a director.
107†	Calculation of Filing Fee Tables.

____________

Notes:-

#        Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

†        Previously filed.

*        To be filed by amendment.

**      Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.

+        Management contract or compensatory plan or arrangement.

Item 22. Undertakings

(A)    The undersigned hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)    For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B)    The undersigned hereby undertakes:

(1)    that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)    That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(D)    The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one Business Day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(E)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 13, 2025.

OmnigenicsAI Corp
By:	/s/ Federico Trucco
Name:	Federico Trucco
Title:	Director
APx Acquisition Corp. I
By:	/s/ Kyle Bransfield
Name:	Kyle Bransfield
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kyle Bransfield	Chief Executive Officer, Chairman of the Board	June 13, 2025
Kyle Bransfield	(Principal Executive Officer)
*	Chief Financial Officer	June 13, 2025
Xavier Martinez	(Principal Financial and Accounting Officer)
*	Director	June 13, 2025
Daniel Braatz
*	Director	June 13, 2025
Alfredo Vara Alonso
*	Director	June 13, 2025
Daniel Mudd
*	Director	June 13, 2025
Fara Remtulla
*	Director	June 13, 2025
Thomas P.M. Barry
*By:	/s/ Kyle Bransfield
Kyle Bransfield
Attorney-in-fact pursuant to the power of attorney signed by each individual and previously filed with this Registration Statement on January 22, 2025.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this registration statement on Form F-4 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on June 13, 2025.

COGENCY GLOBAL INC.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.